Form 10-K, Exhibit 13
period 1996-12-31
PAMRAPO BANCORP INC
filed 1997-03-28
CIK 854071

                                  EXHIBIT 13
                      1996 ANNUAL REPORT TO STOCKHOLDERS

PAMRAPO BANCORP, INC. (NASDAQ/PBCI) IS THE HOLDING COMPANY FOR PAMRAPO SAVINGS BANK, S.L.A., FOUNDED IN 1886. PAMRAPO IS A COMMUNITY BANK SERVING HUDSON AND BERGEN COUNTIES THROUGH OFFICES IN BAYONNE, HOBOKEN AND FORT LEE, N.J. FINANCIAL SERVICES INCLUDE A FULL RANGE OF DEPOSIT, MORTGAGE AND CONSUMER LOAN PRODUCTS, AS WELL AS ANNUITIES AND MUTUAL FUNDS. TOTAL DEPOSITS AT DECEMBER 31, 1996 WERE $301 MILLION AND PRIMARILY CONSIST OF FIXED MATURITY (45%), PASSBOOK (39%), MONEY MARKET (7%), TRANSACTION (6%) AND NON-INTEREST BEARING (3%) DEPOSITS. THE BANK'S $213 MILLION GROSS LOAN PORTFOLIO CONSISTS ON ONE-TO-FOUR FAMILY \MULTI-FAMILY RESIDENTIAL MORTGAGE LOANS (72%), CONSTRUCTION AND COMMERCIAL REAL ESTATE LOANS (11%) AND CONSUMER LOANS (17%). IN ADDITION, THE BANK HAS A PORTFOLIO OF MORTGAGE-BACKED SECURITIES TOTALLING $110 MILLION.

                                     INDEX

Financial Highlights.......................................................  1

Letter to Stockholders.....................................................  2

Management's Discussion and Analysis of
Financial Condition and Results of Operations..............................  4

Consolidated Statements of Financial Condition............................. 11

Consolidated Statements of Income.......................................... 12

Consolidated Statements of Changes in Stockholders' Equity................. 13

Consolidated Statements of Cash Flows...................................... 14

Notes to Consolidated Financial Statements................................. 16

Independent Auditors' Report............................................... 32

Management Responsibility Statement........................................ 33

Selected Consolidated Financial Condition and
Other Data of the Corporation.............................................. 34

Stockholder Information.................................................... 35

Corporate Information...................................................... 36

Financial Highlights

                                       1994        1995        1996
----------------------------------------------------------------------
FOR THE YEAR (In thousands)

Interest income                       $ 30,466   $ 29,571     $ 28,035
Interest expense                        10,626     11,456       11,381
Net interest income                     19,840     18,115       16,654
Net income                               7,178      5,628        2,965
----------------------------------------------------------------------
AVERAGE FOR THE YEAR  (In thousands)

Assets                                 $394,527  $376,498     $367,247
Loans receivable                        219,697   220,001      213,122
Mortgage-backed securities              126,147   115,803      108,500
Investment securities                    18,039    11,195       11,725
Deposits                                320,772   302,488      301,975
Stockholders' Equity                     53,456    57,965       56,297
----------------------------------------------------------------------
SIGNIFICANT PERCENTAGES
Return on Average Assets                   1.82%     1.49%        0.81%
Return on Average Equity                  13.43%     9.71%        5.27%
Interest Rate Spread                       4.86%     4.51%        4.23%
----------------------------------------------------------------------
YEAR END (In thousands)

Assets                                 $384,085  $371,365     $362,910
Loans receivable                        222,472   218,140      207,405
Securities available for sale            19,471    28,427       22,232
Mortgage-backed securities              114,032    96,565       96,727
Investment securities                     2,096        99           --
Deposits                                305,910   298,901      300,785
Stockholders' Equity                     55,372    59,375       53,509
----------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

GENERAL

Pamrapo Bancorp, Inc. (the "Company") owns 100% of the issued and outstanding stock of Pamrapo Savings Bank, SLA (the "Bank"), which is the primary asset of the Company. The Company's business is conducted principally through the Bank.

BUSINESS OF THE COMPANY

The Bank's principal business has been and continues to be attracting retail deposits from the general public and investing those deposits, together with funds generated from operations, primarily in one-to-four family, owner occupied residential mortgage loans. In addition, in times of low loan demand, the Bank will invest in mortgage-backed securities to supplement its lending portfolio. The Bank also invests, to a lesser extent, in multi-family residential mortgage loans, commercial real estate loans, home equity and second mortgage loans, and consumer loans.

The earnings of the Bank depend primarily upon the level of net interest income, which is the difference between the interest earned on assets such as loans, mortgage-backed securities, investments and other interest-earning assets and the interest paid on liabilities such as deposits and borrowings. Net interest income is affected by many factors, including regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flow. Net interest income is also affected by the amount, composition and relative interest rates of the Bank's assets and liabilities and by the repricing of such assets and liabilities. The Bank is vulnerable to interest rate fluctuations to the extent that its interest-bearing liabilities mature or reprice more rapidly than its interest-earning assets. Such asset/liability structure may result in lower net interest income during periods of rising interest rates and may be beneficial in times of declining interest rates. The Bank's net income is also affected by provisions for loan losses, non-interest income, non-interest expenses and income taxes.

FINANCIAL CONDITION

The Company's consolidated assets at December 31, 1996 totaled $362.9 million, which represents a decrease of $8.5 million, or 2.29%, when compared to $371.4 million at December 31, 1995.

Investment securities held to maturity of $99,000 at December 31, 1995 matured during the year ended December 31, 1996. Securities available for sale decreased $6.2 million, or 21.83%, to $22.2 million at December 31, 1996 when compared with $28.4 million at December 31, 1995. The decrease during the year ended December 31, 1996 resulted primarily from proceeds from maturities and calls of and repayments on securities available for sale amounting to $8.8 million along with an increase of unrealized loss on such portfolio of $247,000 which offset purchases of securities available for sale of $3.0 million.

Mortgage-backed securities held to maturity totaled $96.7 million and $96.6 million at December 31, 1996 and 1995, respectively. During the year ended December 31, 1996, purchases totaled $12.7 million and principal repayments amounted to $12.5 million.

Net loans amounted to $207.4 million and $218.1 million at December 31, 1996 and 1995, respectively, which represents a decrease of $10.7 million or 4.91%. During the year ended December 31, 1996, loan principal repayments exceeded loan originations by $7.7 million due to a lack in loan demand. During the year ended December 31, 1996, the Bank transferred eighteen mortgage loans totaling $2.2 million to foreclosed real estate. Additionally, the Bank provided $644,000 as a provision for loan losses during the year ended December 31, 1996. At December 31, 1996 and 1995, loans delinquent ninety days or more totaled $10.5 million or 5.06% of loans receivable and $10.9 million or 4.98% of loans receivable, respectively.

Foreclosed real estate amounted to $2.0 million and $1.5 million at December 31, 1996 and 1995, respectively. At December 31, 1996, foreclosed real estate consisted of twenty one properties, of which fourteen were residential, four were land and three were commercial properties. During the year ended December 31, 1996, thirteen properties with a combined book value of $1.5 million were sold and another five properties with a combined book value of $317,000 remain under contract for sale. At December 31, 1995, foreclosed real estate consisted of sixteen properties, of which nine were residential, six were land and one was a commercial property. At December 31, 1996 and 1995, non-performing assets totaled $12.5 million or 3.44% of total assets and $12.4 million or 3.32% of total assets, respectively.

Other assets amounted to $1.9 million and $640,000 at December 31, 1996 and 1995, respectively. The increase during 1996 was primarily due to an increase in refundable income taxes of $900,000.

Total deposits at December 31, 1996 increased $1.9 million to $300.8 million compared to $298.9 million at December 31, 1995.

Advances from the Federal Home Loan Bank of New York ("FHLB-NY") totaled $3.6 million and $7.6 million at December 31, 1996 and 1995, respectively. The decrease, during the year ended December 31, 1996, in advances from the FHLB-NY resulted from repayments of advances of $11.0 million offset in part by new advances of $7.0 million.

Stockholders' equity amounted to $53.5 million and $59.4 million at December 31, 1996 and 1995, respectively. During the years ended December 31, 1996 and 1995, net income of $3.0 million and $5.6 million, respectively, was recorded and cash dividends of $3.3 million and $2.4 million, respectively, were paid on the Company's common stock. The dividend paid during the year ended December 31, 1996 includes a special cash dividend of $0.10 per share, an aggregate of $345,000, declared on December 19, 1995 by the Board of Directors of the Company, payable on January 19, 1996 to the Company's shareholders of record on January 5, 1996. During the year ended December 31, 1996, the Company repurchased 294,000 shares of its common stock at prices ranging from $18.75 to $23.00 per share totalling $6.2 million, under the stock repurchase program and reissued 56,930 shares of its common stock from treasury stock for $328,000 as a result of the excercise of stock options by directors, officers and employees.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

NET INCOME

Net income decreased by $2.6 million, or 47.32%, to $3.0 million during the year ended December 31, 1996 compared with $5.6 million for the year ended December 31, 1995. The decrease in net income during the 1996 period was primarily from a charge of $2.0 million to recapitalize the Savings Association Insurance Fund ("the SAIF"). During the year ended December 31, 1996, a one-time special assessment was levied amounting to 65.7 basis points on SAIF assessable deposits held as of March 31, 1995. The after-tax charge of $1.3 million reduced net income for the year ended December 31, 1996 by $.40 per share. In addition, the results also reflect decreases in total interest income of $1.5 million and in non-interest income of $86,000, along with increases in non-interest expenses of $705,000, excluding the aforementioned special assessment and provision for loan losses of $233,000, which more than offset decreases in total interest expense of $75,000 and income taxes of $1.8 million.

INTEREST INCOME

Interest income on loans during the year ended December 31, 1996 decreased by $1.2 million, or 5.88%, to $19.2 million when compared to $20.4 million during 1995. During the years ended December 31, 1996 and 1995, the yield earned on the loan portfolio was 9.00% and 9.29% respectively. The average balance of loans outstanding during the years ended December 31, 1996 and 1995, totaled $213.1 million and $220.0 million, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

Interest on mortgage-backed securities decreased $373,000, or 4.84%, during the year ended December 31, 1996 to $7.3 million compared to $7.7 millon for 1995. During the year ended December 31, 1996, the average balance of mortgage-backed securities outstanding decreased $7.3 million, or 6.31%. The yield earned on the mortgage-backed securities portfolio increased six basis points from 6.65% in 1995 to 6.71% in 1996. The decrease in the average balance of mortgage-backed securities during 1996 resulted primarily from principal repayments which more than offset purchases of mortgage-backed securities.

Interest earned on investment securities increased by $127,000, or 16.30%, to $906,000 for the year ended December 31, 1996, when compared to $779,000 for 1995. The increase resulted from an increase of $530,000, or 4.73%, in the average balance of the investment securities portfolio, which includes U.S. Government and agency obligations, along with an increase of 77 basis points in the yield earned on the investment securities portfolio from 6.96% in 1995 to 7.73% in 1996.

Interest on other interest-earning assets decreased $37,000, or 5.68%, to $614,000 during the year ended December 31, 1996, compared to $651,000 for 1995. Such decrease was attributable to a decrease of 294 basis points in the yield earned on other interest-earning assets from 7.81% in 1995 to 4.87% in 1996, which more than offset an increase of $4.3 million, or 51.21%, in the average balance of other interest-earning assets outstanding. Such increase in the average balance of other interest-earning assets outstanding was primarily a result of increased levels of interest-bearing deposits in other banks.

INTEREST EXPENSE

Interest on deposits increased $441,000, or 4.11%, to $11.2 million during the year ended December 31, 1996 compared to $10.7 million for 1995. The increase during 1996 was attributable to an increase of 13 basis points in the Bank's average cost of interest-bearing deposits to 3.84% for 1996 from 3.71% for 1995, which more than offset a decrease of $1.6 million, or .55%, in the average balance of interest-bearing deposits outstanding. The increase in the Bank's cost of interest-bearing deposits reflected a trend of higher general market interest rates paid on deposits.

Interest on advances and other borrowed money decreased $517,000, or 71.51%, to $206,000 during the year ended December 31, 1996 compared to $723,000 for 1995. The decrease during 1996 was attributable to a decrease of $8.3 million in the average balance of advances and other borrowings outstanding, along with a decrease of eight basis points in the Bank's cost of borrowings to 6.11% for 1996 from 6.19% for 1995.

NET INTEREST INCOME

Net interest income for the year ended December 31, 1996, decreased $1.4 million, or 8.07%, from $18.1 million for 1995 to $16.7 million for 1996. The Bank's net interest rate spread decreased from 4.51% in 1995 to 4.23% in 1996 and its interest rate margin decreased from 5.10% in 1995 to 4.81% in 1996. These decreases primarily resulted from a six basis point increase in the cost of average interest-bearing liabilities from 3.81% in 1995 to 3.87% in 1996, along with a 22 basis point decrease in the yield on interest-earning assets to 8.10% in 1996 from 8.32% in 1995.

PROVISION FOR LOAN LOSSES

During the years ended December 31, 1996 and 1995, the Bank provided $644,000 and $411,000, respectively, for loan losses. At December 31, 1996 and 1995, the Bank's loan portfolio included loans totaling $10.5 million and $10.9 million, respectively, which were delinquent ninety days or more. The Bank maintains an allowance for loan losses based on management's evaluation of the risks inherent in its loan portfolio which gives due consideration to changes in general market conditions and in the nature and volume of the Bank's loan activity. The allowance for loan losses amounted to $2.8 million at December 31, 1996, representing 1.32% of total loans and 26.69% of loans delinquent ninety days or more compared to an allowance of $2.7 million at December 31, 1995, representing 1.22% of total loans and 25.09% of loans delinquent ninety days or more. During the years ended December 31, 1996 and 1995, the Bank charged off loans aggregating $638,000 and $1.3 million, respectively. The Bank monitors its loan portfolio and intends to continue to provide for loan losses based on its ongoing periodic review of the loan portfolio and general market conditions.

NON-INTEREST INCOME

Non-interest income decreased by $85,000, or 11.56%, to $650,000 during the year ended December 31, 1996 as compared to $735,000 for 1995. The decrease in non-interest income during 1996 resulted primarily from decreases in fees and service charges of $25,000 and miscellaneous income of $60,000.

NON-INTEREST EXPENSES

Non-interest expenses increased $2.7 million, or 27.83%, to $12.5 million during the year ended December 31, 1996 compared to $9.8 million for 1995. The increase during the year ended December 31, 1996 was primarily attributable to a one-time SAIF assessment of $2.0 million. Non-interest expenses other than a one-time SAIF assessment of $2.0 million increased $705,000, or 7.19%, in 1996 over the 1995 levels. Salaries and employee benefits, the major component of non-interest expenses, increased $221,000, or 4.55%, during the year ended December 31, 1996, while occupancy, equipment, legal, loss on foreclosed real estate and miscellaneous expenses increased by $104,000, $1,000, $66,000, $80,000 and $339,000, respectively, which increases were partially offset by decreases in advertising and federal insurance premium (exclusive of a one-time SAIF assessment) of $49,000 and $56,000, respectively. Non-interest expenses during the year ended December 31, 1996 include a non-recurring expense of $300,000 related to the 1996 Annual Meeting of Stockholders.

INCOME TAXES

Income tax expense totaled $1.2 million and $3.0 million during the years ended December 31, 1996 and 1995, respectively. The decrease in 1996 resulted primarily from a decrease in pre-tax income of $4.5 million from 1995 and a reduction of income tax expense of $250,000 resulting from the exercise of non-statutory stock options.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

NET INCOME

Net income decreased by $1.6 million, or 21.60%, to $5.6 million during the year ended December 31, 1995 compared with $7.2 million for the year ended December 31, 1994. The decrease in net income during the 1995 period was primarily due to decreases in total interest income of $895,000 and in non-interest income of $50,000, along with increases in total interest expense of $830,000 and in non-interest expenses of $691,000, which more than offset decreases in the provision for loan losses of $84,000 and in income taxes of $833,000.

INTEREST INCOME

Interest income on loans during the year ended December 31, 1995 increased nominally by $77,000, or 0.38%, to $20.445 million when compared to $20.368 million during 1994. During the years ended December 31, 1995 and 1994, the yield earned on the loan portfolio was 9.29% and 9.27%, respectively. The average balance of loans outstanding, during the years ended December 31, 1995 and 1994, totaled $220.0 million and $219.7 million, respectively.

Interest on mortgage-backed securities decreased $767,000, or 9.06%, during the year ended December 31, 1995 to $7.7 million compared to $8.5 millon for 1994. During the year

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL ended December 31, 1995, the average balance of mortgage-backed securities outstanding decreased $10.3 million, or 8.20%. In addition, the yield earned on the mortgage-backed securities portfolio decreased six basis points from 6.71% to 6.65%. The decrease in the average balance of mortgage-backed securities during 1995 resulted primarily from principal repayments which more than offset purchases of mortgage-backed securities.

Interest earned on investment securities decreased by $364,000, or 31.85%, to $779,000 for the year ended December 31, 1995, when compared to $1.1 million for 1994. The decrease resulted from a decrease of $6.8 million, or 37.94%, in the average balance of the investment securities portfolio, which more than offset an increase of 62 basis points in the yield earned on the investment securities portfolio from 6.34% in 1994 to 6.96% in 1995.

Interest on other interest-earning assets increased $160,000, or 32.59%, to $651,000 during the year ended December 31, 1995, compared to $491,000 for 1994. Such increase was attributable to an increase of 297 basis points in the yield earned on other interest-earning assets from 4.84% in 1994 to 7.81% in 1995, which more than offset a decrease of $1.8 million, or 17.83%, in the average balance of other interest-earning assets outstanding. Such decrease in the average balance of other interest-earning assets outstanding was primarily as a result of decreased levels of interest-bearing deposits in other banks.

INTEREST EXPENSE

Interest on deposits increased $725,000, or 7.24%, to $10.7 million during the year ended December 31, 1995 compared to $10.0 million for 1994. The increase during 1995 was attributable to an increase of 48 basis points in the Bank's average cost of interest-bearing deposits to 3.71% for 1995 from 3.23% for 1994, which offset a decrease of $20.8 million, or 6.70%, in the average balance of interest-bearing deposits outstanding. The increase in the Bank's cost of interest-bearing deposits reflected a trend of higher general market interest rates paid on deposits, which levelled off during the year ended December 31, 1994 before increasing in 1995.

Interest on advances and other borrowed money increased $106,000, or 17.18%, to $723,000 during the year ended December 31, 1995 compared to $617,000 for 1994. The increase during 1995 was attributable to an increase of 124 basis points in the Bank's cost of borrowings to 6.19% for 1995 from 4.95% for 1994, which was partially offset by a decrease of $797,000 in the average balance of advances and other borrowings outstanding.

NET INTEREST INCOME

Net interest income for the year ended December 31, 1995, decreased $1.7 million, or 8.70%, from $19.8 million for 1994 to $18.1 million for 1995. The Bank's net interest rate spread decreased from 4.86% in 1994 to 4.51% in 1995 and its interest rate margin decreased from 5.30% in 1994 to 5.10% in 1995. These decreases primarily resulted from a 52 basis point increase in the cost of average interest-bearing liabilities from 3.29% in 1994 to 3.81% in 1995, which was partially offset by a 17 basis point increase in the yield on interest-earning assets to 8.32% in 1995 from 8.15% in 1994.

PROVISION FOR LOAN LOSSES

During the years ended December 31, 1995 and 1994, the Bank provided $411,000 and $495,000, respectively, for loan losses. At December 31, 1995 and 1994, the Bank's loan portfolio included loans totaling $10.9 million and $12.8 million, respectively, which were delinquent ninety days or more. The Bank maintains an allowance for loan losses based on management's evaluation of the risks inherent in its loan portfolio which gives due consideration to changes in general market conditions and in the nature and volume of the Bank's loan activity. The allowance for loan losses amounted to $2.7 million at December 31, 1995, representing 1.22% of total loans and 25.09% of loans delinquent ninety days or more compared to an allowance of $3.7 million at December 31, 1994, representing 1.59% of total loans and 28.91% of loans delinquent ninety days or more. During the years ended December 31, 1995 and 1994, the Bank charged off loans aggregating $1.3 million and $911,000, respectively. The Bank monitors its loan portfolio and intends to continue to provide for loan losses based on its ongoing periodic review of the loan portfolio and general market conditions.

NON-INTEREST INCOME

Non-interest income decreased nominally by $50,000 to $735,000 during the year ended December 31, 1995 as compared to $785,000 for 1994. The decrease in non-interest income during 1995 resulted primarily from decreases in gain on sale of securities available for sale of $35,000 and miscellaneous income of $45,000 which offset an increase in fees and service charges of $30,000. During the year ended December 31, 1994, proceeds from sales of securities available for sale totaled $1.5 million and a net gain of $35,000 was realized on those sales.

NON-INTEREST EXPENSES

Non-interest expenses increased $692,000, or 7.59%, to $9.8 million during the year ended December 31, 1995 compared to $9.1 million for 1994. During the year ended December 31, 1994, the Bank signed a settlement agreement with another bank to settle a complaint filed, dealing with the responsibility for credit card losses, during the 1993 period. As a result of the loss recovery of $239,000, total non-interest expenses for the 1994 period were reduced. Non-interest expenses other than the recovery of credit card losses increased 4.84% in 1995 over the 1994 levels. Salaries and employee benefits, the major component of non-interest expenses, increased $72,000 or 1.50% during the year ended December 31, 1995, while equipment, advertising, legal, loss on foreclosed real estate and miscellaneous expenses increased by $55,000, $86,000, $200,000, $80,000 and $46,000, respectively, which increases were partially offset by decreases in occupancy and federal insurance premium of $43,000 and $42,000, respectively.

INCOME TAXES

Income tax expense totaled $3.0 million and $3.8 million during the years ended December 31, 1995 and 1994, respectively. The decrease in 1995 resulted primarily from a decrease in pre-tax income of $2.4 million over 1994.

LIQUIDITY AND CAPITAL RESOURCES

The Bank's primary sources of funds are deposits, amortization and prepayments of loan and mortgage-backed securities principal, FHLB-NY advances, maturities of investment securities and funds provided from operations. While scheduled loan and mortgage-backed securities amortization and maturities of investment securities are a relatively predictable source of funds, deposit flow and loan and mortgage-backed securities prepayments are greatly influenced by market interest rates, economic conditions and competition.

The Bank is required to maintain minimum levels of liquid assets as defined by the Office of Thrift Supervision ("OTS") regulations. This requirement, which may vary from time to time, depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio currently is 5%. The Bank's liquidity averaged 9.9% during December, 1996. The Bank adjusts its liquidity levels in order to meet funding needs for deposit outflows, payments of real estate taxes from escrow accounts on mortgage loans, repayment of borrowings, when applicable, and loan funding commitments. The Bank also adjusts its liquidity level as appropriate to meet its asset/liability objectives. In addition, the Bank invests its excess funds in federal funds and overnight deposits with the FHLB-NY, which provides liquidity to meet lending requirements. Federal funds sold and interest-bearing deposits in other banks at December 31, 1996 and 1995 amounted to $9.1 million and $4.6 million, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

The Bank's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. These activities are summarized below:


(In Thousands)
YEAR ENDED DECEMBER 31,                     1995       1996
--------------------------------------------------------------
--------------------------------------------------------------
Cash and cash
 equivalents-beginning                    $ 12,135   $ 13,894
--------------------------------------------------------------
Operating activities:
 Net income                                  5,628      2,965
 Adjustments to reconcile net
 income to net cash provided
 by operating activities                     1,461        411
--------------------------------------------------------------
Net cash provided by
 operating activities                        7,089      3,376
Net cash provided by
 investing activities                       13,680     15,358
Net cash (used in)
 financing activities                      (19,010)   (11,485)
Net increase in
 cash and cash equivalents                   1,759      7,249
--------------------------------------------------------------
Cash and cash equivalents-ending          $ 13,894   $ 21,143
--------------------------------------------------------------
--------------------------------------------------------------

Cash was generated by operating activities in each of the above periods. The primary source of cash from operating activities during each period was net income.

The primary sources of investing activities of the Bank are lending and investment in mortgage-backed securities. In addition to funding new loan production and the purchases of mortgage-backed securities through operations and financing activities, new loan production and the purchase of mortgage-backed securities were also funded by principal repayments on existing loans and mortgage-backed securities.

The primary uses of financing activities during the 1996 period resulted from the purchase of 294,000 shares of the Company's common stock for treasury for $6.2 million and a net decrease in advances from the FHLB-NY of $4.0 million.

Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as federal funds and interest-earning deposits. If the Bank requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB-NY, which provide an additional source of funds. At December 31, 1996 and 1995, advances from the FHLB-NY amounted to $3.6 million and $7.6 million, respectively.

The Bank anticipates that it will have sufficient funds available to meet its current loan commitments. At December 31, 1996, the Bank has outstanding commitments to originate mortgage loans of $3.5 million and to purchase mortgage-backed securities of $1.0 million. Certificates of deposit scheduled to mature in one year or less, at December 31, 1996, totaled $112.7 million. Management believes that, based upon historical experience, a significant portion of such deposits will remain with the Bank.

At December 31, 1996, the Bank exceeded each of the three OTS capital requirements. The Bank's tangible, core and risk-based capital ratios were 12.59%, 12.59% and 26.35%, respectively. The Bank qualifies as "well-capitalized" under the prompt corrective action regulations of the OTS.

IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements and the related data presented herein have been prepared in accordance with generally accepted accounting principles, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

Unlike most industrial companies, virtually all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a more significant impact on the Bank's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services because such prices are affected by inflation to a larger extent than interest rates.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                                  DECEMBER 31,
                                                                                           ---------------------------
                                                                            NOTE(S)            1995           1996
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and amounts due from depository institutions                                          $  9,293,609   $ 12,042,656
Interest-bearing deposits in other banks                                                      4,500,000      9,000,000
Federal funds sold                                                                              100,000        100,000
----------------------------------------------------------------------------------------------------------------------
     Total cash and cash equivalents                                      1 and 19           13,893,609     21,142,656
Securities available for sale                                             1, 2, 9 and 19     28,427,064     22,232,193
Investment securities held to maturity                                    1, 3, 9 and 19         99,000             --
Mortgage-backed securities held to maturity                               1, 4, 9 and 19     96,564,583     96,726,545
Loans receivable                                                          1, 5, 9 and 19    218,140,313    207,405,393
Foreclosed real estate                                                                 1      1,467,396      1,995,801
Investment in real estate                                                              1        307,375        300,080
Premises and equipment                                                       1, 6 and 10      3,716,785      3,630,828
Federal Home Loan Bank of New York stock, at cost                                      9      3,072,600      2,979,400
Interest receivable                                                          1, 7 and 19      2,954,256      2,677,043
Deferred tax asset                                                              1 and 15      1,536,030      1,496,514
Excess of cost over assets acquired                                                    1        545,850        424,550
Other assets                                                                          15        639,769      1,899,475
---------------------------------------------------------------------------------------------------------------------
     Total assets                                                                          $371,364,630   $362,910,478
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits                                                                        8 and 19   $298,900,764   $300,785,420
Advances from Federal Home Loan Bank of New York                                9 and 19      7,583,100      3,583,100
Other borrowed money                                                           10 and 19        459,855        293,094
Advance payments by borrowers for taxes and insurance                                         1,632,215      1,598,104
Other liabilities                                                                             3,413,267      3,141,799
---------------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                      311,989,201    309,401,517
---------------------------------------------------------------------------------------------------------------------
Commitments and contingencies                                              17, 18 and 19             --             --
STOCKHOLDERS' EQUITY                                        1, 10, 11, 12, 13, 14 and 15
Preferred stock; authorized 3,000,000 shares;
     issued and outstanding - none                                                                   --             --
Common stock; par value $.01; authorized
     7,000,000 shares; shares issued 3,450,000 (1995 and
      1996);
     shares outstanding 3,393,034 (1995) and 3,155,964 (1996)                                    34,500         34,500
Paid-in capital in excess of par value                                                       18,906,768     18,906,768
Retained earnings - substantially restricted                                                 41,284,431     40,944,218
Unrealized loss on securities available for sale, net                                           (41,154)      (196,935)
Debt of employee stock ownership plan                                                          (148,781)            --
Treasury stock, at cost; 56,966 shares (1995) and 294,036 shares (1996)                        (660,335)    (6,179,590)
---------------------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                                              59,375,429     53,508,961
---------------------------------------------------------------------------------------------------------------------
     Total liabilities and  stockholders' equity                                           $371,364,630   $362,910,478
---------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

                                                                                             YEAR ENDED DECEMBER 31,
                                                                                     -------------------------------------
                                                                        NOTE(S)      1994           1995           1996
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
Interest income:
     Loans                                                                   1    $20,367,629    $20,445,023   $19,191,106
     Mortgage-backed securities                                              1      8,463,230      7,695,969     7,323,334
     Investments                                                             1      1,143,386        778,920       905,838
     Other interest-earning assets                                                    491,349        651,434       614,239
--------------------------------------------------------------------------------------------------------------------------
       Total interest income                                                       30,465,594     29,571,346    28,034,517
--------------------------------------------------------------------------------------------------------------------------
Interest expense:
     Deposits                                                                8     10,009,152     10,733,652    11,174,695
     Advances and other borrowed money                                                616,826        722,556       205,937
--------------------------------------------------------------------------------------------------------------------------
       Total interest expense                                                      10,625,978     11,456,208    11,380,632
--------------------------------------------------------------------------------------------------------------------------
Net interest income                                                                19,839,616     18,115,138    16,653,885
Provision for loan losses                                              1 and 5        494,659        411,301       644,466
--------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                                19,344,957     17,703,837    16,009,419
--------------------------------------------------------------------------------------------------------------------------
Non-interest income:
     Fees and service charges                                                         427,737        457,319       431,924
     Gain on sale of securities available for sale                                     34,625             --            --
     Miscellaneous                                                                    322,929        277,262       217,881
--------------------------------------------------------------------------------------------------------------------------
       Total non-interest income                                                      785,291        734,581       649,805
--------------------------------------------------------------------------------------------------------------------------
Non-interest expenses:
     Salaries and employee benefits                                  13 and 14      4,789,871      4,861,549     5,082,192
     Net occupancy expense of premises                                                716,623        673,809       778,225
     Equipment                                                                        719,371        773,991       775,360
     Advertising                                                                       78,480        164,073       114,580
     Legal                                                                            250,017        450,483       516,292
     Federal insurance premium                                              16        760,602        718,276     2,684,879
     Loss on foreclosed real estate                                          1        123,485        203,399       283,187
     (Recovery of) credit card losses                                                (239,256)            --            --
     Amortization of intangibles                                             1        121,300        121,300       121,300
     Miscellaneous                                                                  1,795,278      1,840,520     2,179,858
--------------------------------------------------------------------------------------------------------------------------
       Total non-interest expenses                                                  9,115,771      9,807,400    12,535,873
--------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                         11,014,477      8,631,018     4,123,351
Income taxes                                                          1 and 15      3,836,403      3,003,220     1,158,483
--------------------------------------------------------------------------------------------------------------------------
Net income                                                                        $ 7,178,074    $ 5,627,798   $ 2,964,868
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
Net income per common share
     and common stock equivalents                                            1    $      2.12    $      1.65   $      0.90
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
Dividends per common share                                                   1    $      .485    $      .800   $      .900
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
Weighted average number of common shares
     and common stock equivalents outstanding                                1      3,379,293      3,417,475     3,308,540
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                              COST OF STOCK
                                                                                                CONTRIBUTED
                                                            UNREALIZED   UNREALIZED                  TO
                                               RETAINED      LOSS ON       LOSS ON   DEBT OF     MANAGEMENT
                                  PAID-IN      EARNINGS -   MARKETABLE   SECURITIES EMPLOYEES   RECOGNITION
                                 CAPITAL IN    SUBSTAN-       EQUITY     AVAILABLE    STOCK         AND
                         COMMON  EXCESS OF      TIALLY      SECURITIES,  FOR SALE   OWNERSHIP    RETENTION   TREASURY
                          STOCK  PAR VALUE    RESTRICTED       NET         NET         PLAN        TRUST       STOCK       TOTAL
                         ------- -----------  -----------   ----------- ----------- ---------- ------------- ----------- -----------
Balance -- December 31,
 1993                    $17,250 $18,975,913  $33,218,514   $(3,267)    $     --    $(545,531)   $(55,369) $(2,072,737) $49,534,773
Net income for the year
 ended December 31,
  1994                        --          --    7,178,074        --           --           --          --           --    7,178,074
Reduction in debt of
  Employee Stock Owner-
  ship Plan                   --          --           --        --           --      198,375          --           --      198,375
Stock split               17,250     (17,250)          --        --           --           --          --           --           --
Sales of treasury
  Stock                       --      87,874           --        --           --           --          --      108,538      196,412
Decrease in unrealized
  loss on marketable
  securities, net             --          --           --     3,267           --           --          --           --        3,267
(Increase) in unrealized
  loss on securities
  available for sale,
  net of taxes                --          --           --        --     (196,756)          --          --           --     (196,756)
Amortization of cost of
  stock contributed to
  the Management
  Recognition and Reten-
  tion Trust                  --          --           --        --          --            --      34,515           --       34,515
Cash dividends                --          --   (1,577,118)       --          --            --          --           --   (1,577,118)
------------------------------------------------------------------------------------------------------------------------------------
Balance -- December 31,
  1994                    34,500  19,046,537   38,819,470)       --    (196,756)     (347,156)    (20,854)  (1,964,199)  55,371,542
Net income for the
  year ended
  December 31, 1995           --          --    5,627,798        --          --            --          --           --    5,627,798
Reduction in debt of
  Employees Stock
  Ownership Plan              --          --           --        --          --       198,375          --           --      198,375
Sale of treasury stock        --    (139,769)    (442,713)       --          --            --          --    1,303,864      721,382
Decrease in unrealized
  loss on securities
  available for sale,
  net of taxes                --          --           --        --     155,602            --          --           --      155,602
Amortization of cost of
  stock contributed to
  the Management
  Recognition and Reten-
  tion Trust                  --          --           --        --          --            --      20,854           --       20,854
Cash dividends                --          --   (2,720,124)       --          --            --          --           --   (2,720,124)
------------------------------------------------------------------------------------------------------------------------------------
Balance -- December 31,
  1995                    34,500  18,906,768   41,284,431        --     (41,154)     (148,781)         --     (660,335)  59,375,429
Net income for the year
  ended December 31,
  1996                        --          --    2,964,868        --          --            --          --           --    2,964,868
Reduction in debt of
  Employees Stock Owner-
  ship Plan                   --          --           --        --          --       148,781          --           --      148,781
Purchase of treasury
 stock                        --          --           --        --          --            --          --   (6,179,188)  (6,179,188)
Sale of treasury stock        --          --     (331,960)       --          --            --          --      659,933      327,973
(Increase) in unrealized
  loss on securities
  available for sale,
  net of taxes                --          --           --        --    (155,781)           --          --           --     (155,781)
Cash dividends                --          --   (2,973,121)       --          --            --          --           --   (2,973,121)
------------------------------------------------------------------------------------------------------------------------------------
Balance -- December 31,
  1996                   $34,500 $18,906,768  $40,944,218   $     --  $(196,935)    $      --    $     --  $(6,179,590) $53,508,961
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                               YEAR ENDED DECEMBER 31,
                                                                                  --------------------------------------------------
                                                                                          1994            1995            1997
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                                        $ 7,178,074       $ 5,627,798      $ 2,964,868
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation of premises and equipment and investment in real estate                319,577           313,669          324,807
    Amortization of deferred fees, premiums and discounts, net                         (435,266)         (248,824)        (217,913)
    Provision for loan losses                                                           494,659           411,301          644,466
    Provision for loss on foreclosed real estate                                        145,349           142,000          166,003
    (Recovery of) credit card losses                                                   (239,256)               --               --
    (Gain) on sale of securities available for sale                                     (34,625)               --               --
    (Gain) on sale of foreclosed real estate                                           (122,549)          (24,888)          (1,810)
    Deferred income taxes                                                               389,722           205,290          131,066
    Decrease in interest receivable                                                     232,715           200,186          277,213
    Decrease (increase) in other assets                                                 (75,763)          159,109       (1,259,706)
    Amortization of intangibles                                                         121,300           121,300          121,300
    Amortization of cost of stock contributed to Management Recognition
     and Retention Trust                                                                 34,515            20,854               --
    Reduction in debt of Employee Stock Ownership Plan                                  198,375           198,375          148,781
    (Decrease) increase in other liabilities                                           (303,548)          (37,471)          73,532
----------------------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                                       7,903,279         7,088,699        3,376,227
----------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Proceeds from sales of securities available for sale                                1,482,625                --               --
  Proceeds of maturities and calls of and repayments on securities available
   for sale                                                                           7,171,160         8,305,558        8,827,985
  Purchases of securities available for sale                                                 --        (2,000,000)      (3,049,198)
  Proceeds from maturities of investment securities held to maturity                         --                --           99,000
  Purchases of investment securities held to maturity                                        --        (1,998,750)              --
  Principal repayments on mortgage-backed securities held to maturity                24,493,475        14,260,873       12,504,961
  Purchases of mortgage-backed securities held to maturity                          (26,277,076)       (8,030,921)     (12,679,914)
  Proceeds from sales of student loans                                                       --           764,745          770,672
  Purchase of mortgage loans                                                           (627,000)          (62,000)        (108,500)
  Net (increase) decrease in loans receivable                                         7,074,219         2,835,707        8,729,960
  Proceeds from sales of foreclosed real estate                                         366,316           616,297          401,761
  Capitalized costs on foreclosed real estate                                                --          (237,993)              --
  Additions to premises and equipment                                                  (286,538)         (725,107)        (224,655)
  Additions to investment real estate                                                        --                --           (6,900)
  Redemption (purchase) of Federal Home Loan Bank of New York stock                      15,200           (48,000)          93,200
----------------------------------------------------------------------------------------------------------------------------------
      Net cash (used in) provided by investing activities                              (736,057)       13,680,409       15,358,372
----------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.


                                                                                  YEAR ENDED DECEMBER 31,
                                                                      ----------------------------------------------
                                                                           1994             1995            1996
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net (decrease) increase in deposits                                 $ (21,643,800)   $ (7,008,887)   $  1,844,656
  Advances from Federal Home Loan Bank of New York                       17,000,000       3,000,000       7,000,000
  Repayment of advances from Federal Home Loan Bank of New York         (10,000,000)    (13,000,000)    (11,000,000)
  Repayment of other borrowings                                            (198,375)       (212,301)       (166,761)
  (Decrease) in advance
    payments by borrowers for taxes and insurance                          (534,427)       (135,201)        (34,111)
  Cash dividends paid                                                    (1,577,118)     (2,375,124)     (3,318,121)
  Purchase of treasury stock                                                     --              --      (6,179,188)
  Proceeds from sales of treasury stock                                     196,412         721,382         327,973
--------------------------------------------------------------------------------------------------------------------
      Net cash (used in) financing activities                           (16,757,308)    (19,010,131)    (11,485,552)
--------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                     (9,590,086)      1,758,977       7,249,047
Cash and cash equivalents - beginning                                    21,724,718      12,134,632      13,893,609
--------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents - ending                                    $  12,134,362    $ 13,893,609    $ 21,142,656
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Supplemental information:
  (Decrease) in unrealized loss on marketable equity securities, net  $      (3,267)   $         --    $         --
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
  Tranfer to securities available for sale from:
    Marketable equity securities                                      $   1,455,020    $         --    $         --
    Investment securities                                                16,088,172       3,996,434              --
    Mortgage-backed securities                                           10,914,920      11,050,443              --
--------------------------------------------------------------------------------------------------------------------
                                                                      $  28,458,112    $ 15,046,877    $         --
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
  Dividend payable                                                    $          --    $    345,000    $   (345,000)
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
  Unrealized gain (loss) on securities
    available for sale, net:
    Application of Statement of
      Financial Accounting Standards No. 115                          $     291,931    $         --    $         --
    Subsequent change                                                      (488,687)        155,602        (155,781)
--------------------------------------------------------------------------------------------------------------------
                                                                      $    (196,756)   $    155,602    $   (155,781)
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
  Transfer from loans receivable to foreclosed real estate            $   1,438,557    $  1,189,576    $  2,175,779
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
  Loans to facilitate sales of foreclosed real estate                 $     762,500    $    345,000    $  1,077,800
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
  Mortgage loan incurred in connection with purchase of premises      $          --    $    325,000    $         --
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
  Cash paid during the period for:
    Income taxes                                                      $   3,387,647    $  2,705,465    $  1,941,053
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
  Interest on deposits and borrowings                                 $  10,627,478    $ 11,434,737    $ 11,421,978
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATED FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiary, Pamrapo Savings Bank, S.L.A., (the "Savings Bank") and the Savings Bank's wholly owned subsidiary, Pamrapo Service Corp., Inc. (the "Service Corp."). The Corporation's business is conducted principally through the Savings Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statements of financial condition and revenues and expenses for the periods then ended. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes in the near-term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, the assessment of prepayment risks associated with mortgage-backed securities and the determination of the amount of deferred tax assets which are more likely than not to be realized. Management believes that the allowance for loan losses is adequate, foreclosed real estate is appropriately valued, prepayment risks associated with mortgage-backed securities are properly recognized and all deferred tax assets are more likely than not to be recognized. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowance for loan losses or further writedowns of foreclosed real estate may be necessary based on changes in economic conditions in the market area. Additionally, assessments of prepayment risks related to mortgage-backed securities are based upon current market conditions, which are subject to frequent change. Finally, the determination of the amount of deferred tax assets more likely than not to be realized is dependent on projections of future earnings, which are subject to frequent change.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Savings Bank's allowance for loan losses and foreclosed real estate valuations. Such agencies may require the Savings Bank to recognize additions to the allowance for loan losses or additional writedowns on foreclosed real estate based on their judgments about information available to them at the time of their examination.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and amounts due from depository institutions, federal funds sold and interest-bearing deposits in other banks having original maturities of three months or less. Generally, federal funds sold are sold for one-day periods.

INVESTMENT AND MORTGAGE-BACKED SECURITIES

Pursuant to Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("Statement") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," investments in debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt and equity securities not classified as trading securities nor as held-to-maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of deferred income taxes, reported in a separate component of stockholders' equity.

The initial application of Statement No. 115, effective January 1, 1994, resulted in the reclassification of securities totalling $28,458,000 to the available for sale category and the recognition of an unrealized gain, net of deferred income taxes, of $292,000 as a component of stockholders' equity.

As permitted by the FASB's "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," the Savings Bank reassessed the classification of its held-to-maturity portfolios. As a result of such reassessment, the Savings Bank transferred securities with a book value of $15,047,000 and a fair value of $14,837,000, from held-to-maturity to available for sale during the year ended December 31, 1995. In connection with such transfer, an unrecognized loss, net of deferred income taxes, of $134,000 was recognized and classified as a separate component of stockholders' equity.

Premiums and discounts on all securities are amortized/accreted using the interest method. Interest and dividend income on securities, which includes amortization of premiums and accretion of discounts, is recognized in the consolidated financial statements when earned. The adjusted cost basis of an identified security sold or called is used for determining security gains and losses recognized in the consolidated statements of income.

LOANS RECEIVABLE

Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan origination fees and discounts.

The Savings Bank defers loan origination fees and certain direct loan origination costs and accretes such amounts as an adjustment of yield over the contractual lives of the related loans. Discounts on loans purchased are recognized as income by use of a method which approximates the level-yield method over the terms of the respective loans.

Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management's evaluation. An allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is probable, in which case the loan is returned to an accrual status.

ALLOWANCE FOR LOAN LOSSES

An allowance for loan losses is maintained at a level considered adequate to absorb future loan losses. Management of the Savings Bank, in determining the allowance for loan losses, considers the risks inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with the general economic and real estate market conditions.

The Savings Bank utilizes a two tier approach: (1) identification of problem loans and the establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of its loan portfolio. The Savings Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potential problem loans. Such system takes into consideration, among other things, delinquency status, size of loans, type of collateral and financial condition of the borrowers. Specific loan loss allowances are established for identified loans based on a review of such information and/or appraisals of the underlying collateral. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of loan portfolio, current economic conditions and management's judgment.

Although management believes that adequate specific and general loan loss allowances are established, actual losses are dependent upon future events and, as such, further additions to the allowance for loan losses may be necessary.

Effective January 1, 1995, the Savings Bank adopted FASB Statements No. 114, "Accounting by Creditors for Impairment of a Loan," and No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." The provisions of these statements are applicable to all loans, uncollateralized as well as collateralized, except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment and loans that are measured at fair value or at the lower of cost or fair value. Loans classified as impaired are to be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan evaluated for impairment is deemed to be impaired when based on current information and events, it is probable that the Savings Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. All loans identified as impaired are evaluated independently. The Savings Bank does not aggregate such loans for evaluation purposes.

Payments received on impaired loans are applied first to accrued interest receivable and then to principal.

FORECLOSED REAL ESTATE AND INVESTMENT IN REAL ESTATE

Real estate acquired by foreclosure or deed in lieu of foreclosure is initially recorded at the lower of cost or estimated fair value at date of acquisition and subsequently carried at the lower of such initially recorded amount or estimated fair value less estimated costs to sell. Costs incurred in developing or preparing properties for sale are capitalized. Expenses of holding properties and income from operating properties are recorded in operations as incurred or earned. Gains and losses from sales of such properties are recognized as incurred.

Real estate held for investment is carried at cost less accumulated depreciation. Income and expense of operating the property is recorded in operations.

PREMISES AND EQUIPMENT

Premises and equipment are comprised of land, at cost, and buildings, building improvements and furnishings and equipment, at cost, less accumulated depreciation. Significant renewals and betterments are charged to the property and equipment account. Maintenance and repairs are expensed in the year incurred. Rental income is netted against occupancy expense.

INCOME TAXES

The Corporation, Savings Bank and Service Corp. file a consolidated federal income tax return. Income taxes are allocated to the Corporation, Savings Bank and Service Corp. based on their respective income or loss included in the consolidated income tax return. Separate state income tax returns are filed by the Corporation, Savings Bank and Service Corp.

Federal and state income taxes have been provided on the basis of reported income. The amounts reflected on the Corporation's and subsidiaries' tax returns differ from these provisions due principally to temporary differences in the reporting of certain items for financial reporting and income tax reporting purposes.

INTEREST-RATE RISK

The Savings Bank is principally engaged in the business of attracting deposits from the general public and using these deposits, together with borrowings and other funds, to invest in securities, make loans secured by real estate and, to a lesser extent, make consumer loans. The potential for interest-rate risk exists as a result of the generally shorter duration of the Savings Bank's interest-sensitive liabilities compared to the generally longer duration of its interest-sensitive assets. In a rising interest rate environment, liabilities will reprice faster than assets, thereby reducing net interest income. For this reason, management regularly monitors the maturity structure of the Savings Bank's assets and liabilities in order to measure its level of interest-rate risk and to plan for future volatility.

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Savings Bank in estimating the fair value of its financial instruments:

Cash and cash equivalents and interest receivable: The carrying amounts reported in the consolidated financial statements for cash and cash equivalents and interest receivable approximate their fair values.

Securities: The fair value of securities, as well as commitments to purchase securities, is determined by reference to quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans receivable: For certain homogeneous categories of loans, such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. For other types of loans, fair value is estimated by discounting the future cash flows, using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, of such loans.

Deposits: The carrying amounts reported in the consolidated financial statements for non-interest-bearing demand, NOW, Money Market, savings and club accounts approximates their fair values. For fixed-maturity certificates of deposit, fair value is estimated using the rates currently offered for deposits of similar remaining maturities.

Advances from Federal Home Loan Bank of New York and other borrowed money: Fair value is estimated using rates currently offered for liabilities of similar remaining maturities, or when available, quoted market prices.

Commitments to extend credit: The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

EXCESS OF COST OVER ASSETS ACQUIRED

The cost in excess of the fair value of net assets (goodwill) acquired through the acquisition of certain assets and assumption of certain liabilities of branch offices is being amortized to expense over a ten year period by use of the straight-line method.

NET INCOME PER COMMON SHARE

Net income per common share is based on the weighted average number of common shares actually outstanding plus shares that would be outstanding assuming the exercise of dilutive stock options, all of which are considered to be common stock equivalents. The number of common shares that would be issued from the exercise of stock options has been reduced by the number of common shares that could have been purchased from the proceeds at the average market price of the Corporation's common stock.

RECLASSIFICATION

Certain amounts for prior periods have been reclassified to conform to the current period's presentation.

2. SECURITIES AVAILABLE FOR SALE


                                                                   DECEMBER 31, 1995
                                                   -------------------------------------------------
                                                                  GROSS UNREALIZED
                                                     AMORTIZED                           CARRYING
                                                       VALUE       GAINS       LOSSES      VALUE
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
U.S. Government (including agencies):
     Due in one year or less                       $ 6,024,869  $   39,645  $   36,374   $ 6,028,140
     Due after one year                              5,995,366     112,938           -     6,108,304
----------------------------------------------------------------------------------------------------
                                                    12,020,235     152,583      36,374    12,136,444
Mortgage-backed securities                          16,465,113      24,558     263,401    16,226,270
Equity security                                          7,020      57,330           -        64,350
----------------------------------------------------------------------------------------------------
                                                   $28,492,368  $  234,471  $  299,775   $28,427,064
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

                                                                   DECEMBER 31, 1996
                                                   -------------------------------------------------
                                                                     GROSS UNREALIZED
                                                     AMORTIZED                           CARRYING
                                                       VALUE       GAINS       LOSSES      VALUE
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
U.S. Government (including agencies):
     Due in one year or less                       $ 4,002,062  $    7,572  $    4,014   $ 4,005,620
     Due after one year through five years           2,998,369      18,521           -     3,016,890
     Due after ten years                             1,000,000           -           -     1,000,000
----------------------------------------------------------------------------------------------------
                                                     8,000,431      26,093       4,014     8,022,510
Mortgage-backed securities                          13,488,179      30,764     449,255    13,069,688
Mutual funds                                         1,049,198           -           -     1,049,198
Equity security                                          7,020      83,777           -        90,797
----------------------------------------------------------------------------------------------------
                                                   $22,544,828  $  140,634  $  453,269   $22,232,193
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

Proceeds from sales of securities available for sale during the year ended December 31, 1994 totalled $1,482,625. Gross gains of $34,625 were realized on those sales. There were no sales of securities available for sale during the years ended December 31, 1995 and 1996.

3. INVESTMENT SECURITIES HELD TO MATURITY


                                                                               DECEMBER 31, 1995
                                                                -------------------------------------------------
                                                                               GROSS UNREALIZED
                                                                CARRYING                               ESTIMATED
                                                                  VALUE       GAINS        LOSSES      FAIR VALUE
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Certificate of deposit:
Due within one year                                             $    99,000  $-          $-           $    99,000
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

There were no sales of securities held to maturity during the years ended December 31, 1994, 1995 and 1996.

4. MORTGAGE-BACKED SECURITIES HELD TO MATURITY

                                                                               DECEMBER 31, 1995
                                                                --------------------------------------------------
                                                                CARRYING        GROSS UNREALIZED       ESTIMATED
                                                                  VALUE       GAINS        LOSSES      FAIR VALUE
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Federal Home Loan Mortgage Corporation                          $77,543,282  $1,130,300  $   310,790   $78,362,792
Federal National Mortgage Association                            18,163,943     154,141      203,429    18,114,655
Government National Mortgage Association                            857,358           -        5,316       852,042
------------------------------------------------------------------------------------------------------------------
                                                                $96,564,583  $1,284,441  $   519,535   $97,329,489
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                                                                               DECEMBER 31, 1996
                                                                --------------------------------------------------
                                                                CARRYING        GROSS UNREALIZED       ESTIMATED
                                                                  VALUE       GAINS        LOSSES      FAIR VALUE
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Federal Home Loan Mortgage Corporation                          $76,678,673  $  579,720  $  886,400    $76,371,993
Federal National Mortgage Association                            19,335,458      73,911     377,430     19,031,939
Government National Mortgage Association                            712,414           -      17,061        695,353
------------------------------------------------------------------------------------------------------------------
                                                                $96,726,545  $  653,631  $1,280,891    $96,099,285
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

There were no sales of mortgage-backed securities held to maturity during the years ended December 31, 1994, 1995 and 1996.

5.  LOANS RECEIVABLE


DECEMBER 31,                           1995          1996
-------------------------------------------------------------
-------------------------------------------------------------
Real estate mortgage:
     One-to-four family            $125,988,169  $118,524,480
     Multi-family                    33,657,539    34,051,393
     Commercial                      22,519,058    21,604,331
     FHA insured and
       VA guaranteed                  1,957,781     1,520,105
-------------------------------------------------------------
                                    184,122,547   175,700,309
-------------------------------------------------------------
Real estate construction              2,859,082     1,590,500
-------------------------------------------------------------
Land                                    725,276       395,276
-------------------------------------------------------------
Consumer:
     Passbook or certificate            441,229       391,074
     Home improvement                   501,153       445,890
     Equity and second mortgage      31,486,803    30,683,482
     Student education                1,690,583     1,350,655
     Automobile                       1,074,174     1,106,921
     Personal                         1,188,123     1,157,891
-------------------------------------------------------------
                                     36,382,065    35,135,913
-------------------------------------------------------------
Total                               224,088,970   212,821,998
-------------------------------------------------------------
Less:
     Loans in process                   851,500       465,700
     Allowance for loan losses        2,725,000     2,800,000
     Deferred loan fees
     and discounts                    2,372,157     2,150,905
-------------------------------------------------------------
                                      5,948,657     5,416,605
-------------------------------------------------------------
                                   $218,140,313  $207,405,393
-------------------------------------------------------------
-------------------------------------------------------------

At December 31, 1994, 1995 and 1996, loans serviced by the Savings Bank for the benefit of others totalled approximately $9,032,000, $7,593,000 and $6,240,000, respectively. At December 31, 1994, 1995 and 1996, nonaccrual loans for which interest has been discontinued totalled approximately $9,225,000, $7,624,000 and $6,928,000, respectively. During the years ended December 31, 1994, 1995 and 1996, the Savings Bank recognized interest income of approximately $451,000, $260,000 and $172,000, respectively, on these loans. Interest income that would have been recorded, had the loans been on the accrual status, would have amounted to approximately $934,000, $745,000 and $665,000 for the years ended December 31, 1994, 1995 and 1996, respectively. The Savings Bank is not committed to lend additional funds to the borrowers whose loans have been placed on nonaccrual status.

The following is an analysis of the allowance for loan losses:


YEAR ENDED DECEMBER 31,                1994         1995          1996
-------------------------------------------------------------------------
-------------------------------------------------------------------------
Balance, beginning                 $4,000,000   $ 3,650,000    $2,725,000
Provisions charged
     to operations                    494,659       411,301       644,466
Recoveries credited
     to allowance                      66,039         5,174        68,906
Loan losses charged
     to allowance                    (910,698)   (1,341,475)     (638,372)
-------------------------------------------------------------------------
Balance, ending                    $3,650,000   $ 2,725,000    $2,800,000
-------------------------------------------------------------------------
-------------------------------------------------------------------------

Impaired loans and related amounts recorded in the allowance for loan losses are summarized as follows:

DECEMBER 31,                                            1995          1996
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
Recorded investment in impaired loans:
     With recorded allowances                       $ 1,679,109    $2,363,504
     Without recorded allowances                      5,895,521     4,569,944
-----------------------------------------------------------------------------
         Total impaired loans                         7,574,630     6,933,448
     Related allowance for loan losses                  520,109       839,504
-----------------------------------------------------------------------------
         Net impaired loans                         $ 7,054,521    $6,093,944
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

The activity with respect to loans to directors, officers and associates of such persons, is as follows:

YEAR ENDED DECEMBER 31,          1994          1995          1996
-------------------------------------------------------------------
-------------------------------------------------------------------
Balance, beginning          $ 3,037,599   $ 3,347,813   $ 2,939,661
Loans originated                774,500        65,000     1,034,065
Collection of principal        (604,716)     (135,622)     (631,865)
Persons newly
  associated                    648,074             -             -
Persons no longer
  associated                   (507,644)     (337,530)            -
-------------------------------------------------------------------
Balance, ending             $ 3,347,813   $ 2,939,661   $ 3,341,861
-------------------------------------------------------------------
-------------------------------------------------------------------

6. PREMISES AND EQUIPMENT

DECEMBER 31,                                1995          1996
----------------------------------------------------------------
----------------------------------------------------------------
Land                                    $  929,768   $   987,649
----------------------------------------------------------------
Buildings and improvements               3,239,428     3,248,967
Less accumulated depreciation            1,093,123     1,201,684
----------------------------------------------------------------
                                         2,146,305     2,047,283
----------------------------------------------------------------
Furnishings and equipment                3,752,519     3,909,753
Less accumulated depreciation            3,111,807     3,313,857
----------------------------------------------------------------
                                           640,712       595,896
----------------------------------------------------------------
                                       $ 3,716,785    $3,630,828
----------------------------------------------------------------
----------------------------------------------------------------

Depreciation expense for the years ended December 31, 1994, 1995 and 1996 totalled approximately $304,000, $300,000 and $311,000, respectively. Depreciation charges are computed on the straight-line method over the following estimated useful lives:

------------------------------------------------------
------------------------------------------------------
Buildings and improvements              10 to 50 years
Furnishings and equipment                3 to 10 years
------------------------------------------------------
------------------------------------------------------

7. INTEREST RECEIVABLE

DECEMBER 31,                            1995         1996
------------------------------------------------------------
------------------------------------------------------------
Loans, net of allowance for
  uncollected interest of
  approximately $204,000
  and $263,000, respectively        $ 1,966,020  $ 1,728,159
Mortgage-backed securities              785,485      747,692
Investments and other
  interest-earning assets               202,751      201,192
------------------------------------------------------------
                                    $ 2,954,256  $ 2,677,043
------------------------------------------------------------
------------------------------------------------------------


8. DEPOSITS

                                                                            DECEMBER 31,
                                                -------------------------------------------------------------------
                                                              1995                                 1996
                                                -------------------------------------------------------------------
                                                WEIGHTED                           WEIGHTED
                                                 AVERAGE                            AVERAGE
                                                  RATE        AMOUNT      PERCENT    RATE         AMOUNT     PERCENT
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Non-interest-bearing demand                     0.00%    $   9,789,138      3.28    0.00%    $   8,319,593     2.77
NOW                                             2.50%       17,968,941      6.01    2.50%       17,387,150     5.78
Money Market                                    2.69%       22,772,677      7.62    2.98%       22,151,982     7.36
Savings and club                                2.74%      113,071,625     37.83    2.74%      116,711,907    38.80
Certificates of deposit                         5.03%      135,298,383     45.26    5.02%      136,214,788    45.29
-------------------------------------------------------------------------------------------------------------------
                                                3.67%    $ 298,900,764    100.00    3.69%    $ 300,785,420   100.00
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------


The scheduled maturities of certificates of deposit are as follows:

(IN THOUSANDS)                        DECEMBER 31,
                            ----------------------------
MATURITY PERIOD                  1995              1996
--------------------------------------------------------
--------------------------------------------------------
One year or less            $  109,721        $  112,663
After one to three years        21,311            18,850
After three years                4,266             4,702
--------------------------------------------------------
                            $  135,298        $  136,215
--------------------------------------------------------
--------------------------------------------------------

Certificates of deposit of $100,000 or more by the time remaining until maturity are as follows:


(IN THOUSANDS)                        DECEMBER 31,
                            -----------------------------
MATURITY PERIOD                  1995              1996
---------------------------------------------------------
---------------------------------------------------------
Three months or less           $  5,655          $  5,237
After three through six months    5,533             5,753
After six through twelve
 months                           3,360             5,807
After twelve months               4,541             3,237
---------------------------------------------------------
                               $ 19,089          $ 20,034
---------------------------------------------------------
---------------------------------------------------------

A summary of interest on deposits follows:

YEAR ENDED DECEMBER 31,                            1994           1995           1996
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Demand                                        $  1,198,423    $ 1,076,669    $  1,078,983
Savings and club                                 3,835,214      3,316,174       3,166,105
Certificates of deposit                          4,996,572      6,357,405       6,939,953
-----------------------------------------------------------------------------------------
                                                10,030,209     10,750,248      11,185,041
-----------------------------------------------------------------------------------------
Less penalties for early
     withdrawal of
     certificates of deposit                       (21,057)       (16,596)        (10,346)
-----------------------------------------------------------------------------------------
                                              $ 10,009,152    $ 10,733,652   $ 11,174,695
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

9. ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK

                                                                      DECEMBER 31,
                                              -------------------------------------------------------------
                                                           1995                          1996
                                              -------------------------------------------------------------
                                                    WEIGHTED                       WEIGHTED
                                                     AVERAGE                        AVERAGE
                                                    INTEREST                       INTEREST
DECEMBER 31,                                          RATE        AMOUNT             RATE          AMOUNT
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
1996                                                  6.55%    $  7,000,000            - %      $         -
1999                                                    - %               -          6.47%        3,000,000
2001                                                  5.10%         243,100          5.10%          243,100
2003                                                  4.62%         340,000          4.62%          340,000
-----------------------------------------------------------------------------------------------------------
                                                      6.42%    $  7,583,100          6.20%      $ 3,583,100
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

At December 31, 1995 and 1996, the advances were secured by pledges of the Savings Bank's investment in the capital stock of the Federal Home Loan Bank of New York totalling $3,072,600 and $2,979,400, respectively, and a blanket assignment of the Savings Bank's unpledged qualifying mortgage loans, mortgage-backed securities and securities portfolios.

10. OTHER BORROWED MONEY

                                                                      DECEMBER 31,
                                              -------------------------------------------------------------
                                                             1995                          1996
                                              -------------------------------------------------------------
                                                    INTEREST                      INTEREST
                                                      RATE          AMOUNT          RATE            AMOUNT
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
Employee Stock
     Ownership
     Plan debt                                        6.80%        $148,781            - %         $      -
Mortgage loan                                         8.00%         311,074          8.00%          293,094
-----------------------------------------------------------------------------------------------------------
                                                      7.61%        $459,855          8.00%         $293,094
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

The Employee Stock Ownership Plan debt bore an interest rate equal to 80% of the lender's prime rate, required equal quarterly principal installments over a seven year period and matured during 1996. The mortgage loan is payable in 144 equal monthly installments of $3,518 through February 1, 2007 and is secured by premises with a carrying value of $395,000 and $405,000 at December 31, 1995 and 1996, respectively.

11. STOCK REPURCHASE PROGRAM

During the year ended December 31, 1996, the Corporation repurchased 294,000 shares of its own common stock, at prices ranging from $18.75 to $23.00 per common share, at a total cost of $6,179,188 under stock repurchase programs approved by the Corporation's Board of Directors.

12. REGULATORY CAPITAL

For the purpose of granting to eligible account holders a priority in the event of future liquidation, the Savings Bank, at the time of conversion, established a special account in an amount equal to its total retained earnings of $18.4 million at June 30, 1989. In the event of a future liquidation of the converted Savings Bank (and only in such event), an eligible account holder who continues to maintain his deposit account shall be entitled to receive a distribution from the special account. The total amount of the special account is decreased (but never increased) in an amount proportionately corresponding to decreases in the deposit account balances of eligible account holders as of each subsequent year end. After conversion, no dividends may be paid to stockholders if such dividends would reduce the retained earnings of the converted Savings Bank below the amount required by the special account.

The Savings Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material adverse effect on the Savings Bank. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of the Savings Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Savings Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

The Office of Thrift Supervision ("OTS") has prescribed capital requirements which include three separate measurements of capital adequacy: a leverage-ratio capital standard ("Core"), a tangible capital standard and a risk-based capital standard (collectively known as the "Capital Rule"). The Capital Rule requires each savings institution to maintain tangible capital equal to at least 1.5% of its tangible assets and core capital equal to at least 3.0 % of its adjusted total assets. The Capital Rule further requires each savings institution to maintain total capital equal to at least 8.0% of its risk-weighted assets.

The following table sets forth the capital position of the Savings Bank as calculated as of December 31, 1996:


                                                 TANGIBLE                CORE              RISK-BASED
                                             AMOUNT    PERCENT     AMOUNT     PERCENT    AMOUNT   PERCENT
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
Capital as calculated under GAAP            $46,954     13.01      $46,954     13.01   $46,954     26.10
Deduct investment in nonincludable
     subsidiary and goodwill                 (1,711)    (0.47)      (1,711)    (0.47)   (1,711)    (0.95)
Add: Unrealized loss on securities
     available for sale                         197      0.05          197      0.05       197      0.11
Add qualifying general loan loss
     allowance, as limited by regulation          -         -            -         -     1,960      1.09
----------------------------------------------------------------------------------------------------------
Capital, as calculated                       45,440     12.59       45,440     12.59    47,400     26.35
Capital, as required                          5,412      1.50       10,824      3.00    14,389      8.00
----------------------------------------------------------------------------------------------------------
Excess                                      $40,028     11.09      $34,616      9.59   $33,011     18.35
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") imposes increased requirements on the operations of financial institutions and mandated the development of regulations designed to empower regulators to take prompt corrective action with respect to institutions that fall below certain capital standards. FDICIA stipulates that an institution with less than 4% core capital is deemed to be undercapitalized. Quantitative measures established by FDICIA to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1996, that the Savings Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1995, the most recent notification from the OTS, the Savings Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Savings Bank must maintain minimum total, risk-based and Tier I leverage ratios of 10%, 6% and 5%, respectively. There are no conditions existing or events which have occurred since notification that management believes have changed the institution's category.

13. BENEFIT PLANS

PENSION PLAN

The Savings Bank has a non-contributory defined benefit pension plan covering all eligible employees. The benefits are based on years of service and employees' compensation. The Savings Bank's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. The Plan's assets consist primarily of mutual funds and bank deposits.

The following tables set forth the plan's funded status and components of net periodic pension cost:

                                                          DECEMBER 31,
                                                   -------------------------
                                                     1995              1996
----------------------------------------------------------------------------
----------------------------------------------------------------------------
Actuarial present value of benefit
 obligation including vested
 benefits of $2,007,656 (1995)
 and $2,315,961 (1996)                             $ 2,093,489   $ 2,364,277
----------------------------------------------------------------------------
----------------------------------------------------------------------------
Projected benefit obligation                       $(2,854,159)  $(3,132,480)
Plan assets at fair value                            2,254,688     2,535,533
----------------------------------------------------------------------------
Projected benefit obligation
 in excess of plan assets                             (599,471)     (596,947)
Unrecognized net loss                                  476,763       477,948
Unrecognized transition
 obligation as of January 1, 1990,
 being amortized over 7.7 years                         87,478        36,391
----------------------------------------------------------------------------
Accrued pension cost                               $   (35,230)  $   (82,608)
----------------------------------------------------------------------------
----------------------------------------------------------------------------


                                                           YEAR ENDED DECEMBER 31,
                                                   ---------------------------------------
                                                     1994           1995          1996
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
Net periodic pension cost included the
  following components:
     Service cost                                  $   133,870   $   155,522   $  173,312
     Interest cost                                     167,172       195,253      208,321
     Actual return on plan assets                      (25,051)     (295,446)    (116,162)
     Net amortization and deferral                     (44,520)      231,160        6,504
------------------------------------------------------------------------------------------
Net periodic pension cost                          $   231,471   $   286,489   $  271,975
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

Assumptions used in the accounting for the plan are as follows:

                                         YEAR ENDED DECEMBER 31,
                                 ---------------------------------------
                                   1994           1995          1996
------------------------------------------------------------------------
------------------------------------------------------------------------
Discount rate                      7.50%         7.50%         7.50%
Rate of increase in
     compensation                  4.50%         4.50%         4.50%
Long-term rate of
     return on plan assets         7.50%         7.50%         7.50%
------------------------------------------------------------------------
------------------------------------------------------------------------

SAVINGS AND iNVESTMENT PLAN (THE "PLAN")

The Savings Bank sponsors a Plan pursuant to Section 401(k) of the Internal Revenue Code, for all eligible employees. Employees may elect to save up to 10% of their compensation of which the Savings Bank will match 50% of the employee's contribution. The Plan expense amounted to approximately, $85,000, $92,000 and $109,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

MANAGEMENT RECOGNITION AND RETENTION PLAN AND TRUST ("MRP")

In connection with the stock conversion, the Savings Bank established the MRP in a manner to encourage key employees to remain with the Savings Bank. During the year ended December 31, 1990, the Savings Bank contributed funds to the MRP to subscribe for 45,000 shares of common stock at market prices prevailing at the time of purchase. Amounts contributed were reflected in the consolidated statements of financial condition as a reduction of stockholders' equity and were amortized over a five year period ending December 31, 1995.

EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP")

The Corporation adopted a tax qualified ESOP for all eligible employees. The ESOP purchased 120,750 shares (241,500 shares after two-for-one stock split adjustment) of the Corporation's common stock at the time of conversion. The funds used to purchase the shares were borrowed from a third party lender (see
Note 10). The Corporation, at its discretion, will contribute to the ESOP sufficient funds, as may be necessary, to pay interest and principal on the loan. At December 31, 1995 and 1996, 208,866 and 241,500 shares, respectively, of the Corporation's common stock were available for allocation to employees.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN ("SERP")

The Savings Bank has an unfunded non-qualified deferred retirement plan for certain employees. A participant who retires at age 65 (the "Normal Retirement Age") is entitled to an annual retirement benefit equal to 75% of the participant's compensation reduced by the participant's retirement plan annual benefits. Participants retiring before the Normal Retirement Age receive the same benefits reduced by a percentage based on years of service to the Savings Bank and the number of years prior to the Normal Retirement Age that participant retires. The SERP expense amounted to approximately $35,000, $35,000 and $76,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

14. STOCK OPTION PLAN

In connection with the Savings Bank's conversion from mutual to stock form in November 1989, the Board of Directors adopted a stock option plan which granted options to directors, officers and certain other employees, exercisable over a period not to exceed ten years. Following is a summary of transactions:


                                NUMBER          PRICE
                               OF SHARES      PER SHARE
----------------------------------------------------------
----------------------------------------------------------
Balance - December 31, 1993    222,102    $5.75     $6.375
     Granted                         -        -
     Exercised                  34,050     5.75      6.375
     Cancelled                       -        -
----------------------------------------------------------
Balance - December 31, 1994    188,052     5.75      6.375
     Granted                         -        -
     Exercised                 125,262     5.75      6.375
     Cancelled                       -        -
----------------------------------------------------------
Balance - December 31, 1995     62,790     5.75      6.375
     Granted                         -        -
     Exercised                  56,930     5.75      6.375
     Cancelled                       -        -
----------------------------------------------------------
Balance - December 31, 1996      5,860    $5.75     $6.375
----------------------------------------------------------
----------------------------------------------------------

15. INCOME TAXES

The Savings Bank qualifies as a savings institution under the provisions of the Internal Revenue Code and was therefore, prior to January 1, 1996, permitted to deduct from taxable income an allowance for bad debts based upon eight percent of taxable income before such deduction, less certain adjustments. Retained earnings at December 31, 1996, include approximately $6,900,000 of such bad debt, which, in accordance with FASB Statement No. 109, "Accounting for Income Taxes," is considered a permanent difference between the book and income tax basis of loans receivable, and for which income taxes have not been provided. If such amount is used for purposes other than for bad debt losses, including distributions in liquidation, it will be subject to income tax at the then current rate.

Refundable income taxes of approximately $130,000 and $1,026,000 at December 31, 1995 and 1996, respectively, are reflected in the consolidated statements of financial condition under the caption "Other Assets." Income taxes payable of approximately $11,000 at December 31, 1995 are reflected in the consolidated statements of financial condition under the caption "Other Liabilities."

The tax effects of existing temporary differences which give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

                                                       DECEMBER 31,
                                                  ----------------------
                                                     1995         1996
------------------------------------------------------------------------
------------------------------------------------------------------------

DEFERRED TAX ASSETS
Allowance for loan losses                         $  625,961  $  595,875
Deferred loan fees                                   754,328     635,947
Depreciation                                          41,318      36,375
Reserve for uncollected interest                      73,140      94,398
Unrealized loss on securities
     available for sale                               24,150     115,700
Other                                                 17,133      18,219
------------------------------------------------------------------------
                                                   1,536,030   1,496,514
Deferred tax liabilities                                   -           -
------------------------------------------------------------------------
Net deferred tax assets                           $1,536,030  $1,496,514
------------------------------------------------------------------------
------------------------------------------------------------------------

The components of income taxes are summarized as follows:

                                             YEAR ENDED DECEMBER 31,
                                      ----------------------------------
                                          1994       1995        1996
------------------------------------------------------------------------
------------------------------------------------------------------------
Current                               $3,446,681  $2,797,930  $1,027,417
Deferred                                 389,722     205,290     131,066
------------------------------------------------------------------------
                                      $3,836,403  $3,003,220  $1,158,483
------------------------------------------------------------------------
------------------------------------------------------------------------

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

                                             YEAR ENDED DECEMBER 31,
                                      ------------------------------------
                                          1994       1995         1996
--------------------------------------------------------------------------
--------------------------------------------------------------------------
Federal income tax                    $3,744,922   $2,934,516   $1,401,939
Increases (reductions)
  in income taxes resulting from:
     Exercise of non-statutory
        stock options                    (71,464)     (66,060)    (315,680)
     New Jersey savings
        institution tax, net of
        federal income tax effect        228,331      173,043       83,714
     Other items, net                    (65,386)     (38,279)     (11,490)
--------------------------------------------------------------------------
Effective income tax                  $3,836,403   $3,003,220   $1,158,483
--------------------------------------------------------------------------
--------------------------------------------------------------------------

16. LEGISLATIVE MATTERS

On September 30, 1996, legislation was enacted which, among other things, imposed a special one-time assessment on Savings Association Insurance Fund ("SAIF") member institutions, including the Savings Bank, to recapitalize the SAIF and spread the obligation for payment of Financial Corporation ("FICO") bonds across all SAIF and Bank Insurance Fund ("BIF") members. The special assessment levied amounted to 65.7 basis points on SAIF assessable deposits held as of March 31, 1995. The special assessment was recognized in the third quarter of 1996 and is tax deductible. The Savings Bank took a charge of $2,023,000 as a result of the special assessment. This legislation will eliminate the substantial disparity between the amount that BIF and SAIF members had been paying for deposit insurance premiums.

Beginning on January 1, 1997, the FDIC has estimated that, in addition to normal deposit insurance premiums, BIF members will pay a portion of the FICO payment equal to 1.3 basis points on BIF-insured deposits compared to 6.4 basis points by SAIF members on SAIF-insured deposits. All institutions will pay a pro-rata share of the FICO payment on the earlier of January 1, 2000 or the date upon which the last savings association ceases to exist. The legislation also requires BIF and SAIF to be merged by January 1, 1999 provided that subsequent legislation is adopted to eliminate the saving association charter and no savings associations remain as of that time.

The FDIC has recently lowered SAIF assessments to a range comparable to that of BIF members, although SAIF members must also make the FICO payments described above. Management cannot predict the precise level of FDIC insurance assessments on an ongoing basis or whether the BIF and SAIF will eventually be merged.

The Deposit Insurance Funds Act provides that the BIF and SAIF will merge on January 1, 1999 if there are no more savings associations as of that date. That legislation also requires that the Department of Treasury submit a report to Congress by March 31, 1997 that makes recommendations regarding a common financial institutions charter, including whether the separate charters for thrifts and banks should be abolished. Various proposals to eliminate the federal thrift charter, create a uniform financial institutions charter and abolish the OTS have been introduced in Congress. The bills would require federal savings institutions to convert to a national bank or some type of state charter by a specified date (January, 1998 in one bill, June 30, 1998 in the other) or they would automatically become national banks. Converted federal thrifts would generally be required to conform their activities to those permitted for the charter selected and divestiture of nonconforming assets would be required over a two year period, subject to two possible one year extensions. State chartered thrifts would become subject to the same federal regulation as applies to state commercial banks. Holding companies for savings institutions would become subject to the same regulation as holding companies that control commercial banks, with a limited grandfather provision for unitary savings and loan holding company activities. The Savings Bank is unable to predict whether such legislation would be enacted, the extent to which the legislation would restrict or disrupt its operations or whether the BIF and SAIF funds will eventually merge.

17. COMMITMENTS

The Savings Bank is party to financial instruments with off-balance sheet risk in the normal course of business primarily to meet the financing needs of its customers. These financial instruments include commitments to originate loans and purchase securities. The commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statement of financial condition. The Savings Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notational amount of those instruments. The Savings Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments.

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Savings Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Savings Bank, upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but primarily includes residential real estate and income-producing commercial properties.

Commitments to purchase securities are contracts for delayed delivery of securities in which the seller agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in securities values and interest rates

The Savings Bank had loan commitments outstanding as follows:


DECEMBER 31,                  1995         1996
--------------------------------------------------
--------------------------------------------------
To originate loans        $5,413,000    $3,499,000
--------------------------------------------------
--------------------------------------------------

At December 31, 1996, all outstanding commitments to originate loans are at fixed interest rates which range from 6.75% to 9.25%. All commitments are due to expire within ninety days.

At December 31, 1996, the Savings Bank had a commitment to purchase a mortgage-backed security for $1,011,000. This security carries a fixed interest rate of 7.00% and matures on January 1, 2012.

Rental expenses related to the occupancy of premises totalled $87,000, $60,000 and $70,000 for the years ended December 31, 1994, 1995 and 1996, respectively. At December 31, 1996, minimum non-cancellable obligations under lease agreements with original terms of more than one year are as follows:


DECEMBER 31,        AMOUNT
---------------------------
---------------------------
     1997          $ 70,000
     1998            70,000
     1999            70,000
     2000            70,000
     2001            70,000
     Thereafter     537,000
---------------------------
                   $887,000
---------------------------
---------------------------

18. CONTINGENCIES

On February 15, 1994, Bank Polska Kasa Opieki, S.A. ("Pekao") filed an action against the Savings Bank and Chemical Bank ("Chemical") in the United States District Court for the District of New Jersey. The suit arises out of a $2 million check drawn by Pekao, certified by Chemical, and accepted for deposit at the Savings Bank. In accepting the check for deposit, the Savings Bank relied both upon representations made by a local attorney, Donald J. Meliado, Esq. ("Meliado"), and upon Chemical's certification of the check. Pekao alleges that the endorsement on the check was fraudulent and resulted in its losing $2 million, plus interest and costs, and that the losses are the responsibility of Chemical and the Savings Bank.

Chemical filed a cross-claim against the Savings Bank on or about May 5, 1994. On May 11, 1994, the Savings Bank filed an Answer to the Complaint as well as a counterclaim against Pekao, cross-claim against Chemical and Third-Party Complaint against Meliado that deny that the Savings Bank is responsible for any of the losses sustained by Pekao. In the counterclaim, the Savings Bank alleges that Pekao's own conduct resulted in the loss and requests that Pekao indemnify the Savings Bank for any losses sustained by the Savings Bank in the suit. Against Chemical, the cross-claim alleges that Chemical is responsible to the Savings Bank for any losses sustained as a result of the certification. The Third-Party Complaint alleges that the Savings Bank relied upon Meliado's representations concerning the check and requests indemnification and contribution to the Savings Bank for any losses.

On December 11, 1995, the Court granted the Savings Bank's motion for partial summary judgment dismissing Pekao's claims against the Savings Bank. On the same date, the Court also denied Meliado's motion for summary judgment against the Savings Bank. The Savings Bank's cross-claim against Chemical was dismissed by the Court on February 2, 1995. As a result of these rulings, the only claims remaining are (i) Pekao's direct claims against Chemical; (ii) Chemical's cross-claim against the Savings Bank for indemnification and counsel fees; and (iii) the Savings Bank's claim for indemnification against Meliado.

Pretrial discovery is ongoing. The Savings Bank is contesting liability, which at this point could only arise if Pekao succeeds on its claims against Chemical. In that connection, Chemical has substantial defenses which, if successful, would result in a judgment in its favor dismissing Pekao's claim against it.
The Savings Bank has also made a demand upon its insurance carrier for reimbursement of any losses, including all counsel fees, ultimately sustained by the Savings Bank. The insurance carrier has preliminarily denied coverage, but has indicated a willingness to settle. There is currently pending before the Court cross-motions for summary judgment both by Chemical and by Pekao. It is anticipated that the motions will be argued in late March 1997. In the interim, all parties are exploring settlement as to the litigation. In addition, the Savings Bank is also exploring settlement of the insurance coverage issues.

Although the Savings Bank believes it will ultimately obtain a favorable resolution both as to the litigation and the insurance coverage issue, both the outcome of the litigation and the Savings Bank's demand for insurance coverage cannot be predicted at this time.

The Savings Bank is also a party to litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material effect on the consolidated financial position of the Savings Bank or the Corporation.

19. FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amounts and fair value of the Corporation's financial instruments are as follows:


                                                                DECEMBER 31,
                                               --------------------------------------------
                                                        1995                 1996
                                               --------------------------------------------
                                               CARRYING   ESTIMATED   CARRYING   ESTIMATED
                                                 VALUE    FAIR VALUE    VALUE    FAIR VALUE
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
FINANCIAL ASSETS
Cash and cash equivalents                       $ 13,894    $ 13,894   $ 21,143    $ 21,143
Securities available for sale                     28,427      28,427     22,232      22,232
Investment securities held to maturity                99          99          -           -
Mortgage-backed securities held to maturity       96,565      97,329     96,727      96,099
Loans receivable                                 218,140     223,488    207,405     212,285
Interest receivable                                2,954       2,954      2,677       2,677
FINANCIAL LIABILITIES
Deposits                                        $298,901    $299,613   $300,785    $301,550
Advances and other borrowed money                  8,043       8,027      3,876       3,881
COMMITMENTS
To originate loans                                 5,413       5,413      3,499       3,499
To purchase mortgage-backed securities                 -           -      1,011       1,011
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------


The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Further, the foregoing estimates may not reflect the actual amount that could be realized if all or substantially all of the financial instruments were offered for sale.

In addition, the fair value estimates were based on existing on-and-off balance sheet financial instruments without attempting to value anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets and liabilities include mortgage servicing rights, premises and equipment and advances from borrowers for taxes and insurance. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

Finally, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies introduces a greater degree of subjectivity to these estimated fair values.

20.  PARENT CORPORATION FINANCIAL INFORMATION

The following condensed financial statements of the Corporation should be read in conjunction with the Notes to Consolidated Financial Statements.

STATEMENTS OF FINANCIAL CONDITION


                                                     DECEMBER 31,
                                               --------------------------
                                                   1995           1996
-------------------------------------------------------------------------
-------------------------------------------------------------------------
Assets
Cash and cash equivalents                       $ 1,166,462   $ 3,007,318
Investment in subsidiary                         52,445,992    46,953,894
Loan receivable                                   6,000,000     3,000,000
Refundable income taxes                             116,831       525,050
Other assets                                         53,195        84,844
-------------------------------------------------------------------------
Total assets                                    $59,782,480   $53,571,106
-------------------------------------------------------------------------
-------------------------------------------------------------------------
Liabilities and stockholders' equity
-------------------------------------------------------------------------
Liabilities
-------------------------------------------------------------------------
Dividend payable                                $   345,000   $         -
Other liabilities                                    62,051        62,145
-------------------------------------------------------------------------
Total liabilities                                   407,051        62,145
-------------------------------------------------------------------------
-------------------------------------------------------------------------
Stockholders' equity
Common stock                                         34,500        34,500
Paid-in-capital in excess of par value           18,906,768    18,906,768
Retained earnings -
     substantially restricted                    41,243,277    40,747,283
Debt of Employee Stock
     Ownership Plan                                (148,781)            -
Treasury stock, at cost                            (660,335)   (6,179,590)
-------------------------------------------------------------------------
Total stockholders' equity                       59,375,429    53,508,961
-------------------------------------------------------------------------
Total liabilities and stockholders' equity      $59,782,480   $53,571,106
-------------------------------------------------------------------------
-------------------------------------------------------------------------

STATEMENTS OF INCOME

                                        YEAR ENDED DECEMBER 31,
                                  ---------------------------------------
                                      1994          1995          1996
-------------------------------------------------------------------------
-------------------------------------------------------------------------
Dividends from subsidiary         $ 6,000,000   $         -   $ 8,400,000
Interest income                         5,441         5,578       305,752
-------------------------------------------------------------------------
Total income                        6,005,441         5,578     8,705,752
Expenses                              232,306       368,249       663,855
-------------------------------------------------------------------------
                                    5,773,135      (362,671)    8,041,897
Equity in undistributed earnings
 of subsidiary                      1,259,211     5,875,821    (5,485,098)
-------------------------------------------------------------------------
Income before income
 taxes (benefit)                    7,032,346     5,513,150     2,556,799
Income taxes (benefit)               (145,728)     (114,648)     (408,069)
-------------------------------------------------------------------------
Net income                        $ 7,178,074   $ 5,627,798   $ 2,964,868
-------------------------------------------------------------------------
-------------------------------------------------------------------------

SATEMENTS OF CASH FLOWS

                                                                                      YEAR ENDED DECEMBER 31,
                                                                              ----------------------------------------
                                                                                  1994          1995          1996
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
     Net income                                                               $ 7,178,074   $ 5,627,798   $ 2,964,868
     Adjustments to reconcile net income to net cash
       provided by (used in) operating activities:
         Equity in undistributed earnings of subsidiary                        (1,259,211)   (5,875,821)    5,485,098
         (Increase) decrease in refundable income taxes                           111,440        31,808      (408,219)

         (Increase) in other assets                                               (19,778)      (33,417)      (31,649)
         Increase in other liabilities                                             13,168        14,083            94
---------------------------------------------------------------------------------------------------------------------
           Net cash provided by (used in) operating activities                  6,023,693      (235,549)    8,010,192
---------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
     (Increase) decrease in loans receivable                                            -    (6,000,000)    3,000,000
---------------------------------------------------------------------------------------------------------------------
           Net cash (used in) provided by investing activities                          -    (6,000,000)    3,000,000
---------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
     Cash dividends paid                                                       (1,577,118)   (2,375,124)   (3,318,121)
     Purchase of treasury stock                                                         -             -    (6,179,188)
     Sale of treasury stock                                                       196,412       721,382       327,973
---------------------------------------------------------------------------------------------------------------------
           Net cash used in financing activities                               (1,380,706)   (1,653,742)   (9,169,336)
---------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                            4,642,987    (7,889,291)    1,840,856
Cash and cash equivalents - beginning                                           4,412,766     9,055,753     1,166,462
---------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents - ending                                            $ 9,055,753   $ 1,166,462   $ 3,007,318
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

21. QUARTERLY FINANCIAL DATA (UNAUDITED)

(IN THOUSANDS, EXCEPT FOR PER SHARE DATA)          FIRST          SECOND          THIRD           FOURTH
YEAR ENDED DECEMBER 31, 1995                     QUARTER         QUARTER         QUARTER         QUARTER
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
Interest income                                 $  7,422        $  7,349        $  7,430        $  7,370
Interest expense                                   2,780           2,869           2,892           2,915
--------------------------------------------------------------------------------------------------------
     Net interest income                           4,642           4,480           4,538           4,455
Provision for loan losses                            100             100             100             111
Non-interest income                                  186             159             153             237
Non-interest expenses                              2,372           2,438           2,350           2,648
Income taxes                                         814             731             781             677
--------------------------------------------------------------------------------------------------------
Net income                                      $  1,542        $  1,370        $  1,460        $  1,256
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
Net income per common share and common stock
 equivalents                                    $   0.46        $   0.40        $   0.42        $   0.37
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
Dividends per common share                      $  0.175        $  0.175        $  0.175        $  0.275
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------


(IN tHOUSANDS, EXCEPT FOR PER SHARE DATA)          FIRST          SECOND           THIRD          FOURTH
YEAR ENDED DECEMBER 31, 1995                     QUARTER         QUARTER         QUARTER         QUARTER
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
Interest income                                 $  7,175        $  6,990        $  6,997        $  6,873
Interest expense                                   2,903           2,816           2,819           2,843
--------------------------------------------------------------------------------------------------------
     Net interest income                           4,272           4,174           4,178           4,030
Provision for loan losses                            150             150             150             194
Non-interest income                                  159             157             148             186
Non-interest expenses                              2,865           2,551           4,755           2,365
Income taxes                                         212             588            (206)            565
--------------------------------------------------------------------------------------------------------
Net income (loss)                               $  1,204        $  1,042        $   (373)       $  1,092
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
Net income (loss) per common share and common
 stock equivalents                              $   0.35        $   0.32        $  (0.11)       $   0.34
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
Dividends per common share                      $  0.225        $  0.225        $  0.225        $  0.225
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF PAMRAPO BANCORP, INC.

We have audited the consolidated statements of financial condition of Pamrapo Bancorp, Inc. (the "Corporation") and Subsidiaries as of December 31, 1995 and 1996 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the above mentioned consolidated financial statements present fairly, in all material respects, the financial position of Pamrapo Bancorp, Inc. and Subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

/s/ Radics & Co., LLC


February 7, 1997
Pine Brook, New Jersey

SELECTED CONSOLIDATED FINANCIAL CONDITION AND OTHER DATA OF THE CORPORATION


                                                                             AT DECEMBER 31,
                                                     ----------------------------------------------------------
(DOLLARS IN THOUSANDS)                                  1992         1993       1994         1995       1996
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
FINANCIAL CONDITION DATA:
Total amount of:
Assets                                               $  399,761   $  394,167   $384,085     $371,365   $362,910
Loans receivable                                        215,887      215,396    222,472      218,140    207,405
Securities available for sale                                --           --     19,471       28,427     22,232
Mortgage-backed securities                              120,394      123,213    114,032       96,565     96,727
Investment securities                                    18,834(1)   19,635(1)    2,096(1)        99         --
Deposits                                                332,235      327,553    305,910      298,901    300,785
Advances and other borrowed money                        12,987       11,129     17,930        8,043      3,876
Stockholders' equity                                     44,651       49,535     55,372       59,375     53,509

                                                     ----------------------------------------------------------
                                                                            YEAR ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS)                                  1992         1993       1994         1995       1996
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
OPERATING DATA:
Interest income                                      $   33,619   $   32,070   $ 30,466     $ 29,571   $ 28,035
Interest expense                                         16,764       11,967     10,626       11,456     11,381
---------------------------------------------------------------------------------------------------------------
Net interest income                                      16,855       20,103     19,840       18,115     16,654
Provision for loan losses                                 1,933        1,224        495          411        644
Non-interest income                                         768          749        785          735        649
Non-interest expenses                                     9,098        9,485      9,116        9,808     12,536
Income taxes                                              2,368        3,496      3,836        3,003      1,158
---------------------------------------------------------------------------------------------------------------
Net income                                           $    4,224   $    6,647   $  7,178     $  5,628   $  2,965
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
Net income per share(2)                              $     1.26   $     1.98   $   2.12     $   1.65   $   0.90
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
Dividends per share (2)                              $     .200   $     .311   $   .485     $   .800   $   .900
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
Dividend payout ratio                                     15.57%       15.12%     21.97%       48.33%    100.28%
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

                                                                 AT OR FOR THE YEAR ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------
                                                          1992        1993         1994       1995       1996
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL RATIOS:
Return on average assets                                   1.06%        1.69%      1.82%        1.49%      0.81%
Return on average equity                                   9.93        14.22      13.43         9.71       5.27
Average equity/average assets                             10.72        11.87      13.55        15.40      15.33
Interest rate spread                                       4.07         5.00       4.86         4.51       4.23
Net yield on average interest-earning assets               4.49         5.39       5.30         5.10       4.81
Non-interest expenses to average assets                    2.29         2.41       2.31         2.61       3.41
Equity/total assets                                       11.17        12.57      14.42        15.99      14.74
Capital ratios:
     Tangible                                             10.15        10.98      11.56        13.69      12.59
     Core                                                 10.15        10.98      11.56        13.69      12.59
     Risk-based                                           23.08        24.41      24.59        28.53      26.35
Non-perfoming loans to total assets                        3.47         3.63       3.34         2.93       2.89
Non-performing loans to loans recievable                   6.42         6.62       5.77         4.98       5.06
Non-performing assets to total assets                      3.76         3.83       3.63         3.32       3.44
Allowance for loan losses to non-performing loans         22.38        28.04      28.45        25.09      26.69
Average interest-earning assets/average
     interest-bearing liabilities                          1.09x        1.12x      1.16x        1.18x      1.18x
Net interest income after provision for
     loan losses to non-interest expense                   1.64x        1.99x      2.12x        1.81x      1.28x


(1)  Includes marketable equity securities
(2) Net income and dividends per share have retroactively been adjusted to reflect a two-to-one stock split paid in the form of a stock dividend on the Corporation's common stock on May 12, 1994.

---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

STOCKHOLDER INFORMATION

MARKET FOR COMMON STOCK AND RELATED MATTERS

Pamrapo Bancorp, Inc.'s common stock is presently quoted on the National Association of Securities Dealers Automated Quotation's National Market System under the symbol "PBCI." At February 28, 1997, 3,155,964 shares of the Corporation's outstanding common stock were held by approximately 2,100 persons or entities.

The following table sets forth the high and low closing sales prices per common shares for the periods indicated. Such prices do not necessarily reflect retail markups, markdowns or commissions.

                                       CLOSING PRICES
QUARTER ENDED                           HIGH     LOW
------------------------------------------------------
------------------------------------------------------
March 31, 1995                         $22.25   $15.75
June 30, 1995                           24.75    20.25
September 30, 1995                      26.25    22.25
December 31, 1995                       24.25    20.25
March 31, 1996                          23.00    20.50
June 30, 1996                           21.00    18.25
September 30, 1996                      20.00    18.25
December 31, 1996                       20.00    18.88
------------------------------------------------------
------------------------------------------------------
     Dividends were paid as follows:
------------------------------------------------------
------------------------------------------------------
March, 1995                            $ .175
June, 1995                               .175
September, 1995                          .175
December, 1995(1)                        .175
March, 1996                              .225
June, 1996                               .225
September, 1996                          .225
December, 1996                           .225
------------------------------------------------------
------------------------------------------------------

(1) Does not include $.100 special cash dividend declared on December 19, 1995 payable on January 19, 1996.

Future dividend policy will be determined by the Board of Directors after giving consideration to the Corporation's financial condition, results of operations, tax status, industry standards, economic conditions and other factors. Dividends will also depend upon dividend payments by the Bank to the Corporation, which is its primary source of income. The Board may also consider the payment of stock dividends from time to time, in addition to, or in lieu of cash dividends.

Under federal regulations, the Bank may not declare or pay a cash dividend on any of its common stock if the effect thereof would cause the Bank's regulatory capital to be reduced below the amount required for the liquidation account or the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS"). The Bank must provide at least 30 days advance notice to the OTS before declaring a dividend.

MARKET MAKERS

The following companies were making a market in the Corporation's common stock at December 31, 1996:

Herzog, Heine, Geduld, Inc.
Prudential Securities, Inc.
Ryan Beck & Co. Inc.
Sandler O'Neill & Partners

                                      35