Form 10-K, Exhibit 13
period 1997-12-31
PAMRAPO BANCORP INC
filed 1998-04-02
CIK 854071

                                  Exhibit 13
                      1997 Annual Report to Stockholders

                              PAMRAPO BANCORP, INC.
                                  MANAGEMENT'S
                           DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



General

Pamrapo Bancorp, Inc. (the "Company") owns 100% of the issued and outstanding stock of Pamrapo Savings Bank, SLA (the "Bank"), which is the primary asset of the Company. The Company's business is conducted principally through the Bank.

Business of the Company

The Bank's principal business has been and continues to be attracting retail deposits from the general public and investing those deposits, together with funds generated from operations, primarily in one-to-four family, owner occupied residential mortgage loans. In addition, in times of low loan demand, the Bank will invest in mortgage-backed securities to supplement its lending portfolio. The Bank also invests, to a lesser extent, in multi-family residential mortgage loans, commercial real estate loans, home equity and second mortgage loans and consumer loans.

The earnings of the Bank depend primarily upon the level of net interest income, which is the difference between the interest earned on assets such as loans, mortgage-backed securities, investments and other interest-earning assets and the interest paid on liabilities such as deposits and borrowings. Net interest income is affected by many factors, including regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flow. Net interest income is also affected by the amount, composition and relative interest rates of the Bank's assets and liabilities and by the repricing of such assets and liabilities. The Bank is vulnerable to interest rate fluctuations to the extent that its interest-bearing liabilities mature or reprice more rapidly than its interest-earning assets. Such asset/liability structure may result in lower net interest income during periods of rising interest rates and may be beneficial in times of declining interest rates. The Bank's net income is also affected by provisions for loan loses, non-interest income, non-interest expenses and income taxes.

Financial Condition

The Company's consolidated assets at December 31, 1997 totaled $376.7 million, which represents an increase of $13.8 million or 3.80% when compared to $362.9 million at December 31, 1996.


Securities available for sale decreased $10.4 million or 46.85% to $11.8 million at December 31, 1997 when compared with $22.2 million at December 31, 1996. The decrease during the year ended December 31, 1997, resulted primarily from proceeds from maturities and calls of and repayments on securities available for sale amounting to $6.7 million along with sales of securities available for sale of $4.0 million which offset the decrease in unrealized loss on securities available for sale of $207,000 and purchases of securities available for sale of $65,000.

Mortgage-backed securities held to maturity increased $29.4 million or 30.40% to $126.1 million at December 31, 1997 when compared with $96.7 million at December 31, 1996. The increase during the year ended December 31, 1997 resulted from purchases of mortgage-backed securities of $49.3 million which were sufficient to offset principal repayments of $16.2 million and sales of $3.5 million. During the year ended December 31, 1997, certain mortgage-backed securities held to maturity which had principal outstanding of less than 15.0% of the original face amount were sold.

                                      1.
                              PAMRAPO BANCORP, INC.
                                  MANAGEMENT'S
                           DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



Financial Condition (Cont'd.)

Net loans amounted to $211.2 million and $207.4 million at December 31, 1997 and 1996, respectively, which represents an increase of $3.8 million or 1.83%. During the year ended December 31, 1997, loan originations exceeded loan principal repayments by $4.0 million. During the year ended December 31, 1997, the Bank transferred mortgage loans totalling $1.4 million to foreclosed real estate. Additionally, the Bank provided $586,000 as a provision for loan losses during the year ended December 31, 1997. At December 31, 1997 and 1996, loans delinquent ninety days or more totalled $6.9 million or 3.27% of loans receivable and $10.5 million or 5.06% of loans receivable, respectively.

Foreclosed real estate amounted to $1.4 million and $2.0 million at December 31, 1997 and 1996, respectively. At December 31, 1997, foreclosed real estate consisted of nineteen properties, of which fifteen were residential, three were land and one was a commercial property. During the year ended December 31, 1997, twenty-four properties with a combined book value of $2.0 million were sold and another six properties with a combined book value of $340,000 remain under contract for sale. At December 31, 1996, foreclosed real estate consisted of twenty-one properties, of which fourteen were residential, four were land and three were commercial properties. At December 31, 1997 and 1996, non-performing assets totalled $8.3 million or 2.20% of total assets and $12.5 million or 3.44% of total assets, respectively.

Total deposits at December 31, 1997 increased $6.7 million or 2.23% to $307.5 million compared to $300.8 million at December 31, 1996.

Advances from the Federal Home Loan Bank of New York ("FHLB-NY") totalled $13.6 million and $3.6 million at December 31, 1997 and 1996, respectively. The increase of $10.0 million during the year ended December 31, 1997, resulted from short-term advances from the FHLB-NY, which were used for general corporate purposes.

Stockholders' equity amounted to $48.5 million and $53.5 million at December 31, 1997 and 1996, respectively. During the years ended December 31, 1997 and 1996, net income of $5.1 million and $3.0 million, respectively, was recorded and cash dividends of $2.9 million and $3.3 million, respectively, were paid on the Company's common stock. During the years ended December 31, 1997 and 1996, the Company repurchased 318,900 shares and 294,000 shares, respectively, of its common stock at prices ranging from $19.50 to $23.50 per share totalling $7.4 million and $6.2 million, respectively, under a stock repurchase program and reissued 5,860 shares and 56,930 shares, respectively, of its common stock from treasury stock for $34,000 and $328,000, respectively, as a result of the exercise of stock options by directors, officers and employees.

Results of Operations for the Years Ended December 31, 1997 and 1996

NET INCOME

Net income increased by $2.1 million, or 70.00%, to $5.1 million during the year ended December 31, 1997 compared with $3.0 million for the year ended December 31, 1996. The increase in net income during the 1997 period was primarily due to a decrease in federal insurance premium of $2.5 million. The 1996 results include a charge of $2.0 million to recapitalize the Savings Association Insurance Fund

(the "SAIF"). During the year ended December 31, 1996, a one-time special assessment was levied amounting to 65.7 basis points on SAIF assessable deposits held as of March 31, 1995. The after-tax


                                      2.
                              PAMRAPO BANCORP, INC.
                                  MANAGEMENT'S
                           DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Results of Operations for the Years Ended December 31, 1997 and 1996 (Cont'd.)

NET INCOME (Cont'd.)

charge of $1.3 million reduced net income for the year ended December 31, 1996 by $.40 per share. In addition, the results also reflect increases in total interest income of $400,000 and in non-interest income of $1.0 million, along with decreases in provision for loan losses of $59,000 and non-interest expenses of $721,000, excluding the aforementioned special assessment, which more than offset increases in total interest expense of $481,000 and income taxes of $1.6 million.

INTEREST INCOME

Interest income on loans during the year ended December 31, 1997 decreased by $492,000 or 2.56%, to $18.7 million when compared to $19.2 million during 1996. During the years ended December 31, 1997 and 1996, the yield earned on the loan portfolio was 9.10% and 9.00%, respectively. The average balance of loans outstanding, during the years ended December 31, 1997 and 1996, totalled $205.6 million and $213.1 million, respectively.

Interest on mortgage-backed securities increased $1.3 million or 17.81%, during the year ended December 31, 1997 to $8.6 million compared to $7.3 million for 1996. During the year ended December 31, 1997, the average balance of mortgage-backed securities outstanding increased $18.5 million or 17.05% to $127.0 million when compared to $108.5 million for 1996. The yield earned on the mortgage-backed securities portfolio remained the same at 6.75% during 1997 and 1996. The increase in the average balance of mortgage-backed securities during 1997 resulted primarily from purchases of mortgage-backed securities which more than offset principal repayments.

Interest earned on investment securities decreased by $398,000, or 43.93%, to $508,000 for the year ended December 31, 1997, when compared to $906,000 for 1996. The decrease resulted from a decrease of $5.2 million or 44.21%, in the average balance of the investment securities portfolio, which more than offset an increase of four basis points in the yield earned on the investment securities portfolio from 7.73% in 1996 to 7.77% in 1997.

Interest on other interest-earning assets amounted to $616,000 and $614,000 during the years ended December 31, 1997 and 1996, respectively. During the years ended December 31, yield earned on other interest-earning assets increased from 4.87% in 1996 to 5.56% in 1997, which more than offset a decrease of $1.5 million, or 12.06%, in the average balance of other interest-earning assets outstanding.

INTEREST EXPENSE

Interest on deposits decreased $113,000, or 1.01%, to $11.1 million during the year ended December 31, 1997 compared to $11.2 million for 1996. The decrease during 1997 was attributable to a decrease of two basis points in the Bank's average cost of interest-bearing deposits to 3.83% for 1997 from 3.84% for 1996, along with a decrease of $2.0 million or .69%, in the average balance of interest-bearing deposits outstanding.

Interest on advances and other borrowed money increased $594,000, or 288.35%, to $800,000 during the year ended December 31, 1997 compared to $206,000 for 1996. The increase during 1997 was attributable to an increase of $8.4 million in the average balance of advances and other borrowings outstanding, along with an increase of 70 basis points in the Bank's cost of borrowings to 6.81% for 1997 from by 6.11% for 1996.

                                      3.
                              PAMRAPO BANCORP, INC.
                                  MANAGEMENT'S
                           DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Results of Operations for the Years Ended December 31, 1997 and 1996 (Cont'd.)

NET INTEREST INCOME

Net interest income for the year ended December 31, 1997, decreased $120,000, or
 .72%, from $16.7 million for 1996 to $16.5 million for 1997. The Bank's net interest rate spread decreased from 4.23% in 1996 to 4.17% in 1997 and its interest rate margin decreased from 4.81% in 1996 to 4.72% in 1997. These decreases primarily resulted from a seven basis point increase in the cost of average interest-bearing liabilities from 3.87% in 1996 to 3.94% in 1997, which was sufficient to offset a one basis point increase in the yield on interest-earning assets to 8.11% in 1997 from 8.10% in 1996.

PROVISION FOR LOAN LOSSES

During the years ended December 31, 1997 and 1996, the Bank provided $586,000 and $644,000, respectively, for loan losses. At December 31, 1997 and 1996, the Bank's loan portfolio included loans totalling $6.9 million and $10.5 million, respectively, which were delinquent ninety days or more. The Bank maintains an allowance for loan losses based on management's valuation of the risks inherent in its loan portfolio which gives due consideration to changes in general market conditions and in the nature and volume of the Bank's loan activity. The allowance for loan losses amounted to $2.5 million at December 31, 1997, representing 1.15% of total loans and 35.62% of loans delinquent ninety days or more compared to an allowance of $2.8 million at December 31, 1996, representing 1.32% of total loan and 26.69% of loans delinquent ninety days or more. During the years ended December 31, 1997 and 1996, the Bank charged off loans aggregating $928,000 and $638,000, respectively. The Bank monitors its loan portfolio and intends to continue to provide for loan losses based on its ongoing periodic review of the loan portfolio and general market conditions.

NON-INTEREST INCOME

Non-interest income increased by $1.0 million or 157.54% to $1.7 million during the year ended December 31, 1997 as compared to $650,000 for 1996. The increase in non-interest income during 1997 resulted primarily from increases in fees and service charges of $409,000, gain on sales of mortgage-backed securities of $112,000, gain on sale of fixed assets of $247,000 and miscellaneous income of $257,000. The increase during the 1997 period in the fees and service charges resulted from a revised service fee schedule on various depository services. During the year ended December 31, 1997, the proceeds from sales of mortgage-backed securities totalled $7.6 million at a net gain of $112,000. During the year ended December 31, 1997, the Bank sold its office building in Hoboken, New Jersey for $815,000 at a gain of $247,000. During the 1997 period, the increase in miscellaneous income resulted primarily from commissions earned on the sales of annuities and mutual funds by Pamrapo Financial Center, a subsidiary of the Bank.

NON-INTEREST EXPENSES

Non-interest expenses decreased $2.7 million, or 21.89%, to $9.8 million during the year ended December 31, 1997 compared to $12.5 million for 1996. On September 30, 1996, legislation was enacted which, among other things, imposed a one-time special assessment on SAIF member institutions, including the Bank. The special assessment levied amounted to 65.7 basis points on SAIF assessable deposits held as of March 31, 1995. The Bank, during the 1996 period, took a charge of $2.0 million as a




                                      4.
                              PAMRAPO BANCORP, INC.
                                  MANAGEMENT'S
                           DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Results of Operations for the Years Ended December 31, 1997 and 1996 (Cont'd.)

NON-INTEREST EXPENSES (Cont'd.)

result of such assessment. Non-interest expenses, excluding the above-mentioned one-time SAIF assessment of $2.0 million, decreased $721,000 or 6.86% to $9.8 million during the year ended December 31, 1997 compared to $10.5 million for the year ended December 31, 1996. Salaries and employee benefits, legal expenses, federal insurance premium and loss on foreclosed real estate decreased $188,000, $387,000, $455,000 and $90,000, respectively, during the year ended
December 31, 1997, which were partially offset by increases in occupancy, equipment, advertising, miscellaneous expenses by $82,000, $91,000, $75,000, and $152,000, respectively. Non-interest expenses during the year ended December 31, 1996 include a non-recurring expense of $300,000 related to the 1996 Annual Meeting of Stockholders.

INCOME TAXES

Income tax expense totalled $2.8 million and $1.2 million during the years ended December 31, 1997 and 1996, respectively. The increase in 1997 resulted primarily from an increase in pre-tax income of $3.7 million from 1996 and a reduction, during the 1996 period, of income tax expense of $250,000 resulting from the exercise of non-statutory stock options.

Results of Operations for the Years Ended December 31, 1996 and 1995

NET INCOME

Net income decreased by $2.6 million, or 47.32%, to $3.0 million during the year ended December 31, 1996 compared with $5.6 million for the year ended December 31, 1995. The decrease in net income during the 1996 period was resulted primarily from a charge of $2.0 million to recapitalize the Savings Association Insurance Fund (the "SAIF"). During the year ended December 31, 1996 a one-time special assessment was levied amounting to 65.7 basis points on SAIF assessable deposits held as of March 31, 1995. The after-tax charge of $1.3 million reduced net income for the year ended December 31, 1996 by $.40 per share. In addition, the results also reflect decreases in total interest income of $1.5 million and in non-interest income of $86,000, along with increases in non-interest expenses of $705,000, excluding the aforementioned special assessment, and provision for loan losses of $233,000, which more than offset decreases in total interest expense of $75,000 and in income taxes of $1.8 million.

INTEREST INCOME

Interest income on loans during the year ended December 31, 1996 decreased by $1.2 million, or 5.88%, to $19.2 million when compared to $20.4 million during 1995. During the years ended December 31,

1996 and 1995, the yield earned on the loan portfolio was 9.00% and 9.29%, respectively. The average balance of loans outstanding, during the years ended December 31, 1996 and 1995, totalled $213.1 million and $220.0 million, respectively.

Interest on mortgage-backed securities decreased $373,000, or 4.84%, during the year ended December 31, 1996 to $7.3 million compared to $7.7 million for 1995. During the year ended December 31, 1996, the average balance of mortgage-backed securities outstanding decreased $7.3 million or 6.31%. The yield earned on the mortgage-backed securities portfolio increased ten basis points from 6.65% in 1995 to 6.75% in 1996. The decrease in the average balance of mortgage-backed securities during 1996 resulted primarily from principal repayments which more than offset purchases of mortgage-backed securities.

                                      5.
                              PAMRAPO BANCORP, INC.
                                  MANAGEMENT'S
                           DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Results of Operations for the Years Ended December 31, 1996 and 1995 (Cont'd.)

INTEREST INCOME (Cont'd.)

Interest earned on investment securities increased by $127,000, or 16.30%, to $906,000 for the year ended December 31, 1996, when compared to $779,000 for 1995. The increase resulted from an increase of $530,000, or 4.73%, in the average balance of the investment securities portfolio, which included U.S. Government and agencies obligations, along with an increase of 77 basis points in the yield earned on the investment securities portfolio from 6.96% in 1995 to 7.73% in 1996.

Interest on other interest-earning assets decreased $37,000, or 5.68%, to $614,000 during the year ended December 31, 1996, compared to $651,000 for 1995. Such decrease was attributable to a decrease of 294 basis points in the yield earned on other interest-earning assets from 7.81% in 1995 to 4.87% in 1996, which more than offset an increase of $4.3 million, or 51.21%, in the average balance of other interest-earning assets outstanding. Such increase in the average balance of other interest-earning assets outstanding was primarily a result of increased levels of interest-earning deposits in other banks.

INTEREST EXPENSE


Interest on deposits increased $441,000, or 4.11%, to $11.2 million during the year ended December 31, 1996 compared to $10.7 million for 1995. The increase during 1996 was attributable to an increase of 13 basis points in the Bank's average cost of interest-bearing deposits to 3.84% for 1996 from 3.71% for 1995, which more than offset a decrease of $1.6 million or .55%, in the average balance of interest-bearing deposits outstanding. The increase in the Bank's cost of interest-bearing deposits reflected a trend of higher general market interest rates paid on deposits.

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

These decreases primarily resulted from a six basis points increase in the cost of average interest-bearing liabilities from 3.81% in 1995 to 3.87% in 1996, along with a 22 basis points decrease in the yield on interest-earning assist to 8.10% in 1996 from 8.32% in 1995.

PROVISION FOR LOAN LOSSES

During the years ended December 31, 1996 and 1995, the Bank provided $644,000 and $411,000, respectively, for loan losses. At December 31, 1996 and 1995, the Bank's loan portfolio included loans totalling $10.5 million and $10.9 million, respectively, which were delinquent ninety days or more.




                                      6.
                              PAMRAPO BANCORP, INC.
                                  MANAGEMENT'S
                           DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Results of Operations for the Years Ended December 31, 1996 and 1995 (Cont'd.)

PROVISION FOR LOAN LOSSES (Cont'd.)

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

NON-INTEREST INCOME

Non-interest income decreased by $85,000 or 11.56% to $650,000 during the year ended December 31, 1996 as compared to $735,000 for 1995. The decrease in non-interest income during 1996 resulted primarily from decreases in fees and service charges of $25,000 and miscellaneous income of $60,000.

NON-INTEREST EXPENSES

Non-interest expenses increased $2.7 million, or 27.83%, to $12.5 million during the year ended December 31, 1996 compared to $9.8 million for 1995. The increase during the year ended December 31, 1996, was primarily attributable to a one-time SAIF assessment of $2.0 million. Non-interest expenses other than a one-time SAIF assessment of $2.0 million, increased $705,000 or 7.19% in 1996 over the 1995 levels. Salaries and employee benefits, the major component of non-interest expenses, increased $221,000 or 4.55%, during the year ended December 31, 1996, while occupancy, equipment, legal expenses, loss on foreclosed real estate and miscellaneous expenses increased by $104,000, $1,000, $66,000, $80,000 and $339,000, respectively, which increases were partially offset by decreases in advertising and federal insurance premium (exclusive of a one-time SAIF assessment) of $49,000 and $56,000, respectively. Non-interest expenses during the year ended December 31, 1996 include a non-recurring expense of $300,000 related to the 1996 Annual Meeting of Stockholders.

INCOME TAXES

Income tax expense totalled $1.2 million and $3.0 million during the years ended December 31, 1996 and 1995, respectively. The decrease in 1996 resulted primarily from a decrease in pre-tax income of

$4.5 million from 1995 and a reduction of income tax expense of $250,000 resulting from the exercise of non-statutory stock options.

Liquidity and Capital Resources

The Bank's primary sources of funds are deposits, amortization and prepayments of loan and mortgage-backed securities principal, FHLB-NY advances, maturities of investment securities and funds provided from operations. While scheduled loan and mortgage-backed securities amortization and maturities of investment securities are a relatively predictable source of funds, deposit flows and loan and mortgage-backed securities prepayments are greatly influenced by market interest rates, economic conditions and competition.




                                      7.
                              PAMRAPO BANCORP, INC.
                                  MANAGEMENT'S
                           DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



Liquidity and Capital Resources (Cont'd.)

The Bank is required to maintain minimum levels of liquid assets as defined by the Office of Thrift Supervision ("OTS") regulations. This requirement, which may vary from time to time, depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio currently is 4.00%. The Bank's liquidity averaged 6.61% during December 1997. The Bank adjusts its liquidity levels in order to meet funding needs for deposit outflows, payments of real estate taxes from escrow accounts on mortgage loans, repayment of borrowings, when applicable, and loan funding commitments. The Bank also adjusts its liquidity level as appropriate to meet its asset/liability objectives. In addition, the Bank invests its excess funds in federal funds and overnight deposits with the FHLB-NY, which provides liquidity to meet lending requirements. Federal funds sold and interest-bearing deposits in other banks at December 31, 1997 and 1996 amounted to $2.9 million and $9.1 million, respectively.

The Bank's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities.

These activities are summarized below:

                                                         Year Ended December 31
                                                         ----------------------
                                                             1996          1997
                                                         --------      --------
                                                             (In Thousands)

  Cash and cash equivalents - beginning                   $13,894       $21,143
                                                         --------      --------
  Operating activities:
     Net income                                             2,965         5,071
     Adjustments to reconcile net income
      to net cash provided by operating activities            411         1,547
                                                         --------      --------

  Net cash provided by operating activities                 3,376         6,618
  Net cash provided by (used in) investing activities      15,358       (22,106)
  Net cash (used in) provided by financing activities     (11,485)        7,652
                                                         --------      --------

  Net increase (decrease) in cash and cash equivalents      7,249        (7,836)

  Cash and cash equivalents - ending                      $21,143       $13,707
                                                         ========      ========


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

The primary sources of financing activities during the 1997 period resulted from purchase of 318,900 shares of the Company's common stock for treasury for $7.4 million, offset by a net increase in advances from the FHLB-NY of $10.0 million.


                                      8.
                              PAMRAPO BANCORP, INC.
                                  MANAGEMENT'S
                           DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



Liquidity and Capital Resources (Cont'd.)

Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as federal funds and interest-earning deposits. If the Bank requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB-NY, which provide an additional source of funds. At December 31, 1997 and 1996, advances from the FHLB-NY amounted to $13.6 million and $3.6 million, respectively.

The Bank anticipates that it will have sufficient funds available to meet its current loan commitments. At December 31, 1997, the Bank has outstanding commitments to originate mortgage loans of $9.7 million. Certificates of deposit scheduled to mature in one year or less, at December 31, 1997, totalled $117.9 million. Management believes that, based upon historical experience, a significant portion of such deposits will remain with the Bank.

At December 31, 1997, the Bank exceeded each of the three OTS capital requirements. The Bank's tangible, core and risk-based capital ratios were 11.67%, 11.67% and 25.15%, respectively. The Bank qualifies as
"well-capitalized" under the prompt corrective action regulations of the OTS.

Impact of the Year 2000 Issue

The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Bank's computer programs that would have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

Based on a recent assessment, the Bank has determined that it will be required to modify or replace portions of its software so that its computer systems will properly utilize dates beyond December 31, 1999. The Bank presently believes that with modifications to existing software and conversion to new software, the Year 2000 Issue can be mitigated. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 Issue may have a material adverse impact on the operations of the Bank.

The Bank has initiated formal communications with all of its significant suppliers and vendors to determine the extent to which the Bank is vulnerable to those third parties' failure to remediate their own Year 2000 Issue. The Bank will utilize both internal and external resources to reprogram or replace, and test the software for Year 2000 modifications. The Bank expects to complete the Year 2000 project no later than December 31, 1998. The Bank is in the process of determining the costs and time associated with the Year 2000 project. The Bank does not expect that the total cost of the Year 2000 project would have a material adverse impact on the financial condition or operations of the Bank. To date, the Bank has not incurred or expensed any material amount related to the assessment of, and preliminary efforts in connection with, its Year 2000 project and the development of a remediation plan.







                                      9.

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

                                      10.

                             PAMRAPO BANCORP, INC.
                               AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS
                  (With Independent Auditors Report Thereon)

                               December 31, 1997

                             PAMRAPO BANCORP, INC.
                               AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS
                  (With Independent Auditors Report Thereon)
                  ------------------------------------------

                                     INDEX
                                     -----

                                                                           Page
                                                                          ------

Management Responsibility Statement                                         1

Independent Auditors Report                                                 2

Consolidated Statements of Financial Condition as of
 December 31, 1996 and 1997                                                3-4

Consolidated Statements of Income for Each of the Years in the
 Three-Year Period Ended December 31, 1997                                  5

Consolidated Statements of Changes in Stockholders Equity for Each of
 the Years in the Three-Year Period Ended December 31, 1997                 6

Consolidated Statements of Cash Flows for Each of the Years in the
 Three-Year Period Ended December 31, 1997                                 7-8

 Notes to Consolidated Financial Statements                                9-32


All schedules are omitted because they are not required or applicable, or the required information is shown in the consolidated financial statements or the notes thereto.

                          INDEPENDENT AUDITORS REPORT
                          ---------------------------


To The Board of Directors and Stockholders
Pamrapo Bancorp, Inc.



We have audited the consolidated statements of financial condition of Pamrapo Bancorp, Inc. (the "Corporation") and Subsidiaries as of December 31, 1996 and 1997 and the related consolidated statements of income, changes in stockholders equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the above mentioned consolidated financial statements present fairly, in all material respects, the financial position of Pamrapo Bancorp, Inc. and Subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.







 February 6, 1998

                             PAMRAPO BANCORP, INC.
                               AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                ----------------------------------------------

                                                                                       December 31,
                                                                            ----------------------------------
Assets                                                      Note(s)              1996                1997
------                                                  --------------      --------------      --------------
Cash and amounts due from depository institutions                           $   12,042,656      $   10,406,794
Interest-bearing deposits in other banks                                         9,000,000           2,900,000
Federal funds sold                                                                 100,000             -
                                                                            --------------      --------------

        Total cash and cash equivalents                    1 and 16             21,142,656          13,306,794

Securities available for sale                           1, 2, 8 and 16          22,232,193          11,849,202
Mortgage-backed securities held to maturity             1, 3, 8 and 16          96,726,545         126,108,914
Loans receivable                                        1, 4, 8 and 16         207,405,393         211,156,095
Foreclosed real estate                                        1                  1,995,801           1,354,347
Investment in real estate                                     1                    300,080             285,310
Premises and equipment                                    1, 5 and 9             3,630,828           3,482,178
Federal Home Loan Bank of New York stock                      8                  2,979,400           2,979,400
Interest receivable                                       1, 6 and 16            2,677,043           2,495,200
Deferred tax asset                                         1 and 13              1,496,514           1,369,891
Excess of cost over assets acquired                           1                    424,550             303,250
Other assets                                                  13                 1,899,475           2,023,581
                                                                            --------------      --------------
        Total assets                                                        $  362,910,478      $  376,714,162
                                                                            ==============      ==============

See notes to consolidated financial statements.                                3

                             PAMRAPO BANCORP, INC.
                               AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                ----------------------------------------------


                                                                                             December 31,
                                                                                   ------------------------------
Liabilities and stockholders' equity                                    Note(s)        1996             1997
------------------------------------                                  -----------  -------------    -------------
Liabilities
-----------

Deposits                                                              7 and 16     $ 300,785,420    $ 307,472,000
Advances from Federal Home Loan Bank of New York                      8 and 16         3,583,100       13,583,100
Other borrowed money                                                  9 and 16           293,094          273,623
Advance payments by borrowers for taxes and insurance                                  1,598,104        2,837,836
Other liabilities                                                        13            3,141,799        4,014,488
                                                                                   -------------    -------------

     Total liabilities                                                               309,401,517      328,181,047
                                                                                   -------------    -------------

Commitments and contingencies                                        15 and 16             -                -

Stockholders' equity                                               1, 10, 11, 12
--------------------                                                   and 13

Preferred stock; authorized 3,000,000 shares;
 issued and outstanding - none                                                             -                -
Common stock; par value $.01; authorized 7,000,000
 shares; shares issued 3,450,000 (1996 and 1997); shares
 outstanding 3,155,964 (1996) and 2,842,924 (1997)                                        34,500           34,500
Paid-in capital in excess of par value                                                18,906,768       18,906,768
Retained earnings - substantially restricted                                          40,944,218       43,007,228
Unrealized (loss) gain on securities available for sale, net                            (196,935)          10,553
Treasury stock, at cost;
 294,036 shares (1996) and 607,076 shares (1997)                                      (6,179,590)     (13,425,934)
                                                                                   -------------    -------------

     Total stockholders' equity                                                       53,508,961       48,533,115
                                                                                   -------------    -------------

     Total liabilities and stockholders' equity                                    $ 362,910,478    $ 376,714,162
                                                                                   =============    =============


See notes to consolidated financial statements.

                              PAMRAPO BANCORP, INC.
                                AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                       ---------------------------------


                                                                                         Year Ended December 31,
                                                                              ------------------------------------------
                                                                Note(s)           1995           1996           1997
                                                              ----------      ------------   ------------   ------------
Interest income:
      Loans                                                        1          $ 20,445,023   $ 19,191,106   $ 18,699,348
      Mortgage-backed securities                                   1             7,695,969      7,323,334      8,572,270
      Investments                                                  1               778,920        905,838        507,895
      Other interest-earning assets                                                651,434        614,239        616,023
                                                                              ------------   ------------   ------------

            Total interest income                                               29,571,346     28,034,517     28,395,536
                                                                              ------------   ------------   ------------

Interest expense:
      Deposits                                                     7            10,733,652     11,174,695     11,062,108
      Advances and other borrowed money                                            722,556        205,937        799,585
                                                                              ------------   ------------   ------------

            Total interest expense                                              11,456,208     11,380,632     11,861,693
                                                                              ------------   ------------   ------------

Net interest income                                                             18,115,138     16,653,885     16,533,843
Provision for loan losses                                      1 and 4             411,301        644,466        585,555
                                                                              ------------   ------------   ------------

Net interest income after provision for loan losses                             11,703,837     16,009,419     15,948,288
                                                                              ------------   ------------   ------------
Non-interest income:
      Fees and service charges                                                     457,319        431,924        841,389
      Gain on sale of mortgage-backed securities               2 and 3                  --             --        111,583
      Gain on sale of fixed assets                                                      --             --        246,652
      Miscellaneous                                                                277,262        217,881        474,674
                                                                              ------------   ------------   ------------

            Total non-interest income                                              734,581        649,805      1,674,298
                                                                              ------------   ------------   ------------

Non-interest expenses:
      Salaries and employee benefits                              12             4,861,549      5,082,192      4,893,655
      Net occupancy expense of premises                                            673,809        778,225        859,895
      Equipment                                                                    773,991        775,360        866,005
      Advertising                                                                  164,073        114,580        189,779
      Lega                                                                         450,483        516,292        128,607
      Federal insurance premium                                   14               718,276      2,684,879        207,389
      Loss on foreclosed real estate                               1               203,399        283,187        193,368
      Amortization of intangibles                                  1               121,300        121,300        121,300
      Miscellaneous                                                              1,840,520      2,179,858      2,332,215
                                                                              ------------   ------------   ------------

            Total non-interest expenses                                          9,807,400     12,535,873      9,792,213
                                                                              ------------   ------------   ------------
Income before income taxes                                                       8,631,018      4,123,351      7,830,373
Income taxes                                                   1 and 13          3,003,220      1,158,483      2,759,170
                                                                              ------------   ------------   ------------

Net income                                                                     $ 5,627,798    $ 2,964,868    $ 5,071,203
                                                                              ============   ============   ============

Basic earnings per common share                                    1           $      1.67    $      0.90    $      1.74
                                                                              ============   ============   ============

Diluted earnings per common stock                                  1           $      1.65    $      0.90    $      1.74
                                                                              ============   ============   ============

Dividends per common share                                         1           $      0.80    $      0.90    $      1.00
                                                                              ============   ============   ============

See notes to consolidated financial statements.


                                                                             5.

                             PAMRAPO BANCORP, INC.
                               AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
          ----------------------------------------------------------


                                                                                                       Unrealized       Debt of
                                                                       Paid-in         Retained        (loss) gain      Employee
                                                                      Capital in       Earnings -     on Securities      Stock
                                                        Common         Excess of     Substantially      Available      Ownership
                                                         Stock         Par Value       Restricted     For Sale, Net       Plan
                                                     --------------  --------------  --------------  --------------  --------------
Balance - December 31, 1994                           $      34,500   $  19,046,537   $  38,819,470    $   (196,756)  $    (347,156)
Net income for the year ended December 31, 1995                  --              --       5,627,798              --              --
Reduction in debt of Employee Stock Ownership Plan               --              --              --              --         198,375
Sale of treasury stock                                           --        (139,769)       (442,713)             --              --
Decrease in unrealized loss
  on securities available for sale, net of taxes                 --              --              --         155,602              --
Amortization of cost of stock contributed to the
  Management Recognition and Retention Trust                     --              --              --              --              --
Cash dividends                                                   --              --      (2,720,124)             --              --
                                                     --------------  --------------  --------------  --------------  --------------
Balance- December 31, 1995                                   34,500      18,906,768      41,284,431         (41,154)       (148,781)

Net income for the year ended December 31, 1996                  --              --       2,964,868              --              --
Reduction in debt of Employee Stock Ownership Plan               --              --                                          148,781
Purchase of treasury stock                                       --              --              --              --              --
Sale of treasury stock                                           --              --        (331,960)             --              --
(Increase) in unrealized loss
  on securities available for sale, net of taxes                 --              --              --        (155,781)             --
Cash dividends                                                   --              --      (2,973,121)             --              --
                                                     --------------  --------------  --------------  --------------  --------------

Balance - December 31, 1996                                  34,500      18,906,768      40,944,218        (196,935)             --
Net income for the year ended December 31, 1997                  --              --       5,071,203              --              --
Purchase of treasury stock                                       --              --              --              --
Sale of treasury stock                                           --              --         (88,470)             --              --
Decrease in unrealized loss
  on securities available for sale, net of taxes                 --              --                         207,488              --
Cash dividends                                                   --              --      (2,919,723)             --              --
                                                     --------------  --------------  --------------  --------------  --------------

Balance - December 31, 1997                           $      34,500   $  18,906,768    $ 43,007,228    $     10,553    $         --
                                                     ==============  ==============  ==============  ==============  ==============

See notes to consolidated financial statements.






                                                                              6.

                             PAMRAPO BANCORP, INC.
                               AND SUBSIDIARIES
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                     ------------------------------------


                                                                                Year Ended December 31,
                                                                    --------------------------------------------
                                                                         1995            1996            1997
                                                                    ------------    ------------    ------------
Cash flows from operating activities:
     Net income                                                     $  5,627,798    $  2,964,868    $  5,071,203
     Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation of premises and equipment and
      investment in real estate                                          313,669         324,807         350,147
     Amortization of deferred fees, premiums and discounts,             (248,824)       (217,913)       (185,294)
     Provision for loan losses                                           411,301         644,466         585,555
     Provision for losses on foreclosed real estate                      142,000         166,003         144,747
     (Gain) loss on sale of foreclosed real estate                       (24,888)          1,810         (46,433)
     Gain on sale of fixed assets                                             --                        (246.652)
     Gain on sale of mortgage-backed securities available for                 --              --          (5,519
     Gain on sale of mortgage-backed securities held to maturity              --              --        (106,064)
     Deferred income taxes                                               205,290         131,066           5,023
     Decrease in interest receivable                                     200,186         277,213         181,843
     Decrease (increase) in other assets                                 159,109      (1,259,706)       (124,106)
     Amortization of intangibles                                         121,300         121,300         121,300
     Amortization of cost of stock contributed to
      Management Recognition and Retention Trust                          20,854              --              --
     Reduction in debt of Employee Stock Ownership Plan                  198,375         148,781              --
     (Decrease) increase in other liabilities                            (37,471)         73,532         872,689
                                                                    ------------    ------------    ------------

      Net cash provided by operating activities                        7,088,699       3,376,227       6,618,439
                                                                    ------------    ------------    ------------

Cash flows from investing activities:
     Proceeds of maturities and calls of and
      repayments on securities available for sale                      8,305,558       8,827,985       6,718,879
     Purchases of securities available for sale                       (2,000,000)     (3,049,198)        (65,220)
     Proceeds from sale of securities
      available for sale                                                      --              --       3,992,226
     Proceeds from maturities of investment securities
      held to maturity                                                        --          99,000              --
     Purchases of investment securities held to maturity              (1,998,750)             --              --
     Principal repayments on mortgage-backed securities
      held to maturity                                                14,260,873      12,504,961      16,228,312
     Purchases of mortgage-backed securities held to                  (8,030,921)    (12,679,914)    (49,297,672)
     Proceeds from sale of mortgage-backed securities
      held to maturity                                                        --              --       3,640,635
     Proceeds from sale of student loans                                 764,745         770,672         685,386
     Purchase of mortgage loans                                          (62,000)       (108,500)       (391,550)
     Net change in loans receivable                                    2,835,707       8,729,960      (3,976,415)
     Proceeds from sale of foreclosed real estate                        616,297         401,761         798,889
     Capitalized costs on foreclosed real estate                        (237,993)             --              --
     Additions to premises and equipment                                (725,107)       (224,655)       (755,387)
     Proceeds from sale of fixed assets                                       --              --         315,312
     Additions to investment in real estate                                   --          (6,900)             --
     (Purchase) redemption of Federal Home Loan Bank of
      New York stock                                                     (48,000)         93,200              --
                                                                    ------------    ------------    ------------

     Net cash provided by (used in) investing activities            $ 13,680,409    $ 15,358,372    $(22,106,605)
                                                                    ------------    ------------    ------------

See notes to consolidated financial statements.                               7

                             PAMRAPO BANCORP, INC.
                               AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------


                                                                               Year Ended December 31,
                                                                 -------------------------------------------------
                                                                        1995            1996             1997
                                                                 ---------------   -------------   ---------------
Cash flows from financing activities:
   Net (decrease) increase in deposits                           $    (7,008,887)  $   1,884,65X   $     6,686,580
   Advances from Federal Home Loan Bank of New York                    3,000,000       7,000,00X        14,000,000
   Repayment of advances from Federal Home Loan Bank                 (13,000,000)    (11,000,00X)       (4,000,000)
    of New York
   Repayment of other borrowings                                        (212,301)       (166,76X)          (19,471)
   (Decrease) increase in advance payments by borrowers for             (135,201)        (34,11X)        1,239,732
    taxes and insurance
   Cash dividends paid                                                (2,375,124)     (3,318,12X)       (2,919,723)
   Purchase of treasury stock                                              --         (6,179,18X)       (7,369,153)
   Proceeds from sales of treasury stock                                 721,382         327,97X            34,339
                                                                 ---------------   -------------   ---------------

          Net cash (used in) provided by financing activities        (19,010,131)    (11,485,55X)        7,652,304
                                                                 ---------------   -------------   ---------------

Net increase (decrease) in cash and cash equivalents                   1,758,977       7,249,04X        (7,835,862)
Cash and cash equivalents - beginning                                 12,134,632      13,893,60X        21,142,656
                                                                 ---------------   -------------   ---------------

Cash and cash equivalents - ending                               $    13,893,609   $  21,142,65X   $    13,306,794
                                                                 ===============   =============   ===============

Supplemental information
   Transfer to securities available for sale from:
       Investment securities                                     $     3,996,434   $     --        $       --
       Mortgage-backed securities                                     11,050,443         --                --
                                                                 ---------------   -------------   ---------------

                                                                 $    15,046,877   $     --        $       --
                                                                 ===============   =============   ===============

   Dividend payable                                              $       345,000   $    (345,00X)  $       --
                                                                 ===============   =============   ===============
   Change in unrealized gain (loss) on securities available
   for sale, net                                                 $       155,602   $    (155,781)  $       207,488
                                                                 ===============   =============   ===============

   Transfer from loans receivable to foreclosed real estate      $     1,189,576   $   2,175,77X   $     1,419,449
                                                                 ===============   =============   ===============

   Loans to facilitate sales of foreclosed real estate           $       345,000   $   1,077,80X   $     1,163,700
                                                                 ===============   =============   ===============

   Mortgage loan in connection with sale of building             $        --       $      --       $       500,000
                                                                 ===============   =============   ===============

   Cash paid during the period for:
      Income taxes, net of refunds                               $     2,705,465   $   1,941,05X   $     2,034,382
                                                                 ===============   =============   ===============

      Interest on deposits and borrowings                        $    11,434,737   $  11,421,97X   $    11,781,550
                                                                 ===============   =============   ===============

See notes to consolidated financial statements.                               8

                             PAMRAPO BANCORP, INC.
                               AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------

     Basis of consolidated financial statement presentation
     ------------------------------------------------------

     The consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiary, Pamrapo Savings Bank, S.L.A. (the "Savings Bank") and the Savings Bank's wholly owned subsidiary, Pamrapo Service Corp., Inc. (the "Service Corp."). The Corporation's business is conducted principally through the Savings Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statement of financial condition and revenues and expenses for the period then ended. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes in the near-term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, the assessment of prepayment risks associated with mortgage-backed securities and the determination of the amount of deferred tax assets which are more likely than not to be realized. Management believes that the allowance for loan losses is adequate, foreclosed real estate is appropriately valued, prepayment risks associated with mortgage-backed securities are properly recognized and all deferred tax assets are more likely than not to be recognized. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowance for loan losses or further writedowns of foreclosed real estate may be necessary based on changes in economic conditions in the market area. Additionally, assessments of prepayment risks related to mortgage-backed securities are based upon current market conditions, which are subject to frequent change. Finally, the determination of the amount of deferred tax assets more likely than not to be realized is dependent on projections of future earnings, which are subject to frequent change.

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

     Cash and cash equivalents
     -------------------------

     Cash and cash equivalents include cash and amounts due from depository institutions, federal funds sold and interest-bearing deposits in other banks having original maturities of three months or less. Generally, federal funds sold are sold for one-day periods.

     Investment and mortgage-backed securities
     -----------------------------------------

     Investments in debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading

                             PAMRAPO BANCORP, INC.
                               AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------




1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
---------------------------------------------

     Investment and mortgage-backed securities (Cont'd.)
     -----------------------------------------

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

     As permitted by the FASB's "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities", the Savings Bank reassessed the classification of its held to maturity portfolios. As a result of such reassessment, the Savings Bank transferred securities with a book value of $15,047,000 and a fair value of $14,837,000, from held to maturity to available for sale during the year ended December 31, 1995. In connection with such transfer, an unrecognized loss, net of deferred income taxes, of $134,000 was recognized and classified as a separate component of stockholders' equity.

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

     Loans receivable
     ----------------

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

     Uncollectible interest on loans is charged off, or an allowance is established based on management's evaluation. An allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is probable, in which case the loan is returned to an accrual status.

                             PAMRAPO BANCORP, INC.
                               AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
---------------------------------------------

     Allowance for loan losses
     -------------------------

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

     Effective January 1, 1995, the Savings Bank adopted FASB Statements No. 114, "Accounting by Creditors for Impairment of a Loan", and No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures". The provisions of these statements are applicable to all loans, uncollateralized as well as collateralized, except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment and loans that are measured at fair value or at the lower of cost or fair value. Loans classified as impaired are to be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan evaluated for impairment is deemed to be impaired when based on current information and events, it is probable that the Savings Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. All loans identified as impaired are evaluated independently. The Savings Bank does not aggregate such loans for evaluation purposes.

     Payments received on impaired loans are applied first to accrued interest receivable and then to principal.

                             PAMRAPO BANCORP, INC.
                               AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
---------------------------------------------

     Foreclosed real estate and investment in real estate
     ----------------------------------------------------

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

     Real estate held for investment is carried at cost less accumulated depreciation. Income and expense of operating the property are recorded in operations.

     Premises and equipment
     ----------------------

     Premises and equipment are comprised of land, at cost, and buildings, building improvements, leaseholds and furnishings and equipment, at cost, less accumulated depreciation and amortization. Significant renewals and betterments are charged to the property and equipment account. Maintenance and repairs are expensed in the year incurred. Rental income is netted against occupancy expense.

     Income taxes
     ------------

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

     Deferred income tax expense or benefit is determined by recognizing deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. The realization of deferred tax assets is assessed and a valuation allowance provided, when necessary, for that portion of the asset which is not likely to be realized. Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize the deferred tax assets.

                             PAMRAPO BANCORP, INC.
                               AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
---------------------------------------------

     Interest-rate risk
     ------------------

     The Savings Bank is principally engaged in the business of attracting deposits from the general public and using these deposits, together with borrowings and other funds, to invest in securities, to make loans secured by real estate and, to a lesser extent, make consumer loans. The potential for interest-rate risk exists as a result of the generally shorter duration of the Savings Bank's interest-sensitive liabilities compared to the generally longer duration of its interest-sensitive assets. In a rising interest rate environment, liabilities will reprice faster than assets, thereby reducing net interest income. For this reason, management regularly monitors the maturity structure of the Savings Bank's assets and liabilities in order to measure its level of interest-rate risk and to plan for future volatility.

     Disclosures about fair value of financial instruments
     -----------------------------------------------------

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

                             PAMRAPO BANCORP, INC.
                               AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
---------------------------------------------

     Excess of cost over assets acquired
     -----------------------------------

     The cost in excess of the fair value of net assets (goodwill) acquired through the acquisition of certain assets and assumption of certain liabilities of branch offices is being amortized to expense over a ten year period by use of the straight-line method.

     Net income per common share
     ---------------------------

     In February 1997, the FASB issued Statement No. 128, "Earnings Per Share". Statement No. 128 specifies the computation, presentation and disclosure requirements for earnings per share ("EPS") for entities with publicity held common stock, or potential common stock. This statement simplifies the standard for computing EPS previously found in Accounting Principles Board Opinion No. 15. It replaces the presentation of primary EPS with basic EPS and the presentation of fully diluted EPS with diluted EPS. Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issued common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Statement No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods, and requires the restatement of all prior-period EPS data presented.

     Impact of recent accounting standards
     -------------------------------------

     In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income". Statement No. 130 requires that all items that are components of "comprehensive income" be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is defined as the "change in equity [net assets] of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners". Companies will be required to (a) classify items of other comprehensive income by their nature in the financial statements and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Statement No. 130 is effective for fiscal years beginning after December 15, 1997 and requires reclassification of prior periods presented. As the requirements of Statement No. 130 are disclosure-related, its implementation will have no impact on the Corporation's consolidated financial condition or results of operation.

     In June 1997, the FASB issued Statement No. 131, "Disclosure about Segments of an Enterprise and Related Information". Statement No. 131 requires that enterprises report certain financial and descriptive information about operating segments in complete sets of financial statements of the company and its condensed financial statements of interim periods issued to shareholders. It also requires that a company report certain information about their products and services, geographic areas in which they operate and their major customers. Statement No. 131 is effective for fiscal years beginning after December 15, 1997 and requires interim periods to be presented in the second year of application. As the requirements of Statement No. 131 are disclosure-related, its implementation will have no impact on the Corporation's financial condition or results of operations.

                             PAMRAPO BANCORP, INC.
                               AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
---------------------------------------------

Reclassification
----------------

Certain amounts for prior periods have been reclassified to conform to the current period's presentation.

2. SECURITIES AVAILABLE FOR SALE
--------------------------------

                                                            December 31, 1996
                                            --------------------------------------------------
                                                             Gross Unrealized
                                              Amortized   ----------------------    Carrying
                                                Value       Gains       Losses       Value
                                            ------------  ---------   ----------  ------------
U.S. Government (including agencies):
  Due in one year or less                   $  4,002,062  $   7,572   $    4,014  $  4,005,620
  Due after one year through five years        2,998,369     18,521         -        3,016,890
  After ten years                              1,000,000       -            -        1,000,000
                                            ------------  ---------   ----------  ------------

                                               8,000,431     26,093        4,014     8,022,510
Mortgage-backed securities                    13,488,179     30,764      449,255    13,069,688
Mutual funds                                   1,049,198       -            -        1,049,198
Equity security                                    7,020     83,777         -           90,797
                                            ------------  ---------   ----------  ------------

                                            $ 22,544,828  $ 140,634   $  453,269  $ 22,232,193
                                            ============  =========   ==========  ============

                                                            December 31, 1997
                                            -------------------------------------------------
                                                             Gross Unrealized
                                              Amortized   ----------------------    Carrying
                                                Value       Gains       Losses       Value
                                            ------------  ---------   ----------  ------------
U.S. Government (including agencies):
  Due after one year through five years     $  1,999,000  $  16,620   $     -     $  2,015,620
  After ten years                              1,000,000      1,920         -        1,001,920
                                            ------------  ---------   ----------  ------------

                                               2,999,000     18,540         -        3,017,540

Mortgage-backed securities                     7,712,311     18,925      153,928     7,577,308
Mutual funds                                   1,114,418      4,289         -        1,118,707
Equity security                                    7,020    128,627         -          135,647
                                            ------------  ---------   ----------  ------------

                                            $ 11,832,749  $ 170,381   $  153,928  $ 11,849,202
                                            ============  =========   ==========  ============

There were no sales of securities available for sale during the years ended December 31, 1995 and 1996. Proceeds from the sales of securities available for sale during the year ended December 31, 1997 totalled $3,992,226. Gross gains of $32,399 and gross losses of $26,880 were realized on those sales.

                             PAMRAPO BANCORP, INC.
                               AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------



3. MORTGAGE-BACKED SECURITIES HELD TO MATURITY
----------------------------------------------

                                                                  December 31, 1996
                                             ----------------------------------------------------------
                                                                  Gross Unrealized
                                                Carrying      -------------------------     Estimated
                                                 Value           Gains         Losses       Fair Value
                                             -------------    ----------     ----------   -------------
Federal Home Loan Mortgage Corporation       $  76,678,673    $  579,720     $  886,400   $  76,371,993
Federal National Mortgage Association           19,335,458        73,911        377,430      19,031,939
Government National Mortgage Association           712,414        -              17,061         695,353
                                             -------------    ----------     ----------   -------------
                                             $  96,726,545    $  653,631     $1,280,891   $  96,099,285
                                             =============    ==========     ==========   =============



                                                                  December 31, 1997
                                             ----------------------------------------------------------
                                                                  Gross Unrealized
                                                Carrying      -------------------------     Estimated
                                                 Value           Gains         Losses       Fair Value
                                             -------------    ----------     ----------   -------------
Federal Home Loan Mortgage Corporation       $  91,984,480    $1,184,211     $   91,719   $  93,076,972
Federal National Mortgage Association           25,991,878       511,087         32,940      26,470,025
Government National Mortgage Association         8,132,556        98,617          1,378       8,229,795
                                             -------------    ----------     ----------   -------------
                                             $ 126,108,914    $1,793,915     $  126,037   $ 127,776,792
                                             =============    ==========     ==========   =============

There were no sales of mortgage-backed securities during the years ended December 31, 1995 and 1996. During the year ended December 31, 1997, proceeds from the sales of mortgage-backed securities held to maturity totalled $3,640,635 and resulted in gross gains and losses of $115,069 and $9,005, respectively. The securities sold had an outstanding principal balance of less than fifteen percent of their original principal balances and, as provided for in Statement No. 115, were permitted to be sold out of the held to maturity portfolio.

                             PAMRAPO BANCORP, INC.
                               AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


4. LOANS RECEIVABLE
-------------------

                                                        December 31,
                                               -----------------------------
                                                    1996            1997
                                               -------------- --------------
Real estate mortgage:
     One-to-four family                        $ 118,524,480   $ 120,344,198
     Multi-family                                 34,051,393      32,872,720
     Commercial                                   21,604,331      21,323,826
     FHA insured and VA guaranteed                 1,520,105       1,085,808
                                               --------------  --------------

                                                 175,700,309     175,626,552
                                               --------------  --------------

Real estate construction                           1,590,500       2,031,948
                                               --------------  --------------

Land                                                 395,276         605,862
                                               --------------  --------------
Consumer:
     Passbook or certificate                         391,074         431,303
     Home improvement                                445,890         440,314
     Equity and second mortgage                   30,683,482      33,586,539
     Student education                             1,350,655         752,973
     Automobile                                    1,106,921       1,210,292
     Personal                                      1,157,891       1,444,871
                                               --------------  --------------

                                                  35,135,913      37,866,292
                                               --------------  --------------

        Total                                    212,821,998     216,130,654
                                               --------------  --------------

Less: Loans in process                               465,700         570,700
      Allowance for loan losses                    2,800,000       2,475,000
      Deferred loan fee and discounts              2,150,905       1,928,859
                                               --------------  --------------

                                                   5,416,605       4,974,559
                                               --------------  --------------

                                               $ 207,405,393   $ 211,156,095
                                               ==============  ==============

At December 31, 1995, 1996 and 1997, loans serviced by the Savings Bank for the benefit of others totalled approximately $7,593,000, $6,240,000 and $4,943,000, respectively.

At December 31, 1995, 1996, and 1997, nonaccrual loans for which interest has been discontinued totalled approximately $7,624,000, $6,928,000 and $5,041,000 respectively. During the years ended December 31, 1995, 1996 and 1997, the Savings Bank recognized interest income of approximately $260,000, $172,000 and $144,000, respectively, on these loans. Interest income that would have been recorded, had the loans been on the accrual status, would have amounted to approximately $745,000, $665,000 and $491,000 for the years ended December 31, 1995, 1996 and 1997 respectively. The Savings Bank is not committed to lend additional funds to the borrowers whose loans have been placed on nonaccrual status.

                             PAMRAPO BANCORP, INC.
                               AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

4.   LOANS RECEIVABLE (Cont'd.)
---------------------

The following is an analysis of the allowance for loan losses:

                                            Year Ended December 31,
                                   -----------------------------------------
                                      1995            1996          1997
                                   -----------    -----------    -----------
Balance, beginning                 $ 3,650,000    $ 2,725,000    $ 2,800,000
Provisions charged to operations       411,301        644,466        585,555
Recoveries credited to allowance         5,174         68,906         17,144
Loan losses charged to allowance    (1,341,475)      (638,372)      (927,699)
                                   -----------    -----------    -----------
Balance, ending                    $ 2,725,000    $ 2,800,000    $ 2,475,000
                                   ===========    ===========    ===========

Impaired loans and related amounts recorded in the allowance for loan losses are summarized as follows:

                                                      December 31,
                                              -----------------------------
                                                    1996          1997
                                              -------------   -------------
Recorded investment in impaired loans:
   With recorded allowances                   $   2,363,504   $   1,490,362
   Without recorded allowances                    4,569,944       3,361,451
                                              -------------   -------------
       Total impaired loans                       6,933,448       4,851,813
                                              -------------   -------------
   Related allowance for loan losses                839,504         616,349
                                              -------------   -------------
       Net impaired loans                     $   6,093,944   $   4,235,464
                                              =============   =============

The activity with respect to loans to directors, officers and associates of such persons, is as follows:


                                            Year Ended December 31,
                                   -----------------------------------------
                                      1995            1996          1997
                                   -----------    -----------    -----------
Balance, beginning                 $ 3,347,813    $ 2,939,661    $ 3,341,861
Loans originated                        65,000      1,034,065        522,580
Collection of principal               (135,622)      (631,865)      (743,232)
Persons no longer associated          (337,530)            --             --
                                   -----------    -----------    -----------
Balance, ending                    $ 2,939,661    $ 3,341,861    $ 3,121,209
                                   ===========    ===========    ===========

                              PAMRAPO BANCORP, INC.
                                AND SUBSIDIARIES
                   NOTES: TO CONSOLIDATED FINANCIAL STATEMENTS
                   -------------------------------------------

5.   PREMISES AND EQUIPMENT
---------------------------
                                                   December 31,
                                         ----------------------------
                                              1996            1997
                                         -----------      -----------
Land                                     $   987,649      $   701,625
                                         -----------      -----------

Buildings and improvements                 3,248,967        2,988,834
Less accumulated depreciation              1,201,684        1,242,349
                                         -----------      -----------

                                           2,047,283        1,746,485
                                         -----------      -----------
Leasehold improvements                            --          413,741
Less accumulated amortization                     --           (8,382)
                                         -----------      -----------

                                                  --          405,359
                                         -----------      -----------
Furnishings and equipment                  3,909,753        4,100,874
Less accumulated depreciation              3,313,857        3,472,165
                                         -----------      -----------

                                             595,896          628,709
                                         -----------      -----------
                                         $ 3,630,828      $ 3,482,178
                                         ===========      ===========

Depreciation expense for the years ended December 31, 1995, 1996 and 1997 totalled approximately $300,000, $311,000 and $350,000, respectively. Depreciation charges are computed on the straight-line method over the following estimated useful lives:

        Buildings and improvements                     10 to 50 years
        Leasehold improvements                         20 years
        Furnishings and equipment                      3 to 10 years

6.    INTEREST RECEIVABLE
-------------------------

                                                             December 31,
                                                       -------------------------
                                                           1996          1997
                                                       -----------   -----------

Loans, net of allowance for uncollected
 interest of approximately $263,000 and
 $ 280,000, respectively                                $1,728,159   $1,580,275
Mortgage-backed securities                                 747,692      829,217
Investments and other interest-earning assets              201,192       85,708
                                                       -----------   -----------
                                                        $2,677,043   $2,495,200
                                                       ===========   ===========

                             PAMRAPO BANCORP, INC.
                               AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


 7.   DEPOSITS
 -------------


                                                                  December 31,
                                  -------------------------------------------------------------------------------
                                                  1996                                      1997
                                  -------------------------------------------------------------------------------
                                  Weighted                                    Weighted
                                  Average                                     Average
                                   Rate          Amount         Percent       Rate        Amount        Percent
                                 ----------  -------------    ----------   ----------  -------------   ----------
Demand:
 Non-interest-bearing              0.00%      $  11,868,794          3.94     0.00%    $  14,855,660         4.83
 NOW                               2.50%         18,855,061          6.27     2.00%       19,917,411         6.48
                                              -------------   -----------              -------------   ----------
                                                 30,723,855         10.21                 34,773,071        11.31

Money Market                       2.87%         22,140,456          7.36     2.75%       22,213,618         7.22
Savings and club                   2.75%        111,706,195         37.14     2.75%      109,475,872        35.61
Certificates of deposit            5.03%        136,214,914         45.29     5.10%      141,009,439        45.86
                                              -------------   -----------              -------------   ----------

                                   3.68%      $ 300,785,420        100.00     3.65%    $ 307,472,000       100.00
                                              =============   ===========              =============   ==========

The scheduled maturities of certificates of deposit are as follows:



                                                       December 31,
                                                 ------------------------
   Maturity Period                                 1996            1997
----------------------                           ----------      ----------
                                                       (In Thousands)

One year or less                                 $  112,663      $  117,901
After one to three years                             18,850          20,183
After three years                                     4,702           2,925
                                                 ----------      ----------

                                                 $  136,215      $  141,009
                                                 ==========      ==========

Certificates of deposit of $100,000 or more by the time remaining until maturity are as follows:

   Maturity Period                                      December 31,
----------------------                           --------------------------
                                                    1996            1997
                                                 ----------      ----------
                                                        (In Thousands)

Three months or less                             $    5,237      $    7,160
After three through six months                        5,753           8,096
After six through twelve months                       5,807           6,611
After twelve months                                   3,237           4,551
                                                 ----------      ----------

                                                 $   20,034      $   26,418
                                                 ==========      ==========

                             PAMRAPO BANCORP, INC.
                               AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7.  DEPOSITS (Cont'd.)
------------

A summary of interest on deposits follows:

                                                   Year Ended December 31 ,
                                       --------------------------------------------
                                            1995            1996            1997
                                       ------------    ------------    ------------
Demand                                 $  1,076,669    $  1,078,983    $    993,986
Savings and club                          3,316,174       3,166,105       3,077,839
Certificates of deposit                   6,357,405       6,939,953       7,002,181
                                       ------------    ------------    ------------

                                         10,750,248      11,185,041      11,074,006
Less penalties for early withdrawal
 of certificates of deposit                 (16,596)        (10,346)        (11,898)
                                       ------------    ------------    ------------

                                       $ 10,733,652    $ 11,174,695    $ 11,062,108
                                       ============    ============    ============

8.   ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK
-----------------------------------------------------

                                             December 31,
                 ---------------------------------------------------------------------
                              1996                                 1997
                 ----------------------------             ----------------------------
                  Weighted                                  Weighted
                  Average                                   Average
                  Interest                                  Interest
December 31,       Rate        Amount                       Rate           Amount
-----------      --------  ------------                   ---------   ---------------
  1999            6.47%    $   3,000,000                     6.47%    $     3,000,000
  2000            -              -                           6.27%          5,000,000
  2001            5.10%          243,100                     5.10%            243,100
  2002            -               -                          6.51%          5,000,000
  2003            4.52%          340,000                     4.62%            340,000
                           -------------                              ---------------

                  6.20%    $   3,583,100                     6.34%    $    13,583,100
                           =============                              ===============

At December 31, 1996 and 1997, the advances were secured by pledges of the Savings Bank's investment in the capital stock of the Federal Home Loan Bank of New York totalling $2,979,400 and a blanket assignment of the Savings Bank's unpledged qualifying mortgage loans, mortgage-backed securities and securities portfolios.

                             PAMRAPO BANCORP, INC.
                               AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

9.   OTHER BORROWED MONEY
-------------------------

                                     December 31,
                    ---------------------------------------------
                            1996                    1997
                    --------------------- -----------------------
                     Interest              Interest
                       Rate      Amount      Rate        Amount
                    --------- ----------- ----------  -----------

Mortgage loan         8.00    $   293,094    8.00%    $   273,623
                              ===========             ===========

The mortgage loan is payable in 144 equal monthly installments of $3,518 through February 1, 2007 and is secured by premises with a carrying value of $405,000 and $399,000 at December 31, 1996 and 1997, respectively.


10.   STOCK REPURCHASE PROGRAM
------------------------------

During the years ended December 31, 1996 and 1997, the Corporation repurchased 294,000 and 318,900 shares, respectively, of its own common stock, at prices ranging from $18.75 to $23.50 per common share, at a total cost of $6,179,188 and $7,369,153, respectively, under stock repurchase programs approved by the Corporation's Board of Directors.


11.   REGULATORY CAPITAL
------------------------

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

The Savings Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Savings Bank. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of the Savings Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Savings Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

The Office of Thrift Supervision ("OTS") has prescribed capital requirements which include three separate measurements of capital adequacy: a leverage-ratio capital standard ("Core"), a tangible capital standard and a risk-based capital standard (collectively known as the "Capital Rule"). The Capital Rule requires each savings institution to maintain tangible capital equal to at least 1.5% of its tangible assets and core capital equal to at least 3.0% of its adjusted total assets. The Capital Rule further requires each savings institution to maintain total capital equal to at least 8.0% of its risk-weighted assets.

                             PAMRAPO BANCORP, INC.
                               AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


11. REGULATORY CAPITAL Cont'd.)
----------------------

The following table sets forth the capital position of the Savings Bank as calculated as of December 31, 1997:


                                                       Tangible               Core               Risk-Based
                                                 -------------------   -------------------  --------------------
(Dollars in thousands)                            Amount     Percent    Amount     Percent   Amount      Percent
                                                 --------    -------   --------    -------  --------     -------
Capital as calculated under GAAP                 $ 45,395     12.10    $ 45,395      12.1   $ 45,395      25.02
Deduct investment in nonincludable
  subsidiary and goodwill                          (1,608)     (.43)     (1,608)      (.4)    (1,608)      (.89)
Deduct: Unrealized gain on securities
  available for sale                                  (10)       --         (10)       --        (10)        --
Add qualifying general loan loss allowance,
  as limited by regulation                             --        --          --        --      1,856       1.02
                                                 --------    ------    --------    ------   --------     ------

Capital, as calculated                             43,777     11.67      43,777      11.6     45.633      25.15
Capital, as required                                5,627      1.50      11,254       3.0     14,513       8.00
                                                 --------    ------    --------    ------   --------     ------

Excess                                           $ 38,150     10.17    $ 32,523       8.6   $ 31,120      17.15
                                                 ========    ======    ========    ======   ========     ======

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") imposes increased requirements on the operations of financial institutions and mandated the development of regulations designed to empower regulators to take prompt corrective action with respect to institutions that fall below certain capital standards. FDICIA stipulates that an institution with less than 4% core capital is deemed to be undercapitalized. Quantitative measures established by FDICIA to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1997, that the Savings Bank meets all capital adequacy requirements to which it is subject.

As of June 9, 1997, the most recent notification from the OTS, the Savings Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Savings Bank must maintain minimum total, risk-based, and Tier I leverage ratios of 10%, 6%, and 5%, respectively. There are no conditions existing or events which have occurred since notification that management believes have changed the institution's category.


12.  BENEFIT PLANS
------------------

       Pension Plan
       ------------

       The Savings Bank has a non-contributory defined benefit pension plan covering all eligible employees. The benefits are based on years of service and employees' compensation. The Savings Bank's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. The Plan's assets consist primarily of mutual funds and bank deposits.

                             PAMRAPO BANCORP, INC.
                               AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


12.   BENEFIT PLANS (Cont'd)
-------------------

The following tables set forth the plan's funded status and components of net periodic pension cost:


                                                                         December 31,
                                                                  --------------------------
                                                                     1996             1997
                                                                  -----------    -----------
Actuarial present value of benefit obligation including vested
 benefits of $2,3l5,961 (1996) and $2,522,509 (1997)              $ 2,364,277    $ 2,581,863
                                                                  ===========    ===========

Projected benefit obligation                                      $(3,034,030)   $(3,275,432)
Plan assets at fair value                                           2,535,533      3,120,434
                                                                  -----------    -----------

Projected benefit obligation in excess of plan assets                (498,497)      (154,998)
Unrecognized net loss                                                 435,857        129,314
Unrecognized transaction obligation                                    36,391             --
                                                                  -----------    -----------

Accrued pension cost                                              $   (26,249)   $   (25,684)
                                                                  ===========    ===========

                                                                        Year Ended December 31,
                                                                -----------------------------------
                                                                   1995         1996        1997
                                                                ---------    ---------    ---------
Net periodic pension cost included the following components:
     Service cost                                               $ 155,522    $ 165,174    $ 175,878
     Interest cost                                                195,253      202,020      225,244
     Actual return on plan assets                                (295,446)    (116,162)    (201,209)
     Net amortization and deferral                                231,160       (8,606)      36,391
                                                                ---------    ---------    ---------

Net periodic pension cost                                       $ 286,489    $ 242,426    $ 236,304
                                                                =========    =========    =========

Assumptions used in the accounting for the plan are as follows:

                                                         Year Ended December 31,
                                                         -----------------------
                                                         1995    1996      1997
                                                         -----   -----     -----

Discount rate                                            7.50%   7.50%     7.50%
Rate of increase in compensation                         4.50%   4.00%     4.00%
Long-term rate of return on plan assets                  7.50%   8.00%     8.00%


Savings and Investment Plan (the "Plan")
---------------------------------------

The Savings Bank sponsors a Plan pursuant to Section 401(k) of the Internal Revenue Code, for all eligible employees. Employees may elect to save up to 10% of their compensation of which the Savings Bank will match 50% of the employee's contribution. The Plan expense amounted to approximately, $92,000, $109,000 and $103,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

                             PAMRAPO BANCORP, INC.
                               AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


12.   BENEFIT PLANS (Cont'd.)
-------------------

         Supplemental Executive Retirement Plan ("SERP")
         -----------------------------------------------

         The Savings Bank has an unfunded non-qualified deferred retirement plan for certain employees. A participant who retires at age 65, (the "Normal Retirement Age") is entitled to an annual retirement benefit equal to 75% of his compensation reduced by his retirement plan annual benefits. Participants retiring before the Normal Retirement Age receive the same benefits reduced by a percentage based on years of service to the Savings Bank and the number of years prior to the Normal Retirement Age that participant retires. The SERP expense amounted to approximately $35,000, $76,000 and $174,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

         Stock option plan
         -----------------

         The following table summarizes the transactions in the stock option plan:

                                                 Number            Price
                                               of Shares         Per Share
                                               ---------      --------------

            Balance - December 31, 1994          188,052      $5.75 - $6.375
                 Exercised                       125,262       5.75 -  6.375
                                               ---------

            Balance - December 31, 1995           62,790       5.75 -  6.375
                Exercised                         56,930       5.75 -  6.375
                                               ---------

            Balance - December 31, 1996            5,860       5.75 -  6.375
                Exercised                          5,860       5.75 -  6.375
                                               ---------

            Balance - December 31, 1997               --
                                               =========

                             PAMRAPO BANCORP, INC.
                               AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


13. INCOME TAXES
----------------

The Savings Bank qualifies as a savings institution under the provisions of the Internal Revenue Code and was therefore, prior to January 1, 1996, permitted to deduct from taxable income an allowance for bad debts based upon eight percent of taxable income before such deduction, less certain adjustments. Retained earnings at December 31, 1997, include approximately $6,900,000 of such bad debt, which, in accordance with FASB Statement No. 109, "Accounting for Income Taxes," is considered a permanent difference between the book and income tax basis of loans receivable, and for which income taxes have not been provided. If such amount is used for purposes other than for bad debt losses, including distributions in liquidation, it will be subject to income tax at the then current rate.

Refundable income taxes of approximately $1,026,000 and $323,000 at December
31, 1996 and 1997, respectively, are reflected in the consolidated statements of financial condition under the caption "Other Assets". Income taxes payable of approximately $11,000 at December 31, 1995 are reflected in the consolidated statements of financial condition under the caption "Other Liabilities".

The tax effects of existing temporary differences which give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

                                                          December 31,
                                                   -----------------------
Deferred tax assets                                   1996          1997
-------------------                                ----------   ----------

Allowance for loan losses                          $  595,875   $  638,125
Deferred loan fees                                    635,947      512,087
Depreciation                                           36,375       13,631
Reserve for uncollected interest                       94,398      100,634
Benefit plans                                          17,278      110,670
Unrealized loss on securities available for sale      115,700           --
Other                                                     941          644
                                                   ----------   ----------

                                                    1,496,514    1,375,791
Deferred tax liabilities
------------------------

Unrealized gain on securities available for sale           --        5,900
                                                   ----------   ----------

Net deferred tax assets                            $1,496,514   $1,369,891
                                                   ==========   ==========

The components of income taxes are summarized as follows:

                                                Year Ended December 31,
                                          ------------------------------------
                                             1995         1996         1997
                                          ----------   ----------   ----------

Current                                   $2,797,930   $1,027,417   $2,754,147
Deferred                                     205,290      131,066        5,023
                                          ----------   ----------   ----------

                                          $3,003,220   $1,158,483   $2,759,170
                                          ==========   ==========   ==========

                             PAMRAPO BANCORP, INC
                               AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


13. INCOME TAXES (Cont'd.)
----------------

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:


                                                                                                  Year Ended December 31,
                                                                                       -----------------------------------------
                                                                                           1995           1996           1997
                                                                                       -----------    -----------    -----------
   Federal income tax                                                                  $ 2,934,516    $ 1,401,939    $ 2,662,327
   Increases (reductions) in income taxes resulting from:
       Non-statutory stock options and other benefit plans                                 (66,060)      (315,680)       (86,391)
       New Jersey savings institution
         tax, net of federal income tax effect                                             173,043         83,714        158,661
       Other items, net                                                                    (38,279)       (11,490)        24,573
                                                                                       -----------    -----------    -----------

   Effective income tax                                                                $ 3,003,220    $ 1,158,483    $ 2,759,170
                                                                                       ===========    ===========    ===========


14. LEGISLATIVE MATTER
----------------------

On September 30, 1996, legislation was enacted which, among other things, imposed a special one-time assessment on Savings Association Insurance Fund ("SAW") member institutions, including the Savings Bank, to recapitalize the SAIF and spread the obligation for payment of Financial Corporation ("FICO") bonds across all SAIF and Bank Insurance Fund ("BIF") members. The special assessment levied amounted to 65.7 basis points on SAIF assessable deposits held as of March 31, 1995. The special assessment was recognized in the third quarter of 1996 and is tax deductible. The Savings Bank took a charge of $2,023,000 as a result of the special assessment. This legislation will eliminate the substantial disparity between the amount that BIF and SAIF members had been paying for deposit insurance premiums.

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

The FDIC has lowered SAIF assessments to a range comparable to that of BIF members, although SAIF members must also make the FICO payments described above. Management cannot predict the precise level of FDIC insurance assessments on an ongoing basis or whether the BIF and SAIF will eventually be merged.

                              PAMRAPO BANCORP, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

15. COMMITMENTS AND CONTINGENCIES
---------------------------------

The Savings Bank is party to financial instruments with off-balance sheet risk in the normal course of business primarily to meet the financing needs of its customers. These financial instruments include commitments to originate loans and purchase securities. The commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statement of financial condition. The Savings Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Savings Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments.

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contact. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Savings Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Savings Bank, upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but primarily includes residential real estate and income-producing commercial properties.

The Savings Bank had loan commitments outstanding as follows:

                                                            December 31,
                                                     ---------------------------
                                                        1996            1997
                                                     -----------     -----------
       To originate loans                            $ 3,499,000     $ 9,674,000
                                                     ===========     ===========


At December 31, 1997, the outstanding commitments to originate loans includes $9,151,000 of loans at fixed interest rates which range from 6.375% to 10% and $523,000 of loans with adjustable rates with initial rates that range from 6.125% to 7.00%. All commitments are due to expire within ninety days.

At December 31, 1997, undisbursed funds from approved lines of credit under a homeowners' equity lending program amounted to approximately $761,000. Unless they are specifically cancelled by notice from the Savings Bank, these funds represent firm commitments available to the respective borrowers on demand. The interest rate charged for any month on funds disbursed under this program is 1.75% above the prime rate.

Rental expenses related to the occupancy of premises totalled $60,000, $70,000 and $98,000 for the years ended December 31, 1995, 1996 and 1997, respectively. At December 31, 1997, minimum non-cancellable obligations under lease agreements with original terms of more than one year are as follows:

          December                                   Amount
          31,
          ------------                             ----------
              1998                                 $  188,722
              1999                                    189,877
              2000                                    191,077
              2001                                    193,477
            Thereafter                              1,446,401
                                                   ----------

                                                   $2,209,554
                                                   ==========

                              PAMRAPO BANCORP, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


15.   COMMITMENTS AND CONTINGENCIES (Cont'd)
-----------------------------------

The Savings Bank is also a party to litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material effect on the consolidated financial position of the Savings Bank or the Corporation.


16. FAIR VALUES OF FINANCIAL INSTRUMENTS
----------------------------------------

The carrying amounts and fair value of the Corporation's financial instruments are as follows:

                                                               December 31,
                                                ---------------------------------------------
                                                         1996                   1997
                                                ---------------------  ----------------------
                                                Carrying               Carrying
                                                 Value     Fair Value    Value     Fair Value
                                                --------   ----------   --------   ----------
 Financial Assets                                              (In Thousands)
 ----------------
 Cash and cash equivalents                      $ 21,143     $ 21,143   $ 13,307     $ 13,307
 Securities available for sale                    22,232       22,232     11,849       11,849
 Mortgage-backed securities held to maturity      96,727       96,099    126,109      127,777
 Loans receivable                                207,405      212,285    211,156      216,349
 Interest receivable                               2,677        2,677      2,495        2,495

 Financial Liabilities
 ---------------------

 Deposits                                        300,785      301,550    307,472      308,345
 Advances and other borrowed money                 3,876        3,881     13,857       13,980

 Commitments
 -----------

 To originate loans                                3,499        3,499      9,674        9,674
 To purchase mortgage-backed securities            1,011        1,011         --           --

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

                             PAMRAPO BANCORP, INC.
                               AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


16.  FAIR VALUES OF FINANCIAL INSTRUMENTS (Cont'd.)
-----------------------------------------

Finally, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies introduces a greater degree of subjectivity to these estimated fair values.


17. PARENT CORPORATION FINANCIAL INFORMATION
---------------------------------------------

The following condensed financial statements of the Corporation should be read in conjunction with the Notes to Consolidated Financial Statements.


                STATEMENTS OF FINANCIAL CONDITION
                ---------------------------------

                                                      December 31,
                                              ---------------------------
 Assets                                           1996           1997
 ------                                       ------------    -----------

Cash and cash equivalents                     $  3,007,318    $  2,933,564
Investment in subsidiary                        46,953,894      45,394,268
Loan receivable                                  3,000,000           -
Refundable income taxes                            525,050         184,216
Other assets                                        84,844         108,622
                                              ------------    ------------

    Total assets                              $ 53,571,106    $ 48,620,670
                                              ============    ============


Liabilities and stockholders' equity
------------------------------------

Liabilities
-----------

Other liabilities                             $     62,145    $     87,555
                                              ------------    ------------

Total liabilities                                   62,145          87,555
                                              ------------    ------------

Stockholders' equity
--------------------

Common stock                                        34,500          34,500
Paid-in-capital in excess of par value          18,906,768      18,906,768
Retained earnings-substantially                 40,747,283      43,017,781
restricted
Treasury stock, at cost                         (6,179,590)    (13,425,934)
                                              ------------    ------------

Total stockholders'                             53,508,961      48,533,115
                                              ------------    ------------

Total liabilities and stockholders' equity    $ 53,571,106    $ 48,620,670
                                              ============    ============

                             PAMRAPO BANCORP, INC.
                               AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

17. PARENT CORPORATION FINANCIAL INFORMATION (Cont'd.)
--------------------------------------------

                             STATEMENTS OF INCOME
                             --------------------


                                                                    Year Ended December 31,
                                                           -----------------------------------------
                                                               1995           1996           1997
                                                           ------------   -----------    -----------
        Dividends from subsidiary                          $        --    $ 8,400,000    $ 7,000,000
        Interest income                                          5,578        305,752         65,885
                                                           -----------    -----------    -----------

            Total income                                         5,578      8,705,752      7,065,885
        Expenses                                               368,249        663,855        411,584
                                                           -----------    -----------    -----------

                                                              (362,671)     8,041,897      6,654,301
        Equity in undistributed earnings of subsidiary       5,875,821     (5,485,098)    (1,767,114)
                                                           -----------    -----------    -----------

        Income before income taxes (benefit)                 5,513,150      2,556,799      4,887,187
        Income taxes (benefit)                                (114,648)      (408,069)      (184,016)
                                                           -----------    -----------    -----------
        Net income                                         $ 5,627,798    $ 2,964,868    $ 5,071,203
                                                           ===========    ===========    ===========
                            STATEMENTS OF CASH FLOWS
                            ------------------------

                                                                   Year Ended December 31,
                                                       --------------------------------------------
                                                           1995             1996           1997
                                                       ------------    ------------    ------------
Cash flows from operating activities:
  Net income                                           $  5,627,798    $  2,964,868    $  5,071,203
  Adjustments to reconcile net income to net
   cash (used in) provided by operating activities:
    Equity in undistributed earnings of subsidiary       (5,875,821)      5,485,098       1,767,114
    Decrease (increase) in refundable income taxes           31,808        (408,219)        340,834
    (Increase) in other assets                              (33,417)        (31,649)        (23,778)
    Increase in other liabilities                            14,083              94          25,410
                                                       ------------    ------------    ------------
      Net cash (used in) provided by operating
    activities                                             (235,549)      8,010,192       7,180,783
                                                       ------------    ------------    ------------
Cash flows from investing activities:
  (Increase) decrease in loans receivable                (6,000,000)      3,000,000       3,000,000
                                                       ------------    ------------    ------------
      Net cash (used in) provided by investing
    activities                                           (6,000,000)      3,000,000       3,000,000
                                                       ------------    ------------    ------------

Cash flows from financing activities:
  Cash dividends paid                                    (2,375,124)     (3,318,121)     (2,9l9,723)
  Purchase of treasury stock                                     --      (6,179,188)     (7,369,153)
  Sale of treasury stock                                    721,382         327,973          34,339
                                                       ------------    ------------    ------------
      Net cash used in financing activities              (1,653,742)     (9,169,336)    (10,254,537)
                                                       ------------    ------------    ------------
Net (decrease) increase in cash and cash equivalents     (7,889,291)      1,840,856         (73,754)
Cash and cash equivalents - beginning                     9,055,753       1,166,462       3,007,318
                                                       ------------    ------------    ------------
Cash and cash equivalents - ending                     $  1,166,462    $  3,007,318    $  2,933,564
                                                       ============    ============    ============

                             PAMRAPO BANCORP, INC.
                               AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

18.  QUARTERLY FINANCIAL DATA (UNAUDITED)
     ------------------------------------

                                                  First        Second        Third       Fourth
Year Ended December 31, 1996                     Quarter       Quarter      Quarter      Quarter
----------------------------                    ----------   ----------   ----------   ----------
                                                  (In Thousands, except for per share amounts)
Interest income                                 $    7,175   $    6,990   $    6,997   $    6,873
Interest expense                                     2,903        2,816        2,819        2,843
                                                ----------   ----------   ----------   ----------

   Net interest income                               4,272        4,174        4,178        4,030

Provision for loan losses                              150          150          150          194
Non-interest income                                    159          157          148          186
Non-interest expenses                                2,865        2,551        4,755        2,365
Income taxes                                           212          588         (206)         565
                                                ----------   ----------   ----------   ----------

Net income (loss)                               $    1,204   $    1,042   $     (373)  $    1,092
                                                ==========   ==========   ==========   ==========

Basic earning per common share                  $     0.35   $     0.32   $    (0.11)  $     0.34
                                                ==========   ==========   ==========   ==========

Diluted earnings per common share               $     0.35   $     0.32   $    (0.11)  $     0.34
                                                ==========   ==========   ==========   ==========

Dividends per common share                      $    0.225   $    0.225   $    0.225   $    0.225
                                                ==========   ==========   ==========   ==========
                                                  First        Second        Third       Fourth
Year Ended December 31, 1997                     Quarter       Quarter      Quarter      Quarter
----------------------------                    ----------   ----------   ----------   ----------
                                                  (In Thousands, except for per share amounts)
Interest income                                 $    6,937   $    7,134   $    7,134   $    7,191
Interest expense                                     2,796        2,976        3,026        3,064
                                                ----------   ----------   ----------   ----------

   Net interest income                               4,141        4,158        4,108        4,127

Provision for loan losses                              150          150          150          136
Non-interest income                                    397          284          373          620
Non-interest expenses                                2,313        2,281        2,401        2,797
Income taxes                                           762          751          665          581
                                                ----------   ----------   ----------   ----------

Net income                                      $    1,313   $    1,260   $    1,265   $    1,233
                                                ==========   ==========   ==========   ==========

Basic earning per common share                  $     0.42   $     0.44   $     0.44   $     0.44
                                                ==========   ==========   ==========   ==========

Diluted earnings per common share               $     0.42   $     0.44   $     0.44   $     0.44
                                                ==========   ==========   ==========   ==========

Dividends per common share                      $     0.25   $     0.25   $     0.25   $     0.25
                                                ==========   ==========   ==========   ==========

                                                                             32