Form 10-K, Exhibit 13
period 1998-12-31
PAMRAPO BANCORP INC
filed 1999-03-30
CIK 854071

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

        The earnings of the Bank depend primarily upon the level of net interest income, which is the difference between the interest earned on assets such as loans, mortgage-backed securities, investments and other interest-earning assets and the interest paid on liabilities such as deposits and borrowings. Net interest income is affected by many factors, including regulatory, economic, and competitive factors that influence interest rates, loan demand and deposit flow. Net interest income is also affected by the amount, composition and relative interest rates of the Bank's assets and liabilities and by the repricing of such assets and liabilities. The Bank is vulnerable to interest rate fluctuations to the extent that its interest-bearing liabilities mature or reprice more rapidly than its interest-earning assets. Such asset/liability structure may result in lower net interest income during periods of rising interest rates and may be beneficial in times of declining interest rates. The Bank's net income is also affected by provisions for loan losses, non-interest income, non-interest expenses and income taxes.


Financial Condition

The Company's consolidated assets at December 31, 1998 totaled $413.5 million, which represents an increase of $36.8 million or 9.77% when compared to $376.7 million at December 31, 1997, primarily due to an increase in the loans receivable.

        Securities available for sale decreased $2.2 million or 18.49% to $9.7 million at December 31, 1998 when compared with $11.9 million at December 31, 1997. The decrease during the year ended December 31, 1998, resulted primarily from proceeds from maturities and calls of and repayments on securities available for sale amounting to $2.3 million along with the increase in unrealized gain on securities available for sale of $46,000 which offset purchases of securities available for sale of $68,000.

        Investment securities held to maturity amounted to $2.0 million at December 31, 1998 as a result of purchases of such securities.

        Mortgage-backed securities held to maturity decreased $5.7 million or 4.52% from $126.1 million at December 31, 1997 to $120.4 million at December 31, 1998. The decrease during the year ended December 31, 1998 resulted from principal repayments of $32.2 million on mortgage-backed securities which were sufficient to offset purchases of mortgage-backed securities of $26.7 million.

        Net loans amounted to $239.0 million and $211.2 million at December 31, 1998 and 1997, respectively, which represents an increase of $27.8 million or 13.16%. During the year ended December 31, 1998, loan originations exceeded loan principal repayments by $28.3 million. During the year ended December 31, 1998, the Bank transferred mortgage loans totaling $1.0 million to foreclosed real estate. Additionally, the Bank provided $292,000 as a provision for loan losses during the year ended December 31, 1998. At December 31, 1998 and 1997, loans delinquent ninety days or more totaled $4.6 million or 1.92% of loans receivable and $6.9 million or 3.27% of loans receivable, respectively.

Management's Discussion and Analysis of Financial Condition and Results of Operations, continued



        Foreclosed real estate amounted to $1.2 million and $1.4 million at December 31, 1998 and 1997, respectively. At December 31, 1998, foreclosed real estate consisted of thirteen properties, of which ten were residential, two were land and one was a commercial property. During the year ended December 31, 1998, thirteen properties with a combined book value of $1.0 million were sold and another three properties with a combined book value of $256,000 remain under contract for sale. At December 31, 1997, foreclosed real estate consisted of nineteen properties, of which fifteen were residential, three were land and one was a commercial property. At December 31, 1998 and 1997, non-performing assets totaled $5.8 million or 1.40% of total assets and $8.3 million or 2.20% of total assets, respectively.

        Total deposits at December 31, 1998 increased $18.5 million or 6.02% to $326.0 million compared to $307.5 million at December 31, 1997.

        Advances from the Federal Home Loan Bank of New York ("FHLB-NY") totaled $28.6 million and $13.6 million at December 31, 1998 and 1997, respectively. The increase of $15.0 million during the year ended December 31, 1998, resulted from new advances from the FHLB-NY, which were used for general corporate purposes.

        Stockholders' equity amounted to $49.8 million and $48.5 million at December 31, 1998 and 1997, respectively. During the years ended December 31, 1998 and 1997, net income of $4.4 million and $5.1 million, respectively, was recorded and cash dividends of $3.2 million and $2.9 million, respectively, were paid on the Company's common stock. During the year ended December 31, 1997, the Company repurchased 318,900 shares of its common stock, at prices ranging from $19.50 to $23.50 per share, for $7.4 million under a stock repurchase program and reissued 5,860 shares of its common stock from treasury stock for $34,000 as a result of the exercise of stock options by officers and employees. The Company did not repurchase any shares during the year ended December 31, 1998.


Results of Operations For The Years Ended December 31, 1998 and 1997


Net Income

Net income decreased by $676,000 or 13.33% to $4.4 million during the year ended December 31, 1998 compared with $5.1 million for the year ended December 31, 1997. The decrease in net income during the 1998 period was due to increases in total interest expense of $566,000 and non-interest expenses of $1.02 million, along with a decrease in non-interest income of $275,000, which more than offset an increase in total interest income of $575,000 along with decreases in provision for loan losses of $294,000 and income taxes of $316,000.


Interest Income

Interest income on loans during the year ended December 31, 1998 increased by $682,000 or 3.65% to $19.4 million when compared to $18.7 million during 1997. During the years ended December 31, 1998 and 1997, the yield earned on the loan portfolio was 8.72% and 9.10%, respectively. The average balance of loans outstanding during the years ended December 31, 1998 and 1997, totaled $222.2 million and $205.6 million, respectively.

        Interest on mortgage-backed securities decreased $184,000 or 2.15%, during the year ended December 31, 1998 to $8.4 million compared to $8.6 million for 1997. During the years ended December 31, 1998 and 1997, the average balance of mortgage-backed securities outstanding was $127.1 million and $127.0 million, respectively. The yield earned on the mortgage-backed securities portfolio was 6.60% and 6.75% during 1998 and 1997, respectively.

        Interest earned on investment securities decreased by $285,000 or 56.10% to $223,000 for the year ended December 31, 1998, when compared to $508,000 for 1997. The decrease resulted from a decrease of $3.0 million or 45.15% in the average balance of the investment securities portfolio along with a decrease of 155 basis points in the yield earned on the investment securities portfolio from 7.77% in 1997 to 6.22% in 1998.

Management's Discussion and Analysis of Financial Condition and Results of Operations, continued



        Interest on other interest-earning assets increased by $363,000 or 58.93% to $979,000 during the year ended December 31, 1998 when compared to $616,000 in 1997. During the year ended December 31, 1998, the increase in interest on other interest-earning assets resulted from an increase in the yield earned to 6.25% in 1998 from 5.56% in 1997, along with an increase of $4.6 million or 41.45% in the average balance of other interest-earning assets outstanding.


Interest Expense

Interest on deposits increased $242,000 or 2.19% to $11.3 million during the year ended December 31, 1998 compared to $11.1 million for 1997. The increase during 1998 was attributable to an increase of $7.7 million or 2.67% in the average balance of interest-bearing deposits outstanding which was sufficient to offset a decrease of two basis points in the Bank's average cost of interest-bearing deposits to 3.81% for 1998 from 3.83% for 1997.

        Interest on advances and other borrowed money increased $324,000 or 40.50% to $1.1 million during the year ended December 31, 1998 compared to $800,000 for 1997. The increase during 1998 was attributable to an increase of $5.9 million in the average balance of advances and other borrowings outstanding which was sufficient to offset a decrease of 44 basis points in the Bank's cost of borrowings to 6.37% for 1998 from 6.81% for 1997.


Net Interest Income

Net interest income for the years ended December 31, 1998 and 1997 remained the same at $16.5 million. The Bank's net interest rate spread decreased from 4.17% in 1977 to 3.91% in 1998 and its interest rate margin decreased from 4.72% in 1997 to 4.49% in 1998. These decreases primarily resulted from a one basis point increase in the cost of average interest-bearing liabilities from 3.94% in 1997 to 3.95% in 1998, along with 25 basis point decrease in the yield on interest-earning assets to 7.86% in 1998 from 8.11% in 1997. The level of net interest income was maintained despite the decreases in the interest rate spread and margin as a result of an increased level of net interest earning assets.


Provision for Loan Losses

During the years ended December 31, 1998 and 1997, the Bank provided $292,000 and $586,000, respectively, for loan losses. At December 31, 1998 and 1997, the Bank's loan portfolio included loans totaling $4.6 million and $6.9 million, respectively, which were delinquent ninety days or more. The Bank maintains an allowance for loan losses based on management's evaluation of the risks inherent in its loan portfolio which gives due consideration to changes in general market conditions and in the nature and volume of the Bank's loan activity. The allowance for loan losses amounted to $2.3 million at December 31, 1998, representing .94% of total loans and 50.00% of loans delinquent ninety days or more compared to an allowance of $2.5 million at December 31, 1997, representing 1.15% of total loans and 36.23% of loans delinquent ninety days or more. During the years ended December 31, 1998 and 1997, the bank charged off loans aggregating $484,000 and $928,000, respectively. The Bank monitors its loan portfolio and intends to continue to provide for loan losses based on its ongoing periodic review of the loan portfolio and general market conditions.


Non-Interest Income

Non-interest income decreased by $275,000 or 16.43% to $1.4 million during the year ended December 31, 1998 as compared to $1.7 million for 1997. The decrease in non-interest income during 1998 resulted primarily from gains in 1997 on sales of mortgage-backed securities and fixed assets of $112,000 and $247,000, respectively. No such activity took place in 1998. Partially offsetting the aforementioned decreases were increases in fees and service charges of $79,000 and miscellaneous income of $4,000.

Management's Discussion and Analysis of Financial Condition and Results of Operations, continued



Non-Interest Expenses

Non-interest expenses increased $1.0 million or 10.42% to $10.8 million during the year ended December 31, 1998 compared to $9.8 million for 1997. Salaries and employee benefits, occupancy, equipment and advertising expenses increased $674,000, $243,000, $165,000 and $168,000, respectively, during the year ended
December 31, 1998, which were partially offset of decreases in legal expenses, federal insurance premium, loss on foreclosed real estate and miscellaneous expenses by $32,000, $3,000, $85,000 and $110,000, respectively. The 1998 non-
interest expenses include increased operating costs resulting from two Brick, New Jersey branch offices opened after September 30, 1997 and a branch in Jamesburg, New Jersey opened in October, 1998.


Income Taxes

Income tax expense totaled $2.4 million and $2.8 million during the years ended December 31, 1998 and 1997, respectively. The decrease in 1998 resulted primarily from a decrease in pre-tax income of $1.0 million.


Results of Operations For The Years Ended December 31, 1997 and 1996


Net Income

Net income increased by $2.1 million or 70.00% to $5.1 million during the year ended December 31, 1997 compared with $3.0 million for the year ended December 31, 1996. The increase in net income during the 1997 period was primarily due to a decrease in federal insurance premium of $2.5 million. The 1996 results include a charge of $2.0 million to recapitalize the Savings Association Insurance Fund (the "SAIF"). During the year ended December 31, 1996, a one-time special assessment was levied amounting to 65.7 basis points on SAIF assessable deposits held as of March 31, 1995. The after-tax charge of $1.3 million reduced net income for the year ended December 31, 1996 by $.40 per share. In addition, the results also reflect increases in total interest income of $361,000 and in non-interest income of $1.0 million, along with decreases in provision for loan losses of $59,000 and non-interest expenses of $721,000, excluding the aforementioned special assessment, which more than offset increases in total interest expense of $481,000 and income taxes of $1.6 million.


Interest Income

Interest income on loans during the year ended December 31, 1997 decreased by $492,000 or 2.56% to $18.7 million when compared to $19.2 million during 1996. During the years ended December 31, 1997 and 1996, the yield earned on the loan portfolio was 9.10% and 9.00%, respectively. The average balance of loans outstanding during the years ended December 31, 1997 and 1996, totaled $205.6 million and $213.1 million, respectively.

        Interest on mortgage-backed securities increased $1.3 million or 17.81% during the year ended December 31, 1997 to $8.6 million compared to $7.3 million for 1996. During the year ended December 31, 1997, the average balance of mortgage-backed securities outstanding increased $18.5 million or 17.05% to $127.0 million when compared to $108.5 million for 1996. The yield earned on the mortgage-backed securities portfolio remained the same at 6.75% during 1997 and 1996. The increase in the average balance of mortgage-backed securities during 1997 resulted primarily from purchases of mortgage-backed securities which more than offset principal repayments.

        Interest earned on investment securities decreased by $398,000 or 43.93% to $508,000 for the year ended December 31, 1997, when compared to $906,000 for 1996. The decrease resulted from a decrease of $5.2 million or 44.21% in the average balance of the investment securities portfolio, which more than offset an increase of four basis points in the yield earned on the investment securities portfolio from 7.73% in 1996 to 7.77% in 1997.

        Interest on other interest-earning assets amounted to $616,000 and $614,000 during the years ended December 31, 1997 and 1996, respectively. The yield earned on other interest-earning assets increased from 4.87% in 1996 to 5.56% in 1997, which more than offset a decrease of $1.5 million or 12.06% in the average balance of other interest-earning assets outstanding.

Management's Discussion and Analysis of Financial Condition and Results of Operations, continued



Interest Expense

Interest on deposits decreased $113,000 or 1.01% to $11.1 million during the year ended December 31, 1997 compared to $11.2 million for 1996. The decrease during 1997 was attributable to a decrease of one basis point in the Bank's average cost of interest-bearing deposits to 3.83% for 1997 from 3.84% for 1996, along with a decrease of $2.0 million or .69%, in the average balance of interest-bearing deposits outstanding.

        Interest on advances and other borrowed money increased
$594,000 or 288.35% to $800,000 during the year ended December 31, 1997 compared to $206,000 for 1996. The increase during 1997 was attributable to an increase of $8.4 million in the average balance of advances and other borrowings outstanding, along with an increase of 70 basis points in the Bank's cost of borrowings to 6.81% for 1997 from 6.11% for 1996.


Net Interest Income

Net interest income for the year ended December 31, 1997, decreased $120,000 or
 .72% from $16.7 million for 1996 to $16.5 million for 1997. The Bank's net interest rate spread decreased from 4.23% in 1996 to 4.17% in 1997 and its interest rate margin decreased from 4.81% in 1996 to 4.72% in 1997. These decreases primarily resulted from a seven basis point increase in the cost of average interest-bearing liabilities from 3.87% in 1996 to 3.94% in 1997, which was sufficient to offset a one basis point increase in the yield on interest-earning assets to 8.11% in 1997 from 8.10% in 1996.


Provision for Loan Losses

During the years ended December 31, 1997 and 1996, the Bank provided $586,000 and $644,000, respectively, for loan losses. At December 31, 1997 and 1996, the Bank's loan portfolio included loans totaling $6.9 million and $10.5 million, respectively, which were delinquent ninety days or more. The Bank maintains an allowance for loan losses based on management's evaluation of the risks inherent in its loan portfolio which gives due consideration to changes in general market conditions and in the nature and volume of the Bank's loan activity. The allowance for loan losses amounted to $2.5 million at December 31, 1997, representing 1.15% of total loans and 36.23% of loans delinquent ninety days or more compared to an allowance of $2.8 million at December 31, 1996, representing 1.32% of total loans and 26.69% of loans delinquent ninety days or more. During the years ended December 31, 1997 and 1996, the Bank charged off loans aggregating $928,000 and $638,000, respectively. The Bank monitors its loan portfolio and intends to continue to provide for loan losses based on its ongoing periodic review of the loan portfolio and general market conditions.

Non-Interest Income

Non-interest income increased by $1.0 million or 157.54% to $1.7 million during the year ended December 31, 1997 as compared to $650,000 for 1996. The increase in non-interest income during 1997 resulted primarily from increases in fees and service charges of $409,000, gain on sales of mortgage-backed securities of $112,000, gain on sale of fixed assets of $247,000 and miscellaneous income of $257,000. The increase during the 1997 period in the fees and service charges resulted from a revised service fees schedule on various depository services. During the year ended December 31, 1997, the proceeds from sales of mortgage-backed securities totaled $7.6 million at a net gain of $112,000. During the year ended December 31, 1997, the Bank sold its office building in Hoboken, New Jersey for $815,000 at a gain of $247,000. During the 1997 period, the increase in the miscellaneous income resulted primarily from commissions earned on the sales of annuities and mutual funds by Pamrapo Service Corp., Inc., a subsidiary of the Bank.


Non-Interest Expense

Non-interest expenses decreased $2.7 million or 21.89% to $9.8 million during the year ended December 31, 1997 compared to $12.5 million for 1996. On September 30, 1996, legislation was enacted which, among other things, imposed a one-time special assessment on SAIF member institutions, including the Bank. The special assessment levied amounted to 65.7 basis points on SAIF assessable deposits held as of March 31, 1995. The Bank, during the 1996 period, took a charge of $2.0 million as a result of such assessment. Non-interest expenses, excluding the above-mentioned one-time SAIF assessment of $2.0, decreased $721,000 or 6.86% to $9.8 million during the year ended December 31, 1997 compared to $10.5 million for the year ended

Management's Discussion and Analysis of Financial Condition and Results of Operations, continued



December 31, 1996. Salaries and employee benefits, legal expenses, federal insurance premium and loss on foreclosed real estate decreased $188,000, $387,000, $469,000 and $76,000, respectively, during the year ended December 31, 1997, which were partially offset by increases in occupancy, equipment, advertising and miscellaneous expenses of $82,000, $91,000, $75,000, and $152,000, respectively. Non-interest expenses during the year ended December 31, 1996 include a non-recurring expense of $300,000 related to the 1996 Annual Meeting of Stockholders.


Income Taxes

Income tax expense totaled $2.8 million and $1.2 million during the years ended December 31, 1997 and 1996, respectively. The increase in 1997 resulted primarily from an increase in pre-tax income of $3.7 million from 1996 and a reduction, during the 1996 period, of income tax expense of $250,000 resulting from the exercise of non-statutory stock options.


Liquidity and Capital Resources

The Bank's primary sources of funds are deposits, amortization and prepayments of loan and mortgage-backed securities principal, FHLB-NY advances, maturities of investment securities and funds provided by operations. While scheduled loan and mortgage-backed securities amortization and maturities of investment securities are a relatively predictable source of funds, deposit flows and loan and mortgage- backed securities prepayments are greatly influenced by market interest rates, economic conditions and competition.

        The Bank is required to maintain minimum levels of liquid assets as defined by the Office of Thrift Supervision ("OTS") regulations. This requirement, which may vary from time to time, depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio currently is 4.00%. The Bank's liquidity averaged 10.54% during December, 1998. The Bank adjusts its liquidity levels in order to meet funding needs for deposit outflows, payments of real estate taxes from escrow accounts on mortgage loans, repayment of borrowings, when applicable, and loan funding commitments. The Bank also adjusts it liquidity level as appropriate to meet its asset/liability objectives. In addition, the Bank invests its excess funds in federal funds and overnight deposits with the FHLB-NY, which provides liquidity to meet lending requirements. Interest-bearing deposits in other banks at December 31, 1998 and 1997 amounted to $15.5 million and $2.9 million, respectively.

        The Bank's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities.

        These activities are summarized below:

                                                                                 Year Ended December 31,
                                                                                 -----------------------
(In Thousands)                                                                       1997       1998
--------------------------------------------------------------------------------------------------------
Cash and cash equivalents-- beginning                                              $ 21,143   $ 13,307
--------------------------------------------------------------------------------------------------------
Operating activities:
        Net income                                                                    5,071      4,395
        Adjustments to reconcile net income to net cash
                provided by operating activities                                      1,547      3,728
--------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                             6,618      8,123
Net cash (used in) investing activities                                             (22,106)   (23,764)
Net cash provided by financing activities                                             7,652     30,381
--------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                                 (7,836)    14,740
--------------------------------------------------------------------------------------------------------
Cash and cash equivalents-- ending                                                 $ 13,307   $ 28,047
--------------------------------------------------------------------------------------------------------

The primary source of cash from operating activities during each period was net income.

Management's Discussion and Analysis of Financial Condition and Results of Operations, continued



        The primary sources of investing activities of the Bank are lending and investment in mortgage-backed securities. In addition to funding new loan production and the purchases of mortgage-backed securities through operations and financing activities, new loan production and the purchase of mortgage-backed securities were also funded by principal repayments on existing loans and mortgage-backed securities. The primary sources of financing activities during the 1998 period were net increases in deposits of $18.5 million and advances from the FHLB-NY of $15.0 million.

        Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as federal funds and interest-earning deposits. If the Bank requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB-NY, which provide an additional source of funds. At December 31, 1998 and 1997, advances from the FHLB-NY amounted to $28.6 million and $13.6 million, respectively.

        The Bank anticipates that it will have sufficient funds available to meet its current loan commitments. At December 31, 1998, the Bank has outstanding commitments to originate loans of $11.6 million. Certificates of deposit scheduled to mature in one year or less, at December 31, 1998, totaled $127.6 million. Management believes that, based upon historical experience, a significant portion of such deposits will remain with the Bank.

        At December 31, 1998, the Bank exceeded each of the three OTS capital requirements. The Bank's tangible, core and risk-based capital ratios were 10.05%, 10.05% and 21.23%, respectively. The Bank qualifies as "well-capitalized" under the prompt corrective action regulations of the OTS.


Impact of Inflation and Changing Prices

The consolidated financial statements and the related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

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


Impact of the Year 2000 Issue

The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Bank's computer programs that would have date sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, or engage in similar normal business activities.

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

        The Bank has initiated formal communications with all of its significant suppliers and vendors to determine the extent to which the Bank is vulnerable to those third parties failure to remediate their own Year 2000 Issues. The Bank will utilize both internal and external resources to reprogram, or replace, and test the software for Year 2000 modifications. The Bank expects to complete the Year 2000 project no later than March 31, 1999. The Bank is in the process of determining the costs and time associated with the Year 2000 project. The Bank does not expect that the total cost of the Year 2000 project will have a material adverse impact on the financial condition or operations of the Bank. To date, the Bank has not incurred or expensed any material amount related to the assessment of, and preliminary efforts in connection with, its Year 2000 project and the development of a remediation plan.

Pamrapo Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition



                                                                                                       December 31,
                                                                                        -----------------------------------------
                                                                         Note(s)                   1997                  1998
---------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and amounts due from depository institutions                                               $ 10,406,794         $ 12,547,045
Interest-bearing deposits in other banks                                                           2,900,000           15,500,000
---------------------------------------------------------------------------------------------------------------------------------
  Total cash and cash equivalents                                       1 and 17                  13,306,794           28,047,045

Securities available for sale                                       1,2,9 and 17                  11,849,202            9,651,512
Investment securities held to maturity                              1,3,9 and 17                           -            1,998,142
Mortgage-backed securities held to maturity                         1,4,9 and 17                 126,108,914          120,400,191
Loans receivable                                                    1,5,9 and 17                 211,156,095          239,009,990
Foreclosed real estate                                                         1                   1,354,347            1,237,097
Investment in real estate                                                      1                     285,310              270,539
Premises and equipment                                                1,6 and 10                   3,482,178            4,695,440
Federal Home Loan Bank of New York stock                                       9                   2,979,400            3,097,200
Interest receivable                                                   1,7 and 17                   2,495,200            2,364,340
Deferred tax asset                                                      1 and 14                   1,369,891            1,237,626
Excess of cost over assets acquired                                            1                     303,250              181,949
Other assets                                                                  14                   2,023,581            1,283,086
---------------------------------------------------------------------------------------------------------------------------------
  Total assets                                                                                  $376,714,162         $413,474,157
---------------------------------------------------------------------------------------------------------------------------------

Liabilities and stockholders' equity
Liabilities
Deposits                                                                8 and 17                $307,472,000         $325,985,283
Advances from Federal Home Loan Bank of New York                        9 and 17                  13,583,100           28,583,100
Other borrowed money                                                   10 and 17                     273,623              252,535
Advance payments by borrowers for taxes and insurance                                              2,837,836            2,911,061
Other liabilities                                                             13                   4,014,488            5,969,273
---------------------------------------------------------------------------------------------------------------------------------
  Total liabilities                                                                              328,181,047          363,701,252
---------------------------------------------------------------------------------------------------------------------------------

Commitments and contingencies                                          16 and 17                           -                    -

Stockholders' equity                                           1,11,12,13 and 14
Preferred stock; authorized 3,000,000 shares;
 issued and outstanding - none                                                                             -                    -
Common stock; par value $.01; authorized 7,000,000
 shares; shares issued 3,450,000; shares
 outstanding 2,842,924                                                                                34,500               34,500
Paid-in capital in excess of par value                                                            18,906,768           18,906,768
Retained earnings - substantially restricted                                                      43,007,228           44,217,856
Accumulated other comprehensive income -
 unrealized gain on securities available for sale, net                                                10,553               39,715
Treasury stock, at cost; 607,076 shares                                                          (13,425,934)         (13,425,934)
----------------------------------------------------------------------------------------------------------------------------------
  Total stockholders' equity                                                                      48,533,115           49,772,905
----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and stockholders' equity                                                    $376,714,162         $413,474,157
----------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

Pamrapo Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income



                                                                                Year Ended December 31,
                                                                      -----------------------------------------
                                                       Note(s)             1996          1997          1998
---------------------------------------------------------------------------------------------------------------
Interest income:
        Loans                                          1 and 5          $19,191,106   $18,699,348   $19,380,581
        Mortgage-backed securities                           1            7,323,334     8,572,270     8,388,483
        Investments                                          1              905,838       507,895       223,459
        Other interest-earning assets                                       614,239       616,023       978,661
---------------------------------------------------------------------------------------------------------------
                Total interest income                                    28,034,517    28,395,536    28,971,184
---------------------------------------------------------------------------------------------------------------
Interest expense:
        Deposits                                             8           11,174,695    11,062,108    11,303,534
        Advances and other borrowed money                                   205,937       799,585     1,124,396
---------------------------------------------------------------------------------------------------------------
                Total interest expense                                   11,380,632    11,861,693    12,427,930
---------------------------------------------------------------------------------------------------------------
Net interest income                                                      16,653,885    16,533,843    16,543,254
Provision for loan losses                              1 and 5              644,466       585,555       291,856
---------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                      16,009,419    15,948,288    16,251,398
---------------------------------------------------------------------------------------------------------------
Non-interest income:
        Fees and service charges                                            431,924       841,389       920,465
        Gain on sale of mortgage-backed securities     2 and 4                    -       111,583             -
        Gain on sale of fixed assets                                              -       246,652             -
        Miscellaneous                                                       217,881       474,674       478,693
---------------------------------------------------------------------------------------------------------------
                Total non-interest income                                   649,805     1,674,298     1,399,158
---------------------------------------------------------------------------------------------------------------
Non-interest expenses:
        Salaries and employee benefits                       13           5,082,192     4,893,655     5,567,768
        Net occupancy expense of premises              6 and 16             778,225       859,895     1,102,791
        Equipment                                             6             775,360       866,005     1,031,297
        Advertising                                                         114,580       189,779       358,144
        Legal                                                               516,292       128,607        96,681
        Federal insurance premium                            15           2,684,879       193,368       189,879
        Loss on foreclosed real estate                        1             283,187       207,389       122,736
        Amortization of intangibles                           1             121,300       121,300       121,301
        Miscellaneous                                                     2,179,858     2,332,215     2,221,779
---------------------------------------------------------------------------------------------------------------
                Total non-interest expenses                              12,535,873     9,792,213    10,812,376
---------------------------------------------------------------------------------------------------------------
Income before income taxes                                                4,123,351     7,830,373     6,838,180
Income taxes                                           1 and 14           1,158,483     2,759,170     2,443,477
---------------------------------------------------------------------------------------------------------------
Net income                                                              $ 2,964,868   $ 5,071,203   $ 4,394,703
---------------------------------------------------------------------------------------------------------------
Basic earnings per common share                               1         $      0.90   $      1.74   $      1.55
---------------------------------------------------------------------------------------------------------------
Diluted earnings per common stock                             1         $      0.90   $      1.74   $      1.55
---------------------------------------------------------------------------------------------------------------
Dividends per common share                                    1         $      0.90   $      1.00   $      1.12
---------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

Pamrapo Bancorp, Inc. and Subsidiaries


Consolidated Statements of Comprehensive Income



                                                                        Year Ended December 31,
                                                              --------------------------------------------
                                                                 1996              1997            1998
----------------------------------------------------------------------------------------------------------
Net income                                                    $2,964,868        $5,071,203      $4,394,703
Other comprehensive income, net of income taxes:
 Unrealized holdings gain (loss) on securities
  available for sale, net of income tax expense (benefit)
  of ($91,550), $123,638 and $16,500, respectively              (155,781)          210,965          29,162
 Less reconciliation adjustment for realized gains,
  net of income tax expense (benefit) of ($2,038)                      -            (3,477)              -
----------------------------------------------------------------------------------------------------------
 Other comprehensive income                                     (155,781)          207,488          29,162
----------------------------------------------------------------------------------------------------------
Comprehensive income                                          $2,809,087        $5,278,691      $4,423,865
----------------------------------------------------------------------------------------------------------

Pamrapo Bancorp, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders' Equity



                                                                            Accumulated
                                                                                Other
                                                                            Comprehensive
                                                                               Income -
                                                                             Unrealized      Debt of
                                                   Paid-in     Retained      (Loss) Gain    Employee
                                                  Capital in   Earnings -    on Securities    Stock
                                       Common     Excess of   Substantially    Available     Ownership     Treasury
                                        Stock     Par Value   Restricted     For Sale, Net     Plan          Stock         Total
----------------------------------------------------------------------------------------------------------------------------------
Balance - December 31, 1995       $    34,500  $18,906,768    $41,284,431   $  (41,154)   $  (148,781)  $  (660,335)   $59,375,429
Net income for the year ended
 December 31, 1996                          -            -      2,964,868            -              -             -      2,964,868
Reduction in debt of Employee
 Stock Ownership Plan                       -            -              -            -        148,781             -        148,781
Purchase of treasury stock                  -            -              -            -              -    (6,179,188)    (6,179,188)
Sale of treasury stock                      -            -       (331,960)           -              -       659,933        327,973
(Increase) in unrealized loss on
 securities available for   sale,
 net of income taxes                        -            -              -     (155,781)             -             -       (155,781)
Cash dividends                              -            -     (2,973,121)           -              -             -     (2,973,121)
----------------------------------------------------------------------------------------------------------------------------------
Balance - December 31, 1996            34,500   40,944,218       (196,935)           -     (6,179,590)   53,508,961     18,906,768
Net income for the year ended
    December 31, 1997                       -            -      5,071,203            -              -             -      5,071,203
Purchase of treasury stock                  -            -              -            -              -    (7,369,153)    (7,369,153)
Sale of treasury stock                      -            -        (88,470)           -              -       122,809         34,339
Decrease in unrealized loss on
  securities available for sale,
  net of income taxes                       -            -              -      207,488              -             -        207,488
Cash dividends                              -            -     (2,919,723)           -              -             -     (2,919,723)
----------------------------------------------------------------------------------------------------------------------------------
Balance - December 31, 1997            34,500   18,906,768     43,007,228       10,553              -   (13,425,934)    48,533,115
Net income for the year
 ended December 31, 1998                    -            -      4,394,703            -              -             -      4,394,703
Increase in unrealized gain on
  securities available for sale,
  net of income taxes                       -            -              -       29,162              -             -         29,162
Cash dividends                              -            -     (3,184,075)           -              -             -     (3,184,075)
----------------------------------------------------------------------------------------------------------------------------------
Balance - December 31, 1998        $   34,500  $18,906,768    $44,217,856   $   39,715              -  $(13,425,934)   $49,772,905
----------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

Pamrapo Bancorp, Inc. and Subsidiaries


Consolidated Statements of Cash Flows


                                                                                         Year Ended December 31,
                                                                       ----------------------------------------------------------
                                                                            1996                   1997                  1998
---------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                           $  2,964,868           $  5,071,203          $  4,394,703
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Depreciation of premises and equipment and
        investment in real estate                                           324,807                350,147               508,690
      Amortization of deferred fees, premiums and discounts, net           (217,913)              (185,294)             (151,141)
      Provision for loan losses                                             644,466                585,555               291,856
      Provision for losses on foreclosed real estate                        166,003                144,747                73,206
      (Gain) loss on sale of foreclosed real estate                           1,810                (46,433)              (57,254)
      Gain on sales of fixed assets                                               -               (246,652)                    -
      Gain on sales of securities available for sale                              -                 (5,519)                    -
      Gain on sales of mortgage-backed securities held to maturity                -               (106,064)                    -
      Deferred income taxes                                                 131,066                  5,023               115,765
      Decrease in interest receivable                                       277,213                181,843               130,860
      (Increase) decrease in other assets                                (1,259,706)              (124,106)              740,495
      Amortization of intangibles                                           121,300                121,300               121,301
      Reduction in debt of Employee Stock Ownership Plan                    148,781                      -                     -
      Increase in other liabilities                                          73,532                872,689             1,954,785
---------------------------------------------------------------------------------------------------------------------------------
         Net cash provided by operating activities                        3,376,227              6,618,439             8,123,266
---------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Proceeds from maturities and calls of securities available for sale     7,000,000              5,000,000             1,000,000
  Proceeds from repayments of securities available for sale               1,827,985              1,718,879             1,270,255
  Purchases of securities available for sale                             (3,049,198)               (65,220)              (67,833)
  Proceeds from sale of securities available for sale                             -              3,992,226                     -
  Proceeds from maturities of investment securities held to maturity         99,000                      -                     -
  Purchases of investment securities held to maturity                             -                      -            (1,998,125)
  Principal repayments on mortgage-backed securities held to maturity    12,504,961             16,228,312            32,197,982
  Purchases of mortgage-backed securities held to maturity              (12,679,914)           (49,297,672)          (26,725,908)
  Proceeds from sales of mortgage-backed securities held to maturity              -              3,640,635                     -
  Proceeds from sales of student loans                                      770,672                685,386               817,555
  Purchase of mortgage loans                                               (108,500)              (391,550)           (1,785,275)
  Net change in loans receivable                                          8,729,960             (3,976,415)          (27,236,899)
  Proceeds from sales of foreclosed real estate                             401,761                798,889               588,869
  Additions to premises and equipment                                      (224,655)              (755,387)           (1,707,181)
  Proceeds from sales of fixed assets                                             -                315,312                     -
  Additions to investment in real estate                                     (6,900)                     -                     -
  Redemption (purchase) of Federal Home Loan Bank of New York stock          93,200                      -              (117,800)
---------------------------------------------------------------------------------------------------------------------------------
         Net cash provided by (used in) investing activities           $ 15,358,372           $(22,106,605)         $(23,764,360)
---------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

Pamrapo Bancorp, Inc. and Subsidiaries

                                                                                         Year Ended December 31,
                                                                       ------------------------------------------------------
                                                                       1996                    1997                  1998
-----------------------------------------------------------------------------------------------------------------------------
Cash flows from financing
 activities:
  Net increase in deposits                                          $ 1,884,656            $ 6,686,580            $18,513,283
  Advances from Federal Home Loan Bank of New York                    7,000,000             14,000,000             15,000,000
  Repayment of advances from Federal Home Loan
   Bank of New York                                                 (11,000,000)            (4,000,000)                     -
  Repayment of other borrowings                                        (166,761)               (19,471)               (21,088)
  (decrease) increase in advance payments
   by borrowers for taxes and insurance                                 (34,111)             1,239,732                 73,225
  Cash dividends paid                                                (3,318,121)            (2,919,723)            (3,184,075)
  Purchase of treasury stock                                         (6,179,188)            (7,369,153)                     -
  Proceeds from sales of treasury stock                                 327,973                 34,339                      -
-----------------------------------------------------------------------------------------------------------------------------
    Net cash (used in) provided by financing activities             (11,485,552)             7,652,304             30,381,345
-----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                  7,249,047             (7,835,862)            14,740,251
Cash and cash equivalents - beginning                                13,893,609             21,142,656             13,306,794
-----------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents - ending                                  $21,142,656            $13,306,794            $28,047,045
-----------------------------------------------------------------------------------------------------------------------------
Supplemental information:
  Dividend payable                                                  $  (345,000)           $         -            $         -
-----------------------------------------------------------------------------------------------------------------------------
  Unrealized gain (loss) on securities available for sale, net      $  (155,781)           $   207,488            $    29,162
-----------------------------------------------------------------------------------------------------------------------------
  Transfer from loans receivable to foreclosed real estate          $ 2,175,779            $ 1,419,449            $   992,471
-----------------------------------------------------------------------------------------------------------------------------
  Loans to facilitate sales of foreclosed real estate               $ 1,077,800            $ 1,163,700            $   504,900
-----------------------------------------------------------------------------------------------------------------------------
  Mortgage loan in connection with sale of building                 $         -            $   500,000            $         -
-----------------------------------------------------------------------------------------------------------------------------
  Cash paid during the period for:
   Income taxes, net of refunds                                     $ 1,941,053            $ 2,034,382            $ 2,434,309
-----------------------------------------------------------------------------------------------------------------------------
   Interest on deposits and borrowings                              $11,421,978            $11,781,550            $12,245,397
-----------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

Pamrapo Bancorp, Inc. and Subsidiaries


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

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statement of financial condition and revenues and expenses for the period then ended. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, the assessment of prepayment risks associated with mortgage-backed securities and the determination of the amount of deferred tax assets which are more likely than not to be realized. Management believes that the allowance for loan losses is adequate, foreclosed real estate is appropriately valued, prepayment risks associated with mortgage-backed securities are properly recognized and all deferred tax assets are more likely than not to be recognized. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowance for loan losses or further writedowns of foreclosed real estate may be necessary based on changes in economic conditions in the market area. Additionally, assessments of prepayment risks related to mortgage-backed securities are based upon current market conditions, which are subject to frequent change. Finally, the determination of the amount of deferred tax assets more likely than not to be realized is dependent on projections of future earnings, which are subject to frequent change.

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

The Savings Bank defers loan origination fees and certain direct loan origination costs and accretes such amounts as an adjustment of yield over the contractual lives of the related loans. Discounts on loans purchased are recognized as income by use of the level-yield method over the terms of the respective loans.

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

Allowance for loan losses

An allowance for loan losses is maintained at a level considered adequate to absorb loan losses. Management of the Savings Bank, in determining the allowance for loan losses, considers the risks inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with the general economic and real estate market conditions.

The Savings Bank utilizes a two tier approach:
(1) identification of impaired loans and the establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of its loan portfolio. The Savings Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potential impaired loans. Such system takes into consideration, among other things, delinquency status, size of loans, type of collateral and financial condition of the borrowers. Specific loan loss allowances are established for identified loans based on a review of such information and/or appraisals of the underlying collateral. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of loan portfolio, current economic conditions and management's judgment.

Although management believes that adequate specific and general loan loss allowances are established, actual losses are dependent upon future events and, as such, further additions to the allowance for loan losses may be necessary.

An impaired loan is evaluated based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan evaluated for impairment is deemed to be impaired when, based on current information and events, it is probable that the Savings Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. An insignificant payment delay, which is defined as up to ninety days by the Savings Bank, will not cause a loan to be classified as impaired. A loan is not impaired during a period of delay in payment if the Savings Bank expects to collect all amounts due, including interest accrued at the contractual interest rate for the period of delay. Thus, a demand loan or other loan with no stated maturity is not impaired if the Savings Bank expects to collect all amounts due, including interest accrued at the contractual interest rate, during the period the loan is outstanding. All loans identified as impaired are evaluated independently. The Savings Bank does not aggregate such loans for evaluation purposes. Payments received on impaired loans are applied first to accrued interest receivable and then to principal.

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


Premises and equipment

Premises and equipment are comprised of land, at cost, and buildings, building improvements, leaseholds and furnishings and equipment, at cost, less accumulated depreciation and amortization. Significant renewals and betterments are charged to the property and equipment account. Maintenance and repairs are expensed in the year incurred. Rental income is netted against occupancy expense in the consolidated statements of income.


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


Disclosures about fair value of financial instruments

The following methods and assumptions were used in estimating the fair value of its financial instruments:

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


Net income per common share

Basic net income per common share is based on the weighted average number of common shares actually outstanding. Diluted net income per share is calculated by adjusting the weighted average number of shares of common stock outstanding to include the effect of stock options, if dilutive, using the treasury stock method.


Comprehensive income

Effective January 1, 1998, the Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income". SFAS No. 130 requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. As required, the provisions of SFAS No. 130 have been retroactively applied to previously reported periods. The application of SFAS No. 130 had no material effect on the Corporation's consolidated financial condition or operations.

Impact of recent accounting standards

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which addresses the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. SFAS No. 133 supersedes SFAS No. 80, "Accounting for Futures Contracts", SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk", and SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments".

It amends SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" to include in SFAS No. 107 the disclosure provisions about concentrations of credit risk from SFAS No. 105. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. As the Corporation does not have any derivative instruments or similar contracts, the adoption of SFAS No. 133 will have no impact on the Corporation's financial condition or results of operations.


Reclassification

Certain amounts for periods have been reclassified to conform to the current period's presentation.


2. Securities Available for Sale

                                                                                        December 31, 1997
                                                          -------------------------------------------------------------------------
                                                                                       Gross Unrealized
                                                            Amortized          ---------------------------------          Carrying
                                                              Value                Gains               Losses              Value
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Government (including agencies):
 Due after one year through five years                    $  1,999,000         $     16,620         $          -        $ 2,015,620
 After ten years                                             1,000,000                1,920                    -          1,001,920
-----------------------------------------------------------------------------------------------------------------------------------
                                                             2,999,000               18,540                    -          3,017,540

Mortgage-backed securities                                   7,712,311               18,925              153,928          7,577,308
Mutual funds                                                 1,114,418                4,289                    -          1,118,707
Equity security                                                  7,020              128,627                    -            135,647
-----------------------------------------------------------------------------------------------------------------------------------
                                                          $ 11,832,749         $    170,381         $    153,928        $11,849,202
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                        December 31, 1998
                                                          -------------------------------------------------------------------------
                                                                                       Gross Unrealized
                                                            Amortized          ---------------------------------          Carrying
                                                              Value                Gains               Losses              Value
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Government (including agencies):
 Due in one year or less                                  $  1,999,632         $     17,248         $          -        $ 2,016,880
Mortgage-backed securities                                   6,400,494                8,767              102,056          6,307,205
Mutual funds                                                 1,182,251                                     6,024          1,176,227
Equity security                                                  7,020              144,180                    -            151,200
-----------------------------------------------------------------------------------------------------------------------------------
                                                          $  9,589,397         $    170,195         $    108,080        $ 9,651,512
-----------------------------------------------------------------------------------------------------------------------------------

There were no sales of securities available for sale during the years ended December 31, 1996 and 1998. Proceeds from the sales of securities available for sale during the year ended December 31, 1997 totalled $3,992,226. Gross gains of $32,399 and gross losses of $26,880 were realized on those sales.

3. Investment Securities Held To Maturity

                                                                                        December 31, 1998
                                                          --------------------------------------------------------------------------
                                                                                        Gross Unrealized
                                                              Amortized        ---------------------------------      Estimated Fair
                                                               Value               Gains              Losses              Value
------------------------------------------------------------------------------------------------------------------------------------
U.S. Government (including agencies):
 Due after ten years                                      $  1,998,142         $          -         $         17         $ 1,998,125
------------------------------------------------------------------------------------------------------------------------------------

There were no sales of investment securities held to maturity during the years ended December 31, 1996, 1997 and 1998.

4. Mortgage-Backed Securities Held To Maturity

                                                                                        December 31, 1997
                                                          --------------------------------------------------------------------------
                                                                                        Gross Unrealized
                                                              Amortized        ---------------------------------      Estimated Fair
                                                               Value               Gains              Losses              Value
------------------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Mortgage Corporation                    $ 91,984,480         $  1,184,211         $     91,719        $ 93,076,972
Federal National Mortgage Association                       25,991,878              511,087               32,940          26,470,025
Government National Mortgage Association                     8,132,556               98,617                1,378           8,229,795
------------------------------------------------------------------------------------------------------------------------------------
                                                          $126,108,914         $  1,793,915         $    126,037        $127,776,792
------------------------------------------------------------------------------------------------------------------------------------

                                                                                        December 31, 1998
                                                          --------------------------------------------------------------------------
                                                                                        Gross Unrealized
                                                              Amortized        ---------------------------------      Estimated Fair
                                                               Value               Gains              Losses              Value
------------------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Mortgage Corporation                    $ 91,292,670         $  1,223,045         $     66,695        $ 92,449,020
Federal National Mortgage Association                       23,856,520              311,870               31,897          24,136,493
Government National Mortgage Association                     5,251,001               83,732                    -           5,334,733
------------------------------------------------------------------------------------------------------------------------------------
                                                          $120,400,191         $  1,618,647         $     98,592        $121,920,246
------------------------------------------------------------------------------------------------------------------------------------


There were no sales of mortgage-backed securities during the years ended December 31, 1996 and 1998. During the year ended December 31, 1997, proceeds from the sales of mortgage-backed securities held to maturity totalled $3,640,635 and resulted in gross gains and losses of $115,069 and $9,005, respectively. The securities sold had an outstanding principal balance of less than fifteen percent of their original principal balances and, as provided for in SFAS No. 115, were permitted to be sold out of the held to maturity portfolio.

5. Loans Receivable

                                                                       December 31,
                                                          -------------------------------------
                                                              1997                 1998
-----------------------------------------------------------------------------------------------
Real estate mortgage:
 One-to-four family                                       $120,344,198         $138,885,292
 Multi-family                                               32,872,720           33,717,925
 Commercial                                                 21,323,826           21,259,215
 FHA insured and
  VA guaranteed                                              1,085,808              761,245
-----------------------------------------------------------------------------------------------
                                                           175,626,552          194,623,677
-----------------------------------------------------------------------------------------------
Real estate construction                                     2,031,948            5,073,807
-----------------------------------------------------------------------------------------------
Land                                                           605,862            2,184,263
-----------------------------------------------------------------------------------------------
Consumer:
 Passbook or certificate                                       431,303              458,476
 Home improvement                                              440,314              508,026
 Equity and second mortgage                                 33,586,539           39,184,421
 Student education                                             752,973               53,604
 Automobile                                                  1,210,292            1,273,202
 Personal                                                    1,444,871            2,033,009
-----------------------------------------------------------------------------------------------
                                                            37,866,292           43,510,738
-----------------------------------------------------------------------------------------------
  Total                                                    216,130,654          245,392,485
-----------------------------------------------------------------------------------------------
Less:
 Loans in process                                              570,700            2,408,762
 Allowance for loan losses                                   2,475,000            2,300,000
 Deferred loan fee and discounts                             1,928,859            1,673,733
-----------------------------------------------------------------------------------------------
                                                             4,974,559            6,382,495
-----------------------------------------------------------------------------------------------
                                                          $211,156,095         $239,009,990
-----------------------------------------------------------------------------------------------

At December 31, 1996, 1997 and 1998, loans serviced by the Savings Bank for the benefit of others totalled approximately $7,593,000, $4,943,000 and $3,772,000, respectively.

At December 31, 1996, 1997 and 1998, nonaccrual loans for which interest has been discontinued totalled approximately $6,928,000, $5,041,000 and $3,446,000, respectively. During the years ended December 31, 1996, 1997 and 1998, the Savings Bank recognized interest income of approximately $172,000, $144,000 and $97,000, respectively, on these loans. Interest income that would have been recorded, had the loans been on accrual status, would have amounted to approximately $665,000, $491,000 and $333,000 for the years ended December 31, 1996, 1997 and 1998, respectively. The Savings Bank is not committed to lend additional funds to the borrowers whose loans have been placed on nonaccrual status.

The following is an analysis of the allowance for loan losses:

                                                                                                    December 31,
                                                                                     ----------------------------------------
                                                                                        1996          1997          1998
-----------------------------------------------------------------------------------------------------------------------------
Balance, beginning                                                                   $2,725,000    $2,800,000   $ 2,475,000
Provisions charged to operations                                                        644,466       585,555       291,856
Recoveries credited to allowance                                                         68,906        17,144        16,773
Loan losses charged to allowance                                                       (638,372)     (927,699)     (483,629)
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     $2,800,000    $2,475,000   $ 2,300,000
-----------------------------------------------------------------------------------------------------------------------------

Impaired loans and related amounts recorded in the allowance for loan losses are summarized as follows:

                                                                               December 31,
                                                                         ------------------------
                                                                           1997          1998
-------------------------------------------------------------------------------------------------
Recorded investment in impaired loans:
    With recorded allowances                                             $1,490,362    $1,172,293
    Without recorded allowances                                           3,361,451     2,277,547
-------------------------------------------------------------------------------------------------
    Total impaired loans                                                  4,851,813     3,449,840
-------------------------------------------------------------------------------------------------
Related allowance for loan losses                                           616,349       671,110
-------------------------------------------------------------------------------------------------
    Net impaired loans                                                   $4,235,464    $2,778,730
-------------------------------------------------------------------------------------------------

The activity with respect to loans to directors, officers and associates of such persons, is as follows:

                                                                                              Year Ended December 31,
                                                                                     ----------------------------------------
                                                                                        1996          1997          1998
-----------------------------------------------------------------------------------------------------------------------------
Balance, beginning                                                                   $2,939,661    $3,341,861   $ 3,121,209
Loans originated                                                                      1,034,065       522,580     1,314,400
Collection of principal                                                                (631,865)     (743,232)   (1,376,837)
-----------------------------------------------------------------------------------------------------------------------------
Balance, ending                                                                      $3,341,861    $3,121,209   $ 3,058,772
-----------------------------------------------------------------------------------------------------------------------------

6. Premises and Equipment

                                                                                                         December 31,
                                                                                                   ------------------------
                                                                                                      1997          1998
---------------------------------------------------------------------------------------------------------------------------
Land                                                                                               $  701,625    $  701,625
---------------------------------------------------------------------------------------------------------------------------
Buildings and improvements                                                                          2,988,834     2,996,805
Less accumulated depreciation                                                                       1,242,349     1,348,149
---------------------------------------------------------------------------------------------------------------------------
                                                                                                    1,746,485     1,648,656
---------------------------------------------------------------------------------------------------------------------------
Leasehold improvements                                                                                413,741     1,578,184
Less accumulated depreciation                                                                           8,382        96,807
---------------------------------------------------------------------------------------------------------------------------
                                                                                                      405,359     1,481,377
---------------------------------------------------------------------------------------------------------------------------
Furnishings and equipment                                                                           4,100,874     4,635,642
Less accumulated amortization                                                                       3,472,165     3,771,860
---------------------------------------------------------------------------------------------------------------------------
                                                                                                      628,709       863,782
---------------------------------------------------------------------------------------------------------------------------
                                                                                                   $3,482,178    $4,695,440
---------------------------------------------------------------------------------------------------------------------------

Depreciation expense for the years ended December 31, 1996, 1997 and 1998 totalled approximately $311,000, $335,000 and $509,000, respectively. Depreciation charges are computed on the straight-line method over the following estimated useful lives:

Buildings and improvements      10 to 50 years
Leasehold improvements          10 years
Furnishings and equipment       3 to 10 years

7. Interest Receivable

                                                           December 31,
                                                   ---------------------------
                                                      1997            1998
------------------------------------------------------------------------------
Loans, net of allowance
  for uncollected interest
  of approximately $281,000
  and $204,000, respectively                        $1,580,275      $1,506,519
Mortgage-backed securities                             829,217         789,271
Investments and other
  interest-earning assets                               85,708          68,550
------------------------------------------------------------------------------
                                                    $2,495,200      $2,364,340
------------------------------------------------------------------------------


8. Deposits

                                                                           December 31,
                                      ----------------------------------------------------------------------------------
                                                           1997                                    1998
                                      ----------------------------------------------------------------------------------
                                        Weighted                                  Weighted
                                      Average Rate   Amount           Percent   Average Rate   Amount            Percent
------------------------------------------------------------------------------------------------------------------------
Demand:
 Non-interest-bearing demand             0.00%   $ 14,855,660            4.83      0.00%  $ 17,379,472             5.33
 NOW                                     2.00%     19,917,411            6.48      2.00%    22,373,617             6.86
------------------------------------------------------------------------------------------------------------------------
                                                   34,773,071           11.31               39,753,089            12.19

Money Market                             2.75%     22,213,618            7.22      3.00%    22,853,641             7.01
Savings and club                         2.84%    109,475,872           35.61      2.25%   111,715,515            34.27
Certificates of deposit 4.96%                     141,009,439           45.86      5.02%   151,663,038            46.53
------------------------------------------------------------------------------------------------------------------------
                                         3.61%   $307,472,000          100.00      3.46%  $325,985,283           100.00
------------------------------------------------------------------------------------------------------------------------

The scheduled maturities of certificates of deposit are as follows:


                                                                                  December 31,
(In Thousands)                                                          -----------------------------
Maturity Period                                                               1997           1998
-----------------------------------------------------------------------------------------------------
One year or less                                                         $     117,901    $   127,627
After one to three years                                                        20,183         20,219
After three years                                                                2,925          3,817
-----------------------------------------------------------------------------------------------------
                                                                         $     141,009    $   151,663
-----------------------------------------------------------------------------------------------------

Certificates of deposit of $100,000 or more by the time remaining until maturity are as follows:



                                                                                December 31,
(In Thousands)                                                          -----------------------------
Maturity Period                                                                1997           1998
-----------------------------------------------------------------------------------------------------
Three months or less                                                     $       7,160    $     9,094
After three through six months                                                   8,096          6,110
After six through twelve months                                                  6,611         10,387
After twelve months                                                              4,551          3,991
-----------------------------------------------------------------------------------------------------
                                                                         $      26,418    $    29,582
-----------------------------------------------------------------------------------------------------

A summary of interest on deposits follows:



                                                                Year Ended December 31,
                                                    --------------------------------------------
                                                          1996            1997           1998
------------------------------------------------------------------------------------------------
Demand                                                $ 1,078,983   $     993,986    $ 1,045,139
Savings and club                                        3,166,105       3,077,839      2,834,378
Certificates of deposit                                 6,939,953       7,002,181      7,437,359
------------------------------------------------------------------------------------------------
                                                       11,185,041      11,074,006     11,316,876
Less penalties for
        early withdrawal
        of certificates of
        deposit                                           (10,346)        (11,898)       (13,342)
------------------------------------------------------------------------------------------------
                                                      $11,174,695   $  11,062,108    $11,303,534
------------------------------------------------------------------------------------------------


9. Advances From Federal Home Loan Bank of New York


                                         December 31,
                         ------------------------------------------------
                                  1997                  1998
                         ------------------------------------------------
                         Weighted                 Weighted
Maturing                 Average                  Average
by                       Interest                 Interest
------------------------------------------------------------------------
December 31,               Rate        Amount        Rate       Amount
1999                       6.47%    $ 3,000,000      6.47%   $ 3,000,000
2000                       6.27%      5,000,000      6.27%     5,000,000
2001                       5.10%        243,100      5.10%       243,100
2002                       6.51%      5,000,000      6.51%     5,000,000
2003                       4.62%        340,000      5.36%    15,340,000
                           6.34%    $13,583,100      5.83%   $28,583,100

At December 31, 1997 and 1998, the advances were secured by pledges of the Savings Bank's investments in the capital stock of the Federal Home Loan Bank of New York totalling $2,979,400 and $3,097,200, respectively, mortgage-backed securities with carrying values of $12,876,000 and $9,784,000, respectively, and a blanket assignment of the Savings Bank's unpledged qualifying mortgage loans, mortgage-backed securities and investment securities portfolios.


10. Other Borrowed Money

                                    December 31,
              ---------------------------------------------------------
                         1997                    1998
              ---------------------------------------------------------
                Interest                      Interest
                  Rate       Amount             Rate        Amount
-----------------------------------------------------------------------
Mortgage loan   8.00%      $   273,623         8.00%    $   252,535
-----------------------------------------------------------------------

The mortgage loan is payable in 144 equal monthly installments of $3,518 through February 1, 2007 and is secured by premises with a carrying value of $399,000 and $393,000 at December 31, 1997 and 1998, respectively.


11. Stock Repurchase Program

During the years ended December 31, 1996 and 1997, the Corpo-ration repurchased 294,036 and 318,900 shares, respectively, of its own common stock, at prices ranging from $18.75 to $23.50 per common share, at a total cost of $6,179,188 and $7,369,153, respectively, under stock repurchase programs approved by the Corporation's Board of Directors.

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

Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to assets (as defined). The following tables levels at the dates presented:

                                                                  December 31,
                                                             -----------------------
(In thousands)                                                 1997            1998
------------------------------------------------------------------------------------
GAAP capital                                                 $45,395         $42,948
Less: Investment in and advances to
      non-includable subsidiary                               (1,305)         (1,315)
      Excess of cost over assets acquired                       (303)           (182)
      Unrealized gain on securities
      available for sale                                         (10)            (40)
------------------------------------------------------------------------------------
Core and tangible capital                                     43,777          41,411
Add:  general valuation allowance,
      as limited                                               1,856           1,609
------------------------------------------------------------------------------------
      Total regulatory capital                               $45,633         $43,020
------------------------------------------------------------------------------------


                                                                            December 31, 1997
                                                    -----------------------------------------------------------------------
                                                                                                     To Be Well Capitalized
                                                                                                          Under Prompt
                                                                                  Minimum Capital           Corrective
                                                          Actual                    Requirements        Actions Provisions
                                                    -----------------------------------------------------------------------
(Dollars in Thousands)                                  Amount  Ratio               Amount  Ratio         Amount  Ratio
---------------------------------------------------------------------------------------------------------------------------
Total Capital
        (to risk-weighted assets)                   $  45,633    25.15%         $   14,513    8.00%    $   18,142   10.00%
Tier 1 Capital
        (to risk-weighted assets)                      43,777    24.13%                  -       -         10,885    6.00%
Core (Tier 1) Capital
        (to adjusted total assets)                     43,777    11.67%             15,005    4.00%        18,756    5.00%
Tangible Capital
        (to adjusted total assets)                     43,777    11.67%              5,627    1.50%             -       -
---------------------------------------------------------------------------------------------------------------------------

                                                                            December 31, 1997
                                                    -----------------------------------------------------------------------
                                                                                                     To Be Well Capitalized
                                                                                                          Under Prompt
                                                                                  Minimum Capital           Corrective
                                                          Actual                    Requirements        Actions Provisions
                                                    -----------------------------------------------------------------------
(Dollars in Thousands)                                  Amount  Ratio               Amount  Ratio         Amount  Ratio
---------------------------------------------------------------------------------------------------------------------------
Total Capital
        (to risk-weighted assets)                   $  43,020  21.23%         $   16,214  8.00%        $  20,267  10.00%
Tier 1 Capital
        (to risk-weighted assets)                      41,411  20.43%                  -     -            12,160   6.00%
Core (Tier 1) Capital
        (to adjusted total assets)                     41,411  10.05%             16,481  4.00%           20,601   5.00%
Tangible Capital
        (to adjusted total assets)                     41,411  10.05%              6,181  1.50%                -      -
---------------------------------------------------------------------------------------------------------------------------

As of August 7, 1998, the most recent notification from the New Jersey Department of Banking and Insurance, the Savings Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the institution's category.


13. Benefit Plans

Pension Plan ("Plan")

The Savings Bank has a non-contributory defined benefit pension plan covering all eligible employees. The benefits are based on years of service and employees' compensation. The Savings Bank's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. The Plan's assets consist primarily of mutual funds and bank deposits.

The following tables set forth the Plan's funded status and components of net periodic pension cost:



                                                                                December 31,
                                                                     -------------------------------------
                                                                          1997                1998
----------------------------------------------------------------------------------------------------------
Actuarial present value
        of benefit obligation
        including vested
        benefits of $2,522,509 (1997)
        and $2,508,543 (1998)                                        $    2,581,863        $   2,567,569
----------------------------------------------------------------------------------------------------------
Projected benefit obligation                                         $   (3,275,432)       $  (3,257,298)
Plan assets at fair value                                                 3,120,434            3,211,549
----------------------------------------------------------------------------------------------------------
Projected benefit obligation
        in excess of plan assets                                           (154,998)             (45,749)
Unrecognized net loss                                                       129,314               27,815
----------------------------------------------------------------------------------------------------------
Accrued pension cost
        included in other liabilities                                $      (25,684)       $     (17,934)
----------------------------------------------------------------------------------------------------------

Net periodic pension cost included the following components:


                                                                Year Ended December 31,
                                                 -------------------------------------------------
                                                       1996               1997               1998
--------------------------------------------------------------------------------------------------
Service cost                                    $    165,174        $   175,878        $  198,522
Interest cost                                        202,020            225,244           243,409
Actual return on
 plan assets                                        (116,162)          (201,209)         (255,023)
Net amortization
 and deferral                                         (8,606)            36,391                 -
--------------------------------------------------------------------------------------------------
Net periodic pension cost                       $    242,426        $   236,304        $  186,908
--------------------------------------------------------------------------------------------------

Assumptions used in the accounting for the Plan are as follows:

                                                                Year Ended December 31,
                                                     ------------------------------------------------
                                                       1996                 1997               1998
-----------------------------------------------------------------------------------------------------
Discount rate                                          7.50%                7.50%               7.50%
Rate of increase in compensation                       4.00%                4.00%               4.00%
Long-term rate of return on
        plan assets                                    8.00%                8.00%               8.00%
-----------------------------------------------------------------------------------------------------

Savings and Investment Plan ("SIP")

The Savings Bank sponsors a SIP pursuant to Section 401(k) of the Internal Revenue Code, for all eligible employees. Employees may elect to save up to 10% of their compensation of which the Savings Bank will match 50% of the employee's contribution. The SIP expense amounted to approximately, $109,000, $103,000 and $113,000 for the years ended December 31, 1996, 1997 and 1998, respectively.


Supplemental Executive Retirement Plan ("SERP")

The Savings Bank has an unfunded non-qualified deferred retirement plan for certain employees. A participant who retires at age 65, (the "Normal Retirement Age") is entitled to an annual retirement benefit equal to 75% of his compensation reduced by his retirement plan annual benefits. Participants retiring before the Normal Retirement Age receive the same benefits reduced by a percentage based on years of service to the Savings Bank and the number of years prior to the Normal Retirement Age that participant retires. The SERP expense amounted to approximately $76,000, $174,000 and $174,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

Stock option plan ("SOP")

The following table summarizes the transactions in the SOP:


                                                      Number                    Price
                                                    of Shares                 Per Share
-------------------------------------------------------------------------------------------
Balance - December 31, 1995                            62,790              $5.75 - $6.375
Exercised                                              56,930               5.75 -  6.375
Balance - December 31, 1996                             5,860               5.75 -  6.375
Exercised                                               5,860               5.75 -  6.375
Balance - December 31, 1997
        and 1998                                            -                           -
-------------------------------------------------------------------------------------------


14. Income Taxes

The Savings Bank qualifies as a savings institution under the provisions of the Internal Revenue Code and was therefore, prior to January 1, 1996, permitted to deduct from taxable income an allowance for bad debts based upon eight percent of taxable income before such deduction, less certain adjustments. Retained earnings at December 31, 1998, include approximately $6,900,000 of such bad debt, which, in accordance with SFAS No. 109, "Accounting for Income Taxes," is considered a permanent difference between the book and income tax basis of loans receivable, and for which income taxes have not been provided. If such amount is used for purposes other than for bad debt losses, including distributions in liquidation, it will be subject to income tax at the then current rate.

Refundable income taxes of approximately $323,000 and $413,000 at December 31, 1997 and 1998, respectively, are reflected in the consolidated statements of financial condition under the caption "Other Assets".

The tax effects of existing temporary differences which give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

                                                                 December 31,
                                                          ------------------------
Deferred tax assets                                          1997          1998
----------------------------------------------------------------------------------
Allowance for loan losses                                 $  638,125    $  647,743
Deferred loan fees                                           512,087       388,234
Depreciation                                                  13,631        22,224
Reserve for uncollected interest                             100,634        73,232
Benefit plans                                                110,670       128,593
Other                                                            644             -
----------------------------------------------------------------------------------
                                                           1,375,791     1,260,026
----------------------------------------------------------------------------------
Deferred tax liabilities
----------------------------------------------------------------------------------
Unrealized gain on securities
 available for sale                                            5,900        22,400
----------------------------------------------------------------------------------
Net deferred tax assets                                   $1,369,891    $1,237,626
----------------------------------------------------------------------------------


The components of income taxes are summarized as follows:

                                                       Year Ended December 31,
                                           ---------------------------------------
                                              1996          1997          1998
----------------------------------------------------------------------------------
Current                                     $1,027,417    $2,754,147    $2,327,712
Deferred                                       131,066         5,023       115,765
----------------------------------------------------------------------------------
                                            $1,158,483    $2,759,170    $2,443,477
----------------------------------------------------------------------------------


The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

                                                      Year Ended December 31,
                                             -----------------------------------------
                                                1996          1997          1998
--------------------------------------------------------------------------------------
Federal income tax                            $1,401,939    $2,662,327    $2,324,981
Increases (reductions)
 in income taxes
 resulting from:
  Exercise of non-
   statutory stock
   options                                      (315,680)      (86,391)            -
  New Jersey savings
   institution tax,
   net of federal
   income tax effect                              83,714       158,661       137,242
  Other items, net                               (11,490)       24,573       (18,746)
--------------------------------------------------------------------------------------
Effective income tax                          $1,158,483    $2,759,170    $2,443,477
--------------------------------------------------------------------------------------


15. Legislative Matter

On September 30, 1996, legislation was enacted which, among other things, imposed a special one-time assessment on Savings Association Insurance Fund ("SAIF") member institutions, including the Savings Bank, to recapitalize the SAIF and spread the obligation for payment of Financial Corporation ("FICO") bonds across all SAIF and Bank Insurance Fund ("BIF") members. The special assessment levied amounted to 65.7 basis points on SAIF assessable deposits held as of March 31, 1995. The special assessment was recognized in the third quarter of 1996 and is tax deductible. The Savings Bank took a charge of $2,023,000 as a result of the special assessment. This legislation will eliminate the substantial disparity between the amount that BIF and SAIF members had been paying for deposit insurance premiums. Currently, the FDIC has estimated that, in addition to normal deposit insurance premiums, BIF members will pay a portion of the FICO payment equal to 1.3 basis points on BIF-insured deposits compared to 6.4 basis points by SAIF members on SAIF-insured deposits.

The FDIC has lowered SAIF assessments to a range comparable to that of BIF members, although SAIF members must also make the FICO payments described above. Management cannot predict the precise level of FDIC insurance assessments on an ongoing basis.


16. Commitments and Contingencies

The Savings Bank is party to financial instruments with off- balance sheet risk in the normal course of business primarily to meet the financing needs of its customers. These financial instruments are commitments to originate loans. The commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statement of financial condition. The Savings Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Savings Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments.

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

The Savings Bank had loan commitments outstanding as follows:

                                                           December 31,
                                                  ------------------------------
                                                      1997               1998
--------------------------------------------------------------------------------
To originate loans                                $ 9,674,000       $ 11,583,000
--------------------------------------------------------------------------------

At December 31, 1998, all the outstanding commitments to originate loans are at fixed interest rates which range from 6.125% to 10.0%. All commitments are due to expire within ninety days.

At December 31, 1998, undisbursed funds from approved lines of credit under a homeowners' equity lending program amounted to approximately $1,523,000. Unless they are specifically cancelled by notice from the Savings Bank, these funds represent firm commitments available to the respective borrowers on demand. The interest rate charged for any month on funds disbursed under this program is 1.75% above the prime rate.

Rental expenses related to the occupancy of premises totalled $70,000, $98,000 and $280,000 for the years ended December 31, 1996, 1997 and 1998, respectively. At December 31, 1998, minimum non-cancellable obligations under lease agreements with original terms of more than one year are as follows:

    December 31,                                     Amount
--------------------------------------------------------------------------------
    1999                                          $   257,000
    2000                                              260,000
    2001                                              263,000
    2002                                              284,000
    2003                                              230,000
    Thereafter                                      1,196,000
--------------------------------------------------------------------------------
                                                  $ 2,490,000
--------------------------------------------------------------------------------

The Savings Bank is also a party to litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material effect on the consolidated financial position of the Savings Bank or the Corporation.


17. Fair Values of Financial Instruments

The carrying amounts and fair value of the Corporation's financial instruments are as follows:

                                                                             December 31,
                                                     ----------------------------------------------------------------
                                                                   1997                               1998
                                                     ----------------------------------------------------------------
(In Thousands)                                       Carrying Value     Fair Value      Carrying Value     Fair Value
---------------------------------------------------------------------------------------------------------------------
Financial Assets
        Cash and cash equivalents                         $ 13,307        $ 13,307           $ 28,047        $ 28,047
        Securities available for sale                       11,849          11,849              9,652           9,652
        Investment securities held to maturity                   -               -              1,998           1,998
        Mortgage-backed securities held to maturity        126,109         127,777            120,400         121,920
        Loans receivable                                   211,156         216,349            239,010         246,848
        Interest receivable                                  2,495           2,495              2,364           2,364
Financial Liabilities
        Deposits                                           307,472         308,345            325,985         326,826
        Advances and other borrowed money                   13,857          13,980             28,836          28,372
Commitments
        To originate loans                                   9,674           9,674             11,583          11,583
        Unused lines of credit                                 761             761              1,523           1,523
---------------------------------------------------------------------------------------------------------------------

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

18. Parent Corporation Financial Information

The following condensed financial statements of the Corporation should be read in conjunction with the Notes to Consolidated Financial Statements.

Statements of Financial Condition

                                                                December 31,
                                                        ---------------------------
                                                             1997           1998
-----------------------------------------------------------------------------------
Assets
Cash and cash equivalents                               $  2,933,564   $  6,667,981
Investment in subsidiary                                  45,394,268     42,947,572
Refundable income taxes                                      184,216         72,878
Other assets                                                 108,622        169,972
-----------------------------------------------------------------------------------
Total assets                                            $ 48,620,670   $ 49,858,403
-----------------------------------------------------------------------------------

Liabilities and stockholders' equity
Liabilities
Other liabilities                                       $     87,555   $     85,498
-----------------------------------------------------------------------------------
Total liabilities                                             87,555         85,498
-----------------------------------------------------------------------------------
Stockholders' equity
Common stock                                                  34,500         34,500
Paid-in-capital in excess of par value                    18,906,768     18,906,768
Retained earnings - substantially restricted              43,017,781     44,257,571
Treasury stock, at cost                                  (13,425,934)   (13,425,934)
-----------------------------------------------------------------------------------
Total stockholders' equity                                48,533,115     49,772,905
-----------------------------------------------------------------------------------
Total liabilities and stockholders' equity              $ 48,620,670   $ 49,858,403
-----------------------------------------------------------------------------------

Statements of Income

                                                                  Year Ended December 31,
                                                        -----------------------------------------
                                                             1996           1997          1998
-------------------------------------------------------------------------------------------------
Dividends from subsidiary                               $  8,400,000   $  7,000,000   $ 7,000,000
Interest income                                              305,752         65,885         5,587
-------------------------------------------------------------------------------------------------
  Total income                                             8,705,752      7,065,885     7,005,587
Expenses                                                     663,855        411,584       207,704
-------------------------------------------------------------------------------------------------
                                                           8,041,897      6,654,301     6,797,883
Equity in undistributed earnings of subsidiary            (5,485,098)    (1,767,114)   (2,475,858)
-------------------------------------------------------------------------------------------------
Income before income taxes (benefit)                       2,556,799      4,887,187     4,322,025
Income taxes (benefit)                                      (408,069)      (184,016)      (72,678)
-------------------------------------------------------------------------------------------------
Net income                                              $  2,964,868   $  5,071,203   $ 4,394,703
-------------------------------------------------------------------------------------------------

Statements of Cash Flows
                                                                 Year Ended December 31,
                                                        -----------------------------------------
                                                             1996           1997          1998
-------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net income                                             $  2,964,868   $  5,071,203   $ 4,394,703
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Equity in undistributed earnings of subsidiary          5,485,098      1,767,114     2,475,858
   (increase) decrease in refundable income taxes           (408,219)       340,834       111,338
   (Increase) in other assets                                (31,649)       (23,778)      (61,350)
   Increase (decrease) in other liabilities                       94         25,410        (2,057)
-------------------------------------------------------------------------------------------------
    Net cash provided by operating activities              8,010,192      7,180,783     6,918,492
-------------------------------------------------------------------------------------------------
Cash flows from investing activities:
 Decrease in loans receivable                              3,000,000      3,000,000             -
-------------------------------------------------------------------------------------------------
    Net cash provided by investing activities              3,000,000      3,000,000             -
-------------------------------------------------------------------------------------------------
Cash flows from financing activities:
 Cash dividends paid                                      (3,318,121)    (2,919,723)   (3,184,075)
 Purchase of treasury stock                               (6,179,188)    (7,369,153)            -
 Sale of treasury stock                                      327,973         34,339             -
-------------------------------------------------------------------------------------------------
    Net cash (used in) financing activities               (9,169,336)   (10,254,537)   (3,184,075)
-------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents       1,840,856        (73,754)    3,734,417
Cash and cash equivalents - beginning                      1,166,462      3,007,318     2,933,564
-------------------------------------------------------------------------------------------------
Cash and cash equivalents - ending                      $  3,007,318   $  2,933,564   $ 6,667,981
-------------------------------------------------------------------------------------------------

19. Quarterly Financial Data (Unaudited)


(In Thousands, except for per share amounts)     First   Second    Third   Fourth
Year Ended December 31, 1997                    Quarter  Quarter  Quarter  Quarter
-----------------------------------------------------------------------------------
Interest income                                  $6,937   $7,134   $7,134   $7,191
Interest expense                                  2,796    2,976    3,026    3,064
-----------------------------------------------------------------------------------
                Net interest income               4,141    4,158    4,108    4,127
Provision for loan losses                           150      150      150      136
Non-interest income                                 397      284      373      620
Non-interest expenses                             2,313    2,281    2,401    2,797
Income taxes                                        762      751      665      581
-----------------------------------------------------------------------------------
Net income                                       $1,313   $1,260   $1,265   $1,233
-----------------------------------------------------------------------------------
Basic earnings per common share                  $ 0.42   $ 0.44   $ 0.44   $ 0.44
-----------------------------------------------------------------------------------
Diluted earnings per common share                $ 0.42   $ 0.44   $ 0.44   $ 0.44
-----------------------------------------------------------------------------------
Dividends per common share                       $ 0.25   $ 0.25   $ 0.25   $ 0.25
-----------------------------------------------------------------------------------


(In Thousands, except for per share amounts)    First    Second   Third    Fourth
Year Ended December 31, 1998                    Quarter  Quarter  Quarter  Quarter
-----------------------------------------------------------------------------------
Interest income                                  $7,207   $7,105   $7,248   $7,411
Interest expense                                  3,034    3,037    3,090    3,267
-----------------------------------------------------------------------------------
                Net interest income               4,173    4,068    4,158    4,144
Provision for loan losses                            75       75       75       67
Non-interest income                                 339      303      362      395
Non-interest expenses                             2,616    2,671    2,730    2,795
Income taxes                                        666      585      623      569
-----------------------------------------------------------------------------------
Net income                                       $1,155   $1,040   $1,092   $1,108
-----------------------------------------------------------------------------------
Basic earnings per common share                  $ 0.41   $ 0.36   $ 0.38   $ 0.40
-----------------------------------------------------------------------------------
Diluted earnings per common share                $ 0.41   $ 0.36   $ 0.38   $ 0.40
-----------------------------------------------------------------------------------
Dividends per common share                       $ 0.28   $ 0.28   $ 0.28   $ 0.28
-----------------------------------------------------------------------------------

Independent Auditors' Report



To The Board of Directors and Stockholders

Pamrapo Bancorp, Inc.

We have audited the consolidated statements of financial condition of Pamrapo Bancorp, Inc. (the "Corporation") and Subsidiaries as of December 31, 1997 and 1998 and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the above mentioned consolidated financial statements present fairly, in all material respects, the financial position of Pamrapo Bancorp, Inc. and Subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                        /s/ Radice & Co., LLC


February 8, 1999

Pamrapo Bancorp, Inc. and Subsidiaries


Selected Consolidated Financial Condition and Other Data of the Corporation



                                                                                    At December 31,
                                                 ----------------------------------------------------------------------------------
(Dollars in thousands)                             1994              1995              1996              1997              1998
-----------------------------------------------------------------------------------------------------------------------------------
Financial Condition data:
Total amount of:
Assets                                            $384,085          $371,365          $362,910          $376,714          $413,474
Loans receivable                                   222,472           218,140           207,405           211,156           239,010
Securities available for sale                       19,471            28,427            22,232            11,849             9,652
Mortgage-backed securities                         114,032            96,565            96,727           126,109           120,400
Investment securities                                2,096                99                 -                 -             1,998
Deposits                                           305,910           298,901           300,785           307,472           325,985
Advances and other borrowed money                   17,930             8,043             3,876            13,857            28,836
Stockholders' equity                                55,372            59,375            53,509            48,533            49,773

                                                                               Year Ended December 31,
                                                 ----------------------------------------------------------------------------------
                                                   1994              1995              1996              1997              1998
-----------------------------------------------------------------------------------------------------------------------------------
Operating data:
Interest income                                   $ 30,466          $ 29,571          $ 28,035          $ 28,396          $ 28,971
Interest expense                                    10,626            11,456            11,381            11,862            12,428
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                 19,840            18,115            16,654            16,534            16,543
Provision for loan losses                              495               411               644               586               292
Non-interest income                                    785               735               649             1,674             1,399
Non-interest expenses                                9,116             9,808            12,536             9,792            10,812
Income taxes                                         3,836             3,003             1,158             2,759             2,443
-----------------------------------------------------------------------------------------------------------------------------------
  Net income                                      $  7,178          $  5,628          $  2,965          $  5,071          $  4,395
-----------------------------------------------------------------------------------------------------------------------------------
Net income per share
  Basic                                           $   2.21          $   1.67          $   0.90          $   1.74          $   1.55
  Diluted                                             2.12              1.65              0.90              1.74              1.55
-----------------------------------------------------------------------------------------------------------------------------------
Dividends per share                               $   .485          $    .80          $    .90          $   1.00          $   1.12
-----------------------------------------------------------------------------------------------------------------------------------
Dividend payout ratio                                21.97%            48.33%           100.28%            57.58%            72.45%
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                    At December 31,
                                                 ----------------------------------------------------------------------------------
                                                   1994              1995              1996              1997              1998
-----------------------------------------------------------------------------------------------------------------------------------
Selected Financial Ratios:
Return on average assets                              1.82%             1.49%             0.81%             1.37%             1.13%
Return on average equity                             13.43%             9.71%             5.27%            10.34%             8.96%
Average equity/average assets                        13.55%            15.40%            15.33%            13.28%            12.64%
Interest rate spread                                  4.86%             4.51%             4.23%             4.17%             3.91%
Net yield on average interest-earning
 assets                                               5.30%             5.10%             4.81%             4.72%             4.49%
Non-interest expenses to average assets               2.31%             2.61%             3.41%             2.65%             2.79%
Equity/total assets                                  14.42%            15.99%            14.74%            12.88%            12.04%
Capital ratios:
  Tangible                                           11.56%            13.69%            12.59%            11.67%            10.05%
  Core                                               11.56%            13.69%            12.59%            11.67%            10.05%
  Risk-based                                         24.59%            28.53%            26.35%            25.15%            21.23%
Non-performing loans to total assets                  3.34%             2.93%             2.89%             1.84%             1.11%
Non-performing loans to loans receivable              5.77%             4.98%             5.06%             3.27%             1.92%
Non-performing assets to total assets                 3.63%             3.32%             3.44%             2.20%             1.40%
Allowance for loan losses to
 non-performing loans                                28.45%            25.09%            26.69%            36.23%            50.00%
Average interest-earning  assets/average
  interest-bearing liabilities                        1.16x             1.18x             1.17x             1.16x             1.17x
Net interest income after provision for
 loan losses to non-interest expenses                 2.12x             1.81x             1.28x             1.63x             1.50x
-----------------------------------------------------------------------------------------------------------------------------------

Pamrapo Bancorp, Inc. and Subsidiaries


Stockholder Information



Market for Common Stock and Related Matters

Pamrapo Bancorp, Inc.'s common stock is presently quoted on the National Association of Securities Dealers Automated Quotation's National Market System under the symbol "PBCI." At March 11, 1999, 2,842,924 shares of the Corporation's outstanding common stock were held by approximately 2,100 persons or entities.

        The following table sets forth the high and low closing sales price per common share for the periods indicated. Such prices do not necessarily reflect retail markups, markdowns or commissions.

---------------------------------------------------
                                     Closing Prices
Quarter Ended                        High      Low
---------------------------------------------------
March 31,1997                       $23.75   $19.00
June 30,1997                         21.00    18.50
September 30, 1997                   25.50    19.75
December 31,1997                     27.25    21.00
March 31, 1998                       28.75    22.75
June 30, 1998                        30.00    26.75
September 30, 1998                   33.63    22.75
December 31, 1998                    26.75    22.13
---------------------------------------------------

Dividends were paid as follows:

---------------------------------------------------
March, 1997                                  $  .25
June, 1997                                      .25
September, 1997                                 .25
December, 1997                                  .25
March, 1998                                     .28
June, 1998                                      .28
September, 1998                                 .28
December, 1998                                  .28
---------------------------------------------------

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