Form 10-K/A, Exhibit 13
period 1999-12-31
PAMRAPO BANCORP INC
filed 2000-04-03
CIK 854071

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF
--------------------------------------------------------------------------------
FINANCIAL CONDITION
--------------------------------------------------------------------------------

                                                                           December 31,
                                                           Note(s)              1998             1999
--------------------------------------------------------------------------------------------------------
Assets

Cash and amounts due from depository institutions                        $ 12,547,045     $ 11,862,080
Interest-bearing deposits in other banks                                   15,500,000       19,200,000
                                                           ------------  ------------     ------------
 Total cash and cash equivalents                             1 and 16      28,047,045       31,062,080
Securities available for sale                              1,2,9 and 16     9,651,512        6,428,631
Investment securities held to maturity                     1,3,9 and 16     1,998,142        7,995,941
Mortgage-backed securities held to maturity                1,4,9 and 16   120,400,191      120,823,781
Loans receivable                                           1,5,9 and 16   239,009,990      268,280,380
Foreclosed real estate                                           1          1,237,097          456,196
Investment in real estate                                        1            270,539          255,769
Premises and equipment                                      1,6 and 10      4,695,440        4,471,586
Federal Home Loan Bank of New York stock                         9          3,097,200        3,243,200
Interest receivable                                         1,7 and 16      2,364,340        2,553,908
Deferred tax asset                                           1 and 14       1,237,626        1,313,012
Excess of cost over assets acquired                              1            181,949           60,649
Other assets                                                    14          1,283,086        1,075,318
                                                           ------------  ------------     ------------
  Total assets                                                           $413,474,157     $448,020,451
                                                           ============  ============     ============
Liabilities and stockholders' equity

Liabilities

Deposits                                                     8 and 16    $325,985,283     $361,924,668
Advances from Federal Home Loan Bank of New York             9 and 16      28,583,100       30,583,100
Other borrowed money                                         10 and 16        252,535          229,696
Advance payments by borrowers for taxes and insurance                       2,911,061        2,946,639
Other liabilities                                               13          5,969,273        4,082,384
                                                           ------------  ------------     ------------
  Total liabilities                                                       363,701,252      399,766,487
                                                           ------------  ------------     ------------
Commitments and contingencies                                15 and 16             -                -
Stockholders' equity                                        1,11,12,13
                                                              and 14
Preferred stock; authorized 3,000,000 shares;
 issued and outstanding - none                                                     -                -
Common stock; par value $.01; authorized 7,000,000
 shares; shares issued 3,450,000; 2,842,924 shares and
 2,727,924 shares, respectively, outstanding                                   34,500           34,500
Paid-in capital in excess of par value                                     18,906,768       18,906,768
Retained earnings - substantially restricted                               44,217,856       45,474,883
Accumulated other comprehensive income -
 unrealized gain (loss) on securities available for sale,
 net                                                                           39,715          (46,874)
Treasury stock, at cost; 607,076 shares and 722,076 shares,
 respectively                                                             (13,425,934)     (16,115,313)
                                                           ------------  ------------     ------------
  Total stockholders' equity                                               49,772,905       48,253,964
                                                           ------------  ------------     ------------
  Total liabilities and stockholders' equity                             $413,474,157     $448,020,451
                                                           ============  ============     ============


See notes to consolidated financial statements.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------



                                                                        Year Ended December 31,
                                                         Note(s)         1997        1998         1999
-----------------------------------------------------------------------------------------------------------
Interest income:
  Loans                                                  1 and 5   $18,699,348  $19,380,581  $   21,452,872
  Mortgage-backed securities                                1        8,572,270    8,388,483       8,250,602
  Investments                                               1          507,895      223,459         494,074
  Other interest-earning assets                                        616,023      978,661       1,055,161
                                                         --------  -----------  -----------  --------------
      Total interest income                                         28,395,536   28,971,184      31,252,709
                                                         --------  -----------  -----------  --------------
Interest expense:

  Deposits                                                  8       11,062,108   11,303,534      11,953,248
  Advances and other borrowed money                                    799,585    1,124,396       1,688,590
                                                         --------  -----------  -----------  --------------
      Total interest expense                                        11,861,693   12,427,930      13,641,838
                                                         --------  -----------  -----------  --------------
Net interest income                                                 16,533,843   16,543,254      17,610,871
Provision for loan losses                                1 and 5       585,555      291,856         298,531
                                                         --------  -----------  -----------  --------------
Net interest income after provision for loan losses                 15,948,288   16,251,398      17,312,340
                                                         --------  -----------  -----------  --------------
Non-interest income:

  Fees and service charges                                             841,389      920,465       1,001,162
  Gain on sale of mortgage-backed securities             2 and 4       111,583           -               -
  Gain on sale of fixed assets                                         246,652           -               -
  Miscellaneous                                                        474,674      478,693         563,658
                                                         --------  -----------  -----------  --------------
      Total non-interest income                                      1,674,298    1,399,158       1,564,820
                                                         --------  -----------  -----------  --------------
Non-interest expenses:

  Salaries and employee benefits                           13        4,893,655    5,567,768       6,075,920
  Net occupancy expense of premises                      6 and 15      859,895    1,102,791       1,107,805
  Equipment                                                 6          866,005    1,031,297       1,088,113
  Advertising                                                          189,779      358,144         202,425
  Federal insurance premium                                            193,368      189,879         199,446
  Loss on foreclosed real estate                            1          207,389      122,736          33,297
  Amortization of intangibles                               1          121,300      121,301         121,300
  Miscellaneous                                                      2,460,822    2,318,460       2,635,983
                                                         --------  -----------  -----------  --------------
      Total non-interest expenses                                    9,792,213   10,812,376      11,464,289
                                                         --------  -----------  -----------  --------------
Income before income taxes                                           7,830,373    6,838,180       7,412,871
Income taxes                                             1 and 14    2,759,170    2,443,477       2,695,937
                                                         --------  -----------  -----------  --------------
Net income                                                         $ 5,071,203  $ 4,394,703  $    4,716,934
                                                         ========  ===========  ===========  ==============
Basic/diluted earnings per common share                     1      $      1.74  $      1.55  $         1.70
                                                         ========  ===========  ===========  ==============
Dividends per common share                                  1      $      1.00  $      1.12  $         1.25
                                                         ========  ===========  ===========  ==============


See notes to consolidated financial statements.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF
--------------------------------------------------------------------------------
COMPREHENSIVE INCOME
--------------------------------------------------------------------------------



                                                               Year Ended December 31,
                                                          1997          1998          1999
----------------------------------------------------------------------------------------------
Net income                                            $ 5,071,203    $ 4,394,703   $ 4,716,934

Other comprehensive income, net of income taxes:
 Unrealized holding gain (loss) on securities
  available for sale, net of income tax expense
  (benefit) of $123,638, $16,500 and ($48,800)
  respectively                                            210,965         29,162       (86,589)
 Less reconciliation adjustment for realized gains,
  net of income tax expense (benefit) of ($2,038)          (3,477)          --            --
                                                      -----------    -----------   -----------
 Other comprehensive income (loss)                        207,488         29,162       (86,589)
                                                      -----------    -----------   -----------
Comprehensive income                                  $ 5,278,691    $ 4,423,865   $ 4,630,345
                                                      ===========    ===========   ===========


See notes to consolidated financial statements.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF
--------------------------------------------------------------------------------
CHANGES IN STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------



                                                                                         Accumulated
                                                                                             Other
                                                                                        Comprehensive
                                                                                            Income -
                                                                                          Unrealized
                                                              Paid-in       Retained     Gain (Loss)
                                                             Capital in     Earnings -    on Securities
                                                  Common      Excess of  Substantially     Available      Treasury
                                                   Stock      Par Value     Restricted   For Sale, Met     Stock        Total
----------------------------------------------------------------------------------------------------------------------------------
  Balance - December 31, 1996               $     34,500   $ 18,906,768   $ 40,944,218  $ (196,935)   $ (6,179,590)   $ 53,508,961
  Net income for the year ended
    December 31, 1997                               --             --        5,071,203        --              --         5,071,203
  Purchase of treasury stock                        --             --             --          --        (7,369,153)     (7,369,153)
  Sale of treasury stock                            --             --          (88,470)       --           122,809          34,339
  Decrease in unrealized loss on securities
   available for sale, net of income taxes          --             --                      207,488                         207,488
  Cash dividends                                    --             --       (2,919,723)       --              --        (2,919,723)
                                            ------------   ------------   ------------  ----------    ------------    ------------

  Balance - December 31, 1997                     34,500     18,906,768     43,007,228      10,553     (13,425,934)     48,533,115
  Net income for the year ended
   December 31, 1998                                --             --        4,394,703        --              --         4,394,703
  Increase in unrealized gain on securities
   available for sale, net of income taxes          --             --             --        29,162            --            29,162
  Cash dividends                                    --             --       (3,184,075)       --              --        (3,184,075)
                                            ------------   ------------   ------------  ----------    ------------    ------------
  Balance - December 31, 1998                     34,500     18,906,768     44,217,856      39,715     (13,425,934)     49,772,905
  Net income for the year ended
   December 31, 1999                                --             --        4,716,934        --              --         4,716,934
  Purchase of treasury stock                        --             --             --          --        (2,689,379)     (2,689,379)
  Increase in unrealized loss on securities
   available for sale, net of income taxes          --             --             --       (86,589)           --           (86,589)
  Cash dividends                                    --             --       (3,459,907)       --              --        (3,459,907)
                                            ------------   ------------   ------------  ----------    ------------    ------------
  Balance - December 31, 1999               $     34,500   $ 18,906,768   $ 45,474,883  $  (46,874)   $(16,115,313)   $ 48,253,964
                                            ============   ============   ============  ==========    ============    ============


See notes to consolidated financial statements.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------



                                                                                  Year Ended December 31,
                                                                            1997            1998             1999
-------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                           $  5,071,203    $  4,394,703    $  4,716,934
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation of premises and equipment and
       investment in real estate                                            350,147         508,690         616,523
      Amortization of deferred fees, premiums and discounts, net           (185,294)       (151,141)        (25,364)
      Provision for loan losses                                             585,555         291,856         298,531
      Provision for losses on foreclosed real estate                        144,747          73,206          60,000
      Gain on sale of foreclosed real estate                                (46,433)        (57,254)        (44,966)
      Gain on sale of fixed assets                                         (246,652)           --              --
      Gain on sale of securities available for sale                          (5,519)           --              --
      Gain on sale of mortgage-backed securities held to maturity          (106,064)           --              --
      Deferred income taxes                                                   5,023         115,765         (26,586)
      Decrease (increase) in interest receivable                            181,843         130,860        (189,568)
      (Increase) decrease in other assets                                  (124,106)        740,495         207,768
      Amortization of intangibles                                           121,300         121,301         121,300
      Increase (decrease) in other liabilities                              872,689       1,954,785      (1,886,889)
                                                                       ------------    ------------    ------------
          Net cash provided by operating activities                       6,618,439       8,123,266       3,847,683
                                                                       ============    ============    ============
Cash flows from investing activities:

 Proceeds from maturities and calls of
  securities available for sale                                           5,000,000       1,000,000       2,000,000
 Proceeds from repayments of securities available for sale                1,718,879       1,270,255       1,113,012
 Purchases of securities available for sale                                 (65,220)        (67,833)        (64,604)
 Proceeds from sale of securities available for sale                      3,992,226            --              --
 Proceeds from maturities of investment securities
  held to maturity                                                             --              --         2,000,000
 Purchases of investment securities held to maturity                           --        (1,998,125)     (7,997,500)
 Principal repayments on mortgage-backed securities
  held to maturity                                                       16,228,312      32,197,982      29,377,328
 Purchases of mortgage-backed securities held to maturity               (49,297,672)    (26,725,908)    (30,035,520)
 Proceeds from sale of mortgage-backed securities
  held to maturity                                                        3,640,635            --              --
 Proceeds from sale of student loans                                        685,386         817,555         104,919
 Purchases of mortgage loans                                               (391,550)     (1,785,275)       (131,000)
 Net change in loans receivable                                          (3,976,415)    (27,236,899)    (28,782,339)
 Proceeds from sale of foreclosed real estate                               798,889         588,869         304,117
 Additions to premises and equipment                                       (755,387)     (1,707,181)       (377,899)
 Proceeds from sale of fixed assets                                         315,312            --              --
 Purchase of Federal Home Loan Bank of
  of New York Stock                                                            --          (117,800)       (146,000)
                                                                       ------------    ------------    ------------
 Net cash used in investing activities                                  (22,106,605)    (23,764,360)    (32,635,486)
                                                                       ============    ============    ============


See notes to consolidated financial statements.


                                                                           Year Ended December 31,
                                                                1997              1998             1999
-------------------------------------------------------------------------------------------------------------
  Cash flows from financing activities:
    Net increase in deposits                                     $  6,686,580    $ 18,513,283    $ 35,939,385
    Advances from Federal Home loan Bank of New York               14,000,000      15,000,000       5,000,000
    Repayment of advances from Federal Home Loan Bank
      of New York                                                  (4,000,000)           --        (3,000,000)
    Repayment of other borrowings                                     (19,471)        (21,088)        (22,839)
    Increase in advance payments by borrowers for
      taxes and insurance                                           1,239,732          73,225          35,578
    Cash dividends paid                                            (2,919,723)     (3,184,075)     (3,459,907)
    Purchase of treasury stock                                     (7,369,153)           --        (2,689,379)
    Proceeds from sales of treasury stock                              34,339            --              --
                                                                 ------------    ------------    ------------
         Net cash provided by financing activities                  7,652,304      30,381,345      31,802,838
                                                                 ------------    ------------    ------------
  Net (decrease) increase in cash and cash equivalents             (7,835,862)     14,740,251       3,015,035
  Cash and cash equivalents-beginning                              21,142,656      13,306,794      28,047,045
                                                                 ------------    ------------    ------------
  Cash and cash equivalents-ending                               $ 13,306,794    $ 28,047,045    $ 31,062,080
                                                                 ============    ============    ============
  Supplemental information:
    Unrealized gain (loss) on securities available for sale, net $    207,488    $     29,162    $    (86,589)
                                                                 ============    ============    ============
    Transfer from loans receivable to foreclosed real estate     $  1,419,449    $    992,471    $    205,000
                                                                 ============    ============    ============
    Loans to facilitate sale of foreclosed real estate           $  1,163,700    $    504,900    $    666,750
                                                                 ============    ============    ============
    Mortgage loan in connection with sale of building            $    500,000    $          -    $          -
                                                                 ============    ============    ============
    Cash paid during the period for:
      Income taxes                                               $  2,034,382    $  2,434,309    $  2,457,745
                                                                 ============    ============    ============
      Interest on deposits and borrowings                        $ 11,781,550    $ 12,245,397    $ 13,666,460
                                                                 ============    ============    ============


See notes to consolidated financial statements.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED
--------------------------------------------------------------------------------
FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

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

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statement of financial condition and revenues and expenses for the period then ended. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, the assessment of prepayment risks associated with mortgage-backed securities and the determination of the amount of deferred tax assets which are more likely than not to be realized. Management believes that the allowance for loan losses is adequate, foreclosed real estate is appropriately valued, prepayment risks associated with mortgage-backed securities are properly recognized and all deferred tax assets are more likely than not to be recognized. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowance for loan losses or further writedowns of foreclosed real estate may be necessary based on changes in economic conditions in the market area. Additionally, assessments of prepayment risks related to mortgage-backed securities are based upon current market conditions, which are subject to requent change. Finally, the determination of the amount of deferred tax assets more likely than not to be realized is dependent on projections of future earnings, which are subject to frequent change.

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

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED
--------------------------------------------------------------------------------
FINANCIAL STATEMENTS, CONTINUED
--------------------------------------------------------------------------------

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

IMPACT OF RECENT
ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statements of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED
--------------------------------------------------------------------------------
FINANCIAL STATEMENTS, CONTINUED
--------------------------------------------------------------------------------

At the date of initial application of SFAS No. 133, an entity may transfer any held-to-maturity security into the available-for-sale category or the trading category. An entity will then be able in the future to designate a security transferred into the available-for-sale category as the hedged item, or its variable interest payments as the cash flow hedged transaction, in a hedge of the exposure to changes in market interest rates, changes in foreign currency exchange rates, or changes in the overall fair value. (SFAS No. 133 precludes a held-to-maturity security from being designated as the hedged item in a fair value hedge of market interest rate risk or the risk of changes in its overall fair value and precludes the variable cash flows of a held-to-maturity security from being designated as the hedged transaction in a cash flow hedge of market interest rate risk). SFAS No. 133 provides that such transfers from the held-to-maturity category at the date of initial adoption shall not call into question an entity's intent to hold other debt securities to maturity in the future.

SFAS No. 133 is effective for the quarter ended March 31, 2001 for the Savings Bank. Initial application shall be as of the beginning of an entity's fiscal quarter. Earlier application of all of the provisions of SFAS No. 133 is permitted only as of the beginning of a fiscal quarter. Earlier application of selected provisions or retroactive application of provisions of SFAS No. 133 are not permitted.

Management of the Savings Bank has not yet determined when SFAS No. 133 will be implemented, but does not believe the ultimate implementation of SFAS No. 133 will have a material impact on the Savings Bank's financial position or results of operations.

RECLASSIFICATION

Certain amounts for prior periods have been reclassified to conform to the current period's presentation.


2.  SECURITIES AVAILABLE FOR SALE


                                                             December 31, 1998
                                        Amortized              Gross Unrealized      Carrying
                                                              ------------------
                                            Value             Gains       Losses        Value
---------------------------------------------------------------------------------------------
U.S. Government (including agencies):
  Due in one year or less               $1,999,632       $   17,248   $     --     $2,016,880
Mortgage-backed securites                6,400,494            8,767      102,056    6,307,205
Mutual Funds                             1,182,251             --          6,024    1,176,227
Equity security                              7,020          144,180         --        151,200
                                        ----------       ----------   ----------   ----------
                                        $9,589,397       $  170,195   $  108,080   $9,651,512
                                        ==========       ==========   ==========   ==========



                                              December 31, 1999
                             Amortized             Gross Unrealized     Carrying
                                                 -------------------
                                 Value           Gains        Losses       Value
---------------------------------------------------------------------------------
Mortgage-backed securites   $5,248,030       $      274   $  183,837   $5,064,467

Mutual Funds                 1,246,855             --         15,779    1,231,076
Equity security                  7,020          126,068         --        133,088
                            ----------       ----------   ----------   ----------
                            $6,501,905       $  126,342   $  199,616   $6,428,631
                            ==========       ==========   ==========   ==========


There were no sales of securities available for sale during the years ended December 31, 1998 and 1999. Proceeds from the sales of securities available for sale during the year ended December 31, 1997 totalled $3,992,226. Gross gains of $32,399 and gross losses of $26,880 were realized on those sales.

3.  INVESTMENT SECURITIES HELD TO MATURITY


                                                            December 31, 1998
                                          Carrying         Gross Unrealized          Estimated
                                                          ------------------
                                             Value        Gains       Losses         Fair Value
------------------------------------------------------------------------------------------------
U.S. Government (including agencies):
  Due after five years                  $1,998,142      $     --    $       17      $1,998,125
                                        ==========      =========   ==========      ==========




                                                            December 31, 1999
                                          Carrying         Gross Unrealized          Estimated
                                                          ------------------
                                             Value        Gains       Losses         Fair Value
------------------------------------------------------------------------------------------------
U.S. Government (including agencies):
  Due after five years                  $7,995,941      $      --   $  410,316      $7,585,625
                                        ==========      =========   ==========      ==========



There were no sales of investment securities held to maturity during the years ended December 31, 1997, 1998 and 1999.

4.  MORTGAGE-BACKED SECURITIES HELD TO MATURITY


                                                                  December 31, 1998
                                               Carrying             Gross Unrealized       Estimated
                                                                 --------------------
                                                  Value          Gains         Losses     Fair Value
----------------------------------------------------------------------------------------------------
  Federal Home Loan Mortgage Corporation   $ 91,292,670   $  1,223,045   $     66,695   $ 92,449,020
  Federal National Mortgage Association      23,856,520        311,870         31,897     24,136,493
  Government National Mortgage Association    5,251,001         83,732           --        5,334,733
                                           ------------   ------------   ------------   ------------
                                           $120,400,191   $  1,618,647   $     98,592   $121,920,246
                                           ============   ============   ============   ============



                                                                  December 31, 1999
                                               Carrying             Gross Unrealized       Estimated
                                                                 --------------------
                                                  Value          Gains         Losses     Fair Value
----------------------------------------------------------------------------------------------------
  Federal Home Loan Mortgage Corporation   $ 95,231,872   $     83,202   $  1,950,192   $ 93,364,882
  Federal National Mortgage Association      22,158,563         20,482        602,398     21,576,647
  Government National Mortgage Association    3,433,346           --           50,921      3,382,425
                                           ------------   ------------   ------------   ------------
                                           $120,823,781   $    103,684   $  2,603,511   $118,323,954
                                           ============   ============   ============   ============


There were no sales of mortgage-backed securities held to maturity during the years ended December 31, 1998 and 1999. During the year ended December 31, 1997, proceeds from the sales of mortgage-backed securities held to maturity totalled $3,640,635 and resulted in gross gains and losses of $115,069 and $9,005, respectively. The securities sold had an outstanding principal balance of less than fifteen percent of their original principal balances and, as provided for in SFAS No. 115, were permitted to be sold out of the held to maturity portfolio.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED
--------------------------------------------------------------------------------
FINANCIAL STATEMENTS, CONTINUED
--------------------------------------------------------------------------------

5.  LOANS RECEIVABLE


                                        December 31,
                                     1998         1999
-----------------------------------------------------------
  Real estate mortgage:
   One-to-four family           $138,885,292   $160,129,840
   Multi-family                   33,717,925     36,419,637
   Commercial                     21,259,215     20,379,469
   FHA insured and
   VA guaranteed                     761,245        601,699
                                ------------   ------------
                                 194,623,677    217,530,645
                                ------------   ------------
  Real estate construction         5,073,807      6,954,673
                                ------------   ------------
  Land                             2,184,263      1,914,130
                                ------------   ------------
  Consumer:
   Passbook or certificate           458,476        511,084
   Home improvement                  508,026        560,115
   Equity and second mortgage     39,184,421     43,226,572
   Student education                  53,604         57,685
   Automobile                      1,273,202      1,162,263
   Personal                        2,033,009      1,869,040
   Other                                --           61,000
                                ------------   ------------
                                  43,510,738     47,447,759
                                ------------   ------------
      Total                      245,392,485    273,847,207
                                ------------   ------------
  Less:
   Loans in process                2,408,762      2,216,494
   Allowances for loan losses      2,300,000      2,000,000
   Deferred loan fees
      and discounts                1,673,733      1,350,333
                                ------------   ------------
                                   6,382,495      5,566,827
                                ------------   ------------
                                $239,009,990   $268,280,380
                                ============   ============


At December 31, 1997, 1998 and 1999, loans serviced by the Savings Bank for the benefit of others totalled approximately $4,943,000, $3,772,000, and $2,919,000, respectively.

At December 31, 1997, 1998 and 1999, nonaccrual loans for which interest has been discontinued totalled approximately $5,040,000, $3,450,000, and $3,130,000, respectively. During the years ended December 31, 1997, 1998 and 1999, the Savings Bank recognized interest income of approximately $144,000, $97,000, and $115,000, respectively, on these loans. Interest income that would have been recorded, had the loans been on the accrual status, would have amounted to approximately $491,000, $333,000, and $297,000 for the years ended December 31, 1997, 1998 and 1999, respectively. The Savings Bank is not committed to lend additional funds to the borrowers whose loans have been placed on nonaccrual status.

The following is an analysis of the allowance for loan losses:


                                  Year Ended December 31,
                              1997          1998          1999
 ----------------------------------------------------------------
  Balance, beginning    $ 2,800,000    $ 2,475,000    $ 2,300,000

  Provisions charged
    to operations           585,555        291,856        298,531
  Recoveries credited
    to allowance             17,144         16,773          5,062
  Loan losses charged
    to allowance           (927,699)      (483,629)      (603,593)
                        -----------    -----------    -----------
  Balance, ending       $ 2,475,000    $ 2,300,000    $ 2,000,000
                        ===========    ===========    ===========


Impaired loans and related amounts recorded in the allowance for loan losses are summarized as follows:


                                                December 31,
                                             1998        1999
----------------------------------------------------------------
  Recorded investment in impaired loans:
    With recorded allowances             $1,172,293   $  650,571
    Without recorded allowances           2,277,547    2,946,336
                                         ----------   ----------
   Total impaired loans                   3,449,840    3,596,907
  Related allowances
    for loan losses                         671,110      322,436
                                         ----------   ----------
   Net impaired loans                    $2,778,730   $3,274,471
                                         ==========   ==========


The activity with respect to loans to directors, officers and associates of such persons, is as follows:


                                       Year Ended December 31,
                                1997             1998          1999
---------------------------------------------------------------------
Balance, beginning           $ 3,341,861    $ 3,121,209    $ 3,058,772

Loans orginated                  522,580      1,314,400        175,000
Collection of principal         (743,232)    (1,376,837)      (586,590)
                             -----------    -----------    -----------
Balance, ending              $ 3,121,209    $ 3,058,772    $ 2,647,182
x                            ===========    ===========    ===========



6.  PREMISES AND EQUIPMENT


                                      December 31,
                                     1998        1999
-------------------------------------------------------
 Land                           $  701,625   $  701,625
                                ----------   ----------
 Building and improvements       2,996,805    3,099,246
 Less accumulated depreciation   1,348,149    1,453,335
                                ----------   ----------
                                 1,648,656    1,645,911
                                ----------   ----------
 Leasehold improvements          1,578,184    1,589,555
 Less accumulated depreciation      96,807      255,478
                                ----------   ----------
                                 1,481,377    1,334,077
                                ----------   ----------
 Furnishings and equipment       4,635,642    4,899,729
                                ----------   ----------
 Less accumulated amortization   3,771,860    4,109,756
                                ----------   ----------
                                   863,782      789,973
                                ----------   ----------
                                $4,695,440   $4,471,586
                                ==========   ==========


Depreciation expense for the years ended December 31, 1997, 1998 and 1999 totalled approximately $335,000, $494,000, and $602,000, respectively. Depreciation charges are computed on the straight-line method over the following estimated useful lives:

---------------------------------------------------------
Buildings and improvements       10 to 50 years
Leasehold improvements           10 years
Furnishings and equipment        3 to 10 years
---------------------------------------------------------


7.  INTEREST RECEIVABLE


                                    December 31,
                                  1998        1999
--------------------------------------------------------
  Loans, net of allowance
   for uncollected interest of
   approximately $204,000
   and $200,000, respectively    $1,506,519   $1,622,521

Mortgage-backed securities          789,271      806,773
  Investments and other
   interest-earning assets           68,550      124,614
                                 ----------   ----------
                                 $2,364,340   $2,553,908
                                 ==========   ==========


PAMRAPO BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED
--------------------------------------------------------------------------------
FINANCIAL STATEMENTS, CONTINUED
--------------------------------------------------------------------------------

8.  DEPOSITS


                                                                         December 31,
                                                       1998                                        1999
                                  Weighted                                    Weighted
                                   Average                                     Average
                                      Rate              Amount       Percent      Rate             Amount    Percent
---------------------------------------------------------------------------------------------------------------------
Demand:
Non-interest-bearing demand          0.00%        $ 17,379,472          5.33      0.00%      $ 22,482,750        6.21
Now                                  2.00%          22,373,617          6.86      2.00%        25,612,187        7.08
                                     ----         ------------        ------      ----       ------------      ------
                                                    39,753,089         12.19                   48,094,937       13.29
Money Market                         3.00%          22,853,641          7.01      3.00%        26,131,228        7.22
Savings and club                     2.25%         111,715,515         34.27      2.25%       113,284,264       31.30
Certificates of deposit              5.02%         151,663,038         46.53      5.00%       174,414,239       48.19
                                     ----         ------------        ------      ----       ------------      ------
                                     3.46%        $325,985,283        100.00      3.47%      $361,924,668      100.00
                                     ====         ============        ======      ====       ============      ======


The scheduled maturities of certificates of deposit are as follows:


  (in thousands)                 December 31,
  Maturity Period              1998       1999
----------------------------------------------
  One year or less         $127,627   $147,756
  After one to three years   20,219     21,758
  After three years           3,817      4,900
                           --------   --------
                           $151,663   $174,414
                           ========   ========


Certificates of deposit of $100,000 or more by the time remaining until maturity are as follows:


  (in thousands)                        December 31,
  Maturity Period                     1998      1999
-----------------------------------------------------
  Three months or less              $ 9,094   $11,991
  After three through six months      6,110     8,434
  After six through twelve months    10,387    12,142
  After twelve months                 3,991     6,731
                                    -------   -------
                                    $29,582   $39,298
                                    =======   =======



A summary of interest on deposits follows:


                                            Year Ended December 31,
                                     1997            1998            1999
-------------------------------------------------------------------------
  Demand                     $    993,986    $  1,045,139    $  1,139,879

  Savings and club              3,077,839       2,834,378       2,535,030
  Certificates of deposit       7,002,181       7,437,359       8,290,513
                             ------------    ------------    ------------
                               11,074,006      11,316,876      11,965,422
  Less penalties for early
  withdrawal of
  certificates of deposit         (11,898)        (13,342)        (12,174)
                             ------------    ------------    ------------
                             $ 11,062,108    $ 11,303,534    $ 11,953,248
                             ============    ============    ============


9.  ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK


                                        December 31,
                              1998                       1999
                   Weighted                 Weighted
  Maturing          Average                  Average
  By               Interest                 Interest
  December 31,         Rate         Amount      Rate              Amount
------------------------------------------------------------------------
  1999                6.47%   $ 3,000,000         -          $         -
  2000                6.27%     5,000,000      6.03%          10,000,000
  2001                5.10%       243,100      5.10%             243,100
  2002                6.51%     5,000,000      6.51%           5,000,000
  2003                5.36%    15,340,000      5.36%          15,340,000
                      ----    -----------      ----          -----------
                      5.83%   $28,583,100      5.76%         $30,583,100
                      ====    ===========      ====          ===========


At December 31, 1998 and 1999, the advances were secured by pledges of the Savings Bank's investments in the capital stock of the Federal Home Loan Bank of New York totalling $3,097,200 and $3,243,200, respectively, and a blanket assignment of the Savings Bank's unpledged qualifying mortgage loans, mortgage-backed securities and investment securities portfolios.

10. OTHER BORROWED MONEY


                                December 31,
                         1998                  1999
                  Interest              Interest
                    Rate     Amount       Rate     Amount
---------------------------------------------------------
  Mortgage Loan     8.00%   $252,535      8.00%  $229,696
---------------------------------------------------------


The mortgage loan is payable in 144 equal monthly installments of $3,518 through February 1, 2007 and is secured by premises with a carrying value of $409,000 and $403,000 at December 31, 1998 and 1999, respectively.

11. STOCK REPURCHASE PROGRAM

During the years ended December 31, 1997 and 1999, the Corporation repurchased 318,900 and 115,000 shares, respectively, of its own common stock, at prices ranging from $19.50 to $23.75 per common share, at a total cost of $7,369,153 and $2,689,379, respectively, under stock repurchase programs approved by the Corporation's Board of Directors.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED
--------------------------------------------------------------------------------
FINANCIAL STATEMENTS, CONTINUED
--------------------------------------------------------------------------------

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

Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to assets (as defined). The following tables present a reconciliation of capital per generally accepted accounting principles ("GAAP") and regulatory capital and information as to the Savings Bank's capital levels at the dates presented:


                                                  December 31,
                                                1998        1999
-----------------------------------------------------------------
GAAP capital                                $ 42,948    $ 42,859
Less: Investment in and advances to
      non-includable subsidiary               (1,315)     (1,291)
     Excess of cost over assets acquired        (182)        (61)
     Unrealized (loss) gain on securities        (40)         47
                                            --------    --------
Core and tangible capital                     41,411      41,554
Add: general valuation allowance               1,609       1,601
                                            --------    --------
     Total regulatory capital               $ 43,020    $ 43,155
                                            ========    ========



                                                                                             To Be Well
                                                                                             Capitalized
                                                                                             Under Prompt
                                                               Minimum Capital                Corrective
                                       Actual                   Requirements               Action Provisions
                                 ---------------------------------------------------------------------------
                                 Amount      Ratio            Amount     Ratio            Amount       Ratio
                                 ---------------------------------------------------------------------------
  December 31, 1998:                                           (Dollars in Thousands)
------------------------------------------------------------------------------------------------------------
Total Capital
  (to risk-weighted assets)     $43,020      21.23%          $16,214      8.00%          $20,267      10.00%
                                -------      -----           -------      ----           -------      -----
Tier 1 Capital
  (to risk-weighted assets)      41,411      20.43%               --        --            12,160       6.00%
                                -------      -----           -------      ----           -------      -----
Core (Tier 1) Capital
  (to adjusted total assets)     41,411      10.05%           16,481      4.00%           20,601       5.00%
                                -------      -----           -------      ----           -------      -----
Tangible Capital
  (to adjusted total assets)     41,411      10.05%            6,181      1.50%              --          --
                                -------      -----           -------      ----           -------      -----
December 31, 1999:

Total Capital
  (to risk-weighted assets)     $43,155      19.52%          $17,683      8.00%          $22,103      10.00%
                                -------      -----           -------      ----           -------      -----
Tier 1 Capital
  (to risk-weighted assets)      41,554      18.80%               --        --            13,262       6.00%
                                -------      -----           -------      ----           -------      -----
Core (Tier 1) Capital
   (to adjusted total assets)    41,554       9.30%           17,864      4.00%           22,330       5.00%
                                -------      -----           -------      ----           -------      -----
Tangible Capital
   (to adjusted total assets)    41,554       9.30%            6,699      1.50%               --        --
                                -------      -----           -------      ----           -------      -----


As of October 25, 1999, the most recent notification from the Office of Thrift Supervision, the Savings Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the institution's category.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED
--------------------------------------------------------------------------------
FINANCIAL STATEMENTS, CONTINUED
--------------------------------------------------------------------------------

13. BENEFIT PLANS

PENSION PLAN ("PLAN")

The Savings Bank has a non-contributory defined benefit pension plan covering all eligible employees. The benefits are based on years of service and employees' compensation. The Savings Bank's funding policy is to contribute the maximum amount that can be deducted for federal income tax purposes. The Plan's assets consist primarily of mutual funds and bank deposits.

The following tables set forth the Plan's funded status and components of net periodic pension cost:


                                              December 31,
                                           1998           1999
---------------------------------------------------------------
Change in Benefit Obligation
Benefit obligation at
 beginning of year                  $ 3,275,432    $ 3,257,298
 Service cost                           198,522        178,622
 Interest cost                          243,409        265,272
 Actuarial (gain) loss                  (14,461)       282,866
 Benefits paid                         (445,604)      (508,540)
                                    -----------    -----------
Benefit obligation at end of year   $ 3,257,298    $ 3,475,518
                                    ===========    ===========
Change in Plan Assets
Fair value of assets at
 beginning of year                  $ 3,120,434    $ 3,211,549
 Actual return on plan assets           342,061        264,827
 Employer contributions                 194,658           --
 Benefits paid                         (445,604)      (508,540)
                                    -----------    -----------
Fair value of assets at
 end of year                        $ 3,211,549    $ 2,967,836
                                    ===========    ===========
Reconciliation of Funded Status
Vested benefit obligation           $ 2,508,543    $ 2,725,934
Accumulated benefit obligation      $ 2,567,569    $ 2,746,289
                                    ===========    ===========
Projected benefit obligation        $ 3,257,298    $ 3,475,518
Fair value of assets                 (3,211,549)    (2,967,836)
                                    -----------    -----------
Funded status                            45,749        507,682
Unrecognized net (loss)                 (27,815)      (308,258)
                                    -----------    -----------
Accrued expense
 included in other liabilities      $    17,934    $   199,424
                                    ===========    ===========



                                Year Ended December 31,
                             1997         1998         1999
-----------------------------------------------------------
Net Periodic
Pension Expense

Service cost            $ 175,878    $ 198,522    $ 178,622
Interest cost             225,244      243,409      265,272
Expected return
on assets                (201,209)    (255,023)    (262,404)
Net amortization
and deferral               36,391         --           --
                        ---------    ---------    ---------
Total pension expense   $ 236,304    $ 186,908    $ 181,490
                        =========    =========    =========



Assumptions used in the accounting for the Plan are as follows:


                                               Year Ended December 31,
                                             1997       1998       1999
---------------------------------------------------------------------------
Discount rate                                   7.50%      7.50%      8.00%
Long-term rate of return on plan assets         8.00%      8.00%      8.00%
Rate of increase in compensation                4.00%      4.00%      5.00%
---------------------------------------------------------------------------


SAVINGS AND INVESTMENT
PLAN ("SIP")

The Savings Bank sponsors a SIP pursuant to Section 401(k) of the Internal Revenue Code, for all eligible employees. Employees may elect to save up to 10% of their compensation of which the Savings Bank will match 50% of the employee's contribution. The SIP expense amounted to approximately, $103,000, $113,000 and $116,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

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

The following tables set forth the SERP's funded status and components of net periodic SERP cost:


                                                December 31,
                                             1998           1999
----------------------------------------------------------------
  Actuarial present value of
   benefit obligation including
   vested benefits of $1,929,826
   (1998) and $1,841,628 (1999)       $ 1,929,826    $ 1,841,628
                                      ===========    ===========
  Projected benefit obligation        $ 2,075,411    $ 1,947,825
  Plan assets at fair value                  --             --
                                      -----------    -----------
  Projected benefit obligation
  in excess of plan assets              2,075,411      1,947,825
  Unrecognized net loss                  (851,075)      (588,465)

  Unrecognized past service liability    (836,995)      (772,612)
                                      -----------    -----------
  Accrued SERP cost
   included in other liabilities      $   387,341    $   586,748
                                      ===========    ===========



                                                    Year Ended December 31,
                                                  1997       1998       1999
----------------------------------------------------------------------------
Net periodic SERP cost included
the following components:
 Service cost                                 $ 31,675   $      -   $      -
 Interest cost                                  75,680    128,419    132,727
 Net amortization                               64,384    142,774    133,581
                                              --------   --------   --------
Net periodic SERP cost                        $171,739   $271,193   $266,308
                                              ========   ========   ========
Contributions made                            $      -   $ 57,382   $ 66,901
Payments                                      $      -   $ 57,382   $ 66,901
----------------------------------------------------------------------------


Assumptions used in the accounting for the SERP are as follows:


                                          Year Ended December 31,
                                         1997       1998       1999
---------------------------------------------------------------------
Discount rate                            7.50%      6.50%      8.00%
Rate of increase in compensation         4.00%      4.50%      5.50%
Amortization period (in years)           9.30       9.30       9.30
---------------------------------------------------------------------


STOCK OPTION PLAN  ("SOP")

The balance of 5,860 shares at December 31, 1996 under SOP were exercised during the year ended December 31, 1997 at a price ranging from $5.75 to $6.375 per share.

14.   INCOME TAXES

The Savings Bank qualifies as a savings institution under the provisions of the Internal Revenue Code and was therefore, prior to January 1, 1996, permitted to deduct from taxable income an allowance for bad debts based upon eight percent of taxable income before such deduction, less certain adjustments. Retained earnings at December 31, 1999, include approximately $6,900,000 of such bad debt, which, in accordance with SFAS No. 109, "Accounting for Income Taxes," is considered a permanent difference between the book and income tax basis of loans receivable, and for which income taxes have not been provided. If such amount is used for purposes other than for bad debt losses, including distributions in liquidation, it will be subject to income tax at the then current rate.

Refundable income taxes of approximately $413,000 and $147,657 at December 31, 1998 and 1999, respectively, are reflected in the consolidated statements of financial condition under the caption "Other Assets".

The tax effects of existing temporary differences which give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:


                                           December 31,
                                         1998         1999
Deferred tax assets:
Allowance for loan losses          $  647,743   $  669,860
Deferred loan fees                    388,234      297,519
Depreciation                           22,224       47,748
Reserve for uncollected interest       73,232       72,017
Benefit plans                         128,593      199,468
Unrealized loss on securities
 available for sale                      --         26,400
                                   ----------   ----------
                                    1,260,026    1,313,012
Deferred tax liabilities:
Unrealized gain on securities
 available for sale                    22,400         --
                                   ----------   ----------
Net deferred tax assets            $1,237,626   $1,313,012
                                   ==========   ==========


The components of income taxes are summarized as follows:


                       Year Ended December 31,
                  1997          1998          1999
---------------------------------------------------
Current    $ 2,754,147   $ 2,327,712   $ 2,722,523
Deferred         5,023       115,765       (26,586)
                 -----       -------       -------
           $ 2,759,170   $ 2,443,477   $ 2,695,937
           ===========   ===========   ===========


The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:


                                      Year Ended December 31,
                                1997           1998           1999
------------------------------------------------------------------
Federal income tax       $ 2,662,327    $ 2,324,981    $ 2,520,376
Increases (reductions)
  in income taxes
  resulting from:
  Exercise of
    non-statutory
    stock options            (86,391)          --             --
  New Jersey savings
    institution tax,
    net of federal
    income tax effect        158,661        137,242        153,467
  Other items, net            24,573        (18,746)        22,094
                         -----------    -----------    -----------
Effective income tax     $ 2,759,170    $ 2,443,477    $ 2,695,937
                         ===========    ===========    ===========


15. COMMITMENTS AND
    CONTINGENCIES

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

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Savings Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral

15. COMMITMENTS AND
    CONTINGENCIES  (CONT'D)

obtained, if deemed necessary by the Savings Bank, upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but primarily includes residential real estate and income-producing commercial properties.

The Savings Bank had loan commitments outstanding as follows:


                                    December 31,
                                  1998        1999
--------------------------------------------------
  To originate loans       $11,583,000 $11,228,000
--------------------------------------------------


At December 31, 1999, all the outstanding commitments to originate loans are at fixed interest rates which range from 7.0% to 10.0%. All commitments are due to expire within ninety days.

At December 31, 1999, undisbursed funds from approved lines of credit under a homeowners' equity lending program amounted to approximately $2,288,000. Unless they are specifically cancelled by notice from the Savings Bank, these funds represent firm commitments available to the respective borrowers on demand. The interest rate charged for any month on funds disbursed under this program is 1.75% above the prime rate.

Rental expenses related to the occupancy of premises totalled $98,000, $280,000, and $305,000 for the years ended December 31, 1997, 1998 and 1999, respectively. At December 31, 1999, minimum non-cancellable obligations under lease agreements with original terms of more than one year are as follows:


December 31,            Amount
------------------------------
      2000          $  253,000
      2001             257,000
      2002             260,000
      2003             238,000
      2004             223,000
Thereafter           1,035,000
                    ----------
                    $2,266,000
                    ==========


The Savings Bank is also a party to litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material effect on the consolidated financial position of the Corporation.

16. FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amounts and fair value of the financial instruments are as follows:


                                                             December 31,
                                                        1998                 1999
                                               Carrying       Fair   Carrying       Fair
  (In Thousands)                                  Value      Value      Value      Value
----------------------------------------------------------------------------------------
Financial Assets
 Cash and cash equivalents                     $ 28,047   $ 28,047   $ 31,062   $ 31,062
 Securities available for sale                    9,652      9,652      6,429      6,429
 Investment securities held to maturity           1,998      1,998      7,996      7,586
 Mortgage-backed securities held to maturity    120,400    121,920    120,824    118,324
 Loans receivable                               239,010    246,848    268,280    268,876
 Interest receivable                              2,364      2,364      2,554      2,554
Financial Liabilities
 Deposits                                       325,985    326,826    361,925    362,819
 Advances and other borrowed money               28,836     28,372     30,813     29,745
Commitments
 To originate loans                              11,583     11,583     11,228     11,228
 Unused lines of credit                           1,523      1,523      2,288      2,288
----------------------------------------------------------------------------------------


PAMRAPO BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED
--------------------------------------------------------------------------------
FINANCIAL STATEMENTS, CONTINUED
--------------------------------------------------------------------------------

16. FAIR VALUES OF FINANCIAL
    INSTRUMENTS (CONT'D)

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

17. PARENT CORPORATION
    FINANCIAL INFORMATION

The following condensed financial statements of the Corporation should be read in conjunction with the Notes to Consolidated Financial Statements.

STATEMENTS OF FINANCIAL CONDITION


                                                     December 31,
                                                 1998            1999
---------------------------------------------------------------------
  Assets
  Cash and cash equivalents               $ 6,667,981    $  5,504,745
  Investment in subsidiary                 42,947,572      42,858,257
  Refundable income taxes                      72,878         118,550
  Other assets                                169,972         168,978
                                          -----------    ------------
   Total assets                           $49,858,403     $48,650,530
                                          ===========     ===========
  Liabilities and
  stockholders' equity
  Liabilities
  Other liabilities                      $     85,498    $    396,566
                                          -----------    ------------
   Total liabilities                           85,498         396,566
                                          -----------    ------------
  Stockholders' equity
  Common stock                                 34,500          34,500
  Paid-in-capital in excess of
   par value                               18,906,768      18,906,768
  Retained earnings -
   substantially restricted                44,257,571      45,428,009
  Treasury stock, at cost                 (13,425,934)    (16,115,313)
                                          -----------    ------------
  Total stockholders' equity               49,772,905      48,253,964
                                          -----------    ------------
  Total liabilities and
   stockholders' equity                  $ 49,858,403    $ 48,650,530
                                         ============    ============


STATEMENTS OF INCOME


                                                              Year Ended December 31,
                                                        1997           1998           1999
------------------------------------------------------------------------------------------
Dividends from subsidiary                        $ 7,000,000    $ 7,000,000    $ 5,000,000
Interest income                                       65,885          5,587          5,427
                                                 -----------    -----------    -----------
 Total income                                      7,065,885      7,005,587      5,005,427
Expenses                                             411,584        207,704        404,117
                                                 -----------    -----------    -----------
                                                   6,654,301      6,797,883      4,601,310
Equity in undistributed earnings of subsidiary    (1,767,114)    (2,475,858)        (2,726)
                                                 -----------    -----------    -----------
Income before income taxes (benefit)               4,887,187      4,322,025      4,598,584
Income taxes (benefit)                              (184,016)       (72,678)      (118,350)
                                                 -----------    -----------    -----------
Net income                                        $ 5071,203    $ 4,394,703    $ 4,716,934
                                                  ==========    ===========    ===========


STATEMENTS OF CASH FLOWS


                                                                        Year Ended December 31,
                                                                1997            1998            1999
-----------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                              $  5,071,203    $  4,394,703    $  4,716,934
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Equity in undistributed earnings of subsidiary           1,767,114       2,475,858           2,726
  Decrease (increase) in refundable income taxes             340,834         111,338         (45,672)
  (Increase) decrease in other assets                        (23,778)        (61,350)            994
  Increase (decrease) in other liabilities                    25,410          (2,057)        311,068
                                                        ------------    ------------    ------------
       Net cash provided by operating activities           7,180,783       6,918,492       4,986,050
                                                        ------------    ------------    ------------
Cash flows from investing activities:
 Decrease in loans receivable                              3,000,000            --              --
                                                        ------------    ------------    ------------
       Net cash provided by investing activities           3,000,000            --              --
                                                        ------------    ------------    ------------
Cash flows from financing activities:
 Cash dividends paid                                      (2,919,723)     (3,184,075)     (3,459,907)
 Purchase of treasury stock                               (7,369,153)           --        (2,689,379)
 Sale of treasury stock                                       34,339            --              --
                                                        ------------    ------------    ------------
    Net cash (used in) financing activities              (10,254,537)     (3,184,075)     (6,149,286)
                                                        ------------    ------------    ------------
Net  (decrease) increase in cash and cash equivalents        (73,754)      3,734,417      (1,163,236)
Cash and cash equivalents - beginning                      3,007,318       2,933,564       6,667,981
                                                        ------------    ------------    ------------
Cash and cash equivalents - ending                      $  2,933,564    $  6,667,981    $  5,504,745
                                                        ============    ============    ============


PAMRAPO BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED
--------------------------------------------------------------------------------
FINANCIAL STATEMENTS, CONTINUED
--------------------------------------------------------------------------------

18. QUARTERLY FINANCIAL DATA (UNAUDITED)


 (In Thousands, except for per share amounts)   First     Second      Third     Fourth
 Year Ended December 31, 1998                 Quarter    Quarter    Quarter    Quarter
--------------------------------------------------------------------------------------
 Interest income                              $ 7,207    $ 7,105    $ 7,248    $ 7,411
 Interest expense                               3,034      3,037      3,090      3,267
                                              -------    -------    -------    -------
   Net interest income                          4,173      4,068      4,158      4,144
 Provision for loan losses                         75         75         75         67
 Non-interest income                              339        303        362        395
 Non-interest expenses                          2,616      2,671      2,730      2,795
 Income taxes                                     666        585        623        569
 Net income                                   $ 1,155    $ 1,040    $ 1,092    $ 1,108
                                              =======    =======    =======    =======
 Basic/diluted earnings per common share      $  0.41    $  0.36    $  0.38    $  0.40
                                              =======    =======    =======    =======
 Dividends per common share                   $  0.28    $  0.28    $  0.28    $  0.28
                                              =======    =======    =======    =======




 (In Thousands, except for per share amounts)   First     Second      Third     Fourth
 Year Ended December 31, 1999                 Quarter    Quarter    Quarter    Quarter
--------------------------------------------------------------------------------------
 Interest income                              $ 7,468    $ 7,821    $ 7,912    $ 8,052
 Interest expense                               3,208      3,359      3,476      3,599
                                              -------    -------    -------    -------
   Net interest income                          4,260      4,462      4,436      4,453
 Provision for loan losses                         75         75         75         74
 Non-interest income                              368        438        382        377
 Non-interest expenses                          2,850      2,905      2,797      2,912
 Income taxes                                     613        702        709        672
                                              -------    -------    -------    -------
 Net income                                   $ 1,090    $ 1,218    $ 1,237    $ 1,172
                                              =======    =======    =======    =======
 Basic/diluted earnings per common share      $  0.38    $  0.44    $  0.45    $  0.43
                                              =======    =======    =======    =======
 Dividends per common share                   $0.3125    $0.3125    $0.3125    $0.3125
                                              =======    =======    =======    =======


--------------------------------------------------------------------------------
INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

TO THE BOARD OF DIRECTORS
AND STOCKHOLDERS
PAMRAPO BANCORP, INC.

We have audited the consolidated statements of financial condition of Pamrapo Bancorp, Inc. (the "Corporation") and Subsidiaries as of December 31, 1998 and 1999 and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the above mentioned consolidated financial statements present fairly, in all material respects, the financial position of Pamrapo Bancorp, Inc. and Subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                                   /s/ Radics & Co., LLC

February 4, 2000
Pine Brook,
New Jersey