Form 10-K, Exhibit 13
period 2000-12-31
PAMRAPO BANCORP INC
filed 2001-03-30
CIK 854071

   Pamrapo Bancorp, Inc. and Subsidiaries
   Management's Discussion and Analysis of
   Financial Condition and Results of Operations
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

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

   The earnings of the Bank depend primarily upon the level of net interest income, which is the difference between the interest earned on assets such as loans, mortgage-backed securities, investments and other interest-earning assets and the interest paid on liabilities such as deposits and borrowings. Net interest income is affected by many factors, including regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flow. Net interest income is also affected by the amount, composition and relative interest rates of the Bank's assets and liabilities and by the repricing of such assets and liabilities. The Bank is vulnerable to interest rate fluctuations to the extent that its interest-bearing liabilities mature or reprice more rapidly than its interest-earning assets. Such asset/ liability structure may result in lower net interest income during periods of rising interest rates and may be beneficial in times of declining interest rates. The Bank's net income is also affected by provisions for loan losses, non-interest income, non-interest expenses and income taxes.

   Financial Condition

   The Company's consolidated assets at December 31, 2000 totaled $469.6 million, which represents an increase of $21.6 million or 4.82% when compared to $448.0 million at December 31, 1999, primarily due to an increase in the loans receivable.

   Securities available for sale decreased $715,000 or 11.13% to $5.7 million at December 31, 2000 when compared with $6.4 million at December 31, 1999. The decrease during the year ended December 31, 2000, resulted primarily from proceeds from repayments on securities available for sale amounting to $950,000 which offset purchases of securities available for sale of $81,000 along with an unrealized gain on securities available for sale of $188,000.

   Investment securities held to maturity decreased $1.0 million or 12.50% to $7.0 million at December 31, 2000 when compared with $8.0 million at December 31, 1999. The decrease during the year ended December 31, 2000 resulted primarily from proceeds from calls of investment securities held to maturity of $2.0 million, which offset purchases of such securities of $1.0 million.

   Mortgage-backed securities held to maturity decreased $2.0 million or 1.66% to $118.8 million at December 31, 2000 from $120.8 million at December 31, 1999. The decrease during the year ended December 31, 2000 resulted primarily from principal repayments of $18.0 million on mortgage-backed securities, sufficient to offset purchases of mortgage-backed securities of $16.2 million.

   Net loans amounted to $309.1 million and $268.3 million at December 31, 2000 and 1999, respectively, which represents an increase of $40.8 million or 15.21% primarily due to loan originations exceeding loan principal repayments by $38.6 million.

   Foreclosed real estate amounted to $620,000 and $456,000 at December 31, 2000 and 1999, respectively. At December 31, 2000, foreclosed real estate consisted of seven properties, of which five were residential, one was commercial and one was land. During the year ended December 31, 2000, one property with a book value of $35,000 was sold and another four properties with a combined book value of $343,000 remain under contract for sale. At December 31, 1999, foreclosed real estate consisted of six properties, of which four were residential and two were land.

                                                       THE REAL COMMUNITY BANK 9

   Pamrapo Bancorp, Inc. and Subsidiaries
   Management's Discussion and Analysis of
   Financial Condition and Results of Operations (continued)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   Total deposits at December 31, 2000 increased $17.5 or 4.84% to $379.4 million compared to $361.9 million at December 31, 1999.

   Advances from the Federal Home Loan Bank of New York ("FHLB-NY") totaled $35.6 million and $30.6 million at December 31, 2000 and 1999, respectively. The net increase of $5.0 million during the year ended December 31, 2000, resulted from new advances from the FHLB-NY, which were used for general corporate purposes. Stockholders' equity amounted to $46.5 million and $48.3 million at December 31, 2000 and 1999, respectively. During the years ended December 31, 2000 and 1999, net income of $4.5 million and $4.7 million, respectively, was recorded and cash dividends of $3.6 million and $3.5 million, respectively, were paid on the Company's common stock. During the years ended December 31, 2000 and 1999, the Company repurchased 130,187 and 115,000, respectively, shares of its common stock, at prices ranging from $19.13 to $23.75 per share, for $2.7 million and $2.7 million, respectively, under a stock repurchase program.

   Results of Operations For the Years Ended December 31, 2000 and 1999

   NET INCOME

   Net income decreased by $241,000 or 5.11% to $4.5 million during the year ended December 31, 2000 compared with $4.7 million for the year ended December 31, 1999. The decrease in net income during the 2000 period was primarily due to increases in total interest expense of $1.9 million and in non-interest expenses of $525,000 which more than offset increases in total interest income of $1.9 million and non-interest income of $11,000 and decreases in provision for loan losses of $91,000 and income taxes of $127,000.

   INTEREST INCOME

   Interest income on loans during the year ended December 31, 2000 increased by $2.0 million or 9.30% to $23.5 million when compared to $21.5 million during 1999. During the years ended December 31, 2000 and 1999, the yields earned on the loan portfolio were 8.27% and 8.33%, respectively. The average balance of loans outstanding during the years ended December 31, 2000 and 1999, totaled $284.6 million and $257.4 million, respectively, representing an increase of $27.2 million or 10.57%.

   Interest on mortgage-backed securities decreased $137,000 or 1.66% during the year ended December 31, 2000 to $8.1 million compared to $8.3 million for 1999. During the year ended December 31, 2000, the average balance of mortgage-backed securities outstanding decreased $2.1 million or 1.64% to $125.8 million when compared to $127.9 million for 1999. The yield earned on the mortgage-backed securities portfolio remained at 6.45% for both 2000 and 1999.

   Interest earned on investment securities increased by $235,000 or 47.57% to $729,000 for the year ended December 31, 2000, when compared to $494,000 for 1999. The increase during the year ended December 31, 2000, resulted from an increase of $2.0 million or 26.39% in the average balance of the investment securities portfolio, along with an increase of one hundred and twelve basis points in the yield earned on the investment securities portfolio from 6.65% in 1999 to 7.77% in 2000.

   Interest on other interest-earning assets amounted to $779,000 and $1.1 million during the years ended December 31, 2000 and 1999, respectively. The average balance of other interest-earning assets outstanding decreased $5.3 million or 28.67% to $13.2 million in 2000 from $18.5 million in 1999 which more than offset an increase of twenty basis points in the yield earned on other interest-earning assets from 5.71% in 1999 to 5.91% in 2000.

   INTEREST EXPENSE

   Interest on deposits increased $1.8 million or 15.0% to $13.8 million during the year ended December 31, 2000 compared to $12.0 million for 1999. The increase during 2000 was attributable to an increase of $20.0 million or 5.99% in the average balance of interest-bearing deposits outstanding along with an increase of thirty-two basis points in the Bank's average cost of interest-bearing deposits from 3.66% for 1999 to 3.98% for 2000.

10 THE REAL COMMUNITY BANK

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   Interest on advances and other borrowed money increased $48,000 or 2.84% to $1.74 million during the year ended December 31, 2000 compared to $1.69 million for 1999. The increase during 2000 was attributable to an increase of $735,000 in the average balance of advances and other borrowings outstanding, along with an increase of one basis point in the Bank's cost of borrowings from 5.86% for 1999 to 5.87% for 2000.

   NET INTEREST INCOME

   Net interest income for the year ended December 31, 2000, increased $53,000 or .30% to $17.66 million for 2000 as compared with $17.61 million for 1999. The Bank's net interest rate spread decreased from 3.76% in 1999 to 3.57% in 2000 and its interest rate margin decreased from 4.28% in 1999 to 4.08% in 2000. The decreased net interest rate spread primarily resulted from a twenty-nine basis point increase in the cost of average interest-bearing liabilities to 4.13% in 2000 from 3.84% in 1999, sufficient to offset a ten basis point increase in the yield on interest-earning assets from 7.60% in 1999 to 7.70% in 2000.

   PROVISION FOR LOAN LOSSES

   During the years ended December 31, 2000 and 1999, the Bank provided $208,000 and $299,000, respectively, for loan losses. At December 31, 2000 and 1999, the Bank's loan portfolio included loans totaling $4.1 million and $4.2 million, respectively, which were delinquent ninety days or more. The Bank maintains an allowance for loan losses based on management's evaluation of the risk inherent in its loan portfolio which gives due consideration to changes in general market conditions and in the nature and volume of the Bank's loan activity. The allowance for loan losses amounted to $1.95 million at December 31, 2000, representing .62% of total loans and 47.74% of loans delinquent ninety days or more compared to an allowance of $2.0 million at December 31, 1999, representing .73% of total loans and 47.62% of loans delinquent ninety days or more. During the years ended December 31, 2000 and 1999, the Bank charged off loans aggregating $268,000 and $604,000, respectively. The Bank monitors its loan portfolio and intends to continue to provide for loan losses based on its ongoing periodic review of the loan portfolio and general market conditions.

   NON-INTEREST INCOME

   Non-interest income increased by $11,000 or .70% to $1.58 million during the year ended December 31, 2000 as compared to $1.56 million for 1999. The increase in non-interest income during 2000 resulted primarily from an increase in fees and service charges of $26,000, offset by a decrease in miscellaneous income of $15,000.

   NON-INTEREST EXPENSES

   Non-interest expenses increased $525,000 or 4.58% to $12.0 million during the year ended December 31, 2000 compared to $11.5 million for 1999. Salaries and employee benefits, occupancy, equipment, advertising, loss on foreclosed real estate and miscellaneous expenses increased $322,000, $11,000, $26,000, $92,000, $10,000 and $248,000, respectively, during the year ended December 31, 2000, which were partially offset by decreases in federal insurance premium and amortization of intangibles of $124,000 and $60,000, respectively.

   INCOME TAXES

   Income tax expense totaled $2.6 million and $2.7 million during the years ended December 31, 2000 and 1999, respectively. The decrease in 2000 resulted primarily from a decrease in pre-tax income of $369,000.

   Results of Operations For the Years Ended December 31, 1999 and 1998

   NET INCOME

   Net income increased by $322,000 or 7.33% to $4.7 million during the year ended December 31, 1999 compared with $4.4 million for the year ended December 31, 1998. The decrease in net income during the 1999 period was primarily due to increas-

                                                      THE REAL COMMUNITY BANK 11

   Pamrapo Bancorp, Inc. and Subsidiaries
   Management's Discussion and Analysis of
   Financial Condition and Results of Operations (continued)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   es in total interest income of $2.3 million and in non-interest income of $166,000 which more than offset increases in total interest expense of $1.2 million, provision for loan losses of $7,000, non-interest expenses of $652,000 and income taxes of $253,000.

   INTEREST INCOME

   Interest income on loans during the year ended December 31, 1999 increased by $2.1 million or 10.69% to $21.5 million when compared to $19.4 million during 1998. During the years ended December 31, 1999 and 1998, the yields earned on the loan portfolio were 8.33% and 8.72%, respectively. The average balance of loans outstanding during the years ended December 31, 1999 and 1998, totaled $257.4 million and $222.2 million, respectively.

   Interest on mortgage-backed securities decreased $138,000 or 1.65% during the year ended December 31, 1999 to $8.3 million compared to $8.4 million for 1998. During the year ended December 31, 1999, the average balance of mortgage-backed securities outstanding increased $778,000 or .61% to $127.9 million when compared to $127.1 million for 1998. The yields earned on the mortgage-backed securities portfolio were 6.45% and 6.60% during 1999 and 1998, respectively.

   Interest earned on investment securities increased by $271,000 or 121.52% to $494,000 for the year ended December 31, 1999, when compared to $223,000 for 1998. The increase during the year ended December 31, 1999, resulted from an increase of $3.8 million or 107.00% in the average balance of the investment securities portfolio, along with an increase of forty-three basis points in the yield earned on the investment securities portfolio from 6.22% in 1998 to 6.65% in 1999.

   Interest on other interest-earning assets amounted to $1.1 million and $979,000 during the years ended December 31, 1999 and 1998, respectively. The average balance of other interest-earning assets outstanding increased $2.8 million or 17.83% to $18.5 million in 1999 from $15.7 million in 1998 which more than offset a decrease of fifty-four basis points in the yield earned on other interest-earning assets from 6.25% in 1998 to 5.71% in 1999.

   INTEREST EXPENSE

   Interest on deposits increased $649,000 or 5.74% to $12.0 million during the year ended December 31, 1999 compared to $11.3 million for 1998. The increase during 1999 was attributable to an increase of $29.9 million or 10.06% in the average balance of interest-bearing deposits outstanding sufficient to offset a decrease of fifteen basis points in the Bank's average cost of interest-bearing deposits to 3.66% for 1999 from 3.81% for 1998.

   Interest on advances and other borrowed money increased $565,000 or 50.27% to $1.7 million during the year ended December 31, 1999 compared to $1.1 million for 1998. The increase during 1999 was attributable to an increase of $11.2 million in the average balance of advances and other borrowings outstanding, sufficient to offset a decrease of fifty-one basis points in the Bank's cost of borrowings to 5.86% for 1999 from 6.37% for 1998.

   NET INTEREST INCOME

   Net interest income for the year ended December 31, 1999, increased $1.1 million or 6.46% to $17.6 million for 1999 as compared with $16.5 million for 1998. The Bank's net interest rate spread decreased from 3.91% in 1998 to 3.76% in 1999 and its interest rate margin decreased from 4.49% in 1998 to 4.28% in 1999. The decreased net interest rate spread primarily resulted from a twenty-six basis point decrease in the yield on interest-earning assets to 7.60% in 1999 from 7.86% in 1998, sufficient to offset an eleven basis point decrease in the cost of interest-bearing liabilities from 3.95% in 1998 to 3.84% in 1999.

   PROVISION FOR LOAN LOSSES

   During the years ended December 31, 1999 and 1998, the Bank provided $299,000 and $292,000, respectively, for loan losses. At December 31, 1999 and 1998, the Bank's loan portfolio included loans totaling $4.2 million and $4.6 million, respectively, which were delinquent ninety days or more. The Bank maintains an allowance for loan losses based on management's evaluation of the risk inherent in its loan portfolio which gives due consideration to

12 THE REAL COMMUNITY BANK

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   changes in general market conditions and in the nature and volume of the Bank's loan activity. The allowance for loan losses amounted to $2.0 million at December 31, 1999, representing .73% of total loans and 47.62% of loans delinquent ninety days or more compared to an allowance of $2.3 million at December 31, 1998, representing .94% of total loans and 50.00% of loans delinquent ninety days or more. During the years ended December 31, 1999 and 1998, the Bank charged off loans aggregating $604,000 and $484,000, respectively.

   NON-INTEREST INCOME

   Non-interest income increased by $166,000 or 11.87% to $1.6 million during the year ended December 31, 1999 as compared to $1.4 million for 1998. The increase in non-interest income during 1999 resulted primarily from an increase in fees and service charges of $81,000 and miscellaneous income of $85,000.

   NON-INTEREST EXPENSES

   Non-interest expenses increased $652,000 or 6.03% to $11.5 million during the year ended December 31, 1999 compared to $10.8 million for 1998. Salaries and employee benefits, occupancy, equipment, federal insurance premium and miscellaneous expenses increased $508,000, $5,000, $57,000, $9,000, and $318,000, respectively, during the year ended December 31, 1999, which were partially offset by decreases in advertising and loss on foreclosed real estate of $156,000 and $90,000, respectively.

   INCOME TAXES

   Income tax expense totaled $2.7 million and $2.4 million during the years ended December 31, 1999 and 1998, respectively. The increase in 1999 resulted primarily from an increase in pre-tax income of $575,000.

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

   The Bank is required to maintain minimum levels of liquid assets as defined by the Office of Thrift Supervision ("OTS") regulations. This requirement, which may vary from time to time, depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio currently is 4.00%. The Bank's liquidity averaged 5.15% during December, 2000. The Bank adjusts its liquidity levels in order to meet funding needs for deposit outflows, payments of real estate taxes from escrow accounts on mortgage loans, repayment of borrowings, when applicable, and loan funding commitments. The Bank also adjusts its liquidity level as appropriate to meet its asset/liability objectives. In addition, the Bank invests its excess funds in federal funds and overnight deposits with the FHLB-NY, which provides liquidity to meet lending requirements.

   Interest-bearing deposits in other banks at December 31, 2000 and 1999 amounted to $1.7 million and $19.2 million, respectively.

   The Bank's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. Cash was generated by operating activities in each of the above periods. The primary source of cash from operating activities during each period was net income.

                                                      THE REAL COMMUNITY BANK 13

   Pamrapo Bancorp, Inc. and Subsidiaries
   Management's Discussion and Analysis of
   Financial Condition and Results of Operations (continued)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   The primary sources of investing activities of the Bank are lending and investment in mortgage-backed securities. In addition to funding new loan production and the purchase of mortgage-backed securities through operations and financing activities, new loan production and the purchase of mortgage-backed securities were also funded by principal repayments on existing loans and mortgage-backed securities. The primary sources of financing activities during the 2000 period were net increases in deposits of $17.5 million and advances from the FHLB-NY of $5.0 million.

   Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as federal funds and interest-earning deposits. If the Bank requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB-NY, which provide an additional source of funds. At December 31, 2000 and 1999, advances from the FHLB-NY amounted to $35.6 million and $30.6 million, respectively. The Bank anticipates that it will have sufficient funds available to meet its current loan commitments. At December 31, 2000, the Bank has outstanding commitments to originate loans of $7.7 million. Certificates of deposit scheduled to mature in one year or less, at December 31, 2000, totaled $169.9 million. Management believes that, based upon historical experience, a significant portion of such deposits will remain with the Bank.

   At December 31, 2000, the Bank exceeded each of the three OTS capital requirements. The Bank's tangible, core and risk-based capital ratios were 8.27%, 8.27% and 16.29%, respectively. The Bank was categorized as "well-capitalized" under the prompt corrective action regulations of the OTS.

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

14 THE REAL COMMUNITY BANK

Pamrapo Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                                        December 31,
                                                                                 --------------------------------
Assets                                                             Note(s)             1999              2000
-----------------------------------------------------------------------------------------------------------------
Cash and amounts due from depository institutions                                 $  11,862,080    $  12,553,854
Interest-bearing deposits in other banks                                             19,200,000        1,700,000
-----------------------------------------------------------------------------------------------------------------
     Total cash and cash equivalents                              1 and 16           31,062,080       14,253,854

Securities available for sale                                     1,2,9 and 16        6,428,631        5,713,206
Investment securities held to maturity                            1,3,9 and 16        7,995,941        6,996,297
Mortgage-backed securities held to maturity                       1,4,9 and 16      120,823,781      118,791,206
Loans receivable                                                  1,5,9 and 16      268,280,380      309,082,076
Foreclosed real estate                                            1                     456,196          620,072
Investment in real estate                                         1                     255,769          240,998
Premises and equipment                                            1,6 and 10          4,471,586        5,042,595
Federal Home Loan Bank of New York stock                          9                   3,243,200        3,496,200
Interest receivable                                               1,7 and 16          2,553,908        2,765,984
Deferred tax asset                                                1 and 14            1,313,012        1,263,983
Excess of cost over assets acquired                               1                      60,649                -
Other assets                                                                          1,075,318        1,291,777
-----------------------------------------------------------------------------------------------------------------
     Total assets                                                                 $ 448,020,451    $ 469,558,248
=================================================================================================================
                                                                                        December 31,
                                                                                     ----------------------------
Liabilities and stockholders' equity                              Note(s)                  1999             2000
-----------------------------------------------------------------------------------------------------------------
Liabilities
-----------------------------------------------------------------------------------------------------------------
Deposits                                                          8 and 16        $ 361,924,668    $ 379,409,856
Advances from Federal Home Loan Bank of New York                  9 and 16           30,583,100       35,583,100
Other borrowed money                                              10 and 16             229,696          204,962
Advance payments by borrowers for taxes and insurance                                 2,946,639        2,531,694
Other liabilities                                                 13                  4,082,384        5,300,127
-----------------------------------------------------------------------------------------------------------------
     Total liabilities                                                              399,766,487      423,029,739
-----------------------------------------------------------------------------------------------------------------
Commitments and contingencies                                     15 and 16                   -                -
Stockholders' equity                                           1,11,12,13 and 14
-----------------------------------------------------------------------------------------------------------------
Preferred stock; authorized 3,000,000 shares; issued and - - outstanding - none               -                -
Common stock; par value $.01; authorized 7,000,000 shares:
   shares issued 3,450,000; 2,727,924 shares and 2,597,737 shares,
   respectively, outstanding                                                             34,500           34,500
Paid-in capital in excess of par value                                               18,906,768       18,906,768
Retained earnings - substantially restricted                                         45,474,883       46,332,436
Accumulated other comprehensive income--
   unrealized (loss) gain on securities available for sale                             (46,874)           73,593
Treasury stock, at cost; 722,076 shares and 852,263 shares, respectively           (16,115,313)    (18,818,788)
-----------------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                                      48,253,964       46,528,509
-----------------------------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                                   $ 448,020,451    $ 469,558,248
=================================================================================================================

See notes to consolidated financial statements.

                                                      THE REAL COMMUNITY BANK 15

Pamrapo Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                                          Year Ended December 31,
                                                                             -------------------------------------------------
                                                          Note(s)                   1998            1999             2000
------------------------------------------------------------------------------------------------------------------------------
Interest income:
   Loans                                                  1 and 5              $  19,380,581    $ 21,452,872     $ 23,539,700
   Mortgage-backed securities                                1                     8,388,483       8,250,602        8,113,734
   Investments                                               1                       223,459         494,074          728,837
   Other interest-earning assets                                                     978,661       1,055,161          779,848
------------------------------------------------------------------------------------------------------------------------------
     Total interest income                                                        28,971,184      31,252,709       33,162,119
------------------------------------------------------------------------------------------------------------------------------
Interest expense:
   Deposits                                                  8                    11,303,534      11,953,248       13,760,987
   Advances and other borrowed money                                               1,124,396       1,688,590        1,736,695
------------------------------------------------------------------------------------------------------------------------------
     Total interest expense                                                       12,427,930      13,641,838       15,497,682
------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                               16,543,254      17,610,871       17,664,437
Provision for loan losses                                 1 and 5                    291,856         298,531          207,879
------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                               16,251,398      17,312,340       17,456,558
------------------------------------------------------------------------------------------------------------------------------
Non-interest income:
   Fees and service charges                                                          920,465      1,001,162        1,027,426
   Miscellaneous                                                                     478,693        563,658          548,837
------------------------------------------------------------------------------------------------------------------------------
     Total non-interest income                                                     1,399,158      1,564,820        1,576,263
------------------------------------------------------------------------------------------------------------------------------
Non-interest expenses:
   Salaries and employee benefits                            13                    5,567,768      6,075,920        6,398,237
   Net occupancy expense of premises                      6 and 15                 1,102,791      1,107,805        1,118,931
   Equipment                                                 6                     1,031,297      1,088,113        1,113,677
   Advertising                                                                       358,144        202,425          294,275
   Federal insurance premium                                                         189,879        199,446           75,579
   Loss on foreclosed real estate                            1                       122,736         33,297           42,875
   Amortization of intangibles                               1                       121,301        121,300           60,649
   Miscellaneous                                                                   2,318,460      2,635,983        2,884,329
------------------------------------------------------------------------------------------------------------------------------
     Total non-interest expenses                                                  10,812,376     11,464,289       11,988,552
------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                         6,838,180      7,412,871        7,044,269
Income taxes                                              1 and 14                 2,443,477      2,695,937        2,568,659
------------------------------------------------------------------------------------------------------------------------------
Net income                                                                     $   4,394,703    $ 4,716,934      $ 4,475,610
------------------------------------------------------------------------------------------------------------------------------
Basic/diluted earnings per common share                      1                 $        1.55    $      1.70      $      1.70
------------------------------------------------------------------------------------------------------------------------------
Dividends per common share                                   1                 $        1.12    $      1.25      $      1.38
------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

16 THE REAL COMMUNITY BANK

Pamrapo Bancorp, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                                   Year Ended December 31,
                                                                         ----------------------------------------
                                                                              1998           1999       2000
-----------------------------------------------------------------------------------------------------------------
Net income                                                               $  4,394,703  $ 4,716,934   $  4,475,610
-----------------------------------------------------------------------------------------------------------------
Other comprehensive income (loss), net of income taxes (benefit):
   Gross unrealized holding gain (loss) on securities available                45,662     (135,389)       188,167
   for sale
   Deferred income taxes                                                      (16,500)      48,800        (67,700)
-----------------------------------------------------------------------------------------------------------------
   Other comprehensive income (loss)                                           29,162      (86,589)       120,467
-----------------------------------------------------------------------------------------------------------------
Comprehensive income                                                     $  4,423,865  $ 4,630,345   $  4,596,077
=================================================================================================================

See notes to consolidated financial statements.

                                                      THE REAL COMMUNITY BANK 17

Pamrapo Bancorp, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders' Equity
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                        Paid-in         Retained     Accumulated
                                                     Capital in         Earnings-          Other
                                          Common      Excess of     Substantially  Comprehensive         Treasury
                                           Stock      Par Value        Restricted         Income            Stock             Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance - December 31, 1997              $ 34,500    $ 18,906,768    $ 43,007,228     $   10,553    $ (13,425,934)    $  48,533,115
Net income for the year ended
   December 31, 1998                            -               -       4,394,703              -                -         4,394,703
Unrealized gain on securities
   available for sale, net of income
   taxes                                        -               -               -         29,162                -            29,162
Cash dividends                                  -               -      (3,184,075)             -                -        (3,184,075)
------------------------------------------------------------------------------------------------------------------------------------

Balance - December 31, 1998                34,500      18,906,768      44,217,856         39,715      (13,425,934)       49,772,905
Net income for the year ended
     December 31, 1999                          -               -       4,716,934              -                -         4,716,934
Purchase of treasury stock                      -               -               -              -       (2,689,379)       (2,689,379)
Unrealized loss on securities
     available for sale, net of
     income taxes                               -               -               -        (86,589)               -           (86,589)
Cash dividends                                  -               -      (3,459,907)             -                -        (3,459,907)
------------------------------------------------------------------------------------------------------------------------------------
Balance - December 31, 1999                34,500      18,906,768      45,474,883        (46,874)     (16,115,313)       48,253,964
Net income for the year ended
     December 31, 2000                          -               -       4,475,610              -                -         4,475,610
Purchase of treasury stock                      -               -               -              -       (2,703,475)       (2,703,475)
Unrealized gain on securities
     available for sale, net of
     income taxes                               -               -               -        120,467                -           120,467
Cash dividends                                  -               -      (3,618,057)             -                -        (3,618,057)
------------------------------------------------------------------------------------------------------------------------------------
Balance - December 31, 2000              $ 34,500    $ 18,906,768    $ 46,332,436     $   73,593    $ (18,818,788)    $  46,528,509
====================================================================================================================================

See notes to consolidated financial statements.

18 THE REAL COMMUNITY BANK

Pamrapo Bancorp, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                                Year Ended December 31,
                                                                --------------------------------------------------
                                                                         1998               1999            2000
------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                                   $    4,394,703    $      4,716,934   $   4,475,610
   Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation of premises and equipment
       and investment in real estate                                   508,690             616,523         575,508
     Accretion of deferred fees, premiums and discounts, net          (151,141)            (25,364)         (7,106)
     Provision for loan losses                                         291,856             298,531         207,879
     Provision for losses on foreclosed real estate                     73,206              60,000          13,500
     (Gain) loss on sale of foreclosed real estate                     (57,254)            (44,966)          2,873
     Deferred income taxes (benefit)                                   115,765             (26,586)        (18,671)
     Decrease (increase) in interest receivable                        130,860            (189,568)       (212,076)
     Decrease (increase) in other assets                               740,495             207,768        (216,459)
     Amortization of intangibles                                       121,301             121,300          60,649
     Increase (decrease) in other liabilities                        1,954,785          (1,886,889)      1,217,743
------------------------------------------------------------------------------------------------------------------
             Net cash provided by operating activities               8,123,266           3,847,683       6,099,450
------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
   Proceeds from maturities and calls of securities available
     for sale                                                        1,000,000           2,000,000               -
   Principal repayments on securities available for sale             1,270,255           1,113,012         949,784
   Purchases of securities available for sale                          (67,833)            (64,604)        (81,087)
   Purchases of investment securities held to maturity              (1,998,125)         (7,997,500)     (1,000,000)
   Proceeds from maturities and calls of investment
     securities held to maturity                                             -           2,000,000       2,000,000
   Principal repayments on mortgage-backed securities held to
     maturity                                                       32,197,982          29,377,328      18,037,553
   Purchases of mortgage-backed securities held to maturity        (26,725,908)        (30,035,520)    (16,217,257)
   Proceeds from sales of student loans                                817,555             104,919         116,730
   Purchases of mortgage loans                                      (1,785,275)           (131,000)     (2,474,225)
   Net change in loans receivable                                  (27,236,899)        (28,782,339)    (38,620,532)
   Proceeds from sales of foreclosed real estate                       588,869             304,117          42,127
   Additions to premises and equipment and investment in real
     estate                                                         (1,707,181)           (377,899)     (1,131,746)
   Purchase of Federal Home Loan Bank of New York stock               (117,800)           (146,000)       (253,000)
------------------------------------------------------------------------------------------------------------------
        Net cash (used in) investing activities                    (23,764,360)        (32,635,486)    (38,631,653)
------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                                                     THE REAL COMMUNITY BANK  19

Pamrapo Bancorp, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (continued)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                            Year Ended  December 31,
                                                              ------------------------------------------------------
                                                                        1998              1999               2000
--------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Net increase in deposits                                   $   18,513,283     $  35,939,385         $   17,485,188
   Advances from Federal Home Loan Bank of New York               15,000,000         5,000,000             15,000,000
   Repayment of advances from Federal Home Loan Bank
     of New York                                                           -        (3,000,000)           (10,000,000)
   Repayment of other borrowed money                                 (21,088)          (22,839)               (24,734)
   Net increase (decrease) in payments by borrowers for
     taxes and insurance                                              73,225            35,578               (414,945)
   Cash dividends paid                                            (3,184,075)       (3,459,907)            (3,618,057)
   Purchase of treasury stock                                              -        (2,689,379)            (2,703,475)
---------------------------------------------------------------------------------------------------------------------
        Net cash provided by financing activities                 30,381,345        31,802,838             15,723,977
---------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents              14,740,251         3,015,035            (16,808,226)
Cash and cash equivalents - beginning                             13,306,794        28,047,045             31,062,080
---------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents - ending                            $   28,047,045     $  31,062,080         $   14,253,854
---------------------------------------------------------------------------------------------------------------------
Supplemental information:
---------------------------------------------------------------------------------------------------------------------
   Transfer of loans receivable to foreclosed real
   estate                                                     $      992,471     $     205,000         $      222,376
---------------------------------------------------------------------------------------------------------------------
   Loans to facilitate sales of foreclosed real estate        $      504,900     $     666,750         $            -
---------------------------------------------------------------------------------------------------------------------
Cash paid during the period for:
     Income taxes                                             $    2,434,309     $   2,457,745         $    2,560,380
--------------------------------------------------------------------------------------------------------------------
     Interest on deposits and borrowings                      $   12,245,397     $  13,666,460         $   15,395,662
---------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

20  THE REAL COMMUNITY BANK

   Pamrapo Bancorp, Inc. and Subsidiaries
   Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Basis of consolidated financial statement presentation The consolidated financial statements include the accounts of the Company, its wholly owned subsidiary, Pamrapo Savings Bank, S.L.A. (the "Bank") and the Bank's wholly owned subsidiary, Pamrapo Service Corp., Inc. (the "Service Corp."). The Company's business is conducted principally through the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

   The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statement of financial condition and revenues and expenses for the period then ended. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses, the assessment of prepayment risks associated with mortgage-backed securities and the determination of the amount of deferred tax assets which are more likely than not to be realized. Management believes that the allowance for loan losses is adequate, prepayment risks associated with mortgage-backed securities are properly recognized and all deferred tax assets are more likely than not to be recognized. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the market area. Additionally, assessments of prepayment risks related to mortgage-backed securities are based upon current market conditions, which are subject to frequent change. Finally, the determination of the amount of deferred tax assets more likely than not to be realized is dependent on projections of future earnings, which are subject to frequent change.

   In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

   Cash and cash equivalents

   Cash and cash equivalents include cash and amounts due from depository institutions and interest-bearing deposits in other banks having original maturities of three months or less.

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

                                                      THE REAL COMMUNITY BANK 21

   Pamrapo Bancorp, Inc. and Subsidiaries
   Notes to Consolidated Financial Statements (continued)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   Loans receivable

   Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan origination fees and discounts.

   The Bank defers loan origination fees and certain direct loan origination costs and accretes such amounts as an adjustment of yield over the contractual lives of the related loans. Discounts on loans purchased are recognized as income by use of the level-yield method over the terms of the respective loans.

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

   Allowance for loan losses

   An allowance for loan losses is maintained at a level considered adequate to absorb loan losses. Management of the Bank, in determining the allowance for loan losses, considers the risks inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with the general economic and real estate market conditions.

   The Bank utilizes a two tier approach: (1) identification of impaired loans and the establishment of specific loss allowances, if necessary, on such loans; and (2) establishment of general valuation allowances on the remainder of its loan portfolio. The Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potential impaired loans. Such system takes into consideration, among other things, delinquency status, size of loans, type of collateral and financial condition of the borrowers. Specific loan loss allowances are established for identified loans based on a review of such information and/or appraisals of the underlying collateral. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of loan portfolio, current economic conditions and management's judgment.

   Although management believes that adequate specific and general loan loss allowances are established, actual losses are dependent upon future events and, as such, further additions to the allowance for loan losses may be necessary.

   An impaired loan is evaluated based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan evaluated for impairment is deemed to be impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. An insignificant payment delay, which is defined as up to ninety days by the Bank, will not cause a loan to be classified as impaired. A loan is not impaired during a period of delay in payment if the Bank expects to collect all amounts due, including interest accrued at the contractual interest rate for the period of delay. Thus, a demand loan or other loan with no stated maturity is not impaired if the Bank expects to collect all amounts due, including interest accrued at the contractual interest rate, during the period the loan is outstanding. All loans identified as impaired are evaluated independently. The Bank does not aggregate such loans for evaluation purposes. Payments received on impaired loans are applied first to accrued interest receivable and then to principal.

   Foreclosed real estate and investment in real estate

   Real estate acquired by foreclosure or deed in lieu of foreclosure is initially recorded at the lower of cost or estimated fair value at date of acquisition and subsequently carried at the lower of such initially recorded amount or estimated fair value less estimated costs to sell. Costs incurred in developing or preparing

22 THE REAL COMMUNITY BANK

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

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

   Income taxes

   The Company, Bank and Service Corp. file a consolidated federal income tax return. Income taxes are allocated to the Company, Bank and Service Corp. based on their respective income or loss included in the consolidated income tax return. Separate state income tax returns are filed by the Company, Bank and Service Corp.

   Federal and state income taxes have been provided on the basis of reported income. The amounts reflected on the Company's and subsidiaries' tax returns differ from these provisions due principally to temporary differences in the reporting of certain items for financial reporting and income tax reporting purposes.

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

   Impact of new financial accounting standards

   The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" to establish accounting and reporting standards for derivative instruments and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. In addition, certain provisions of SFAS No. 133 will permit, at the date of initial adoption, the transfer of any held-to-maturity security into either the available for sale or trading category and the transfer of any available for sale security into the trading category. Transfers from the held-to-maturity portfolio at the date of initial adoption will not call into question the entity's intent to hold other debt securities to maturity in the future. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of SFAS No. 133 on January 1, 2001 did not have a material impact on the Company's consolidated financial condition or operations.

   Interest-rate risk

   The Bank is principally engaged in the business of attracting deposits from the general public and using these deposits, together with borrowings and other funds, to invest in securities, to make loans secured by real estate and, to a lesser extent, make consumer loans. The potential for interest-rate risk exists

                                                      THE REAL COMMUNITY BANK 23

   Pamrapo Bancorp, Inc. and Subsidiaries
   Notes to Consolidated Financial Statements (continued)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   as a result of the generally shorter duration of the Bank's interest-sensitive liabilities compared to the generally longer duration of its interest-sensitive assets. In a rising interest rate environment, liabilities will reprice faster than assets, thereby reducing net interest income. For this reason, management regularly monitors the maturity structure of the Bank's assets and liabilities in order to measure its level of interest-rate risk and to plan for future volatility.

   Disclosures about fair value of financial instruments

   The following methods and assumptions were used in estimating the fair value of financial instruments:

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

   Deposits: The carrying amounts reported in the consolidated financial statements for non-interest-bearing demand, NOW, Money Market, savings and club accounts approximate their fair values. For fixed-maturity certificates of deposit, fair value is estimated using the rates currently offered for deposits of similar remaining maturities.

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

   Net income per common share

   Basic net income per common share is based on the weighted average number of common shares actually outstanding. Diluted net income per share is calculated by adjusting the weighted average number of shares of common stock outstanding to include the effect of stock options, if dilutive, using the treasury stock method. During the years ended December 31, 1998, 1999 and 2000, there were no outstanding securities or contracts that could have been dilutive.

   Reclassification

   Certain amounts for prior periods have been reclassified to conform to the current period's presentation.

24 THE REAL COMMUNITY BANK

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

2. SECURITIES AVAILABLE FOR SALE

                                                  December 31, 1999
--------------------------------------------------------------------------------
                                  Amortized      Gross Unrealized     Carrying
                                                ------------------
                                      Value      Gains      Losses      Value
--------------------------------------------------------------------------------
Mortgage-backed securities     $  5,248,030  $     274   $ 183,837   $ 5,064,467
Mutual funds                      1,246,855          -      15,779     1,231,076
Equity security                       7,020    126,068           -       133,088
--------------------------------------------------------------------------------
                               $  6,501,905  $ 126,342   $ 199,616   $ 6,428,631
================================================================================

                                                  December 31, 2000
--------------------------------------------------------------------------------
                                  Amortized      Gross Unrealized     Carrying
                                                ------------------
                                      Value      Gains      Losses      Value
--------------------------------------------------------------------------------
Mortgage-backed securities     $  4,263,351  $     272   $  90,839   $ 4,172,784
Mutual funds                      1,327,942          -       1,720     1,326,222
Equity security                       7,020    207,180           -       214,200
--------------------------------------------------------------------------------
                               $  5,598,313  $ 207,452   $  92,559   $ 5,713,206
================================================================================

There were no sales of securities available for sale during the years ended December 31, 1998, 1999 and 2000.

3. INVESTMENT SECURITIES HELD TO MATURITY


                                                                    December 31, 1999
----------------------------------------------------------------------------------------------------
                                                        Carrying     Gross Unrealized     Estimated
                                                                    ------------------
                                                          Value      Gains      Losses      Value
----------------------------------------------------------------------------------------------------
U.S. Government (including agencies):
   Due after five through ten years                  $ 1,995,941   $    -     $ 121,566   $ 1,874,375
   Due after ten years                                 6,000,000        -       288,750     5,711,250
-----------------------------------------------------------------------------------------------------
                                                     $ 7,995,941   $    -     $ 410,316   $ 7,585,625
=====================================================================================================

                                                                    December 31, 2000
----------------------------------------------------------------------------------------------------
                                                        Carrying     Gross Unrealized     Estimated
                                                                    ------------------
                                                          Value      Gains      Losses      Value
----------------------------------------------------------------------------------------------------
U.S. Government (including agencies):
   Due after five through ten years                 $ 1,997,726   $     -     $ 33,351  $ 1,964,375
   Due after ten years                                3,998,571         -       61,696    3,936,875
----------------------------------------------------------------------------------------------------
                                                      5,996,297         -       95,047    5,901,250

Subordinated note:
   Due after five through ten years                   1,000,000         -       15,000      985,000
----------------------------------------------------------------------------------------------------
                                                    $ 6,996,297   $     -     $110,047  $ 6,886,250
====================================================================================================

There were no sales of investment securities held to maturity during the years ended December 31, 1998, 1999 and 2000.

                                                      THE REAL COMMUNITY BANK 25

Pamrapo Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

4.   MORTGAGE-BACKED SECURITIES
     HELD TO MATURITY

                                                                       December 31, 1999
-----------------------------------------------------------------------------------------------------------
                                                        Amortized      Gross Unrealized         Estimated
                                                                    ---------------------
                                                          Value      Gains        Losses       Fair Value
-----------------------------------------------------------------------------------------------------------
Federal Home Loan Mortgage Corporation                $ 95,231,872   $ 83,202  $  1,950,192   $ 93,364,882
Federal National Mortgage Association                   22,158,563     20,482       602,398     21,576,647
Government National Mortgage Association                 3,433,346          -        50,921      3,382,425
-----------------------------------------------------------------------------------------------------------
                                                      $120,823,781   $103,684  $  2,603,511   $118,323,954
===========================================================================================================

                                                                       December 31, 1999
-----------------------------------------------------------------------------------------------------------
                                                        Amortized      Gross Unrealized         Estimated
                                                                    ---------------------
                                                          Value      Gains        Losses       Fair Value
-----------------------------------------------------------------------------------------------------------
Federal Home Loan Mortgage Corporation                $ 90,338,727 $   802,679  $  337,970     $ 90,803,436
Federal National Mortgage Association                   25,630,266     228,606     157,970       25,700,902
Government National Mortgage Association                 2,822,213       1,987         717        2,823,483
-----------------------------------------------------------------------------------------------------------
                                                      $118,791,206 $ 1,033,272  $  496,657     $119,327,821
===========================================================================================================

There were no sales of mortgage-backed securities held to maturity during the years ended December 31, 1998, 1999 and 2000.

26 THE REAL COMMUNITY BANK

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 5. LOANS RECEIVABLE

                                          December 31,
-------------------------------------------------------------
                                      1999               2000
-------------------------------------------------------------
Real estate mortgage:
   One-to-four family         $160,129,840      $ 181,545,069
   Multi-family                 36,419,637         41,509,822
   Commercial                   20,379,469         23,171,991
   FHA insured and VA
        guaranteed                 601,699            441,841
-------------------------------------------------------------
                               217,530,645        246,668,723
-------------------------------------------------------------
Real estate construction         6,954,673          9,128,388
-------------------------------------------------------------
Land                             1,914,130          1,465,921
-------------------------------------------------------------
Commercial                          61,000            927,789
-------------------------------------------------------------
Consumer:
   Passbook or certificate         511,084            691,041
   Home improvement                560,115            560,658
   Equity and second mortgage   43,226,572         52,255,537
   Student education                57,685                  -
   Automobile                    1,162,263          1,544,630
   Personal                      1,869,040          1,785,476
-------------------------------------------------------------
                                47,386,759         56,837,342
-------------------------------------------------------------
     Total                     273,847,207        315,028,163
-------------------------------------------------------------

Less:
   Loans in process              2,216,494          2,925,034
   Allowance for loan losses     2,000,000          1,950,000
   Deferred loan fees and
   discounts                     1,350,333          1,071,053
-------------------------------------------------------------

                                 5,566,827          5,946,087
-------------------------------------------------------------
                              $268,280,380      $ 309,082,076
=============================================================

   At December 31, 1998, 1999 and 2000, loans serviced by the Bank for the benefit of others totalled approximately $3,772,000, $2,919,000, and $2,249,000, respectively.

   At December 31, 1998, 1999 and 2000, nonaccrual loans for which interest has been discontinued totalled approximately $3,450,000, $3,130,000 and $2,700,000, respectively. During the years ended December 31, 1998, 1999 and 2000, the Bank recognized interest income of approximately $97,000, $115,000 and $71,000, respectively, on these loans. Interest income that would have been recorded, had the loans been on the accrual status, would have amounted to approximately $333,000, $297,000 and $270,000 for the years ended December 31, 1998, 1999 and 2000, respectively. The Bank is not committed to lend additional funds to the borrowers whose loans have been placed on nonaccrual status.

   The following is an analysis of the allowance for loan losses:

                                 Year Ended December 31,
-------------------------------------------------------------
                             1998           1999         2000
-------------------------------------------------------------
Balance, beginning     $ 2,475,00    $ 2,300,000  $ 2,000,000

Provisions charged
   to operations          291,856        298,531      207,879

Recoveries credited
   to allowance            16,773          5,062        9,860

Loan losses charged
   to allowance          (483,629)      (603,593)    (267,739)
-------------------------------------------------------------
Balance, ending        $2,300,000    $ 2,000,000  $ 1,950,000
=============================================================

Impaired loans and related amounts recorded in the allowance for loan losses are summarized as follows:

                                          December 31,
-------------------------------------------------------------
                                         1999            2000
-------------------------------------------------------------
Recorded investment in
   impaired loans:

     With recorded allowances     $   650,571    $    478,490

     Without recorded allowances    2,387,356       2,104,000
-------------------------------------------------------------
        Total impaired loans        3,037,927       2,582,490
     Related allowance for loan
     losses                           322,436         303,490
-------------------------------------------------------------
          Net impaired loans      $ 2,715,491    $  2,279,000
=============================================================

The activity with respect to loans to directors, officers and associates of such persons, is as follows:

                                   December 31,
-------------------------------------------------------------
                                       2000
-------------------------------------------------------------
Balance, beginning               $   2,303,448
Loans originated                       788,025
No longer associated                  (321,860)
Collection of principal               (278,589)
-------------------------------------------------------------
Balance, ending                  $   2,491,024
=============================================================

                                                     THE REAL COMMUNITY BANK  27

Pamrapo Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 6. PREMISES AND EQUIPMENT

                                             December 31,
---------------------------------------------------------------
                                            1999           2000
---------------------------------------------------------------
Land                                 $   701,625    $   701,625
---------------------------------------------------------------
Buildings and improvements             3,099,246      3,969,790
Less accumulated depreciation          1,453,335      1,557,073
---------------------------------------------------------------
                                       1,645,911      2,412,717
---------------------------------------------------------------
Leasehold improvements                 1,589,555      1,590,555
Less accumulated amortization            255,478        414,534
---------------------------------------------------------------
                                       1,334,077      1,176,021
---------------------------------------------------------------
Furnishings and equipment              4,899,729      5,141,606
Less accumulated depreciation          4,109,756      4,389,374
---------------------------------------------------------------
                                         789,973        752,232
---------------------------------------------------------------
                                     $ 4,471,586    $ 5,042,595
===============================================================

Depreciation expense for the years ended December 31, 1998, 1999 and 2000 totalled approximately $494,000, $602,000 and $561,000, respectively.

Depreciation charges are computed on the straight-line method over the following estimated useful lives:

------------------------------------------------
Buildings and improvements        10 to 50 years
Leasehold improvements                  10 years
Furnishings and equipment          3 to 10 years
------------------------------------------------

 7. INTEREST RECEIVABLE

                                                     December 31,
------------------------------------------------------------------------
                                                     1999           2000
------------------------------------------------------------------------
Loans, net of allowance for
   uncollected interest of
   approximately $ 200,000 and
   $197,000, respectively                      $1,622,521   $  1,934,073

Mortgage-backed securities                        806,773        739,100

Investments securities                            124,614         92,811
------------------------------------------------------------------------
                                               $2,553,908   $  2,765,984
========================================================================

 8. DEPOSITS

                                                                 December 31,
-----------------------------------------------------------------------------------------------------------------
                                                      1999                              2000
-----------------------------------------------------------------------------------------------------------------
                                      Weighted                               Weighted
                                       Average                                Average
                                          Rate             Amount    Percent     Rate          Amount     Percent
-----------------------------------------------------------------------------------------------------------------
Demand:
   Non-interest-bearing demand           0.00%      $  22,482,750       6.21    0.00%   $  23,807,691        6.27
   NOW                                   2.00%         25,612,187       7.08    2.00%      26,593,257        7.01
-----------------------------------------------------------------------------------------------------------------

                                         1.07%         48,094,937      13.29    1.06%      50,400,948       13.28
Money Market                             3.00%         26,131,228       7.22    3.00%      25,682,425        6.77
Savings and club                         2.25%        113,284,264      31.30    2.54%     114,433,105       30.16
Certificates of deposit                  5.00%        174,414,239      48.19    5.83%     188,893,378       49.79
-----------------------------------------------------------------------------------------------------------------

                                         3.47%      $ 361,924,668     100.00    4.01%   $ 379,409,856      100.00
=================================================================================================================

28 THE REAL COMMUNITY BANK

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The scheduled maturities of certificates of deposit are as follows (in thousands):

                                       December 31,
-------------------------------------------------------
Maturity Period                       1999         2000
-------------------------------------------------------
One year or less                $  147,756   $  169,869
After one to three years            21,758       17,418
After three years                    4,900        1,606
-------------------------------------------------------
                                $  174,414   $  188,893
=======================================================

Certificates of deposit of $100,000 or more by the time remaining until maturity are as follows (in thou sands):

                                     December 31,
-------------------------------------------------------
Maturity Period                       1999         2000
-------------------------------------------------------
Three months or less              $ 11,991    $  16,621
After three through six months       8,434       11,564
After six through twelve months     12,142       16,319
After twelve months                  6,731        4,830
-------------------------------------------------------
                                  $ 39,298    $  49,334
=======================================================

A summary of interest on deposits follows:

                                  Year Ended December 31,
-------------------------------------------------------------------
                             1998             1999          2000
-------------------------------------------------------------------
Demand                $ 1,045,139       $  1,139,87   $   1,225,308
Savings and club        2,834,378         2,535,030       2,629,262
Certificates of
deposit                 7,437,359         8,290,513       9,923,003
-------------------------------------------------------------------
                       11,316,876        11,965,422      13,777,573
Less penalties for
  early withdrawal of
  certificates of
   deposit                (13,342)          (12,174)        (16,586)
-------------------------------------------------------------------
                      $ 11,303,53       $11,953,248      13,760,987
===================================================================


   9. ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK

                                 December 31,
-------------------------------------------------------------------
                        1999                       2000
-------------------------------------------------------------------
               Weighted                      Weighted
Maturing        Average                       Average
By             Interest                      Interest
December 31,       Rate           Amount         Rate        Amount
-------------------------------------------------------------------
2000              6.03%      $10,000,000           -    $         -
2001              5.10%          243,100        5.10%       243,100
2002              6.51%        5,000,000        6.51%     5,000,000
2003              5.36%       15,340,000        5.79%    20,340,000
2010                 _                 -        6.19%    10,000,000
-------------------------------------------------------------------
                  5.76%      $30,583,100        6.00%   $35,583,100
===================================================================

At December 31, 1999 and 2000, the advances were secured by pledges of the Bank's investment in the capital stock of the Federal Home Loan Bank of New York totalling $3,243,200 and $3,496,200, respectively, and a blanket assignment of the Bank's unpledged qualifying mortgage loans, mortgage-backed securities and investment securities portfolios.

 10. OTHER BORROWED MONEY

                                  December 31,
------------------------------------------------------------
                          1999                  2000
------------------------------------------------------------
                 Interest              Interest
                     Rate      Amount      Rate       Amount
------------------------------------------------------------
Mortgage Loan       8.00%    $229,696     8.00%     $204,962
============================================================

The mortgage loan is payable in 144 equal monthly installments of $3,518 through February 1, 2007 and is secured by premises with a carrying value of $403,000 and $397,000 at December 31, 1999 and 2000, respectively.

                                                     THE REAL COMMUNITY BANK  29

   Pamrapo Bancorp, Inc. and Subsidiaries
   Notes to Consolidated financial Statements (continued)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   11. STOCK REPURCHASE PROGRAM

   During the years ended December 31, 1999 and 2000, the Corporation repurchased 115,000 and 130,187 shares, respectively, of its own common stock, at prices ranging from $20.75 to $23.75 and $19.13 to $21.88, respectively, per common share, at a total cost of $2,689,379 and $2,703,475, respectively, under stock repurchase programs approved by the Company's Board of Directors.

   12. REGULATORY CAPITAL

   For the purpose of granting to eligible account holders a priority in the event of future liquidation, the Bank, at the time of conversion, established a special account in an amount equal to its total retained earnings of $18.4 million at June 30, 1989. In the event of a future liquidation of the converted Bank (and only in such event), an eligible account holder who continues to maintain his deposit account shall be entitled to receive a distribution from the special account. The total amount of the special account is decreased (but never increased) in an amount proportionately corresponding to decreases in the deposit account balances of eligible account holders as of each subsequent year end. After conversion, no dividends may be paid to stockholders if such dividends would reduce the retained earnings of the converted Bank below the amount required by the special account.

   The Bank is subject to various regulatory capital requirements administered by the banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to assets (as defined). The following tables present a reconciliation of capital per generally accepted accounting principles ("GAAP") and regulatory capital and information as to the Bank's capital levels at the dates presented:

                                                December 31,
----------------------------------------------------------------
                                               1999         2000
----------------------------------------------------------------
GAAP capital                              $  42,859    $  40,730
Less: Investment in and advances
      to non-includable subsidiary           (1,291)      (1,988)

      Excess of cost over assets acquired       (61)           -
      Unrealized (gain) loss on
         securities available for sale           47          (74)
----------------------------------------------------------------
Core and tangible capital                    41,554       38,668
Add: general valuation allowance              1,601        1,642
----------------------------------------------------------------
   Total regulatory capital               $  43,155    $  40,310
================================================================

30  THE REAL COMMUNITY BANK

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                                                 To Be Well
                                                                                                 Capitalized
                                                                                                 Under Prompt
                                                                        Minimum Capital           Corrective
(Dollars in Thousands)                                Actual             Requirements         Action Provisions
-----------------------------------------------------------------------------------------------------------------
                                                Amount       Ratio     Amount     Ratio     Amount       Ratio
-----------------------------------------------------------------------------------------------------------------
December 31, 1999:
-----------------------------------------------------------------------------------------------------------------
Total Capital
   (to risk-weighted assets)                  $  43,155      19.52%   $ 17,683     8.00%   $ 22,103      10.00%
Tier 1 Capital
   (to risk-weighted assets)                     41,554      18.80%          -         -     13,262       6.00%
Core (Tier 1) Capital
   (to adjusted total assets)                    41,554       9.30%     17,864     4.00%     22,330       5.00%
Tangible Capital
   (to adjusted total assets)                    41,554       9.30%      6,699     1.50%          -           -


December 31, 2000:
-----------------------------------------------------------------------------------------------------------------
Total Capital
   (to risk-weighted assets)                  $  40,310      16.29%   $ 19,797     8.00%   $ 24,746      10.00%
Tier 1 Capital
   (to risk-weighted assets)                     38,668      15.63%          -         -     14,847       6.00%
Core (Tier 1) Capital
   (to adjusted total assets)                    38,668       8.27%     18,713     4.00%     23,391       5.00%
Tangible Capital
   (to adjusted total assets)                    38,668       8.27%      7,017     1.50%          -           -

As of March 31, 2000, the most recent notification from the New Jersey Department of Banking and Insurance, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the institution's category.

                                                     THE REAL COMMUNITY BANK  31

   Pamrapo Bancorp, Inc. and Subsidiaries
   Notes to Consolidated Financial Statements (continued)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   13. BENEFIT PLANS

   Pension Plan ("Plan")

   The Bank has a non-contributory defined benefit pension plan covering all eligible employees. The benefits are based on years of service and employees' compensation. The Bank's funding policy is to contribute the maximum amount that can be deducted for federal income tax purposes. The Plan's assets consist primarily of mutual funds and bank deposits.

   The following tables set forth the Plan's funded status and components of net periodic pension cost:

                                                      December 31,
--------------------------------------------------------------------------------
                                                 1999              2000
--------------------------------------------------------------------------------
Change in Benefit Obligation
Benefit obligation-- beginning            $ 3,257,298    $    3,475,518
     Service cost                             178,622           168,854
     Interest cost                            265,272           273,500
     Actuarial loss (gain)                    282,866          (128,860)
     Benefits paid                           (508,540)          (58,928)
--------------------------------------------------------------------------------
Benefit obligation-- ending               $ 3,475,518    $    3,730,084
--------------------------------------------------------------------------------

Change in Plan Assets
Fair value of assets-- beginning          $ 3,211,549    $    2,967,836
     Actual return on plan assets             264,827            60,029
     Employer contributions                         -           441,782
     Benefits paid                           (508,540)          (58,928)
--------------------------------------------------------------------------------
Fair value of assets-- ending             $ 2,967,836    $    3,410,719
--------------------------------------------------------------------------------
Reconciliation of Funded Status
Vested benefit obligation                 $ 2,725,934    $    2,960,118
--------------------------------------------------------------------------------
Accumulated benefit obligation            $ 2,746,289    $    2,979,323
--------------------------------------------------------------------------------
Projected benefit obligation              $ 3,475,518    $    3,730,084
Fair value of assets                       (2,967,836)       (3,410,719)
--------------------------------------------------------------------------------
Funded status                                 507,682           319,365
Contributed in fourth quarter                       -           (60,518)
Unrecognized net (loss)                      (308,258)         (378,773)
--------------------------------------------------------------------------------
Accrued (prepaid) expense included
   in other liabilities (assets)          $   199,424    $     (119,926)
--------------------------------------------------------------------------------

                                            Year Ended December 31,
--------------------------------------------------------------------------------
                                         1998        1999          2000
--------------------------------------------------------------------------------
Net Periodic Pension
   Expense
Service cost                         $  198,522   $  178,622  $  168,854
Interest cost                           243,409      265,272     273,500
Expected return on assets              (255,023)    (262,404)   (259,404)
--------------------------------------------------------------------------------
Net periodic pension expense         $  186,908   $  181,490  $  182,950
--------------------------------------------------------------------------------

   Assumptions used in the accounting for the Plan are as follows:

                                             Year Ended December 31,
--------------------------------------------------------------------------------
                                        1998           1999          2000
--------------------------------------------------------------------------------

Discount rate                           7.50%          8.00%         8.00%
Rate of increase in compensation        4.00%          5.00%         5.00%
Long-term rate of return
     on plan assets                     8.00%          8.00%         8.50%
--------------------------------------------------------------------------------

   Savings and Investment Plan ("SIP")

   The Bank sponsors a SIP pursuant to Section 401(k) of the Internal Revenue Code, for all eligible employees. Employees may elect to save up to 10% of their compensation of which the Savings Bank will match 50% of the employee's contribution. The SIP expense amounted to approximately, $113,000, $116,000 and $121,000 for the years ended December 31, 1998, 1999 and 2000, respectively.

   Supplemental Executive Retirement Plan ("SERP") The Bank has an unfunded non-qualified deferred retirement plan for certain employees. A participant who retires at age 65 (the "Normal Retirement Age"), is entitled to an annual retirement benefit equal to 75% of his compensation reduced by his retirement plan annual benefits. Participants retiring before the Normal Retirement Age receive the same benefits reduced by a percentage based on years of service to the Bank and the number of years prior to the Normal Retirement Age that participant retires.

32  THE REAL COMMUNITY BANK

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   The following tables set forth the SERP's funded status and components of net periodic SERP cost:

                                         December 31,
--------------------------------------------------------------------------------
                                       1999          2000
--------------------------------------------------------------------------------
Actuarial present value of benefit
   obligation, all vested benefits    $ 1,841,628     $ 1,998,833
--------------------------------------------------------------------------------
Projected benefit obligation
   -- beginning                       $ 2,075,411     $11,947,825
Interest cost                             132,727         153,150
Actuarial gain                           (193,412)        (20,860)
Benefit payments                          (66,901)        (66,901)
Plan amendments                                --          81,728
--------------------------------------------------------------------------------
Projected benefit obligation
   -- ending                            1,947,825       2,094,942
Plan assets at fair value                      --              --
--------------------------------------------------------------------------------
Projected benefit obligation in
  excess of plan assets                 1,947,825       2,094,942
Unrecognized net loss                    (588,465)      (518,147)
Unrecognized past service liability      (772,612)      (789,956)
--------------------------------------------------------------------------------
Accrued SERP cost included
   other liabilities                  $   586,748  $     786,839
--------------------------------------------------------------------------------

                                             Year Ended December 31,
--------------------------------------------------------------------------------
                                          1998       1999          2000
--------------------------------------------------------------------------------
Net periodic SERP cost
   included the following
        components:
        Service cost                     $      -   $       -     $       -
        Interest cost                     128,419     132,727       153,150
        Net amortization                  142,774     133,581       113,842
--------------------------------------------------------------------------------
Net periodic SERP cost                   $271,193   $ 266,308     $ 266,992
--------------------------------------------------------------------------------
Contributions made                       $ 57,382   $  66,901     $  66,901
--------------------------------------------------------------------------------

Assumptions used in the accounting for the SERP are as follows:

                                          Year Ended December 31,
--------------------------------------------------------------------------------
                                       1998           1999         2000
--------------------------------------------------------------------------------
Discount rate                          6.50%          8.00%        8.00%
Rate of increase in compensation       4.50%          5.50%        5.50%
Amortization period (in years)         9.30           9.30         7.96
--------------------------------------------------------------------------------

 14. INCOME TAXES

The Bank qualifies as a savings institution under the provisions of the Internal Revenue Code and was therefore, prior to January 1, 1996, permitted to deduct from taxable income an allowance for bad debts based upon eight percent of taxable income before such deduction, less certain adjustments. Retained earnings at December 31, 2000, include approximately $6,907,000 of such bad debt, which, in accordance with SFAS No. 109, "Accounting for Income Taxes," is considered a permanent difference between the book and income tax basis of loans receivable, and for which income taxes have not been provided. If such amount is used for purposes other than for bad debt losses, including distributions in liquidation, it will be subject to income tax at the then current rate.

The tax effects of existing temporary differences which give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

                                                      December 31,
--------------------------------------------------------------------------------
Deferred tax assets                               1999          2000
--------------------------------------------------------------------------------
Allowance for loan losses                     $   669,860   $   677,165
Deferred loan fees                                297,519       233,042
Depreciation                                       47,748        92,019
Reserve for uncollected interest                   72,017        71,022
Benefit plans                                     199,468       232,035
Unrealized loss on securities
   available for sale                              26,400             -
--------------------------------------------------------------------------------
                                                1,313,012     1,305,283
Deferred tax liabilities
------------------------
Unrealized gain on securities
   available for sale                                   -        41,300
--------------------------------------------------------------------------------
Net deferred tax assets                       $ 1,313,012   $ 1,263,983
--------------------------------------------------------------------------------

                                                     THE REAL COMMUNITY BANK  33

Pamrapo Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

The components of income taxes are summarized as follows:

                               Year Ended December 31,
--------------------------------------------------------------
                            1998           1999           2000
--------------------------------------------------------------
Current             $  2,327,712    $ 2,722,523    $ 2,587,330
Deferred                 115,765        (26,586)       (18,671)
--------------------------------------------------------------
                    $  2,443,477    $ 2,695,937    $ 2,568,659
--------------------------------------------------------------

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

                                            Year Ended December 31,
-------------------------------------------------------------------------
                                          1998          1999         2000
-------------------------------------------------------------------------
Federal income tax                 $ 2,324,981    $2,520,376   $2,395,051
Increases (reductions)
   in income taxes resulting from:
   New Jersey savings institution
   tax, net of federal income
   tax effect                          137,242       153,467      147,989
   Other items, net                    (18,746)       22,094       25,619
-------------------------------------------------------------------------
Effective income tax               $ 2,443,477    $2,695,937   $2,568,659
=========================================================================

15. COMMITMENTS AND CONTINGENCIES

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business primarily to meet the financing needs of its customers. These financial instruments include commitments to originate loans and purchase securities. The commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statement of financial condition. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments.

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but primarily includes residential real estate and income-producing commercial properties.

The Bank had loan commitments outstanding as follows:

                                            December 31,
----------------------------------------------------------------
                                              1999          2000
----------------------------------------------------------------
To originate loans                    $ 11,228,000   $ 7,735,000
================================================================

At December 31, 2000, all the outstanding commitments to originate loans are at fixed interest rates which range from 7.0% to 9.875%. All commitments are due to expire within ninety days.

At December 31, 2000, undisbursed funds from approved lines of credit under a homeowners' equity lending program amounted to approximately $4,197,000. Unless they are specifically cancelled by notice from the Bank, these funds represent firm commitments available to the respective borrowers on demand. The interest rate charged for any month on funds disbursed under this program is 1.75% above the prime rate.

Rental expenses related to the occupancy of premises totalled $291,000, $305,000 and $306,000 for the years ended December 31, 1998, 1999 and 2000, respectively. At December 31, 2000, minimum non-cancellable obligations under lease agreements with original terms of more than one year are as follows:

34  THE REAL COMMUNITY BANK

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       December 31,                    Amount

                                               2001               $   267,000
                                               2002                   270,000
                                               2003                   243,000
                                               2004                   227,000
                                               2005                   230,000
                                         Thereafter                   822,000
-------------------------------------------------------------------------------
                                                                  $ 2,059,000
-------------------------------------------------------------------------------

The Bank is also a party to litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material effect on the consolidated financial position of the Company.

16. FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amounts and fair value of the financial instruments are as follows (in thousands):

                                                                                December 31,
-----------------------------------------------------------------------------------------------------------
                                                                1999                      2000
-----------------------------------------------------------------------------------------------------------
                                                      Carrying         Fair     Carrying           Fair
(In Thousands)                                           Value        Value        Value          Value
-----------------------------------------------------------------------------------------------------------
Financial Assets
-----------------------------------------------------------------------------------------------------------
Cash and cash equivalents                          $    31,062    $  31,062  $    14,254     $   14,254
Securities available for sale                            6,429        6,429        5,713          5,713
Investment securities held to maturity                   7,996        7,586        6,996          6,886
Mortgage-backed securities held to maturity            120,824      118,324      118,791        119,328
Loans receivable                                       268,280      268,876      309,082        311,516
Interest receivable                                      2,554        2,554        2,766          2,766
Financial Liabilities
-----------------------------------------------------------------------------------------------------------
Deposits                                               361,925      362,819      379,410        381,038
Advances and other borrowed money                       30,813       29,745       35,788         35,741
Commitments
-----------------------------------------------------------------------------------------------------------
To originate loans                                      11,228       11,228        7,735          7,735
Unused lines of credit                                   2,288        2,288        4,197          4,197

                                                      THE REAL COMMUNITY BANK 35

Pamrapo Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

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

17. PARENT COMPANY FINANCIAL INFORMATION

The following condensed financial statements of the Company should be read in conjunction with the Notes to Consolidated Financial Statements.

STATEMENTS OF FINANCIAL CONDITION

                                          December 31,
--------------------------------------------------------------------------------
Assets                                  1999            2000
--------------------------------------------------------------------------------
Cash and cash equivalents       $  5,504,745    $  5,674,118
Investment in subsidiary          42,858,257      40,728,419
Refundable income taxes              118,550          24,717
Other assets                         168,978         190,059
--------------------------------------------------------------------------------
     Total assets               $ 48,650,530    $ 46,617,313
--------------------------------------------------------------------------------

Liabilities and stockholders' equity
Liabilities
Other liabilities               $    396,566    $     88,804
--------------------------------------------------------------------------------
        Total liabilities            396,566          88,804
--------------------------------------------------------------------------------

Stockholders' equity
Common stock                          34,500          34,500
Paid-in-capital in excess of
   par value                      18,906,768      18,906,768
Retained earnings -
substantially
   restricted                     45,428,009      46,406,029
Treasury stock, at cost          (16,115,313)    (18,818,788)
--------------------------------------------------------------------------------
  Total stockholders' equity      48,253,964      46,528,509
--------------------------------------------------------------------------------
  Total liabilities and
  stockholders' equity          $ 48,650,530    $ 46,617,313
--------------------------------------------------------------------------------

36  THE REAL COMMUNITY BANK

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

STATEMENTS OF INCOME

                                                                         Year Ended December 31,
----------------------------------------------------------------------------------------------------------
                                                                  1998            1999          2000
----------------------------------------------------------------------------------------------------------
Dividends from subsidiary                                      $  7,000,000   $  5,000,000    $  7,000,000
Interest income                                                       5,587          5,427           6,139
----------------------------------------------------------------------------------------------------------
   Total income                                                   7,005,587      5,005,427       7,006,139
Expenses                                                            207,704        404,117         392,540
----------------------------------------------------------------------------------------------------------
Income before equity in undistributed earnings
     of subsidiary and income taxes (benefit)                     6,797,883      4,601,310       6,613,599
Equity in undistributed earnings of subsidiary                   (2,475,858)        (2,726)     (2,250,305)
----------------------------------------------------------------------------------------------------------
Income before income taxes (benefit)                              4,322,025      4,598,584       4,363,294
Income taxes (benefit)                                              (72,678)      (118,350)       (112,316)
----------------------------------------------------------------------------------------------------------
Net income                                                     $  4,394,703   $  4,716,934    $  4,475,610
==========================================================================================================


STATEMENTS OF CASH FLOWS

                                                                         Year Ended December 31,
----------------------------------------------------------------------------------------------------------
                                                                  1998            1999          2000
----------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                     $  4,394,703    $ 4,716,934     $ 4,475,610
Adjustments to reconcile net income to net
     cash provided by operating activities:
        Equity in undistributed earnings of subsidiary            2,475,858          2,726       2,250,305
        Decrease (increase) in refundable income taxes              111,338        (45,672)         93,833
        (Increase) decrease in other assets                         (61,350)           994         (21,081)
        (Decrease) increase in other liabilities                     (2,057)       311,068        (307,762)
----------------------------------------------------------------------------------------------------------
          Net cash provided by operating activities               6,918,492      4,986,050       6,490,905
----------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Cash dividends paid                                           (3,184,075)    (3,459,907)     (3,618,057)
   Purchase of treasury stock                                            --     (2,689,379)     (2,703,475)
----------------------------------------------------------------------------------------------------------
          Net cash (used in) financing activities                (3,184,075)    (6,149,286)     (6,321,532)
----------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents              3,734,417     (1,163,236)        169,373
Cash and cash equivalents - beginning                             2,933,564      6,667,981       5,504,745
----------------------------------------------------------------------------------------------------------
Cash and cash equivalents - ending                             $  6,667,981    $ 5,504,745     $ 5,674,118
==========================================================================================================

                                                     THE REAL COMMUNITY BANK  37

Pamrapo Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 18. QUARTERLY FINANCIAL DATA (UNAUDITED)

(In Thousands, except for per share amounts)           First        Second          Third      Fourth
Year Ended December 31, 1999                         Quarter       Quarter        Quarter     Quarter
------------------------------------------------------------------------------------------------------
Interest income                                    $   7,468     $   7,821     $    7,912    $   8,052
Interest expense                                       3,208         3,359          3,476        3,599
------------------------------------------------------------------------------------------------------
   Net interest income                                 4,260         4,462          4,436        4,453
Provision for loan losses                                 75            75             75           74
Non-interest income                                      368           438            382          377
Non-interest expenses                                  2,850         2,905          2,797        2,912
Income taxes                                             613           702            709          672
------------------------------------------------------------------------------------------------------
Net income                                         $   1,090     $   1,218     $    1,237    $   1,172
======================================================================================================
Basic/diluted earnings per common share            $    0.38     $    0.44     $     0.45    $    0.43
======================================================================================================
Dividends per common share                         $  0.3125     $  0.3125     $   0.3125    $  0.3125
======================================================================================================


(In Thousands, except for per share amounts)           First        Second       Third         Fourth
Year Ended December 31, 2000                         Quarter       Quarter     Quarter        Quarter
------------------------------------------------------------------------------------------------------
Interest income                                    $   8,108     $   8,169     $    8,322    $   8,563
Interest expense                                       3,626         3,701          3,919        4,252
------------------------------------------------------------------------------------------------------
   Net interest income                                 4,482         4,468          4,403        4,311
Provision for loan losses                                 60            60             60           28
Non-interest income                                      379           370            379          448
Non-interest expenses                                  3,104         3,048          3,038        2,798
Income taxes                                             612           633            612          711
------------------------------------------------------------------------------------------------------
Net income                                         $   1,085     $   1,097     $    1,072    $   1,222
======================================================================================================
Basic/diluted earnings per common share            $    0.40     $    0.42     $     0.41    $    0.47
======================================================================================================
Dividends per common share                         $  0.3450     $  0.3450     $   0.3450    $  0.3450
======================================================================================================

38  THE REAL COMMUNITY BANK

 Pamrapo Bancorp, Inc. and Subsidiaries
 Independent Auditors' Report
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 To The Board of Directors and Stockholders
 Pamrapo Bancorp, Inc.


 We have audited the consolidated statements of financial condition of Pamrapo Bancorp, Inc. (the "Company") and Subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

 In our opinion, the above mentioned consolidated financial statements present fairly, in all material respects, the financial position of Pamrapo Bancorp, Inc. and Subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with generally accepted accounting principles.

 January 26, 2001 Pine Brook,              /s/ Radics & Co., LLC
 New Jersey

                                                     THE REAL COMMUNITY BANK  39

Pamrapo Bancorp, Inc. and Subsidiaries
Selected Consolidated Financial Condition and
Other Data of the Corporation
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                      At December 31,
---------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                 1996          1997        1998        1999          2000
---------------------------------------------------------------------------------------------------------------
Financial Condition Data
Total amount of:
Assets                                         $    362,910    $  376,714   $ 413,474  $  448,020    $  469,558
Loans receivable                                    207,405       211,156     239,010     268,280       309,082
Securities available for sale                        22,232        11,849       9,652       6,429         5,713
Mortgage-backed securities                           96,727       126,109     120,400     120,824       118,791
Investment securities                                     -             -       1,998       7,996         6,996
Deposits                                            300,785       307,472     325,985     361,925       379,410
Advances and other borrowed money                     3,876        13,857      28,836      30,813        35,788
Stockholders' equity                                 53,509        48,533      49,773      48,254        46,529


                                                              Year Ended December 31,
---------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except for per share data)      1996       1997           1998        1999          2000
---------------------------------------------------------------------------------------------------------------
Operating Data
Interest income                                 $    28,035   $ 28,396  $      28,971  $   31,253   $    33,162
Interest expense                                     11,381     11,862         12,428      13,642        15,498
---------------------------------------------------------------------------------------------------------------
Net interest income                                  16,654     16,534         16,543      17,611        17,664
Provision for loan losses                               644        586            292         299           208
Non-interest income                                     649      1,674          1,399       1,565         1,576
Non-interest expenses                                12,536      9,792         10,812      11,464        11,988
Income taxes                                          1,158      2,759          2,443       2,696         2,568
---------------------------------------------------------------------------------------------------------------
Net income                                      $     2,965   $  5,071  $       4,395  $    4,717   $     4,476
---------------------------------------------------------------------------------------------------------------
Net income per share
   Basic                                        $      0.90   $   1.74  $        1.55  $     1.70   $      1.70
   Diluted                                             0.90       1.74           1.55        1.70          1.70
---------------------------------------------------------------------------------------------------------------
Dividends per share                             $      0.90   $   1.00  $        1.12  $     1.25   $      1.38
---------------------------------------------------------------------------------------------------------------
Dividend payout ratio                                100.28%     57.58%         72.45%      73.35%        80.84%
---------------------------------------------------------------------------------------------------------------


40  THE REAL COMMUNITY BANK

Pamrapo Bancorp, Inc. and Subsidiaries
Selected Consolidated Financial Condition and
Other Data of the Corporation (continued)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                       Year Ended December 31,
-----------------------------------------------------------------------------------------
                                         1996         1997       1998      1999      2000
-----------------------------------------------------------------------------------------
Selected Financial Ratios:
Return on average assets                 0.81%       1.37%       1.13%     1.09%     0.99%
Return on average equity                 5.27%      10.34%       8.96%     9.66%     9.57%
Average equity/average assets           15.33%      13.28%      12.64%    11.29%    10.30%
Interest rate spread                     4.23%       4.17%       3.91%     3.76%     3.57%
Net yield on average
   interest-earning assets               4.81%       4.72%       4.49%     4.28%     4.08%
Non-interest expenses to
   average assets                        3.41%       2.65%       2.79%     2.65%     2.64%
Equity/total assets                     14.74%      12.88%      12.04%    10.77%     9.91%
Capital ratios:
     Tangible                           12.59%      11.67%      10.05%     9.30%     8.27%
     Core                               12.59%      11.67%      10.05%     9.30%     8.27%
     Risk-based                         26.35%      25.15%      21.23%    19.52%    16.29%
Non-performing loans to
   total assets                          2.89%       1.84%       1.11%     0.94%     0.87%
Non-performing loans to
   loans receivable                      5.06%       3.27%       1.92%     1.57%     1.30%
Non-performing assets to
   total assets                          3.44%       2.20%       1.40%     1.03%     1.00%
Allowance for loan losses
   to non-performing loans              26.69%      36.23%      50.00%    47.62%    47.74%
Average interest-earning
   assets/average interest-bearing
   liabilities                           1.17x       1.16x       1.17x     1.16x     1.15x
Net interest income after
   provision for loan losses
   to non-interest expenses              1.28x       1.63x       1.50x     1.51x     1.46x



                                                     THE REAL COMMUNITY BANK  41

Pamrapo Bancorp, Inc. and Subsidiaries
Stockholder Information
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Market for Common Stock and Related Matters

Pamrapo Bancorp, Inc.'s common stock is presently quoted on the National Association of Securities Dealers Automated Quotation's National Market System under the symbol "PBCI." At March 5, 2001, the Corporation's 2,577,737 outstanding shares of common stock were held by approximately 1,300 persons or entities.

The following table sets forth the high and low closing sales price per common share for the periods indicated. Such prices do not necessarily reflect retail markups, markdowns or commissions.

                                    Closing Prices

Quarter Ended                     High           Low
--------------------------------------------------------------------------------
March 31, 1999                  $26.50         $23.13

June 30, 1999                    23.00          22.25

September 30, 1999               23.25          22.50

December 31, 1999                22.25          18.50

March 31, 2000                   22.25          19.63

June 30, 2000                    20.75          19.00

September 30, 2000               21.50          18.88

December 31, 2000                20.38          18.38
--------------------------------------------------------------------------------



Dividends were paid as  follows:
--------------------------------------------------------------------------------
March, 1999                                   $ .3125

June, 1999                                      .3125

September, 1999                                 .3125

December, 1999                                  .3125

March, 2000                                     .3450

June, 2000                                      .3450

September, 2000                                 .3450

December, 2000                                  .3450
--------------------------------------------------------------------------------

Future dividend policy will be determined by the Board of Directors after giving consideration to the Company's financial condition, results of operations, tax status, industry standards, economic conditions and other factors. Dividends will also depend upon dividend payments by the Bank to the Corporation, which is its primary source of income. The Board may also consider the payment of stock dividends from time to time, in addition to, or in lieu of cash dividends.

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


42  THE REAL COMMUNITY BANK