Form 10-K, Exhibit 13
period 2001-12-31
PAMRAPO BANCORP INC
filed 2002-03-27
CIK 854071

                                                                      EXHIBIT 13

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

FINANCIAL CONDITION

The Company's consolidated assets at December 31, 2001 totaled $539.6 million, which represents an increase of $70.0 million or 14.90% when compared to $469.6 million at December 31, 2000, primarily due to an increase in the loans receivable.

Securities available for sale decreased $409,000 or 7.16% to $5.3 million at December 31, 2001 when compared with $5.7 million at December 31, 2000. The decrease during the year ended December 31, 2001, resulted primarily from proceeds from repayments on securities available for sale amounting to $1.1 million which offset purchases of securities available for sale of $570,000 along with unrealized gain on securities available for sale of $191,000.

Investment securities held to maturity decreased $2.0 million or 28.57% to $5.0 million at December 31, 2001 when compared with $7.0 million at December 31, 2000. The decrease during the year ended December 31, 2001 resulted primarily from proceeds from maturities and calls of investment securities held to maturity of $6.0 million, which offset purchases of such securities of $4.0 million.

Mortgage-backed securities held to maturity increased $3.6 million or 3.03% to $122.4 million at December 31, 2001 from $118.8 million at December 31, 2000. The increase during the year ended December 31, 2001 resulted primarily from purchases of mortgage- backed securities of $34.2 million, sufficient to offset principal repayments of $30.5 million on mortgage-backed securities.

Net loans amounted to $369.2 million and $309.1 million at December 31, 2001 and 2000, respectively, which represents an increase of $60.1 million or 19.44%, primarily due to loan originations exceeding loan principal repayments by $60.4 million.

Foreclosed real estate amounted to $238,000 and $620,000 at December 31, 2001 and 2000, respectively. At December 31, 2001, foreclosed real estate consisted of two properties, of which one was residential and one was commercial. The residential property has a book value of $83,000 and is under contract for sale. During the year ended December 31, 2001, six foreclosed properties with a book value of $395,000 were sold by the Bank. At December 31, 2000, foreclosed real estate consisted of seven properties, of which five were residential, one was commercial and one was land.


                                                      PAMRAPO BANCORP, INC.   11

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Total deposits at December 31, 2001 increased $37.2 million or 9.80% to $416.6 million compared to $379.4 million at December 31, 2000.

Advances from the Federal Home Loan Bank of New York ("FHLB-NY") totaled $67.3 million and $35.6 million at December 31, 2001 and 2000, respectively. The net increase of $31.7 million during the year ended December 31, 2001, resulted from new advances from the FHLB-NY, which were used to fund loan commitments and for general corporate purposes.

Stockholders' equity amounted to $47.5 million and $46.5 million at December 31, 2001 and 2000, respectively. During the years ended December 31, 2001 and 2000, net income of $5.0 million and $4.5 million, respectively, was recorded and cash dividends of $3.7 million and $3.6 million, respectively, were paid on the Company's common stock. During the years ended December 31, 2001 and 2000, the Company repurchased 20,444 and 130,187 shares, respectively, of its common stock at prices ranging from $19.13 to $25.10 per share, for $416,000 and $2.7 million, respectively, under a stock repurchase program.


RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000


NET INCOME

Net income increased by $524,000 or 11.71% to $5.0 million during the year ended December 31, 2001 compared with $4.5 million for the year ended December 31, 2000. The increase in net income during the 2001 period was primarily due to increases in total interest income of $3.4 million and in non-interest income of $345,000, which more than offset increases in total interest expense of $2.0 million, non-interest expenses of $645,000, provision for loan losses of $251,000 and income taxes of $339,000.


INTEREST INCOME

Interest income on loans during the year ended December 31, 2001 increased by $4.0 million or 17.02% to $27.5 million when compared to $23.5 million during 2000. During the years ended December 31, 2001 and 2000, the yield earned on the loan portfolio was 8.07% and 8.27%, respectively. The average balance of loans outstanding during the years ended December 31, 2001 and 2000, totaled $340.3 million and $284.6 million, respectively, representing an increase of $55.7 million or 19.57%.

Interest on mortgage-backed securities decreased $189,000 or 2.33% during the year ended December 31, 2001 to $7.9 million compared to $8.1 million for 2000. During the year ended December 31, 2001, the average balance of mortgage-backed securities outstanding decreased $4.2 million or 3.34% to $121.6 million when compared to $125.8 million for 2000. The yield earned on the mortgage-backed securities portfolio was 6.52% and 6.45% during 2001 and 2000, respectively. Interest earned on investment securities decreased by $133,000 or 18.24% to $596,000 for the year ended December 31, 2001, when compared to $729,000 for 2000. The decrease during the year ended December 31, 2001, resulted from a decrease of $547,000 or 5.83% in the average balance of the investment securities portfolio, along with a decrease of one hundred and two basis points in the yield earned on the investment securities portfolio from 7.77% in 2000 to 6.75% in 2001.

Interest on other interest-earning assets amounted to $623,000 and $780,000 during the years ended December 31, 2001 and 2000, respectively. The average balance of other interest-earning assets outstanding increased $651,000 or 5.82% to $11.8 million in 2001 from $11.2 million in 2000, along with a decrease of 171 basis points in the yield earned on other interest-earning assets from 6.97% in 2000 to $5.26% in 2001.


INTEREST EXPENSE

Interest on deposits increased $1.1 million or 7.97% to $14.9 million during the year ended December 31, 2001 compared to $13.8 million for 2000. The increase during 2001 was attributable to an increase of $35.4 million or 10.24% in the average balance of interest-bearing deposits outstanding partially offset by a decrease of seven basis points in the Bank's average cost of interest-bearing deposits from 3.98% for 2000 to 3.91% for 2001.


12   PAMRAPO BANCORP, INC.

Interest on advances and other borrowed money increased $898,000 or 51.70% to $2.6 million during the year ended December 31, 2001 compared to $1.7 million for 2000. The increase during 2001 was attributable to an increase of $15.9 million in the average balance of advances and other borrowings outstanding, partially offset by a decrease of eight basis points in the Bank's cost of borrowings from 5.87% for 2000 to 5.79% for 2001.


NET INTEREST INCOME

Net interest income for the year ended December 31, 2001 increased $1.4 million or 7.91% to $19.1 million for 2001 as compared with $17.7 million for 2000. The Bank's net interest rate spread decreased from 3.57% in 2000 to 3.48% in 2001 and its interest rate margin decreased from 4.10% in 2000 to 3.95% in 2001. The decreased net interest rate spread primarily resulted from an eleven basis point decrease in the yield on average interest-earning assets to 7.59% in 2001 from 7.70% in 2000, sufficient to offset a two basis point decrease in the cost of interest-bearing liabilities from 4.13% in 2000 to 4.11% in 2001.


PROVISION FOR LOAN LOSSES

During the years ended December 31, 2001 and 2000, the Bank provided $459,000 and $208,000, respectively, for loan losses. At December 31, 2001 and 2000, the Bank's loan portfolio included loans totaling $3.3 million and $4.1 million, respectively, which were delinquent ninety days or more. The Bank maintains an allowance for loan losses based on management's evaluation of the risk inherent in its loan portfolio which gives due consideration to changes in general market conditions and in the nature and volume of the Bank's loan activity. The allowance for loan losses amounted to $2.15 million at December 31, 2001, representing .57% of total loans and 65.95% of loans delinquent ninety days or more compared to an allowance of $1.95 million at December 31, 2000, representing .62% of total loans and 47.74% of loans delinquent ninety days or more. During the years ended December 31, 2001 and 2000, the Bank charged off loans aggregating $273,000 and $268,000, respectively. The Bank monitors its loan portfolio and intends to continue to provide for loan losses based on its ongoing periodic review of the loan portfolio and general market conditions.


NON-INTEREST INCOME

Non-interest income increased by $345,000 or 21.89% to $1.9 million during the year ended December 31, 2001 as compared to $1.6 million for 2000. The increase in non-interest income during 2001 resulted primarily from increases in fees and service charges of $173,000 and miscellaneous income of $172,000.


NON-INTEREST EXPENSES

Non-interest expenses increased $645,000 or 5.38% to $12.6 million during the year ended December 31, 2001 compared to $12.0 million for 2000. Salaries and employee benefits, occupancy, equipment and miscellaneous expenses increased $32,000, $88,000, $241,000 and $443,000, respectively, during the year ended
December 31, 2001, which were partially off- set by decreases in advertising, federal insurance premium, loss on foreclosed real estate and amortization of intangibles of $60,000, $2,000, $36,000 and $61,000, respectively.


INCOME TAXES

Income tax expense totaled $2.9 million and $2.6 million during the years ended December 31, 2001 and 2000, respectively. The increase in 2001 resulted primarily from an increase in pre-tax income of $864,000.


RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


NET INCOME

Net income decreased by $241,000 or 5.11% to $4.5 million during the year ended December 31, 2000 compared with $4.7 million for the year ended December 31, 1999. The decrease in net income during the 2000 period was primarily due to increases in total interest expense of $1.9 million and in non-


                                                      PAMRAPO BANCORP, INC.   13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)


interest expenses of $525,000, which more than offset increases in total interest income of $1.9 million and non-interest income of $11,000 and decreases in provision for loan losses of $91,000 and income taxes of $127,000.


INTEREST INCOME

Interest income on loans during the year ended December 31, 2000 increased by $2.0 million or 9.30% to $23.5 million when compared to $21.5 million during 1999. During the years ended December 31, 2000 and 1999, the yields earned on the loan portfolio were 8.27% and 8.33%, respectively. The average balance of loans outstanding during the years ended December 31, 2000 and 1999 totaled $284.6 million and $257.4 million, respectively, representing an increase of $27.2 million or 10.57%.

Interest on mortgage-backed securities decreased $137,000 or 1.66% during the year ended December 31, 2000 to $8.1 million compared to $8.3 million for 1999. During the year ended December 31, 2000, the average balance of mortgage-backed securities outstanding decreased $2.1 million or 1.64%% to $125.8 million when compared to $127.9 million for 1999. The yield earned on the mortgage-backed securities portfolio remained at 6.45% during both 2000 and 1999.

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


NET INTEREST INCOME

Net interest income for the year ended December 31, 2000, increased $53,000 or ..30% to $17.66 million for 2000 as compared with $17.61 million for 1999. The Bank's net interest rate spread decreased from 3.76% in 1999 to 3.57% in 2000 and its interest rate margin decreased from 4.28% in 1999 to 4.08% in 2000. The decreased net interest rate spread primarily resulted from a twenty-nine basis point increase in the cost of average interest-bearing liabilities to 4.13% in 2000 from 3.84% in 1999, sufficient to offset a ten basis point increase in the yield on interest-earning assets from 7.60% in 1999 to 7.70% in 2000.


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


14   PAMRAPO BANCORP, INC.

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

The Bank is required to maintain sufficient liquidity to ensure its safe and sound operation by the Office of Thrift Supervision ("OTS") regulations. The Bank's liquidity averaged 8.39% during December, 2001. The Bank adjusts its liquidity levels in order to meet funding needs for deposit outflows, payments of real estate taxes from escrow accounts on mortgage loans, repayment of borrowings, when applicable, and loan funding commitments. The Bank also adjusts its liquidity level as appropriate to meet its asset/liability objectives. In addition, the Bank invests its excess funds in federal funds and overnight deposits with the FHLB-NY, which provides liquidity to meet lending requirements.

The Bank's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. Cash was generated by operating activities in each of the above periods. The primary source of cash from operating activities during each period was net income.

The primary sources of investing activities of the Bank are lending and investment in mortgage-backed securities. In addition to funding new loan production and the purchase of mortgage-backed securities through operations and financing activities, new loan production and the purchase of mortgage-backed securities were also funded by principal repayments on existing loans and mortgage-backed securities. The primary sources of financing activities during the 2001 period were net increases in deposits of $37.2 million and net advances from the FHLB-NY of $31.8 million.


                                                      PAMRAPO BANCORP, INC.   15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS  (continued)

Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as federal funds and interest-earning deposits. If the Bank requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB-NY, which provide an additional source of funds. At December 31, 2001 and 2000, advances from the FHLB-NY amounted to $67.3 million and $35.6 million, respectively.

The Bank anticipates that it will have sufficient funds available to meet its current loan commitments. At December 31, 2001, the Bank has outstanding commitments to originate loans of $27.1 million and to purchase mortgage-backed securities of $5.9 million. Certificates of deposit scheduled to mature in one year or less, at December 31, 2001, totaled $164.0 million. Management believes that, based upon historical experience, a significant portion of such deposits will remain with the Bank.

At December 31, 2001, the Bank exceeded each of the three OTS capital requirements. The Bank's tangible, core and risk-based capital ratios were 7.26%, 7.26% and 14.43%, respectively. The Bank was categorized as "well-capitalized" under the prompt corrective action regulations of the OTS.


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


16   PAMRAPO BANCORP, INC.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                                              DECEMBER 31,
                                                                                                 --------------------------------
Assets                                                                              Note(s)               2000             2001
---------------------------------------------------------------------------------------------------------------------------------
Cash and amounts due from depository institutions                                                $  12,553,854    $  22,688,885
Interest-bearing deposits in other banks                                                             1,700,000               --
---------------------------------------------------------------------------------------------------------------------------------
      Total cash and cash equivalents                                               1 and 16        14,253,854       22,688,885

Securities available for sale                                                     1,2,9 and 16       5,713,206        5,304,032
Investment securities held to maturity                                            1,3,9 and 16       6,996,297        5,000,000
Mortgage-backed securities held to maturity                                       1,4,9 and 16     118,791,206      122,417,611
Loans receivable                                                                  1,5,9 and 16     309,082,076      369,238,574
Foreclosed real estate                                                                  1              620,072          238,141
Investment in real estate                                                               1              240,998          227,033
Premises and equipment                                                             1,6 and 10        5,042,595        4,830,735
Federal Home Loan Bank of New York stock                                                9            3,496,200        3,796,100
Interest receivable                                                                1,7 and 16        2,765,984        2,944,226
Deferred tax asset                                                                  1 and 14         1,263,983        1,221,402
Other assets                                                                                         1,291,777        1,732,103
---------------------------------------------------------------------------------------------------------------------------------
      Total assets                                                                               $ 469,558,248    $ 539,638,842
=================================================================================================================================

                                                                                                              DECEMBER 31,
                                                                                                 --------------------------------
Liabilities and stockholders' equity                                                Note(s)               2000             2001
---------------------------------------------------------------------------------------------------------------------------------
Liabilities
---------------------------------------------------------------------------------------------------------------------------------
Deposits                                                                            8 and 16     $ 379,409,856    $ 416,586,795
Advances from Federal Home Loan Bank of New York                                    9 and 16        35,583,100       67,340,000
Other borrowed money                                                               10 and 16           204,962          178,176
Advance payments by borrowers for taxes and insurance                                                2,531,694        3,516,532
Other liabilities                                                                      13            5,300,127        4,494,164
---------------------------------------------------------------------------------------------------------------------------------
      Total liabilities                                                                            423,029,739      492,115,667
---------------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies                                                      15 and 16                --               --
Stockholders' equity                                                           1,11,12,13 and 14
---------------------------------------------------------------------------------------------------------------------------------
Preferred stock; authorized 3,000,000 shares; issued and outstanding - none                                 --               --
Common stock; par value $.01; authorized 7,000,000 shares;
   shares issued 3,450,000; 2,597,737 shares and 2,577,293
   shares respectively, outstanding                                                                     34,500           34,500
Paid-in capital in excess of par value                                                              18,906,768       18,906,768
Retained earnings - substantially restricted                                                        46,332,436       47,621,056
Accumulated other comprehensive income -
   Unrealized gain on securities available for sale, net of income tax                                  73,593          195,784
Treasury stock, at cost; 852,263 shares and 872,707
   shares, respectively                                                                            (18,818,788)     (19,234,933)
---------------------------------------------------------------------------------------------------------------------------------
      Total stockholders' equity                                                                    46,528,509       47,523,175
---------------------------------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity                                                 $ 469,558,248    $ 539,638,842
=================================================================================================================================

See notes to consolidated financial statements.

                                                      PAMRAPO BANCORP, INC.   17

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

                                                                                Year Ended December 31,
                                                                   --------------------------------------------
                                                         Note(s)             1999          2000          2001
---------------------------------------------------------------------------------------------------------------
Interest income:
   Loans                                                 1 and 5      $21,452,872   $23,539,700   $27,480,276
   Mortgage-backed securities                               1           8,250,602     8,113,734     7,924,810
   Investments                                              1             494,074       728,837       596,371
   Other interest-earning assets                                        1,055,161       779,848       623,336
---------------------------------------------------------------------------------------------------------------
      Total interest income                                            31,252,709    33,162,119    36,624,793
---------------------------------------------------------------------------------------------------------------
Interest expense:
   Deposits                                                 8          11,953,248    13,760,987    14,908,910
   Advances and other borrowed money                                    1,688,590     1,736,695     2,635,383
---------------------------------------------------------------------------------------------------------------
      Total interest expense                                           13,641,838    15,497,682    17,544,293
---------------------------------------------------------------------------------------------------------------
Net interest income                                                    17,610,871    17,664,437    19,080,500
Provision for loan losses                                1 and 5          298,531       207,879       458,888
---------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                    17,312,340    17,456,558    18,621,612
---------------------------------------------------------------------------------------------------------------
Non-interest income:
   Fees and service charges                                             1,001,162     1,027,426     1,200,562
   Miscellaneous                                                          563,658       548,837       720,554
---------------------------------------------------------------------------------------------------------------
      Total non-interest income                                         1,564,820     1,576,263     1,921,116
---------------------------------------------------------------------------------------------------------------
Non-interest expenses:
   Salaries and employee benefits                          13           6,075,920     6,398,237     6,430,140
   Net occupancy expense of premises                    6 and 15        1,107,805     1,118,931     1,206,893
   Equipment                                                6           1,088,113     1,113,677     1,354,638
   Advertising                                                            202,425       294,275       233,745
   Federal insurance premium                                              199,446        75,579        74,314
   Loss on foreclosed real estate                           1              33,297        42,875         7,242
   Amortization of intangibles                              1             121,300        60,649            --
   Miscellaneous                                                        2,635,983     2,884,329     3,327,375
---------------------------------------------------------------------------------------------------------------
      Total non-interest expenses                                      11,464,289    11,988,552    12,634,347
---------------------------------------------------------------------------------------------------------------
Income before income taxes                                              7,412,871     7,044,269     7,908,381
Income taxes                                            1 and 14        2,695,937     2,568,659     2,907,980
---------------------------------------------------------------------------------------------------------------
Net income                                                            $ 4,716,934   $ 4,475,610   $ 5,000,401
===============================================================================================================
Basic/diluted earnings per common share                     1         $      1.70   $      1.70   $      1.94
===============================================================================================================
Weighted average number of common shares outstanding:
   Basic/diluted                                                        2,766,916     2,632,265     2,580,173
===============================================================================================================
Dividends per common share                                  1         $      1.25   $      1.38   $      1.44
===============================================================================================================

See notes to consolidated financial statements.


18   PAMRAPO BANCORP, INC.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                                       Year Ended December 31,
                                                                         --------------------------------------------
                                                                                  1999           2000          2001
---------------------------------------------------------------------------------------------------------------------
Net income                                                                 $ 4,716,934    $ 4,475,610   $ 5,000,401
---------------------------------------------------------------------------------------------------------------------
Other comprehensive income (loss), net of income taxes (benefit):
   Gross unrealized holding gain (loss) on securities available for sale      (135,389)       188,167       191,091
   Deferred income taxes (benefit)                                             (48,800)        67,700        68,900
---------------------------------------------------------------------------------------------------------------------
   Other comprehensive income (loss)                                           (86,589)       120,467       122,191
---------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                       $ 4,630,345    $ 4,596,077   $ 5,122,592
=====================================================================================================================

See notes to consolidated financial statements.


                                                      PAMRAPO BANCORP, INC.   19

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY

                                                                Paid-in       Retained    Accumulated
                                                             Capital in     Earnings -          Other
                                                   Common     Excess of  Substantially  Comprehensive       Treasury
                                                    Stock     Par Value     Restricted         Income          Stock          Total
------------------------------------------------------------------------------------------------------------------------------------
Balance - December 31, 1998                  $     34,500  $ 18,906,768   $ 44,217,856   $     39,715   $(13,425,934)  $ 49,772,905
Net income for the year ended
   December 31, 1999                                   --            --      4,716,934             --             --      4,716,934
Purchase of treasury stock                             --            --             --             --     (2,689,379)    (2,689,379)
Unrealized loss on securities available
   for sale, net of income taxes (benefit)             --            --             --        (86,589)            --        (86,589)
Cash dividends                                         --            --     (3,459,907)            --             --     (3,459,907)
------------------------------------------------------------------------------------------------------------------------------------
Balance - December 31, 1999                        34,500    18,906,768     45,474,883        (46,874)   (16,115,313)    48,253,964
Net income for the year ended
   December 31, 2000                                   --            --      4,475,610             --             --      4,475,610
Purchase of treasury stock                             --            --             --             --     (2,703,475)    (2,703,475)
Unrealized gain on securities
   available for sale, net of income taxes             --            --             --        120,467             --        120,467
Cash dividends                                         --            --     (3,618,057)            --             --     (3,618,057)
------------------------------------------------------------------------------------------------------------------------------------
Balance - December 31, 2000                        34,500    18,906,768     46,332,436         73,593    (18,818,788)    46,528,509
Net income for the year ended
   December 31, 2001                                   --            --      5,000,401             --             --      5,000,401
Purchase of treasury stock                             --            --             --             --       (416,145)      (416,145)
Unrealized gain on securities
   available for sale, net of income taxes             --            --             --        122,191             --        122,191
Cash dividends                                         --            --     (3,711,781)            --             --     (3,711,781)
------------------------------------------------------------------------------------------------------------------------------------
Balance - December 31, 2001                  $     34,500  $ 18,906,768   $ 47,621,056   $    195,784   $(19,234,933)  $ 47,523,175
====================================================================================================================================

See notes to consolidated financial statements.


20   PAMRAPO BANCORP, INC.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                              Year Ended December 31,
                                                                                  ----------------------------------------------
                                                                                          1999            2000            2001
--------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                                                     $  4,716,934    $  4,475,610    $  5,000,401
   Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation of premises and equipment and investment in real estate              616,523         575,508         584,996
     Accretion of deferred fees, premiums and discounts, net                           (25,364)         (7,106)         (7,895)
     Provision for loan losses                                                         298,531         207,879         458,888
     Provision for losses on foreclosed real estate                                     60,000          13,500          20,037
     (Gain) loss on sale of foreclosed real estate                                     (44,966)          2,873         (34,359)
     Deferred income taxes (benefit)                                                   (26,586)        (18,671)        (26,319)
     (Increase) in interest receivable                                                (189,568)       (212,076)       (178,242)
     Decrease (increase) in other assets                                               207,768        (216,459)       (440,326)
     Amortization of intangibles                                                       121,300          60,649              --
     (Decrease) increase in other liabilities                                       (1,886,889)      1,217,743        (805,963)
--------------------------------------------------------------------------------------------------------------------------------

      Net cash provided by operating activities                                      3,847,683       6,099,450       4,571,218
--------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Proceeds from maturities and calls of securities available for sale               2,000,000              --              --
   Principal repayments on securities available for sale                             1,113,012         949,784       1,081,230
   Purchases of securities available for sale                                          (64,604)        (81,087)       (570,385)
   Proceeds from maturities and calls of investment securities held to maturity      2,000,000       2,000,000       6,000,000
   Purchases of investment securities held to maturity                              (7,997,500)     (1,000,000)     (4,000,000)
   Principal repayments on mortgage-backed securities held to maturity              29,377,328      18,037,553      30,463,577
   Purchases of mortgage-backed securities held to maturity                        (30,035,520)    (16,217,257)    (34,155,728)
   Proceeds from sales of student loans                                                104,919         116,730              --
   Purchases of mortgage loans                                                        (131,000)     (1,675,900)             --
   Net change in loans receivable                                                  (28,782,339)    (39,418,857)    (60,394,792)
   Proceeds from sales of foreclosed real estate                                       304,117          42,127         335,017
   Additions to premises and equipment                                                (377,899)     (1,131,746)       (359,171)
   Purchase of Federal Home Loan Bank of of New York stock                            (146,000)       (253,000)       (299,900)
--------------------------------------------------------------------------------------------------------------------------------
      Net cash (used in) investing activities                                      (32,635,486)    (38,631,653)    (61,900,152)
--------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.


                                                      PAMRAPO BANCORP, INC.   21

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

                                                                                            Year Ended December 31,
                                                                              ------------------------------------------------
                                                                                       1999            2000            2001
------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Net increase in deposits                                                    $ 35,939,385    $ 17,485,188    $ 37,176,939
   Advances from Federal Home Loan Bank of New York                               5,000,000      15,000,000      32,000,000
   Repayment of Advances from Federal Home Loan Bank of New York                 (3,000,000)    (10,000,000)       (243,100)
   Repayment of other borrowed money                                                (22,839)        (24,734)        (26,786)
   Net increase (decrease) in payments by borrowers for
      taxes and insurance                                                            35,578        (414,945)        984,838
   Cash dividends paid                                                           (3,459,907)     (3,618,057)     (3,711,781)
   Purchase of treasury stock                                                    (2,689,379)     (2,703,475)       (416,145)
------------------------------------------------------------------------------------------------------------------------------
         Net cash provided by financing activities                               31,802,838      15,723,977      65,763,965
------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                              3,015,035     (16,808,226)      8,435,031
Cash and cash equivalents - beginning                                            28,047,045      31,062,080      14,253,854
------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents - ending                                             $ 31,062,080    $ 14,253,854    $ 22,688,885
==============================================================================================================================
Supplemental information:
        Transfer of loans receivable to foreclosed real estate                 $    205,000    $    222,376    $     33,264
==============================================================================================================================
        Loans to facilitate sales of foreclosed real estate                    $    666,750    $         --    $     94,500
==============================================================================================================================
        Cash paid during the period for:
           Income taxes                                                        $  2,457,745    $  2,560,380    $  2,775,334
==============================================================================================================================
           Interest on deposits and borrowings                                 $ 13,666,460    $ 15,395,662    $ 17,455,832
==============================================================================================================================

See notes to consolidated financial statements.


22   PAMRAPO BANCORP, INC.

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

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statement of financial condition and revenues and expenses for the period then ended. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses, the assessment of prepayment risks associated with mortgage-backed securities and the determination of the amount of deferred tax assets which are more likely than not to be realized. Management believes that the allowance for loan losses is adequate, prepayment risks associated with mortgage-backed securities are properly recognized and all deferred tax assets are more likely than not to be recognized. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the market area. Additionally, assessments of prepayment risks related to mortgage-backed securities are based upon current market conditions, which are subject to frequent change. Finally, the determination of the amount of deferred tax assets more likely than not to be realized is dependent on projections of future earnings, which are subject to frequent change.

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


                                                      PAMRAPO BANCORP, INC.   23

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


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


24   PAMRAPO BANCORP, INC.

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


IMPACT OF NEW FINANCIAL ACCOUNTING STANDARDS

In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 applies to all business combinations completed after June 30, 2001 and requires the use of the purchase method of accounting. SFAS No. 141 also establishes new criteria for determining whether intangible assets should be recognized separately from goodwill. SFAS No. 142 provides that goodwill and intangible assets with indefinite lives will not be amortized, but rather will be tested for impairment on at least an annual basis. The Company adopted SFAS No. 142 on January 1, 2002. The scope of SFAS No. 142 does not include unidentifiable intangible assets related to acquisitions of banks, savings banks, credit unions, other financial institutions having assets and liabilities of similar type, and branches of such enterprises. Such unidentifiable intangible assets will continue to be governed by SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions." Adoption of SFAS No. 142 did not have a material impact on the Company's consolidated financial statements.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This standard sets forth for the accounting for the impairment of long-lived assets, whether they are held and used or are disposed of by sale or other means. It also broadens and modifies the presentation of discontinued operations. The standard will be effective for the Company's fiscal year 2002, although early adoption is permitted, and its provisions are generally to be applied prospectively. The Company does not believe SFAS No. 144 will have a material impact on its consolidated financial statements.


                                                      PAMRAPO BANCORP, INC.   25

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


INTEREST-RATE RISK

The Bank is principally engaged in the business of attracting deposits from the general public and using these deposits, together with borrowings and other funds, to invest in securities, to make loans secured by real estate and, to a lesser extent, make consumer loans. The potential for interest-rate risk exists as a result of the generally shorter duration of the Bank's interest-sensitive liabilities compared to the generally longer duration of its interest-sensitive assets. In a rising interest rate environment, liabilities will reprice faster than assets, thereby reducing net interest income. For this reason, management regularly monitors the maturity structure of the Bank's assets and liabilities in order to measure its level of interest-rate risk and to plan for future volatility.


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


EXCESS OF COST OVER ASSETS ACQUIRED

The cost in excess of the fair value of net assets (goodwill) acquired through the acquisition of certain assets and assumption of certain liabilities of branch offices was amortized to expense over a ten year period by use of the straight-line method.


NET INCOME PER COMMON SHARE

Basic net income per common share is based on the weighted average number of common shares actually outstanding. Diluted net income per share is calcu- lated by adjusting the weighted average number of shares of common stock outstanding to include the effect of stock options, if dilutive, using the treasury stock method. During the years ended December 31, 1999, 2000 and 2001, there were no outstanding securities or contracts that could have been dilutive.


RECLASSIFICATION

Certain amounts for prior periods have been reclassified to conform to the current period's presentation.


26   PAMRAPO BANCORP, INC.

2.   SECURITIES AVAILABLE FOR SALE

                                                                                       December 31, 2000
---------------------------------------------------------------------------------------------------------------------------------
                                                                                        Gross Unrealized
                                                                      Amortized    ----------------------------        Carrying
                                                                           Cost           Gains          Losses           Value
---------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities                                         $  4,263,351    $        272    $     90,839    $  4,172,784

Mutual funds                                                          1,327,942              --           1,720       1,326,222

Equity security                                                           7,020         207,180              --         214,200
---------------------------------------------------------------------------------------------------------------------------------
                                                                   $  5,598,313    $    207,452    $     92,559    $  5,713,206
=================================================================================================================================


                                                                                       December 31, 2001
---------------------------------------------------------------------------------------------------------------------------------
                                                                                        Gross Unrealized
                                                                      Amortized    ----------------------------        Carrying
                                                                           Cost           Gains          Losses           Value
---------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities                                         $  3,092,701    $     45,986    $         --    $  3,138,687

Mutual funds                                                          1,398,327              --           1,045       1,397,282

Trust originated preferred security, maturing after twenty years        500,000           3,400              --         503,400

Equity security                                                           7,020         257,643              --         264,663
---------------------------------------------------------------------------------------------------------------------------------
                                                                   $  4,998,048    $    307,029    $      1,045    $  5,304,032
=================================================================================================================================

There were no sales of securities available for sale during the years ended December 31, 1999, 2000 and 2001.


3.   INVESTMENT SECURITIES HELD TO MATURITY

                                                                                         December 31, 2000
---------------------------------------------------------------------------------------------------------------------------------
                                                                                          Gross Unrealized              Estimated
                                                                      Amortized    ----------------------------           Fair
                                                                           Cost           Gains          Losses           Value
---------------------------------------------------------------------------------------------------------------------------------
U.S. Government (including agencies):

      Due after five through ten years                             $  1,997,726    $         --    $     33,351    $  1,964,375

      Due after ten years                                             3,998,571              --          61,696       3,936,875
---------------------------------------------------------------------------------------------------------------------------------
                                                                      5,996,297              --          95,047       5,901,250

Subordinated note due after five

   through ten years                                                  1,000,000              --          15,000         985,000
---------------------------------------------------------------------------------------------------------------------------------
                                                                   $  6,996,297    $         --    $    110,047    $  6,886,250
=================================================================================================================================


                                                                                         December 31, 2001
---------------------------------------------------------------------------------------------------------------------------------
                                                                                          Gross Unrealized              Estimated
                                                                      Amortized    ----------------------------           Fair
                                                                           Cost           Gains          Losses           Value
---------------------------------------------------------------------------------------------------------------------------------
U.S. Government (including agencies):

      Due after five through ten years                             $  2,000,000    $     12,500    $         --    $  2,012,500

Subordinated notes due after five

   through ten years                                                  3,000,000          35,000          30,307       3,004,693
---------------------------------------------------------------------------------------------------------------------------------
                                                                   $  5,000,000    $     47,500    $     30,307    $  5,017,193
=================================================================================================================================

There were no sales of investment securities held to maturity during the years ended December 31, 1999, 2000 and 2001.


                                                      PAMRAPO BANCORP, INC.   27

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


4.   MORTGAGE-BACKED SECURITIES HELD TO MATURITY

                                                                          December 31, 2000
----------------------------------------------------------------------------------------------------------------
                                                                           Gross Unrealized            Estimated
                                                        Amortized   ----------------------------         Fair
                                                             Cost          Gains         Losses          Value
----------------------------------------------------------------------------------------------------------------
Federal Home Loan Mortgage Corporation               $ 90,338,727   $    802,679   $    337,970   $ 90,803,436

Federal National Mortgage Association                  25,630,266        228,606        157,970     25,700,902

Government National Mortgage Association                2,822,213          1,987            717      2,823,483
----------------------------------------------------------------------------------------------------------------
                                                     $118,791,206   $  1,033,272   $    496,657   $119,327,821
================================================================================================================


                                                                           December 31, 2001
----------------------------------------------------------------------------------------------------------------
                                                                           Gross Unrealized            Estimated
                                                        Amortized   ----------------------------      Carrying
                                                             Cost          Gains         Losses          Value
----------------------------------------------------------------------------------------------------------------
Federal Home Loan Mortgage Corporation               $ 79,433,582   $  1,820,697   $    209,129   $ 81,045,150

Federal National Mortgage Association                  40,922,509        487,066         16,372     41,393,203

Government National Mortgage Association                2,061,520         77,903             --      2,139,423
----------------------------------------------------------------------------------------------------------------
                                                     $122,417,611   $  2,385,666   $    225,501   $124,577,776
================================================================================================================

There were no sales of mortgage-backed securities held to maturity during the years ended December 31, 1999, 2000 and 2001.


28   PAMRAPO BANCORP, INC.

5.   LOANS RECEIVABLE

                                              December 31,
-----------------------------------------------------------------
                                             2000           2001
-----------------------------------------------------------------
Real estate mortgage:
    One-to-four family               $181,545,069   $230,374,470
    Multi-family                       41,509,822     44,616,664
    Commercial                         23,171,991     28,258,043
    FHA insured and VA
        guaranteed                        441,841        285,891
-----------------------------------------------------------------
                                      246,668,723    303,535,068
-----------------------------------------------------------------
Real estate construction                9,128,388      7,067,870
-----------------------------------------------------------------
Land                                    1,465,921      1,403,441
-----------------------------------------------------------------
Commercial                                927,789      1,262,477
-----------------------------------------------------------------
Consumer:
    Passbook or certificate               691,041        688,520
    Home improvement                      560,658        575,917
    Equity and second
        mortgage                       52,255,537     56,958,107
    Automobile                          1,544,630      1,484,381
    Personal                            1,785,476      1,293,763
-----------------------------------------------------------------
                                       56,837,342     61,000,688
-----------------------------------------------------------------
    Total                             315,028,163    374,269,544
-----------------------------------------------------------------
Less:
    Loans in process                    2,925,034      2,271,587
    Allowance for
        loan losses                     1,950,000      2,150,000
    Deferred loan fees
        and discounts                   1,071,053        609,383
-----------------------------------------------------------------
                                        5,946,087      5,030,970
-----------------------------------------------------------------
                                     $309,082,076   $369,238,574
=================================================================

At December 31, 1999, 2000 and 2001, loans serviced by the Bank for the benefit of others totalled approximately $2,919,000, $2,249,000 and $1,584,000, respectively.

At December 31, 1999, 2000 and 2001, nonaccrual loans for which interest has been discontinued totalled approximately $3,130,000, $2,703,000, and $2,256,000 respectively. During the years ended December 31, 1999, 2000 and 2001, the Bank recognized interest income of approximately $115,000, $71,000 and $88,000 respectively, on these loans. Interest income that would have been recorded, had the loans been on the accrual status, would have amounted to approximately $297,000, $270,000 and $230,000 for the years ended December 31, 1999, 2000 and
2001, respectively. The Bank is not committed to lend additional funds to the borrowers whose loans have been placed on nonaccrual status.

The following is an analysis of the allowance for loan losses:

                                              Year Ended December 31,
-----------------------------------------------------------------------------
                                        1999           2000           2001
-----------------------------------------------------------------------------
Balance, beginning               $ 2,300,000    $ 2,000,000    $ 1,950,000
Provisions charged
    to operations                    298,531        207,879        458,888
Recoveries credited
    to allowance                       5,062          9,860         14,432
Loan losses charged
    to allowance                    (603,593)      (267,739)      (273,320)
-----------------------------------------------------------------------------
Balance, ending                  $ 2,000,000    $ 1,950,000    $ 2,150,000
=============================================================================

Impaired loans and related amounts recorded in the allowance for loan losses are summarized as follows:

                                                    December 31,
------------------------------------------------------------------------
                                                  2000            2001
------------------------------------------------------------------------
Recorded investment in impaired loans:
      With recorded allowances              $  478,490      $   41,487
      Without recorded allowances            2,104,000       2,183,808
------------------------------------------------------------------------
        Total impaired loans                 2,582,490       2,225,295
        Related allowance for loan losses      303,490          41,487
------------------------------------------------------------------------
        Net impaired loans                  $2,279,000      $2,183,808
========================================================================

The activity with respect to loans to directors, officers and associates of such persons, is as follows:

                                    Year Ended December 31,
--------------------------------------------------------------
                                                       2001
--------------------------------------------------------------
Balance, beginning                             $  2,491,024
Loans originated                                    838,863
Now associated                                      117,736
No longer associated                               (134,268)
Collection of principal                          (1,162,089)
--------------------------------------------------------------
Balance, ending                                $  2,151,266
==============================================================


                                                      PAMRAPO BANCORP, INC.   29

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


6.   PREMISES AND EQUIPMENT

                                        December 31,
---------------------------------------------------------
                                      2000         2001
---------------------------------------------------------
Land                            $  701,625   $  701,625
---------------------------------------------------------
Buildings and improvements       3,969,790    4,027,388
Less accumulated depreciation    1,557,073    1,686,978
---------------------------------------------------------
                                 2,412,717    2,340,410
---------------------------------------------------------
Leasehold improvements           1,590,555    1,590,555
Less accumulated amortization      414,534      573,690
---------------------------------------------------------
                                 1,176,021    1,016,865
---------------------------------------------------------
Furnishings and equipment        5,141,606    5,443,180
Less accumulated depreciation    4,389,374    4,671,345
---------------------------------------------------------
                                   752,232      771,835
---------------------------------------------------------
                                $5,042,595   $4,830,735
=========================================================


Depreciation expense for the years ended December 31, 1999, 2000 and 2001 totalled approximately $602,000, $561,000, and $571,000, respectively.

Depreciation charges are computed on the straight-line method over the following estimated useful lives:

-------------------------------------------------------
Buildings and improvements          10 to 50 years
Leasehold improvements              10 years
Furnishings and equipment           3 to 10 years
-------------------------------------------------------

7.   INTEREST RECEIVABLE

                                                   December 31,
--------------------------------------------------------------------
                                                 2000         2001
--------------------------------------------------------------------
Loans, net of allowance for
   uncollected interest of approximately
   $197,000 and $136,000, respectively     $1,934,073   $2,126,962
Mortgage-backed securities                    739,100      711,617
Investment securities                          92,811      105,647
--------------------------------------------------------------------
                                           $2,765,984   $2,944,226
====================================================================

8.   DEPOSITS

                                                               December 31,
------------------------------------------------------------------------------------------------------------
                                                 2000                                  2001
------------------------------------------------------------------------------------------------------------
                                 Weighted                              Weighted
                                  Average                               Average
                                     Rate          Amount    Percent       Rate          Amount    Percent
------------------------------------------------------------------------------------------------------------
Demand:
   Non-interest-bearing demand      0.00%    $ 23,807,691       6.27      0.00%    $ 26,247,595       6.30
   NOW                              2.00%      26,593,257       7.01      1.50%      32,335,151       7.76
------------------------------------------------------------------------------------------------------------
                                    1.06%      50,400,948      13.28      0.83%      58,582,746      14.06
Money Market                        3.00%      25,682,425       6.77      2.22%      28,292,792       6.79
Savings and club                    2.54%     114,433,105      30.16      2.33%     137,112,652      32.92
Certificates of deposit             5.83%     188,893,378      49.79      4.29%     192,598,605      46.23
------------------------------------------------------------------------------------------------------------
                                    4.01%    $379,409,856     100.00      3.02%    $415,586,795     100.00
============================================================================================================


30   PAMRAPO BANCORP, INC.

The scheduled maturities of certificates of deposit are as follows (in thousands):

                                December 31,
------------------------------------------------
Maturity Period                2000       2001
------------------------------------------------
One year or less           $169,869   $164,029

After one to three years     17,418     25,811

After three years             1,606      2,759
------------------------------------------------
                           $188,893   $192,599
================================================

Certificates of deposit of $100,000 or more by the time remaining until maturity are as follows (in thousands):

                                      December 31,
-----------------------------------------------------
Maturity Period                      2000      2001
-----------------------------------------------------
Three months or less              $16,621   $17,394

After three through six months     11,564    11,743

After six through twelve months    16,319    18,467

After twelve months                 4,830     8,231
-----------------------------------------------------
                                  $49,334   $55,835
=====================================================

A summary of interest on deposits follows:

                                       Year Ended December 31,
----------------------------------------------------------------------
                                    1999          2000          2001
----------------------------------------------------------------------
Demand                       $ 1,139,879   $ 1,225,308   $ 1,147,870

Savings and club               2,535,030     2,629,007     3,281,412

Certificates of deposit        8,290,513     9,923,003    10,490,771
----------------------------------------------------------------------
                              11,965,422    13,777,318    14,920,053

Less penalties for
   early withdrawal of
   certificates of deposit       (12,174)      (16,331)      (11,143)
----------------------------------------------------------------------
                             $11,953,248   $13,760,987   $14,908,910
======================================================================

9.   ADVANCES FROM FEDERAL
     HOME LOAN BANK OF NEW YORK

                                   December 31,
--------------------------------------------------------------------
                         2000                       2001
--------------------------------------------------------------------
                Weighted                   Weighted
Maturing         Average                    Average
by              Interest                   Interest
December 31,        Rate         Amount        Rate         Amount
--------------------------------------------------------------------
2001               5.10%   $    243,100          --   $         --

2002               6.51%      5,000,000       5.57%      8,000,000

2003               5.79%     20,340,000       5.50%     27,340,000

2004                  --             --       4.04%      5,000,000

2005                  --             --       4.54%      5,000,000

2006                  --             --       4.84%      5,000,000

2008                  --             --       4.85%      7,000,000

2010               6.19%     10,000,000       6.19%     10,000,000
--------------------------------------------------------------------
                   6.00%   $ 35,583,100       5.32%   $ 67,340,000
====================================================================

At December 31, 2000 and 2001, the advances were secured by pledges of the Bank's investment in the capital stock of the Federal Home Loan Bank of New York totalling $3,496,200, and $3,796,100 respectively, and a blanket assignment of the Bank's unpledged qualifying mortgage loans, mortgage-backed securities and investment securities portfolios.

10.  OTHER BORROWED MONEY

                                 December 31,
---------------------------------------------------------------
                         2000                    2001
---------------------------------------------------------------
                 Interest                Interest
                     Rate      Amount        Rate      Amount
---------------------------------------------------------------
Mortgage loan       8.00%   $ 204,962       8.00%   $ 178,176
===============================================================

The mortgage loan is payable in 144 equal monthly installments of $3,518 through February 1, 2007 and is secured by premises with a carrying value of $397,000 and $1,370,000 at December 31, 2000 and 2001, respectively.


                                                      PAMRAPO BANCORP, INC.   31

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


11.  STOCK REPURCHASE PROGRAM

During the years ended December 31, 2000 and 2001, the Company repurchased 130,187 and 20,444 shares, respectively, of its own common stock, at prices ranging from $19.13 to $21.88 and $20.25 to $25.10, respectively, per common share, at a total cost of $2,703,475 and $416,145, respectively, under stock repurchase programs approved by the Company's Board of Directors.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to adjusted total assets (as defined). The following tables present a reconciliation of capital per GAAP and regulatory capital and information as to the Bank's capital levels at the dates presented:

                                              December 31,
--------------------------------------------------------------
                                            2000        2001
--------------------------------------------------------------
GAAP capital                            $ 40,730    $ 41,205

Less: Investment in and advances
        to non-includable subsidiary      (1,988)     (2,017)

      Unrealized (gain) on securities
        available for sale                   (74)       (196)
--------------------------------------------------------------
Core and tangible capital                 38,668      38,992

Add:  general valuation allowance          1,642       2,108
--------------------------------------------------------------
   Total regulatory capital             $ 40,310    $ 41,100
==============================================================


32   PAMRAPO BANCORP, INC.

                                                                        To Be Well
                                                                       Capitalized
                                                                       Under Prompt
                                                   Minimum Capital      Corrective
(Dollars in Thousands)              Actual          Requirements    Action Provisions
---------------------------------------------------------------------------------------
                                Amount    Ratio    Amount    Ratio    Amount    Ratio
---------------------------------------------------------------------------------------
December 31, 2000:
---------------------------------------------------------------------------------------
Total Capital
  (to risk-weighted assets)    $40,310   16.29%   $19,797    8.00%   $24,746   10.00%
Tier 1 Capital
  (to risk-weighted assets)     38,668   15.63%        --       --    14,847    6.00%
Core (Tier 1) Capital
  (to adjusted total assets)    38,668    8.27%    18,713    4.00%    23,391    5.00%
Tangible Capital
  (to adjusted total assets)    38,668    8.27%     7,017    1.50%        --       --



December 31, 2001:
---------------------------------------------------------------------------------------
Total Capital
  (to risk-weighted assets)    $41,100   14.43%   $22,789    8.00%   $28,487   10.00%
Tier 1 Capital
  (to risk-weighted assets)     38,993   13.69%        --       --    17,092    6.00%
Core (Tier 1) Capital
  (to adjusted total assets)    38,993    7.26%    21,489    4.00%    26,861    5.00%
Tangible Capital
  (to adjusted total assets)    38,993    7.26%     8,058    1.50%        --       --


As of September 30, 2001, the most recent notification from the Office of Thrift Supervision, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the institution's category.


                                                      PAMRAPO BANCORP, INC.   33

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


13.  BENEFIT PLANS


PENSION PLAN ("PLAN")

The Bank has a non-contributory defined benefit pension plan covering all eligible employees. The benefits are based on years of service and employees' compensation. The Bank's funding policy is to contribute the maximum amount that can be deducted for federal income tax purposes. The Plan's assets consist primarily of mutual funds and bank deposits.

The following tables set forth the Plan's funded status and components of net periodic pension cost:

                                               December 31,
----------------------------------------------------------------
                                           2000           2001
----------------------------------------------------------------

Change in Benefit Obligation

Benefit obligation -- beginning     $ 3,475,518    $ 3,730,084

   Service cost                         168,854        192,887

   Interest cost                        273,500        296,009

   Actuarial (gain) loss               (128,860)       352,452

   Benefits paid                        (58,928)      (100,725)
----------------------------------------------------------------
Benefit obligation -- ending        $ 3,730,084    $ 4,470,707
================================================================

Change in Plan Assets

Fair value of assets -- beginning   $ 2,967,836    $ 3,410,719

   Actual return on plan assets          60,029       (238,917)

   Employer contributions               441,782        337,531

   Benefits paid                        (58,928)      (100,725)
----------------------------------------------------------------
Fair value of assets -- ending      $ 3,410,719    $ 3,408,608
================================================================

Reconciliation of Funded Status

Accumulated benefit obligation      $ 2,979,323    $ 3,634,438
----------------------------------------------------------------
Projected benefit obligation        $ 3,730,084    $ 4,470,707

Fair value of assets                 (3,410,719)    (3,408,608)
----------------------------------------------------------------
Funded status                           319,365      1,062,099

Contributed in fourth quarter           (60,518)      (412,777)

Unrecognized net (loss)                (378,773)    (1,266,737)
----------------------------------------------------------------
(Prepaid) expense included in
   other assets                     $  (119,926)   $  (617,415)
================================================================


                                Year Ended December 31,
------------------------------------------------------------
                            1999         2000         2001
------------------------------------------------------------
Net Periodic Pension
   Expense

Service cost           $ 178,622    $ 168,854    $ 192,887

Interest cost            265,272      273,500      296,009

Expected return on
   assets               (262,404)    (259,404)    (297,851)

Amortization of
   unrecognized loss          --           --        1,256
------------------------------------------------------------
Net periodic pension
   expense             $ 181,490    $ 182,950    $ 192,301
============================================================

Assumptions used in the accounting for the Plan are as follows:

                                Year Ended December 31,
------------------------------------------------------------
                            1999         2000         2001
------------------------------------------------------------
Discount rate              8.00%        8.00%        8.00%

Rate of increase in
   compensation            5.00%        5.00%        5.00%

Long-term rate of return
   on plan assets          8.00%        8.50%        8.50%
============================================================

SAVINGS AND INVESTMENT PLAN ("SIP")

The Bank sponsors a SIP pursuant to Section 401(k) of the Internal Revenue Code, for all eligible employees. Employees may elect to save up to 10% of their compensation of which the Savings Bank will match 50% of the employee's contribution. The SIP expense amounted to approximately, $116,000, $118,000 and $106,000 for the years ended December 31, 1999, 2000 and 2001, respectively.


34   PAMRAPO BANCORP, INC.

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

The following tables set forth the SERP's funded status and components of net periodic SERP cost:

                                                      December 31,
-----------------------------------------------------------------------
                                                  2000           2001
-----------------------------------------------------------------------
Projected benefit obligation - beginning   $ 1,947,825    $ 2,094,942

Interest cost                                  153,150        173,378

Actuarial (gain) loss                          (20,860)       153,493

Benefit payments                               (66,901)      (121,497)

Plan amendment                                  81,728        296,442
-----------------------------------------------------------------------
Projected benefit obligation - ending        2,094,942      2,596,758

Plan assets at fair value                           --             --
-----------------------------------------------------------------------
Projected benefit obligation in
   excess of plan assets                     2,094,942      2,596,758

Unrecognized net loss                         (518,147)      (622,887)

Unrecognized past service liability           (789,956)      (985,122)
-----------------------------------------------------------------------
Accrued SERP cost included in
   other liabilities                       $   786,839    $   988,749
=======================================================================

                                  Year Ended December 31,
------------------------------------------------------------
                                1999       2000       2001
------------------------------------------------------------
Net periodic SERP cost
   included the following
   components:

   Service cost             $     --   $     --   $     --

   Interest cost             132,727    153,150    173,378

   Net amortization          133,581    113,842    150,029
------------------------------------------------------------
   Net periodic SERP cost   $266,308   $266,992   $323,407
============================================================
   Contributions made       $ 66,901   $ 66,901   $121,497
============================================================

Assumptions used in the accounting for the SERP are as follows:

                        Year Ended December 31,
-------------------------------------------------
                           1999    2000    2001
-------------------------------------------------
Discount rate             8.00%   8.00%   7.25%

Rate of increase in
   compensation           5.50%   5.50%   4.50%

Amortization period
   (in years)             9.30    7.96    6.37
=================================================

14.  INCOME TAXES

The Bank qualifies as a savings institution under the provisions of the Internal Revenue Code and was therefore, prior to January 1, 1996, permitted to deduct from taxable income an allowance for bad debts based upon eight percent of taxable income before such deduction, less certain adjustments. Retained earnings at December 31, 2001, include approximately $6,907,000 of such bad debt, which, in accordance with SFAS No. 109, "Accounting for Income Taxes," is considered a permanent difference between the book and income tax basis of loans receivable, and for which income taxes have not been provided. If such amount is used for purposes other than for bad debt losses, including distributions in liquidation, it will be subject to income tax at the then current rate.

The tax effects of existing temporary differences which give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

                                            December 31,
------------------------------------------------------------
                                         2000         2001
------------------------------------------------------------
Deferred tax assets
-------------------

Allowance for loan losses          $  677,165   $  772,503

Deferred loan fees                    233,042      174,844

Depreciation                           92,019      129,356

Reserve for uncollected interest       71,022       48,888

Benefit plans                         232,035      179,063

Other                                      --       26,948
------------------------------------------------------------
                                    1,305,283    1,331,602

Deferred tax liabilities
------------------------

Unrealized gain on securities
   available for sale                  41,300      110,200
------------------------------------------------------------
Net deferred tax assets            $1,263,983   $1,221,402
============================================================


                                                      PAMRAPO BANCORP, INC.   35

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


The components of income taxes are summarized as follows:

                        Year Ended December 31,
------------------------------------------------------
                  1999           2000           2001
------------------------------------------------------
Current    $ 2,722,523    $ 2,587,330    $ 2,934,299

Deferred       (26,586)       (18,671)       (26,319)
------------------------------------------------------
           $ 2,695,937    $ 2,568,659    $ 2,907,980
======================================================

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

                                       Year Ended December 31,
-------------------------------------------------------------------
                                   1999         2000         2001
-------------------------------------------------------------------
Federal income tax           $2,520,376   $2,395,051   $2,688,850

Increases in income
   taxes resulting from:

   New Jersey savings
      institution tax, net
      of federal income
      tax effect                153,467      147,989      168,315

   Other items, net              22,094       25,619       50,815
-------------------------------------------------------------------
Effective income tax         $2,695,937   $2,568,659   $2,907,980
===================================================================

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

The Bank had loan commitments outstanding as follows:

                                 December 31,
--------------------------------------------------
                             2000           2001
--------------------------------------------------
To originate loans    $ 7,735,000    $27,097,000
==================================================

At December 31, 2001, all the outstanding commitments to originate loans are at fixed interest rates which range from 6.125% to 9.875%. All commitments are due to expire within ninety days.

At December 31, 2001, undisbursed funds from approved lines of credit under a homeowners' equity and a commercial equity lending program amounted to approximately $7,488,000 and $915,000, respectively. Unless they are specifically cancelled by notice from the Bank, these funds represent firm commitments available to the respective borrowers on demand. The interest rate charged for any month on funds disbursed under these programs range from 1.00% to 2.75% above the prime rate.

At December 31, 2001, the Bank was committed to purchase two 6.50% fixed rate mortgage-backed securities for $5,914,000. These securities had an aggregate principal balance of $5,860,000 and maturity dates of October and November 2021.


36   PAMRAPO BANCORP, INC.

Rental expenses related to the occupancy of premises totalled $305,000, $306,000 and $312,000 for the years ended December 31, 1999, 2000 and 2001, respectively. At December 31, 2001, minimum non-cancellable obligations under lease agreements with original terms of more than one year are as follows:

December 31,                        Amount
--------------------------------------------
2002                           $   270,000

2003                               243,000

2004                               227,000

2005                               230,000

2006                               234,000

Thereafter                         594,000
--------------------------------------------
                               $ 1,798,000
============================================

The Bank is also a party to litigation which arises primarily in the ordinary course of business. In the opinon of management, the ultimate disposition of such litigation should not have a material effect on the consolidated financial position of the Company.

16.  FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amounts and fair value of the financial instruments are as follows (in thousands):

                                                             December 31,
-----------------------------------------------------------------------------------------
                                                      2000                  2001
-----------------------------------------------------------------------------------------
                                              Carrying       Fair   Carrying       Fair
(In Thousands)                                   Value      Value      Value      Value
-----------------------------------------------------------------------------------------
Financial Assets
-----------------------------------------------------------------------------------------
Cash and cash equivalents                     $ 14,254   $ 14,254   $ 22,689   $ 22,689

Securities available for sale                    5,713      5,713      5,304      5,304

Investment securities held to maturity           6,996      6,886      5,000      5,017

Mortgage-backed securities held to maturity    118,791    119,328    122,418    124,578

Loans receivable                               309,082    311,516    369,239    371,477

Interest receivable                              2,766      2,766      2,944      2,944

Financial Liabilities
-----------------------------------------------------------------------------------------
Deposits                                       379,410    381,038    416,587    418,319

Advances and other borrowed money               35,788     35,741     67,518     68,109

Commitments
-----------------------------------------------------------------------------------------
To originate loans                               7,735      7,735     27,097     27,097

Unused lines of credit                           4,197      4,197      8,403      8,403

To purchase securities                              --         --      5,914      5,914


                                                      PAMRAPO BANCORP, INC.   37

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


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


STATEMENTS OF FINANCIAL CONDITION

                                                   December 31,
---------------------------------------------------------------------
Assets                                         2000            2001
---------------------------------------------------------------------
Cash and cash equivalents              $  5,674,118    $  6,121,603

Investment in subsidiary                 40,728,419      41,204,870

Refundable income taxes                      24,717         111,836

Other assets                                190,059         187,866
---------------------------------------------------------------------
   Total assets                        $ 46,617,313    $ 47,626,175
=====================================================================


Liabilities and stockholders' equity

Liabilities

Other liabilities                      $     88,804    $    103,000
---------------------------------------------------------------------
   Total liabilities                         88,804         103,000
=====================================================================


Stockholders' equity

Common stock                                 34,500          34,500

Paid-in-capital in excess of
   par value                             18,906,768      18,906,768

Retained earnings - substantially
   restricted                            46,406,029      47,816,840

Treasury stock, at cost                 (18,818,788)    (19,234,933)
---------------------------------------------------------------------
   Total stockholders' equity            46,528,509      47,523,175
---------------------------------------------------------------------
   Total liabilities and
      stockholders' equity             $ 46,617,313    $ 47,626,175
=====================================================================


38   PAMRAPO BANCORP, INC.

STATEMENTS OF INCOME

                                                             Year Ended December 31,
--------------------------------------------------------------------------------------------
                                                        1999           2000           2001
--------------------------------------------------------------------------------------------
Dividends from subsidiary                        $ 5,000,000    $ 7,000,000    $ 5,000,000
Interest income                                        5,427          6,139          5,306
--------------------------------------------------------------------------------------------
   Total income                                    5,005,427      7,006,139      5,005,306
Expenses                                             404,117        392,540        470,761
--------------------------------------------------------------------------------------------
Income before equity in undistributed earnings
   of subsidiary and income taxes (benefit)        4,601,310      6,613,599      4,534,545
Equity in undistributed earnings of subsidiary        (2,726)    (2,250,305)       354,260
--------------------------------------------------------------------------------------------
Income before income taxes (benefit)               4,598,584      4,363,294      4,888,805
Income taxes (benefit)                              (118,350)      (112,316)      (111,596)
--------------------------------------------------------------------------------------------
Net income                                       $ 4,716,934    $ 4,475,610    $ 5,000,401
============================================================================================



STATEMENTS OF CASH FLOWS

                                                                   Year Ended December 31,
--------------------------------------------------------------------------------------------------
                                                              1999           2000           2001
--------------------------------------------------------------------------------------------------
Cash flows from operating activities:

Net income                                             $ 4,716,934    $ 4,475,610    $ 5,000,401

Adjustments to reconcile net income to net cash provided by operating activities:

      Equity in undistributed earnings of subsidiary         2,726      2,250,305       (354,260)

      (Increase) decrease in refundable income taxes       (45,672)        93,833        (87,119)

      Decrease (increase) in other assets                      994        (21,081)         2,193

      Increase (decrease) in other liabilities             311,068       (307,762)        14,196
--------------------------------------------------------------------------------------------------
         Net cash provided by operating activities       4,986,050      6,490,905      4,575,411
--------------------------------------------------------------------------------------------------
Cash flows from financing activities:

   Cash dividends paid                                  (3,459,907)    (3,618,057)    (3,711,781)

   Purchase of treasury stock                           (2,689,379)    (2,703,475)      (416,145)
--------------------------------------------------------------------------------------------------
         Net cash (used in) financing activities        (6,149,286)    (6,321,532)    (4,127,926)
--------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents    (1,163,236)       169,373        447,485

Cash and cash equivalents - beginning                    6,667,981      5,504,745      5,674,118
--------------------------------------------------------------------------------------------------
Cash and cash equivalents - ending                     $ 5,504,745    $ 5,674,118    $ 6,121,603
==================================================================================================


                                                      PAMRAPO BANCORP, INC.   39

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


18.  QUARTERLY FINANCIAL DATA (UNAUDITED)

(In Thousands, except for per share amounts)       First      Second       Third      Fourth
Year Ended December 31, 2000                     Quarter     Quarter     Quarter     Quarter
----------------------------------------------------------------------------------------------
Interest income                                   $8,108      $8,169      $8,322      $8,563

Interest expense                                   3,626       3,701       3,919       4,252
----------------------------------------------------------------------------------------------
   Net interest income                             4,482       4,468       4,403       4,311

Provision for loan losses                             60          60          60          28

Non-interest income                                  379         370         379         448

Non-interest expenses                              3,104       3,048       3,038       2,798

Income taxes                                         612         633         612         711
----------------------------------------------------------------------------------------------
Net income                                        $1,085      $1,097      $1,072      $1,222
==============================================================================================
Basic/diluted earnings per common share           $ 0.40      $ 0.42      $ 0.41      $ 0.47
==============================================================================================
Dividends per common share                        $0.345      $0.345      $0.345      $0.345
==============================================================================================


(In Thousands, except for per share amounts)       First      Second       Third      Fourth
Year Ended December 31, 2001                     Quarter     Quarter     Quarter     Quarter
----------------------------------------------------------------------------------------------
Interest income                                   $8,777      $8,928      $9,429      $9,491

Interest expense                                   4,461       4,488       4,474       4,121
----------------------------------------------------------------------------------------------
   Net interest income                             4,316       4,440       4,955       5,370

Provision for loan losses                             60          60         150         189

Non-interest income                                  443         392         458         628

Non-interest expenses                              3,046       3,150       3,256       3,183

Income taxes                                         609         599         736         964
----------------------------------------------------------------------------------------------
Net income                                        $1,044      $1,023      $1,271      $1,662
==============================================================================================
Basic/diluted earnings per common share           $ 0.40      $ 0.40      $ 0.49      $ 0.65
==============================================================================================
Dividends per common share                        $0.360      $0.360      $0.360      $0.360
==============================================================================================


40   PAMRAPO BANCORP, INC.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Pamrapo Bancorp, Inc.

We have audited the consolidated statements of financial condition of Pamrapo Bancorp, Inc. (the "Company") and Subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the above mentioned consolidated financial statements present fairly, in all material respects, the financial position of Pamrapo Bancorp, Inc. and Subsidiaries as of December 31, 2000 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.




                                       /s/ Radics & Co., LLC
February 15, 2002
Pine Brook, New Jersey


                                                      PAMRAPO BANCORP, INC.   41

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL CONDITION
AND OTHER DATA OF THE COMPANY


                                                        At December 31,
------------------------------------------------------------------------------------------
(Dollars in thousands)                  1997       1998       1999       2000       2001
------------------------------------------------------------------------------------------
Financial Condition Data:
Total amount of:
Assets                              $376,714   $413,474   $448,020   $469,558   $539,639
Loans receivable                     211,156    239,010    268,280    309,082    369,239
Securities available for sale         11,849      9,652      6,429      5,713      5,304
Mortgage-backed securities           126,109    120,400    120,824    118,791    122,418
Investment securities                     --      1,998      7,996      6,996      5,000
Deposits                             307,472    325,985    361,925    379,410    416,587
Advances and other borrowed money     13,857     28,836     30,813     35,788     67,518
Stockholders' equity                  48,533     49,773     48,254     46,529     47,523


                                                   Year Ended December 31,
-----------------------------------------------------------------------------------------
(Dollars in thousands)                 1997       1998       1999       2000       2001
-----------------------------------------------------------------------------------------
Operating Data:
Interest income                     $28,396    $28,971    $31,253    $33,162    $36,625
Interest expense                     11,862     12,428     13,642     15,498     17,544
-----------------------------------------------------------------------------------------
Net interest income                  16,534     16,543     17,611     17,664     19,081
Provision for loan losses               586        292        299        208        459
Non-interest income                   1,674      1,399      1,565      1,576      1,921
Non-interest expenses                 9,792     10,812     11,464     11,988     12,635
Income taxes                          2,759      2,443      2,696      2,568      2,908
-----------------------------------------------------------------------------------------
Net income                          $ 5,071    $ 4,395    $ 4,717    $ 4,476    $ 5,000
=========================================================================================
Net income per share
   Basic                            $  1.74    $  1.55    $  1.70    $  1.70    $  1.94
   Diluted                             1.74       1.55       1.70       1.70       1.94
=========================================================================================
Dividends per share                 $  1.00    $  1.12    $  1.25    $  1.38    $  1.44
=========================================================================================
Dividend payout ratio                 57.58%     72.45%     73.35%     80.84%     74.23%
=========================================================================================


                                                      PAMRAPO BANCORP, INC.   43

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL CONDITION
AND OTHER DATA OF THE COMPANY (continued)


                                              At or For Year Ended December 31,
-------------------------------------------------------------------------------------
                                           1997     1998     1999     2000     2001
-------------------------------------------------------------------------------------
Selected Financial Ratios:
Return on average assets                  1.37%    1.13%    1.09%    0.99%    0.99%
Return on average equity                 10.34%    8.96%    9.66%    9.57%   10.70%
Average equity/average assets            13.28%   12.64%   11.29%   10.30%    9.24%
Interest rate spread                      4.17%    3.91%    3.76%    3.57%    3.48%
Net yield on average
   interest-earning assets                4.72%    4.49%    4.28%    4.08%    3.95%
Non-interest expenses to
   average assets                         2.65%    2.79%    2.65%    2.64%    2.50%
Equity/total assets                      12.88%   12.04%   10.77%    9.91%    8.81%
Capital ratios:
      Tangible                           11.67%   10.05%    9.30%    8.27%    7.26%
      Core                               11.67%   10.05%    9.30%    8.27%    7.26%
      Risk-based                         25.15%   21.23%   19.52%   16.29%   14.43%
Non-performing loans to
   total assets                           1.84%    1.11%    0.94%    0.87%    0.60%
Non-performing loans to
   loans receivable                       3.27%    1.92%    1.57%    1.30%    0.88%
Non-performing assets to
   total assets                           2.20%    1.40%    1.03%    1.00%    0.65%
Allowance for loan losses
   to non-performing loans               36.23%   50.00%   47.62%   47.74%   65.95%
Average interest-earning
   assets/average interest-bearing
   liabilities                            1.16x    1.17x    1.16x    1.15x    1.13x
Net interest income after
   provision for loan losses
   to non-interest expenses               1.63x    1.50x    1.51x    1.46x    1.47x


44   PAMRAPO BANCORP, INC.