Form 10-K, Exhibit 13
period 2002-12-31
PAMRAPO BANCORP INC
filed 2003-03-31
CIK 854071

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

FINANCIAL CONDITION

The Company's consolidated assets at December 31, 2002 totaled $588.7 million, which represents an increase of $49.1 million or 9.10% when compared to $539.6 million at December 31, 2001, primarily due to increases in the loans receivable and mortgage-backed securities.

Securities available for sale decreased $761,000 or 14.35% to $4.5 million at December 31, 2002 when compared to $5.3 million at December 31, 2001. The decrease during the year ended December 31, 2002, resulted primarily from proceeds from repayments on securities available for sale amounting to $895,000 which offset purchases of securities available for sale of $44,000 along with an increase in unrealized gain on securities available for sale of $98,000.

Investment securities held to maturity increased $2.1 million or 42.00% to $7.1 million at December 31, 2002 when compared to $5.0 million at December 31, 2001. The increase during the year ended December 31, 2002 resulted primarily from purchases of investment securities held to maturity of $4.1 million, which offset proceeds from calls of such securities of $2.0 million.

Mortgage-backed securities held to maturity increased $23.7 million or 19.36% to $146.1 million at December 31, 2002 from $122.4 million at December 31, 2001. The increase during the year ended December 31, 2002 resulted primarily from purchases of mortgage-backed securities of $68.4 million, sufficient to offset principal repayments of $44.5 million on mortgage-backed securities.

Net loans amounted to $389.9 million and $369.2 million at December 31, 2002 and 2001, respectively, which represents an increase of $20.7 million or 5.61%, primarily due to loan originations exceeding loan principal repayments by $21.3 million.

Foreclosed real estate amounted to $155,000 and $238,000 at December 31, 2002 and 2001, respectively. At December 31, 2002, foreclosed real estate consisted of one commercial property which is under contract for sale. At December 31, 2001, foreclosed real estate consisted of one residential property and one commercial property.

Total deposits at December 31, 2002 increased $28.9 million or 6.94% to $445.5 million compared to $416.6 million at December 31, 2001.

Advances from the Federal Home Loan Bank of New York ("FHLB-NY") totaled $84.3 million and $67.3 million

                                                      Pamrapo Bancorp, Inc.    9

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

at December 31, 2002 and 2001, respectively. The net increase of $17.0 million during the year ended December 31, 2002, resulted from new advances from the FHLB-NY, which were used to fund loan commitments, purchase of mortgage-backed securities and for general corporate purposes.

Stockholders' equity amounted to $50.8 million and $47.5 million at December 31, 2002 and 2001, respectively. During the years ended December 31, 2002 and 2001, net income of $7.1 million and $5.0 million, respectively, was recorded and cash dividends of $3.9 million and $3.7 million, respectively, were paid on the Company's common stock. During the years ended December 31, 2002 and 2001, the Company repurchased 20,600 and 40,888 shares (on a post-split basis), respectively, of its common stock for $279,000 and $416,000, respectively, under a stock repurchase program.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

NET INCOME

Net income increased by $2.1 million or 42.00% to $7.1 million during the year ended December 31, 2002 compared to $5.0 million for the year ended December
31, 2001. The increase in net income during the 2002 period was primarily due to increases in total interest income of $1.4 million and in non-interest income of $645,000, along with a decrease in total interest expense of $2.3 million, which more than offset increases in non-interest expense of $157,000, provision for loan losses of $175,000 and income taxes of $1.9 million.

INTEREST INCOME

Interest income on loans during the year ended December 31, 2002 increased by $1.8 million or 6.55% to $29.3 million when compared to $27.5 million during 2001. During the years ended December 31, 2002 and 2001, the yield earned on the loan portfolio was 7.61% and 8.07%, respectively. The average balance of loans outstanding during the years ended December 31, 2002 and 2001, totaled $384.7 million and $340.3 million, respectively, representing an increase of $44.4 million or 13.05%.

Interest on mortgage-backed securities decreased $160,000 or 2.02% during the year ended December 31, 2002 to $7.8 million compared to $7.9 million for 2001. During the years ended December 31, 2002 and 2001, the average balance of mortgage-backed securities totaled $127.7 million and $121.6 million, respectively, resulting in a net increase of $6.1 million or 5.02%. The yield earned on the mortgage-backed securities portfolio was 6.08% and 6.52% during 2002 and 2001, respectively. Interest earned on investment securities decreased by $78,000 or 13.06% to $518,000 for the year ended December 31, 2002, when compared to $596,000 for 2001. The decrease during the year ended December
31, 2002, resulted from a decrease of $1.7 million or 18.97% in the average balance of the investment securities portfolio, sufficient to offset an increase of forty-eight basis points in the yield earned on the investment securities portfolio from 6.75% in 2001 to 7.23% in 2002.

Interest on other interest-earning assets amounted to $508,000 and $623,000 during the years ended December 31, 2002 and 2001, respectively. The average balance of other interest-earning assets outstanding increased $13.7 million or 116.10% to $25.5 million in 2002 from $11.8 million in 2001, sufficient to offset a decrease of 327 basis points in the yield earned on other interest-earning assets to 1.99% in 2002 from 5.26% in 2001.

INTEREST EXPENSE

Interest on deposits decreased $3.4 million or 22.82% to $11.5 million during the year ended December 31, 2002 compared to $14.9 million for 2001. The decrease during 2002 was attributable to a decrease of 105 basis points in the Bank's average cost of interest-bearing deposits to 2.86% for 2002 from 3.91% for 2001 partially offset by an increase of $19.9 million or 5.22% in the average balance of interest-bearing deposits outstanding.

Interest on advances and other borrowed money increased $1.2 million or 46.15% to $3.8 million during the year ended December 31, 2002 compared to $2.6 million for 2001. The increase during 2002 was attributable to an increase of $30.0 million or 65.81% in the average balance of advances and other borrowings outstanding, partially offset by a decrease of seventy-five basis points in the Bank's cost of borrowings from 5.79% for 2001 to 5.04% for 2002.

10   Pamrapo Bancorp, Inc.

NET INTEREST INCOME

Net interest income for the year ended December 31, 2002, increased $3.7 million or 19.37% to $22.8 million for 2002 as compared to $19.1 million for 2001. The Bank's net interest rate spread increased from 3.48% in 2001 to 3.78% in 2002 and its interest rate margin increased from 3.95% in 2001 to 4.18% in 2002. The increase in net interest rate spread primarily resulted from a ninety basis point decrease in the cost of average interest-bearing liabilities to 3.21% in 2002 from 4.11% in 2001, sufficient to offset a sixty-one basis point decrease in the yield on interest-earning assets from 7.59% in 2001 to 6.98% in 2002.

PROVISION FOR LOAN LOSSES

During the years ended December 31, 2002 and 2001, the Bank provided $634,000 and $459,000, respectively, for loan losses. At December 31, 2002 and 2001, the Bank's loan portfolio included loans totaling $2.7 million and $3.3 million, respectively, which were delinquent ninety days or more. The Bank maintains an allowance for loan losses based on management's evaluation of the risk inherent in its loan portfolio which gives due consideration to changes in general market conditions and in the nature and volume of the Bank's loan activity. The allowance for loan losses amounted to $2.55 million at December 31, 2002, representing .65% of total loans and 94.41% of loans delinquent ninety days or more compared to an allowance of $2.15 million at December 31, 2001, representing .57% of total loans and 65.95% of loans delinquent ninety days or more. During the years ended December 31, 2002 and 2001, the Bank charged off loans aggregating $244,000 and $273,000, respectively. The Bank monitors its loan portfolio and intends to continue to provide for loan losses based on its ongoing periodic review of the loan portfolio and general market conditions.

NON-INTEREST INCOME

Non-interest income increased by $645,000 or 33.58% to $2.6 million during the year ended December 31, 2002 as compared to $1.9 million for 2001. The increase in non-interest income during 2002 resulted primarily from increases in fees and service charges of $85,000, gain on sale of branches of $479,000 and miscellaneous income of $81,000. During the year ended December 31, 2002, the Bank sold deposits of $21.8 million, furniture, fixtures and leasehold improvements of $221,000 and account loans of $148,000 at its two Brick, New Jersey, branch offices to another financial institution. As a result of the sale, the Bank recognized a net gain of $479,000.

NON-INTEREST EXPENSES

Non-interest expenses increased $156,000 to $12.8 million during the year ended December 31, 2002 compared to $12.6 million for 2001. Occupancy, federal insurance premium, advertising, equipment, loss on foreclosed real estate, and miscellaneous expenses decreased $121,000, $1,000, $53,000, $72,000, $7,000 and
$394,000, respectively, during the year ended December 31, 2002, which were more than offset by increases in salaries and employee benefits of $804,000.

INCOME TAXES

Income tax expense totaled $4.8 million and $2.9 million during the years ended December 31, 2002 and 2001, respectively. The increase in 2002 resulted primarily from increases in pre-tax income of $4.0 million and an increase in the New Jersey income tax rate from 3% to 9% as a result of a tax law change.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

NET INCOME

Net income increased by $524,000 or 11.71% to $5.0 million during the year ended December 31, 2001 compared to $4.5 million for the year ended December 31, 2000. The increase in net income during the 2001 period was primarily due to increases in total interest income of $3.4 million and in non-interest income of $345,000, which more than offset increases in total interest expense of $2.0 million, non-interest expense of $645,000, provision for loan losses of $251,000 and income taxes of $339,000.

INTEREST INCOME

Interest income on loans during the year ended December 31, 2001 increased by $4.0 million or 17.02% to $27.5 million when compared to $23.5 million during 2000. During the years ended December 31, 2001 and 2000, the yield earned on the loan portfolio was 8.07% and 8.27%, respectively. The average balance of

                                                      Pamrapo Bancorp, Inc.   11

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

Interest on other interest-earning assets amounted to $623,000 and $780,000 during the years ended December 31, 2001 and 2000, respectively. The average balance of other interest-earning assets outstanding decreased $1.4 million or 10.23% to $11.8 million in 2001 from $13.2 million in 2000, along with a decrease of sixty-five basis points in the yield earned on other interest-earning assets from 5.91% in 2000 to 5.26% in 2001.

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

NET INTEREST INCOME

Net interest income for the year ended December 31, 2001, increased $1.4 million or 7.91% to $19.1 million for 2001 as compared to $17.7 million for 2000. The Bank's net interest rate spread decreased from 3.53% in 2000 to 3.48% in 2001 and its interest rate margin decreased from 4.10% in 2000 to 3.95% in 2001. The decreased net interest rate spread primarily resulted from a seven basis point decrease in the yield on average interest-earning assets to 7.59% in 2001 from 7.66% in 2000, sufficient to offset a two basis point decrease in the cost of interest-bearing liabilities from 4.13% in 2000 to 4.11% in 2001.

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

12   Pamrapo Bancorp, Inc.

2000. The increase in non-interest income during 2001 resulted primarily from increases in fees and service charges of $173,000 and miscellaneous income of $172,000.

NON-INTEREST EXPENSES

Non-interest expenses increased $645,000 or 5.38% to $12.6 million during the year ended December 31, 2001 compared to $12.0 million for 2000. Salaries and employee benefits, occupancy, equipment and miscellaneous expenses increased $32,000, $88,000, $241,000 and $443,000, respectively, during the year ended
December 31, 2001, which were partially offset by decreases in advertising, federal insurance premium, loss on foreclosed real estate and amortization of intangibles of $60,000, $2,000, $36,000 and $61,000, respectively.

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

The Bank is required to maintain sufficient liquidity to ensure its safe and sound operation by the Office of Thrift Supervision ("OTS") regulations. The Bank's liquidity averaged 10.92% during December, 2002. The Bank adjusts its liquidity levels in order to meet funding needs for deposit outflows, payments of real estate taxes from escrow accounts on mortgage loans, repayment of borrowings, when applicable, and loan funding commitments. The Bank also adjusts its liquidity level as appropriate to meet its asset/liability objectives. In addition, the Bank invests its excess funds in federal funds and interest-bearing deposits with the FHLB-NY, which provides liquidity to meet lending requirements.

The Bank's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. Cash was generated by operating activities in each of the above periods. The primary source of cash from operating activities during each period was net income.

The primary sources of investing activities of the Bank are lending and investment in mortgage-backed securities. In addition to funding new loan production and the purchase of mortgage-backed securities through operations and financing activities, new loan production and purchases of mortgage-backed securities were also funded by principal repayments on existing loans and mortgage-backed securities. The primary sources of financing activities during the 2002 period were net increases in deposits of $29.4 million and net advances from the FHLB-NY of $17.0 million.

Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as federal funds and interest-bearing deposits. If the Bank requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB-NY, which provide an additional source of funds. At December 31, 2002 and 2001, advances from the FHLB-NY amounted to $84.3 million and $67.3 million, respectively.

The Bank anticipates that it will have sufficient funds available to meet its current loan commitments. At December 31, 2002, the Bank had outstanding commitments to originate loans and fund unused credit lines of $28.6 million. Certificates of deposit scheduled to mature in one year or less, at December 31, 2002, totaled $164.0 million. Management believes that, based upon historical experience, a significant portion of such deposits will remain with the Bank.

At December 31, 2002, the Bank exceeded each of the three OTS capital requirements. The Bank's tangible, core and risk-based capital ratios were 7.08%, 7.08% and 14.35%, respectively. The Bank was categorized as "well-capitalized" under the prompt corrective action regulations of the OTS.

                                                      Pamrapo Bancorp, Inc.   13

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements and the related data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

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

14   Pamrapo Bancorp, Inc.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                                     December 31,
                                                                                       ----------------------------------------
Assets                                                                Note(s)                2001                  2002
-------------------------------------------------------------------------------------------------------------------------------
Cash and amounts due from depository institutions                                      $       4,816,866      $       6,172,543
Interest-bearing deposits in other banks                                                      17,872,019             17,684,844
-------------------------------------------------------------------------------------------------------------------------------
  Total cash and cash equivalents                                    1 and 15                 22,688,885             23,857,387
Securities available for sale                                      1,2,9 and 15                5,304,032              4,542,528
Investment securities held to maturity                             1,3,9 and 15                5,000,000              7,095,209
Mortgage-backed securities held to maturity                        1,4,9 and 15              122,417,611            146,138,326
Loans receivable                                                   1,5,9 and 15              369,238,574            389,864,704
Foreclosed real estate                                                   1                       238,141                155,340
Investment in real estate                                                1                       227,033                213,643
Premises and equipment                                              1,6 and 10                 4,830,735              4,417,239
Federal Home Loan Bank of New York stock, at cost                        9                     3,796,100              4,403,400
Interest receivable                                                 1,7 and 15                 2,944,226              2,982,315
Deferred tax asset                                                   1 and 13                  1,221,402                779,394
Other assets                                                            12                     1,732,103              4,209,460
-------------------------------------------------------------------------------------------------------------------------------
      Total assets                                                                     $     539,638,842      $     588,658,945
===============================================================================================================================
Liabilities and stockholders' equity
-------------------------------------------------------------------------------------------------------------------------------
Liabilities
-------------------------------------------------------------------------------------------------------------------------------
Deposits                                                             8 and 15          $     416,586,795      $     445,507,415
Advances from Federal Home Loan Bank of New York                     9 and 15                 67,340,000             84,340,000
Other borrowed money                                                 10 and 15                   178,176                149,166
Advance payments by borrowers for taxes and insurance                                          3,516,532              3,835,862
Other liabilities                                                       12                     4,494,164              4,070,229
-------------------------------------------------------------------------------------------------------------------------------
      Total liabilities                                                                      492,115,667            537,902,672
===============================================================================================================================
Commitments and contingencies                                        14 and 15                         -                      -
Stockholders' equity                                               1,11, and, 13
-------------------------------------------------------------------------------------------------------------------------------
Preferred stock; authorized 3,000,000 shares; issued and
 outstanding - none                                                                                    -                      -
Common stock; par value $.01;authorized 7,000,000 shares;
 shares issued 3,450,000 (2001) and 6,900,000 (2002);
 shares outstanding 2,577,293 (2001) and 5,145,986 (2002)                                         34,500                 69,000
Paid-in capital in excess of par value                                                        18,906,768             18,937,168
Retained earnings - substantially restricted                                                  47,621,056             50,889,220
Accumulated other comprehensive income - Unrealized gain
on securities available for sale, net of income tax                                              195,784                242,546
Treasury stock, at cost; 872,707 shares (2001) and 1,754,014
 shares (2002)                                                                               (19,234,933)           (19,381,661)
-------------------------------------------------------------------------------------------------------------------------------
      Total stockholders' equity                                                              47,523,175             50,756,273
-------------------------------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity                                       $     539,638,842      $     588,658,945
===============================================================================================================================

See notes to consolidated financial statements.

                                                      Pamrapo Bancorp, Inc.   15

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

                                                                                     Year Ended December 31,
                                                                  -------------------------------------------------------------
                                               Note(s)                   2000                  2001                 2002
-------------------------------------------------------------------------------------------------------------------------------
Interest income:
    Loans                                      1 and 5            $     23,539,700       $     27,480,276      $     29,266,901
    Mortgage-backed securities                    1                      8,113,734              7,924,810             7,764,545
    Investments                                   1                        728,837                596,371               518,481
    Other interest-earning assets                                          779,848                623,336               508,158
-------------------------------------------------------------------------------------------------------------------------------
        Total interest income                                           33,162,119             36,624,793            38,058,085
-------------------------------------------------------------------------------------------------------------------------------
Interest expense:
    Deposits                                      8                     13,760,987             14,908,910            11,482,660
    Advances and other borrowed money                                    1,736,695              2,635,383             3,807,006
-------------------------------------------------------------------------------------------------------------------------------
        Total interest expense                                          15,497,682             17,544,293            15,289,666
-------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                     17,664,437             19,080,500            22,768,419
Provision for loan losses                      1 and 5                     207,879                458,888               634,090
-------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for
 loan losses                                                            17,456,558             18,621,612            22,134,329
-------------------------------------------------------------------------------------------------------------------------------
Non-interest income:
    Fees and service charges                                             1,027,426              1,200,562             1,285,725
    Gain on sale of branches                                                     -                      -               478,563
    Miscellaneous                                                          548,837                720,554               801,605
-------------------------------------------------------------------------------------------------------------------------------
        Total non-interest income                                        1,576,263              1,921,116             2,565,893
-------------------------------------------------------------------------------------------------------------------------------
Non-interest expenses:
    Salaries and employee benefits                12                     6,398,237              6,430,140             7,234,261
    Net occupancy expense of premises          6 and 14                  1,118,931              1,206,893             1,085,575
    Equipment                                     6                      1,113,677              1,354,638             1,282,556
    Advertising                                                            294,275                233,745               181,207
    Federal insurance premium                                               75,579                 74,314                73,019
    Loss on foreclosed real estate                1                         42,875                  7,242                   232
    Amortization of intangibles                   1                         60,649                      -                     -
    Miscellaneous                                                        2,884,329              3,327,375             2,933,748
-------------------------------------------------------------------------------------------------------------------------------
        Total non-interest expenses                                     11,988,552             12,634,347            12,790,598
-------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                               7,044,269              7,908,381            11,909,624
Income taxes                                   1 and 13                  2,568,659              2,907,980             4,786,232
-------------------------------------------------------------------------------------------------------------------------------
Net income                                                        $      4,475,610       $      5,000,401      $      7,123,392
===============================================================================================================================
Net income per common share:
 Basic/diluted                                    1               $           0.85       $           0.97      $           1.39
===============================================================================================================================
Weighted average number of common
 shares outstanding:
 Basic/diluted                                    1                      5,264,530              5,160,346             5,141,486
===============================================================================================================================
Dividends per common share                        1               $           0.69       $           0.72      $           0.75
===============================================================================================================================

                                 See notes to consolidated financial statements.

16   Pamrapo Bancorp, Inc.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                                     Year Ended December 31,
                                                                      ------------------------------------------------------
                                                                            2000                2001              2002
----------------------------------------------------------------------------------------------------------------------------
Net income                                                            $      4,475,610     $     5,000,401    $    7,123,392
----------------------------------------------------------------------------------------------------------------------------
Other comprehensive income, net of income taxes:
    Gross unrealized holding gain on securities available for sale             188,167             191,091            97,762
    Deferred income taxes                                                       67,700              68,900            51,000
----------------------------------------------------------------------------------------------------------------------------
    Other comprehensive income                                                 120,467             122,191            46,762
----------------------------------------------------------------------------------------------------------------------------
Comprehensive Income                                                  $      4,596,077     $     5,122,592    $    7,170,154
============================================================================================================================

See notes to consolidated financial statements.

                                                      Pamrapo Bancorp, Inc.   17

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                RETAINED EARNINGS -
                                                                       PAID-IN CAPITAL IN         SUBSTANTIALLY
                                                  COMMON STOCK         EXCESS OF PAR VALUE          RESTRICTED
------------------------------------------------------------------------------------------------------------------
Balance - December 31,1999                       $        34,500       $        18,906,768      $       45,474,883
Net income for the year ended
  December 31, 2000                                            -                         -               4,475,610
Purchase of treasury stock                                     -                         -                       -
Unrealized gain on
  securities available for sale,
  net of income taxes                                          -                         -                       -
Cash dividends                                                 -                         -              (3,618,057)
------------------------------------------------------------------------------------------------------------------
Balance - December 31, 2000                               34,500                18,906,768              46,332,436
Net income for the year ended
  December 31, 2001                                            -                         -               5,000,401
Purchase of treasury stock                                     -                         -                       -
Unrealized gain on
  securities available for sale,
  net of income taxes                                          -                         -                       -
Cash dividends                                                 -                         -              (3,711,781)
------------------------------------------------------------------------------------------------------------------
Balance - December 31, 2001                               34,500                18,906,768              47,621,056
Net income for the year ended
  December 31, 2002                                            -                         -               7,123,392
Stock split                                               34,500                   (34,500)                      -
Purchase of treasury stock                                     -                         -                       -
Reissuance of treasury stock                                   -                    64,900                       -
Unrealized gain on
  securities available for sale,
  net of income taxes                                          -                         -                       -
Cash dividends                                                 -                         -              (3,855,228)
------------------------------------------------------------------------------------------------------------------
Balance - December 31, 2002                      $        69,000       $        18,937,168      $       50,889,220
==================================================================================================================

                                               ACCUMULATED
                                           OTHER COMPREHENSIVE           TREASURY
                                                 INCOME                    STOCK                     TOTAL
------------------------------------------------------------------------------------------------------------------
Balance - December 31,1999                 $           (46,874)      $      (16,115,313)      $         48,253,964
Net income for the year ended
  December 31, 2000                                          -                        -                  4,475,610
Purchase of treasury stock                                   -               (2,703,475)                (2,703,475)
Unrealized gain on
  securities available for sale,
  net of income taxes                                  120,467                        -                    120,467
Cash dividends                                               -                        -                 (3,618,057)
------------------------------------------------------------------------------------------------------------------
Balance - December 31, 2000                             73,593              (18,818,788)                46,528,509
Net income for the year ended
  December 31, 2001                                          -                        -                  5,000,401
Purchase of treasury stock                                   -                 (416,145)                  (416,145)
Unrealized gain on
  securities available for sale,
  net of income taxes                                  122,191                        -                    122,191
Cash dividends                                               -                        -                 (3,711,781)
------------------------------------------------------------------------------------------------------------------
Balance - December 31, 2001                            195,784              (19,234,933)                47,523,175
Net income for the year ended
  December 31, 2002                                          -                        -                  7,123,392
Stock split                                                  -                        -                          -
Purchase of treasury stock                                   -                 (279,328)                  (279,328)
Reissuance of treasury stock                                 -                  132,600                    197,500
Unrealized gain on
  securities available for sale,
  net of income taxes                                   46,762                        -                     46,762
Cash dividends                                               -                        -                 (3,855,228)
------------------------------------------------------------------------------------------------------------------
Balance - December 31, 2002                $           242,546       $      (19,381,661)      $         50,756,273
==================================================================================================================

                                 See notes to consolidated financial statements.

18   Pamrapo Bancorp, Inc.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           Year Ended December 31,
                                                                            ----------------------------------------------------
                                                                                 2000               2001               2002
--------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
    Net income                                                              $    4,475,610    $     5,000,401    $     7,123,392
    Adjustments to reconcile net income to net
       cash provided by operating activities:
       Depreciation of premises and equipment and investment in real
         estate                                                                    575,508            584,996            619,262
       (Accretion) amortization of deferred fees, premiums and
         discounts, net                                                             (7,106)            (7,895)           128,086
       Provision for loan losses                                                   207,879            458,888            634,090
       Provision for losses on foreclosed real estate                               13,500             20,037                  -
       Loss (gain) on sale of foreclosed real estate                                 2,873            (34,359)            (8,349)
       (Gain) on sale of branches                                                        -                  -           (478,563)
       Deferred income taxes (benefit)                                             (18,671)           (26,319)           391,008
       (Increase) in interest receivable                                          (212,076)          (178,242)           (38,089)
       (Increase) in other assets                                                 (216,459)          (440,326)        (2,477,357)
       Amortization of intangibles                                                  60,649                  -                  -
       Increase (decrease) in other liabilities                                  1,217,743           (805,963)          (423,935)
       Distribution of treasury stock                                                    -                  -            197,500
---------------------------------------------------------------------------------------------------------------------------------
           Net cash provided by operating activities                             6,099,450          4,571,218          5,667,045
---------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
    Principal repayments on securities available for sale                          949,784          1,081,230            895,307
    Purchases of securities available for sale                                     (81,087)          (570,385)           (43,590)
    Purchases of investment securities held to maturity                         (1,000,000)        (4,000,000)        (4,110,600)
    Proceeds from calls of investment securities held to maturity                2,000,000          6,000,000          2,000,000
    Principal repayments on mortgage-backed securities held to maturity         18,037,553         30,463,577         44,499,307
    Purchases of mortgage-backed securities held to maturity                   (16,217,257)       (34,155,728)       (68,421,533)
    Proceeds from sales of loans                                                   116,730                  -            147,950
    Purchases of mortgage loans                                                 (1,675,900)                 -                  -
    Net change in loans receivable                                             (39,418,857)       (60,394,792)       (21,311,805)
    Proceeds from sales of foreclosed real estate                                   42,127            335,017             91,150
    Additions to premises and equipment                                         (1,131,746)          (359,171)          (413,813)
    Proceeds from sale of premises and equipment                                         -                  -            221,437
    Purchase of Federal Home Loan Bank of New York stock                          (253,000)          (299,900)          (607,300)
---------------------------------------------------------------------------------------------------------------------------------
           Net cash (used in) investing activities                             (38,631,653)       (61,900,152)       (47,053,490)
---------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                                                      Pamrapo Bancorp, Inc.   19

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

                                                                                         Year Ended December 31,
                                                                        -------------------------------------------------------
                                                                             2000                2001                 2002
-------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
    Net increase in deposits                                            $   17,485,188      $   37,176,939      $    50,726,043
    Cash paid for sale of deposits                                                   -                   -          (21,326,860)
    Advances from Federal Home Loan Bank of New York                        15,000,000          35,000,000           25,000,000
    Repayment of Advances from Federal Home Loan Bank of New York          (10,000,000)         (3,243,100)          (8,000,000)
    Net (decrease) in other borrowed money                                     (24,734)            (26,786)             (29,010)
    Net (decrease) increase in payments by borrowers for taxes and
      insurance                                                               (414,945)            984,838              319,330
    Cash dividends paid                                                     (3,618,057)         (3,711,781)          (3,855,228)
    Purchase of treasury stock                                              (2,703,475)           (416,145)            (279,328)
-------------------------------------------------------------------------------------------------------------------------------
        Net cash provided by financing activities                           15,723,977          65,763,965           42,554,947
-------------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                       (16,808,226)          8,435,031            1,168,502
Cash and cash equivalents - beginning                                       31,062,080          14,253,854           22,688,885
-------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents - ending                                      $   14,253,854      $   22,688,885      $    23,857,387
-------------------------------------------------------------------------------------------------------------------------------

Supplemental information:

        Transfer of loans receivable to foreclosed real estate          $      222,376      $       33,264      $             -
-------------------------------------------------------------------------------------------------------------------------------
        Loans to facilitate sales of foreclosed real estate             $            -      $       94,500      $             -
-------------------------------------------------------------------------------------------------------------------------------
        Cash paid during the period for:
           Income taxes                                                 $    2,560,280      $    2,775,334      $     4,830,390
-------------------------------------------------------------------------------------------------------------------------------
           Interest on deposits and borrowings                          $   15,479,682      $   17,551,080      $    15,348,766
-------------------------------------------------------------------------------------------------------------------------------

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

Premiums and discounts on all securities are amortized/ accreted using the interest method. Interest and dividend income on securities, which includes amortization of premiums and accretion of discounts, is recognized in the consolidated financial statements when earned. The adjusted cost basis of an identified security sold or called is used for determining security gains and losses recognized in the consolidated statements of income.

LOANS RECEIVABLE

Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan origination fees and discounts.

The Bank defers loan origination fees and certain direct loan origination costs and amortizes/accretes such amounts as an adjustment of yield over the contractual lives of the related loans. Discounts on loans purchased are recognized as income by use of the level-yield method over the terms of the respective loans.

Uncollectible interest on loans is charged off, or an allowance is established based on management's evaluation. An allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in man-

                                                      Pamrapo Bancorp, Inc.   21

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

agement's judgment, the borrower's ability to make periodic interest and principal payments is probable, in which case the loan is returned to an accrual status.

ALLOWANCE FOR LOAN LOSSES

An allowance for loan losses is maintained at a level considered adequate to absorb loan losses. Management of the Bank, in determining the allowance for loan losses, considers the risks inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with the general economic and real estate market conditions.

The Bank utilizes a two tier approach:(1) identification of impaired loans and the establishment of specific loss allowances, if necessary, on such loans; and
(2) establishment of general valuation allowances on the remainder of its loan portfolio. The Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potential impaired loans. Such system takes into consideration, among other things, delinquency status, size of loans, type of collateral and financial condition of the borrowers. Specific loan loss allowances are established for identified loans based on a review of such information and/or appraisals of the underlying collateral. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of loan portfolio, current economic conditions and management's judgment.

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

22   Pamrapo Bancorp, Inc.

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

NET INCOME PER COMMON SHARE

Basic net income per common share is based on the weighted average number of common shares actually outstanding. Diluted net income per share is calculated by adjusting the weighted average number of shares of common stock outstanding to include the effect of stock options, if dilutive, using the treasury stock method. During the years ended December 31, 2000, 2001, and 2002, there were no outstanding securities or contracts that could have been dilutive.

On April 30, 2002, the Board of Directors declared a two-for-one stock split which was paid on May 29, 2002, in the form of a stock dividend on the Company's common stock to shareholders of record on May 15, 2002. Net income per common share, dividends per common share, and weighted average number of common shares outstanding have been adjusted to reflect the two-for-one stock split.

RECLASSIFICATION

Certain amounts for prior periods have been reclassified to conform to the current period's presentation.

                                                      Pamrapo Bancorp, Inc.   23

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

2.   SECURITIES AVAILABLE FOR SALE

                                                                                   December 31, 2001
-------------------------------------------------------------------------------------------------------------------------------
                                                                                  Gross Unrealized
                                                       Amortized         ----------------------------------         Carrying
                                                          Cost               Gains               Losses              Value
-------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities                           $    3,092,701      $       45,986      $            -      $    3,138,687
Mutual funds                                              1,398,327                   -               1,045           1,397,282
Trust originated preferred security, maturing
 after twenty years                                         500,000               3,400                   -             503,400
Equity security                                               7,020             257,643                   -             264,663
-------------------------------------------------------------------------------------------------------------------------------
                                                     $    4,998,048      $      307,029      $        1,045      $    5,304,032
===============================================================================================================================

                                                                                  DECEMBER 31, 2002
-------------------------------------------------------------------------------------------------------------------------------
                                                                                  GROSS UNREALIZED
                                                       AMORTIZED         ----------------------------------         CARRYING
                                                          COST               GAINS               LOSSES              VALUE
-------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities                           $    2,189,845      $       58,207      $            -      $    2,248,052
Mutual funds                                              1,441,917                 400                   -           1,442,317
Trust originated preferred security, maturing
 after twenty years                                         500,000              25,000                   -             525,000
Equity security                                               7,020             320,139                   -             327,159
-------------------------------------------------------------------------------------------------------------------------------
                                                     $    4,138,782      $      403,746      $            -      $    4,542,528
===============================================================================================================================

There were no sales of securities available for sale during the years ended December 31, 2000, 2001 and 2002.

24   Pamrapo Bancorp, Inc.

3.   INVESTMENT SECURITIES HELD TO MATURITY

                                                                                December 31, 2001
-------------------------------------------------------------------------------------------------------------------------------
                                                                                 Gross Unrealized
                                                       Amortized         ----------------------------------         Estimated
                                                          Cost               Gains               Losses             Fair Value
-------------------------------------------------------------------------------------------------------------------------------
U.S. Government (including agencies):
  Due after five through ten years                   $    2,000,000      $       12,500      $            -      $    2,012,500
Subordinated notes due after five through ten
 years                                                    3,000,000              35,000              30,307           3,004,693
-------------------------------------------------------------------------------------------------------------------------------
                                                     $    5,000,000      $       47,500      $       30,307      $    5,017,193
===============================================================================================================================

                                                                                DECEMBER 31, 2002
-------------------------------------------------------------------------------------------------------------------------------
                                                                                 GROSS UNREALIZED
                                                       AMORTIZED         ----------------------------------         ESTIMATED
                                                          COST               GAINS               LOSSES             FAIR VALUE
-------------------------------------------------------------------------------------------------------------------------------
Subordinated notes due after five through ten
 years                                               $    7,095,209      $      365,801      $            -      $    7,461,010
===============================================================================================================================

There were no sales of investment securities held to maturity during the years ended December 31, 2000, 2001 and 2002.

                                                      Pamrapo Bancorp, Inc.   25

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

4.   MORTGAGE-BACKED SECURITIES HELD TO MATURITY

                                                                                December 31, 2001
-----------------------------------------------------------------------------------------------------------------------------
                                                                                Gross Unrealized
                                                  Amortized         ------------------------------------       Estimated
                                                     Cost              Gains                 Losses            Fair Value
-----------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Mortgage Corporation        $      79,433,582     $       1,820,697     $      209,129    $      81,045,150
Federal National Mortgage Association                40,922,509               487,066             16,372           41,393,203
Government National Mortgage Association              2,061,520                77,903                  -            2,139,423
-----------------------------------------------------------------------------------------------------------------------------
                                              $     122,417,611     $       2,385,666     $      225,501    $     124,577,776
=============================================================================================================================

                                                                                DECEMBER 31, 2002
-----------------------------------------------------------------------------------------------------------------------------
                                                                                GROSS UNREALIZED
                                                  AMORTIZED         ------------------------------------       ESTIMATED
                                                     COST              GAINS                 LOSSES            FAIR VALUE
-----------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Mortgage Corporation        $      98,734,189     $       3,871,401     $            -    $     102,605,590
Federal National Mortgage Association                38,481,631             1,718,481              1,385           40,198,727
Government National Mortgage Association              1,217,349                91,901                  -            1,309,250
Collateralized Mortgage Obligations                   7,705,157               153,372                  -            7,858,529
-----------------------------------------------------------------------------------------------------------------------------
                                              $     146,138,326     $       5,835,155     $        1,385    $     151,972,096
=============================================================================================================================

There were no sales of mortgage-backed securities held to maturity during the years ended December 31, 2000, 2001 and 2002.

26   Pamrapo Bancorp, Inc.

5.   LOANS RECEIVABLE

                                                                  December 31,
----------------------------------------------------------------------------------------
                                                            2001              2002
----------------------------------------------------------------------------------------
Real estate mortgage:
  One-to-four family                                   $   230,374,470   $   253,972,105
  Multi-family                                              44,616,664        37,069,398
  Commercial                                                28,258,043        31,624,172
  FHA insured and VA guaranteed                                285,891           186,109
----------------------------------------------------------------------------------------
                                                           303,535,068       322,851,784
----------------------------------------------------------------------------------------
Real estate construction                                     7,067,870         6,519,779
----------------------------------------------------------------------------------------
Land                                                         1,403,441         1,372,803
----------------------------------------------------------------------------------------
Commercial                                                   1,262,477           658,216
----------------------------------------------------------------------------------------
Consumer:
  Passbook or certificate                                      688,520           552,252
  Home improvement                                             575,917           336,268
  Equity and second mortgage                                56,958,107        59,233,431
  Automobile                                                 1,484,381         1,243,333
  Personal                                                   1,293,763         1,297,740
----------------------------------------------------------------------------------------
                                                            61,000,688        62,663,024
----------------------------------------------------------------------------------------
     Total                                                 374,269,544       394,065,606
----------------------------------------------------------------------------------------
Less:
  Loans in process                                           2,271,587         1,882,044
  Allowance for loan losses                                  2,150,000         2,550,000
  Deferred loan fees (costs) and discounts                    609,383            (231,142)
----------------------------------------------------------------------------------------
                                                             5,030,970         4,200,902
----------------------------------------------------------------------------------------
                                                       $   369,238,574   $   389,864,704
========================================================================================

At December 31, 2000, 2001 and 2002, loans serviced by the Bank for the benefit of others totaled approximately $2,249,000, $1,584,000 and $1,104,000, respectively.

At December 31, 2000, 2001 and 2002, nonaccrual loans for which interest has been discontinued totaled approximately $2,703,000, $2,256,000, and $1,485,000, respectively. During the years ended December 31, 2000, 2001 and 2002, the Bank recognized interest income of approximately $71,000, $88,000, and $24,000, respectively, on these loans. Interest income that would have been recorded, had the loans been on the accrual status, would have amounted to approximately $270,000, $230,000, and $151,000 for the years ended December 31, 2000, 2001 and
2002, respectively. The Bank is not committed to lend additional funds to the borrowers whose loans have been placed on nonaccrual status.

The following is an analysis of the allowance for loan losses:

                                                             Year Ended December 31,
-----------------------------------------------------------------------------------------------
                                                       2000            2001            2002
-----------------------------------------------------------------------------------------------
Balance, beginning                                 $  2,000,000    $  1,950,000    $  2,150,000
Provisions charged to operations                        207,879         458,888         634,090
Recoveries credited to allowance                          9,860          14,432          10,346
Loan losses charged to allowance                       (267,739)       (273,320)       (244,436)
-----------------------------------------------------------------------------------------------
Balance, ending                                    $  1,950,000    $  2,150,000    $  2,550,000
===============================================================================================

Impaired loans and related amounts recorded in the allowance for loan losses are summarized as follows:

                                                          December 31,
-----------------------------------------------------------------------------
                                                      2001           2002
-----------------------------------------------------------------------------
Recorded investment in impaired loans:
 With recorded allowances                         $     41,487   $     32,959
 Without recorded allowances                         2,183,808      1,566,438
-----------------------------------------------------------------------------
   Total impaired loans                              2,225,295      1,599,397
   Related allowance for loan losses                    41,487         32,959
-----------------------------------------------------------------------------
   Net impaired loans                             $  2,183,808   $  1,566,438
=============================================================================

The activity with respect to loans to directors, officers and associates of such persons, is as follows:

                                                   Year Ended December 31,
--------------------------------------------------------------------------
                                                                  2002
--------------------------------------------------------------------------
Balance, beginning                                            $  2,151,266
Loans originated                                                   686,281
Now associated                                                      93,840
Collection of principal                                           (821,850)
--------------------------------------------------------------------------
Balance, ending                                               $  2,109,537
==========================================================================

                                                     Pamrapo Bancorp, Inc.    27

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

6.   PREMISES AND EQUIPMENT

                                                         December 31,
----------------------------------------------------------------------------
                                                     2001           2002
----------------------------------------------------------------------------
Land                                             $    701,625   $    701,625
----------------------------------------------------------------------------
Buildings and improvements                          4,027,388      4,027,388
Less accumulated depreciation                       1,686,978      1,817,150
----------------------------------------------------------------------------
                                                    2,340,410      2,210,238
----------------------------------------------------------------------------
Leasehold improvements                              1,590,555      1,190,690
Less accumulated amortization                         573,690        516,257
----------------------------------------------------------------------------
                                                    1,016,865        674,433
----------------------------------------------------------------------------
Furnishings and equipment                           5,443,180      5,693,398
Less accumulated depreciation                       4,671,345      4,862,455
----------------------------------------------------------------------------
                                                      771,835        830,943
----------------------------------------------------------------------------
                                                 $  4,830,735   $  4,417,239
============================================================================

Depreciation expense for the years ended December 31, 2000, 2001, and 2002 totaled approximately $561,000,$571,000, and $606,000, respectively.

Depreciation charges are computed on the straight-line method over the following estimated useful lives:

----------------------------------------------------
Buildings and improvements            10 to 50 years
Leasehold improvements                10 years
Furnishings and equipment             3 to 10 years
----------------------------------------------------

7.   INTEREST RECEIVABLE

                                                        December 31,
---------------------------------------------------------------------------
                                                    2001           2002
---------------------------------------------------------------------------
Loans, net of allowance for uncollected
 interest of approximately $136,000 and
 $130,000, respectively                         $  2,126,962   $  2,078,868
Mortgage-backed securities                           711,617        756,356
Investment securities                                105,647        147,091
---------------------------------------------------------------------------
                                                $  2,944,226   $  2,982,315
===========================================================================

28   Pamrapo Bancorp, Inc.

8.   DEPOSITS

                                                                         December 31,
-----------------------------------------------------------------------------------------------------------------------------
                                                      2001                                            2002
-----------------------------------------------------------------------------------------------------------------------------
                                   Weighted                                       WEIGHTED
                                   Average                                         AVERAGE
                                    Rate             Amount        Percent          RATE             AMOUNT        PERCENT
-----------------------------------------------------------------------------------------------------------------------------
Demand:
  Non-interest-bearing demand           0.00%   $   26,247,595           6.30           0.00%   $   26,313,782           5.91
  NOW                                   1.50%       32,335,151           7.76           1.26%       33,200,162           7.45
-----------------------------------------------------------------------------------------------------------------------------
                                        0.83%       58,582,746          14.06           0.70%       59,513,944          13.36
Money Market                            2.22%       28,292,792           6.79           2.11%       32,594,320           7.31
Savings and club                        2.33%      137,112,652          32.92           2.34%      155,430,932          34.89
Certificates of deposit                 4.29%      192,598,605          46.23           3.18%      197,968,219          44.44
-----------------------------------------------------------------------------------------------------------------------------
                                        3.02%   $  416,586,795         100.00           2.48%   $  445,507,415         100.00
=============================================================================================================================

The scheduled maturities of certificates of deposit are as follows (in thousands):

                                                      December 31,
-------------------------------------------------------------------------
Maturity Period                                   2001           2002
-------------------------------------------------------------------------
One year or less                              $    164,029   $    164,187
After one to three years                            25,811         30,150
After three years                                    2,759          3,631
-------------------------------------------------------------------------
                                              $    192,599   $    197,968
-------------------------------------------------------------------------

Certificates of deposit of $100,000 or more by the time remaining until maturity are as follows (in thousands):

                                                      December 31,
-------------------------------------------------------------------------
Maturity Period                                   2001           2002
-------------------------------------------------------------------------
Three months or less                          $     17,394   $     11,880
After three through six months                      11,743         12,107
After six through twelve months                     18,467         24,510
After twelve months                                  8,231          9,346
-------------------------------------------------------------------------
                                              $     55,835   $     57,843
=========================================================================

A summary of interest on deposits follows:

                                                               Year Ended December 31,
------------------------------------------------------------------------------------------------
                                                        2000            2001            2002
------------------------------------------------------------------------------------------------
Demand                                              $  1,225,308    $  1,147,870    $  1,080,086
Savings and club                                       2,629,007       3,281,412       3,428,455
Certificates of deposit                                9,923,003      10,490,771       6,983,647
------------------------------------------------------------------------------------------------
                                                      13,777,318      14,920,053      11,492,188
Less penalties for early withdrawal of
 certificates of deposit                                 (16,331)        (11,143)         (9,528)
------------------------------------------------------------------------------------------------
                                                    $ 13,760,987    $ 14,908,910    $ 11,482,660
================================================================================================

                                                     Pamrapo Bancorp, Inc.    29

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

9.   ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK

                                                       December 31,
-------------------------------------------------------------------------------------------
                                           2001                            2002
-------------------------------------------------------------------------------------------
                                   Weighted                        Weighted
Maturing                            Average                         Average
by                                 Interest                        Interest
December 31,                           Rate          Amount            Rate          Amount
-------------------------------------------------------------------------------------------
2002                                   5.57%   $  8,000,000               -%   $          -
2003                                   5.50%     27,340,000            5.50%     27,340,000
2004                                   4.04%      5,000,000            3.49%     12,000,000
2005                                   4.54%      5,000,000            3.98%     13,000,000
2006                                   4.84%      5,000,000            4.47%     12,000,000
2007                                      -%              -            3.50%      3,000,000
2008                                   4.85%      7,000,000            4.85%      7,000,000
2010                                   6.19%     10,000,000            6.19%     10,000,000
-------------------------------------------------------------------------------------------
                                       5.32%   $ 67,340,000            4.79%   $ 84,340,000
===========================================================================================

At December 31, 2001 and 2002, the advances were secured by pledges of the Bank's investment in the capital stock of the Federal Home Loan Bank of New York totaling $3,796,100, and $4,403,400 respectively, and a blanket assignment of the Bank's unpledged qualifying mortgage loans, mortgage-backed securities and investment securities portfolios.

10.  OTHER BORROWED MONEY

                                 December 31,
---------------------------------------------------------------
                        2001                            2002
---------------------------------------------------------------
                 Interest              Interest
                     Rate      Amount      Rate         Amount
---------------------------------------------------------------
Mortgage loan        8.00%  $  178,176      8.00%    $  149,166
===============================================================

The mortgage loan is payable in 144 equal monthly installments of $3,518 through February 1, 2007 and is secured by premises with a carrying value of $1,370,000 and $1,340,000 at December 31, 2001 and 2002, respectively.

11.  REGULATORY CAPITAL

For the purpose of granting to eligible account holders a priority in the event of future liquidation, the Bank, at the time of conversion, established a special account in an amount equal to its total retained earnings of $18.4 million at June 30,1989. In the event of a future liquidation of the converted Bank (and only in such event), an eligible account holder who continues to maintain his deposit account shall be entitled to receive a distribution from the special account. The total amount of the special account is decreased (but never increased) in an amount proportionately corresponding to decreases in the deposit account balances of eligible account holders as of each subsequent year end. After conversion, no dividends may be paid to stockholders if such dividends would reduce the retained earnings of the converted Bank below the amount required by the special account.

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

                                                             December 31,
---------------------------------------------------------------------------------
                                                         2001            2002
---------------------------------------------------------------------------------
GAAP capital                                         $     41,205    $     43,757
Less:  Investment in and advances
        to non-includable subsidiary                       (2,017)         (2,040)
       Unrealized (gain) on
        securities available for sale                        (196)           (243)
---------------------------------------------------------------------------------
Core and tangible capital                                  38,992          41,474
Add: general valuation allowance                            2,108           2,517
---------------------------------------------------------------------------------
       Total regulatory capital                      $     41,100    $     43,991
=================================================================================

30   Pamrapo Bancorp, Inc.

                                                                                                           To Be Well
                                                                                                          Capitalized
                                                                                                          Under Prompt
                                                                            Minimum Capital                Corrective
(Dollars in Thousands)                            Actual                     Requirements              Action Provisions
------------------------------------------------------------------------------------------------------------------------------
                                          Amount           Ratio        Amount           Ratio        Amount           Ratio
------------------------------------------------------------------------------------------------------------------------------
December 31, 2001:
Total Capital
 (to risk-weighted assets)               $ 41,100          14.43%      $ 22,789           8.00%      $ 28,487          10.00%
Tier 1 Capital
 (to risk-weighted assets)                 38,993          13.69%             -              -         17,092           6.00%
Core (Tier 1) Capital
 (to adjusted total assets)                38,993           7.26%        21,489           4.00%        26,861           5.00%
Tangible Capital
 (to adjusted total assets)                38,993           7.26%         8,058           1.50%             -              -

DECEMBER 31, 2002:
Total Capital
 (to risk-weighted assets)               $ 43,991          14.35%      $ 24,518           8.00%      $ 30,648          10.00%
Tier 1 Capital
 (to risk-weighted assets)                 41,474          13.53%             -              -         18,389           6.00%
Core (Tier 1) Capital
 (to adjusted total assets)                41,474           7.08%        23,440           4.00%        29,300           5.00%
Tangible Capital
 (to adjusted total assets)                41,474           7.08%         8,790           1.50%             -              -

As of September 30, 2001, the most recent notification from the Office of Thrift Supervision, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the institution's category.

                                                      Pamrapo Bancorp, Inc.   31

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

12.  BENEFIT PLANS

PENSION PLAN ("PLAN")

The Bank has a non-contributory defined benefit pension plan covering all eligible employees. The benefits are based on years of service and employees' compensation. The Bank's funding policy is to contribute the maximum amount that can be deducted for federal income tax purposes. The Plan's assets consist primarily of mutual funds and bank deposits.

The following tables set forth the Plan's funded status and components of net periodic pension cost:

                                                                 December 31,
----------------------------------------------------------------------------------------
                                                          2001                2002
----------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION

Benefit obligation at
 beginning of year                                   $     3,730,084     $     4,470,707
Service cost                                                 192,887             230,791
Interest cost                                                296,009             336,367
Actuarial loss                                               352,452             752,164
Benefits paid                                               (100,725)           (119,682)
----------------------------------------------------------------------------------------
Benefit obligation at
 end of year                                         $     4,470,707     $     5,670,347
========================================================================================
CHANGE IN PLAN ASSETS

Fair value of assets at
 beginning of year                                   $     3,410,719     $     3,408,608
Actual loss on plan assets                                  (238,917)           (181,718)
Employer contributions                                       337,531           2,336,814
Benefits paid                                               (100,725)           (119,682)
----------------------------------------------------------------------------------------
Fair value of assets at
 end of year                                         $     3,408,608     $     5,444,022
========================================================================================

                                                                 December 31,
----------------------------------------------------------------------------------------
                                                           2001                2002
----------------------------------------------------------------------------------------
RECONCILIATION OF FUNDED STATUS

Accumulated benefit
 obligation                                          $     3,634,438     $     4,918,612
========================================================================================
Projected benefit obligation                         $     4,470,707     $     5,670,347
Fair value of assets                                      (3,408,608)         (5,444,022)
----------------------------------------------------------------------------------------
Funded status                                              1,062,099             226,325
Contributed in fourth
 quarter                                                    (412,777)                  -
Unrecognized net (loss)                                   (1,266,737)         (2,295,871)
Unrecognized past service
 liability                                                         -            (161,550)
----------------------------------------------------------------------------------------
(Prepaid) expense included
 in other assets                                     $      (617,415)    $    (2,231,096)
========================================================================================

                                                                    Year Ended December 31,
--------------------------------------------------------------------------------------------------------------------
                                                          2000                2001                        2002
--------------------------------------------------------------------------------------------------------------------
NET PERIODIC PENSION EXPENSE

Service cost                                         $       168,854     $       192,887             $       230,791
Interest cost                                                273,500             296,009                     336,367
Expected return on assets                                   (259,404)           (297,851)                   (338,524)
Amortization of unrecognized loss                                  -               1,256                      68,393
Unrecognized past service liability                                -                   -                      13,329
--------------------------------------------------------------------------------------------------------------------
Net periodic pension expense                         $       182,950     $       192,301             $       310,356
====================================================================================================================

Assumptions used in the accounting for the Plan are as follows:

                                                                    Year Ended December 31,
--------------------------------------------------------------------------------------------------------------------
                                                          2000                2001                        2002
--------------------------------------------------------------------------------------------------------------------
Discount rate                                                   8.00%               8.00%                       7.25%
Rate of increase in compensation                                5.00%               5.00%                       4.50%
Long-term rate of return on plan assets                         8.50%               8.50%                       8.50%
====================================================================================================================

SAVINGS AND INVESTMENT PLAN ("SIP")

The Bank sponsors a SIP pursuant to Section 401(k) of the Internal Revenue Code, for all eligible employees. Employees may elect to save up to 10% of their compensation of which the Savings Bank will match 50% of the employee's contribution. The SIP expense amounted to approximately, $118,000, $106,000 and $124,000 for the years ended December 31, 2000, 2001 and 2002, respectively.

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

32   Pamrapo Bancorp, Inc.

The following tables set forth the SERP's funded status and components of net periodic SERP cost:

                                                      December 31,
----------------------------------------------------------------------------
                                                2001              2002
----------------------------------------------------------------------------
Projected benefit obligation
 - at beginning of year                    $     2,094,942   $     2,596,758
Service cost                                             -           (11,265)
Interest cost                                      173,378           177,653
Actuarial loss                                     153,493           345,576
Benefit payments                                  (121,497)          (33,456)
Plan amendment                                     296,442          (284,504)
----------------------------------------------------------------------------
Projected benefit obligation
 - at end of year                                2,596,758         2,790,762
Plan assets at fair value                                -                 -
----------------------------------------------------------------------------
Projected benefit obligation
 in excess of plan assets                        2,596,758         2,790,762
Unrecognized net loss                             (622,887)         (895,743)
Benefit paid in fourth quarter                           -           (64,928)
Unrecognized past service
 liability                                        (985,122)         (588,702)
----------------------------------------------------------------------------
Accrued SERP cost included
 in other liabilities                      $       988,749   $     1,241,389
============================================================================
Net periodic SERP cost included the following components:

                                   Year Ended December 31,
-------------------------------------------------------------------
                             2000           2001           2002
-------------------------------------------------------------------
  Service cost           $          -   $          -   $    (11,265)
  Interest cost               153,150        173,378        177,653
  Net amortization            113,842        150,029        184,636
-------------------------------------------------------------------
Net periodic SERP cost   $    266,992   $    323,407   $    351,024
===================================================================
Contributions made       $     66,901   $    121,497   $    163,312
===================================================================

Assumptions used in the accounting for the SERP are as follows:

                         Year Ended December 31,
------------------------------------------------
                           2000     2001    2002
------------------------------------------------
Discount rate              8.00%    8.00%   7.25%
Rate of increase in
 compensation              5.50%    5.50%   4.50%
Amortization period
 (in years)                7.96     6.37    4.94
================================================
13. INCOME TAXES

The Bank qualifies as a savings institution under the provisions of the Internal Revenue Code and was therefore, prior to January 1, 1996, permitted to deduct from taxable income an allowance for bad debts based upon eight percent of taxable income before such deduction, less certain adjustments. Retained earnings at December 31, 2002, include approximately $6,907,000 of such bad debt, which, in accordance with SFAS No. 109, "Accounting for Income Taxes," is considered a permanent difference between the book and income tax basis of loans receivable, and for which income taxes have not been provided. If such amount is used for purposes other than for bad debt losses, including distributions in liquidation, it will be subject to income tax at the then current rate.

The tax effects of existing temporary differences which give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

                                                          December 31,
-----------------------------------------------------------------------------
                                                      2001           2002
-----------------------------------------------------------------------------
Deferred tax assets
Allowance for losses                              $    799,451   $  1,044,130
Deferred loan fees                                     174,844        130,326
Depreciation                                           129,356         98,391
Reserve for uncollected
 interest                                               48,888         43,677
Benefit plans                                          179,063              -
-----------------------------------------------------------------------------
                                                     1,331,602      1,316,524
-----------------------------------------------------------------------------
Deferred tax liabilities
Benefit plans                                                -        375,930
Unrealized gain on
 securities available for
 sale                                                  110,200        161,200
-----------------------------------------------------------------------------
                                                       110,200        537,130
-----------------------------------------------------------------------------
Net deferred tax assets                           $  1,221,402   $    779,394
=============================================================================

The components of income taxes are summarized as follows:

                       Year Ended December 31,
-------------------------------------------------------
               2000            2001            2002
-------------------------------------------------------
Current    $  2,587,330    $  2,934,299    $  4,395,224
Deferred        (18,671)        (26,319)        391,008
-------------------------------------------------------
           $  2,568,659    $  2,907,980    $  4,786,232
=======================================================

                                                      Pamrapo Bancorp, Inc.   33

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

                                                      Year Ended December 31,
--------------------------------------------------------------------------------------
                                                2000           2001           2002
--------------------------------------------------------------------------------------
Federal income tax                          $  2,395,051   $  2,688,850   $  4,049,272
Increases in income taxes resulting from:
  New Jersey
   income tax, net of federal income
   tax effect                                    147,989        168,315        603,430
  Other items, net                                25,619         50,815        133,530
--------------------------------------------------------------------------------------
Effective income tax                        $  2,568,659   $  2,907,980   $  4,786,232
======================================================================================

14.  COMMITMENTS AND CONTINGENCIES

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

The Bank had loan commitments outstanding as follows:

                                    December 31,
-----------------------------------------------------------
                                 2001             2002
-----------------------------------------------------------
To originate loans          $ 27,097,000      $ 18,415,000
===========================================================

At December 31, 2002, all the outstanding commitments to originate loans are at fixed interest rates which range from 5.75% to 8.25%. All commitments are due to expire within ninety days.

At December 31, 2002, undisbursed funds from approved lines of credit under a homeowners' equity and a commercial equity lending program amounted to approximately $8,487,000 and $1,656,000, respectively. Unless they are specifically cancelled by notice from the Bank, these funds represent firm commitments available to the respective borrowers on demand. The interest rates charged for any month on funds disbursed under these programs range from 0% to 4.25% above the prime rate.

Rental expenses related to the occupancy of premises totaled $306,000, $312,000 and $272,000 for the years ended December 31, 2000, 2001 and 2002, respectively. At December 31, 2002, minimum non-cancellable obligations under lease agreements with original terms of more than one year are as follows:

December 31,                                      Amount
---------------------------------------------------------
2003                                        $     174,000
2004                                              158,000
2005                                              161,000
2006                                              165,000
2007                                              166,000
Thereafter                                        378,000
---------------------------------------------------------
                                            $   1,202,000
=========================================================

The Bank is also a party to litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material effect on the consolidated financial position of the Company.

34   Pamrapo Bancorp, Inc.

15. FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amounts and fair value of the financial instruments are as follows (in thousands):

                                                                  December 31, 2001
-------------------------------------------------------------------------------------------------------
                                                          2001                          2002
-------------------------------------------------------------------------------------------------------
                                                Carrying                      CARRYING
                                                 Value        Fair Value       VALUE        FAIR VALUE
-------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
Cash and cash equivalents                     $     22,689   $     22,689   $     23,857   $     23,857
Securities available for sale                        5,304          5,304          4,543          4,543
Investment securities held to maturity               5,000          5,017          7,095          7,461
Mortgage-backed securities held to maturity        122,418        124,578        146,138        151,972
Loans receivable                                   369,239        371,477        389,865        400,548
Interest receivable                                  2,944          2,944          2,982          2,982

FINANCIAL LIABILITIES
Deposits                                           416,587        418,319        445,507        446,626
Advances and other borrowed money                   67,518         68,109         84,489         88,896

COMMITMENTS
To originate loans                                  27,097         27,097         18,415         18,415
Unused lines of credit                               8,403          8,403         10,143         10,143
To purchase securities                               5,914          5,914              -              -

                                                    Pamrapo Bancorp, Inc.     35

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

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

16.  PARENT COMPANY FINANCIAL INFORMATION

The following condensed financial statements of the Company should be read in conjunction with the Notes to Consolidated Financial Statements.

STATEMENTS OF FINANCIAL CONDITION

                                               December 31,
-------------------------------------------------------------------
ASSETS                                     2001            2002
-------------------------------------------------------------------
Cash and cash equivalents              $  6,121,603    $  6,812,987
Investment in subsidiary                 41,204,870      43,757,083
Refundable income taxes                     111,836         120,965
Other assets                                187,866         178,328
-------------------------------------------------------------------
  Total assets                         $ 47,626,175    $ 50,869,363
===================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Other liabilities                      $    103,000    $    113,090
-------------------------------------------------------------------
  Total liabilities                         103,000         113,090
-------------------------------------------------------------------

STOCKHOLDERS' EQUITY

Common stock                                 34,500          69,000

Paid-in-capital in excess
 of par value                            18,906,768      18,937,168
Retained earnings -
 substantially restricted                47,816,840      51,131,766
Treasury stock, at cost                 (19,234,933)    (19,381,661)
-------------------------------------------------------------------
  Total stockholders' equity             47,523,175      50,756,273
-------------------------------------------------------------------
Total liabilities and
 stockholders' equity                  $ 47,626,175    $ 50,869,363
===================================================================

36   Pamrapo Bancorp, Inc.

STATEMENTS OF INCOME

                                                                             Year Ended December 31,
--------------------------------------------------------------------------------------------------------------
                                                                      2000            2001            2002
--------------------------------------------------------------------------------------------------------------
Dividends from subsidiary                                         $  7,000,000    $  5,000,000    $  5,000,000
Interest income                                                          6,139           5,306           5,364
--------------------------------------------------------------------------------------------------------------
  Total income                                                       7,006,139       5,005,306       5,005,364
Expenses                                                               392,540         470,761         507,798
--------------------------------------------------------------------------------------------------------------
Income before equity in undistributed earnings of
 subsidiary and income taxes (benefit)                               6,613,599       4,534,545       4,497,566
Equity in undistributed earnings of subsidiary                      (2,250,305)        354,260       2,505,451
--------------------------------------------------------------------------------------------------------------
Income before income taxes (benefit)                                 4,363,294       4,888,805       7,003,017
Income taxes (benefit)                                                (112,316)       (111,596)       (120,375)
--------------------------------------------------------------------------------------------------------------
Net income                                                        $  4,475,610    $  5,000,401    $  7,123,392
==============================================================================================================

STATEMENTS OF CASH FLOWS

                                                                             Year Ended December 31,
--------------------------------------------------------------------------------------------------------------
                                                                      2000            2001            2002
--------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                      $  4,475,610    $  5,000,401    $  7,123,392
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Equity in undistributed earnings of subsidiary                   2,250,305        (354,260)     (2,505,451)
    Decrease (increase) in refundable income taxes                      93,833         (87,119)         (9,129)
    (Increase) decrease in other assets                                (21,081)          2,193           9,538
    (Decrease) increase in other liabilities                          (307,762)         14,196          10,090
    Distribution of treasury stock                                           -               -         197,500
--------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                        6,490,905       4,575,411       4,825,940
--------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Cash dividends paid                                               (3,618,057)     (3,711,781)     (3,855,228)
  Purchase of treasury stock                                        (2,703,475)       (416,145)       (279,328)
--------------------------------------------------------------------------------------------------------------
    Net cash (used in) financing activities                         (6,321,532)     (4,127,926)     (4,134,556)
-------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                              169,373         447,485         691,384
Cash and cash equivalents - beginning                                5,504,745       5,674,118       6,121,603
--------------------------------------------------------------------------------------------------------------
Cash and cash equivalents - ending                                $  5,674,118    $  6,121,603    $  6,812,987
==============================================================================================================

                                                      Pamrapo Bancorp, Inc.   37

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

17.  QUARTERLY FINANCIAL DATA
     (UNAUDITED)

(In thousands, except for per share amounts)      First         Second          Third         Fourth
Year Ended December 31, 2001                     Quarter        Quarter        Quarter        Quarter
-------------------------------------------------------------------------------------------------------
Interest income                               $      8,777   $      8,928   $      9,429   $      9,491
Interest expense                                     4,461          4,488          4,474          4,121
-------------------------------------------------------------------------------------------------------
  Net interest income                                4,316          4,440          4,955          5,370
Provision for loan losses                               60             60            150            189
Non-interest income                                    443            392            458            628
Non-interest expenses                                3,046          3,150          3,256          3,183
Income taxes                                           609            599            736            964
-------------------------------------------------------------------------------------------------------
Net income                                    $      1,044   $      1,023   $      1,271   $      1,662
=======================================================================================================
Net income per common share:
  Basic/diluted                               $       0.20   $       0.20   $       0.24   $       0.33
=======================================================================================================
Dividends per common share                    $       0.18   $       0.18   $       0.18   $       0.18
=======================================================================================================

(In thousands, except for per share amounts)     FIRST         SECOND          THIRD         FOURTH
YEAR ENDED DECEMBER 31, 2002                    QUARTER        QUARTER        QUARTER        QUARTER
-------------------------------------------------------------------------------------------------------
Interest income                               $      9,603   $      9,592   $      9,486   $      9,377
Interest expense                                     3,917          3,780          3,812          3,781
-------------------------------------------------------------------------------------------------------
  Net interest income                                5,686          5,812          5,674          5,596
Provision for loan losses                              210            225            125             74
Non-interest income                                    530            504            943            589
Non-interest expenses                                2,966          3,243          3,257          3,325
Income taxes                                         1,109          1,023          1,484          1,170
-------------------------------------------------------------------------------------------------------
Net income                                    $      1,931   $      1,825   $      1,751   $      1,616
=======================================================================================================
Net income per common share:
  Basic/diluted                               $       0.37   $       0.36   $       0.34   $       0.32
=======================================================================================================
Dividends per common share                    $     0.1875   $     0.1875   $     0.1875   $     0.1875
=======================================================================================================

38   Pamrapo Bancorp, Inc.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS

PAMRAPO BANCORP, INC.

We have audited the consolidated statements of financial condition of Pamrapo Bancorp, Inc. (the "Company") and Subsidiaries as of December 31, 2001 and 2002, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the above mentioned consolidated financial statements present fairly, in all material respects, the financial position of Pamrapo Bancorp, Inc. and Subsidiaries as of December 31, 2001 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ Radics & Co., LLC

January 31, 2003
Pine Brook, New Jersey

                                                      Pamrapo Bancorp, Inc.   39

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

MANAGEMENT RESPONSIBILITY STATEMENT

Management of Pamrapo Bancorp, Inc. and Subsidiaries is responsible for the preparation of the consolidated financial statements and all other consolidated financial information included in this report. Consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

All consolidated financial information included in the report agrees with the consolidated financial statements. In preparing the consolidated financial statements, management makes informed estimates and judgments with consideration given to materiality about the expected results of various events and transactions.

Management maintains a system of internal accounting control that includes personnel selection, appropriate division of responsibilities, and formal procedures and policies consistent with high standards of accounting and administrative practice. Consideration has been given to the necessary balance between the costs of systems of internal control and the benefits derived.

Management reviews and modifies its systems of accounting and internal control in light of changes in conditions and operations as well as in response to recommendations from the independent certified public accountants. Management believes the accounting and internal control systems provide reasonable assurance that assets are safeguarded and the consolidated financial information is reliable.

The Board of Directors is responsible for determining that management fulfills its responsibilities in the preparation of the consolidated financial statements and the control of operations. The Board appoints the independent certified public accountants. The Board meets with management, the independent certified public accountants, and also the internal auditor, approves the overall scope of audit work and related fee arrangements, and reviews audit reports and findings.


/s/ William J. Campbell

William J. Campbell
President and Chief Executive Officer


/s/ Kenneth D. Walter

Kenneth D. Walter
Vice President-Treasurer and Chief Financial Officer


/s/ Robert A. Hughes

Robert A. Hughes
Vice President

January 31, 2003

40   Pamrapo Bancorp, Inc.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL CONDITION AND OPERATING DATA OF THE COMPANY

                                                                   At December 31,
----------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                  1998            1999            2000            2001            2002
----------------------------------------------------------------------------------------------------------------
FINANCIAL CONDITION DATA:
Total amount of:
Assets                              $    413,474    $    448,020    $    469,558    $    539,639    $    588,659
Loans receivable                         239,010         268,280         309,082         369,239         389,865
Securities available for sale              9,652           6,429           5,713           5,304           4,543
Mortgage-backed securities               120,400         120,824         118,791         122,418         146,138
Investment securities                      1,998           7,996           6,996           5,000           7,095
Deposits                                 325,985         361,925         379,410         416,587         445,507
Advances and other borrowed money         28,836          30,813          35,788          67,518          84,489
Stockholders' equity                      49,773          48,254          46,529          47,523          50,756

                                                               Year Ended December 31,
----------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                      1998            1999            2000            2001            2002
----------------------------------------------------------------------------------------------------------------
OPERATING DATA:
Interest income                     $     28,971    $     31,253    $     33,162    $     36,625    $     38,058
Interest expense                          12,428          13,642          15,498          17,544          15,290
----------------------------------------------------------------------------------------------------------------
Net interest income                       16,543          17,611          17,664          19,081          22,768
Provision for loan losses                    292             299             208             459             634
Non-interest income                        1,399           1,565           1,576           1,921           2,566
Non-interest expenses                     10,812          11,464          11,988          12,635          12,791
Income taxes                               2,443           2,696           2,568           2,908           4,786
----------------------------------------------------------------------------------------------------------------
Net income                          $      4,395    $      4,717    $      4,476    $      5,000    $      7,123
================================================================================================================
Net income per share
   Basic                            $       0.78    $       0.85    $       0.85    $       0.97    $       1.39
   Diluted                                  0.78            0.85            0.85            0.97            1.39
================================================================================================================
Dividends per share                 $       0.56    $       0.63    $       0.69    $       0.72    $       0.75
================================================================================================================
Dividend payout ratio                      72.45%          73.35%          80.84%          74.23%          54.12%
================================================================================================================

                                                      Pamrapo Bancorp, Inc.   41

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL CONDITION AND OPERATING DATA OF THE COMPANY (continued)

                                                             At or For Year Ended December 31,
------------------------------------------------------------------------------------------------------------------
                                          1998            1999            2000            2001            2002
------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL RATIOS:
Return on average assets                      1.13%           1.09%           0.99%           0.99%           1.26%
Return on average equity                      8.96%           9.66%           9.57%          10.70%          14.52%
Average equity/average assets                12.64%          11.29%          10.30%           9.24%           8.70%
Interest rate spread                          3.91%           3.76%           3.53%           3.48%           3.78%
Net yield on average
 interest-earning assets                      4.49%           4.28%           4.08%           3.95%           4.18%
Non-interest expenses to
 average assets                               2.79%           2.65%           2.64%           2.50%           2.27%
Equity/total assets                          12.04%          10.77%           9.91%           8.81%           8.62%
Capital ratios:
  Tangible                                   10.05%           9.30%           8.27%           7.26%           7.08%
  Core                                       10.05%           9.30%           8.27%           7.26%           7.08%
  Risk-based                                 21.23%          19.52%          16.29%          14.43%          14.35%
Non-performing loans to
 total assets                                 1.11%           0.94%           0.87%           0.60%           0.46%
Non-performing loans to
 loans receivable                             1.92%           1.57%           1.30%           0.88%           0.69%
Non-performing assets to
 total assets                                 1.40%           1.03%           1.00%           0.65%           0.49%
Allowance for loan losses
 to non-performing loans                     50.00%          47.62%          47.74%          65.95%          94.41%
Average interest-earning
 assets/average interest-bearing
 liabilities                                 1.17x           1.16x           1.15x           1.13x           1.14x
Net interest income after
 provision for loan losses
 to non-interest expenses                    1.50x           1.51x           1.46x           1.47x           1.73x

42   Pamrapo Bancorp, Inc.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

STOCKHOLDER INFORMATION

MARKET FOR COMMON STOCK AND RELATED MATTERS

Pamrapo Bancorp, Inc.'s common stock is presently quoted on the National Association of Securities Dealers Automated Quotation's National Market System under the symbol "PBCI." At March 10, 2003, the Corporation's 5,145,986 outstanding shares of common stock were held by approximately 1,300 persons or entities.

The following table sets forth the high and low closing sales price per common share for the periods indicated. Such prices do not necessarily reflect retail markups, markdowns or commissions.

                          CLOSING PRICES
                     -----------------------
QUARTER ENDED           HIGH         LOW
--------------------------------------------
March 31, 2001       $    12.25   $     9.63
June 30, 2001             12.30        11.75
September 30, 2001        13.63        11.65
December 31, 2001         13.10        12.25
March 31, 2002            13.80        13.00
June 30, 2002             16.95        13.60
September 30, 2002        16.64        14.00
December 31, 2002         17.69        15.99

Prices retroactively adjusted for a two-for-one stock split on May 29, 2002

DIVIDENDS WERE PAID AS FOLLOWS:
--------------------------------------------
March, 2001                       $      .18
June, 2001                               .18
September, 2001                          .18
December, 2001                           .18
March, 2002                            .1875
June, 2002                             .1875
September, 2002                        .1875
December, 2002                         .1875

Dividends retroactively adjusted for a two-for-one stock split on May 29, 2002

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

                                                      Pamrapo Bancorp, Inc.   43