Form 10-K, Exhibit 13
period 2003-12-31
PAMRAPO BANCORP INC
filed 2004-03-15
CIK 854071

                                                                      Exhibit 13

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

FINANCIAL CONDITION

The Company's consolidated assets at December 31, 2003 totaled $636.9 million, which represents an increase of $48.2 million or 8.19% when compared to $588.7 million at December 31, 2002, primarily due to an increase in mortgage-backed securities.

Securities available for sale decreased $621,000 or 13.67% to $3.9 million at December 31, 2003 when compared to $4.5 million at December 31, 2002. The decrease during the year ended December 31, 2003, resulted primarily from proceeds from repayments on securities available for sale amounting to $652,000 which offset purchases of securities available for sale of $32,000. Investment securities held to maturity increased $2.3 million or 32.39% to $9.4 million at December 31, 2003 when compared to $7.1 million at December 31, 2002. The increase during the year ended December 31, 2003 resulted primarily from purchases of investment securities held to maturity of $2.4 million.

Mortgage-backed securities held to maturity increased $72.3 million or 49.49% to $218.4 million at December 31, 2003 from $146.1 million at December 31, 2002. The increase during the year ended December 31, 2003 resulted primarily from purchases of mortgage-backed securities of $160.9 million, sufficient to offset principal repayments of $87.9 million on mortgage-backed securities.

Net loans amounted to $378.6 million and $389.9 million at December 31, 2003 and 2002, respectively, which represents a decrease of $11.3 million or 2.90%, primarily due to loan repayments exceeding loan originations by $10.9 million.

Total deposits at December 31, 2003 increased $46.7 million or 10.48% to $492.2 million compared to $445.5 million at December 31, 2002.

Advances from the Federal Home Loan Bank of New York ("FHLB-NY") totaled $87.0 million and $84.3 million at December 31, 2003 and 2002, respectively. The net increase of $2.7 million during the year ended December 31, 2003, resulted from new advances from the FHLB-NY, which were used to fund loan commitments, purchase of mortgage-backed securities and for general corporate purposes.

Stockholders' equity amounted to $51.3 million and $50.8 million at December 31, 2003 and 2002, respectively. During the years ended December 31, 2003 and 2002, net income of $7.8 million and $7.1 million, respectively, was recorded and cash dividends of $4.0 million and $3.9 million, respectively, were paid on the Company's common stock. During the years ended December 31, 2003 and 2002, the Company repurchased 174,673 and 20,600 shares, respectively, of its common stock for $3.2 million and $279,000, respectively, under a stock repurchase program.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
--------------------------------------------------------------------------------

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

NET INCOME

Net income increased by $658,000 or 9.24% to $7.8 million during the year ended December 31, 2003 compared to $7.1 million for the year ended December 31, 2002. The increase in net income during the 2003 period was primarily due to decreases in total interest expense of $1.9 million and provision for loan losses of $550,000, which more than offset decreases in total interest income of $1.3 million and non-interest income of $11,000, along with increases in non-interest expense of $18,000 and income taxes of $417,000.

INTEREST INCOME

Interest income on loans during the year ended December 31, 2003 decreased by $3.2 million or 10.92% to $26.1 million when compared to $29.3 million during 2002. During the years ended December 31, 2003 and 2002, the yield earned on the loan portfolio was 6.94% and 7.61%, respectively. The average balance of loans outstanding during the years ended December 31, 2003 and 2002, totaled $376.0 million and $384.7 million, respectively.

Interest on mortgage-backed securities increased $1.8 million or 23.08% during the year ended December 31, 2003 to $9.6 million compared to $7.8 million for 2002. During the years ended December 31, 2003 and 2002, the average balance of mortgage-backed securities totaled $199.6 million and $127.7 million, respectively, resulting in a net increase of $71.9 million or 56.30%. The yield earned on the mortgage-backed securities portfolio was 4.80% and 6.08% during 2003 and 2002, respectively.

Interest earned on investment securities increased by $219,000 or 42.28% to $737,000 for the year ended December 31, 2003, when compared to $518,000 for 2002. The increase during the year ended December 31, 2003, resulted from an increase of $3.3 million or 45.83% in the average balance of the investment securities portfolio, sufficient to offset a decrease of twenty-three basis points in the yield earned on the investment securities portfolio from 7.23% in 2002 to 7.00% in 2003.

Interest on other interest-earning assets amounted to $346,000 and $508,000 during the years ended December 31, 2003 and 2002, respectively. The average balance of other interest-earning assets outstanding decreased $7.0 million or 27.45% to $18.5 million in 2003 from $25.5 million in 2002, along with a decrease of twelve basis points in the yield earned on other interest-earning assets to 1.87% in 2003 from 1.99% in 2002.

INTEREST EXPENSE

Interest on deposits decreased $1.8 million or 15.65% to $9.7 million during the year ended December 31, 2003 compared to $11.5 million for 2002. The decrease during 2003 was attributable to a decrease of sixty-nine basis points in the Bank's average cost of interest-bearing deposits to 2.17% for 2003 from 2.86% for 2002 partially offset by an increase of $44.3 million or 11.04% in the average balance of interest-bearing deposits outstanding.

Interest on advances and other borrowed money decreased $65,000 or 1.71% to $3.7 million during the year ended December 31, 2003 compared to $3.8 million for 2002. The decrease during 2003 was attributable to a decrease of eighty-nine basis points in the Bank's cost of borrowings from 5.04% for 2002 to 4.15% for 2003, sufficient to offset an increase of $14.7 million or 19.47% in the average balance of advances and other borrowed money from $75.5 million in 2002 to $90.2 million in 2003.

NET INTEREST INCOME

Net interest income for the year ended December 31, 2003, increased $554,000 or 2.43% to $23.3 million for 2003 as compared to $22.8 million for 2002. The Bank's net interest rate spread decreased from 3.77% in 2002 to 3.57% in 2003 and its interest rate margin decreased from 4.18% in 2002 to 3.86% in 2003. The decrease in net interest rate spread primarily resulted from a ninety basis point decrease in the yield on interest-earning assets from 6.98% in 2002 to 6.08% in 2003, sufficient to offset a seventy basis point decrease in the cost of average interest-bearing liabilities from 3.21% in 2002 to 2.51% in 2003.

PROVISION FOR LOAN LOSSES

During the years ended December 31, 2003 and 2002, the Bank provided $84,000 and $634,000, respectively, for loan losses. At December 31, 2003 and 2002, the Bank's loan portfolio included loans totaling $1.6 million and $2.7 million, respectively, which were delinquent ninety days or more. The Bank maintains an allowance for loan losses based on management's evaluation of the risk inherent in its loan portfolio which gives due consideration to changes in general market conditions and in the nature and volume of the Bank's loan activity. The allowance for loan losses amounted to $2.52 million at December 31, 2003, representing .65% of total loans and 161.53% of loans delinquent ninety days or more compared to an allowance of $2.55 million at December

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

31, 2002, representing .65% of total loans and 94.41% of loans delinquent ninety days or more. During the years ended December 31, 2003 and 2002, the Bank charged off loans aggregating $126,000 and $244,000, respectively. The Bank monitors its loan portfolio and intends to continue to provide for loan losses based on its ongoing periodic review of the loan portfolio and general market conditions.

NON-INTEREST INCOME

Non-interest income decreased by $11,000 or 0.43% to $2.56 million during the year ended December 31, 2003 as compared to $2.57 million for 2002. The decrease in non-interest income during 2003 resulted primarily from a decrease in the gain on sale of branches of $479,000, sufficient to offset increases in fees and service charges of $179,000 and miscellaneous income of $288,000. During the year ended December 31, 2002, the Bank sold deposits of $21.8 million, furniture, fixtures and leasehold improvements of $221,000 and account loans of $148,000 at its two Brick, New Jersey, branch offices to another financial institution. As a result of the sale, the Bank recognized a net gain of $479,000.

NON-INTEREST EXPENSES

Non-interest expenses increased $18,000 to $12.81 million during the year ended December 31, 2003 compared to $12.79 million for 2002. Salaries and employee benefits, occupancy and advertising decreased $467,000, $51,000 and $36,000, respectively, during the year ended December 31, 2003, which were more than offset by increases in equipment and miscellaneous expenses of $87,000 and $486,000, respectively.

INCOME TAXES

Income tax expense totaled $5.2 million and $4.8 million during the years ended December 31, 2003 and 2002, respectively. The increase in 2003 resulted primarily from an increase in pre-tax income of $1.1 million.

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

Interest on mortgage-backed securities decreased $160,000 or 2.02% during the year ended December 31, 2002 to $7.8 million compared to $7.9 million for 2001. During the years ended December 31, 2002 and 2001, the average balance of mortgage-backed securities totaled $127.7 million and $121.6 million, respectively, resulting in a net increase of $6.1 million or 5.02%. The yield earned on the mortgage-backed securities portfolio was 6.08% and 6.52% during 2002 and 2001, respectively. Interest earned on investment securities decreased by $78,000 or 13.09% to $518,000 for the year ended December 31, 2002, when compared to $596,000 for 2001. The decrease during the year ended December 31, 2002, resulted from a decrease of $1.7 million or 18.97% in the average balance of the investment securities portfolio, sufficient to offset an increase of forty-eight basis points in the yield earned on the investment securities portfolio from 6.75% in 2001 to 7.23% in 2002.

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

NET INTEREST INCOME

Net interest income for the year ended December 31, 2002, increased $3.7 million or 19.37% to $22.8 million for 2002 as compared to $19.1 million for 2001. The Bank's net interest rate spread increased from 3.48% in 2001 to 3.77% in 2002 and its interest rate margin increased from 3.95% in 2001 to 4.18% in 2002. The increase in net interest rate spread primarily resulted from a ninety basis point decrease in the cost of average interest-bearing liabilities to 3.21% in 2002 from 4.11% in 2001, sufficient to offset a sixty-one basis point decrease in the yield on interest-earning assets from 7.59% in 2001 to 6.98% in 2002.

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

NON-INTEREST EXPENSES

Non-interest expenses increased $156,000 to $12.8 million during the year ended December 31, 2002 compared to $12.6 million for 2001. Occupancy, federal insurance premium, advertising, equipment and miscellaneous expenses decreased $121,000, $1,000, $53,000, $72,000 and $401,000, respectively, during the year ended December 31, 2002, which were more than offset by increases in salaries and employee benefits of $804,000.

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

--------------------------------------------------------------------------------

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

The primary sources of investing activities of the Bank are lending and investment in mortgage-backed securities. In addition to funding new loan production and the purchase of mortgage-backed securities through operations and financing activities, new loan production and purchases of mortgage-backed securities were also funded by principal repayments on existing loans and mortgage-backed securities. The primary sources of financing activities during the 2003 period were net increases in deposits of $46.7 million and net advances from the FHLB-NY of $2.7 million.

Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as federal funds and interest-bearing deposits. If the Bank requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB-NY, which provide an additional source of funds. At December 31, 2003 and 2002, advances from the FHLB-NY amounted to $87.0 million and $84.3 million, respectively.

The Bank anticipates that it will have sufficient funds available to meet its current loan commitments. At December 31, 2003, the Bank had outstanding commitments to originate loans and fund unused credit lines of $29.6 million. Certificates of deposit scheduled to mature in one year or less, at December 31, 2003, totaled $175.9 million. Management believes that, based upon historical experience, a significant portion of such deposits will remain with the Bank.

At December 31, 2003, the Bank exceeded each of the three OTS capital requirements. The Bank's tangible, core and risk-based capital ratios were 7.26%, 7.26% and 15.13%, respectively. The Bank was categorized as "well-capitalized" under the prompt corrective action regulations of the OTS.

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

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

--------------------------------------------------------------------------------

                                                                                 December 31,
                                                                      ----------------------------------
Assets                                                     Note(s)          2002             2003
--------------------------------------------------------------------------------------------------------
Cash and amounts due from depository institutions                     $      6,172,543  $      5,929,784
Interest-bearing deposits in other banks                                    17,684,844         4,196,698
--------------------------------------------------------------------------------------------------------
   Total cash and cash equivalents                        1 and 15          23,857,387        10,126,482
Securities available for sale                           1,2,9 and 15         4,542,528         3,921,902
Investment securities held to maturity                  1,3,9 and 15         7,095,209         9,422,111
Mortgage-backed securities held to maturity             1,4,9 and 15       146,138,326       218,418,340
Loans receivable                                        1,5,9 and 15       389,864,704       378,640,773
Foreclosed real estate                                        1                155,340                --
Investment in real estate                                     1                213,643           129,640
Premises and equipment                                   1,6 and 10          4,417,239         4,092,683
Federal Home Loan Bank of New York stock                      9              4,403,400         4,743,900
Interest receivable                                      1,7 and 15          2,982,315         2,838,497
Deferred tax asset                                        1 and 13             779,394           843,543
Other assets                                                  12             4,209,460         3,717,310
--------------------------------------------------------------------------------------------------------
      Total assets                                                    $    588,658,945  $    636,895,181
--------------------------------------------------------------------------------------------------------
Liabilities and stockholders' equity
--------------------------------------------------------------------------------------------------------
Liabilities
--------------------------------------------------------------------------------------------------------
Deposits                                                  8 and 15    $    445,507,415  $    492,160,765
Advances from Federal Home Loan Bank of New York          9 and 15          84,340,000        87,000,000
Other borrowed money                                     10 and 15             149,166           117,748
Advance payments by borrowers for taxes and insurance                        3,835,862         3,495,739
Other liabilities                                             12             4,070,229         2,797,586
--------------------------------------------------------------------------------------------------------
      Total liabilities                                                    537,902,672       585,571,838
--------------------------------------------------------------------------------------------------------
Commitments and contingencies                            14 and 15                  --                --
Stockholders' equity                                    1, 11 and 13
--------------------------------------------------------------------------------------------------------
Preferred stock; authorized 3,000,000 shares; issued
 and outstanding - none                                                             --                --
Common stock; par value $.01; 7,000,000 shares (2002)
 and 25,000,000 shares (2003) authorized; 6,900,000
 shares issued; 5,145,986 shares (2002) and 4,974,313
 shares (2003) outstanding                                                      69,000            69,000
Paid-in capital in excess of par value                                      18,937,168        18,957,298
Retained earnings - substantially restricted                                50,889,220        54,621,926
Accumulated other comprehensive income - Unrealized
 gain on securities available for sale, net of
 income tax                                                                    242,546           243,170
Treasury stock, at cost; 1,754,014 shares (2002) and
 1,925,687 shares (2003)                                                   (19,381,661)      (22,568,051)
--------------------------------------------------------------------------------------------------------
      Total stockholders' equity                                            50,756,273        51,323,343
--------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity                      $    588,658,945  $    636,895,181
--------------------------------------------------------------------------------------------------------

                                 See notes to consolidated financial statements.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

--------------------------------------------------------------------------------

                                                                                       Year Ended December 31,
                                                                       ----------------------------------------------------
                                                           Note(s)           2001              2002              2003
---------------------------------------------------------------------------------------------------------------------------
Interest income:
   Loans                                                  1 and 5      $     27,480,276  $     29,266,901        26,102,108
   Mortgage-backed securities                                1                7,924,810         7,764,545         9,570,040
   Investments                                               1                  596,371           518,481           737,285
   Other interest-earning assets                                                623,336           508,158           346,011
---------------------------------------------------------------------------------------------------------------------------
      Total interest income                                                  36,624,793        38,058,085        36,755,444
---------------------------------------------------------------------------------------------------------------------------
Interest expense:
   Deposits                                                  8               14,908,910        11,482,660         9,691,521
   Advances and other borrowed money                                          2,635,383         3,807,006         3,741,656
---------------------------------------------------------------------------------------------------------------------------
      Total interest expense                                                 17,544,293        15,289,666        13,433,177
---------------------------------------------------------------------------------------------------------------------------
Net interest income                                                          19,080,500        22,768,419        23,322,267
Provision for loan losses                                 1 and 5               458,888           634,090            83,777
---------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                          18,621,612        22,134,329        23,238,490
---------------------------------------------------------------------------------------------------------------------------
Non-interest income:
   Fees and service charges                                                   1,200,562         1,285,725         1,464,683
   Gain on sale of branches                                                          --           478,563                --
   Miscellaneous                                                                720,554           801,605         1,089,901
---------------------------------------------------------------------------------------------------------------------------
      Total non-interest income                                               1,921,116         2,565,893         2,554,584
---------------------------------------------------------------------------------------------------------------------------
Non-interest expenses:
   Salaries and employee benefits                           12                6,430,140         7,234,261         6,767,218
   Net occupancy expense of premises                      6 and 14            1,206,893         1,085,575         1,034,747
   Equipment                                                 6                1,354,638         1,282,556         1,369,764
   Advertising                                                                  233,745           181,207           144,744
   Federal insurance premium                                                     74,314            73,019            72,599
   Miscellaneous                                                              3,334,617         2,933,980         3,420,331
---------------------------------------------------------------------------------------------------------------------------
      Total non-interest expenses                                            12,634,347        12,790,598        12,809,403
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                    7,908,381        11,909,624        12,983,671
Income taxes                                              1 and 13            2,907,980         4,786,232         5,202,845
---------------------------------------------------------------------------------------------------------------------------
Net income                                                   1         $      5,000,401  $      7,123,392  $      7,780,826
---------------------------------------------------------------------------------------------------------------------------
Net income per common share:                                 1
   Basic                                                               $           0.97  $           1.39  $           1.54
---------------------------------------------------------------------------------------------------------------------------
   Diluted                                                             $           0.97  $           1.39  $           1.54
---------------------------------------------------------------------------------------------------------------------------
Weighted average number of common shares outstanding:        1
   Basic                                                                      5,160,346         5,141,486         5,055,816
---------------------------------------------------------------------------------------------------------------------------
   Diluted                                                                    5,160,346         5,141,486         5,061,471
---------------------------------------------------------------------------------------------------------------------------
Dividends per common share                                   1         $           0.72  $           0.75  $           0.80
---------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

--------------------------------------------------------------------------------

                                                                  Year Ended December 31,
                                                       ----------------------------------------------
                                                            2001           2002            2003
-----------------------------------------------------------------------------------------------------
Net income                                             $   5,000,401   $   7,123,392   $    7,780,826
-----------------------------------------------------------------------------------------------------
Other comprehensive income, net of income taxes:
   Gross unrealized holding gain on securities
    available for sale                                       191,091          97,762            1,024
   Deferred income taxes                                     (68,900)        (51,000)            (400)
-----------------------------------------------------------------------------------------------------
   Other comprehensive income                                122,191          46,762              624
-----------------------------------------------------------------------------------------------------
Comprehensive Income                                   $   5,122,592   $   7,170,154   $    7,781,450
-----------------------------------------------------------------------------------------------------

                                 See notes to consolidated financial statements.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

--------------------------------------------------------------------------------

                                                          Paid-in        Retained     Accumulated
                                                         Capital in      Earnings -      Other
                                                        Excess of Par  Substantially  Comprehensive    Treasury
                                          Common Stock     Value        Restricted        Income         Stock          Total
---------------------------------------------------------------------------------------------------------------------------------
Balance - December 31, 2000               $     34,500  $  18,906,768  $  46,332,436  $      73,593  $ (18,818,788) $  46,528,509
Net income for the year ended
 December 31, 2001                                  --             --      5,000,401             --             --      5,000,401
Purchase of treasury stock                          --             --             --             --       (416,145)      (416,145)
Unrealized gain on securities
 available for sale, net of income taxes            --             --             --        122,191             --        122,191
Cash dividends                                      --             --     (3,711,781)            --             --     (3,711,781)
---------------------------------------------------------------------------------------------------------------------------------
Balance - December 31, 2001                     34,500     18,906,768     47,621,056        195,784    (19,234,933)    47,523,175
Net income for the year ended
 December 31, 2002                                  --             --      7,123,392             --             --      7,123,392
Stock split                                     34,500        (34,500)            --             --             --             --
Purchase of treasury stock                          --             --             --             --       (279,328)      (279,328)
Reissuance of treasury stock                        --         64,900             --             --        132,600        197,500
Unrealized gain on securities
 available for sale, net of income taxes            --             --             --         46,762             --         46,762
Cash dividends                                      --             --     (3,855,228)            --             --     (3,855,228)
---------------------------------------------------------------------------------------------------------------------------------
Balance - December 31, 2002                     69,000     18,937,168     50,889,220        242,546    (19,381,661)    50,756,273
Net income for the year ended
 December 31, 2003                                  --             --      7,780,826             --             --      7,780,826
Purchase of treasury stock                          --             --             --             --     (3,221,490)    (3,221,490)
Sale of treasury stock                              --         20,130             --             --         35,100         55,230
Unrealized gain on securities
 available for sale, net of income taxes            --             --             --            624             --            624
Cash dividends                                      --             --     (4,048,120)            --             --     (4,048,120)
---------------------------------------------------------------------------------------------------------------------------------
Balance - December 31, 2003               $     69,000  $  18,957,298  $  54,621,926  $     243,170  $ (22,568,051) $  51,323,343
=================================================================================================================================

See notes to consolidated financial statements.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASHFLOWS

--------------------------------------------------------------------------------

                                                                    Year Ended December 31,
                                                       --------------------------------------------------
                                                            2001             2002              2003
---------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                          $    5,000,401   $     7,123,392   $     7,780,826
   Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation of premises and equipment and
       investment in real estate                              584,996           619,262           553,622
      (Accretion) amortization of deferred fees,
       premiums and discounts, net                             (7,895)          128,086         1,037,197
      Provision for loan losses                               458,888           634,090            83,777
      Provision for losses on foreclosed real estate           20,037                --                --
      (Gain) on sales of foreclosed real estate               (34,359)           (8,349)          (17,362)
      (Gain) on sale of real estate held for
       investment                                                  --                --           (42,230)
      (Gain) on sale of branches                                   --          (478,563)               --
      Deferred income taxes                                   (26,319)          391,008           (64,549)
      (Increase) decrease in interest receivable             (178,242)          (38,089)          143,818
      (Increase) decrease in other assets                    (440,326)       (2,477,357)          492,150
      (Decrease) in other liabilities                        (805,963)         (423,935)       (1,272,643)
      Distribution of treasury stock                               --           197,500                --
---------------------------------------------------------------------------------------------------------
         Net cash provided by operating activities          4,571,218         5,667,045         8,694,606
---------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Principal repayments on securities available
    for sale                                                1,081,230           895,307           651,692
   Purchases of securities available for sale                (570,385)          (43,590)          (31,692)
   Purchases of investment securities held to
    maturity                                               (4,000,000)       (4,110,600)       (2,388,040)
   Proceeds from calls of investment securities
    held to maturity                                        6,000,000         2,000,000                --
   Principal repayments on mortgage-backed securities
    held to maturity                                       30,463,577        44,499,307        87,887,524
   Purchases of mortgage-backed securities held to
    maturity                                              (34,155,728)      (68,421,533)     (160,853,754)
   Proceeds from sales of student loans                            --           147,950                --
   Net change in loans receivable                         (60,394,792)      (21,311,805)       10,851,961
   Proceeds from sales of foreclosed real estate              335,017            91,150           172,702
   Additions to premises and equipment and investment
    in real estate                                           (359,171)         (413,813)         (225,433)
   Proceeds from sale of investment in real estate                 --                --           122,600
   Proceeds from sale of premises and equipment                    --           221,437                --
   Purchase of Federal Home Loan Bank of New York
    stock                                                    (299,900)         (607,300)         (340,500)
---------------------------------------------------------------------------------------------------------
         Net cash (used in) investing activities          (61,900,152)      (47,053,490)      (64,152,940)
---------------------------------------------------------------------------------------------------------

                                 See notes to consolidated financial statements.

--------------------------------------------------------------------------------

                                                                    Year Ended December 31,
                                                       --------------------------------------------------
                                                            2001             2002              2003
---------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Net increase in deposits                            $   37,176,939   $    50,726,043   $    46,653,350
   Cash paid for sale of deposits                                  --       (21,326,860)               --
   Advances from Federal Home Loan Bank of New York        35,000,000        25,000,000        33,000,000
   Repayment of Advances from Federal Home Loan Bank
    of New York                                            (3,243,100)       (8,000,000)      (30,340,000)
   Net (decrease) in other borrowed money                     (26,786)          (29,010)          (31,418)
   Net increase (decrease) in payments by borrowers
    for taxes and insurance                                   984,838           319,330          (340,123)
   Cash dividends paid                                     (3,711,781)       (3,855,228)       (4,048,120)
   Sale of treasury stock                                          --                --            55,230
   Purchase of treasury stock                                (416,145)         (279,328)       (3,221,490)
---------------------------------------------------------------------------------------------------------
         Net cash provided by financing activities         65,763,965        42,554,947        41,727,429
---------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash
 equivalents                                                8,435,031         1,168,502       (13,730,905)
Cash and cash equivalents - beginning                      14,253,854        22,688,885        23,857,387
---------------------------------------------------------------------------------------------------------
Cash and cash equivalents - ending                     $   22,688,885  $     23,857,387  $     10,126,482
---------------------------------------------------------------------------------------------------------
Supplemental information:
   Transfer of loans receivable to foreclosed real
    estate                                             $       33,264  $             --  $             --
---------------------------------------------------------------------------------------------------------
   Loans to facilitate sales of foreclosed real
    estate                                             $       94,500  $             --  $             --
---------------------------------------------------------------------------------------------------------
   Cash paid during the period for:
      Income taxes                                     $    2,775,334  $      4,830,190  $      4,851,141
---------------------------------------------------------------------------------------------------------
      Interest on deposits and borrowings              $   17,551,080  $     15,348,766  $     13,514,822
---------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

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

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
--------------------------------------------------------------------------------

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

Stock-based compensation

The Company, under a plan approved by its stockholders in 2003, has granted stock options to certain employees. See note 12 for additional information as to option grants. The Company accounts for options granted using the intrinsic value method, in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No compensation expense has been reflected in net income for the options granted as all such grants have an exercise price equal to the market price of the underlying stock at the date of grant. The following table provides information as to net income and earnings per share as if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," as amended, to all option grants.

                                                                  Year Ended
                                                              December 31, 2003
-------------------------------------------------------------------------------
Net income as reported                                        $       7,780,826
   Total stock-based compensation expense, net of income
    taxes, included in reported net income                                   --
   Total stock-based compensation expense, net of income
    taxes, that would have been included in the
    determination of net income if the fair value method
    had been applied to all grants                                     (160,836)
-------------------------------------------------------------------------------
Pro forma net income                                          $       7,619,990
Net income per common share, as reported:
   Basic                                                      $            1.54
   Diluted                                                                 1.54
-------------------------------------------------------------------------------
Pro forma net income per common share:
   Basic                                                      $            1.51
   Diluted                                                                 1.51
-------------------------------------------------------------------------------

Net income per common share

Basic net income per common share is based on the weighted average number of common shares actually outstanding. Diluted net income per share is calculated by adjusting the weighted average number of shares of common stock outstanding to include the effect of stock options, if dilutive, using the treasury stock method.

--------------------------------------------------------------------------------

Reclassification

Certain amounts for prior periods have been reclassified to conform to the current period's presentation.

2.  SECURITIES AVAILABLE FOR SALE

                                                              December 31, 2002
----------------------------------------------------------------------------------------------------
                                                              Gross Unrealized
                                           Amortized     ---------------------------     Carrying
                                             Cost            Gains         Losses          Value
----------------------------------------------------------------------------------------------------
Mortgage-backed securities               $   2,189,845   $     58,207   $         --   $   2,248,052
Mutual funds                                 1,441,917            400             --       1,442,317
Trust originated preferred security,
 maturing after twenty years                   500,000         25,000             --         525,000
Equity security                                  7,020        320,139             --         327,159
----------------------------------------------------------------------------------------------------
                                         $   4,138,782   $    403,746   $         --   $   4,542,528
====================================================================================================

                                                              December 31, 2003
----------------------------------------------------------------------------------------------------
                                                               Gross Unrealized
                                           Amortized     ---------------------------      Carrying
                                             Cost            Gains         Losses          Value
----------------------------------------------------------------------------------------------------
Mortgage-backed securities               $   1,536,503   $     25,546   $         --   $   1,562,049
Mutual funds                                 1,473,609             --          9,832       1,463,777
Trust originated preferred security,
 maturing after twenty years                   500,000         40,000             --         540,000
Equity security                                  7,020        349,056             --         356,076
----------------------------------------------------------------------------------------------------
                                         $   3,517,132   $    414,602   $      9,832   $   3,921,902
====================================================================================================

There were no sales of investment securities available for sale during the years ended December 31, 2001, 2002 and 2003.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

--------------------------------------------------------------------------------

3.  INVESTMENT SECURITIES HELD TO MATURITY


                                                              December 31, 2002
----------------------------------------------------------------------------------------------------
                                                               Gross Unrealized
                                           Amortized     ---------------------------     Estimated
                                             Cost            Gains         Losses       Fair Value
----------------------------------------------------------------------------------------------------
Subordinated notes due after five
 through ten years                       $   7,095,209   $    365,801   $         --   $   7,461,010
====================================================================================================

                                                              December 31, 2003
----------------------------------------------------------------------------------------------------
                                                               Gross Unrealized
                                           Amortized     ---------------------------     Estimated
                                             Cost            Gains         Losses       Fair Value
----------------------------------------------------------------------------------------------------
Subordinated notes due after five
 through ten years                       $   9,422,111   $    527,889   $         --   $   9,950,000
====================================================================================================

There were no sales of investment securities held to maturity during the years ended December 31, 2001, 2002 and 2003.

--------------------------------------------------------------------------------
4.  MORTGAGE-BACKED SECURITIES HELD TO MATURITY

                                                              December 31, 2002
----------------------------------------------------------------------------------------------------
                                                               Gross Unrealized
                                           Amortized     ---------------------------     Estimated
                                             Cost            Gains         Losses       Fair Value
----------------------------------------------------------------------------------------------------
Federal Home Loan Mortgage Corporation   $  98,734,189   $  3,871,401   $         --   $ 102,605,590
Federal National Mortgage Association       38,481,631      1,718,481          1,385      40,198,727
Government National Mortgage
 Association                                 1,217,349         91,901             --       1,309,250
Collateralized Mortgage Obligations          7,705,157        153,372             --       7,858,529
----------------------------------------------------------------------------------------------------
                                         $ 146,138,326   $  5,835,155   $      1,385   $ 151,972,096
====================================================================================================

                                                              December 31, 2003
----------------------------------------------------------------------------------------------------
                                                               Gross Unrealized
                                           Amortized     ---------------------------     Estimated
                                             Cost            Gains         Losses       Fair Value
----------------------------------------------------------------------------------------------------
Federal Home Loan Mortgage Corporation   $ 147,045,961   $  1,711,309   $    906,034   $ 147,851,236
Federal National Mortgage Association       55,604,882        717,259        750,040      55,572,101
Government National Mortgage
 Association                                   681,932         54,875             --         736,807
Collateralized Mortgage Obligations         15,085,565             43        211,036      14,874,572
----------------------------------------------------------------------------------------------------
                                         $ 218,418,340   $  2,483,486   $  1,867,110   $ 219,034,716
====================================================================================================

There were no sales of mortgage-backed securities held to maturity during the years ended December 31, 2001, 2002 and 2003.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
--------------------------------------------------------------------------------

5. LOAN RECEIVABLE

                                           December 31,
--------------------------------------------------------------
                                     2002             2003
--------------------------------------------------------------
Real estate mortgage:
   One-to-four family            $ 253,972,105   $ 228,458,746
   Multi-family                     37,069,398      40,538,648
   Commercial                       31,624,172      41,168,523
   FHA insured and
    VA guaranteed                      186,109          75,047
--------------------------------------------------------------
                                   322,851,784     310,240,964
--------------------------------------------------------------
Real estate construction             6,519,779      11,225,286
--------------------------------------------------------------
Land                                 1,372,803       1,373,985
--------------------------------------------------------------
Commercial                             658,216         406,733
--------------------------------------------------------------
Consumer:
   Passbook or certificate             552,252         585,733
   Home improvement                    336,268         229,153
   Equity and second
    mortgage                        59,233,431      59,757,904
   Automobile                        1,243,333         734,138
   Personal                          1,297,740       1,144,480
--------------------------------------------------------------
                                    62,663,024      62,451,408
--------------------------------------------------------------
   Total                           394,065,606     385,698,376
--------------------------------------------------------------
Less:
   Loans in process                  1,882,044       5,168,432
   Allowance for loan losses         2,550,000       2,515,000
   Deferred loan fees
    (costs) and discounts             (231,142)       (625,829)
--------------------------------------------------------------
                                     4,200,902       7,057,603
--------------------------------------------------------------
                                 $ 389,864,704   $ 378,640,773
--------------------------------------------------------------

At December 31, 2001, 2002 and 2003, loans serviced by the Bank for the benefit of others totalled approximately $1,584,000, $1,104,000 and $665,000, respectively.

At December 31, 2001, 2002 and 2003, nonaccrual loans for which interest has been discontinued totalled approximately $2,256,000, $1,485,000, and $809,000, respectively. During the years ended December 31, 2001, 2002 and 2003, the Bank recognized interest income of approximately $88,000, $24,000, and $35,000, respectively, on these loans. Interest income that would have been recorded, had the loans been on the accrual status, would have amounted to approximately $230,000, $151,000, and $79,000 for the years ended December 31, 2001, 2002 and
2003, respectively. The Bank is not committed to lend additional funds to the borrowers whose loans have been placed on nonaccrual status.

The following is an analysis of the allowance for loan losses:

                                             Year Ended December 31,
------------------------------------------------------------------------------
                                      2001            2002            2003
------------------------------------------------------------------------------
Balance, beginning               $   1,950,000   $   2,150,000   $   2,550,000
Provisions charged
 to operations                         458,888         634,090          83,777
Recoveries credited
 to allowance                           14,432          10,346           7,512
Loan losses charged
 to allowance                         (273,320)       (244,436)       (126,289)
------------------------------------------------------------------------------
Balance, ending                  $   2,150,000   $   2,550,000   $   2,515,000
------------------------------------------------------------------------------
Impaired loans and related amounts recorded in the allowance for loan losses are summarized as follows:

------------------------------------------------------------------------
                                                    December 31,
------------------------------------------------------------------------
                                                2002           2003
------------------------------------------------------------------------
Recorded investment in impaired loans:
   With recorded allowances                 $      32,959  $     458,730
   Without recorded allowances                  1,566,438        767,984
------------------------------------------------------------------------
      Total impaired loans                      1,599,397      1,226,714
      Related allowance for loan losses            32,959        173,730
------------------------------------------------------------------------
      Net impaired loans                    $   1,566,438  $   1,052,984
------------------------------------------------------------------------

The activity with respect to loans to directors, officers and associates of such persons is as follows:

                                  Year Ended
                                 December 31,
----------------------------------------------
                                      2003
----------------------------------------------
Balance, beginning               $   2,109,537
Loans originated                     1,059,828
Collection of principal             (1,083,212)
----------------------------------------------
Balance, ending                  $   2,086,153
----------------------------------------------

6. PREMISES AND EQUIPMENT

                                          December 31,
--------------------------------------------------------------
                                     2002             2003
--------------------------------------------------------------
Land                             $     701,625   $     701,625
--------------------------------------------------------------
Buildings and improvements           4,027,388       4,027,388
Less accumulated depreciation        1,817,150       1,945,466
--------------------------------------------------------------
                                     2,210,238       2,081,922
--------------------------------------------------------------
Leasehold improvements               1,190,690       1,190,690
Less accumulated amortization          516,257         636,066
--------------------------------------------------------------
                                       674,433         554,624
--------------------------------------------------------------
Furnishings and equipment            5,693,398       5,909,523
Less accumulated depreciation        4,862,455       5,155,011
--------------------------------------------------------------
                                       830,943         754,512
--------------------------------------------------------------
                                 $   4,417,239   $   4,092,683
--------------------------------------------------------------

Depreciation expense for the years ended December 31, 2001, 2002, and 2003 totalled approximately $571,000, $606,000, and $550,000, respectively.

Depreciation charges are computed on the straight-line method over the following estimated useful lives:

------------------------------------------------------
Buildings and improvements              10 to 50 years
Leasehold improvements                  10 years
Furnishings and equipment               3 to 10 years

7. INTEREST RECEIVABLE

                                         December 31,
--------------------------------------------------------------
                                      2002           2003
--------------------------------------------------------------
Loans, net of allowance for
 uncollected interest of
 approximately $130,000 and
 $55,000, respectively           $   2,078,868   $   1,737,368
Mortgage-backed securities             756,356         926,421
Investment securities                  147,091         174,708
--------------------------------------------------------------
                                 $   2,982,315   $   2,838,497
--------------------------------------------------------------

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

--------------------------------------------------------------------------------

8.  DEPOSITS

                                                                    December 31,
------------------------------------------------------------------------------------------------------------------
                                                   2002                                     2003
------------------------------------------------------------------------------------------------------------------
                                   Weighted                                  Weighted
                                    Average                                   Average
                                       Rate          Amount      Percent         Rate          Amount      Percent
------------------------------------------------------------------------------------------------------------------
Demand:
   Non-interest-bearing demand         0.00%  $  26,313,782         5.91         0.00%  $  30,254,587         6.15
   NOW                                 1.26%     33,200,162         7.45         1.00%     41,592,334         8.45
------------------------------------------------------------------------------------------------------------------
                                       0.70%     59,513,944        13.36         0.58%     71,846,921        14.60
Money Market                           2.11%     32,594,320         7.31         1.33%     38,495,382         7.82
Savings and club                       2.34%    155,430,932        34.89         1.35%    179,463,134        36.46
Certificates of deposit                3.18%    197,968,219        44.44         2.39%    202,355,328        41.12
------------------------------------------------------------------------------------------------------------------
                                       2.48%  $ 445,507,415       100.00         1.66%  $ 492,160,765       100.00
------------------------------------------------------------------------------------------------------------------

The scheduled maturities of certificates of deposit are as follows (in thousands):

                                          December 31,
-------------------------------------------------------------
Maturity Period                       2002           2003
-------------------------------------------------------------
One year or less                  $    164,187   $    175,898
After one to three years                30,150         21,661
After three years                        3,631          4,796
-------------------------------------------------------------
                                  $    197,968   $    202,355
-------------------------------------------------------------

Certificates of deposit of $100,000 or more by the time remaining until maturity are as follows (in thousands):

                                          December 31,
-------------------------------------------------------------
Maturity Period                       2002           2003
-------------------------------------------------------------
Three months or less              $     11,880   $     12,239
After three through six months          12,107         11,612
After six through twelve months         24,510         32,538
After twelve months                      9,346          9,134
-------------------------------------------------------------
                                  $     57,843   $     65,523
-------------------------------------------------------------

A summary of interest on deposits follows:

                                            Year Ended December 31,
                                      2001           2002           2003
----------------------------------------------------------------------------
Demand                            $  1,147,870   $  1,080,086   $  1,029,530
Savings and club                     3,281,412      3,428,455      3,118,465
Certificates
 of deposit                         10,490,771      6,983,647      5,550,866
----------------------------------------------------------------------------
                                    14,920,053     11,492,188      9,698,861
Less penalties for early
 withdrawal of certificates of
 deposit                               (11,143)        (9,528)        (7,340)
----------------------------------------------------------------------------
                                  $ 14,908,910   $ 11,482,660   $  9,691,521
----------------------------------------------------------------------------

9.  ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK

                                  December 31,
----------------------------------------------------------------
                         2002                     2003
----------------------------------------------------------------
               Weighted                  Weighted
Maturing        Average                   Average
by             Interest                  Interest
December 31,       Rate         Amount       Rate         Amount
----------------------------------------------------------------
2003               5.50%  $ 27,340,000         --%  $         --
2004               3.49%    12,000,000       2.80%    17,000,000
2005               3.98%    13,000,000       3.21%    20,000,000
2006               4.47%    12,000,000       3.35%    25,000,000
2007               3.50%     3,000,000       2.75%     8,000,000
2008               4.85%     7,000,000       4.85%     7,000,000
2010               6.19%    10,000,000       6.19%    10,000,000
----------------------------------------------------------------
                   4.79%  $ 84,340,000       3.60%  $ 87,000,000
----------------------------------------------------------------

At December 31, 2002 and 2003, the advances were secured by pledges of the Bank's investment in the capital stock of the Federal Home Loan Bank of New York totalling $4,403,400, and $4,743,900 respectively, and a blanket assignment of the Bank's unpledged qualifying mortgage loans, mortgage-backed securities and investment securities portfolios.

At December 31, 2002 and 2003, the Company also had available to it $27,525,700 and $30,223,900, respectively, under a revolving overnight line of credit, expiring August 22, 2003 and August 24, 2004, respectively, with the Federal Home Loan Bank of New York. Borrowings are at the lenders cost of funds plus ..25%. There were no outstanding borrowings under the line of credit at December 31, 2002 and 2003.

10. OTHER BORROWED MONEY

                                 December 31,
----------------------------------------------------------------
                         2002                     2003
----------------------------------------------------------------
                Interest                 Interest
                    Rate        Amount       Rate         Amount
----------------------------------------------------------------
Mortgage loan       8.00%  $   149,166       8.00%  $    117,748
----------------------------------------------------------------

The mortgage loan is payable in 144 equal monthly installments of $3,518 through February 1, 2007 and is secured by premises with a carrying value of $1,340,000 and $1,310,000 at December 31, 2002 and 2003, respectively.

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

                                            December 31,
----------------------------------------------------------------
                                         2002           2003
----------------------------------------------------------------
GAAP capital                         $     43,757   $     46,774
Less: Investment in and advances
 to non-includable subsidiary              (2,040)          (365)
   Unrealized (gain) on securities
    available for sale                       (243)          (243)
----------------------------------------------------------------
Core and tangible capital                  41,474         46,166
Add: general valuation allowance            2,517          2,341
----------------------------------------------------------------
   Total regulatory capital          $     43,991   $     48,507
----------------------------------------------------------------

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

--------------------------------------------------------------------------------

                                                                         To Be Well
                                                                      Capitalized Under
                                                    Minimum Capital   Prompt Corrective
(Dollars in Thousands)               Actual          Requirements     Action Provisions
---------------------------------------------------------------------------------------
                                  Amount   Ratio     Amount   Ratio     Amount   Ratio
---------------------------------------------------------------------------------------
December 31, 2002:
---------------------------------------------------------------------------------------
Total Capital
   (to risk-weighted assets)    $ 43,991   14.35%  $ 24,518    8.00%  $ 30,648    10.00%
Tier 1 Capital
   (to risk-weighted assets)      41,474   13.53%        --      --     18,389     6.00%
Core (Tier 1) Capital
   (to adjusted total assets)     41,474    7.08%    23,440    4.00%    29,300     5.00%
Tangible Capital
   (to adjusted total assets)     41,474    7.08%     8,790    1.50%        --       --

December 31, 2003:
---------------------------------------------------------------------------------------
Total Capital
   (to risk-weighted assets)    $ 48,507   15.13%  $ 25,645    8.00%  $ 32,057    10.00%
Tier 1 Capital
   (to risk-weighted assets)      46,166   14.40%        --      --     19,234     6.00%
Core (Tier 1) Capital
   (to adjusted total assets)     46,166    7.26%    25,451    4.00%    31,814     5.00%
Tangible Capital
   (to adjusted total assets)     46,166    7.26%     9,544    1.50%        --       --

As of January 27, 2003, the most recent notification from the State of New Jersey Department of Banking and Insurance, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the institution's category.

--------------------------------------------------------------------------------

12. BENEFIT PLANS

Pension Plan ("Plan")

The Bank has a non-contributory defined benefit pension plan covering all eligible employees. The benefits are based on years of service and employees' compensation. The Bank's funding policy is to contribute the maximum amount that can be deducted for federal income tax purposes. The Plan's assets consist primarily of mutual funds and bank deposits.

The following tables set forth the Plan's funded status and components of net periodic pension cost:

                                                   December 31,
----------------------------------------------------------------------
                                               2002           2003
----------------------------------------------------------------------
Change in Benefit Obligation
Benefit obligation at beginning of year    $  4,470,707   $  5,670,347
Service cost                                    230,791        256,339
Interest cost                                   336,367        371,695
Actuarial loss                                  752,164        542,283
Benefits paid                                  (119,682)      (120,980)
----------------------------------------------------------------------
Benefit obligation at end of year          $  5,670,347   $  6,719,684
----------------------------------------------------------------------
Change in Plan Assets
Fair value of assets at beginning
 of year                                   $  3,408,608   $  5,444,022
   Actual (loss) gain on plan assets           (181,718)       274,184
   Employer contributions                     2,336,814        329,308
   Benefits paid                               (119,682)      (120,980)
----------------------------------------------------------------------
Fair value of assets at end of year        $  5,444,022   $  5,926,534
----------------------------------------------------------------------

                                                   December 31,
----------------------------------------------------------------------
                                               2002           2003
----------------------------------------------------------------------
Reconciliation of Funded Status
Accumulated benefit obligation             $  4,918,612   $  5,771,037
----------------------------------------------------------------------
Projected benefit obligation               $  5,670,347   $  6,719,684
Fair value of assets                         (5,444,022)    (5,926,534)
----------------------------------------------------------------------
Funded status                                   226,325        793,150
Unrecognized net (loss)                      (2,295,871)    (2,818,291)
Unrecognized past service liability            (161,550)      (143,778)
----------------------------------------------------------------------
(Prepaid) expense included in
 other assets                              $ (2,231,096)  $ (2,168,919)
----------------------------------------------------------------------
Assumption Used
Discount rate                                     6.625%          6.25%
Rate of increase in compensation                   4.00%          3.50%

                                                    Year Ended December 31,
-------------------------------------------------------------------------------------
                                               2001           2002           2003
-------------------------------------------------------------------------------------
Net Periodic Pension Expense
Service cost                               $    192,887   $    230,791   $    256,339
Interest cost                                   296,009        336,367        371,695
Expected return on assets                      (297,851)      (338,524)      (430,733)
Amortization of unrecognized loss                 1,256         68,393        176,412
Unrecognized past service liability                  --         13,329         17,772
-------------------------------------------------------------------------------------
Net periodic pension expense               $    192,301   $    310,356   $    391,485
-------------------------------------------------------------------------------------
Assumptions
Discount rate                                      8.00%          7.25%         6.625%
Rate of increase in compensation                   5.00%          4.50%          4.00%
Long-term rate of return on plan assets            8.50%          8.50%          8.00%

Plan assets

For 2003, the plan's assets realized an annual return of 5%. The weighted-average allocation by asset category are as follows:

                                       December 31,
----------------------------------------------------
                                      2002     2003
----------------------------------------------------
Certificates of deposit                 63%       37%
Mutual fund shares                      20%       29%
Mortgage-backed securities               5%        9%
Equity securities                       12%       25%
----------------------------------------------------
                                       100%      100%
----------------------------------------------------

For 2004, the Company intends to maintain the current asset mix and seek to achieve an optimal risk/reward profile by limiting market exposure to present levels. Based on an analysis of the current market environment, we project a 2.5% return from cash, a 5% return from fixed income and a 10% return from equities, for an overall expected return of approximately 6.50%.

The long-term rate-of-return-on-assets assumption is set based on historical returns earned by equities and fixed income securities, adjusted to reflect expectations of future returns as applied to the Plan's actual target allocation of asset classes. Equities and fixed income securities are assumed to earn real rates of return in the ranges of 5-9% and 2-6%, respectively. Additionally, the long-term inflation rate is projected to be 3%. When these overall return expectations are applied to a typical Plan's target allocation, the result is an expected return of 8% to 10%.

Equity securities include Pamrapo Bancorp, Inc. common stock in the amounts of $442,000 (8% of total plan assets) and $659,000 (11% of total plan assets) at December 31, 2002 and 2003, respectively.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
--------------------------------------------------------------------------------

Contributions

The Company expects to contribute approximately $439,000 to the pension plan in 2004.

Savings and Investment Plan ("SIP")

The Bank sponsors a SIP pursuant to Section 401(k) of the Internal Revenue Code, for all eligible employees. Employees may elect to save up to 10% of their compensation of which the Savings Bank will match 50% of the employee's contribution. The SIP expense amounted to approximately, $106,000, $124,000 and $120,000 for the years ended December 31, 2001, 2002 and 2003, respectively.

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

The following tables set forth the SERP's funded status and components of net periodic SERP cost:

                                                   December 31,
----------------------------------------------------------------------
                                                2002          2003
----------------------------------------------------------------------
Projected benefit obligation at
 beginning of year                         $  2,596,758   $  2,790,762
Service cost                                    (11,265)            --
Interest cost                                   177,653        181,629
Actuarial loss (gain)                           345,576        (62,263)
Benefit payments                                (33,456)      (163,312)
Termination benefits                                 --         92,740
Plan amendment                                 (284,504)            --
----------------------------------------------------------------------
Projected benefit obligation
 at end of year                               2,790,762      2,839,556
Plan assets at fair value                            --             --
----------------------------------------------------------------------
Projected benefit obligation in excess
 of plan assets                               2,790,762      2,839,556
Unrecognized net loss                          (895,743)      (753,092)
Benefit paid in fourth quarter                  (64,928)       (13,631)
Unrecognized past service liability            (588,702)      (493,484)
----------------------------------------------------------------------
Accrued SERP cost included in other
 liabilities                               $  1,241,389   $  1,579,349
----------------------------------------------------------------------
Assumptions:
   Discount rate                                  6.625%          6.25%
   Rate of increase in compensation                4.00%          3.50%

Net periodic SERP cost includes the following components:

                                                    Year Ended December 31,
-------------------------------------------------------------------------------------
                                               2001           2002           2003
-------------------------------------------------------------------------------------
Service cost                               $         --   $    (11,265)  $         --
Interest cost                                   173,378        177,653        181,629
Net amortization                                150,029        184,636        173,975
Special termination benefits                         --             --         92,740
-------------------------------------------------------------------------------------
Net periodic SERP cost                     $    323,407   $    351,024   $    448,344
-------------------------------------------------------------------------------------
Contributions made                         $    121,497   $    163,312   $    110,384
-------------------------------------------------------------------------------------
Assumptions:
   Discount rate                                   8.00%          7.25%         6.625%
   Rate of increase in compensation                5.50%          4.50%          4.00%
   Amortization period in years                    6.37           4.94           7.83

Stock Options

Stock options granted under a stockholder approved stock option plan may be either options that qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or non-statutory options. All options are vested at the grant date and may be exercised up to ten years from the date of grant. All options granted will be exercisable in the event the optionee terminates his employment, or due to death or disability. A summary of stock option activity follows:

                                                       Weighted
                           Number         Range        Average
                         of Option    of Exercise      Exercise
                           Shares         Price         Price
-----------------------------------------------------------------
December 31, 2002                --   $         --   $         --
   Options granted           87,000          18.41          18.41
   Options exercised         (3,000)         18.41          18.41
-----------------------------------------------------------------
December 31, 2003            84,000          18.41          18.41
-----------------------------------------------------------------
Exercisable at:
   December 31, 2003         84,000          18.41          18.41
-----------------------------------------------------------------

At December 31, 2003, the weighted average remaining contractual life of the stock options granted was approximately 9.5 years and stock options for up to 67,380 additional shares of common stock were available for future grants. No options were forfeited during 2003.

The Company, as permitted by Financial Accounting Standards Board ("FASB") Statement of Financial Accounting standards ("SFAS") No. 123, recognizes compensation cost for stock options granted based on the intrinsic value method instead of the fair value based method. The grant-date fair values of the stock options granted during 2003, which have exercise prices equal to the market price of the common stock at the grant date, were estimated using the Black-Scholes option-pricing model. Such fair value and the assumptions used for estimating fair value are as follows:

                                        Year Ended
                                       December 31,
                                           2003
---------------------------------------------------
Grant-date fair value per share        $       3.08
Expected common stock dividend yield           4.35%
Expected option life                      7.0 years
Risk-free interest rate                        2.78%
Volatility                                    25.61%
---------------------------------------------------

13. INCOME TAXES

The Bank qualifies as a savings institution under the provisions of the Internal Revenue Code and was therefore, prior to January 1, 1996, permitted to deduct from taxable income an allowance for bad debts based upon eight percent of taxable income before such deduction, less certain adjustments. Retained earnings at December 31, 2003, include approximately $6,907,000 of such bad debt, which, in accordance with SFAS No. 109, "Accounting for Income Taxes," is considered a permanent difference between the book and income tax basis of loans receivable, and for which income taxes have not been provided. If such amount is used for purposes other than for bad debt losses, including distributions in liquidation, it will be subject to income tax at the then current rate.

The tax effect of existing temporary differences which give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

                                  December 31,
-------------------------------------------------------
                                2002           2003
-------------------------------------------------------
Deferred tax assets
-------------------
Allowance for losses        $  1,044,130   $  1,030,950
Deferred loan fees               130,326         86,177
Depreciation                      98,391         90,223
Reserve for uncollected
 interest                         43,677         21,877
-------------------------------------------------------
                               1,316,524      1,229,227
-------------------------------------------------------
Deferred tax liabilities
------------------------
Benefit plans                    375,930        224,084
Unrealized gain on
 securities available
 for sale                        161,200        161,600
-------------------------------------------------------
                                 537,130        385,684
-------------------------------------------------------
Net deferred tax assets     $    779,394   $    843,543
-------------------------------------------------------

The components of income taxes are summarized as follows:

                                 Year Ended December 31,
-------------------------------------------------------------------
                             2001           2002           2003
-------------------------------------------------------------------
Current tax expense:
   Federal               $  2,501,025   $  3,376,150   $  4,039,901
   State                      433,274      1,019,074      1,227,493
-------------------------------------------------------------------
                            2,934,299      4,395,224      5,267,394
-------------------------------------------------------------------
Deferred tax
 (benefit) expense:
   Federal                    (24,347)       496,539        (48,838)
   State                       (1,972)      (105,531)       (15,711)
-------------------------------------------------------------------
                              (26,319)       391,008        (64,549)
-------------------------------------------------------------------
                         $  2,907,980   $  4,786,232   $  5,202,845
-------------------------------------------------------------------

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
--------------------------------------------------------------------------------

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

                                 Year Ended December 31,
--------------------------------------------------------------------
                              2001           2002           2003
--------------------------------------------------------------------
Federal income tax        $  2,688,850   $  4,049,272   $  4,414,448
Increases in income
 taxes resulting
 from:
   New Jersey income
    tax, net of federal
    income tax effect          168,315        603,430        799,776
   Other items, net             50,815        133,530        (11,379)
--------------------------------------------------------------------
Effective income tax      $  2,907,980   $  4,786,232   $  5,202,845
--------------------------------------------------------------------

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

The Bank had loan commitments outstanding as follows:

                                December 31,
-------------------------------------------------
                          2002           2003
-------------------------------------------------
To originate loans   $  18,415,000   $ 19,652,000
-------------------------------------------------

At December 31, 2003, all the outstanding commitments to originate loans are at fixed interest rates which range from 5.50% to 8.25%. All commitments are due to expire within ninety days.

At December 31, 2003, undisbursed funds from approved lines of credit under a homeowners' equity and a commercial equity lending program amounted to approximately $8,949,000 and $1,004,000, respectively. Unless they are specifically cancelled by notice from the Bank, these funds represent firm commitments available to the respective borrowers on demand. The interest rates charged for any month on funds disbursed under these programs range from 0% to 4.25% above the prime rate.

Rental expenses related to the occupancy of premises totalled $312,000, $272,000 and $248,000 for the years ended December 31, 2001, 2002 and 2003, respectively. At December 31, 2003, minimum non-cancellable obligations under lease agreements with original terms of more than one year are as follows:

December 31,       Amount
----------------------------
2004            $    205,000
2005                 207,000
2006                 211,000
2007                 141,000
2008                  90,000
Thereafter           377,000
----------------------------
                $  1,231,000
----------------------------

The Bank is also a party to litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material effect on the consolidated financial position of the Company.

15. FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amounts and fair value of the financial instruments are as follows (in thousands):

                                               December 31,
-------------------------------------------------------------------------------
                                       2002                      2003
-------------------------------------------------------------------------------
                              Carrying                  Carrying
                                Value     Fair Value      Value     Fair Value
-------------------------------------------------------------------------------
Financial Assets
-------------------------------------------------------------------------------
Cash and cash equivalents    $    23,857  $    23,857  $    10,126  $    10,126
Securities available for
 sale                              4,543        4,543        3,922        3,922
Investment securities held
 to maturity                       7,095        7,461        9,422        9,950
Mortgage-backed securities
 held to maturity                146,138      151,972      218,418      219,035
Loans receivable                 389,865      400,548      378,641      388,649
Interest receivable                2,982        2,982        2,838        2,838

Financial Liabilities
-------------------------------------------------------------------------------
Deposits                         445,507      446,626      492,161      492,948
Advances and other borrowed
 money                            84,489       88,896       87,118       89,741

Commitments
-------------------------------------------------------------------------------
To originate loans                18,415       18,415       19,652       19,652
Unused lines of credit            10,143       10,143        9,953        9,953

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
--------------------------------------------------------------------------------

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

STATEMENTS OF FINANCIAL CONDITION
                                    December 31,
-------------------------------------------------------
Assets                          2002           2003
-------------------------------------------------------
Cash and cash equivalents   $  6,812,987   $  4,289,428
Investment in subsidiary      43,757,083     46,774,417
Refundable income taxes          120,965        121,490
Other assets                     178,328        200,658
-------------------------------------------------------
   Total assets             $ 50,869,363   $ 51,385,993
-------------------------------------------------------
Liabilities and stockholders' equity
-------------------------------------------------------
Liabilities
-------------------------------------------------------
Other liabilities           $    113,090   $     62,650
-------------------------------------------------------
   Total liabilities        $    113,090   $     62,650
-------------------------------------------------------

Stockholders' equity
-------------------------------------------------------
Common stock                      69,000         69,000
Paid-in-capital in excess
 of par value                 18,937,168     18,957,298
Retained earnings -
 substantially restricted     51,131,766     54,865,096
Treasury stock, at cost      (19,381,661)   (22,568,051)
-------------------------------------------------------
   Total stockholders'
    equity                    50,756,273     51,323,343
-------------------------------------------------------
   Total liabilities and
    stockholders' equity    $ 50,869,363   $ 51,385,993
-------------------------------------------------------

STATEMENTS OF INCOME

                                                Year Ended December 31,
-------------------------------------------------------------------------------
                                            2001          2002          2003
-------------------------------------------------------------------------------
Dividends from subsidiary               $ 5,000,000   $ 5,000,000   $ 5,000,000
Interest income                               5,306         5,364         4,208
-------------------------------------------------------------------------------
   Total income                           5,005,306     5,005,364     5,004,208
Expenses                                    470,761       507,798       360,532
-------------------------------------------------------------------------------
Income before equity in undistributed
 earnings of subsidiary and income
 taxes (benefit)                          4,534,545     4,497,566     4,643,676
Equity in undistributed earnings of
 subsidiary                                 354,260     2,505,451     3,016,710
-------------------------------------------------------------------------------
Income before income taxes (benefit)      4,888,805     7,003,017     7,660,386
Income taxes (benefit)                     (111,596)     (120,375)     (120,440)
-------------------------------------------------------------------------------
Net income                              $ 5,000,401   $ 7,123,392   $ 7,780,826
-------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS

                                                                 Year Ended December 31,
-------------------------------------------------------------------------------------------------
                                                           2001           2002           2003
-------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                          $  5,000,401   $  7,123,392   $  7,780,826
   Adjustments to reconcile net income to net
    cash provided by operating activities:
      Equity in undistributed earnings of subsidiary       (354,260)    (2,505,451)    (3,016,710)
      (Increase) in refundable income taxes                 (87,119)        (9,129)          (525)
      Decrease (increase) in other assets                     2,193          9,538        (22,330)
      Increase (decrease) in other liabilities               14,196         10,090        (50,440)
      Distribution of treasury stock                             --        197,500             --
-------------------------------------------------------------------------------------------------
         Net cash provided by operating activities        4,575,411      4,825,940      4,690,821
-------------------------------------------------------------------------------------------------
Cash flows from financing activities:
      Cash dividends paid                                (3,711,781)    (3,855,228)    (4,048,120)
      Sale of treasury stock                                     --             --         55,230
      Purchase of treasury stock                           (416,145)      (279,328)    (3,221,490)
-------------------------------------------------------------------------------------------------
         Net cash (used in) financing activities         (4,127,926)    (4,134,556)    (7,214,380)
-------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                   447,485        691,384     (2,523,559)
Cash and cash equivalents - beginning                     5,674,118      6,121,603      6,812,987
-------------------------------------------------------------------------------------------------
Cash and cash equivalents - ending                     $  6,121,603   $  6,812,987   $  4,289,428
-------------------------------------------------------------------------------------------------

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
--------------------------------------------------------------------------------

17. QUARTERLY FINANCIAL DATA (UNAUDITED)

(In thousands, except for per
 share amounts)                          First     Second      Third     Fourth
Year Ended December 31, 2002            Quarter    Quarter    Quarter    Quarter
--------------------------------------------------------------------------------
Interest income                        $  9,603   $  9,592   $  9,486   $  9,377
Interest expense                          3,917      3,780      3,812      3,781
--------------------------------------------------------------------------------
   Net interest income                    5,686      5,812      5,674      5,596
Provision for loan losses                   210        225        125         74
Non-interest income                         530        504        943        589
Non-interest expenses                     2,966      3,243      3,257      3,325
Income taxes                              1,109      1,023      1,484      1,170
--------------------------------------------------------------------------------
Net income                             $  1,931   $  1,825   $  1,751   $  1,616
--------------------------------------------------------------------------------
Net income per common share:
   Basic                               $   0.37   $   0.36   $   0.34   $   0.32
   Diluted                             $   0.37   $   0.36   $   0.34   $   0.32
--------------------------------------------------------------------------------
Dividends per common share             $ 0.1875   $ 0.1875   $ 0.1875   $ 0.1875
--------------------------------------------------------------------------------

(In thousands, except for per
 share amounts)                          First     Second      Third     Fourth
Year Ended December 31, 2003            Quarter    Quarter    Quarter    Quarter
--------------------------------------------------------------------------------
Interest income                        $  9,343   $  9,312   $  9,015   $  9,085
Interest expense                          3,623      3,553      3,350      2,907
--------------------------------------------------------------------------------
   Net interest income                    5,720      5,759      5,665      6,178
Provision for loan losses                    30         30         20          4
Non-interest income                         573        667        711        604
Non-interest expenses                     3,156      3,269      3,255      3,129
Income taxes                              1,260      1,263      1,249      1,431
--------------------------------------------------------------------------------
Net income                             $  1,847   $  1,864   $  1,852   $  2,218
--------------------------------------------------------------------------------
Net income per common share:
   Basic                               $   0.36   $   0.36   $   0.37   $   0.45
   Diluted                             $   0.36   $   0.36   $   0.37   $   0.45
--------------------------------------------------------------------------------
Dividends per common share             $   0.20   $   0.20   $   0.20   $   0.20
--------------------------------------------------------------------------------

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

To The Board of Directors and Stockholders

Pamrapo Bancorp, Inc.

We have audited the consolidated statements of financial condition of Pamrapo Bancorp, Inc. (the "Company") and Subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the above mentioned consolidated financial statements present fairly, in all material respects, the financial position of Pamrapo Bancorp, Inc. and Subsidiaries as of December 31, 2002 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.


/s/
February 4, 2004
Pine Brook, New Jersey

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
MANAGEMENT RESPONSIBILITY STATEMENT
--------------------------------------------------------------------------------

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


/s/ William J. Campbell
William J. Campbell
President and Chief Executive Officer


/s/ Kenneth D. Walter
Kenneth D. Walter
Vice President-Treasurer and Chief
Financial Officer


/s/ Robert A. Hughes
Robert A. Hughes
Vice President

February 4, 2004

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL CONDITION AND OPERATING DATA OF THE COMPANY
--------------------------------------------------------------------------------

                                                         At December 31,
--------------------------------------------------------------------------------------------------
(Dollars in thousands)                 1999         2000         2001         2002         2003
--------------------------------------------------------------------------------------------------
Financial condition data:
Total amount of:
Assets                              $  448,020   $  469,558   $  539,639   $  588,659   $  636,895
Loans receivable                       268,280      309,082      369,239      389,865      378,641
Securities available for sale            6,429        5,713        5,304        4,543        3,922
Mortgage-backed securities             120,824      118,791      122,418      146,138      218,418
Investment securities                    7,996        6,996        5,000        7,095        9,422
Deposits                               361,925      379,410      416,587      445,507      492,161
Advances and other borrowed money       30,813       35,788       67,518       84,489       87,118
Stockholders' equity                    48,254       46,529       47,523       50,756       51,323

                                                        Year Ended December 31,
--------------------------------------------------------------------------------------------------
(Dollars in thousands)                 1999         2000         2001         2002         2003
--------------------------------------------------------------------------------------------------
Operating data:
Interest income                     $   31,253   $   33,162   $   36,625   $   38,058   $   36,755
Interest expense                        13,642       15,498       17,544       15,290       13,433
--------------------------------------------------------------------------------------------------
Net interest income                     17,611       17,664       19,081       22,768       23,322
Provision for loan losses                  299          208          459          634           84
Non-interest income                      1,565        1,576        1,921        2,566        2,555
Non-interest expenses                   11,464       11,988       12,635       12,791       12,809
Income taxes                             2,696        2,568        2,908        4,786        5,203
--------------------------------------------------------------------------------------------------
Net income                          $    4,717   $    4,476   $    5,000   $    7,123   $    7,781
Net income per share
   Basic                            $     0.85   $     0.85   $     0.97   $     1.39   $     1.54
   Diluted                                0.85         0.85         0.97         1.39         1.54
--------------------------------------------------------------------------------------------------
Dividends per share                 $     0.63   $     0.69   $     0.72   $     0.75   $     0.80
--------------------------------------------------------------------------------------------------
Dividend payout ratio                    73.35%       80.84%       74.23%       54.12%       52.02%
--------------------------------------------------------------------------------------------------

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL CONDITION AND OPERATING DATA OF THE COMPANY (continued)
--------------------------------------------------------------------------------

                                                  At or for Year Ended December 31,
--------------------------------------------------------------------------------------------------
                                       1999         2000         2001         2002         2003
--------------------------------------------------------------------------------------------------
Selected Financial Ratios:
Return on average assets                  1.09%        0.99%        0.99%        1.26%        1.25%
Return on average equity                  9.66%        9.57%       10.76%       14.52%       15.45%
Average equity/average assets            11.29%       10.30%        9.24%        8.70%        8.08%
Interest rate spread                      3.76%        3.53%        3.48%        3.77%        3.57%
Net yield on average
 interest-earning assets                  4.28%        4.08%        3.95%        4.18%        3.86%
Non-interest expenses to
 average assets                           2.65%        2.64%        2.50%        2.27%        2.06%
Equity/total assets                      10.77%        9.91%        8.81%        8.62%        8.06%
Capital ratios:
   Tangible                               9.30%        8.27%        7.26%        7.08%        7.26%
   Core                                   9.30%        8.27%        7.26%        7.08%        7.26%
   Risk-based                            19.52%       16.29%       14.43%       14.35%       15.13%
Non-performing loans to
 total assets                             0.94%        0.87%        0.60%        0.46%        0.24%
Non-performing loans to
 loans receivable                         1.57%        1.30%        0.88%        0.69%        0.41%
Non-performing assets to
 total assets                             1.03%        1.00%        0.65%        0.49%        0.24%
Allowance for loan losses
 to non-performing loans                 47.62%       47.74%       65.95%       94.41%      161.53%
Average interest-earning
 assets/average interest-bearing
 liabilities                             1.16x        1.15x        1.13x        1.14x        1.13x
Net interest income after
 provision for loan losses
 to non-interest expenses                1.51x        1.46x        1.47x        1.73x        1.81x

PAMRAPO BANCORP, INC. AND SUBSIDIARIES
STOCKHOLDER INFORMATION
--------------------------------------------------------------------------------

MARKET FOR COMMON STOCK AND RELATED MATTERS
Pamrapo Bancorp, Inc.'s common stock is presently quoted on the National Association of Securities Dealers Automated Quotation's National Market System under the symbol "PBCI." At March 3, 2004, the Corporation's 4,974,313 outstanding shares of common stock were held by approximately 1,600 persons or entities.
The following table sets forth the high and low closing sales price per common share for the periods indicated. Such prices do not necessarily reflect retail markups, markdowns or commissions.

                                       Closing Prices
                                   ---------------------
Quarter Ended                        High         Low
--------------------------------------------------------
March 31, 2002*                    $  13.80     $  13.00
June 30, 2002                         16.95        13.60
September 30, 2002                    16.64        14.00
December 31, 2002                     17.69        15.99
March 31, 2003                        18.60        16.45
June 30, 2003                         18.55        17.00
September 30, 2003                    23.12        17.70
December 31, 2003                     25.65        20.91

* Prices retroactively adjusted for a two-for-one stock split on May 29, 2002.

Dividends were paid as follows:
-------------------------------------------
March, 2002*                       $  .1875
June, 2002                            .1875
September, 2002                       .1875
December, 2002                        .1875
March, 2003                             .20
June, 2003                              .20
September, 2003                         .20
December, 2003                          .20

* Dividends retroactively adjusted for a two-for-one stock split on May 29, 2002.

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