Form 10-K, Exhibit 13
period 2004-12-31
PAMRAPO BANCORP INC
filed 2005-03-16
CIK 854071

Exhibit 13

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

GENERAL

Pamrapo Bancorp, Inc. (the “Company”) owns 100% of the issued and outstanding stock of Pamrapo Savings Bank, SLA (the “Bank”), which is the primary asset of the Company. The Company’s business is conducted principally through the Bank.

BUSINESS OF THE COMPANY

The Bank’s principal business has been and continues to be attracting retail deposits from the general public and investing those deposits, together with funds generated from operations, primarily in one-to-four family, owner occupied residential mortgage loans. In addition, in times of low loan demand, the Bank will invest in mortgage-backed securities to supplement its lending portfolio. The Bank also invests, to a lesser extent, in multi-family residential mortgage loans, commercial real estate loans, home equity and second mortgage loans and consumer loans.

The earnings of the Bank depend primarily upon the level of net interest income, which is the difference between the interest earned on assets such as loans, mortgage-backed securities, investments and other interest-earning assets and the interest paid on liabilities such as deposits and borrowings. Net interest income is affected by many factors, including regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flow. Net interest income is also affected by the amount, composition and relative interest rates of the Bank’s assets and liabilities and by the repricing of such assets and liabilities. The Bank is vulnerable to interest rate fluctuations to the extent that its interest-bearing liabilities mature or reprice more rapidly than its interest-earning assets. Such asset/liability structure may result in lower net interest income during periods of rising interest rates and may be beneficial in times of declining interest rates. The Bank’s net income is also affected by provisions for loan losses, non-interest income, non-interest expenses and income taxes.

FINANCIAL CONDITION

The Company’s consolidated assets at December 31, 2004 totaled $639.9 million, which represents an increase of $3.0 million or 0.47% when compared to $636.9 million at December 31, 2003, primarily due to an increase in loans receivable.

Securities available for sale decreased $283,000 or 7.22% to $3.6 million at December 31, 2004 when compared to $3.9 million at December 31, 2003. The decrease during the year ended December 31, 2004, resulted primarily from proceeds from repayments on securities available for sale amounting to $438,000 which offset purchases of securities available for sale of $35,000 and an increase in unrealized gain on such securities of $120,000. Investment securities held to maturity decreased $113,000 or 1.20% to $9.3 million at December 31, 2004 when compared to $9.4 million at December 31, 2003.

Mortgage-backed securities held to maturity decreased $18.3 million or 8.38% to $200.1 million at December 31, 2004 from $218.4 million at December 31, 2003. The decrease during the year ended December 31, 2004 resulted primarily from principal repayments of $52.4 million on mortgage-backed securities sufficient to offset purchases of mortgage-backed securities of $34.3 million.

Net loans amounted to $395.8 million and $378.6 million at December 31, 2004 and 2003, respectively, which represents an increase of $17.2 million or 4.54%, primarily due to loan originations exceeding loan payments.

Total deposits at December 31, 2004 decreased $2.9 million or 0.59% to $489.3 million compared to $492.2 million at December 31, 2003.

Advances from the Federal Home Loan Bank of New York (“FHLB-NY”) totaled $89.0 million and $87.0 million at December 31, 2004 and 2003, respectively. The net increase of $2.0 million during the year ended December 31, 2004, resulted from new advances from the FHLB-NY, which were used to fund loan commitments and for general corporate purposes.

Stockholders’ equity amounted to $55.1 million and $51.3 million at December 31, 2004 and 2003 respectively. During the years ended December 31, 2004 and 2003, net income of $7.9 million and $7.8 million, respectively, was recorded and cash dividends of $4.2 million and $4.0 million, respectively, were paid on the Company’s common stock. During the years ended December 31, 2004 and 2003, the Company repurchased 11,431 and 174,673 shares, respectively, of its common stock for $272,000 and $3.2 million, respectively, under a stock repurchase program.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

NET INCOME

Net income increased by $163,000 or 2.09% to $7.9 million during the year ended December 31, 2004 compared to $7.8 million for the year ended December 31, 2003. The increase in net income during the 2004 period was primarily due to decreases in total interest expense of $2.0 million and provision for loan losses of $2,000 along with an increase in non-interest income of $44,000, which more than offset a decrease in total interest income of $772,000, along with increases in non-interest expense of $983,000 and income taxes of $170,000.

www.pamrapo.com	9

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

INTEREST INCOME

Interest income on loans during the year ended December 31, 2004 decreased by $1.2 million or 4.60% to $24.9 million when compared to $26.1 million during 2003. During the years ended December 31, 2004 and 2003, the yield earned on the loan portfolio was 6.45% and 6.94%, respectively. The average balance of loans outstanding during the years ended December 31, 2004 and 2003, totaled $385.6 million and $376.0 million, respectively.

Interest on mortgage-backed securities increased $521,000 or 5.44% during the year ended December 31, 2004 to $10.1 million compared to $9.6 million for 2003. During the years ended December 31, 2004 and 2003, the average balance of mortgage-backed securities totaled $215.9 million and $199.6 million, respectively, resulting in a net increase of $16.3 million or 8.17%. The yield earned on the mortgage-backed securities portfolio was 4.67% and 4.80% during 2004 and 2003, respectively. Interest earned on investment securities increased by $108,000 or 14.65% to $845,000 for the year ended December 31, 2004, when compared to $737,000 for 2003. The increase during the year ended December 31, 2004, resulted from an increase of $1.3 million or 12.38% in the average balance of the investment securities portfolio, along with an increase of eighteen basis points in the yield earned on the investment securities portfolio from 7.00% in 2003 to 7.18% in 2004.

Interest on other interest-earning assets amounted to $187,000 and $346,000 during the years ended December 31, 2004 and 2003, respectively. The average balance of other interest-earning assets outstanding decreased $4.7 million or 25.41% to $13.8 million in 2004 from $18.5 million in 2003, along with a decrease of fifty-one basis points in the yield earned on other interest-earning assets to 1.36% in 2004 from 1.87% in 2003.

INTEREST EXPENSE

Interest on deposits decreased $1.6 million or 16.49% to $8.1 million during the year ended December 31, 2004 compared to $9.7 million for 2003. The decrease during 2004 was attributable to a decrease of forty basis points in the Bank’s average cost of interest-bearing deposits to 1.77% for 2004 from 2.17% for 2003, partially offset by an increase of $13.0 million or 2.92% in the average balance of interest-bearing deposits outstanding.

Interest on advances and other borrowed money decreased $472,000 or 12.61% to $3.3 million during the year ended December 31, 2004 compared to $3.7 million for 2003. The decrease during 2004 was attributable to a decrease of fifty-three basis points in the Bank’s cost of borrowings from 4.15% for 2003 to 3.62% for 2004, sufficient to offset an increase of $81,000 in the average balance of advances and other borrowed money outstanding.

NET INTEREST INCOME

Net interest income for the year ended December 31, 2004, increased $1.3 million or 5.58% to $24.6 million for 2004 as compared to $23.3 million for 2003. The Bank’s net interest rate spread increased from 3.57% in 2003 to 3.66% in 2004 and its interest rate margin increased from 3.86% in 2003 to 3.92% in 2004. The increase in net interest rate spread primarily resulted from a forty-three basis point decrease in the cost of interest-bearing liabilities from 2.51% in 2003 to 2.08% in 2004, sufficient to offset a thirty-four basis point decrease in the yield of average interest-earning assets from 6.08% in 2003 to 5.74% in 2003. The average balance of interest-earning assets amounted to $627.0 million in 2004 and $604.6 in 2003 and the average balance of interest-bearing liabilities amounted to $549.0 million in 2004 and $535.9 million in 2003.

PROVISION FOR LOAN LOSSES

During the years ended December 31, 2004 and 2003, the Bank provided $82,000 and $84,000, respectively, for loan losses. At December 31, 2004 and 2003, the Bank’s loan portfolio included loans totaling $2.6 million and $1.6 million, respectively, which were delinquent ninety days or more. The Bank maintains an allowance for loan losses based on management’s evaluation of the risk inherent in its loan portfolio, which gives due consideration to changes in general market conditions and in the nature and volume of the Bank’s loan activity. The allowance for loan losses amounted to $2.50 million at December 31, 2004, representing .62% of total loans and 96.44% of loans delinquent ninety days or more compared to an allowance of $2.52 million at December 31, 2003, representing .65% of total loans and 161.53% of loans delinquent ninety days or more. During the years ended December 31, 2004 and 2003, the Bank charged off loans aggregating $107,000 and $126,000, respectively. The Bank monitors its loans portfolio and intends to continue to provide for loan losses based on its ongoing periodic review of the loan portfolio and general market conditions.

NON-INTEREST INCOME

Non-interest income increased by $44,000 or 1.72% to $2.599 million during the year ended December 31, 2004 as compared to $2.555 million for 2003. The increase in non-interest income during 2004 resulted primarily from an increase in the gain on sale of investment in real estate of $128,000 and miscellaneous income of $86,000, sufficient to offset a decrease in fees and service charges of $170,000. During the year ended December 31, 2004, the Bank sold its investment in real estate with a carrying value of $124,000 for $294,000 and recognized a net gain of $170,000.

10	PAMRAPO BANCORP • 2004

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

NON-INTEREST EXPENSES

Non-interest expenses increased $983,000 or 7.67% to $13.8 million during the year ended December 31, 2004 compared to $12.8 million for 2003. Salaries and employee benefits, advertising and miscellaneous expenses increased $934,000, $75,000 and $36,000, respectively, during the year ended December 31, 2004, which were partially offset by decreases in occupancy and equipment of $33,000 and $29,000, respectively. The increase in salaries and employee benefits of $934,000 or 13.80% in 2004 was primarily the result of increased medical insurance costs and normal salary increases.

INCOME TAXES

Income tax expense totaled $5.4 million and $5.2 million during the years ended December 31, 2004 and 2003, respectively. The increase in 2004 resulted primarily from an increase in pre-tax income.

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

INTEREST EXPENSE

Interest on deposits decreased $1.8 million or 15.65% to $9.7 million during the year ended December 31, 2003 compared to $11.5 million for 2002. The decrease during 2003 was attributable to a decrease of sixty-nine basis points in the Bank’s average cost of interest-bearing deposits to 2.17% for 2003 from 2.86% for 2002, partially offset by an increase of $44.3 million or 11.04% in the average balance of interest-bearing deposits outstanding.

Interest on advances and other borrowed money decreased $65,000 or 1.71% to $3.7 million during the year ended December 31, 2003 compared to $3.8 million for 2002. The decrease during 2003 was attributable to a decrease of eighty-nine basis points in the Bank’s cost of borrowings from 5.04% for 2002 to 4.15% for 2003, sufficient to offset an increase of $14.7 million or 19.47% in the average balance of advances and other borrowed money from $75.5 million in 2002 to $90.2 million in 2003.

NET INTEREST INCOME

Net interest income for the year ended December 31, 2003, increased $554,000 or 2.43% to $23.3 million for 2003 as compared to $22.8 million for 2002. The Bank’s net interest rate spread decreased from 3.77% in 2002 to 3.57% in 2003 and its interest rate margin decreased from 4.18% in 2002 to 3.86% in 2003. The decrease in net interest rate spread primarily resulted from a ninety basis point decrease in the yield of interest-earning assets from 6.98% in 2002 to 6.08% in 2003, sufficient to offset a seventy basis point decrease in the cost of average interest-bearing liabilities from 3.21% in 2002 to 2.51% in 2003.

www.pamrapo.com	11

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

PROVISION FOR LOAN LOSSES

During the years ended December 31, 2003 and 2002, the Bank provided $84,000 and $634,000, respectively, for loan losses. At December 31, 2003 and 2002, the Bank’s loan portfolio included loans totaling $1.6 million and $2.7 million, respectively, which were delinquent ninety days or more. The Bank maintains an allowance for loan losses based on management’s evaluation of the risk inherent in its loan portfolio, which gives due consideration to changes in general market conditions and in the nature and volume of the Bank’s loan activity. The allowance for loan losses amounted to $2.52 million at December 31, 2003, representing .65% of total loans and 161.53% of loans delinquent ninety days or more compared to an allowance of $2.55 mill i on at December 31, 2002, representing .65% of total loans and 94.41% of loans delinquent ninety days or more . During the years ended December 31, 2003 and 2002, the Bank charged off loans aggregating $126,000 and $244,000, respectively. The Bank monitors its loans portfolio and intends to continue to provide for loan losses based on its on going periodic review of the loan portfolio and general market conditions.

NON-INTEREST INCOME

Non-interest income decreased by $11,000 or 0.43% to $2.56 million during the year ended December 31, 2003 as compared to $2.57 million for 2002. The increase in non-interest income during 2003 resulted primarily from a decrease in the gain on sale of branches of $479,000, sufficient to offset increases in fees and service charges of $179,000, gain on sale of investment in real estate of $42,000, and miscellaneous income of $246,000. During the year ended December 31, 2002, the Bank sold deposits of $21.8 million, furniture, fixtures and leasehold improvements of $221,000 and account loans of $148,000 at its two Brick, New Jersey, branch offices to another financial institution. As a result of the sale, the Bank recognized a net gain of $479,000.

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

LIQUIDITY AND CAPITAL RESOURCES

The Bank’s primary sources of funds are deposits, amortization and prepayments of loan and mortgage-backed securities principal, FHLB-NY advances, maturities of investment securities and funds provided from operations. While scheduled loan and mortgage-backed securities amortization and maturities of investment securities are a relatively predictable source of funds, deposit flows and loan and mortgage-backed securities prepayments are greatly influenced by market interest rates, economic conditions and competition.

The Bank is required to maintain sufficient liquidity to ensure its safe and sound operation by the Office of Thrift Supervision (“OTS”) regulations. The Bank adjusts its liquidity levels in order to meet funding needs for deposit outflows, payments of real estate taxes from escrow accounts on mortgage loans, repayment of borrowings, when applicable, and loan funding commitments. The Bank also adjusts its liquidity level as appropriate to meet its asset/liability objectives. In addition, the Bank invests its excess funds in federal funds and interest-bearing deposits with the FHLB-NY, which provides liquidity to meet lending requirements.

The Bank’s liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. Cash was generated by operating activities in each of the above periods. The primary source of cash from operating activities during each period was net income.

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

Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as federal funds and interest-bearing deposits. If the Bank requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB-NY, which provide an additional source of funds. At December 31, 2004 and 2003, advances from the FHLB-NY amounted to $89.0 million and $87.0 million, respectively.

The Bank anticipates that it will have sufficient funds available to meet its current loan commitments. At December 31, 2004, the Bank had outstanding commitments to originate loans and fund unused credit lines of $26.3 million. Certificates of deposit scheduled to mature in one year or less, at December 31, 2004, totaled $158.9 million . Management believes that, based upon historical experience, a significant portion of such deposits will remain with the Bank.

12	PAMRAPO BANCORP • 2004

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

At December 31, 2004, the Bank exceeded each of the three OTS capital requirements. The Bank’s tangible, core and risk-based capital ratios were 7.92%, 7.92% and 15.89%, respectively. The Bank was categorized as “well-capitalized” under the prompt corrective action regulations of the OTS.

CONTRACTUAL OBLIGATIONS AND OFF-BALANCE SHEET ARRANGEMENTS

The following table sets forth the Bank’s contractual obligations and commercial commitments at December 31, 2004:

		Payment Due By Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(In Thousands)
FLHB-NY advances	$89,000	$20,000	$47,000	$12,000	$10,000
Other borrowings	84	37	47	—	—
Certificates of deposit	203,172	158,927	$37,583	$6,662	—
Lease obligations	2,128	300	799	473	556

	$294,384	$179,264	$85,429	$19,135	$10,556

In the normal course of business, the Bank enters into off-balance sheet arrangements consisting of commitments to fund mortgage loans and lines of credit secured by real estate. The following table presents these off-balance sheet arrangements at December 31, 2004.

For more information regarding these commitments, see note 14 of the Notes to Consolidated Financial Statements.

		Commitment Expiration By Period
Off-Balance Sheet Arrangements	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(In Thousands)
To originate loans	$16,816	$16,816	$—	$—	$—
Unused lines of credit	$9,527	$9,527	—	—	—

	$26,343	$26,343	—	—	—

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

Unlike most industrial companies, virtually all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a more significant impact on the Bank’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services because such prices are affected by inflation to a larger extent than interest rates.

www.pamrapo.com	13

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

		December 31,
	Note(s)	2003	2004
Assets
Cash and amounts due from depository institutions		$5,929,784	$5,020,137
Interest bearing deposits in other banks		4,196,698	9,578,574

Total cash and cash equivalents	1 and 15	10,126,482	14,598,711
Securities available for sale	1,2,9 and 15	3,921,902	3,639,182
Investment securities held to maturity	1,3,9 and 15	9,422,111	9,308,686
Mortgage-backed securities held to maturity	1,4,9 and 15	218,418,340	200,077,102
Loans receivable	1,5,9 and 15	378,640,773	395,800,481
Investment in real estate	1	129,640	—
Premises and equipment	1,6 and 10	4,092,683	4,018,500
Federal Home Loan Bank of New York stock	9	4,743,900	5,151,900
Interest receivable	1,7 and 15	2,838,497	2,702,532
Deferred tax asset	1 and 13	843,543	940,281
Other assets	12	3,717,310	3,661,297

Total assets		$636,895,181	$639,898,672

Liabilities and stockholders’ equity
Liabilities
Deposits	8 and 15	$492,160,765	$489,349,688
Advances from Federal Home Loan Bank of New York	9 and 15	87,000,000	89,000,000
Other borrowed money	10 and 15	117,748	83,722
Advance payments by borrowers for taxes and insurance		3,495,739	3,336,744
Other liabilities	12	2,797,586	3,014,303

Total liabilities		585,571,838	584,784,457

Commitment and contingencies	14 and 15	—	—
Stockholders’ equity	1, 11, and 13
Preferred stock; authorized 3,000,000 shares; issued and outstanding – none		—	—
Common stock; par value $.01; 25,000,000 shares authorized; 6,900,000 shares issued; 4,974,313 shares (2003) and 4,974,913 shares (2004) outstanding		69,000	69,000
Paid-in capital in excess of par value		18,957,298	19,041,357
Retained earnings - substantially restricted		54,621,926	58,387,028
Accumulated other comprehensive income – Unrealized gain on securities available for sale, net of income tax		243,170	315,468
Treasury stock, at cost; 1,925,687 shares (2003) and 1,925,087 shares (2004)		(22,568,051)	(22,698,638)

Total stockholders’ equity		51,323,343	55,114,215

Total liabilities and stockholders’ equity		$636,895,181	$639,898,672

See notes to consolidated financial statements.

14	PAMRAPO BANCORP • 2004

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

		Year Ended December 31,
	Note(s)	2002	2003	2004
Interest income:
Loans	1 and 5	$29,266,901	$26,102,108	$24,861,002
Mortgage-backed securities	1	7,764,545	9,570,040	10,091,066
Investments	1	518,481	737,285	844,704
Other interest-earning assets		508,158	346,011	186,577

Total interest income		38,058,085	36,755,444	35,983,349

Interest expense:
Deposits	8	11,482,660	9,691,521	8,121,943
Advances and other borrowed money		3,807,006	3,741,656	3,269,682

Total interest expense		15,289,666	13,433,177	11,391,625

Net interest income		22,768,419	23,322,267	24,591,724
Provision for loan losses	1 and 5	634,090	83,777	82,051

Net interest income after provision for loan losses		22,134,329	23,238,490	24,509,673

Non-interest income:
Fees and service charges		1,285,725	1,464,683	1,294,644
Gain on sale of branches		478,563	—	—
Gain on sale of investment in real estate		—	42,230	169,869
Miscellaneous		801,605	1,047,671	1,134,395

Total non-interest income		2,565,893	2,554,584	2,598,908

Non-interest expenses:
Salaries and employee benefits	12	7,234,261	6,767,218	7,700,570
Net occupancy expense of premises	6 and 14	1,085,575	1,034,747	1,001,576
Equipment	6	1,282,556	1,369,764	1,340,958
Advertising		181,207	144,744	219,516
Federal insurance premium		73,019	72,599	73,478
Miscellaneous		2,933,980	3,420,331	3,456,156

Total non-interest expenses		12,790,598	12,809,403	13,792,254

Income before income taxes		11,909,624	12,983,671	13,316,327
Income taxes	1 and 13	4,786,232	5,202,845	5,372,549

Net income	1	$7,123,392	$7,780,826	$7,943,778

Net income per common share:	1
Basic		$1.39	$1.54	$1.60

Diluted		$1.39	$1.54	$1.59

Weighted average number of common shares outstanding:	1
Basic		5,141,486	5,055,816	4,974,783

Diluted		5,141,486	5,061,471	4,995,050

Dividends per common share	1	$0.75	$0.80	$0.84

See notes to consolidated financial statements.

www.pamrapo.com	15

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

	Year Ended December 31,
	2002	2003	2004
Net income	$7,123,392	$7,780,826	$7,943,778

Other comprehensive income, net of income taxes:
Gross unrealized holding gain on securities available for sale	97,762	1,024	120,498
Deferred income taxes	(51,000)	(400)	(48,200)

Other comprehensive income	46,762	624	72,298

Comprehensive income	$7,170,154	$7,781,450	$8,016,076

See notes to consolidated financial statements.

16	PAMRAPO BAN CORP • 2004

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity

	Common Stock	Paid-in Capital in Excess of Par Value	Retained Earnings - Substantially Restricted	Accumulated Other Comprehensive Income	Treasury Stock	Total
Balance - December 31, 2001	$34,500	$18,906,768	$47,621,056	$195,784	$(19,234,933)	$47,523,175
Net income for the year ended December 31, 2002	—	—	7,123,392	—	—	7,123,392
Stock split	34,500	(34,500)	—	—	—	—
Purchase of treasury stock	—	—	—	—	(279,328)	(279,328)
Reissuance of treasury stock	—	64,900	—	—	132,600	197,500
Unrealized gain on securities available for sale, net of income taxes	—	—	—	46,762	—	46,762
Cash dividends	—	—	(3,855,228)	—	—	(3,855,228)

Balance - December 31, 2002	69,000	18,937,168	50,889,220	242,546	(19,381,661)	50,756,273
Net income for the year ended December 31, 2003	—	—	7,780,826	—	—	7,780,826
Purchase of treasury stock	—	—	—	—	(3,221,490)	(3,221,490)
Sale of treasury stock	—	20,130	—	—	35,100	55,230
Unrealized gain on securities available for sale, net of income taxes	—	—	—	624	—	624
Cash dividends	—	—	(4,048,120)	—	—	(4,048,120)

Balance - December 31, 2003	69,000	18,957,298	54,621,926	243,170	(22,568,051)	51,323,343
Net income for the year ended December 31, 2004	—	—	7,943,778	—	—	7,943,778
Purchase of treasury stock	—	—	—	—	(271,823)	(271,823)
Sale of treasury stock	—	76,263	—	—	134,182	210,445
Award of treasury stock	—	7,796	—	—	7,054	14,850
Unrealized gain on securities available for sale, net of income taxes	—	—	—	72,298	—	72,298
Cash dividends	—	—	(4,178,676)	—	—	(4,178,676)

Balance - December 31, 2004	$69,000	$19,041,357	$58,387,028	$315,468	$(22,698,638)	$55,114,215

See notes to consolidated financial statements.

www.pamrapo.com	17

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2002	2003	2004
Cash flows from operating activities:
Net income	$7,123,392	$7,780,826	$7,943,778
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of premises and equipment and investment in real estate	619,262	553,622	533,648
Amortization of deferred fees, premiums and discounts, net	128,086	1,037,197	588,451
Provision for loan losses	634,090	83,777	82,051
(Gain) on sale of loans	—	—	(8,611)
(Gain) on sales of foreclosed real estate	(8,349)	(17,362)	—
(Gain) on sale of real estate held for investment	—	(42,230)	(169,869)
(Gain) on sale of branches	(478,563)	—	—
Deferred income taxes	391,008	(64,549)	(144,938)
(Increase) decrease in interest receivable	(38,089)	143,818	135,965
(Increase) decrease in other assets	(2,477,357)	492,150	56,013
(Decrease) increase in other liabilities	(423,935)	(1,272,643)	216,717
Distribution of treasury stock	197,500	—	14,850

Net cash provided by operating activities	5,667,045	8,694,606	9,248,055

Cash flows from investing activities:
Principal repayments on securities available for sale	895,307	651,692	438,179
Purchases of securities available for sale	(43,590)	(31,692)	(34,961)
Purchases of investment securities held to maturity	(4,110,600)	(2,388,040)	—
Proceeds from calls of investment securities held to maturity	2,000,000	—	—
Principal repayments on mortgage-backed securities held to maturity	44,499,307	87,887,524	52,408,257
Purchases of mortgage-backed securities held to maturity	(68,421,533)	(160,853,754)	(34,331,420)
Proceeds from sale of loans	147,950	—	523,817
Net change in loans receivable	(21,311,805)	10,851,961	(17,727,590)
Proceeds from sale of foreclosed real estate	91,150	172,702	—
Additions to premises and equipment and investment in real estate	(413,813)	(225,433)	(453,941)
Proceeds from sale of investment in real estate	—	122,600	53,985
Proceeds from sale of premises and equipment	221,437	—	—
Purchase of Federal Home Loan Bank of New York stock	(607,300)	(340,500)	(408,000)

Net cash (used in) provided by investing activities	(47,053,490)	(64,152,940)	468,326

18	PAMRAPO BANCORP • 2004

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (continued)

	Year Ended December 31,
	2002	2003	2004
Cash flows from financing activities:
Net increase (decrease) in deposits	$50,726,043	$46,653,350	$(2,811,077)
Cash paid for sale of deposits	(21,326,860)	—	—
Advances from Federal Home Loan Bank of New York	25,000,000	33,000,000	19,000,000
Repayment of Advances from Federal Home Loan Bank of New York	(8,000,000)	(30,340,000)	(17,000,000)
Net (decrease) in other borrowed money	(29,010)	(31,418)	(34,026)
Net increase (decrease) in payments by borrowers for taxes and insurance	319,330	(340,123)	(158,995)
Cash dividends paid	(3,855,228)	(4,048,120)	(4,178,676)
Sale of treasury stock	—	55,230	210,445
Purchase of treasury stock	(279,328)	(3,221,490)	(271,823)

Net cash provided by (used in) financing activities	42,554,947	41,727,429	(5,244,152)

Net increase (decrease) in cash and cash equivalents	1,168,502	(13,730,905)	4,472,229
Cash and cash equivalents - beginning	22,688,885	23,857,387	10,126,482

Cash and cash equivalents - ending	$23,857,387	$10,126,482	$14,598,711

Supplemental information:
Loan to facilitate sale of investment in real estate	$—	$—	$240,000

Cash paid during the period for:
Income taxes	$4,830,190	$4,851,141	$5,679,241

Interest on deposits and borrowings	$15,348,766	$13,514,822	$11,245,680

See notes to consolidated financial statements.

www.pamrapo.com	19

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of consolidated financial statement presentation

The consolidated financial statements include the accounts of the Company, its wholly owned subsidiary, Pamrapo Savings Bank, S.L.A. (the “Bank”) and the Bank’s wholly owned subsidiary, Pamrapo Service Corp., Inc. (the “Service Corp.”). The Company’s business is conducted principally through the Bank. All significant inter-company accounts and transactions have been eliminated in consolidation.

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statement of financial condition and revenues and expenses for the period then ended. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses, the assessment of prepayment risks associated with mortgage-backed securities and the determination of the amount of deferred tax assets which are more likely than not to be realized. Management believes that the allowance for loan losses is adequate, prepayment risks associated with mortgage-backed securities are properly recognized and all deferred tax assets are more likely than not to be recognized. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the market area. Additionally, assessments of prepayment risks related to mortgage-backed securities are based upon current market conditions, which are subject to frequent change. Finally, the determination of the amount of deferred tax assets more likely than not to be realized is dependent on projections of future earnings, which are subject to frequent change.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

Cash and cash equivalents

Cash and cash equivalents include cash and amounts due from depository institutions and interest-bearing deposits in other banks having original maturities of three months or less.

Investment and mortgage-backed securities

Investments in debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt and equity securities not classified as trading securities nor as held-to-maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of deferred income taxes, reported in a separate component of stockholders’ equity.

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

The Bank defers loan origination fees and certain direct loan origination costs and amortizes/ accretes such amounts as an adjustment of yield over the contractual lives of the related loans. Discounts on loans purchased are recognized as income by use of the level-yield method over the terms of the respective loans.

Uncollectible interest on loans is charged off, or an allowance is established based on management’s evaluation. An allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments is probable, in which case the loan is returned to an accrual status.

Allowance for loan losses

An allowance for loan losses is maintained at a level considered adequate to absorb loan losses. Management of the Bank, in determining the allowance for loan losses, considers the risks inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with the general economic and real estate market conditions.

The Bank utilizes a two tier approach: (1) identification of impaired loans and the establishment of specific loss allowances, if necessary, on such loans; and (2) establish-

20	PAMRAPO BANCORP • 2004

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

ment of general valuation allowances on the remainder of its loan portfolio. The Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potential impaired loans. Such system takes into consideration, among other things, delinquency status, size of loans, type of collateral and financial condition of the borrowers. Specific loan loss allowances are established for identified loans based on a review of such information and/or appraisals of the underlying collateral. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of loan portfolio, current economic conditions and management’s judgment.

Although management believes that adequate specific and general loan loss allowances are established, actual losses are dependent upon future events and, as such, further additions to the allowance for loan losses may be necessary.

An impaired loan is evaluated based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. A loan evaluated for impairment is deemed to be impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. An insignificant payment delay, which is defined as up to ninety days by the Bank, will not cause a loan to be classified as impaired. A loan is not impaired during a period of delay in payment if the Bank expects to collect all amounts due, including interest accrued at the contractual interest rate for the period of delay. Thus, a demand loan or other loan with no stated maturity is not impaired if the Bank expects to collect all amounts due, including interest accrued at the contractual interest rate, during the period the loan is outstanding. All loans identified as impaired are evaluated independently. The Bank does not aggregate such loans for evaluation purposes. Payments received on impaired loans are applied first to accrued interest receivable and then to principal.

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

Premises and equipment

Premises and equipment are comprised of land, at cost, and buildings, building improvements, leaseholds and furnishings and equipment, at cost, less accumulated depreciation and amortization . Significant renewals and betterments are charged to the property and equipment account. Maintenance and repairs are expensed in the year incurred . Rental income is net ted against occupancy expense in the consolidated statements of income.

Income taxes

The Company, Bank and Service Corp. file a consolidated federal income tax return. Income taxes are allocated to the Company, Bank and Service Corp. based on their respective income or loss included in the consolidated income tax return. Separate state income tax returns are filed by the Company, Bank and Service Corp.

Federal and state income taxes have been provided on the basis of reported income. The amounts reflected on the Company’s and subsidiaries’ tax returns differ from these provisions due principally to temporary differences in the reporting of certain items for financial reporting and income tax reporting purposes.

Deferred income tax expense or benefit is determined by recognizing deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled . The effect on deferred tax asset s and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date . The realization of deferred tax assets is assessed and a valuation allowance provided, when necessary, for that portion of the asset which is not likely to be realized. Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize the deferred tax assets.

Interest - rate risk

The Bank is principally engaged in the business of attracting deposits from the general public and using these deposits, together with borrowings and other funds, to invest in securities, to make loans secured by real estate and, to a lesser extent, make consumer loans. The potential for interest-rate risk exists as a result of the generally shorter duration of the Bank’s interest-sensitive liabilities compared to the generally longer duration of its interest-sensitive assets. In a rising interest rate environment, liabilities will reprice faster than assets, thereby reducing net interest income. For this reason, management

www.pamrapo.com	21

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

regularly monitors the maturity structure of the Bank’s assets and liabilities in order to measure its level of interest-rate risk and to plan for future volatility.

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

Stock - based compensation

The Company, under a plan approved by its stockholders in 2003, has granted stock options to certain employees. See note 12 for additional information as to option grants. The Company accounts for options granted using the intrinsic value method, in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations. No compensation expense has been reflected in net income for the options granted as all such grants have an exercise price equal to the market price of the underlying stock at the date of grant. The following table provides information as to net income and earnings per share as if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation”, as amended, to all option grants.

	Year Ended December 31,
	2003	2004
Net income as reported	$7,780,826	$7,943,778
Less: Total stock-based compensation expense, net of income taxes, included in reported net income	—	—
Add: Total stock-based compensation expense, net of income taxes, that would have been included in the determination of net income if the fair value method had been applied to all grants	(160,836)	(253,714)

Pro forma net income	$7,619,990	$7,690,064

Net income per common share, as reported:
Basic	$1.54	$1.60
Diluted	1.54	1.59

Pro forma net income per common share:
Basic	$1.51	$1.55
Diluted	1.51	1.54

Net income per common share

Basic net income per common share is based on the weighted average number of common shares actually outstanding. Diluted net income per share is calculated by adjusting the weighted average number of shares of common stock outstanding to include the effect of stock options, if dilutive, using the treasury stock method.

Reclassification

Certain amounts for prior periods have been reclassified to conform to the current period’s presentation.

22	PAMRAPO BANCORP • 2004

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Recent accounting pronouncements

In March 2004, the Financial Accounting Standards Board (“FASB”) reached consensus on the guidance provided by Emerging Issues Task Force Issue 03-1 (“EITF 03-1”), The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. The guidance is applicable to debt and equity securities that are within the scope of FASB Statement of Financial Accounting Standard (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities and certain other investments. EITF 03-1 specifies that an impairment would be considered other-than-temporary unless (a) the investor has the ability and intent to hold an investment for a reasonable period of time sufficient for the recovery of the fair value up to (or beyond) the cost of the investment and (b) evidence indicating the cost of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary. EITF 03-1 cost method investment and disclosure provisions were effective for reporting periods ending after June 15, 2004. The measurement and recognition provisions relating to debt and equity securities have been delayed until the FASB issues additional guidance. During the year ended December 31, 2004, the Company adopted the cost method investment and disclosure provisions of EITF 03-1. The adoption did not have a material impact on the consolidated financial condition, results of operations or cash flows of the Company.

2. SECURITIES AVAILABLE FOR SALE

	December 31, 2003
	Amortized Cost	Gross Unrealized		Carrying Value
		Gains	Losses
Mortgage-backed securities	$1,536,503	$25,546	$—	$1,562,049
Mutual funds	1,473,609	—	9,832	1,463,777
Trust originated preferred security, maturing after twenty years	500,000	40,000	—	540,000
Equity security	7,020	349,056	—	356,076

	$3,517,132	$414,602	$9,832	$3,921,902

	December 31, 2004
	Amortized Cost	Gross Unrealized		Carrying Value
		Gains	Losses
Mortgage-backed securities	$1,098,323	$15,636	$—	$1,113,959
Mutual funds	1,508,571	—	20,284	1,488,287
Trust originated preferred security, maturing after twenty years	500,000	32,400	—	532,400
Equity security	7,020	497,516	—	504,536

	$3,113,914	$545,552	$20,284	$3,639,182

www.pamrapo.com	23

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

The unrealized losses, categorized by the length of time of continuous loss position, and the fair value of related securities available for sale are as follows:

	December 31, 2003
	Less Than Twelve Months		More Than Twelve Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mutual funds	$1,463,777	$9,832	$—	$—	$1,463,777	$9,832

	December 31, 2004
	Less Than Twelve Months		More Than Twelve Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mutual funds	$—	$—	$1,488,287	$20,284	$1,488,287	$20,284

Management does not believe that any of the unrealized losses at December 31, 2003 and 2004, represent an other-than-temporary impairment. The unrealized losses on mutual funds are on shares in a registered fund that invests primarily in short to moderate term fixed rate and adjustable rate mortgage-backed securities and other money market instruments. These unrealized losses are due to changes in market interest rates that have occurred at a faster pace than the overall fund portfolio. The Bank has the intent and ability to hold the mutual funds that comprise the above schedules for a time necessary to recover cost.

There were no sales of securities available for sale during the years ended December 31, 2002, 2003 and 2004.

24	PAMRAPO BANCORP • 2004

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

3. INVESTMENT SECURITIES HELD TO MATURITY

	December 31, 2003
	Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
Subordinated notes due after five through ten years	$9,422,111	$527,889	$—	$9,950,000

	December 31, 2004
	Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
Subordinated notes due after five through ten years	$9,308,686	$571,072	$49,058	$9,830,700

The unrealized losses, categorized by the length of time of continuous loss position, and the fair value of related investment securities held to maturity at December 31, 2004 are as follows:

	Less Than Twelve Months		More Than Twelve Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Subordinated notes due after five through ten years	$2,243,800	$49,058	$—	$—	$2,243,800	$49,058

Management does not believe that any of the unrealized losses at December 31, 2004, represent an other-than-temporary impairment. The unrealized losses are on subordinated notes that earn interest at a fixed rate. Such unrealized losses are due to changes in market interest rates while the above investments are at a fixed rate.

The Bank has the intent and ability to hold the subordinated notes that comprise the above schedule for a time necessary to recover the amortized cost.

There were no sales of investment securities held to maturity during the years ended December 31, 2002, 2003 and 2004.

www.pamrapo.com	25

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

4. MORTGAGE -BACKED SECURITIES HELD TO MATURITY

	December 31, 2003
	Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
Federal Home Loan Mortgage Corporation	$147,045,961	$1,711,309	$906,034	$147,851,236
Federal National Mortgage Association	55,604,882	717,259	750,040	55,572,101
Government National Mortgage Association	681,932	54,875	–	736,807
Collateralized Mortgage Obligations	15,085,565	43	211,036	14,874,572

	$218,418,340	$2,483,486	$1,867,110	$219,034,716

	December 31, 2004
	Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
Federal Home Loan Mortgage Corporation	$140,792,994	$1,316,745	$756,313	$141,353,426
Federal National Mortgage Association	42,919,890	435,487	712,782	42,642,595
Government National Mortgage Association	420,986	32,655	—	453,641
Collateralized Mortgage Obligations	15,943,232	92,128	163,057	15,872,303

	$200,077,102	$1,877,015	$1,632,152	$200,321,965

26	PAMRAPO BANCORP • 2004

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

The unrealized losses, categorized by the length of time of continuous loss position, and the fair value of related mortgage - backed securities held to maturity are as follows:

	December 31, 2003
	Less Than Twelve Months		More Than Twelve Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Federal Home Loan Mortgage Corp.	$83,705,893	$906,034	$—	$—	$83,705,893	$906,034
Federal National Mortgage Corp.	37,481,305	750,040	—	—	37,481,305	750,040
Collateralized Mortgage Obligations	14,872,192	211,036	—	—	14,872,192	211,036

	$136,059,390	$1,867,110	$—	$—	$136,059,390	$1,867,110

	December 31, 2004
	Less Than Twelve Months		More Than Twelve Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Federal Home Loan Mortgage Corp.	$12,098,365	$50,059	$63,738,864	$706,254	$75,837,229	$756,313
Federal National Mortgage Corp.	2,855,550	4,224	31,292,147	708,558	34,147,697	712,782
Collateralized Mortgage Obligations	3,723,693	93,125	5,142,666	69,932	8,866,359	163,057

	$18,677,608	$147,408	$100,173,677	$1,484,744	$118,851,285	$1,632,152

Management does not believe that any of the unrealized losses at December 31, 2003 and 2004, represent an other-than-temporary impairment. The unrealized losses on the mortgage-backed securities portfolio are due primarily to fixed interest rate and to a lesser extent adjustable rate securities held. Such losses are the result of changes in market interest rates.

The Bank has the intent and ability to hold the securities that comprise the above schedule for a time necessary to recover the amortized cost.

There were no sales of mortgage-backed securities held to maturity during the years ended December 31, 2002, 2003 and 2004.

www.pamrapo.com	27

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

5. LOANS RECEIVABLE

	December 31,
	2003	2004
Real estate mortgage:
One-to-four family	$228,533,793	$222,334,364
Multi-family	40,538,648	46,790,026
Commercial	41,168,523	52,956,710

	310,240,964	322,081,100

Real estate construction	11,225,286	16,848,745

Land	1,373,985	1,423,341

Commercial	406,733	659,288

Consumer:
Passbook or certificate	585,733	732,791
Home improvement	229,153	132,993
Equity and second mortgage	59,757,904	59,014,687
Automobile	734,138	637,352
Personal	1,144,480	1,041,559

	62,451,408	61,559,382

Total	385,698,376	402,571,856

Less:
Loans in process	5,168,432	5,154,803
Allowance for loan losses	2,515,000	2,495,000
Deferred loan fees (costs) and discounts	(625,829)	(878,428)

	7,057,603	6,771,375

	$378,640,773	$395,800,481

At December 31, 2002, 2003 and 2004, non-accrual loans for which interest has been discontinued totaled approximately $1,485,000, $809,000, and $2,261,000, respectively.

During the years ended December 31, 2002, 2003 and 2004, the Bank recognized interest income of approximately $24,000, $35,000, and $94,000, respectively, on these loans. Interest income that would have been recorded, had the loans been on the accrual status, would have amounted to approximately $151,000, $79,000, and $179,000 for the years ended December 31, 2002, 2003 and 2004, respectively. The Bank is not committed to lend additional funds to the borrowers whose loans have been placed on nonaccrual status.

The following is an analysis of the allowance for loan losses:

	Year Ended December 31,
	2002	2003	2004
Balance, beginning	$2,150,000	$2,550,000	$2,515,000
Provisions charged to operations	634,090	83,777	82,051
Recoveries credited to allowance	10,346	7,512	5,312
Loan losses charged to allowance	(244,436)	(126,289)	(107,363)

Balance, ending	$2,550,000	$2,515,000	$2,495,000

Impaired loans and related amounts recorded in the allowance for loan losses are summarized as follows:

	December 31,
	2003	2004
Recorded investment in impaired loans:
With recorded allowances	$458,730	$768,486
Without recorded allowances	767,984	1,567,337

Total impaired loans	1,226,714	2,335,823
Related allowance for loan losses	173,730	210,901

Net impaired loans	$1,052,984	$2,124,922

The activity with respect to loans to directors, officers and associates of such persons, is as follows:

Year Ended December 31, 2004
Balance, beginning	$2,326,826
Loans originated	417,193
Collection of principal	(361,170)

Balance, ending	$2,382,849

28	PAMRAPO BANCORP • 2004

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

6. PREMISES AND EQUIPMENT

	December 31,
	2003	2004
Land	$701,625	$701,625

Buildings and improvements	4,027,388	4,051,851
Less accumulated depreciation	1,945,466	2,073,539

	2,081,922	1,978,312

Leasehold improvements	1,190,690	1,372,023
Less accumulated amortization	636,066	761,586

	554,624	610,437

Furnishings and equipment	5,909,523	6,104,785
Less accumulated depreciation	5,155,011	5,376,659

	754,512	728,126

	$4,092,683	$4,018,500

Depreciation expense for the years ended December 31, 2002, 2003, and 2004 totaled approximately $606,000, $550,000, and $527,000, respectively. Depreciation charges are computed on the straight-line method over the following estimated useful lives:

Buildings and improvements	10 to 50 years
Leasehold improvements	10 years
Furnishings and equipment	3 to 10 years

7. INTEREST RECEIVABLE

	December 31,
	2003	2004
Loans, net of allowance for uncollected interest of approximately $55,000 and $93,000, respectively	$1,737,368	$1,703,412
Mortgage-backed securities	926,421	821,183
Investment securities	174,708	177,937

	$2,838,497	$2,702,532

8 . DEPOSITS

	December 31,
	2003			2004
	Weighted Average Rate	Amount	Percent	Weighted Average Rate	Amount	Percent
Demand:
Non-interest-bearing demand	0.00%	$30,254,587	6.15	0.00%	$37,276,473	7.62
NOW	1.00%	41,592,334	8.45	1.00%	39,065,046	7.98

	0.58%	71,846,921	14.60	0.51%	76,341,519	15.60
Money Market	1.33%	38,495,382	7.82	1.50%	38,263,106	7.82
Savings and club	1.35%	179,463,134	36.46	1.25%	171,573,378	35.06
Certificates of deposit	2.39%	202,355,328	41.12	2.45%	203,171,685	41.52

	1.66%	$492,160,765	100.00	1.65%	$489,349,688	100.00

The scheduled maturities of certificates of deposit are as follows (in thousands):

	December 31,
Maturity Period	2003	2004
One year or less	$175,898	$158,927
After one to three years	21,661	37,583
After three years	4,796	6,662

	$202,355	$203,172

Certificates of deposit of $100,000 or more by the time remaining until maturity are as follows (in thousands):

	December 31,
Maturity Period	2003	2004
Three months or less	$12,239	$10,910
After three through six months	11,612	11,422
After six through twelve months	32,538	30,908
After twelve months	9,134	17,280

	$65,523	$70,520

A summary of interest on deposits follows:

	Year Ended December 31,
	2002	2003	2004
Demand	$1,080,086	$1,029,530	$949,185
Savings and club	3,428,455	3,118,465	2,391,441
Certificates of deposit	6,983,647	5,550,866	4,789,629

	11,492,188	9,698,861	8,130,255
Less penalties for early withdrawal of certificates of deposit	(9,528)	(7,340)	(8,312)

	$11,482,660	$9,691,521	$8,121,943

www.pamrapo.com	29

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

9 . ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK

	December 31,
	2003		2004
Maturing by December 31,	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate	Amount
2004	2.80%	$17,000,000	—%	$—
2005	3.21%	20,000,000	3.21%	20,000,000
2006	3.35%	25,000,000	3.31%	32,000,000
2007	2.75%	8,000,000	2.83%	15,000,000
2008	4.85%	7,000,000	4.53%	12,000,000
2010	6.19%	10,000,000	6.19%	10,000,000

	3.60%	$87,000,000	3.69%	$89,000,000

At December 31, 2003 and 2004, the advances were secured by pledges of the Bank’s investment in the capital stock of the Federal Home Loan Bank of New York totaling $4,743,900 and $5,151,900, respectively, and a blanket assignment of the Bank’s unpledged qualifying mortgage loans, mortgage-backed securities and investment securities portfolios.

At December 31, 2003 and 2004, the Company also had available to it $30,223,900 and $31,973,200, respectively, under a revolving overnight line of credit, expiring August 22, 2004 and July 29, 2005, respectively, with the Federal Home Loan Bank of New York. The line of credit is secured by a specific pledge of mortgage-backed securities with carrying values and fair values of approximately $31,476,000 and $32,194,000 (2003), and $32,668,000 and $33,176,000 (2004). Borrowings are at the lenders cost of funds plus .25%. There were no outstanding borrowings under the line of credit at December 31, 2003 and 2004.

10. OTHER BORROWED MONEY

	December 31,
	2003		2004
	Interest Rate	Amount	Interest Rate	Amount
Mortgage loan	8.00%	$117,748	8.00%	$83,722

The mortgage loan is payable in 144 equal monthly installments of $3,518 through February 1, 2007 and is secured by premises with a carrying value of $ 1,310,000 and $1,280,000 at December 31, 2003 and 2004, respectively.

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

The Bank is subject to various regulatory capital requirements administered by the banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to adjusted total assets (as defined). The following tables present a reconciliation of capital per GAAP and regulatory capital and information as to the Bank’s capital levels at the dates presented:

	December 31,
	2003	2004
GAAP capital	$46,774	$51,039
Less: Investment in and advances to non-includable subsidiary	(365)	—
Unrealized (gain) on securities available for sale	(243)	(315)

Core and tangible capital	46,166	50,724
Add: general valuation allowance	2,341	2,284

Total regulatory capital	$48,507	$53,008

30	PAMRAPO BANCORP • 2004

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

(Dollars in Thousands)	Actual		Minimum Capital Requirements		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2003:
Total Capital (to risk-weighted assets)	$48,507	15.13%	$25,645	8.00%	$32,057	10.00%
Tier 1 Capital (to risk-weighted assets)	46,166	14.40%	—	—	19,234	6.00%
Core (Tier 1) Capital (to adjusted total assets)	46,166	7.26%	25,451	4.00%	31,814	5.00%
Tangible Capital (to adjusted total assets)	46,166	7.26%	9,544	1.50%	—	—

December 31, 2004:
Total Capital (to risk-weighted assets)	$53,008	15.89%	$26,694	8.00%	$33,368	10.00%
Tier 1 Capital (to risk-weighted assets)	50,724	15.20%	—	—	20,021	6.00%
Core (Tier 1) Capital (to adjusted total assets)	50,724	7.92%	25,610	4.00%	32,013	5.00%
Tangible Capital (to adjusted total assets)	50,724	7.92%	9,604	1.50%	—	—

As of January 26, 2004, the most recent notification from the Office of Thrift Supervision, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the institution’s category.

www.pamrapo.com	31

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

12. BENEFIT PLANS

Pension Plan (“Plan”)

The Bank has a non-contributory defined benefit pension plan covering all eligible employees. The benefits are based on years of service and employees’ compensation. The Bank’s funding policy is to contribute the maximum amount that can be deducted for federal income tax purposes. The Plan’s assets consist primarily of mutual funds, equity securities and bank deposits.

The following tables set forth the Plan’s funded status and components of net periodic pension cost:

	December 31,
	2003	2004
Change in Benefit Obligation
Benefit obligation at beginning of year	$5,670,347	$6,719,684
Service cost	256,339	259,724
Interest cost	371,695	416,240
Actuarial loss (gain)	542,283	(296,190)
Benefits paid	(120,980)	(263,905)

Benefit obligation at end of year	$6,719,684	$6,835,553

Change in Plan Assets
Fair value of assets at beginning of year	$5,444,022	$5,926,534
Actual gain on plan assets	274,184	522,591
Employer contributions	329,308	400,566
Benefits paid	(120,980)	(263,905)

Fair value of assets at end of year	$5,926,534	$6,585,786

Reconciliation of Funded Status
Accumulated benefit obligation	$5,771,037	$6,081,056

Projected benefit obligation	$6,719,684	$6,835,553
Fair value of assets	(5,926,534)	(6,585,786)

Funded status	793,150	249,767
Unrecognized net (loss)	(2,818,291)	(2,254,570)
Unrecognized past service liability	(143,778)	(126,006)

(Prepaid) expense included in other assets	$(2,168,919)	$(2,130,809)

Assumptions Used
Discount rate	6.25%	6.25%
Rate of increase in compensation	3.50%	3.50%

	Year Ended December 31,
	2002	2003	2004
Net Periodic Pension Expense
Service cost	$230,791	$256,339	$259,724
Interest cost	336,367	371,695	416,240
Expected return on assets	(338,524)	(430,733)	(479,336)
Amortization of unrecognized loss	68,393	176,412	224,276
Unrecognized past service liability	13,329	17,772	17,772

Net periodic pension expense	$310,356	$391,485	$438,676

Assumptions used
Discount rate	7.25%	6.625%	6.25%
Rate of increase in compensation	4.50%	4.00%	3.50%
Long-term rate of return on plan assets	8.50%	8.00%	8.00%

Plan assets

For 2003 and 2004, the Plan’s assets realized an annual return of 5% and 7%, respectively. The weighted-average allocation by asset category is as follows:

	December 31,
	2003	2004
Certificates of deposit	37%	31%
Mutual fund shares	29%	34%
Mortgage-backed securities	9%	5%
Equity securities	25%	30%

	100%	100%

For 2005, the Company intends to maintain the current asset mix and seek to achieve an optimal risk/reward profile by limiting market exposure to present levels. Based on an analysis of the current market environment, we project a 2.5% return from certificates of deposit, a 5% return from fixed income and an 8% return from equities, for an overall expected return of approximately 6%.

The long-term rate of return on assets assumption is set based on historical returns earned by equities and fixed income securities, adjusted to reflect expectations of future returns as applied to the Plan’s actual target allocation of asset classes. Equities and fixed income securities are assumed to earn real rates of return in the ranges of 5-8% and 2-6%, respectively. Additionally, the long-term inflation rate is projected to be 3%. When these overall return expectations are applied to a typical plan’s target allocation, the result is an expected return of 6% to 8%.

Equity securities include Pamrapo Bancorp, Inc. common stock in the amounts of $659,000 (11% of total plan assets) and $717,000 (11% of total plan assets) at December 31, 2003 and 2004, respectively.

Contributions

The Company expects to contribute approximately $400,000 to the pension plan in 2005.

Estimated Future Benefit Payments

Benefit payments, which reflect expected future service, as appropriate, are expected to be paid, for the years ended December 31, respectively, as follows:

2005	$361,247
2006	369,310
2007	390,167
2008	434,513
2009	458,211
2010 - 2014	2,403,663

Savings and Investment Plan (“SIP”)

The Bank sponsors a SIP pursuant to Section 401(k) of the Internal Revenue Code, for all eligible employees. Employees may elect to save up to 25% of their compensation of which the Savings Bank will match 50% of the first 10% of the employee’s contribution up to a maximum of 5% of compensation. The SIP expense amounted to approximately, $124,000, $120,000 and $138,000 for the years ended December 31, 2002, 2003 and 2004, respectively.

32	PAMRAPO BANCORP • 2004

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Supplemental Executive Retirement Plan ( “SERP” )

The Bank has an unfunded non-qualified deferred retirement plan for certain employees. A participant who retires at age 65 (the “Normal Retirement Age”), is entitled to an annual retirement benefit equal to 75% of his compensation reduced by his retirement plan annual benefits. Participants retiring before the Normal Retirement Age receive the same benefits reduced by a percentage based on years of service to the Bank and the number of years prior to the Normal Retirement Age that participant retires.

The following tables set forth the SERP’s funded status and components of net periodic SERP cost:

	December 31,
	2003	2004
Projected benefit obligation at beginning of year	$2,790,762	$2,839,556
Interest cost	181,629	174,024
Actuarial (gain)	(62,263)	(205,099)
Benefit payments	(163,312)	(110,384)
Termination benefits	92,740	—

Projected benefit obligation at end of year	2,839,556	2,698,097
Plan assets at fair value	—	—

Projected benefit obligation in excess of plan assets	2,839,556	2,698,097
Unrecognized net loss	(753,092)	(493,633)
Benefit paid in fourth quarter	(13,631)	(13,631)
Unrecognized past service liability	(493,484)	(398,264)

Accrued SERP cost included in other liabilities	$1,579,349	$1,792,569

Assumptions:
Discount rate	6.25%	6.25%
Rate of increase in compensation	3.50%	3.50%

Net periodic SERP cost includes the following components:

	Year Ended December 31,
	2002	2003	2004
Service cost	$(11,265)	$—	$—
Interest cost	177,653	181,629	174,024
Net amortization	184,636	173,975	149,580
Special termination benefits	—	92,740	—

Net periodic SERP cost	$351,024	$448,344	$323,604

Contributions made	$163,312	$110,384	$110,384

Assumptions:
Discount rate	7.25%	6.625%	6.25%
Rate of increase in compensation	4.50%	4.00%	3.50%
Amortization period (in years)	4.94	7.83	8.63

Stock Options

Stock options granted under a stockholder approved stock option plan may be either options that qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or non-statutory options. Options vest in accordance with the plan and may be exercised up to ten years from the date of grant. All options granted will be exercisable in the event the optionee terminates his employment, or due to death or disability. A summary of stock option activity follows:

www.pamrapo.com	33

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

	Number of Option Shares			Range of Exercise Price	Weighted Average Exercise Price
	Vested	Non-Vested	Total
December 31, 2002	—	—	—	$—	$—
Options granted	68,741	18,259	87,000	18.41	18.41
Exercised	(3,000)	—	(3,000)	18.41	18.41

December 31, 2003	65,741	18,259	84,000	18.41	18.41
Vesting	18,259	(18,259)	—	18.41	18.41
Options granted	36,000	9,000	45,000	29.25	29.25
Exercised	(11,431)	—	(11,431)	18.41	18.41

December 31, 2004	108,569	9,000	117,569	18.41 - 29.25	22.56

At December 31, 2003 and 2004, the weighted average remaining contractual life of the stock options granted was approximately 9.5 years and 8.8 years, respectively, and stock options for up to 67,380 and 22,380 additional shares respectively of common stock were available for future grants. No options were forfeited during 2003 and 2004.

The Company, as permitted by Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting standards (“SFAS”) No. 123 , recognizes compensation cost for stock options granted based on the intrinsic value method instead of the fair value based method . The grant-date fair values of the stock options granted during 2003 and 2004, which have exercise prices equal to the market price of the common stock at the grant date, were estimated using the Black-Scholes option-pricing model . Such fair value and the assumptions used for estimating fair value are as follows:

	Year Ended December 31,
	2003	2004
Grant-date fair value per share	$3.08	$9.39
Expected common stock dividend yield	4.35%	2.87%
Expected option life	7.0 years	7.0 years
Risk-free interest rate	2.78%	3.23%
Volatility	25.61%	37.99%

34	PAMRAPO BANCORP • 2004

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

13. INCOME TAXES

The Bank qualifies as a savings institution under the provisions of the Internal Revenue Code and was therefore, prior to January 1, 1996, permitted to deduct from taxable income an allowance for bad debts based upon eight percent of taxable income before such deduction, less certain adjustments. Retained earnings at December 31, 2004, include approximately $6,907,000 of such bad debt, which, in accordance with SFAS No. 109, “Accounting for Income Taxes,” is considered a permanent difference between the book and income tax basis of loans receivable, and for which income taxes have not been provided. If such amount is used for purposes other than for bad debt losses, including distributions in liquidation, it will be subject to income tax at the then current rate.

The tax effect of existing temporary differences which give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

	December 31,
	2003	2004
Deferred tax assets
Allowance for losses	$1,030,950	$1,026,972
Deferred loan fees	86,177	75,594
Depreciation	90,223	135,672
Reserve for uncollected interest	21,877	37,015

	1,229,227	1,275,253

Deferred tax liabilities
Benefit plans	224,084	125,172
Unrealized gain on securities available for sale	161,600	209,800

	385,684	334,972

Net deferred tax assets	$843,543	$940,281

The components of income taxes are summarized as follows:

	Year Ended December 31,
	2002	2003	2004
Current tax expense:
Federal	$3,376,150	$4,039,901	$4,247,060
State	1,019,074	1,227,493	1,270,427

	4,395,224	5,267,394	5,517,487

Deferred tax expense (benefit):
Federal	496,539	(48,838)	(99,914)
State	(105,531)	(15,711)	(45,024)

	391,008	(64,549)	(144,938)

	$4,786,232	$5,202,845	$5,372,549

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

	Year Ended December 31,
	2002	2003	2004
Federal income tax	$4,049,272	$4,414,448	$4,527,551
Increases (decreases) in income taxes resulting from:
New Jersey income tax, net of federal income tax effect	603,430	799,776	808,766
Other items, net	133,530	(11,379)	36,232

Effective income tax	$4,786,232	$5,202,845	$5,372,549

www.pamrapo.com	35

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

14. COMMITMENTS AND CONTINGENCIES

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business primarily to meet the financing needs of its customers. These financial instruments include commitments to originate loans and purchase securities. The commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statement of financial condition. The Bank’s exposure to credit loss in the event of non performance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments.

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Savings Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation of the counterparty. Collateral held varies but primarily includes residential real estate and income-producing commercial properties.

The Bank had loan commitments outstanding as follows:

	December 31,
	2003	2004
To originate loans	$19,652,000	$16,816,000

At December 31, 2004, all the outstanding commitments to originate loans are at fixed interest rates which range from 5.25% to 8.50%. All commitments are due to expire within ninety days.

At December 31, 2004, undisbursed funds from approved lines of credit under a homeowners’ equity and a commercial equity lending program amounted to approximately $8,527,000 and $1,000,000, respectively. Unless they are specifically cancelled by notice from the Bank, these funds represent firm commitments available to the respective borrowers on demand. The interest rates charged for any month on funds disbursed under these programs range from 0% to 4.25% above the prime rate.

Rental expenses related to the occupancy of premises totaled $272,000, $248,000 and $273,000 for the years ended December 31, 2002, 2003 and 2004, respectively. At December 31, 2004, minimum non-cancelable obligations under lease agreements with original terms of more than one year are as follows:

December 31,	Amount
2005	$300,000
2006	307,000
2007	311,000
2008	181,000
2009	146,000
Thereafter	883,000

$2,128,000

The Company, Bank and Service Corp. are also parties to litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material effect on the consolidated financial position of the Company.

36	PAMRAPO BANCORP • 2004

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

15. FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amounts and fair value of the financial instruments are as follows (in thousands):

	December 31,
	2003		2004
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets
Cash and cash equivalents	$10,126	$10,126	$14,599	$14,599
Securities available for sale	3,922	3,922	3,639	3,639
Investment securities held to maturity	9,422	9,950	9,309	9,831
Mortgage-backed securities held to maturity	218,418	219,035	200,077	200,322
Loans receivable	378,641	388,649	395,800	396,484
Interest receivable	2,838	2,838	2,703	2,703

Financial Liabilities
Deposits	492,161	492,948	489,350	488,833
Advances and other borrowed money	87,118	89,741	89,084	89,951

Commitments
To originate loans	19,652	19,652	16,816	16,816
Unused lines of credit	9,953	9,953	9,527	9,527

www.pamrapo.com	37

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

16. PARENT COMPANY FINANCIAL INFORMATION

The following condensed financial statements of the Company should be read in conjunction with the Notes to Consolidated Financial Statements.

STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2003	2004
Assets
Cash and cash equivalents	$4,289,428	$4,009,612
Investment in subsidiary	46,774,417	51,038,819
Refundable income taxes	121,490	127,934
Other assets	200,658	—

Total assets	$51,385,993	$55,176,365

Liabilities and stockholders’ equity
Liabilities
Other liabilities	$62,650	$62,150

Total liabilities	62,650	62,150

Stockholders’ equity
Common stock	69,000	69,000
Paid-in-capital in excess of par value	18,957,298	19,041,357
Retained earnings-substantially restricted	54,865,096	58,702,496
Treasury stock, at cost	(22,568,051)	(22,698,638)

Total stockholders’ equity	51,323,343	55,114,215

Total liabilities and stockholders’ equity	$51,385,993	$55,176,365

38	PAMRAPO BANCORP • 2004

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

STATEMENTS OF INCOME

	Year Ended December 31,
	2002	2003	2004
Dividends from subsidiary	$5,000,000	$5,000,000	$4,000,000
Interest income	5,364	4,208	3,091

Total income	5,005,364	5,004,208	4,003,091
Expenses	507,798	360,532	378,818

Income before equity in undistributed earnings of subsidiary and income taxes (benefit)	4,497,566	4,643,676	3,624,273
Equity in undistributed earnings of subsidiary	2,505,451	3,016,710	4,192,104

Income before income taxes (benefit)	7,003,017	7,660,386	7,816,377
Income taxes (benefit)	(120,375)	(120,440)	(127,401)

Net income	$7,123,392	$7,780,826	$7,943,778

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2002	2003	2004
Cash flows from operating activities:
Net income	$7,123,392	$7,780,826	$7,943,778
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary	(2,505,451)	(3,016,710)	(4,192,104)
(Increase) in refundable income taxes	(9,129)	(525)	(6,444)
Decrease (increase) in other assets	9,538	(22,330)	200,658
Increase (decrease) in other liabilities	10,090	(50,440)	(500)
Distribution of treasury stock	197,500	—	14,850

Net cash provided by operating activities	4,825,940	4,690,821	3,960,238

Cash flows from financing activities:
Cash dividends paid	(3,855,228)	(4,048,120)	(4,178,676)
Sale of treasury stock	—	55,230	210,445
Purchase of treasury stock	(279,328)	(3,221,490)	(271,823)

Net cash (used in) financing activities	(4,134,556)	(7,214,380)	(4,240,054)

Net increase (decrease) in cash and cash equivalents	691,384	(2,523,559)	(279,816)
Cash and cash equivalents - beginning	6,121,603	6,812,987	4,289,428

Cash and cash equivalents - ending	$6,812,987	$4,289,428	$4,009,612

www.pamrapo.com	39

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

17. QUARTERLY FINANCIAL DATA (UNAUDITED)

(In thousands, except for per share amounts) Year Ended December 31, 2003	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest income	$9,343	$9,312	$9,015	$9,085
Interest expense	3,623	3,553	3,350	2,907

Net interest income	5,720	5,759	5,665	6,178
Provision for loan losses	30	30	20	4
Non-interest income	573	667	711	604
Non-interest expenses	3,156	3,269	3,255	3,129
Income taxes	1,260	1,263	1,249	1,431

Net income	$1,847	$1,864	$1,852	$2,218

Net income per common share:
Basic	$0.36	$0.36	$0.37	$0.45
Diluted	$0.36	$0.36	$0.37	$0.45

Dividends per common share	$0.20	$0.20	$0.20	$0.20

(In thousands, except for per share amounts) Year Ended December 31, 2004	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest income	$8,830	$8,927	$9,161	$9,065
Interest expense	2,822	2,788	2,877	2,904

Net interest income	6,008	6,139	6,284	6,161
Provision for loan losses	10	10	10	52
Non-interest income	611	654	557	777
Non-interest expenses	3,366	3,490	3,331	3,605
Income taxes	1,297	1,328	1,408	1,340

Net income	$1,946	$1,965	$2,092	$1,941

Net income per common share:
Basic	$0.39	$0.40	$0.42	$0.39
Diluted	$0.39	$0.39	$0.42	$0.39

Dividends per common share	$0.21	$0.21	$0.21	$0.21

40	PAMRAPO BAN CORP • 2004

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To The Board of Directors and Stockholders

Pamrapo Bancorp, Inc.

We have audited the consolidated statements of financial condition of Pamrapo Bancorp, Inc. (the “Company”) and Subsidiaries as of December 31, 2003 and 2004, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the above mentioned consolidated financial statements present fairly, in all material respects, the financial position of Pamrapo Bancorp, Inc. and Subsidiaries as of December 31, 2003 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/    Radics & Co., LLC

February 4, 2005

Pine Brook, New Jersey

www.pamrapo.com	41

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Management Responsibility Statement

Management of Pamrapo Bancorp, Inc . and Subsidiaries is responsible for the preparation of the consolidated financial statements and all other consolidated financial information included in this report. Consolidated financial statements were prepared in accordance with generally accepted accounting principles.

All consolidated financial information included in the report agrees with the consolidated financial statements. In preparing the consolidated financial statements, management makes informed estimates and judgments with consideration given to materiality about ut the expected results of various events and transactions.

Management maintains a system of internal accounting control that includes personnel selection, appropriate division of responsibilities and formal procedures and policies consistent with high standards of accounting and administrative practice. Consideration has been given to the necessary balance between the costs of systems of internal control and the benefits derived.

Management reviews and modifies its systems of accounting and internal control in light of changes in conditions and operations as well as in response to recommendations from the independent certified public accountants . Management believes the accounting and internal control systems provide reasonable assurance that assets are safeguarded and the consolidated financial information is reliable.

The Board of Directors, through its Audit Committee of non-management directors, is responsible for determining that management fulfills its responsibilities in the preparation of the consolidated financial statements and the control of operations. The Board appoints the independent certified public accountants . The Audit Committee meets with management, the independent certified public accountants, and also the internal auditor, approves the overall scope of audit work and related fee arrangements, and reviews audit reports and findings.

/s/ WILLIAM J. CAMPBELL
William J. Campbell
President and Chief Executive Officer

/s/ Kenneth D. Walter
Kenneth D. Walter
Vice President / Treasurer / Chief Financial Officer

/s/ Robert A. Hughes
Robert A. Hughes
Vice President

42	PAMRAPO BANCORP • 2004

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Selected Consolidated Financial Condition and Operating Data of the Company

	At December 31,
(In Thousands)	2000	2001	2002	2003	2004
Financial condition data:
Total amount of:
Assets	$469,558	$539,639	$588,659	$636,895	$639,899
Loans receivable	309,082	369,239	389,865	378,641	395,800
Securities available for sale	5,713	5,304	4,543	3,922	3,639
Mortgage-backed securities	118,791	122,418	146,138	218,418	200,077
Investment securities	6,996	5,000	7,095	9,422	9,309
Deposits	379,410	416,587	445,507	492,161	489,350
Advances and other borrowed money	35,788	67,518	84,489	87,118	89,084
Stockholders’ equity	46,529	47,523	50,756	51,323	55,114

	Year Ended December 31,
(In Thousands)	2000	2001	2002	2003	2004
Operating data:
Interest income	$33,162	$36,625	$38,058	$36,755	$35,983
Interest expense	15,498	17,544	15,290	13,433	11,391
Net interest income	17,664	19,081	22,768	23,322	24,592
Provision for loan losses	208	459	634	84	82
Non-interest income	1,576	1,921	2,566	2,555	2,599
Non-interest expenses	11,988	12,635	12,791	12,809	13,792
Income taxes	2,568	2,908	4,786	5,203	5,373

Net income	$4,476	$5,000	$7,123	$7,781	$7,944

Net income per share
Basic	$0.85	$0.97	$1.39	$1.54	$1.60
Diluted	0.85	0.97	1.39	1.54	1.59

Dividends per share	$0.69	$0.72	$0.75	$0.80	$0.84

Dividend payout ratio	80.84%	74.23%	54.12%	52.02%	52.60%

www.pamrapo.com	43

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Selected Consolidated Financial Condition and Operating Data of the Company (continued)

	At or For Year Ended December 31,
(In Thousands)	2000	2001	2002	2003	2004
Selected Financial Ratios:
Return on average assets	0.99%	0.99%	1.26%	1.25%	1.24%
Return on average equity	9.57%	10.76%	14.52%	15.45%	15.00%
Average equity/average assets	10.30%	9.24%	8.70%	8.08%	8.26%
Interest rate spread	3.53%	3.48%	3.77%	3.57%	3.66%
Net yield on average interest-earning assets	4.08%	3.95%	4.18%	3.86%	3.92%
Non-interest expenses to
average assets	2.64%	2.50%	2.27%	2.06%	2.15%
Equity/total assets	9.91%	8.81%	8.62%	8.06%	8.61%
Capital ratios:
Tangible	8.27%	7.26%	7.08%	7.26%	7.92%
Core	8.27%	7.26%	7.08%	7.26%	7.92%
Risk-based	16.29%	14.43%	14.35%	15.13%	15.89%
Non-performing loans to total assets	0.87%	0.60%	0.46%	0.24%	0.41%
Non-performing loans to loans receivable	1.30%	0.88%	0.69%	0.41%	0.67%
Non-performing assets to total assets	1.00%	0.65%	0.49%	0.24%	0.41%
Allowance for loan losses to non-performing loans	47.74%	65.95%	94.41%	161.53%	96.44%
Average interest-earning assets/average interest-bearing liabilities	1.15x	1.13x	1.14x	1.13x	1.14x
Net interest income after provision for loan losses to non-interest expenses	1.46x	1.47x	1.73x	1.81x	1.79x

44	PAMRAPO BAN CORP • 2004

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Stockholder Information

MARKET FOR COMMON STOCK AND RELATED MATTERS

Pamrapo Bancorp, Inc.’s common stock is presently quoted on the National Association of Securities Dealers Automated Quotation’s National Market System under the symbol “PBCI.” At March 9, 2005, the Company’s 4,975,542 outstanding shares of common stock were held by approximately 1,900 persons or entities.

The following table sets forth the high and low closing sales price per common share for the periods indicated. Such prices do not necessarily reflect retail markups, markdowns or commissions.

	CLOSING PRICES
QUARTER ENDED	HIGH	LOW
March 31, 2003	$18.60	$16.45
June 30, 2003	18.55	17.00
September 30, 2003	23.12	17.70
December 31, 2003	25.65	20.91
March 31, 2004	29.45	24.90
June 30, 2004	29.49	23.17
September 30, 2004	23.22	20.25
December 31, 2004	24.73	22.27

DIVIDENDS WERE PAID AS FOLLOWS:
March, 2003	$.20
June, 2003	.20
September, 2003	.20
December, 2003	.20
March, 2004	.21
June, 2004	.21
September, 2004	.21
December, 2004	.21

Future dividend policy will be determined by the Board of Directors after giving consideration to the Company’s financial condition, results of operations, tax status, industry standards, economic conditions and other factors. Dividends will also depend upon dividend payments by the Bank to the Company, which is its primary source of income. The Board may also consider the payment of stock dividends from time to time, in addition to, or in lieu of cash dividends.

Under federal regulations, the Bank may not declare or pay a cash dividend on any of its common stock if the effect thereof would cause the Bank’s regulatory capital to be reduced below the amount required for the liquidation account or the regulatory capital requirements imposed by the Office of Thrift Supervision (“OTS”). The Bank must provide at least 30 days advance notice to the OTS before declaring a dividend.

www.pamrapo.com	45