Form 10-K, Exhibit 13
period 2005-12-31
PAMRAPO BANCORP INC
filed 2006-03-16
CIK 854071

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

FINANCIAL CONDITION

The Company’s consolidated assets at December 31, 2005 totalled $646.1 million, which represents an increase of $6.2 million or 0.97% when compared to $639.9 million at December 31, 2004, primarily due to an increase in loans receivable.

Securities available for sale decreased $318,000 or 8.74% to $3.3 million at December 31, 2005 when compared to $3.6 million at December 31, 2004. The decrease during the year ended December 31, 2005, resulted primarily from proceeds from repayments on securities available for sale amounting to $326,000 and a decrease in unrealized gain on such securities of $44,000 which offset purchases of securities of $52,000. Investment securities held to maturity increased $978,000 or 10.51% to $10.3 million at December 31, 2005 when compared to $9.3 million at December 31, 2004.

Mortgage-backed securities held to maturity decreased $33.1 million or 16.54% to $167.0 million at December 31, 2005 from $200.1 million at December 31, 2004. The decrease during the year ended December 31, 2005 resulted primarily from principal repayments of $38.9 million on mortgage-backed securities along with the sale of mortgage-backed securities with a carrying value of $3.9 million, sufficient to offset purchases of mortgage-backed securities of $9.8 million. The mortgage-backed securities sold had principal balances outstanding of less than 15% of their original principal balances and were permitted to be sold under FASB Statement No. 115.

Net loans amounted to $438.3 million and $395.8 million at December 31, 2005 and 2004, respectively, which represents an increase of $42.5 million or 10.74%, primarily due to loan originations exceeding loan payments.

Total deposits at December 31, 2005 decreased $15.3 million or 3.13% to $474.0 million compared to $489.3 million at December 31, 2004.

Advances from the Federal Home Loan Bank of New York (“FHLB-NY”) totaled $106.4 million and $89.0 million at December 31, 2005 and 2004, respectively. The net increase of $17.4 million during the year ended December 31, 2005, resulted from new advances from the FHLB-NY, which were used to fund loan commitments and for general corporate purposes.

Stockholders’ equity amounted to $58.6 million and $55.1 million at December 31, 2005 and 2004, respectively. During the years ended December 31, 2005 and 2004, net income of $8.0 million and $7.9 million, respectively, was recorded and cash dividends of $4.4 million and $4.2 million, respectively, were paid on the Company’s common stock. During the years ended December 31, 2005 and 2004, the Company repurchased 16,569 and 11,431 shares, respectively, of its common stock for $373,000 and $272,000, respectively, under a stock repurchase program.

Results of Operations For the Years Ended December 31, 2005 and 2004

NET INCOME

Net income increased by $20,000 or 0.25% to $8.0 million during the year ended December 31, 2005 compared to $7.9 million for the year ended December 31, 2004. The increase in net income during the 2005 period was primarily due to an increase in total interest income of $534,000, along with decreases in non-interest expenses of $249,000 and income taxes of $361,000, which more than offset increases in total interest expense of $1,038,000 and the provision for loan losses of $28,000 along with a decrease in non-interest income of $58,000.

www.pamrapo.com	- 9 -

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

INTEREST INCOME

Interest income on loans during the year ended December 31, 2005 increased by $1.8 million or 7.23% to $26.7 million when compared to $24.9 million during 2004. During the years ended December 31, 2005 and 2004, the yield earned on the loan portfolio was 6.37% and 6.45%, respectively. The average balance of loans outstanding during the years ended December 31, 2005 and 2004, totaled $417.7 million and $385.6 million, respectively.

Interest on mortgage-backed securities decreased $1.4 million or 13.86% during the year ended December 31, 2005 to $8.7 million compared to $10.1 million for 2004. During the years ended December 31, 2005 and 2004, the average balance of mortgage-backed securities totaled $184.3 million and $215.9 million, respectively, resulting in a net decrease of $31.6 million or 14.64%. The yield earned on the mortgage-backed securities portfolio was 4.70% and 4.67% during 2005 and 2004, respectively. Interest earned on investment securities decreased by $45,000 or 5.33% to $800,000 for the year ended December 31, 2005, when compared to $845,000 for 2004. The decrease during the year ended December 31, 2005, resulted from a decrease of forty-five basis points in the yield earned on the investment securities portfolio from 7.18% in 2004 to 6.73% in 2005, partially offset by an increase of $100,000 or 0.85% in the average balance of the investment securities portfolio.

Interest on other interest-earning assets amounted to $434,000 and $187,000 during the years ended December 31, 2005 and 2004, respectively. The average balance of other interest-earning assets outstanding decreased $500,000 or 3.62% to $13-3 million in 2005 from $13.8 million in 2004, which was more than offset by a one hundred ninety basis point increase in the yield earned on other interest-earnings assets to 3.26% in 2005 from 1.36% in 2004.

INTEREST EXPENSE

Interest on deposits increased $613,000 or 7.55% to $8.7 million during the year ended December 31, 2005 compared to $8.1 million for 2004. The increase during 2005 was attributable to an increase of nineteen basis points in the Bank’s average cost of interest-bearing deposits to 1.96% for 2005 from 1.77% for 2004, partially offset by a decrease of $13.3 million or 2.90% in the average balance of interest-bearing deposits outstanding. Interest on advances and other borrowed money increased $425,000 or 13.00% to $3.7 million during the year ended December 31, 2005 compared to $3.3 million for 2004. The increase during 2005 was attributable to an increase of twenty-eight basis points in the Bank’s cost of borrowings from 3.62% for 2004 to 3.90% for 2005, along with an increase of $4.5 million in the average balance of advances and other borrowed money outstanding.

NET INTEREST INCOME

Net interest income for the year ended December 31, 2005, decreased $505,000 or 2.1% to $24.1 million for 2005 as compared to $24.6 million for 2004. The Bank’s net interest rate spread decreased from 3.66% in 2004 to 3.52% in 2005 and its interest rate margin decreased from 3.92% in 2004 to 3.84% in 2005. The decrease in net interest rate spread primarily resulted from a twenty-two basis point increase in the cost of interest-bearing liabilities from 2.08% in 2004 to 2.30% in 2005, sufficient to offset an eight basis point increase in the yield of average interest-earning assets from 5.74% in 2004 to 5.82% in 2005. The average balance of interest-earning assets amounted to $627.2 million in 2005 and $627.0 in 2004 and the average balance of interest-bearing liabilities amounted to $540.2 million in 2005 and $549.0 million in 2004.

PROVISION FOR LOAN LOSSES

During the years ended December 31, 2005 and 2004, the Bank provided $110,000 and $82,000, respectively, for loan losses. At December 31, 2005 and 2004, the Bank’s loan portfolio included loans totaling $2.0 million and $2.6 million, respectively which were delinquent ninety days or more. The Bank maintains an allowance for loan losses based on management’s evaluation of the risk inherent in its loan portfolio, which gives due consideration to changes in general market conditions and in the nature and volume of the Bank’s loan activity. The allowance for loan losses amounted to $2.76 million at December 31, 2005, representing .62% of total loans and 139.93% of loans delinquent ninety days or more compared to an allowance of $2.50 million at December 31, 2004, representing .62% of total loans and 96.44% of loans delinquent ninety days or more. During the years ended December 31, 2005 and 2004, the Bank charged off loans aggregating $21,000 and $107,000, respectively. Recoveries totaled $171,000 and $5,000, respectively. The Bank monitors its loan portfolio and intends to continue to provide for loan losses based on its ongoing periodic review of the loan portfolio and general market conditions.

NON-INTEREST INCOME

Non-interest income decreased by $58,000 or 2.23% to $2.5 million during the year ended December 31, 2005 as compared to $2.6 million for 2004. The decrease in non-interest income during 2005 resulted primarily from a decrease in the gain on sale of investment in real estate of $170,000 and income from fees and service charges of $11,000, sufficient to offset an increase in gain on sale of mortgage-backed securities of $100,000 and miscellaneous income of $23,000. During the year ended December 31,

2005,	the Bank sold mortgage-backed securities with a carrying value of $3.9 million for $4.0 million.

- 10 -	www.pamrapo.com

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

During the year ended December 31, 2004 the Bank sold its investment in real estate with a carrying value of $124,000 for $294,000.

NON-INTEREST EXPENSES

Non-interest expenses decreased $249,000 or 1.81% to $13.5 million during the year ended December 31, 2005 compared to $13.8 million for 2004. Salaries and employee benefits, equipment, advertising, Federal insurance premiums and miscellaneous expenses decreased $12,000, $28,000, $1,000, $6,000 and $319,000, respectively, during the year ended December 31, 2005, which were partially offset by an increase in occupancy costs of $117,000.

INCOME TAXES

Income tax expense totaled $5.0 million and $5.4 million during the years ended December 31, 2005 and 2004, respectively. The decrease in 2005 resulted from a decrease in pre-tax income and the commencement of operations of the Investment Company effective April 1, 2005. The Investment Company is subject to the investment company provisions of the New Jersey Corporation Business Tax Act and pays a 3.6% tax rate as compared to the 9% rate to which the Company and the Bank are subject. During the year ended December 31, 2005, the Investment Company’s lower tax rate led to a reduction of income taxes as compared to the prior year which totaled approximately $220,000.

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

INTEREST INCOME

Interest income on loans during the year ended December 31, 2004 decreased by $1.2 million or 4.60% to $24.9 million when compared to $26.1 million during 2003. During the years ended December 31, 2004 and 2003, the yield earned on the loan portfolio was 6.45% and 6.94% respectively. The average balance of loans outstanding during the years ended December 31, 2004 and 2003, totaled $385.6 million and $376.0 million, respectively.

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

Interest on other interest-earning assets amounted to $187,000 and $346,000 during the years ended December 31, 2004 and 2003, respectively. The average balance of other interest-earning assets outstanding decreased $4.7 million or 25.41% to $13.8 million in 2004 from $18.5 million in 2003, along with a decrease of fifty one basis points in the yield earned on other interest-earning assets to 1.36% in 2004 from 1.87% in 2003.

INTEREST EXPENSE

Interest on deposits decreased $1.6 million or 16.49% to $8.1 million during the year ended December 31, 2004 compared to $9.7 million for 2003. The decrease during 2004 was attributable to a decrease of forty basis points in the Bank’s average cost of interest-bearing deposits to 1.77% for 2004 from 2.17% for 2003 partially offset by an increase of $13.0 million or 2.92% in the average balance of interest-bearing deposits outstanding.

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

www.pamrapo.com	- 11 -

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

point decrease in the cost of interest-bearing liabilities from 2.51% in 2003 to 2.08% in 2004, sufficient to offset a thirty-four basis point decrease in the yield of average interest-earning assets from 6.08% in 2003 to 5.74% in 2004. The average balance of interest-earning assets amounted to $627.0 million in 2004 and $604.6 in 2003 and the average balance of interest-bearing liabilities amounted to $549.0 million in 2004 and $535.9 million in 2003.

PROVISION FOR LOAN LOSSES

During the years ended December 31, 2004 and 2003, the Bank provided $82,000 and $84,000, respectively, for loan losses. At December 31, 2004 and 2003, the Bank’s loan portfolio included loans totaling $2.6 million and $1.6 million, respectively, which were delinquent ninety days or more. The Bank maintains an allowance for loan losses based on management’s evaluation of the risk inherent in its loan portfolio which gives due consideration to changes in general market conditions and in the nature and volume of the Bank’s loan activity. The allowance for loan losses amounted to $2.50 million at December 31, 2004, representing .62% of total loans and 96.15% of loans delinquent ninety days or more compared to an allowance of $2.52 million at December 31, 2003, representing .65% of total loans and 161.53% of loans delinquent ninety days or more. During the years ended December 31, 2004 and 2003, the Bank charged off loans aggregating $107,000 and $126,000, respectively. The Bank monitors its loan portfolio and intends to continue to provide for loan losses based on its ongoing periodic review of the loan portfolio and general market conditions.

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

INCOME TAXES

Income lax expense totaled $5.4 million and $5.2 million during the years ended December 31, 2004 and 2003, respectively. The increase in 2004 resulted primarily from an increase in pre-tax income.

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

- 12 -	www.pamrapo.com

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

them internally, borrowing agreements exist with the FHLB-NY, which provide an additional source of funds. At December 31, 2005 and 2004, advances from the FHLB-NY amounted to $106.4 million and $89.0 million, respectively.

The Bank anticipates that it will have sufficient funds available to meet its current loan commitments. At December 31, 2005, the Bank had outstanding commitments to originate loans and fund unused Credit lines of $24.6 million. Certificates of deposit scheduled to mature in one year or less, at December 31, 2005, totaled $173.2 million. Management believes that, based upon historical experience, a significant portion of such deposits will remain with the Bank.

At December 31, 2005, the Bank exceeded each of the three OTS capital requirements. The Bank’s tangible, core and. risk-based capital ratios were 8.18%, 8.18% and 15.25%, respectively. The Bank was categorized as “well-capitalized” under the prompt corrective action regulations of the OTS.

CONTRACTUAL OBLIGATIONS AND OFF-BALANCE SHEET ARRANGEMENTS

The following table sets forth our contractual obligations and commercial commitments at December 31, 2005.

	Total	Payment Due By Period
Contractual Obligations		One Year or Less	More Than One Year Through Three Years	More Than Three Years Through Five Years	More Than Five Years
	(In Thousands)
FHLB advances	$106,400	$38,400	$39,000	$23,000	$6,000
Other borrowings	47	40	7	—	—
Certificates of deposit	206,224	173,179	26,429	6,616	—
Lease obligations	2,620	382	658	482	1,098

Total	$315,291	$212,001	$66,094	$30,098	$7098

In the normal course of business, the Bank enters into off-balance sheet arrangements consisting of commitments to fund mortgage loans and lines of credit secured by real estate. The following table presents these off-balance sheet arrangements at December 31, 2005. For more information regarding these commitments, please see Note 14 of the Notes to Consolidated Financial Statements.

		Commitment Expiration By Period
Off-Balance Sheet Arrangements	Total	One Year or Less	More Than One Year Through Three Years	More Than Three Years Through Five Years	More Than Five Years
	(In Thousands)
To originate loans	$14,912	$14,912	—	—	—
Unused lines of credit	9,651	9,651	—	—	—

Total	$24,563	$24,563	—	—	—

MANAGEMENT OF INTEREST RATE RISK

The Bank, like other financial institutions, is subject to market risk. Market risk is the type of risk that occurs when an institution suffers economic loss due to changes in the market value of various types of assets or liabilities. As a financial institution, the Bank makes a profit by accepting and managing various risks such as credit risk and interest rate risk. Interest rale risk is the Bank’s primary market risk.

The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing “gap,” provides an indication of the extent to which an institution’s interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income, and during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would result in a decrease in net interest income.

Because the Bank’s interest-bearing-liabilities which mature or reprice within short periods exceed its interest-earning assets with similar characteristics,

www.pamrapo.com	- 13 -

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

material and prolonged increases in interest rates generally would adversely affect net interest income, while material and prolonged decreases in interest rates generally would have a positive effect on net interest income.

The Bank’s current investment strategy is to maintain an overall securities portfolio that provides a source of liquidity and that contributes to the Bank’s overall profitability and asset mix within given quality and maturity considerations. Securities classified as available for sale provide management with the flexibility to make adjustments to the portfolio given changes in the economic or interest rate environment, to fulfill unanticipated liquidity needs, or to take advantage of alternative investment opportunities.

NET PORTFOLIO VALUE

The Bank’s interest rate sensitivity is monitored by management through the use of the OTS model which estimates the change in the Bank’s net portfolio value (“NPV”) over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The OTS produces its analysis based upon data submitted on the Bank’s quarterly Thrift Financial Reports. The following table, which sets forth the Bank’s NPV as of December 31, 2005, was calculated by the OTS:

Change in Interest Rates In Basis Points (Rate Shock)	Net Portfolio Value			NPV as Percent of Portfolio Value of Assets
	Amount	Dollar Change	Percent Change	NPV Ratio	Change In Basis Points
	(Dollars in Thousands)
+300 bp	$27,856	$-57,536	-67%	4.55%	-807 bp
+200 bp	$46,538	$-38,854	-46%	7.36%	-527 bp
+100 bp	$66,206	$-19,187	-22%	10.11%	-251 bp
0	$85,392	—	—	12.62%	—
-100 bp	$100,192	$14,800	+17%	14.43%	+181 bp
-200 bp	$107,396	$22,003	+26%	15.23%	+261 bp

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of the Bank’s interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of the Bank’s interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Bank’s net interest income and will differ from actual results.

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

- 14 -	www.pamrapo.com

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Pamrapo Bancorp, Inc.

We have audited the accompanying consolidated statements of financial condition of Pamrapo Bancorp, Inc. (the “Company”) and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ending December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pamrapo Bancorp, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated January 27, 2006 expressed an unqualified opinion thereon.

/s/ BEARD MILLER COMPANY LLP

Pine Brook, New Jersey

January 27, 2006

www.pamrapo.com	- 15 -

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

	DECEMBER 31,
	2005	2004
Assets
Cash and amounts due from depository institutions	$4,408,982	$5,020,137
Interest-bearing deposits in other banks	4,161,099	9,578,574

Cash and Cash Equivalents	8,570,081	14,598,711
Securities available for sale	3,320,974	3,639,182
Investment securities held to maturity	10,286,578	9,308,686
Mortgage-backed securities held to maturity	167,009,237	200,077,102
Loans receivable	438,250,023	395,800,481
Premises and equipment	3,855,907	4,018,500
Federal Home Loan Bank of New York stock	5,954,200	5,151,900
Interest receivable	2,809,337	2,702,532
Deferred tax asset	1,002,842	940,281
Other assets	5,027,292	3,661,297

Total Assets	$646,086,471	$639,898,672

Liabilities and stockholders’ equity
Liabilities
Deposits	$474,003,280	$489,349,688
Advances from Federal Home Loan Bank of New York	106,400,000	89,000,000
Other borrowed money	46,872	83,722
Advance payments by borrowers for taxes and insurance	3,688,029	3,336,744
Other liabilities	3,332,302	3,014,303

Total Liabilities	587,470,483	584,784,457

Commitments and Contingencies	—	—
Stockholders’ Equity
Preferred stock; 3,000,000 shares authorized; none issued and outstanding	—	—
Common stock; $0.01 par value; 25,000,000 shares authorized; 6,900,000 shares issued; 4,975,542 shares (2005) and 4,974,913 shares (2004) outstanding	69,000	69,000
Paid-in capital in excess of par value	19,158,343	19,041,357
Retained earnings	61,972,334	58,387,028
Accumulated other comprehensive income	284,603	315,468
Treasury stock, at cost, 1,924,458 shares (2005); 1,925,087 shares (2004)	(22,868,292)	(22,698,638)

Total Stockholders’ Equity	58,615,988	55,114,215

Total Liabilities and Stockholders’ Equity	$646,086,471	$639,898,672

See Notes to Consolidated Financial Statements

- 16 -	www.pamrapo.com

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

	YEAR ENDING DECEMBER 31,
	2005	2004	2003
Interest Income
Loans	$26,615,913	$24,861,002	$26,102,108
Mortgage-backed securities	8,667,286	10,091,066	9,570,040
Investments	799,897	844,704	737,285
Other interest-earning assets	433,802	186,577	346,011

Total Interest Income	36,516,898	35,983,349	36,755,444

Interest Expense
Deposits	8,735,004	8,121,943	9,691,521
Advances and other borrowed money	3,694,720	3,269,682	3,741,656

Total Interest Expense	12,429,724	11,391,625	13,433,177

Net Interest Income	24,087,174	24,591,724	23,322,267
Provision for Loan Losses	109,863	82,051	83,777

Net Interest Income after Provision for Loan Losses	23,977,311	24,509,673	23,238,490

Non-Interest Income
Fees and service charges	1,284,125	1,294,644	1,464,683
Gain on sale of mortgage-backed securities	99,575	—	—
Gain on sale of investment in real estate	—	169,869	42,230
Other	1,157,579	1,134,395	1,047,671

Total Non-Interest Income	2,541,279	2,598,908	2,554,584

Non-Interest Expenses
Salaries and employee benefits	7,688,655	7,700,570	6,767,218
Net occupancy expense of premises	1,118,607	1,001,576	1,034,747
Equipment	1,312,591	1,340,958	1,369,764
Advertising	219,066	219,516	144,744
Federal insurance premium	66,809	73,478	72,599
Other	3,137,489	3,456,156	3,420,331

Total Non-Interest Expenses	13,543,217	13,792,254	12,809,403

Income before Income Taxes	12,975,373	13,316,327	12,983,671
Income Taxes	5,011,590	5,372,549	5,202,845

Net Income	$7,963,783	$7,943,778	$7,780,826

Net Income per Common Share
Basic	$1.60	$1.60	$1.54

Diluted	$1.60	$1.59	$1.54

Weighted Number of Common Shares Outstanding
Basic	4,975,470	4,974,783	5,055,816

Diluted	4,986,762	4,995,050	5,061,471

Dividends per Common Share	$0.88	$0.84	$0.80

See Notes to Consolidated Financial Statements

www.pamrapo.com	- 17 -

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity

	Common Stock	Paid-in Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total
Balance - December 31, 2002	$69,000	$18,937,168	$50,889,220	$242,546	$(19,381,661)	$50,756,273
Comprehensive income:
Net income	—	—	7,780,826	—	—	7,780,826
Unrealized gain on securities available for sale, net of income taxes	—	—	—	624	—	624

Total Comprehensive Income						7,781,450
Purchase of treasury stock	—	—	—	—	(3,221,490)	(3,221,490)
Sale of treasury stock	—	20,130	—	—	35,100	55,230
Cash dividends	—	—	(4,048,120)	—	—	(4,048,120)

Balance - December 31, 2003	69,000	18,957,298	54,621,926	243,170	(22,568,051)	51,323,343
Comprehensive income:
Net income	—	—	7,943,778	—	—	7,943,778
Unrealized gain on securities available for sale, net of income taxes	—	—	—	72,298	—	72,298

Total Comprehensive Income						8,016,076
Purchase of treasury stock	—	—	—	—	(271,823)	(271,823)
Sale of treasury stock	—	76,263	—	—	134,182	210,445
Award of treasury stock	—	7,796	—	—	7,054	14,850
Cash dividends	—	—	(4,178,676)	—	—	(4,178,676)

Balance - December 31, 2004	69,000	19,041,357	58,387,028	315,468	(22,698,638)	55,114,215
Comprehensive income:
Net income	—	—	7,963,783	—	—	7,963,783
Unrealized loss on securities available for sale, net of income taxes	—	—	—	(30,865)	—	(30,865)

Total Comprehensive Income						7,932,918
Purchase of treasury stock	—	—	—	—	(372,862)	(372,862)
Sale of treasury stock	—	109,246	—	—	195,789	305,035
Award of treasury stock	—	7,740	—	—	7,419	15,159
Cash dividends	—	—	(4,378,477)	—	—	(4,378,477)

Balance - December 31, 2005	$69,000	$19,158,343	$61,972,334	$284,603	$(22,868,292)	$58,615,988

See Notes to Consolidated Financial Statements

- 18 -	www.pamrapo.com

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	YEAR ENDING DECEMBER 31,
	2005	2004	2003
Cash Flows from Operating Activities
Net income	$7,963,783	$7,943,778	$7,780,826
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of premises and equipment and investment in real estate	565,377	533,648	553,622
Amortization of deferred fees, premiums and discounts, net	397,651	588,451	1,037,197
Provision for loan losses	109,863	82,051	83,777
Gain on sale of foreclosed real estate	—	—	(17,362)
Gain on sale of real estate held for investment	—	(169,869)	(42,230)
Gain on sale of mortgage-backed securities held to maturity	(99,575)	—	—
Deferred income taxes	(49,261)	(144,938)	(64,549)
Award of treasury stock	15,159	14,850	—
(Increase) decrease in interest receivable	(106,805)	135,965	143,818
(Increase) decrease in other assets	(1,365,995)	56,013	492,150
Increase (decrease) in other liabilities	317,999	216,717	(1,272,643)

Net Cash Provided by Operating Activities	7,748,196	9,256,666	8,694,606

Cash Flows from Investing Activities
Principal repayments on securities available for sale	326,102	438,179	651,692
Purchases of securities available for sale	(52,059)	(34,961)	(31,692)
Purchases of investment securities held to maturity	(1,085,000)	—	(2,388,040)
Proceeds from sale of mortgage-backed securities held to maturity	4,011,840	—	—
Principal repayments on mortgage-backed securities held to maturity	38,872,142	52,408,257	87,887,524
Purchases of mortgage-backed securities held to maturity	(9,776,945)	(34,331,420)	(160,853,754)
Proceeds from sale of loans	—	523,817	—
Net change in loans receivable	(42,789,545)	(17,736,201)	10,851,961
Proceeds from sale of foreclosed real estate	—	—	172,702
Additions to premises and equipment	(402,784)	(453,941)	(225,433)
Proceeds from sale of investment in real estate	—	53,985	122,600
Purchase of Federal Home Loan Bank of New York stock	(802,300)	(408,000)	(340,500)

Net Cash Provided by (Used in) Investing Activities	(11,698,549)	459,715	(64,152,940)

Cash Flows from Financing Activities
Net (decrease) increase in deposits	(15,346,408)	(2,811,077)	46,653,350
Advances from Federal Home Loan Bank of New York	37,400,000	19,000,000	33,000,000
Repayment of advances from Federal Home Loan Bank of New York	(20,000,000)	(17,000,000)	(30,340,000)
Net decrease in other borrowed money	(36,850)	(34,026)	(31,418)

www.pamrapo.com	- 19 -

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (continued)

	YEAR ENDING DECEMBER 31.
	2005	2004	2003
Net increase (decrease) in payments by borrowers for taxes and insurance	351,285	(158,995)	(340,123)
Cash dividends paid	(4,378,477)	(4,178,676)	(4,048,120)
Sale of treasury stock	305,035	210,445	55,230
Purchase of treasury stock	(372,862)	(271,823)	(3,221,490)

Net Cash (Used in) Provided by Financing Activities	(2,078,277)	(5,244,152)	41,727,429

Net (Decrease) Increase in Cash and Cash Equivalents	(6,028,630)	4,472,229	(13,730,905)
Cash and Cash Equivalents - Beginning	14,598,711	10,126,482	23,857,387

Cash and Cash Equivalents - Ending	$8,570,081	$14,598,711	$10,126,482

Supplementary Cash Flows Information
Income taxes paid	$5,791,868	$5,679,241	$4,851,141

Interest paid	$12,383,218	$11,245,680	$13,514,822

Loan to facilitate sale of investment in real estate	$—	$240,000	$—

See Notes to Consolidated Financial Statements

- 20 -	www.pamrapo.com

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidated Financial Statement Presentation

The consolidated financial statements include the accounts of Pamrapo Bancorp, Inc. (the “Company”), its wholly owned subsidiary, Pamrapo Savings Bank, S.L.A. (the “Bank”) and the Bank’s wholly-owned subsidiaries, Pamrapo Service Corp., Inc. (the “Service Corp.”) and Pamrapo Investment Company (the “Investment Company”). The Company’s business is conducted principally through the Bank. All significant inter-company accounts and transactions have been eliminated in consolidation.

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

Investment and Mortgage-Backed Securities

Investments in debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt and equity securities not classified as trading securities nor as held to maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of deferred income taxes, reported in a separate component of stockholders’ equity.

On a quarterly basis, management makes an assessment to determine whether there have been any events or economic circumstances to indicate that a security on which there is an unrealized loss is impaired on an other-than-temporary basis. Management considers many factors including the severity and duration of the impairment; the intent and ability of the Bank to hold the security for a period of time sufficient for a recovery in value; recent events specific to the issuer or industry; and for debt securities, external credit ratings and recent downgrades. Securities on which there is an unrealized loss that is deemed to be other-than-temporary are written down to fair value with the write-down recorded as a realized loss.

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

www.pamrapo.com	- 21 -

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

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

Income Taxes

The Company, Bank, Service Corp. and Investment Company file a consolidated federal income tax return. Income taxes are allocated to the Company, Bank, Service Corp. and Investment Company based on their respective income or loss included in the consolidated income tax return. Separate state income tax returns are filed by the Company, Bank, Service Corp. and Investment Company.

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

- 22 -	www.pamrapo.com

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. The realisation of deferred tax assets is assessed and a valuation allowance provided, when necessary, for that portion of the asset which is not likely to be realized. Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize the deferred tax assets.

Interest Rate Risk

The Bank is principally engaged, in the business of attracting deposits from the general public and using these deposits, together with borrowings and other funds, to invest in securities, to make loans secured by real estate and, to a lesser extent, make consumer loans. The potential for interest-rate risk exists as a result of the generally shorter duration of the Bank’s interest-sensitive liabilities compared to the generally longer duration of its interest-sensitive assets. In a rising interest rate environment, liabilities will reprice faster than assets, thereby reducing net interest income. For this reason, management regularly monitors the maturity structure of the Bank’s assets and liabilities in order to measure its level of interest-rate risk and to plan for future volatility.

Disclosure About Fair Value of Financial Instruments

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

Stock-Based Compensation

The Company, under a plan approved by its stockholders in 2003, has granted stock options to certain employees. The Company accounts for options granted using the intrinsic value method, in accordance with Accounting Principles Board Opinion No. 25. “Accounting for Stock Issued to Employees,” and related interpretations. No compensation expense has been reflected in net income for the options granted as all such grants have an exercise price equal to the market price of the underlying stock at the date of grant. The following table provides information as to net income and earnings per share as if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” as amended, to all option grants.

www.pamrapo.com	- 23 -

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

	YEAR ENDING DECEMBER 31,
	2005	2004	2003
Net income as reported	$7,963,783	$7,943,778	$7,780,826
Total stock-based compensation expense, net of income taxes, that would have been included in the determination of net income if the fair value method had been applied to all grants	(18,986)	(416,198)	(255,326)

Pro Forma Net Income	$7,944,797	$7,527,580	$7,525,500

Net income per common share, as reported:
Basic	$1.60	$1.60	$1.54

Diluted	$1.60	$1.59	$1.54

Pro forma net income per common share:
Basic	$1.60	$1.51	$1.49

Diluted	$1.60	$1.50	$1.49

Net Income per Common Share

Basic net income per common share is based on the weighted average number of common shares actually outstanding. Diluted net income per share is calculated by adjusting the weighted average number of shares of common stock outstanding to include the effect of outstanding stock options, if dilutive, using the treasury stock method.

Reclassification

Certain amounts for prior periods have been reclassified to conform to the current period’s presentation.

Recent Accounting Pronouncements

Accounting for Stock-Based Payments: In December 2004, the Financial Accounting Standards Board (the “FASB”) issued Statement No. 123 (revised), “Share-Based Payment” Statement No. 123 (revised) replaces Statement No. 123 and supersedes APB Opinion No. 25. Statement No. 123 (revised) requires compensation costs related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides service in exchange for the award. Public companies are required to adopt the new standard using either the modified prospective method or the modified retrospective method. Under the modified prospective method, companies are required to record compensation cost for new and modified awards over the related vesting period of such awards prospectively and record compensation cost prospectively for the unvested portion at the date of adoption, of previously issued and outstanding awards over the remaining vesting period of such awards. No change to prior periods presented is permitted under the modified prospective method. Under the modified retrospective method, companies record compensation costs for prior periods retroactively through restatement of such periods using the exact pro form amounts disclosed in the companies’ footnotes. Also, in the period of adoption and after, companies record compensation cost based on the modified prospective method. The Company intends to utilize the modified prospective method.

On April 14, 2005, the Securities and Exchange Commission (the “SEC”) adopted a new rule that amends the compliance dates for Statement No. 123 (revised). Under the new rule, we are required to adopt Statement No. 123 (revised) in the first annual period beginning after September 15, 2005. Accordingly, the Company is required to record compensation expense for all new awards granted and any awards modified after January 1, 2006. In addition, the transition rules under SFAS No. 123 (revised 2004) require that, for all awards outstanding at January 1, 2006, for which the requisite service has not yet been rendered, compensation cost be recorded as such service is rendered after January 1, 2006.

The pronouncement related to stock-based payments will not have any effect on our existing historical consolidated financial statements as restatements of previously reported periods will not be required. Additionally, all stock options awarded are fully vested at December 31, 2005 and, accordingly, no compensation expense is required to be recorded after January 1, 2006.

- 24 -	www.pamrapo.com

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

NOTE 2. SECURITIES AVAILABLE FOR SALE

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Carrying Value
December 31, 2005:
Mortgage-backed securities	$772,221	$7,943	$178	$779,986
Mutual fund	1,560,630	—	40,243	1,520,387
Trust originated preferred security, maturing after twenty years	500,000	—	—	500,000
Equity security	7,020	513,581	—	520,601

	$2,839,871	$521,524	$40,421	$3,320,974

December 31, 2004:
Mortgage-backed securities	$1,098,323	$15,636	$—	$1,113,959
Mutual fund	1,508,571	—	20,284	1,488,287
Trust originated preferred security, maturing after twenty years	500,000	32,400	—	532,400
Equity security	7,020	497,516	—	504,536

	$3,113,914	$545,552	$20,284	$3,639,182

The unrealized losses, categorized by the length of time of continuous loss position, and the fair value of related securities available for sale are as follows:

	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2005: Mortgage-backed securities	$46,298	$178	$—	$—	$46,298	$178
Mutual fund	—	—	1,520,387	40,243	1,520,387	40,243

	$46,298	$178	$1,520,387	$40,243	$1,566,685	$40,421

December 31, 2004:
Mutual fund	$—	$—	$1,488,287	$20,284	$1,488,287	$20,284

Management does not believe that any of the unrealized losses at December 31, 2005 and 2004, represent an other-than-temporary impairment. These unrealized losses are due to changes in market interest rates that have occurred at a faster pace than the overall securities and mutual fund portfolio. The Bank has the intent and ability to hold these securities and the mutual fund for a time necessary to recover cost.

There were no sales of securities available for sale during the years ended December 31, 2005, 2004 and 2003.

www.pamrapo.com	- 25 -

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

NOTE 3. INVESTMENT SECURITIES HELD TO MATURITY

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2005:
Subordinated notes:
Due within one year	$1,000,000	$17,500	$—	$1,017,500
After one within five years	3,203,578	108,422	—	3,312,000
After five years through ten years	6,083,000	387,500	5,500	6,465,000

	$10,286,578	$513,422	$5,500	$10,794,500

December 31, 2004:
Subordinated notes:
After one within five years	$1,000,000	$65,000	$—	$1,065,000
After five years through ten years	8,308,686	506,072	49,058	8,765,700

	$9,308,686	$571,072	$49,058	$9,830,700

The unrealized losses, categorized by the length of time of continuous loss position, and the fair value of related investment securities held to maturity are as follows:

	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2005:
Subordinated note due after five years through ten years	$1,077,500	$5,500	$—	$—	$1,077,500	$5,500

December 31, 2004:
Subordinated notes due after five years through ten years	$2,243,800	$49,058	$—	$—	$2,243,800	$49,058

Management does not believe that any of the unrealized losses at December 31, 2005 and 2004, represent an other-than-temporary impairment. The unrealized losses are on subordinated notes that earn interest at a fixed rate. Such unrealized losses are due to changes in market interest rates while the above investments are at a fixed rate. The Bank has the intent and ability to hold the subordinated notes for a time necessary to recover the amortized cost.

There were no sales of investment securities held to maturity during the years ended December 31, 2005, 2004 and 2003.

- 26 -	www.pamrapo.com

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

NOTE 4. MORTGAGE-BACKED SECURITIES HELD TO MATURITY

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2005:
Federal Home Loan Mortgage Corporation	$118,541,832	$250,008	$2,721,158	$116,070,682
Federal National Mortgage Association	32,971,472	110,458	1,267,296	31,814,634
Government National Mortgage Association	252,865	15,312	—	268,177
Collateralized mortgage obligations	15,243,068	2	273,871	14,969,199

	$167,009,237	$375,780	$4,262,325	$163,122,692

December 31, 2004:
Federal Home Loan Mortgage Corporation	$140,792,994	$1,316,745	$756,313	$141,353,426
Federal National Mortgage Association	42,919,890	435,487	712,782	42,642,595
Government National Mortgage Association	420,986	32,655	—	453,641
Collateralized mortgage obligations	15,943,232	92,128	163,057	15,872,303

	$200,077,102	$1,877,015	$1,632,152	$200,321,965

www.pamrapo.com	- 27 -

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

The unrealized losses, categorized by the length of time of continuous loss position, and the fair value of related mortgage-backed securities held to maturity are as follows:

	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2005:
Federal Home Loan Mortgage Corp.	$43,566,029	$600,615	$62,234,914	$2,120,543	$105,800,943	$2,721,158
Federal National Mortgage Corp.	—	—	27,872,977	1,267,296	27,872,977	1,267,296
Collateralized mortgage obligations	11,399,951	108,936	3,567,851	164,935	14,967,802	273,871

	$54,965,980	$709,551	$93,675,742	$3,552,774	$148,641,722	$4,262,325

December 31, 2004:
Federal Home Loan Mortgage Corp.	$12,098,365	$50,059	$63,738,864	$706,254	$75,837,229	$756,313
Federal National Mortgage Corp.	2,855,550	4,224	31,292,147	708,558	34,147,697	712,782
Collateralized mortgage obligations	3,723,693	93,125	5,142,666	69,932	8,866,359	163,057

	$18,677,608	$147,408	$100,173,677	$1,484,744	$118,851,285	$1,632,152

Management does not believe that any of the unrealized losses at December 31, 2005 and 2004, represent an other-than-temporary impairment. The unrealized losses on the mortgage-backed securities portfolio are due primarily to increases in market interest rates. The securities with unrealized losses are primarily at fixed interest rates. The Bank has the intent and ability to hold these securities for a time necessary to recover the amortized cost.

There were no sales of mortgage-backed securities held to maturity during the years ended December 31, 2004 and 2003. During the year ended December 31, 2005, proceeds from the sales of mortgage-backed securities held to maturity totaled $4,011,840 and resulted in gross gains of $99,575 The securities sold had an outstanding principal balance of less than 15% of their original principal balances and, as provided for in FASB Statement No. 115, were permitted to be sold out of the held to maturity portfolio.

- 28 -	www.pamrapo.com

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

NOTE 5. LOANS RECEIVABLE

	December 31,
	2005	2004
Real estate mortgage:
One-to-four family	$228,994,536	$222,334,364
Multi-family	53,651,846	46,790,026
Commercial	70,126,334	52,956,710

	352,772,716	322,081,100

Real estate construction	14,942,198	16,848,745

Land	1,356,605	1,423,341

Commercial	5,857,776	659,288

Consumer:
Passbook or certificate	763,397	732,791
Home improvement	57,186	132,993
Equity and second mortgage	66,493,820	59,014,687
Automobile	679,793	637,352
Personal	1,051,884	1,041,559

	69,046,080	61,559,382

Total Loans	443,975,375	402,571,856

Loans in process	4,019,993	5,154,803
Allowance for loan losses	2,755,000	2,495,000
Deferred loan fees (costs)	(1,049,641)	(878,428)

	5,725,352	6,771,375

	$438,250,023	$395,800,481

At December 31, 2005, 2004 and 2003, loans serviced by the Bank for the benefit of others totaled approximately $4,09,000. $929,000 and $665,000, respectively.

The following is an analysis of the allowance for loan losses:

	YEARS ENDED DECEMBER 31,
	2005	2004	2003
Balance, beginning	$2,495,000	$2,515,000	$2,550,000
Provisions charged to operations	109,863	82,051	83,777
Recoveries credited to allowance	171,319	5,312	7,512
Loan losses charged to allowance	(21,182)	(107,363)	(126,289)

Balance, ending	$2,755,000	$2,495,000	$2,515,000

Impaired loans and related amounts recorded in the allowance for loan losses are summarized as follows:

	December 31,
	2005	2004
Recorded investment in impaired loans:
With recorded allowances	$240,373	$768,486
Without recorded allowances	1,094,131	1,567,337

Total Impaired Loans	1,334,504	2,335,823
Related allowance for loan losses	132,788	210,901

Net Impaired Loans	$1,201,716	$2,124,922

At December 31, 2005, 2004 and 2003, non-accrual loans for which interest has been discontinued totaled approximately $1,173,000, $2,261,000 and $809,000, respectively. During the years ended December 31, 2005, 2004 and 2003, the Bank recognized interest income of approximately $32,000, $94,000 and $35,000, respectively, on these loans. Interest income that would have been recorded, had the loans been on the accrual status, would have amounted to approximately $88,000, $179,000 and $79,000 for the years ended December 31, 2005, 2004 and 2003, respectively. The Bank is not committed to lend additional funds to the borrowers whose loans have been placed on nonaccrual status.

The activity with respect to loans to directors, officers and associates of such persons, is as follows:

	Year Ending December 31,
	2005	2004
Balance, beginning	$2,382,849	$2,326,826
Loans originated	3,683,116	417,193
Persons no longer associated	(493,221)	—
Collection of principal	(1,547,526)	(361,170)

Balance, ending	$4,025,218	$2,382,849

www.pamrapo.com	- 29 -

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

NOTE 6. PREMISES AND EQUIPMENT

	December 31,
	2005	2004
Land	$701,625	$701,625

Buildings and improvements	4,065,751	4,051,851
Accumulated depreciation	(2,201,082)	(2,073,539)

	1,864,669	1,978,312

Leasehold improvements	1,384,103	1,372,023
Accumulated depreciation	(903,408)	(761,586)

	480,695	610,437

Furnishings and equipment	6,465,744	6,104,785
Accumulated depreciation	(5,656,826)	(5,376,659)

	808,918	728,126

	$3,855,907	$4,018,500

Depreciation expense for the years ended December 31, 2005, 2004, and 2003 totaled approximately $565,000, $527,000 and $550,000, respectively. Depreciation charges are computed on the straight-line method over the following estimated useful lives:

Years
Buildings and improvements	10 - 50
Leasehold improvements	Shorter of useful lives or terms of lease
Furnishings and equipment	3-10

NOTE 7. INTEREST RECEIVABLE

	December 31,
	2005	2004
Loans	$1,943,392	$1,703,412
Mortgage-backed securities	671,153	821,183
Investment securities	194,792	177,937

	$2,809,337	$2,702,532

NOTE 8. DEPOSITS

	DECEMBER 31,
	2005			2004
	Weighted Average Rate	Amount	Percent	Weighted Average Rate	Amount	Percent
Demand:
Non-interest bearing	0.00%	$37,965,199	8.01%	0.00%	$37,276,473	7.62%
NOW	1.00%	40,254,305	8.49%	1.00%	39,065,046	7.98%

	0.52%	78,219,504	16.50%	0.51%	76,341,519	15.60%
Money market	1.24%	33,646,671	7.10%	1.50%	38,263,106	7.82%
Savings and club	1.25%	155,913,477	32.89%	1.25%	171,573,378	35.06%
Certificates of deposit	3.12%	206,223,628	43.51%	2.45%	203,171,685	41.52%

	1.94%	$474,003,280	100.00%	1.65%	$489,349,688	100.00%

- 30 -	www.pamrapo.com

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

The scheduled maturities of certificates of deposit are as follows:

	December 31,
	2005	2004
	(In Thousands)
One year or less	$173,179	$158,927
After one year to three years	26,429	37,583
After three years	6,616	6,662

	$206,224	$203,172

Certificates of deposit of $100,000 or more by the time remaining until maturity are as follows:

	December 31,
	2005	2004
	(In Thousands)
Three months or less	$13,850	$10,910
After three months through six months	16,273	11,422
After six months through twelve months	35,654	30,908
After twelve months	13,232	17,280

	$79,009	$70,520

A summary of interest on deposits follows:

	Years Ended December 31,
	2005	2004	2003
Demand	$884,854	$949,185	$1,029,530
Savings, club and money market	2,219,739	2,391,441	3,118,465
Certificates of deposit	5,630,411	4,781,317	5,543,526

	$8,735,004	$8,121,943	$9,691,521

NOTE 9. ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK

	December 31,
	2005		2004
	Weighted Average Rate	Amount	Weighted Average Rate	Amount
Maturing by December 31,
2005	—%	—	3.21%	$20,000,000
2006	3.49%	38,400,000	3.31%	32,000,000
2007	2.91%	17,000,000	2.83%	15,000,000
2008	4.43%	22,000,000	4.53%	12,000,000
2009	4.93%	8,000,000	—%	—
2010	5.58%	15,000,000	6.19%	10,000,000
Thereafter	4.74%	6,000,000	—%	—

	4.07%	$106,400,000	3.69%	$89,000,000

At December 31, 2005 and 2004, the advances were secured by pledges of the Bank’s investment in the capital stock of the Federal Home Loan Bank of New York (the “FHLB”) totaling $5,954,200 and $5,151,900, respectively, and a blanket assignment of the Bank’s unpledged qualifying mortgage loans, mortgage-backed securities and investment securities portfolios.

At December 31, 2005 and 2004, the Company also had available to it $55,730,900 and $31,973,200, respectively, under a revolving overnight line of credit, expiring July 31, 2006 and July 29, 2005, respectively, with the FHLB. The line of credit is secured by a specific pledge of mortgage-backed securities with carrying values and fair values of approximately $33,564,000 and $32,931,000 (2005) and $32,668,000 and $33,176,000 (2004). Borrowings are at the lenders cost of funds plus .25%. At December 31, 2005, outstanding borrowings under the line of credit amounted to $8,400,000 bearing an interest rate of 4.19%.

There were no outstanding borrowings under the line of credit at December 31, 2004. In addition, at December 31, 2005 and 2004, the Company had $64,130,900 and $31,973,200, respectively, under a companion (DRA) commitment with the FHLB expiring on July 31, 2006 and July 29, 2005, respectively. There were no outstanding borrowing under DRA at December 31, 2005 and 2004.

NOTE 10. OTHER BORROWED MONEY

	December 31,
	2005		2004
	Interest Rate	Amount	Interest Rate	Amount
Mortgage loan	8.00%	$46,872	8.00%	$83,722

The mortgage loan is payable in 144 equal monthly installments of $3,518 through February 1, 2007 and is secured by premises with a carrying value of $1,260,000 and $1,280,000 at December 31, 2005 and 2004, respectively.

www.pamrapo.com	- 31 -

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

NOTE 11 - REGULATORY MATTERS

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

The Bank is subject to various regulatory capital requirements administered by the banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Batik’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

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

	December 31.
	2005	2004
	(In Thousands)
GAAP capital	$53,139	$51,039
Unrealized gain on securities available for sale	(285)	(315)

Core and tangible capital	52,854	50,724
General valuation allowance	2,622	2,284

Total Regulatory Capital	$55,476	$53,008

- 32 -	www.pamrapo.com

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

	Actual		For Capital Adequacy Purposes				To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
	(Dollars in Thousands)
December 31, 2005:
Total capital (to risk-weighted assets)	$55,476	15.25%	$	≥ 29,099	≥	8.00%	$	≥ 36,373	≥	10.00%
Tier 1 capital (to risk-weighted assets)	52,854	14.53		≥ —	≥	—		≥ 21,824	≥	6.00
Core (Tier 1) capital (to adjusted total assets)	52,854	8.18		≥ 25,844	≥	4.00		≥ 32,306	≥	5.00
Tangible capital (to adjusted total assets)	52,854	8.18		≥ 9,692	≥	1.50		≥ —	≥	—
December 31, 2004:
Total capital (to risk-weighted assets)	$53,008	15.89%	$	≥ 26,694	≥	8.00%	$	≥ 33,368	≥	10.00%
Tier 1 capital (to risk-weighted assets)	50,724	15.20		≥ —	≥	—		≥ 20,021	≥	6.00
Core (Tier 1) capital (to adjusted total assets)	50,724	7.92		≥ 25,610	≥	4.00		≥ 32,013	≥	5.00
Tier 1 capital (to adjusted total assets)	50,724	7.92		≥ 9,604	≥	1.50		≥ —	≥	—

As of January 10, 2005, the most recent notification from the State of New Jersey Department of Banking and Insurance, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the institution’s category.

NOTE 12 - BENEFITS PLANS

Pension Plan (“Plan”)

The Bank has a non-contributory defined benefit pension plan covering all eligible employees. The benefits are based on years of service and employees’ compensation. The Bank’s funding policy is to contribute the maximum amount that can be deducted for federal income tax purposes. The Plan’s assets consist primarily of mutual funds, equity securities and bank deposits.

The following tables set forth the Plan’s funded status and components of net periodic pension cost:

www.pamrapo.com	- 33 -

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

Pension Plan (“Plan”) (continued)

	December 31,
	2005	2004
Change in Benefit Obligation
Benefit obligation, beginning	$6,835,553	$6,719,684
Service cost	238,844	259,724
Interest cost	423,100	416,240
Actuarial (gain) loss	572,228	(296,190)
Benefits paid	(652,364)	(263,905)

Benefit obligation, ending	$7,417,361	$6,835,553

Change in Plan Assets
Fair value of assets, beginning	$6,585,786	$5,926,534
Actual gain on plan assets	353,658	522,591
Employer contributions	613,046	400,566
Benefits paid	(652,364)	(263,905)

Fair value of assets, ending	$6,900,126	$6,585,786

Reconciliation of Funded Status
Accumulated benefit obligation	$6,575,208	$6,081,056

Projected benefit obligation	$7,417,361	$6,835,553
Fair value of assets	(6,900,126)	(6,585,786)

Funded status	517,235	249,767
Unrecognized net loss	(2,833,372)	(2,254,570)
Unrecognized past service liability	(108,234)	(126,006)

(Prepaid) Expense Included in Other Assets	$(2,424,371)	$(2,130,809)

Assumptions Used
Discount rate	5.875%	6.25%
Rate of increase in compensation	3.00%	3.50%

	YEARS ENDED DECEMBER 31,
	2005	2004	2003
Net Periodic Pension Expense
Service cost	$238,844	$259,724	$256,339
Interest cost	423,100	416,240	371,695
Expected return on assets	(524,220)	(479,336)	(430,733)
Amortization of unrecognized loss	163,988	224,276	176,412
Unrecognized past service liability	17,772	17,772	17,772

Net Periodic Pension Expense	$319,484	$438,676	$391,485

Assumption Used
Discount rate	6.25%	6.25%	6.625%
Rate of increase in compensation	3.50%	3.50%	4.00%
Long-term rate of return on plan assets	8.00%	8.00%	8.00%

Plan Assets

For 2005 and 2004, the Plan’s assets realized an annual return of 2% and 7%, respectively. The weighted-average allocations by asset category are as follows:

	December 31,
	2005	2004
Certificates of deposit	32%	31%
Mutual fund	35%	34%
Mortgage-backed securities	2%	5%
Equity securities	31%	30%

	100%	100%

For 2006, the Company intends to maintain the current asset mix and seek to achieve an optimal risk/reward profile by limiting market exposure to present levels. Based on an analysis of the current market environment, we project a 2.5% return from cash, a 5% return from fixed income and an 8% return from equities, for an overall expected return of approximately 6%.

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

Equity securities include Pamrapo Bancorp, Inc. common stock in the amounts of $622,000 (9% of total plan assets) and $717,000 (11% of total plan assets) at December 31, 2005 and 2004, respectively.

- 34 -	www.pamrapo.com

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Contributions

The Company expects to contribute, based upon actuarial estimates, approximately $450,000 to the pension plan in 2006.

Estimated Future Benefit Payments

Benefit payments, which reflect expected future service, as appropriate, are expected to be paid, for the years ended December 31, respectively, as follows:

2006	$391,886
2007	411,367
2008	460,208
2009	485,570
2010	490,252
2011-2015	2,746,620

$4,985,903

Savings and Investment Plan (“SIP”)

The Bank sponsors a SIP pursuant to Section 401(k) of the Internal Revenue Code, for all eligible employees. Employees may elect to save up to 25% of their compensation of which the Savings Bank will match 50% of the first 10% of the employee’s contribution up to a maximum of 5% of compensation. The SIP expense amounted to approximately, $139,000, $138,000 and $120,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

Supplemental Executive Retirement Plan (“SERP”)

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

The following tables set forth the SERP’s funded status and components of net periodic SERP cost:

	December 31,
	2005	2004
Projected benefit obligation, beginning	$2,698,097	$2,839,556
Interest cost	158,360	174,024
Actuarial gain	(351,563)	(205,099)
Benefit payments	(140,384)	(110,384)

Projected benefit obligation, ending	2,364,510	2,698,097
Plan assets at fair value	—	—

Projected benefit obligation in excess of plan assets	2,364,510	2,698,097
Unrecognized net loss	(113,190)	(493,633)
Benefit paid in fourth quarter	(13,631)	(13,631)
Unrecognized past service liability	(303,044)	(398,264)

Accrued SERP cost included in other liabilities	$1,934,645	$1,792,569

Assumptions:
Discount rate	5.875%	6.25%
Rate of increase in compensation	3.000%	3.50%

Net periodic SERP cost includes the following components:

	Years Ended December 31,
	2005	2004	2003
Service cost	$—	$—	$—
Interest cost	158,360	$174,024	$181,629
Net amortization	124,100	149,580	173,975
Special termination benefits	—	—	92,740

Net periodic SERP cost	$282,460	$323,604	$448,344

Contributions made	$140,384	$110,384	$110,384

Assumption Used
Discount rate	6.25%	6.25%	6.625%
Rate of increase in compensation	3.50%	3.50%	4.00%
Amortization period (in years)	7.75	8.63	7.83

www.pamrapo.com	- 35 -

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

Supplemental Executive Retirement Plan (“SERP”) (continued)

Contributions

The Company expects to contribute, based upon actuarial estimates, approximately $300,000 to the SERP plan in 2006.

Estimated Future Benefit Payments

Benefit payments, which reflect expected future service as appropriate, are expected to be paid for the years ended December 31, respectively, as follows:

2006	$299,516
2007	282,210
2008	277,210
2009	267,691
2010	267,691
2011-2015	1,034,588

$2,428,906

Stock Options

Stock options granted under a stockholder approved stock option plan may be either options that qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or non-statutory options. Options vest in accordance with the plan and may be exercised up to ten years from the date of grant or within one year after retirement. All options granted will be exercisable in the event the optionee terminates his employment, or due to death or disability. A summary of stock Option activity follows:

	Number of Option Shares			Range of Exercise Price	Weighted Average Exercise Price
	Vested	Non-Vested	Total
December 31, 2002	—	—	—	$0.00	$0.00
Options granted	—	87,000	87,000	18.41	18.41
Vesting	68,741	(68,741)	—	18.41	18.41
Exercised	(3,000)	—	(3,000)	18.41	18.41

December 31, 2003	65,741	18,259	84,000	18.41	18.41
Vesting	18,259	(18,259)	—	18.41	18.41
Options granted	36,000	9,000	45,000	29.25	29.25
Exercised	(11,431)	—	(11,431)	18.41	18.41

December 31, 2004	108,569	9,000	117,569	18.41 - 29.25	22.56
Vesting	9,000	(9,000)	—	29.25	29.25
Exercised	(16,569)	—	(16,569)	18.41	18.41

December 31, 2005	101,000	—	101,000	$18.41 - $29.25	$23.24

At December 31, 2005 and 2004, the weighted average remaining contractual life of the stock options granted was approximately 7.8 years and 8.8 years, respectively, and stock options for up to 22,380, additional shares of common stock were available for future grants. No options were forfeited during 2005, 2004 and 2003.

The Company, as permitted by Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 123, recognizes compensation cost for stock options granted based on the intrinsic value method instead of the fair value based method. The grant-date fair values of the stock options granted during 2004 and 2003, which have exercise prices equal to the market price of the common stock at the grant date, were estimated using the Black- Scholes option-pricing model. Such fair value and the assumptions used for estimating fair value are as follows:

	YEARS ENDED DECEMBER 31,
	2005	2004	2003
Grant-date fair value per share	$—	$9.39	$3.08
Expected common stock dividend yield	—%	2.87%	4.35%
Expected option life	—	7.0 years	7.0 years
Risk-free interest rate	—%	3.23%	2.78%
Volatility	—%	37.99%	25.61%

- 36 -	www.pamrapo.com

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

NOTE 13 - INCOME TAXES

The Bank qualifies as a savings institution under the provisions of the Internal Revenue Code and was therefore, prior to January 1, 1996, permitted to deduct from taxable income an allowance for bad debts based upon eight percent of taxable income before such deduction, less certain adjustments. Retained earnings at December 31, 2005 and 2004. include approximately $6,907,000 of such bad debt, which, in accordance with SFAS No. 109, “Accounting for Income Taxes,” is considered a permanent difference between the book and income tax basis of loans receivable, and for which income taxes have not been provided. If such amount is used for purposes other than for bad debt losses, including distributions in liquidation, it will be subject to income tax at the then current rate.

The tax effects of existing temporary differences which give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

	December 31,
	2005	2004
Deferred tax assets:
Allowance for losses	$1,116,882	$1,026,972
Deferred loan fees	50,396	75,594
Depreciation	206,673	135,672
Reserve for uncollected interest	15,092	37,015

	1,389,043	1,275,253

Deferred tax liabilities:
Benefit plans	189,701	125,172
Unrealized gain on securities available for sale	196,500	209,800

	386,201	334,972

Net Deferred Tax Assets	$1,002,842	$940,281

The components of income taxes arc summarized as follows:

	Years Ended December 31,
	2005	2004	2003
Current expense:
Federal	$4,196,641	$4,247,060	4,039,901
State	864,210	1,270,427	1,227,493

	5,060,851	5,517,487	5,267,394

Deferred tax expense (benefit):
Federal	(46,894)	(99,914)	(48,838)
State	(2,367)	(45,024)	(15,711)

	(49,261)	(144,938)	(64,549)

	$5,011,590	$5,372,549	$5,202,845

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

	YEARS ENDED DECEMBER 31,
	2005	2004	2003
Federal income tax	$4,411,627	$4,527,551	$4,414,448
Increases (decreases) in income taxes resulting from:
New Jersey income tax, net of federal income tax effect	568,816	808,766	799,776
Other items, net	31,147	36,232	(11,379)

Effective Income Tax	$5,011,590	$5,372,549	$5,202,845

Effective Income Tax Rate	38.62%	40.35%	40.07%

www.pamrapo.com	- 37 -

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

NOTE 14 - COMMITMENTS AND CONTINGENCIES

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business primarily to meet the financing needs of its customers. These financial instruments include commitments to originate loans and purchase securities. The commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statement of financial condition. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments.

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation of the counterparty. Collateral held varies but primarily includes residential real estate and income-producing commercial properties.

The Bank had loan commitments outstanding as follows:

	December 31,
	2005	2004
To originate loans	$14,912,000	$16,816,000

At December 31, 2005, all the outstanding commitments to originate loans are at fixed interest rates which range from 5.75% to 8.25%. AU commitments are due to expire within ninety days.

At December 31, 2005, undisbursed funds from approved lines of credit under a homeowners’ equity and a commercial equity lending program amounted to approximately $8,651,000 and $1,000,000, respectively. Unless they are specifically cancelled by notice from the Bank, these funds represent firm commitments available to the respective borrowers on demand. The interest rates charged for any month on funds disbursed under these programs range from 0% to 4.25% above the prime rate.

Rental expenses related to the occupancy of premises totaled $428,000, $273,000 and $248,000 for the years ended December 31, 2005, 2004 and 2003, respectively. At December 31, 2005, minimum non-cancelable obligations under lease agreements with original terms of more than one year are as follows:

December 31,
2006	$382,00
2007	389,00
2008	269,00
2009	23700
2010	245,00
Thereafter	1,098,00

$2,620,00

The Company, Bank, Service Corp., and Investment Company are also parties to litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material effect on the consolidated financial position of the Company.

- 38 -	www.pamrapo.com

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

NOTE 15 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amounts and fair value of the financial instruments are as follows:

	DECEMBER 31,
	2005		2004
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
	(In Thousands)
Financial assets:
Cash and cash equivalents	$8,570	$8,570	$14,599	$14,599
Securities available for sale	3,321	3,321	3,639	3,639
Investment securities held to maturity	10,287	10,795	9,309	9,831
Mortgage-backed securities held to maturity	167,009	163,123	200,077	200,322
Loans receivable	438,250	432,644	395,800	396,484
Interest receivable	2,809	2,809	2,703	2,703

Financial liabilities:
Deposits	474,003	474,925	489,350	488,833
Advances and other borrowed money	106,447	104,806	89,084	89,951

For financial instruments with off-balance sheet risk (primarily loan commitments), the carrying value (deferred loan fees and costs) and the fair value are not deemed material.

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

www.pamrapo.com	- 39 -

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

NOTE 16 - PARENT COMPANY FINANCIAL INFORMATION

STATEMENTS OF FINANCIAL CONDITION

	DECEMBER 31,
	2005	2004
Assets
Cash and cash equivalents	$5,450,496	$4,009,612
Investment in subsidiary	53,139,486	51,038,819
Refundable income taxes	86,416	127,934

Total Assets	$58,676,398	$55,176,365

Liabilities and Stockholders’ Equity
Liabilities, other	$60,410	$62,150

Stockholders’ equity
Common stock	69,000	69,000
Paid-in capital in excess of par value	19,158,343	19,041,357
Retained earnings	62,256,937	58,702,496
Treasury stock, at cost	(22,868,292)	(22,698,638)

Total Stockholders’ Equity	58,615,988	55,114,215

Total Liabilities and Stockholders’ Equity	$58,676,398	$55,176,365

- 40 -	www.pamrapo.com

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

STATEMENTS OF INCOME

	YEARS ENDED DECEMBER 31,
	2005	2004	2003
Dividends from subsidiary	$6,000,000	$4,000,000	$5,000,000
Interest income	3,121	3,091	4,208

Income before Expenses	6,003,121	4,003,091	5,004,208
Non-interest expenses	255,787	378,818	360,532

Income before Equity in Undistributed Earnings of Subsidiary and Income Taxes (Benefit)	5,747,334	3,624,273	4,643,676
Equity in undistributed earnings of subsidiary	2,131,533	4,192,104	3,016,710

Income before Income Taxes (Benefit)	7,878,867	7,816,377	7,660,386
Income taxes (benefit)	(84,916)	(127,401)	(120,440)

Net Income	$7,963,783	$7,943,778	$7,780,826

STATEMENTS OF CASH FLOWS

	YEARS ENDED DECEMBER 31,
	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$7,963,783	$7,943,778	$7,780,826
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary	(2,131,532)	(4,192,104)	(3,016,710)
Award of treasury stock	15,159	14,850	—
Decrease (increase) in refundable income taxes	41,518	(6,444)	(525)
Decrease (increase) in other assets	—	200,658	(22,330)
(Decrease) in other liabilities	(1,740)	(500)	(50,440)

Net Cash Provided by Operating Activities	5,887,188	3,960,238	4,690,821

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends paid	(4,378,477)	(4,178,676)	(4,048,120)
Sale of treasury stock	305,035	210,445	55,230
Purchase of treasury stock	(372,862)	(271,823)	(3,221,490)

Net Cash Used in Financing Activities	(4,446,304)	(4,240,054)	(7,214,380)

Net Increase (Decrease) in Cash and Cash Equivalents	1,440,884	(279,816)	(2,523,559)
CASH AND CASH EQUIVALENTS - BEGINNING	4,009,612	4,289,428	6,812,987

CASH AND CASH EQUIVALENTS - ENDING	$5,450,496	$4,009,612	$4,289,428

www.pamrapo.com	- 41 -

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

NOTE 17 - QUARTERLY FINANCIAL DATA (UNAUDITED)

	YEAR ENDED DECEMBER 31, 2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In Thousands, Except Per Share Amounts)
Interest income	$9,015	$9,140	$9,173	$9,189
Interest expense	2,887	2,972	3,173	3,398

Net Interest Income	6,128	6,168	6,000	5,791
Provision for loan losses	60	40	5	5

Net Interest Income after Provision for Loan Losses	6,068	6,128	5,995	5,786
Non-interest income	623	689	591	638
Non-interest expenses	3,367	3,630	3,247	3,299

Income before Income Taxes	3,324	3,187	3,339	3,125
Income taxes	1,341	1,221	1,275	1,174

Net Income	$1,983	$1,966	$2,064	$1,951

Net income per common share:
Basic	$0.40	$0.40	$0.41	$0.39

Diluted	$0.40	$0.39	$0.41	$0.39

Dividends per common share	$0.22	$0.22	$0.22	$0.22

	YEAR ENDED DECEMBER 31, 2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In Thousands, Except Per Share Amounts)
Interest income	$8,830	$8,927	$9,161	$9,065
Interest expense	2,822	2,788	2,877	2,904

Net Interest Income	6,008	6,139	6,284	6,161
Provision for loan losses	10	10	10	52

Net Interest Income after Provision for Loan Losses	5,998	6,129	6,274	6,109
Non-interest income	611	654	557	777
Non-interest expenses	3,366	3,490	3,331	3,605

Income before Income Taxes	3,243	3,293	3,500	3,281
Income taxes	1,297	1,328	1,408	1,340

Net Income	$1,946	$1,965	$2,092	$1,941

Net income per common share:
Basic	$0.39	$0.40	$0.42	$0.39

Diluted	$0.39	$0.39	$0.42	$0.39

Dividends per common share	$0.21	$0.21	$0.21	$0.21

- 42 -	www.pamrapo.com

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Selected Consolidated Financial Condition and Operating Data of the Corporation

	AT DECEMBER 31,
	2001	2002	2003	2004	2005
	(In Thousands)
Financial condition data:
Total amount of:
Assets	$539,639	$588,659	$636,895	$639,899	$646,086
Loans receivable	369,239	389,865	378,641	395,800	438,250
Securities available for sale	5,304	4,543	3,922	3,639	3,321
Mortgage-backed securities	122,418	146,138	218,418	200,077	167,009
Investment securities	5,000	7,095	9,422	9,309	10,287
Deposits	416,587	445,507	492,161	489,350	474,003
Advances and other borrowed money	67,518	84,489	87,118	89,084	106,447
Stockholders’ equity	47,523	50,756	51,323	55,114	58,616

	YEAR ENDED DECEMBER 31,
	2001	2002	2003	2004	2005
	(In Thousands)
Operating data:
Interest income	$36,625	$38,058	$36,755	$35,983	$36,517
Interest expense	17,544	15,290	13,433	11,391	12,430

Net interest income	19,081	22,768	23,322	24,592	24,087
Provision for loan losses	459	634	84	82	110
Non-interest income	1,921	2,566	2,555	2,599	2,541
Non-interest expenses	12,635	12,791	12,809	13,792	13,543
Income taxes	2,908	4,786	5,203	5,373	5,011

Net income	$5,000	$7,123	$7,781	$7,944	$7,964

Net income per share
Basic	$0.97	$1.39	$1.54	$1.60	$1.60
Diluted	0.97	1.39	1.54	1.59	1.60

Dividends per share	$0.72	$0.75	$0.80	$0.84	$0.88

Dividend payout ratio	74.23%	54.12%	52.02%	52.60%	54.97%

www.pamrapo.com	- 43 -

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Selected Consolidated Financial Condition and Operating Data of the Corporation (continued)

AT OR FOR YEAR ENDED DECEMBER 31,
2001	2002	2003	2004	2005
Selected Financial Ratios:
Return on average assets	0.99%	1.26%	1.25%	1.24%	1.24%
Return on average equity	10.76%	14.52%	15.45%	15.00%	14.06%
Average equity/average assets	9.24%	8.70%	8.08%	8.26%	8.82%
Interest rate spread	3.48%	3.77%	3.57%	3.66%	3.52%
Net yield on average interest-earning assets	3.95%	4.18%	3.86%	3.92%	3.84%
Non-interest expenses to average assets	2.50%	2.27%	2.06%	2.15%	2.11%
Equity total assets	8.81%	8.62%	8.06%	8.61%	9.07%
Capital ratios:
Tangible	7.26%	7.08%	7.26%	7.92%	8.18%
Core	7.26%	7.08%	7.26%	7.92%	8.18%
Risk-based	14.43%	14.35%	15.13%	15.89%	15.25%
Non-performing loans to total assets	0.60%	0.46%	0.24%	0.41%	0.30%
Non-performing loans to loans receivable	0.88%	0.69%	0.41%	0.67%	0.44%
Non-performing assets to total assets	0.65%	0.49%	0.24%	0.41%	0.30%
Allowance for loan losses to non-performing loans	65.95%	94.41%	161.53%	96.44%	139.93%
Average interest-earning assets/average interest-bearing liabilities	1.13	x	1.14	x	1.13	x	1.14	x	1.16	x
Net interest income after provision for loan losses to non-interest expenses	1.47	x	1.73	x	1.81	x	1.79	x	1.77	x

- 44 -	www.pamrapo.com

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Stockholder Information

MARKET FOR COMMON STOCK AND RELATED MATTERS

Pamrapo Bancorp, Inc.’s common stock is presently quoted on The NASDAQ Stock Market under the symbol “PBCI.” At March 6, 2006, the Company’s 4,975,542 outstanding shares of common stock were held by approximately 1,700 persons or entities.

The following table sets forth the high and low closing sales price per common share for the periods indicated.

	CLOSING PRICES
QUARTER ENDED	HIGH	LOW
March 31, 2004	$29.45	$24.90
June 30, 2004	29.49	23.17
September 30, 2004	23.22	20.25
December 31, 2004	24.73	22.27
March 31, 2005	24.75	21.90
June 30, 2005	23.38	21.31
September 30, 2005	22.65	20.74
December 31. 2005	21.99	21.00

DIVIDENDS WERE PAID AS FOLLOWS:
March, 2004	$.21
June, 2004	.21
September, 2004	.21
December, 2004	.21
March, 2005	.22
June, 2005	.22
September, 2005	.22
December, 2005	.22

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

www.pamrapo.com	- 45 -