Form 10-K, Exhibit 13
period 2006-12-31
PAMRAPO BANCORP INC
filed 2007-03-16
CIK 854071

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

General

Pamrapo Bancorp, Inc. (the “Company”) owns 100% of the issued and outstanding stock of Pamrapo Savings Bank, SLA (the “Bank”), which is the primary asset of the Company. The Company’s business is conducted principally through the Bank.

Business Of The Company

The Bank’s principal business has been and continues to be attracting retail deposits from the general public and investing those deposits, together with funds generated from operations, primarily in one-to-four family, owner occupied residential mortgage loans. In addition, in times of low loan demand, the Bank will invest in mortgage-backed securities to supplement its lending portfolio. The Bank also invests, to a lesser extent, in multi-family residential mortgage loans, commercial real estate loans, home equity and second mortgage loans, consumer loans and commercial loans.

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

Critical Accounting Estimates

We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income, to be critical accounting policies. Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Management reviews the level of the allowance on a quarterly basis, at a minimum, and establishes the provision for loan losses based on the composition of the loan portfolio, delinquency levels, loss experience, economic conditions, and other factors related to the collectibility of the loan portfolio. Since there has been no material shift in the loan portfolio, the level of the allowance for loan losses has changed primarily due to changes in the size of the loan portfolio and the level of nonperforming loans. We have allocated the allowance among categories of loan types as well as classification status at each period-end date. Assumptions and allocation percentages based on loan types and classification status have been consistently applied. Management regularly evaluates various risk factors related to the loan portfolio, such as type of loan, underlying collateral and payment status, and the corresponding allowance allocation percentages.

Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, the regulatory authorities, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require us to recognize adjustments to the allowance based on their judgment about information available to them at the time of their examinations.

Financial Condition

The Company’s consolidated assets at December 31, 2006 totaled $636.6 million, which represents a decrease of $9.5 million or 1.47% when compared to $646.1 million at December 31, 2005, primarily due to a decrease in mortgage-backed securities.

Securities available for sale decreased $2.1 million or 63.64% to $1.2 million at December 31, 2006 when compared to $3.3 million at December 31, 2005. The decrease during the year ended December 31, 2006, resulted primarily from the sale of securities available for sale with a carrying value of $1.6 million resulting in a net realized gain of $430,000. Investment securities held to maturity decreased $1.1 million or 10.68% to $9.2 million at December 31, 2006 when compared to $10.3 million at December 31, 2005. The decrease during the year ended December 31, 2006 resulted primarily from a maturity of an investment security held to maturity amounting to $1.0 million.

Mortgage-backed securities held to maturity decreased $25.9 million or 15.51% to $141.1 million at December 31, 2006 from $167.0 million at December 31, 2005. The decrease during the year ended December 31, 2006 resulted primarily from principal repayments of $25.9 million on mortgage-backed securities.

Net loans amounted to $454.9 million and $438.3 million at December 31, 2006 and 2005, respectively, which represents an increase of $16.6 million or 3.79%, primarily due to loan originations exceeding loan repayments.

Total deposits at December 31, 2006 decreased $4.1 million or .86% to $469.9 million compared to $474.0 million at December 31, 2005.

Advances from the Federal Home Loan Bank of New York (“FHLB-NY”) totaled $101.0 million and $106.4 million at December 31, 2006 and 2005, respectively. The net decrease of $5.4 million or 5.08% during the year ended December 31, 2006, resulted from repayments on advances from the FHLB-NY.

Stockholders’ equity amounted to $58.6 million and $58.6 million at December 31, 2006 and 2005, respectively. During the years ended December 31, 2006 and 2005, net income of $6.5 million and $8.0 million, respectively, was recorded and cash dividends of $4.6 million and $4.4 million, respectively, were paid on the Company’s common stock. During the year ended December 31, 2006, the Company adopted SFAS No. 158 which resulted in a charge to equity of $1.6 million. For details, see Notes 1 and 11 to the consolidated financial statements.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

Net Income

Net income decreased by $1.5 million or 18.79% to $6.5 million during the year ended December 31, 2006 when compared to $8.0 million for the year ended December 31, 2005. The decrease in net income during the 2006 period was primarily due to an increase in total interest expense of $3.6 million and non-interest expenses of $342,000, which more than offset increases in total interest income of $1.0 million and non-interest income of $257,000 along with decreases in the provision for loan losses of $110,000 and income taxes of $1.1 million.

Interest Income

Interest income on loans during the year ended December 31, 2006 increased by $2.3 million or 8.65% to $28.9 million when compared to $26.6 million during 2005. During the years ended December 31, 2006 and 2005, the yield earned on the loan portfolio was 6.45% and 6.37%, respectively. The average balance of loans outstanding during the years ended December 31, 2006 and 2005, totaled $448.9 million and $417.7 million, respectively.

Interest on mortgage-backed securities decreased $1.5 million or 17.24% during the year ended December 31, 2006 to $7.2 million compared to $8.7 million for 2005. During the years ended December 31, 2006 and 2005, the average balance of mortgage-backed securities totaled $154.5 million and $184.3 million, respectively, resulting in a net decrease of $29.8 million or 16.17%. The yield earned on the mortgage-backed securities portfolio was 4.68% and 4.70% during 2006 and 2005, respectively. Interest earned on investment securities increased by $297,000 or 37.13% to $1.1 million for the year ended December 31, 2006, when compared to $800,000 for 2005. The increase during the year ended December 31, 2006, resulted from an increase of thirty-six basis points in the yield earned on the investment securities portfolio from 6.02% in 2005 to 6.38% in 2006, and an increase of $107,000 in the average balance of the investment securities portfolio. Interest on other interest-earning assets amounted to $282,000 and $434,000 during the years ended December 31, 2006 and 2005, respectively.

Interest Expense

Interest on deposits increased $2.6 million or 29.89% to $11.3 million during the year ended December 31, 2006 compared to $8.7 million for 2005. The increase during 2006 was attributable to an increase of sixty-six basis points in the Bank’s average cost of interest-bearing deposits to 2.62% for 2006 from 1.96% for 2005, which more than offset a decrease of $13.1 million or 2.94% in the average balance of interest-bearing deposits outstanding. Interest on advances and other borrowed money increased $1.0 million or 27.03% to $4.7 million during the year ended December 31, 2006 compared to $3.7 million for 2005. The increase during 2006 was attributable to an increase of fifty-nine basis points in the Bank’s cost of borrowings from 3.90% for 2005 to 4.49% for 2006, along with an increase of $9.3 million or 9.70% in the average balance of advances and other borrowed money outstanding.

Net Interest Income

Net interest income for the year ended December 31, 2006, decreased $2.5 million or 10.37% to $21.6 million for 2006 as compared to $24.1 million for 2005. The Bank’s net interest rate spread decreased from 3.52% in 2005 to 3.00% in 2006 and its interest rate margin decreased from 3.84% in 2005 to 3.43% in 2006. The decrease in net interest rate spread primarily resulted from a sixty-eight basis point increase in the cost of interest-bearing liabilities from 2.30% in 2005 to 2.98% in 2006, sufficient to offset a sixteen basis point increase in the yield of average interest-earning assets from 5.82% in 2005 to 5.98% in 2006. The average balance of interest-earning assets amounted to $628.2 million in 2006 and $627.2 million in 2005 and the average balance of interest-bearing liabilities amounted to $536.3 million in 2006 and $540.2 million in 2005.

Provision For Loan Losses

During the years ended December 31, 2006 and 2005, the Bank provided $0 and $110,000, respectively, for loan losses. At December 31, 2006 and 2005, the Bank’s loan portfolio included loans totaling $2.3 million and $2.0 million, respectively which were delinquent ninety days or more. The Bank maintains an allowance for loan losses based on management’s evaluation of the risk inherent in its loan portfolio, which gives due consideration to changes in general market conditions and in the nature and volume of the Bank’s loan activity. The allowance for loan losses amounted to $2.65 million at December 31, 2006, representing ..58% of total loans

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

and 116.32% of loans delinquent ninety days or more compared to an allowance of $2.76 million at December 31, 2005, representing .62% of total loans and 139.93% of loans delinquent ninety days or more. During the years ended December 31, 2006 and 2005, the Bank charged off loans aggregating $113,000 and $21,000, respectively. Recoveries totaled $9,000 and $171,000, respectively. The Bank monitors its loan portfolio and intends to continue to provide for loan losses based on its ongoing periodic review of the loan portfolio and general market conditions.

Non-Interest Income

Non-interest income increased by $257,000 or 10.11% to $2.8 million during the year ended December 31, 2006 as compared to $2.5 million for 2005. The increase in non-interest income during 2006 resulted primarily from an increase in the gain on sale of securities of $331,000 and miscellaneous income of $27,000, sufficient to offset a decrease in fees and service charges of $101,000.

Non-Interest Expenses

Non-interest expenses increased $342,000 or 2.53% to $13.9 million during the year ended December 31, 2006 compared to $13.5 million for 2005. Occupancy costs, advertising, professional fees and miscellaneous expenses increased $65,000, $88,000, $76,000, and $182,000, respectively, during the year ended December 31, 2006, which were partially offset by a decrease in salary and employee benefits and equipment of $51,000 and $18,000, respectively.

Income Taxes

Income tax expense totaled $3.9 million and $5.0 million during the years ended December 31, 2006 and 2005, respectively. The decrease in 2006 resulted from a decrease in pre-tax income of $2.5 million.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

Net Income

Net income increased by $20,000 or 0.25% to $7.96 million during the year ended December 31, 2005 compared to $7.94 million for the year ended December 31, 2004. The increase in net income during the 2005 period was primarily due to an increase in total interest income of $534,000, along with decreases in non-interest expenses of $249,000 and income taxes of $361,000, which more than offset increases in total interest expense of $1.04 million and the provision for loan losses of $28,000 along with a decrease in non-interest income of $58,000.

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

Non-Interest Expenses

Non-interest expenses decreased $249,000 or 1.81% to $13.5 million during the year ended December 31, 2005 compared to $13.8 million for 2004. Salaries and employee benefits, equipment, advertising and miscellaneous expenses decreased $12,000, $28,000, $1,000, and $331,000, respectively, during the year ended December 31, 2005, which were partially offset by increases in occupancy costs and professional fees of $117,000 and $6,000 respectively.

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

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as federal funds and interest-bearing deposits. If the Bank requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB-NY, which provide an additional source of funds. At December 31, 2006 and 2005, advances from the FHLB-NY amounted to $101.0 million and $106.4 million, respectively.

The Bank anticipates that it will have sufficient funds available to meet its current loan commitments. At December 31, 2006, the Bank had outstanding commitments to originate loans and fund unused credit lines of $18.7 million. Certificates of deposit scheduled to mature in one year or less, at December 31, 2006, totaled $209.2 million. Management believes that, based upon historical experience, a significant portion of such deposits will remain with the Bank.

At December 31, 2006, the Bank exceeded each of the three OTS capital requirements. The Bank’s tangible, core and total risk-based capital ratios were 8.59%, 8.59% and 15.68%, respectively. The Bank was categorized as “well-capitalized” under the prompt corrective action regulations of the OTS.

Contractual Obligations And Off-Balance Sheet Arrangements

The following table sets forth our contractual obligations and commercial commitments at December 31, 2006.

	Payment Due By Period
Contractual Obligations	Total	Less Than One Year	More Than One Year Through Three Years	More Than Three Years Through Five Years	More Than Five Years
	(In Thousands)
FHLB advances	$101,000	$17,000	$33,000	$33,000	$18,000
Certificates of deposit	229,824	209,202	17,451	3,171	—
Lease obligations	2,428	426	567	501	934

Total	$333,252	$226,628	$51,018	$36,672	$18,934

In the normal course of business, the Bank enters into off-balance sheet arrangements consisting of commitments to fund mortgage loans and lines of credit secured by real estate. The following table presents these off-balance sheet arrangements at December 31, 2006. For more information regarding these commitments, please see Note 13 of the Notes to Consolidated Financial Statements.

Off-Balance Sheet Arrangements	Total	Less Than One Year	More Than One Year Through Three Years	More Than Three Years Through Five Years	More Than Five Years
	(In Thousands)
To originate loans	$7,680	$7,680	$—	$—	$—
Unused lines of credit	10,981	10,981	—	—	—

Total	$18,661	$18,661	$—	$—	$—

Management of Interest Rate Risk

The Bank, like other financial institutions, is subject to market risk. Market risk is the type of risk that occurs when an institution suffers economic loss due to changes in the market value of various types of assets or liabilities. As a financial institution, the Bank makes a profit by accepting and managing various risks such as credit risk and interest rate risk. Interest rate risk is the Bank’s primary market risk.

The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing “gap,” provides an indication of the extent to which an institution’s interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income, and during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would result in a decrease in net interest income.

Because the Bank’s interest-bearing liabilities which mature or reprice within short periods exceed its interest-earning assets with similar characteristics, material and prolonged increases in interest rates generally would adversely affect net interest income, while material and prolonged decreases in interest rates generally would have a positive effect on net interest income.

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

Net Portfolio Value

The Bank’s interest rate sensitivity is monitored by management through the use of the OTS model which estimates the change in the Bank’s net portfolio value (“NPV”) over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The OTS produces its analysis based upon data submitted on the Bank’s quarterly Thrift Financial Reports. The following table, which sets forth the Bank’s NPV as of December 31, 2006, was calculated by the OTS:

Change in Interest Rates In Basis Points (Rate Shock)	Net Portfolio Value			NPV as Percent of Portfolio Value of Assets
	Amount	Dollar Change	Percent Change	NPV Ratio	Change In Basis Points
	(Dollars in Thousands)
+300 bp	$31,728	$-51,200	-62%	5.24%	-722 bp
+200 bp	$48,887	$-34,040	-41%	7.82%	-464 bp
+100 bp	$66,341	$-16,587	-20%	10.28%	-219 bp
0	$82,928	$—	—	12.46%	—
-100 bp	$96,165	$13,237	+16%	14.10%	+163 bp
-200 bp	$105,896	$22,969	+28%	15.21%	+275 bp

Certain shortcomings are inherent in the methodology used in these interest rate risk measurements. Modeling changes in NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of the Bank’s interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of the Bank’s interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Bank’s net interest income and will differ from actual results.

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

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Pamrapo Bancorp, Inc.

We have audited the accompanying consolidated statements of financial condition of Pamrapo Bancorp, Inc. (the “Company”) and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ending December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pamrapo Bancorp, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the Company changed its method of accounting for Defined Benefit Pension and Other Post Retirement Plans in 2006.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) the effectiveness of Pamrapo Bancorp, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 9, 2007 expressed an unqualified opinion on management’s assessment of internal control over financial reporting and an unqualified opinion on the effectiveness of internal control over financial reporting.

Beard Miller Company LLP

Pine Brook, New Jersey

March 9, 2007

Consolidated Statements of Financial Condition

	December 31,
	2006	2005
ASSETS
Cash and amounts due from depository institutions	$4,557,390	$4,408,982
Interest-bearing deposits in other banks	8,789,549	4,161,099

Cash and Cash Equivalents	13,346,939	8,570,081
Securities available for sale	1,169,620	3,320,974
Investment securities held to maturity (estimated fair value of $9,598,800 and $10,794,500, respectively)	9,167,703	10,286,578
Mortgage-backed securities held to maturity (estimated fair value of $136,448,837 and $163,122,692, respectively)	141,053,489	167,009,237
Loans receivable (net of allowance for loan losses of $2,650,679 and $2,755,000, respectively)	454,859,315	438,250,023
Premises and equipment	3,730,636	3,855,907
Federal Home Loan Bank of New York stock	5,721,100	5,954,200
Interest receivable	2,894,089	2,809,337
Deferred tax asset	2,227,761	1,002,842
Other assets	2,389,546	5,027,292

Total Assets	$636,560,198	$646,086,471

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	$469,941,066	$474,003,280
Advances from Federal Home Loan Bank of New York	101,000,000	106,400,000
Advance payments by borrowers for taxes and insurance	3,654,164	3,688,029
Other liabilities	3,397,222	3,379,174

Total Liabilities	577,992,452	587,470,483

Commitments and Contingencies	—	—
Stockholders’ Equity
Preferred stock; 3,000,000 shares authorized; none issued and outstanding	—	—
Common stock; $0.01 par value; 25,000,000 shares authorized; 6,900,000 shares issued; 4,975,542 shares outstanding, 2006 and 2005	69,000	69,000
Paid-in capital	19,339,615	19,158,343
Retained earnings	63,936,702	61,972,334
Accumulated other comprehensive income (loss)	(1,598,867)	284,603
Treasury stock, at cost, 1,924,458 shares, 2006 and 2005	(23,178,704)	(22,868,292)

Total Stockholders’ Equity	58,567,746	58,615,988

Total Liabilities and Stockholders’ Equity	$636,560,198	$646,086,471

See Notes to Consolidated Financial Statements

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

	Years Ended December 31,
	2006	2005	2004
Interest Income
Loans	$28,936,780	$26,615,913	$24,861,002
Mortgage-backed securities	7,222,162	8,667,286	10,091,066
Investments	1,096,555	799,897	844,704
Other interest-earning assets	281,764	433,802	186,577

Total Interest Income	37,537,261	36,516,898	35,983,349

Interest Expense
Deposits	11,313,907	8,735,004	8,121,943
Advances and other borrowed money	4,666,907	3,694,720	3,269,682

Total Interest Expense	15,980,814	12,429,724	11,391,625

Net Interest Income	21,556,447	24,087,174	24,591,724
Provision for Loan Losses	—	109,863	82,051

Net Interest Income after Provision for Loan Losses	21,556,447	23,977,311	24,509,673

Non-Interest Income
Fees and service charges	1,183,073	1,284,125	1,294,644
Gain on sale of mortgage-backed securities	—	99,575	—
Gain on sale of securities available for sale	430,089	—	—
Gain on sale of investment in real estate	—	—	169,869
Other	1,184,849	1,157,579	1,134,395

Total Non-Interest Income	2,798,011	2,541,279	2,598,908

Non-Interest Expenses
Salaries and employee benefits	7,637,767	7,688,655	7,700,570
Net occupancy expense of premises	1,183,348	1,118,607	1,001,576
Equipment	1,294,678	1,312,591	1,340,958
Advertising	306,779	219,066	219,516
Professional fees	594,923	519,495	513,807
Other	2,867,354	2,684,803	3,015,827

Total Non-Interest Expenses	13,884,849	13,543,217	13,792,254

Income before Income Taxes	10,469,609	12,975,373	13,316,327
Income Taxes	3,927,742	5,011,590	5,372,549

Net Income	$6,541,867	$7,963,783	$7,943,778

Net Income per Common Share
Basic	$1.31	$1.60	$1.60

Diluted	$1.31	$1.60	$1.59

Weighted Average Number of Common Shares Outstanding
Basic	4,975,542	4,975,470	4,974,783

Diluted	4,980,708	4,986,762	4,995,050

Dividends per Common Share	$0.92	$0.88	$0.84

See Notes to Consolidated Financial Statements

Consolidated Statements of Changes in Stockholders’ Equity

	Common Stock	Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance - December 31, 2003	$69,000	$18,957,298	$54,621,926	$243,170	$(22,568,051)	$51,323,343

Comprehensive income:
Net income	—	—	7,943,778	—	—	7,943,778
Unrealized gain on securities available for sale, net of income taxes of $ 48,200	—	—	—	72,298	—	72,298

Total Comprehensive Income						8,016,076

Purchase of treasury stock	—	—	—	—	(271,823)	(271,823)
Sale of treasury stock	—	76,263	—	—	134,182	210,445
Award of treasury stock	—	7,796	—	—	7,054	14,850
Cash dividends	—	—	(4,178,676)	—	—	(4,178,676)

Balance - December 31, 2004	69,000	19,041,357	58,387,028	315,468	(22,698,638)	55,114,215

Comprehensive income:
Net income	—	—	7,963,783	—	—	7,963,783
Unrealized loss on securities available for sale, net of income taxes of $ 13,300	—	—	—	(30,865)	—	(30,865)

Total Comprehensive Income						7,932,918

Purchase of treasury stock	—	—	—	—	(372,862)	(372,862)
Sale of treasury stock	—	109,246	—	—	195,789	305,035
Award of treasury stock	—	7,740	—	—	7,419	15,159
Cash dividends	—	—	(4,378,477)	—	—	(4,378,477)

Balance - December 31, 2005	69,000	19,158,343	61,972,334	284,603	(22,868,292)	58,615,988

Comprehensive income:
Net income	—	—	6,541,867	—	—	6,541,867
Unrealized loss of securities available for sale, net of income taxes of $ 14,214	—	—	—	(21,977)	—	(21,977)
Realized gain on securities available for sale, net of income taxes of $ 171,778	—	—	—	(258,311)	—	(258,311)

Total Comprehensive Income						6,261,579

Adjustment to initially apply SFAS No. 158, net of income taxes of $ 1,068,789	—	—	—	(1,603,182)	—	(1,603,182)
Purchase of treasury stock	—	—	—	—	(644,620)	(644,620)
Sale of treasury stock	—	181,272	—	—	334,208	515,480
Cash dividends	—	—	(4,577,499)	—	—	(4,577,499)

Balance - December 31, 2006	$69,000	$19,339,615	$63,936,702	$(1,598,867)	$(23,178,704)	$58,567,746

See Notes to Consolidated Financial Statements

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2006	2005	2004
Cash Flows from Operating Activities
Net income	$6,541,867	$7,963,783	$7,943,778
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of premises and equipment and investment in real estate	568,252	565,377	533,648
Amortization of deferred fees, premiums and discounts, net	256,692	397,651	588,451
Provision for loan losses	—	109,863	82,051
Gain on sale of real estate held for investment	—	—	(169,869)
Gain on sale of mortgage-backed securities held to maturity	—	(99,575)	—
Gain on sale of securities available for sale	(430,089)	—	—
Deferred income taxes	37,470	(49,261)	(144,938)
Award of treasury stock	—	15,159	14,850
(Increase) decrease in interest receivable	(84,752)	(106,805)	135,965
(Increase) decrease in other assets	(42,176)	(1,365,995)	56,013
Increase in other liabilities	65,908	317,999	216,717

Net Cash Provided by Operating Activities	6,913,172	7,748,196	9,256,666

Cash Flows from Investing Activities
Principal repayments on securities available for sale	109,817	326,102	438,179
Purchases of securities available for sale	(27,483)	(52,059)	(34,961)
Proceeds from sale of securities available for sale	2,025,221	—	—
Purchases of investment securities held to maturity	—	(1,085,000)	—
Proceeds from sale of mortgage-backed securities held to maturity	—	4,011,840	—
Proceeds from maturity of investment securities held to maturity	1,000,000	—	—
Principal repayments on mortgage-backed securities held to maturity	25,888,579	38,872,142	52,408,257
Purchases of mortgage-backed securities held to maturity	—	(9,776,945)	(34,331,420)
Proceeds from sale of loans	—	—	523,817
Net change in loans receivable	(16,679,941)	(42,789,545)	(17,736,201)
Additions to premises and equipment	(442,981)	(402,784)	(453,941)
Proceeds from sale of investment in real estate	—	—	53,985
Redemption (purchase) of Federal Home Loan Bank of New York stock	233,100	(802,300)	(408,000)

Net Cash Provided by (Used in) Investing Activities	12,106,312	(11,698,549)	459,715

	Years Ended December 31,
	2006	2005	2004
Cash Flows from Financing Activities
Net decrease in deposits	(4,062,214)	(15,346,408)	(2,811,077)
Advances from Federal Home Loan Bank of New York	40,000,000	37,400,000	19,000,000
Repayment of advances from Federal Home Loan Bank of New York	(37,000,000)	(20,000,000)	(17,000,000)
Repayment in Federal Home Loan Bank overnight borrowing	(8,400,000)	—	—
Net decrease in other borrowed money	(39,908)	(36,850)	(34,026)
Net (decrease) increase in payments by borrowers for taxes and insurance	(33,865)	351,285	(158,995)
Cash dividends paid	(4,577,499)	(4,378,477)	(4,178,676)
Sale of treasury stock	515,480	305,035	210,445
Purchase of treasury stock	(644,620)	(372,862)	(271,823)

Net Cash (Used in) Financing Activities	(14,242,626)	(2,078,277)	(5,244,152)

Net Increase (Decrease) in Cash and Cash Equivalents	4,776,858	(6,028,630)	4,472,229
Cash and Cash Equivalents - Beginning	8,570,081	14,598,711	10,126,482

Cash and Cash Equivalents - Ending	$13,346,939	$8,570,081	$14,598,711

Supplementary Cash Flows Information
Income taxes paid	$3,523,899	$5,791,868	$5,679,241

Interest paid	$15,990,049	$12,383,218	$11,245,680

Loan to facilitate sale of investment in real estate	$—	$—	$240,000

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

The accrual of interest on loans is discontinued at the time of the loan being 120 days past due unless the credit is well secured and in the process of collection. Uncollectible interest on loans is charged off, or an allowance is established based on management’s evaluation. An allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments is probable, in which case the loan is returned to an accrual status.

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

Foreclosed Real Estate and Investment in Real Estate

Real estate acquired by foreclosure or deed in lieu of foreclosure is initially recorded at estimated fair value at date of acquisition, establishing a new cost basis and subsequently carried at the lower of such initially recorded amount or estimated fair value less estimated costs to sell. Costs incurred in developing or preparing properties for sale are capitalized. Expenses of holding properties and income from operating properties are recorded in operations as incurred or earned. Gains and losses from sales of such properties are recognized as incurred.

Real estate held for investment is carried at cost less accumulated depreciation. Income and expense of operating the property are recorded in operations.

Advertising

Advertising expense is recorded when occurred.

Benefit Plans

The Company has a non-contributory defined benefit pension plan covering all eligible employees. The benefits are based on years of service and employees’ compensation. The defined benefit plan is funded in conformity with funding requirements of applicable government regulations. Prior service costs for the defined benefit plan generally are amortized over the estimated remaining service periods of employees.

Certain employees are covered under a Supplemental Executive Retirement Plan (“SERP”). SERP is an unfunded non-qualified deferred retirement plan for certain employees. A participant who retires at the age of 65 (the “Normal Retirement Age”), is entitled to an annual retirement benefit equal to 75% of his compensation reduced by his retirement plan annual benefits. Participants retiring before the Normal Retirement Age receive the same benefits reduced by a percentage based on years of service to the Company and the number of years prior to the Normal Retirement Age that participants retire.

The Company uses the corridor approach in the valuation of the defined benefit plan and SERP. The corridor approach defers all actuarial gains and losses resulting from variances between actual results and economic estimates or actuarial assumptions. For a defined benefit plan, these unrecognized gains and losses are amortized when the net gains and losses exceed 10% of the greater of the market-related value of plan assets or the projected benefit obligation at the beginning of the year. For SERP, amortization occurs when the net gains or losses exceed 10% of the accumulated SERP benefit obligation at the beginning of the year. The amount in excess of the corridor is amortized over the average remaining service period to retirement date of

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

active plan participants or, for retired participants, the average remaining life expectancy.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an Amendment of FASB Statements No. 87, 88, 106 and 132(R). SFAS No. 158 requires two major changes to accounting for defined benefit and postretirement plans, with two different effective dates. The first requirement of SFAS No. 158, which the Company adopted as of December 31, 2006, requires the recognition of the over-funded and under-funded status of a defined benefit postretirement plan as an asset or liability in the consolidated statement of financial condition, with changes in the funded status recorded through other comprehensive income in the year in which those changes occur. The impact of adoption of SFAS No. 158 on the defined benefit pension plan is more fully described in Note 11 to the consolidated financial statements. The impact of adoption of SFAS No. 158 on SERP is deemed immaterial.

The second requirement of SFAS No. 158, which is effective for the Company as of December 31, 2008, requires that the funded status be measured as of the entity’s fiscal year-end rather than as of an earlier date currently permitted. The Company currently uses a measurement date of October 1 for its defined benefit pension plan and SERP.

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

Securities: The fair value of securities is determined by reference to quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

FHLB stock: The estimated fair value of the Bank’s investment in FHLB stock is deemed equal to its carrying value, which represents the price at which it may be redeemed.

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

Advances from Federal Home Loan Bank of New York: Fair value is estimated using rates currently offered for liabilities of similar remaining maturities, or when available, quoted market prices.

Commitments to extend credit: The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

Stock-Based Compensation

The Company, under a plan approved by its stockholders in 2003, has granted stock options to certain employees. Prior to 2006, the Company accounted for options granted using the intrinsic value method, in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. No compensation expense had been reflected in net income for the options granted as all such grants have an exercise price equal to the market price of the underlying stock at the date of grant. The following table provides information as to net income and earnings per share as if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” as amended, to all option grants.

	Years Ended December 31,
	2005	2004
Net income as reported	$7,963,783	$7,943,778
Total stock-based compensation expense, net of income taxes, that would have been included in the determination of net income if the fair value method had been applied to all grants	(18,986)	(416,198)

Pro Forma Net Income	$7,944,797	$7,527,580

Net income per common share, as reported:
Basic	$1.60	$1.60

Diluted	$1.60	$1.59

Pro forma net income per common share:
Basic	$1.60	$1.51

Diluted	$1.60	$1.50

The Company adopted SFAS No. 123(R) on January 1, 2006 under the modified prospective method. Since all of the Company’s stock options were vested prior to 2006, the adoption of SFAS No. 123(R) had no impact on the consolidated financial statements.

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

Recent Accounting Pronouncements

FIN 48

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” The interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s consolidated financial statements in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Specifically, the pronouncement prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

taken in a tax return. The interpretation also provides guidance on the related derecognition, classification, interest and penalties, accounting for interim periods, disclosure and transition of uncertain tax positions. The interpretation is effective for fiscal years beginning after December 15, 2006. The Company is evaluating the impact of this new pronouncement on its consolidated financial statements.

FAS 157

In September 2006, the FASB issued SFAS Statement No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. FASB Statement No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. We are currently evaluating the potential impact, if any, of the adoption of SFAS Statement No. 157 on our consolidated financial position, results of operations and cash flows.

SAB 108

On September 13, 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108 (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior-year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB 108, Companies might evaluate the materiality of financial statement misstatements using either the income statement or balance sheet approach, with the income statement approach focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a Company’s balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. The Company has analyzed SAB 108 and determined that upon adoption it will have no impact on the reported results of operations or financial condition.

EITF 06-4

In September 2006, the FASB’s Emerging Issues Task Force (EITF) issued EITF Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split Dollar Life Insurance Arrangements” (“EITF 06-4”). EITF 06-4 requires the recognition of a liability related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement. The consensus highlights that the employer (who is also the policyholder) has a liability for the benefit it is providing to its employee. As such, if the policyholder has agreed to maintain the insurance policy in force for the employee’s benefit during his or her retirement, then the liability recognized during the employee’s active service period should be based on the future cost of insurance to be incurred during the employee’s retirement. Alternatively, if the policyholder has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized by following the guidance in SFAS No. 106 or Accounting Principles Board (APB) Opinion No. 12, as appropriate. For transition, an entity can choose to apply the guidance using either of the following approaches: (a) a change in accounting principle through retrospective application to all periods presented or (b) a change in accounting principle through a cumulative-effect adjustment to the balance in retained earnings at the beginning of the year of adoption. The disclosures are required in fiscal years beginning after December 15, 2007, with early adoption permitted.

FAS 159

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for the Company January 1, 2008. The Company is evaluating the impact that the adoption of SFAS No. 159 will have on its consolidated financial statements.

NOTE 2. SECURITIES AVAILABLE FOR SALE

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2006:
Mortgage-backed securities	$662,405	$7,215	—	$669,620
Trust originated preferred security, maturing after twenty years	500,000	—	—	500,000

	$1,162,405	$7,215	—	$1,169,620

December 31, 2005:
Mortgage-backed securities	$772,221	$7,943	$178	$779,986
Mutual fund	1,560,630	—	40,243	1,520,387
Trust originated preferred security, maturing after twenty years	500,000	—	—	500,000
Equity security	7,020	513,581	—	520,601

	$2,839,871	$521,524	$40,421	$3,320,974

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

During the year ended December 31, 2006, a mutual fund with a book value of $1,588,112 was redeemed and a loss of $43,825 was realized and an equity security with a book value of $7,020 was sold and a profit of $473,914 was realized. There were no sales of securities available for sale during the years ended December 31, 2005 and 2004.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

NOTE 3. INVESTMENT SECURITIES HELD TO MATURITY

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2006:
Subordinated notes:
Due after one within five years	$9,167,703	$431,097	$—	$9,598,800

December 31, 2005:
Subordinated notes:
Due within one year	$1,000,000	$17,500	$—	$1,017,500
After one within five years	3,203,578	108,422	—	3,312,000
After five years through ten years	6,083,000	387,500	5,500	6,465,000

	$10,286,578	$513,422	$5,500	$10,794,500

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

Management does not believe that any of the unrealized losses at December 31, 2005 represent an other-than-temporary impairment. The unrealized losses are on subordinated notes that earn interest at a fixed rate. Such unrealized losses are due to changes in market interest rates while the above investments are at a fixed rate. The Bank has the intent and ability to hold the subordinated notes for a time necessary to recover the amortized cost.

There were no sales of investment securities held to maturity during the years ended December 31, 2006, 2005 and 2004.

NOTE 4. MORTGAGE-BACKED SECURITIES HELD TO MATURITY

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2006:
Federal Home Loan Mortgage Corporation	$100,162,445	$111,051	$3,077,794	$97,195,702
Federal National Mortgage Association	27,405,052	55,780	1,239,664	26,221,168
Government National Mortgage Association	167,848	8,407	—	176,255
Collateralized mortgage obligations	13,318,144	—	462,432	12,855,712

	$141,053,489	$175,238	$4,779,890	$136,448,837

December 31, 2005:
Federal Home Loan Mortgage Corporation	$118,541,832	$250,008	$2,721,158	$116,070,682
Federal National Mortgage Association	32,971,472	110,458	1,267,296	31,814,634
Government National Mortgage Association	252,865	15,312	—	268,177
Collateralized mortgage obligations	15,243,068	2	273,871	14,969,199

	$167,009,237	$375,780	$4,262,325	$163,122,692

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

The unrealized losses, categorized by the length of time of continuous loss position, and the fair value of related mortgage-backed securities held to maturity are as follows:

	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2006:
Federal Home Loan Mortgage Corp.	$—	$—	$89,927,413	$3,077,794	$89,927,413	$3,077,794
Federal National Mortgage Assn.	22,404	79	23,416,012	1,239,585	23,438,416	1,239,664
Collateralized mortgage obligations	1,150	16	12,854,562	462,416	12,855,712	462,432

	$23,554	$95	$126,197,987	$4,779,795	$126,221,541	$4,779,890

December 31, 2005:
Federal Home Loan Mortgage Corp.	$43,566,029	$600,615	$62,234,914	$2,120,543	$105,800,943	$2,721,158
Federal National Mortgage Assn.	—	—	27,872,977	1,267,296	27,872,977	1,267,296
Collateralized mortgage obligations	11,399,951	108,936	3,567,851	164,935	14,967,802	273,871

	$54,965,980	$709,551	$93,675,742	$3,552,774	$148,641,722	$4,262,325

Management does not believe that any of the unrealized losses at December 31, 2006 and 2005, represent an other-than-temporary impairment. The unrealized losses on the mortgage-backed securities portfolio is due primarily to increases in market interest rates. The securities with unrealized losses are primarily at fixed interest rates. The Bank has the intent and ability to hold these securities for a time necessary to recover the amortized cost.

There were no sales of mortgage-backed securities held to maturity during the years ended December 31, 2006 and 2004. During the year ended December 31, 2005, proceeds from the sales of mortgage-backed securities held to maturity totaled $4,011,840 and resulted in gross gains of $99,575. The securities sold had an outstanding principal balance of less than 15% of their original principal balances and, as provided for in FASB Statement No. 115, were permitted to be sold out of the held to maturity portfolio.

NOTE 5. LOANS RECEIVABLE

	December 31,
	2006	2005
Real estate mortgage:
One-to-four family	$230,520,981	$228,994,536
Multi-family	59,807,860	53,651,846
Commercial	70,771,387	70,126,334

	361,100,228	352,772,716

Real estate construction	17,080,557	14,942,198

Land	143,769	1,356,605

Commercial	9,037,046	5,857,776

Consumer:
Passbook or certificate	719,243	763,397
Home improvement	36,244	57,186
Equity and second mortgage	70,506,508	66,493,820
Automobile	535,988	679,793
Personal	1,146,181	1,051,884

	72,944,164	69,046,080

Total Loans	460,305,764	443,975,375

Loans in process	4,012,011	4,019,993
Allowance for loan losses	2,650,679	2,755,000
Deferred loan fees	(1,216,241)	(1,049,641)

	5,446,449	5,725,352

	$454,859,315	$438,250,023

At December 31, 2006, 2005 and 2004, loans serviced by the Bank for the benefit of others totaled approximately $281,000, $409,000, and $929,000, respectively.

The following is an analysis of the allowance for loan losses:

	Years Ended December 31,
	2006	2005	2004
Balance, beginning	$2,755,000	$2,495,000	$2,515,000
Provisions charged to operations	—	109,863	82,051
Recoveries credited to allowance	8,570	171,319	5,312
Loan losses charged to allowance	(112,891)	(21,182)	(107,363)

Balance, ending	$2,650,679	$2,755,000	$2,495,000

Impaired loans and related amounts recorded in the allowance for loan losses are summarized as follows:

	December 31,
	2006	2005
Recorded investment in impaired loans:
With recorded allowances	$21,932	$240,373
Without recorded allowances	1,704,296	1,094,131

Total Impaired Loans	1,726,228	1,334,504
Related allowance for loan losses	21,932	132,788

Net Impaired Loans	$1,704,296	$1,201,716

Total loans past due ninety days or more and still accruing	$1,383,000	$796,000

At December 31, 2006, 2005 and 2004, non-accrual loans for which interest has been discontinued totaled approximately $896,000, $1,173,000, and $2,261,000, respectively. During the years ended December 31, 2006, 2005 and 2004, the Bank recognized interest income of approximately $10,000, $32,000, and $94,000, respectively, on these loans. Interest income that would have been recorded, had the loans been on the accrual status, would have amounted to approximately $67,000, $88,000, and $179,000 for the years ended December 31, 2006, 2005 and 2004, respectively. The Bank is not committed to lend additional funds to the borrowers whose loans have been placed on nonaccrual status.

The activity with respect to loans to directors, officers and associates of such persons, is as follows:

	Years Ending December 31,
	2006	2005
Balance, beginning	$4,025,218	$2,382,849
Loans originated (1)	2,687,398	3,683,116
Persons no longer associated	—	(493,221)
Collection of principal	(193,043)	(1,547,526)

Balance, ending	$6,519,573	$4,025,218

(1)	Includes net change in line of credit loans

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

NOTE 6. PREMISES AND EQUIPMENT

	December 31,
	2006	2005
Land	$701,625	$701,625

Buildings and improvements	4,086,680	4,065,751
Accumulated depreciation	(2,328,621)	(2,201,082)

	1,758,059	1,864,669

Leasehold improvements	1,525,317	1,384,103
Accumulated depreciation	(1,056,114)	(903,408)

	469,203	480,695

Furnishings and equipment	6,746,581	6,465,744
Accumulated depreciation	(5,944,832)	(5,656,826)

	801,749	808,918

	$3,730,636	$3,855,907

Depreciation expense for the years ended December 31, 2006, 2005, and 2004 totaled approximately $568,000, $565,000, and $527,000, respectively. Depreciation charges are computed on the straight-line method over the following estimated useful lives:

Years
Buildings and improvements	10 - 50
Leasehold improvements	Shorter of useful lives or terms of lease
Furnishings and equipment	3 - 10

NOTE 7. INTEREST RECEIVABLE

	December 31,
	2006	2005
Loans	$2,158,171	$1,943,392
Mortgage-backed securities	565,089	671,153
Investment securities	170,829	194,792

	$2,894,089	$2,809,337

NOTE 8. DEPOSITS

	December 31,
	2006			2005
	Weighted Average Rate	Amount	Percent	Weighted Average Rate	Amount	Percent
Demand:
Non-interest bearing	0.00%	$43,847,573	9.33%	0.00%	$37,965,199	8.01%
NOW	1.00%	36,618,187	7.79%	1.00%	40,254,305	8.49%

	.46%	80,465,760	17.12%	0.52%	78,219,504	16.50%
Money market	1.25%	24,148,390	5.14%	1.24%	33,646,671	7.10%
Savings and club	1.41%	135,503,290	28.84%	1.25%	155,913,477	32.89%
Certificates of deposit	4.39%	229,823,626	48.90%	3.12%	206,223,628	43.51%

	2.69%	$469,941,066	100.00%	1.94%	$474,003,280	100.00%

The scheduled maturities of certificates of deposit are as follows:

	December 31,
	2006	2005
	(In Thousands)
One year or less	$209,202	$173,179
After one year to three years	17,451	26,429
After three years	3,171	6,616

	$229,824	$206,224

Certificates of deposit of $100,000 or more by the time remaining until maturity are as follows:

	December 31,
	2006	2005
	(In Thousands)
Three months or less	$29,855	$13,850
After three months through six months	22,719	16,273
After six months through twelve months	39,539	35,654
After twelve months	8,974	13,232

	$101,087	$79,009

A summary of interest on deposits follows:

	Years Ended December 31,
	2006	2005	2004
Demand	$779,597	$884,854	$949,185
Savings, club and money market	2,017,648	2,219,739	2,391,441
Certificates of deposit	8,516,662	5,630,411	4,781,317

	$11,313,907	$8,735,004	$8,121,943

NOTE 9. ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK

	December 31,
	2006		2005
	Weighted Average Rate	Amount	Weighted Average Rate	Amount
Maturing by December 31,
2006	%	$—	3.49%	$38,400,000
2007	2.91%	17,000,000	2.91%	17,000,000
2008	4.24%	15,000,000	4.43%	22,000,000
2009	5.25%	18,000,000	5.58%	15,000,000
2010	5.59%	23,000,000	4.93%	8,000,000
2011	5.24%	10,000,000	4.67%	3,000,000
Thereafter	4.17%	18,000,000	4.80%	3,000,000

	4.59%	$101,000,000	4.07%	$106,400,000

At December 31, 2006 and 2005, all the advances were fixed interest rate advances.

At December 31, 2006 and 2005, the advances were secured by pledges of the Bank’s investment in the capital stock of the Federal Home Loan Bank of New York (the “FHLB”) totaling $5,721,100 and $5,954,200, respectively, and a blanket assignment of the Bank’s unpledged qualifying mortgage loans, mortgage-backed securities and investment securities portfolios.

At December 31, 2006 and 2005, the Company also had available to it $58,817,500 and $55,730,900, respectively, under a revolving overnight line of credit, expiring July 31, 2007 and July 31, 2006, respectively, with the FHLB. The line of credit is secured by a specific pledge of mortgage-backed securities with carrying values and fair values of approximately $48,723,000 and $47,170,000 (2006) and $33,564,000 and $32,931,000 (2005). Borrowings are at the lender’s cost of funds plus .25%. At December 31, 2005, outstanding borrowings under the line of credit amounted to $8,400,000 bearing an interest rate of 4.19%. There were no outstanding borrowings under the line of credit at December 31, 2006.

NOTE 10. REGULATORY MATTERS

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

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

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

	December 31,
	2006	2005
	(In Thousands)
GAAP capital	$53,025	$53,139
Unrealized gain on securities available for sale	(4)	(285)
SFAS No. 158 adjustment	1,603	—

Core and tangible capital	54,624	52,854
General valuation allowance	2,629	2,622

Total Regulatory Capital	$57,253	$55,476

As of January 23, 2006, the most recent notification from the Office of Thrift Supervision, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the institution’s category.

	Actual		For Capital Adequacy Purposes				To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
	(Dollars in Thousands)
December 31, 2006:
Total capital (to risk-weighted assets)	$57,253	15.68%	$	≥29,209	≥	8.00%	$	≥36,511	≥10.00%
Tier 1 capital (to risk-weighted assets)	54,624	14.96		≥—	≥	—		≥21,906	≥6.00
Core (Tier 1) capital (to adjusted total assets)	54,624	8.59		≥25,446	≥	4.00		≥31,808	≥5.00
Tangible capital (to adjusted total assets)	54,624	8.59		≥9,542	≥	1.50		≥—	≥—
December 31, 2005:
Total capital (to risk-weighted assets)	$55,476	15.25%	$	≥29,099	≥	8.00%	$	≥36,373	≥10.00%
Tier 1 capital (to risk-weighted assets)	52,854	14.53		≥—	≥	—		≥21,824	≥6.00
Core (Tier 1) capital (to adjusted total assets)	52,854	8.18		≥25,844	≥	—		≥32,306	≥5.00
Tangible capital (to adjusted total assets)	52,854	8.18		≥9,692	≥	1.50		≥—	≥—

NOTE 11. BENEFITS PLANS

Pension Plan (“Plan”)

The following summarizes the impact of the adoption of SFAS No. 158 on the consolidated statement of financial condition as of December 31, 2006: (in thousands)

	Prior to SFAS No. 158 Adoption	Impact of SFAS No. 158 Adoption Increase (Decrease)	After SFAS No. 158 Adoption
Prepaid pension costs (other assets)	$2,202	$(2,202)	$—
Accrued pension liabilities (other liabilities)	—	478	478
Deferred income tax liability on pension costs	880	(880)	—
Deferred income tax asset on pension costs	—	192	192
Accumulated other comprehensive loss on pension costs	—	1,608	1,608

The following tables set forth the Plan’s funded status and components of net periodic pension cost:

	December 31,
	2006	2005
Measurement Date	October 1, 2006	October 1, 2005
Change in Benefit Obligation
Benefit obligation, beginning	$7,417,361	$6,835,553
Service cost	257,724	238,844
Interest cost	431,744	423,100
Actuarial (gain) loss	(13,528)	572,228
Benefits paid	(190,737)	(652,364)

Benefit obligation, ending	$7,902,564	$7,417,361

Change in Plan Assets
Fair value of assets, beginning	$6,900,126	$6,585,786
Actual return on plan assets	565,274	353,658
Employer contributions	150,000	613,046
Benefits paid	(190,737)	(652,364)

Fair value of assets, ending	$7,424,663	$6,900,126

Reconciliation of Funded Status
Accumulated benefit obligation	$7,035,564	$6,575,208

Projected benefit obligation	$7,902,564	$7,417,361
Fair value of assets	(7,424,663)	(6,900,126)

Funded status at end of year	$477,901	$517,235

Assumptions Used
Discount rate	6.25%	5.875%
Rate of increase in compensation	3.50%	3.00%

	Years Ended December 31,
	2006	2005	2004
Net Periodic Pension Expense
Service cost	$257,724	$238,844	$259,724
Interest cost	431,744	423,100	416,240
Expected return on assets	(549,860)	(524,220)	(479,336)
Amortization of unrecognized loss	214,968	163,988	224,276
Unrecognized past service liability	17,772	17,772	17,772

Net Periodic Pension Expense	$372,348	$319,484	$438,676

Assumption Used
Discount rate	5.88%	6.25%	6.25%
Rate of increase in compensation	3.00%	3.50%	3.50%
Long-term rate of return on plan assets	8.00%	8.00%	8.00%

At December 31, 2006, unrecognized net loss of $2,589,462 and unrecognized prior service cost of $90,462 were included in accumulated other comprehensive income in accordance with SFAS No. 158. As required under SFAS No. 158, for the fiscal year ending December 31, 2007, $188,992 of net loss and $17,772 of prior service cost is expected to be recognized as a component of net periodic pension cost.

Plan Assets

For 2006 and 2005, the Plan’s assets realized an annual return of 11.6% and 2.0%, respectively. The weighted-average allocations by asset category are as follows:

	December 31,
	2006	2005
Certificates of deposit	41%	32%
Mutual fund	26%	35%
Mortgage-backed securities	2%	2%
Equity securities	31%	31%

	100%	100%

For 2006, the Company intends to maintain the current asset mix and seeks to achieve an optimal risk/reward profile by limiting market exposure to present levels. Based on an analysis of the current market environment, we project a 4% return from cash, a 5% return from fixed income and a 7% return from equities, for an overall expected return of approximately 6%.

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

Equity securities include Pamrapo Bancorp, Inc. common stock in the amounts of $657,000 (9% of total plan assets) and $622,000 (9% of total plan assets) at December 31, 2006 and 2005, respectively.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

Contributions

The Company expects to contribute, based upon actuarial estimates, approximately $450,000 to the pension plan in 2007.

Estimated Future Benefit Payments

Benefit payments, which reflect expected future service, as appropriate, are expected to be paid for the years ended December 31 as follows:

2007	$424,801
2008	468,379
2009	492,928
2010	496,349
2011	505,139
2012-2016	2,922,497

$5,310,093

Savings and Investment Plan (“SIP”)

The Bank sponsors a SIP pursuant to Section 401(k) of the Internal Revenue Code, for all eligible employees. Employees may elect to save up to 25% of their compensation of which the Savings Bank will match 25% of the first 10% of the employee’s contribution up to a maximum of 2.5% of compensation. The SIP expense amounted to approximately $72,000, $139,000, and $120,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

Supplemental Executive Retirement Plan (“SERP”)

The following tables set forth the SERP’s funded status and components of net periodic SERP cost:

	December 31,
	2006	2005
Measurement Date	October 1, 2006	October 1, 2005
Projected benefit obligation, beginning	$2,364,510	$2,698,097
Interest cost	130,116	158,360
Actuarial gain	(332,135)	(351,563)
Benefit payments	(140,384)	(140,384)

Projected benefit obligation, ending	2,022,107	2,364,510
Plan assets at fair value	—	—

Projected benefit obligation in excess of plan assets	$2,022,107	$2,364,510

Assumptions:
Discount rate	6.25%	5.875%
Rate of increase in compensation	3.50%	3.000%

The impact of adoption of SFAS No. 158 on the accumulated other comprehensive loss as of December 31, 2006 totaled $5,000.

Net periodic SERP cost includes the following components:

	Years Ended December 31,
	2006	2005	2004
Service cost	$—	$—	$—
Interest cost	130,116	158,360	174,024
Net amortization	92,052	124,100	149,580

Net periodic SERP cost	$222,168	$282,460	$323,604

Benefit payments	$140,384	$140,384	$110,384

Contributions made	$140,384	$140,384	$110,384

Assumption Used
Discount rate	5.875%	6.25%	6.25%
Rate of increase in compensation	3.00%	3.50%	3.50%
Amortization period (in years)	6.88	7.75	8.63

Contributions

The Company expects to contribute, based upon actuarial estimates, approximately $262,000 to the SERP plan in 2007.

Estimated Future Benefit Payments

Benefit payments, which reflect expected future service as appropriate, are expected to be paid for the years ended December 31 as follows:

2007	$262,176
2008	257,176
2009	247,657
2010	247,657
2011	246,027
2012-2016	857,490

$2,118,183

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

	Number of Options Shares			Range of Exercise Price	Weighted Average Exercise Price
	Vested	Non-Vested	Total
December 31, 2003	65,741	18,259	84,000	$18.41	$18.41
Vesting	18,259	(18,259)	—	18.41	18.41
Options granted	36,000	9,000	45,000	29.25	29.25
Exercised	(11,431)	—	(11,431)	18.41	18.41

December 31, 2004	108,569	9,000	117,569	18.41 - 29.25	22.56
Vesting	9,000	(9,000)	—	29.25	29.25
Exercised	(16,569)	—	(16,569)	18.41	18.41

December 31, 2005	101,000	—	101,000	18.41 - 29.25	23.24
Forfeitures	(6,000)		(6,000)	29.25	29.25
Exercised	(28,000)	—	(28,000)	18.41	18.41

December 31, 2006	67,000	—	67,000	$18.41 - 29.25	$24.72

The total intrinsic value of options exercised during the year ended December 31, 2006 was $129,140. As of December 31, 2006, the intrinsic value of options outstanding was $121,334.

At December 31, 2006 and 2005, the weighted average remaining contractual life of the stock options granted was approximately 7.1 years and 7.8 years, respectively, and stock options for up to 22,380 additional shares of common stock were available for future grants. There were 6,000 options forfeited during 2006 and none forfeited in 2005 and 2004.

The grant-date fair values of the stock options granted during 2004, which have exercise prices equal to the market price of the common stock at the grant date, were estimated using the Black-Scholes option-pricing model. Such fair value and the assumptions used for estimating fair value are as follows:

Year Ended December 31, 2004
Grant-date fair value per share	$9.39
Expected common stock dividend yield	2.87%
Expected option life	7.0 years
Risk-free interest rate	3.23%
Volatility	37.99%

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

NOTE 12. INCOME TAXES

The Bank qualifies as a savings institution under the provisions of the Internal Revenue Code and was therefore, prior to January 1, 1996, permitted to deduct from taxable income an allowance for bad debts based upon eight percent of taxable income before such deduction, less certain adjustments. Retained earnings at December 31, 2006 and 2005, include approximately $6,907,000 of such bad debt, which, in accordance with SFAS No. 109, “Accounting for Income Taxes,” is considered a permanent difference between the book and income tax basis of loans receivable, and for which income taxes have not been provided. If such amount is used for purposes other than for bad debt losses, including distributions in liquidation, it will be subject to income tax at the then current rate.

The tax effects of existing temporary differences which give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

	December 31,
	2006	2005
Deferred tax assets:
Allowance for loan losses	$1,082,802	$1,116,882
Benefit plans	890,849	—
Deferred loan fees	25,771	50,396
Depreciation	223,247	206,673
Reserve for uncollected interest	7,992	15,092

	2,230,661	1,389,043

Deferred tax liabilities:
Benefit plans	—	189,701
Unrealized gain on securities available for sale	2,900	196,500

	2,900	386,201

Net Deferred Tax Assets	$2,227,761	$1,002,842

The components of income taxes are summarized as follows:

	Years Ended December 31,
	2006	2005	2004
Current expense:
Federal	$3,372,510	$4,196,641	$4,247,060
State	517,762	864,210	1,270,427

	3,890,272	5,060,851	5,517,487

Deferred tax expense (benefit):
Federal	27,756	(46,894)	(99,914)
State	9,714	(2,367)	(45,024)

	37,470	(49,261)	(144,938)

	$3,927,742	$5,011,590	$5,372,549

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

	Years Ended December 31,
	2006	2005	2004
Federal income tax	$3,559,667	$4,411,627	$4,527,551
Increases in income taxes resulting from:
New Jersey income tax, net of federal income tax effect	348,134	568,816	808,766
Other items, net	19,941	31,147	36,232

Effective Income Tax	$3,927,742	$5,011,590	$5,372,549

Effective Income Tax Rate	37.52%	38.62%	40.35%

NOTE 13. COMMITMENTS AND CONTINGENCIES

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business primarily to meet the financing needs of its customers. These financial instruments include commitments to originate loans. The commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statement of financial condition. The Bank’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments.

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

The Bank had loan commitments outstanding as follows:

	December 31,
	2006	2005
To originate loans	$7,680,000	$14,912,000

At December 31, 2006, the outstanding commitments to originate fixed rate loans were $7,105,000 with interest rates ranging from 6.50% to 13.00%. The outstanding commitments to originate adjustable rate loans were $575,000 with interest rates ranging from 5.75% to 8.25%. All commitments are due to expire within ninety days.

At December 31, 2006, undisbursed funds from approved lines of credit under a homeowners’ equity and a commercial equity lending program amounted to approximately $8,929,000 and $2,052,000, respectively. Unless they are specifically cancelled by notice from the Bank, these funds represent firm commitments available to the respective borrowers on demand. The interest rates charged for any month on funds disbursed under these programs range from (.5%) to 3.75% above the prime rate.

Rental expenses related to the occupancy of premises totaled $457,000, $428,000, and $273,000 for the years ended December 31, 2006, 2005 and 2004, respectively. At December 31, 2006, minimum non-cancelable obligations under lease agreements with original terms of more than one year are as follows:

December 31,
2007	$426,017
2008	297,493
2009	268,980
2010	246,311
2011	254,350
Thereafter	934,457

$2,427,608

The Company, Bank, Service Corp., and Investment Company are also parties to litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material effect on the consolidated financial position of the Company.

NOTE 14. COMPREHENSIVE INCOME

The components of accumulated other comprehensive income (loss) included in stockholders’ equity are as follows:

	Years Ended December 31,
	2006	2005
Net unrealized gain on securities available for sale	$7,215	$481,103
Tax effect	(2,900)	(196,500)

Net of tax amount	4,315	284,603

Adjustments to initially apply SFAS No. 158	(2,671,971)	—
Tax effect	1,068,789	—

Net of tax amount	(1,603,182)	—

Accumulated other comprehensive income (loss)	$(1,598,867)	$284,603

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

NOTE 15. FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amounts and fair value of the financial instruments are as follows:

	December 31,
	2006		2005
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
	(In Thousands)
Financial assets:
Cash and cash equivalents	$13,347	$13,347	$8,570	$8,570
Securities available for sale	1,170	1,170	3,321	3,321
Investment securities held to maturity	9,168	9,599	10,287	10,795
Mortgage-backed securities held to maturity	141,053	136,449	167,009	163,123
FHLB stock	5,721	5,721	5,954	5,954
Loans receivable	454,859	449,785	438,250	432,644
Interest receivable	2,894	2,894	2,809	2,809

Financial liabilities:
Deposits	469,941	469,370	474,003	474,925
Advances	101,000	99,157	106,400	104,806

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

NOTE 16. PARENT COMPANY FINANCIAL INFORMATION

STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2006	2005
Assets
Cash and cash equivalents	$5,486,043	$5,450,496
Investment in subsidiary	53,024,620	53,139,486
Refundable income taxes	116,763	86,416

Total Assets	$58,627,426	$58,676,398

Liabilities and Stockholders’ Equity
Liabilities, other	$59,680	$60,410

Stockholders’ equity
Common stock	69,000	69,000
Paid-in capital in excess of par value	19,339,615	19,158,343
Retained earnings	63,936,702	61,972,334
Accumulated other comprehensive income (loss)	(1,598,867)	284,603
Treasury stock, at cost	(23,178,704)	(22,868,292)

Total Stockholders’ Equity	58,567,746	58,615,988

Total Liabilities and Stockholders’ Equity	$58,627,426	$58,676,398

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

STATEMENTS OF INCOME

	Years Ended December 31,
	2006	2005	2004
Dividends from subsidiary	$5,000,000	$6,000,000	$4,000,000
Interest income	3,160	3,121	3,091

Income before Expenses	5,003,160	6,003,121	4,003,091
Non-interest expenses	344,580	255,787	378,818

Income before Equity in Undistributed Earnings of Subsidiary and Income Taxes (Benefit)	4,658,580	5,747,334	3,624,273
Equity in undistributed earnings of subsidiary	1,768,604	2,131,533	4,192,104

Income before Income Taxes (Benefit)	6,427,184	7,878,867	7,816,377
Income taxes (benefit)	(114,683)	(84,916)	(127,401)

Net Income	$6,541,867	$7,963,783	$7,943,778

STATEMENTS OF CASH FLOW
	Years Ended December 31,
	2006	2005	2004
Cash Flows from Operating Activities
Net income	$6,541,867	$7,963,783	$7,943,778
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary	(1,768,604)	(2,131,532)	(4,192,104)
Award of treasury stock	—	15,159	14,850
(Increase) decrease in refundable income taxes	(30,347)	41,518	(6,444)
Decrease in other assets	—	—	200,658
(Decrease) in other liabilities	(730)	(1,740)	(500)

Net Cash Provided by Operating Activities	4,742,186	5,887,188	3,960,238

Cash Flows from Financing Activities
Cash dividends paid	(4,577,499)	(4,378,477)	(4,178,676)
Sale of treasury stock	515,480	305,035	210,445
Purchase of treasury stock	(644,620)	(372,862)	(271,823)

Net Cash Used in Financing Activities	(4,706,639)	(4,446,304)	(4,240,054)

Net Increase (Decrease) in Cash and Cash Equivalents	35,547	1,440,884	(279,816)
Cash and Cash Equivalents – Beginning	5,450,496	4,009,612	4,289,428

Cash and Cash Equivalents – Ending	$5,486,043	$5,450,496	$4,009,612

NOTE 17. QUARTERLY FINANCIAL DATA (UNAUDITED)

	Year Ended December 31, 2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In Thousands, Except Per Share Amounts)
Interest income	$9,229	$9,413	$9,505	$9,390
Interest expense	3,525	3,898	4,170	4,388

Net Interest Income	5,704	5,515	5,335	5,002
Provision for loan losses	—	—	—	—

Net Interest Income after Provision for Loan Losses	5,704	5,515	5,335	5,002
Non-interest income	561	584	952	701
Non-interest expenses	3,354	3,683	3,411	3,436

Income before Income Taxes	2,911	2,416	2,876	2,267
Income taxes	1,099	896	1,084	849

Net Income	$1,812	$1,520	$1,792	$1,418

Net income per common share:
Basic	$0.36	$0.31	$0.36	$0.28

Diluted	$0.36	$0.31	$0.36	$0.28

Dividends per common share	$0.23	$0.23	$0.23	$0.23

	Year Ended December 31, 2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In Thousands, Except Per Share Amounts)
Interest income	$9,015	$9,140	$9,173	$9,189
Interest expense	2,887	2,972	3,173	3,398

Net Interest Income	6,128	6,168	6,000	5,791
Provision for loan losses	60	40	5	5

Net Interest Income after Provision for Loan Losses	6,068	6,128	5,995	5,786
Non-interest income	623	689	591	638
Non-interest expenses	3,367	3,630	3,247	3,299

Income before Income Taxes	3,324	3,187	3,339	3,125
Income taxes	1,341	1,221	1,275	1,174

Net Income	$1,983	$1,966	$2,064	$1,951

Net income per common share:
Basic	$0.40	$0.40	$0.41	$0.39

Diluted	$0.40	$0.39	$0.41	$0.39

Dividends per common share	$0.22	$0.22	$0.22	$0.22

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Selected Consolidated Financial Condition and Operating Data of the Corporation

	At December 31,
Financial condition data:	2002	2003	2004	2005	2006
	(In Thousands)
Total amount of:
Assets	$588,659	$636,895	$639,899	$646,086	$636,560
Loans receivable	389,865	378,641	395,800	438,250	454,859
Securities available for sale	4,543	3,922	3,639	3,321	1,170
Mortgage-backed securities	146,138	218,418	200,077	167,009	141,053
Investment securities	7,095	9,422	9,309	10,287	9,168
Deposits	445,507	492,161	489,350	474,003	469,941
Advances and other borrowed money	84,489	87,118	89,000	106,400	101,000
Stockholders’ equity	50,756	51,323	55,114	58,616	58,568

	Year Ended December 31,
Operating data:	2002	2003	2004	2005	2006
	(In Thousands)
Interest income	$38,058	$36,755	$35,983	$36,517	$37,537
Interest expense	15,290	13,433	11,391	12,430	15,981

Net interest income	22,768	23,322	24,592	24,087	21,556
Provision for loan losses	634	84	82	110	—
Non-interest income	2,566	2,555	2,599	2,541	2,798
Non-interest expenses	12,791	12,809	13,792	13,543	13,884
Income taxes	4,786	5,203	5,373	5,011	3,928

Net income	$7,123	$7,781	$7,944	$7,964	$6,542

Net income per share
Basic	$1.39	$1.54	$1.60	$1.60	$1.31
Diluted	1.39	1.54	1.59	1.60	1.31

Dividends per share	$0.75	$0.80	$0.84	$0.88	$0.92

Dividend payout ratio	54.12%	52.02%	52.60%	54.97%	69.97%

Selected Consolidated Financial Condition and Operating Data of the Corporation (continued)

At Or For Year Ended December 31,
Selected Financial Ratios:	2002	2003	2004	2005	2006
Return on average assets	1.26%	1.25%	1.24%	1.24%	1.02%
Return on average equity	14.52%	15.45%	15.00%	14.06%	10.95%
Average equity/average assets	8.70%	8.08%	8.26%	8.82%	9.29%
Interest rate spread	3.77%	3.57%	3.66%	3.52%	3.00%
Net yield on average interest-earning assets	4.18%	3.86%	3.92%	3.84%	3.43%
Non-interest expenses to average assets	2.27%	2.06%	2.15%	2.11%	2.16%
Equity/total assets	8.62%	8.06%	8.61%	9.07%	9.20%
Capital ratios:
Tangible	7.08%	7.26%	7.92%	8.18%	8.59%
Core	7.08%	7.26%	7.92%	8.18%	8.59%
Risk-based	14.35%	15.13%	15.89%	15.25%	15.68%
Non-performing loans to total assets	0.46%	0.24%	0.41%	0.30%	0.36%
Non-performing loans to loans receivable	0.69%	0.41%	0.67%	0.44%	0.50%
Non-performing assets to total assets	0.49%	0.24%	0.41%	0.30%	0.36%
Allowance for loan losses to non-performing loans	94.41%	161.53%	96.44%	139.93%	116.32%
Average interest-earning assets/average interest-bearing liabilities	1.14	x	1.13	x	1.14	x	1.16	x	1.17	x
Net interest income after provision for loan losses to non-interest expenses	1.73	x	1.81	x	1.79	x	1.77	x	1.55	x

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Stockholder Information

MARKET FOR COMMON STOCK AND RELATED MATTERS

Pamrapo Bancorp, Inc.’s common stock is presently quoted on The NASDAQ Stock Market under the symbol “PBCI.” At March 7, 2007, the Company’s 4,975,542 outstanding shares of common stock were held by approximately 1,700 persons or entities.

The following table sets forth the high and low closing sales price per common share for the periods indicated.

	CLOSING PRICES
QUARTER ENDED	HIGH	LOW
March 31, 2005	$24.75	$21.90
June 30, 2005	23.38	21.31
September 30, 2005	22.65	20.74
December 31, 2005	21.99	21.00
March 31, 2006	22.00	19.82
June 30, 2006	20.85	19.00
September 30, 2006	20.00	19.02
December 31, 2006	26.50	19.09

DIVIDENDS WERE PAID AS FOLLOWS:
March, 2005	$.22
June, 2005	.22
September, 2005	.22
December, 2005	.22
March, 2006	.23
June, 2006	.23
September, 2006	.23
December, 2006	.23

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

Stock Performance Chart

The following graph shows a five year comparison of shareholder return on the Company’s Common Stock with the cumulative total returns of companies on the Russell 2000 Index and the SNL NASDAQ Thrift Index. Total return assumes the reinvestment of all dividends. The graph assumes $100 was invested on December 31, 2001.

COMPARATIVE FIVE-YEAR TOTAL RETURNS

Pamrapo Bancorp, Inc., Russell 2000 Index, SNL NASDAQ Thrift Index

(Performance Results Through 12/31/06)

	Period Ending
Index	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06
Pamrapo Bancorp, Inc.	100.00	137.12	212.83	214.78	193.78	222.15
Russell 2000	100.00	79.52	117.09	138.55	144.86	171.47
SNL NASDAQ Thrift Index	100.00	127.57	193.15	217.49	216.57	258.32

Source : SNL Financial LC, Charlottesville, VA    (434) 977-1600    © 2007    www.snl.com