Form 10-K, Exhibit 13
period 2007-12-31
PAMRAPO BANCORP INC
filed 2008-03-17
CIK 854071

Exhibit 13

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

GENERAL

Pamrapo Bancorp, Inc. (the “Company”) owns 100% of the issued and outstanding stock of Pamrapo Savings Bank, S.L.A. (the “Bank”), which is the primary asset of the Company. The Company’s business is conducted principally through the Bank.

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

The earnings of the Bank depend primarily upon the level of net interest income, which is the difference between the interest earned on assets such as loans, mortgage-backed securities, investments and other interest-earning assets, and the interest paid on liabilities such as deposits and borrowings. Net interest income is affected by many factors, including regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flow. Net interest income is also affected by the amount, composition and relative interest rates of the Bank’s assets and liabilities and by the repricing of such assets and liabilities. The Bank is vulnerable to interest rate fluctuations to the extent that its interest-bearing liabilities mature or reprice more rapidly than its interest-earning assets. Such asset/liability structure may result in lower net interest income during periods of rising interest rates and may be beneficial in times of declining interest rates. The Bank’s net income is also affected by provisions for loan losses, non-interest income, non-interest expenses and income taxes.

CRITICAL ACCOUNTING ESTIMATES

ALLOWANCE FOR LOAN LOSSES

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

PENSION PLAN ASSUMPTIONS

Our pension plan costs are calculated using actuarial concepts, as discussed within the requirements of Statement of Financial Accounting Standards (SFAS) No. 87, Employers Accounting for Pensions SFAS No. 132 (R) and as amended by SFAS No. 158, “Employers’ Accounting for Deferred Benefit Pension and Other Post Retirement Plans.” Pension expense and the determination of our projected pension liability are based upon two critical assumptions; the discount rate and the expected return on plan assets. We evaluate each of these critical assumptions annually. Other assumptions impact the determination of pension expense and the projected liability including the primary employee demographics, such as retirement patterns, employee turnover, mortality rates, and estimated employer compensation increases. These factors, along with the critical assumptions, are carefully reviewed by management each year in consultation with our pension plan consultants and actuaries. Further information about our pension plan assumptions, the plan’s funded status, and other plan information is included in Note 11 to Consolidated Financial Statements.

“OTHER THAN TEMPORARY” IMPAIRMENT OF INVESTMENT SECURITIES

Investment securities are written down to their net realizable value when there is impairment in value that is considered to be “other than temporary.” The determination of whether or not “other than temporary” impairment exists is a matter of judgement. Management reviews its investment securities portfolio regularly for possible impairment that is “other than temporary” by analyzing the facts and circumstances of each investment and the expectations for that investment’s performance.

FINANCIAL CONDITION

The Company’s consolidated assets at December 31, 2007 totaled $657.4 million, which represents an increase of $20.8 million or 3.27% when compared to $636.6 million at December 31, 2006, primarily due to an increase in interest-bearing deposits in other banks, which more than offset deceases in loans receivable and mortgage-backed securities.

Securities available for sale decreased $253,000 or 21.59% to $917,000 at December 31, 2007 when compared to $1.2 million at December 31, 2006. The decrease during the year ended December 31, 2007, resulted primarily from principal repayments of $246,000 on securities available for sale. Investment securities held to maturity increased $1.2 million or 13.04% to $10.4 million at December 31, 2007 when compared to $9.2 million at December 31, 2006. The increase during the year ended December 31, 2007 resulted primarily from purchases of investment securities held to maturity amounting to $1.3 million.

Mortgage-backed securities held to maturity decreased $17.2 million or 12.19% to $123.9 million at December 31, 2007 from $141.1 million at December 31, 2006.

The decrease during the year ended December 31, 2007 resulted primarily from principal repayments of $20.8 million on mortgage-backed securities, which more than offset purchases of mortgage-backed securities totaling $3.9 million.

Net loans amounted to $439.1 million and $454.9 million at December 31, 2007 and 2006, respectively, which represents a decrease of $15.8 million or 3.47%, primarily due to loan repayments exceeding loan originations.

Foreclosed real estate amounted to $486,000 at December 31, 2007. There was no foreclosed real estate at December 31, 2006.

Total deposits at December 31, 2007 increased $38.1 million or 8.11% to $508.0 million compared to $469.9 million at December 31, 2006. Included in the December 31, 2007 total is an interest-bearing demand account with a balance of $40.3 million. This account had a balance of $157,000 at December 31, 2006 and reflects a deposit of $43.1 million on November 30, 2007.

Advances from the Federal Home Loan Bank of New York (“FHLB-NY”) totaled $84.0 million and $101.0 million at December 31, 2007 and 2006, respectively. The net decrease of $17.0 million or 16.83% during the year ended December 31, 2007, resulted from repayments on advances from the FHLB-NY.

Stockholders’ equity amounted to $58.6 million at both December 31, 2007 and 2006. During the years ended December 31, 2007 and 2006, net income of $4.4 million and $6.5 million, respectively, was recorded and cash dividends of $4.6 million and $4.6 million, respectively, were paid on the Company’s common stock.

Results Of Operations For The Years Ended December 31, 2007 And 2006

NET INCOME

Net income decreased by $2.1 million or 32.31% to $4.4 million during the year ended December 31, 2007 when compared to $6.5 million for the year ended December 31, 2006. The decrease in net income during the 2007 period was primarily due to an increase in total interest expense of $2.1 million and provision for loan losses of $670,000, along with decreases in total interest income of $435,000 and total non-interest income of $451,000, which more than offset decreases in total non-interest expenses of $44,000 and income taxes of $1.4 million.

INTEREST INCOME

Interest income on loans during the year ended December 31, 2007 decreased by $98,000 or 0.34% to $28.8 million when compared to $28.9 million during 2006. During the years ended December 31, 2007 and 2006, the yield earned on the loan portfolio was 6.49% and 6.45%, respectively. The average balance of loans outstanding during the years ended December 31, 2007 and 2006, totaled $444.4 million and $448.9 million, respectively.

Interest on mortgage-backed securities decreased $1.2 million or 16.67% during the year ended December 31, 2007 to $6.0 million compared to $7.2 million for 2006. During the years ended December 31, 2007 and 2006, the average balance of mortgage-backed securities totaled $133.1 million and $154.5 million, respectively, resulting in a net decrease of $21.4 million or 13.85%. The yield earned on the mortgage-backed securities portfolio was 4.51% and 4.68% during 2007 and 2006, respectively. Interest earned on

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations — (continued)

investment securities decreased by $78,000 or 10.09% to $695,000 for the year ended December 31, 2007, when compared to $773,000 for 2006. The decrease during the year ended December 31, 2007, resulted from a decrease of $1.4 million in the average balance of the investment securities portfolio, which more than offset an increase of sixteen basis points in the yield earned on the investment securities portfolio from 6.74% in 2006 to 6.90% in 2007. Interest on other interest-earning assets increased by $960,000 or 158.60% to $1.6 million for the year ended December 31, 2007, when compared to $606,000 for 2006. The increase during the year ended December 31, 2007, resulted from an increase of $18.7 million in the average balance of the other interest-earning assets portfolio along with an increase of thirty-five basis points in the yield earned on the other interest-earning assets portfolio from 4.54% in 2006 to 4.89% in 2007.

INTEREST EXPENSE

Interest on deposits increased $2.4 million or 21.24% to $13.7 million during the year ended December 31, 2007 compared to $11.3 million for 2006. The increase during 2007 was attributable to an increase of fifty-two basis points in the Bank’s average cost of interest-bearing deposits to 3.14% for 2007 from 2.62% for 2006, along with an increase of $3.8 million or 0.89% in the average balance of interest-bearing deposits outstanding. Interest on advances and other borrowed money decreased $283,000 or 6.06% to $4.4 million during the year ended December 31, 2007 compared to $4.7 million for 2006. The decrease during 2007 was attributable to a decrease of $12.7 million or 12.20% in the average balance of advances and other borrowed money, which more than offset an increase of thirty-one basis points in the Bank’s cost of borrowings from 4.49% for 2006 to 4.80% for 2007.

NET INTEREST INCOME

Net interest income for the year ended December 31, 2007, decreased $2.6 million or 12.04% to $19.0 million for 2007 as compared to $21.6 million for 2006. The Bank’s net interest rate spread decreased from 3.00% in 2006 to 2.56% in 2007 and its interest rate margin decreased from 3.43% in 2006 to 3.07% in 2007. The decrease in net interest rate spread primarily resulted from a forty-five basis point increase in the cost of interest-bearing liabilities from 2.98% in 2006 to 3.43% in 2007, sufficient to offset a one basis point increase in the yield of average interest-earning assets from 5.98% in 2006 to 5.99% in 2007. The average balance of interest-earning assets amounted to $619.6 million in 2007 and $628.2 million in 2006 and the average balance of interest-bearing liabilities amounted to $527.5 million in 2007 and $536.3 million in 2006.

PROVISION FOR LOAN LOSSES

During the years ended December 31, 2007 and 2006, the Bank provided $670,000 and $0, respectively, for loan losses. At December 31, 2007 and 2006, the Bank’s loan portfolio included loans totaling $5.5 million and $2.3 million, respectively, which were delinquent ninety days or more. Included in the December 31, 2007 total is the Bank’s largest non-accruing commercial loan of $1.9 million to a local hospital. The loan matured on June 1, 2007 and was not paid. The hospital is presently in bankruptcy, and repayment of the loan is subject to bankruptcy proceedings. The Bank maintains an allowance for loan losses based on management’s evaluation of the risk inherent in its loan portfolio, which gives due consideration to changes in general market conditions and in the nature and volume of the Bank’s loan activity. The allowance for loan losses amounted to $3.15 million at December 31, 2007, representing 0.71% of total loans and 57.54% of loans delinquent ninety days or more compared to an allowance of $2.65 million at December 31, 2006, representing 0.58% of total loans and 116.32% of loans delinquent ninety days or more. During the years ended

December 31, 2007 and 2006, the Bank charged off loans aggregating $270,000 and $113,000, respectively. Recoveries totaled $104,000 and $9,000, respectively. The Bank monitors its loan portfolio and intends to continue to provide for loan losses based on its ongoing periodic review of the loan portfolio and general market conditions.

NON-INTEREST INCOME

Non-interest income decreased by $451,000 or 16.11% to $2.3 million during the year ended December 31, 2007 as compared to $2.8 million for 2006. The decrease in non-interest income during 2007 resulted primarily from decreases in the gain on sale of securities available for sale of $430,000, commissions from sale of financial products of $73,000 and other income of $15,000, sufficient to offset an increase in fees and service charges of $67,000.

NON-INTEREST EXPENSES

Non-interest expenses decreased $44,000 or 0.31% to $13.8 million during the year ended December 31, 2007 compared to $13.9 million for 2006. During the year ended December 31, 2007, salary and employee benefits, advertising and other expenses decreased $41,000, $52,000 and $169,000 respectively, which more than offset increases in occupancy costs, equipment and professional fees of $17,000, $25,000, and $176,000, respectively.

INCOME TAXES

Income tax expense totaled $2.5 million and $3.9 million during the years ended December 31, 2007 and 2006, respectively. The decrease in 2007 resulted from a decrease in pre-tax income of $3.6 million.

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

Interest on mortgage-backed securities decreased $1.5 million or 17.24% during the year ended December 31, 2006 to $7.2 million compared to $8.7 million for 2005. During the years ended December 31, 2006 and 2005, the average balance of mortgage-backed securities totaled $154.5 million and $184.3 million, respectively, resulting in a net decrease of $29.8 million or 16.17%. The yield earned on the mortgage-backed securities portfolio was 4.68% and 4.70% during 2006 and 2005, respectively. Interest earned on investment securities decreased by $27,000 or 3.38% to $773,000 for the year ended December 31, 2006, when compared to $800,000 for 2005. The decrease was due to a decrease of $421,000 in the average balance of the investment securities portfolio. The yield earned on the investment securities portfolio was 6.74% and 6.73% during 2006 and 2005, respectively. Interest on other interest-earning assets amounted to $606,000 and $434,000 during the years ended December 31, 2006 and 2005, respectively.

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

PROVISION FOR LOAN LOSSES

During the years ended December 31, 2006 and 2005, the Bank provided $0 and $110,000, respectively, for loan losses. At December 31, 2006 and 2005, the Bank’s loan portfolio included loans totaling $2.3 million and $2.0 million, respectively which were delinquent ninety days or more. The Bank maintains an allowance for loan losses based on management’s evaluation of the risk inherent in its loan portfolio, which gives due consideration to changes in general market conditions and in the nature and volume of the Bank’s loan activity. The allowance for loan losses amounted to $2.65 million at December 31, 2006, representing 0.58% of total loans and 116.32% of loans delinquent ninety days or more compared to an allowance of $2.76 million at December 31, 2005, representing 0.62% of total loans and 139.93% of loans delinquent ninety days or more. During the years ended December 31, 2006 and 2005, the Bank charged off loans aggregating $113,000 and $21,000, respectively. Recoveries totaled $9,000 and $171,000, respectively. The Bank monitors its loan portfolio and intends to continue to provide for loan losses based on its ongoing periodic review of the loan portfolio and general market conditions.

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

NON-INTEREST EXPENSES

Non-interest expenses increased $342,000 or 2.53% to $13.9 million during the year ended December 31, 2006 compared to $13.5 million for 2005. Occupancy costs, advertising, professional fees and miscellaneous expenses increased $65,000, $88,000, $76,000, and $182,000, respectively, during the year ended December 31, 2006, which were partially offset by decreases in salary and employee benefits and equipment of $51,000 and $18,000, respectively.

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

Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as federal funds and interest-bearing deposits. If the Bank requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB-NY, which provide an additional source of funds. At December 31, 2007 and 2006, advances from the FHLB-NY amounted to $84.0 million and $101.0 million, respectively.

The Bank anticipates that it will have sufficient funds available to meet its current loan commitments. At December 31, 2007, the Bank had outstanding commitments to originate loans and fund unused credit lines of $19.1 million. Certificates of deposit scheduled to mature in one year or less, at December 31, 2007, totaled $219.8 million. Management believes that, based upon historical experience, a significant portion of such deposits will remain with the Bank.

At December 31, 2007, the Bank exceeded each of the three OTS capital requirements. The Bank’s tangible, core and total risk-based capital ratios were 8.43%, 8.43% and 15.82%, respectively. The Bank was categorized as “well-capitalized” under the prompt corrective action regulations of the OTS.

CONTRACTUAL OBLIGATIONS AND OFF-BALANCE SHEET ARRANGEMENTS

The following table sets forth our contractual obligations and commercial commitments at December 31, 2007.

	Payment Due By Period
Contractual Obligations	Total	Less Than One Year	More Than One Year Through Three Years	More Than Three Years Through Five Years	More Than Five Years
	(In Thousands)
FHLB advances	$84,000	$15,000	$41,000	$10,000	$18,000
Certificates of deposit	238,185	219,829	17,076	1,022	258
Lease Obligations	2,870	471	1,291	436	672
Benefit plans	7,119	677	1,386	1,360	3,696

Total	$332,174	$235,977	$60,753	$12,818	$22,626

In the normal course of business, the Bank enters into off-balance sheet arrangements consisting of commitments to fund mortgage loans and lines of credit secured by real estate. The following table presents these off-balance sheet arrangements at December 31, 2007. For more information regarding these commitments, see Note 13 of the Notes to Consolidated Financial Statements.

	Payment Due By Period
Off-Balance Sheet Arrangements	Total	Less Than One Year	More Than One Year Through Three Years	More Than Three Years Through Five Years	More Than Five Years
	(In Thousands)
To originate loans	$8,477	$8,477	$—	$—	$—
Unused lines of credit	10,617	10,617	—	—	—
Letters of credit	559	462	97	—	—

Total	$19,653	$19,556	$97	$—	$—

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

The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing “gap,” provides an indication of the extent to which an institution’s interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income, and during a period

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations — (continued)

of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would result in a decrease in net interest income.

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

NET PORTFOLIO VALUE

The Bank’s interest rate sensitivity is monitored by management through the use of the OTS model which estimates the change in the Bank’s net portfolio value (“NPV”) over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The OTS produces its analysis based upon data submitted on the Bank’s quarterly Thrift Financial Reports. The following table, which sets forth the Bank’s NPV as of December 31, 2007, was calculated by the OTS:

				NPV as Percent of Portfolio Value of Assets
Change in Interest Rates In Basis Points (Rate Shock)	Amount	Net Portfolio Value Dollar Change	Percent Change	NPV Ratio	Change In Basis Points
	(Dollars in Thousands)
+300 bp	$44,294	$-42,426	-49%	6.87%	-563 bp
+200 bp	$59,301	$-27,419	-32%	8.96%	-354 bp
+100 bp	$74,561	$-12,159	-14%	10.98%	-152 bp
+50 bp	$80,961	$-5,760	-7%	11.79%	-71 bp
0	$86,270	$—	—	12.50%	—
-50 bp	$91,752	$5,032	+6%	13.10%	+60 bp
-100 bp	$96,462	$9,742	+11%	13.66%	+116 bp
-200 bp	$103,302	$16,582	+19%	14.42%	+193 bp

Certain shortcomings are inherent in the methodology used in interest rate risk measurements. Modeling changes in NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of the Bank’s interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of the Bank’s interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Bank’s net interest income and will differ from actual results.

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

Report of Independent Registered Public Accounting Firm

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS

PAMRAPO BANCORP, INC.

We have audited the accompanying consolidated statements of financial condition of Pamrapo Bancorp, Inc. and Subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pamrapo Bancorp, Inc. and Subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the Company changed its method of accounting for Defined Benefit Pension and Other Post-Retirement Plans in 2006.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) Pamrapo Bancorp, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 10, 2008 expressed an unqualified opinion.

Beard Miller Company LLP
Pine Brook, New Jersey
March 10, 2008

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

	December 31,
	2007	2006
ASSETS
Cash and amounts due from depository institutions	$3,919,627	$4,557,390
Interest-bearing deposits in other banks	62,976,392	8,789,549

Cash and Cash Equivalents	66,896,019	13,346,939
Securities available for sale	917,047	1,169,620
Investment securities held to maturity (estimated fair value of $10,650,000 and $9,599,000, respectively)	10,376,920	9,167,703
Mortgage-backed securities held to maturity (estimated fair value of $121,422,000 and $136,449,000, respectively)	123,906,632	141,053,489
Loans receivable (net of allowance for loan losses of $3,155,000 and $2,651,000, respectively)	439,053,090	454,859,315
Foreclosed real estate	486,000	—
Premises and equipment	3,339,898	3,730,636
Federal Home Loan Bank of New York stock	4,996,000	5,721,100
Interest receivable	2,738,425	2,894,089
Deferred tax asset	2,503,680	2,227,761
Other assets	2,214,550	2,389,546

Total Assets	$657,428,261	$636,560,198

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	$507,961,177	$469,941,066
Advances from Federal Home Loan Bank of New York	84,000,000	101,000,000
Advance payments by borrowers for taxes and insurance	3,557,745	3,654,164
Other liabilities	3,269,865	3,397,222

Total Liabilities	598,788,787	577,992,452

Commitments and Contingencies
Stockholders’ Equity
Preferred stock; 3,000,000 shares authorized; none issued and outstanding	—	—
Common stock; $0.01 par value; 25,000,000 shares authorized; 6,900,000 shares issued; 4,975,542 shares outstanding, 2007 and 2006	69,000	69,000
Paid-in capital	19,339,615	19,339,615
Retained earnings	63,711,451	63,936,702
Accumulated other comprehensive loss	(1,301,888)	(1,598,867)
Treasury stock, at cost, 1,924,458 shares, 2007 and 2006	(23,178,704)	(23,178,704)

Total Stockholders’ Equity	58,639,474	58,567,746

Total Liabilities and Stockholders’ Equity	$657,428,261	$636,560,198

See Notes to Consolidated Financial Statements

Consolidated Statements of Income

	Years Ended December 31,
	2007	2006	2005
Interest Income
Loans	$28,838,443	$28,936,780	$26,615,913
Mortgage-backed securities	6,003,167	7,222,162	8,667,286
Investments	694,725	772,736	799,897
Other interest-earning assets	1,566,054	605,583	433,802

Total Interest Income	37,102,389	37,537,261	36,516,898

Interest Expense
Deposits	13,698,770	11,313,907	8,735,004
Advances and other borrowed money	4,383,916	4,666,907	3,694,720

Total Interest Expense	18,082,686	15,980,814	12,429,724

Net Interest Income	19,019,703	21,556,447	24,087,174
Provision for Loan Losses	670,000	—	109,863

Net Interest Income after Provision for Loan Losses	18,349,703	21,556,447	23,977,311

Non-Interest Income
Fees and service charges	1,249,896	1,183,073	1,284,125
Gain on sale of mortgage-backed securities	—	—	99,575
Gain on sale of securities available for sale	—	430,089	—
Commissions from sale of financial products	903,675	976,194	894,508
Other	193,672	208,655	263,071

Total Non-Interest Income	2,347, 243	2,798,011	2,541,279

Non-Interest Expenses
Salaries and employee benefits	7,596,422	7,637,767	7,688,655
Net occupancy expense of premises	1,199,928	1,183,348	1,118,607
Equipment	1,320,370	1,294,678	1,312,591
Advertising	255,225	306,779	219,066
Professional fees	770,734	594,923	519,495
Other	2,698,593	2,867,354	2,684,803

Total Non-Interest Expenses	13,841,272	13,884,849	13,543,217

Income before Income Taxes	6,855,674	10,469,609	12,975,373
IncomeTaxes	2,503,426	3,927, 742	5,011,590

Net Income	$4,352,248	$6,541,867	$7,963,783

Net Income per Common Share
Basic	$0.87	$1.31	$1.60

Diluted	$0.87	$1.31	$1.60

Weighted Average Number of Common Shares Outstanding
Basic	4,975,542	4,975,542	4,975,470

Diluted	4,978,652	4,980,708	4,986,762

Dividends per Common Share	$0.92	$0.92	$0.88

See Notes to Consolidated Financial Statements

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity

	Common Stock	Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance - December 31, 2004	$69,000	$19,041,357	$58,387,028	$315,468	$(22,698,638)	$55,114,215

Comprehensive income:
Net income	—	—	7,963,783	—	—	7,963,783
Unrealized loss on securities available for sale, net of income taxes of $13,300	—	—	—	(30,865)	—	(30,865)

Total Comprehensive Income						7,932,918

Purchase of treasury stock	—	—	—	—	(372,862)	(372,862)
Sale of treasury stock	—	109,246	—	—	195,789	305,035
Award of treasury stock	—	7,740	—	—	7,419	15,159
Cash dividends	—	—	(4,378,477)	—	—	(4,378,477)

Balance - December 31, 2005	69,000	19,158,343	61,972,334	284,603	(22,868,292)	58,615,988

Comprehensive income:
Net income	—	—	6,541,867	—	—	6,541,867
Unrealized loss on securities available for sale, net of income taxes of $14,214	—	—	—	(21,977)	—	(21,977)
Realized gain on securities available for sale, net of income taxes of $171,778	—	—	—	(258,311)	—	(258,311)

Total Comprehensive Income						6,261,579

Adjustment to initially apply FASB Statement No. 158, net of income taxes of $1,068,789				(1,603,182)	—	(1,603,182)
Purchase of treasury stock	—	—	—	—	(644,620)	(644,620)
Sale of treasury stock	—	181,272	—	—	334,208	515,480
Cash dividends	—	—	(4,577,499)	—	—	(4,577,499)

Balance - December 31, 2006	69,000	19,339,615	63,936,702	(1,598,867)	(23,178,704)	58,567,746

Comprehensive income:
Net income	—	—	4,352,248	—	—	4,352,248
Unrealized loss on securities available for sale, net of income taxes of $2,700	—	—	—	(4,029)	—	(4,029)
Benefit plans, net of income taxes of $200,675				301,008	—	301,008

Total Comprehensive Income						4,649,227

Cash dividends	—	—	(4,577,499)	—	—	(4,577,499)

Balance - December 31, 2007	$69,000	$19,339,615	$63,711,451	$(1,301,888)	$(23,178,704)	$58,639,474

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2007	2006	2005
Cash Flows from Operating Activities
Net income	$4,352,248	$6,541,867	$7,963,783
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of premises and equipment and investment in real estate	588,233	568,252	565,377
Amortization of deferred fees, premiums and discounts, net	526,971	256,692	397,651
Provision for loan losses	670,000	—	109,863
Originations of loans held for sale	(1,487,884)	—	—
Proceeds from loan sales	1,500,376	—	—
Gain on sale of loans sold	(12,492)	—	—
Gain on sale of mortgage-backed securities held to maturity	—	—	(99,575)
Gain on sale of securities available for sale	—	(430,089)	—
Deferred income tax (benefit) expense	(473,894)	37,470	(49,261)
Award of treasury stock	—	—	15,159
Decrease (increase) in interest receivable	155,664	(84,752)	(106,805)
Decrease (increase) in other assets	174,996	(42,176)	(1,365,995)
Increase in other liabilities	374,326	65,908	317,999

Net Cash Provided by Operating Activities	6,368,544	6,913,172	7,748,196

Cash Flows from Investing Activities
Principal repayments on securities available for sale	245,844	109,817	326,102
Purchases of securities available for sale	—	(27,483)	(52,059)
Proceeds from sale of securities available for sale	—	2,025,221	—
Purchases of investment securities held to maturity	(1,333,662)	—	(1,085,000)
Proceeds from sale of mortgage-backed securities held to maturity	—	—	4,011,840
Proceeds from maturity of investment securities held to maturity	—	1,000,000	—
Principal repayments on mortgage-backed securities held to maturity	20,781,037	25,888,579	38,872,142
Purchases of mortgage-backed securities held to maturity	(3,909,245)	—	(9,776,945)
Net change in loans receivable	14,522,764	(16,679,941)	(42,789,545)
Additions to premises and equipment	(197,495)	(442,981)	(402,784)
Redemption (purchase) of Federal Home Loan Bank of New York stock	725,100	233,100	(802,300)

Net Cash Provided by (Used in) Investing Activities	30,834,343	12,106,312	(11,698,549)

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2007	2006	2005
Cash Flows from Financing Activities
Net Increase (decrease) in deposits	38,020,111	(4,062,214)	(15,346,408)
Advances from Federal Home Loan Bank of New York	—	40,000,000	37,400,000
Repayment of advances from Federal Home Loan Bank of New York	(17,000,000)	(37,000,000)	(20,000,000)
Repayment of Federal Home Loan Bank overnight borrowing	—	(8,400,000)	—
Net decrease in other borrowed money	—	(39,908)	(36,850)
Net (decrease) increase in payments by borrowers for taxes and insurance	(96,419)	(33,865)	351,285
Cash dividends paid	(4,577,499)	(4,577,499)	(4,378,477)
Sale of treasury stock	—	515,480	305,035
Purchase of treasury stock	—	(644,620)	(372,862)

Net Cash Provided by (Used in) Financing Activities	16,346,193	(14,242,626)	(2,078,277)

Net Increase (Decrease) in Cash and Cash Equivalents	53,549,080	4,776,858	(6,028,630)
Cash and Cash Equivalents—Beginning	13,346,939	8,570,081	14,598,711

Cash and Cash Equivalents—Ending	$66,896,019	$13,346,939	$8,570,081

Supplementary Information
Income taxes paid, net of refunds	$2,492,212	$3,523,899	$5,791,868

Interest paid	$18,125,636	$15,990,049	$12,383,218

Loans transferred to foreclosed real estate	$486,000	$—	$—

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

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

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

ADVERTISING

Advertising expense is recorded when incurred.

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

The Company uses the corridor approach in the valuation of the defined benefit plan and SERP. The corridor approach defers all actuarial gains and losses resulting from variances between actual results and economic estimates or actuarial assumptions. For a defined benefit plan, these unrecognized gains and losses are amortized when the net gains and losses exceed 10% of the greater of the market-related value of plan assets or the projected benefit obligation at the beginning of the year. For SERP, amortization occurs when the net gains or losses exceed 10% of the accumulated SERP benefit obligation at the beginning of the year. The amount in excess of the corridor is amortized over the average remaining service period to retirement date of active plan participants or, for retired participants, the average remaining life expectancy.

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

Effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” The Interpretation provides clarification on accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes.” The Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the Company’s evaluation of the implementation of FIN 48, no significant income tax uncertainties were identified. Therefore, the Company recognized no adjustment for unrecognized tax benefits for the year ended December 31, 2007. Our policy is to recognize interest and penalities on unrecognized tax benefits in income tax expense in the Consolidated Statements of

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Income. The amount of interest and penalties for the year ended December 31, 2007 was immaterial. The tax years subject to examination by the taxing authorities are the years ended December 31, 2006, 2005, 2004, 2003 and 2002.

In May 2007, the FASB issued FASB Staff Position (“FSP”) FIN 48-1 “Definition of Settlement in FASB Interpretation No. 48” (FSP FIN 48-1). FSP FIN 48-1 provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. FSP FIN 48-1 is effective retroactively to January 1, 2007. The implementation of this standard did not have a material impact on our consolidated financial position or results of operations.

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

DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used in estimating the fair value of its financial instruments:

Cash and cash equivalents and interest receivable and payable: The carrying amounts reported in the consolidated financial statements for cash and cash equivalents and interest receivable and payable approximate their fair values.

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

The Company adopted SFAS No. 123(R) on January 1, 2006 under the modified prospective method. Since all of the Company’s stock options were vested prior to 2006, the adoption of SFAS No. 123(R) had no impact on the consolidated financial statements. Had the Company applied the fair value recognition provisions of SFAS No. 123 to all option grants, the pro-forma net income would have been reduced by $18,986 with no impact on basic and diluted earnings per share for the year ended December 31, 2005.

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

RECENT ACCOUNTING PRONOUNCEMENTS

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for the Company January 1, 2008. The Company believes that the impact of adoption of SFAS No. 159 is not material on its Consolidated Financial Statements.

In March 2007, the Financial Accounting Standards Board (“FASB”) ratified Emerging Issues Task Force (“EITF”) Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards.” EITF 06-11 requires companies to recognize the income tax benefit realized from dividends or dividend equivalents that are charged to retained earnings and paid to employees for nonvested equity-classified employee share-based payment awards as an increase to additional paid-in capital. EITF 06-11 is effective for fiscal years beginning after September 15, 2007. The Company believes that the impact of adoption of EITF 06-11 is not material on its Consolidated Financial Statements.

In March 2007, the FASB ratified EITF Issue No. 06-10 “Accounting for Collateral Assignment Split-Dollar Life Insurance Agreements” (EITF 06-10). EITF 06-10 provides guidance for determining a liability for the postretirement benefit obligation as well as recognition and measurement of the associated asset on the basis of the terms of the collateral assignment agreement. EITF 06-10 is effective for fiscal years beginning after December 15, 2007. The Company believes that the impact of adoption of EITF 06-10 is not material on its Consolidated Financial Statements.

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

FASB statement No. 141 (R) “Business Combinations” was issued in December of 2007. This Statement establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The Statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective as of the beginning of a company’s fiscal year beginning after December 15, 2008. This new pronouncement will impact the Company’s accounting for business combinations completed beginning January 1, 2009.

In December 2007, the FASB issued statement No. 160 “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51.” This Statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective as of the beginning of a company’s fiscal year beginning after December 15, 2008. The Company is currently evaluating the potential impact the new pronouncement will have on its consolidated financial statements.

Staff Accounting Bulletin No. 109 (SAB 109), “Written Loan Commitments Recorded at Fair Value Through

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Earnings,” expresses the views of the staff regarding written loan commitments that are accounted for at fair value through earnings under generally accepted accounting principles. To make the staff’s views consistent with current authoritative accounting guidance, the SAB revises and rescinds portions of SAB No. 105, “Application of Accounting Principles to Loan Commitments.” Specifically, the SAB revises the SEC staff’s views on incorporating expected net future cash flows related to loan servicing activities in the fair value measurement of a written loan commitment. The SAB retains the staff’s views on incorporating expected net future cash flows related to internally-developed intangible assets in the fair value measurement of a written loan commitment. The staff expects registrants to apply the views in Question 1 of SAB 109 on a prospective basis to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The Company does not expect SAB 109 to have a material impact on its financial statements.

Staff Accounting Bulletin No. 110 (SAB 110) amends and replaces Question 6 of Section D.2 of Topic 14, “Share-Based Payment,” of the Staff Accounting Bulletin series. Question 6 of Section D.2 of Topic 14 expresses the views of the staff regarding the use of the “simplified” method in developing an estimate of expected term of “plain vanilla” share options and allows usage of the “simplified” method for share option grants prior to December 31, 2007. SAB 110 allows public companies which do not have historically sufficient experience to provide a reasonable estimate to continue use of the “simplified” method for estimating the expected term of “plain vanilla” share option grants after December 31, 2007. SAB 110 is effective January 1, 2008.

In December 2007, the FASB issued proposed FASB Staff Position (FSP) 157-b, “Effective Date of FASB Statement No. 157,” that would permit a one-year deferral in applying the measurement provisions of Statement No. 157 to non-financial assets and non-financial liabilities (non-financial items) that are not recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually). Therefore, if the change in fair value of a non-financial item is not required to be recognized or disclosed in the financial statements on an annual basis or more frequently, the effective date of application of Statement 157 to that item is deferred until fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. This deferral does not apply, however, to an entity that applies Statement 157 in interim or annual financial statements before proposed FSP 157-b is finalized. The Company is currently evaluating the impact, if any, that the adoption of FSP 157-b will have on the Company’s operating income or net earnings.

Note 2. Securities Available for Sale

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2007:
Mortgage-backed securities	$516,561	$4,486	$—	$521,047
Trust originated preferred security, maturing after twenty years	400,000	—	4,000	396,000

	$916,561	$4,486	$4,000	$917,047

December 31, 2006:
Mortgage-backed securities	$662,405	$7,215	$—	$669,620
Trust originated preferred security, maturing after twenty years	500,000	—	—	500,000

	$1,162,405	$7,215	$—	$1,169,620

The unrealized loss, categorized by the length of time of continuous loss position, and the fair value of the related security available for sale is as follows:

	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2007:
Trust originated preferred security, maturing after twenty years	$396,000	$4,000	$—	$—	$396,000	$4,000

During the year ended December 31, 2007, trust originated preferred securities with a face value of $100,000 were called at par.

During the year ended December 31, 2006, a mutual fund with a book value of $1,588,112 was redeemed and a loss of $43,825 was realized and an equity security with a book value of $7,020 was sold and a profit of $473,914 was realized. There were no sales of securities available for sale during the years ended December 31, 2007 and 2005.

Note 3. Investment Securities Held to Maturity

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2007:
Subordinated notes:
Due after one within five years	$9,043,236	$262,464	$—	$9,305,700
Municipal Obligations:
Due after ten years through fifteen years	374,786	4,189	—	378,975
Due after fifteen years	958,898	6,879	—	965,777

	$10,376,920	$273,532	$—	$10,650,452

December 31, 2006:
Subordinated notes:
Due after one within five years	$9,167,703	$431,097	$—	$9,598,800

There were no sales of investment securities held to maturity during the years ended December 31, 2007, 2006 and 2005.

Note 4. Mortgage-Backed Securities Held to Maturity

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2007:
Federal Home Loan Mortgage Corporation	$86,886,817	$171,847	$1,433,276	$85,625,388
Federal National Mortgage Association	24,893,450	111,579	745,823	24,259,206
Government National Mortgage Association	126,593	9,223	—	135,816
Collateralized mortgage obligations	11,999,772	2	597,760	11,402,014

	$123,906,632	$292,651	$2,776,859	$121,422,424

December 31, 2006:
Federal Home Loan Mortgage Corporation	$100,162,445	$111,051	$3,077,794	$97,195,702
Federal National Mortgage Association	27,405,052	55,780	1,239,664	26,221,168
Government National Mortgage Association	167,848	8,407	—	176,255
Collateralized mortgage obligations	13,318,144	—	462,432	12,855,712

	$141,053,489	$175,238	$4,779,890	$136,448,837

The unrealized losses, categorized by the length of time of continuous loss position, and the fair value of related mortgage-backed securities held to maturity are as follows:

	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2007:
Federal Home Loan Mortgage Corporation	$—	$—	$68,827,391	$1,433,276	$68,827,391	$1,433,276
Federal National Mortgage Association	—	—	20,207,295	745,823	20,207,295	745,823
Collateralized mortgage obligations	—	—	11,401,045	597,760	11,401,045	597,760

	$—	$—	$100,435,731	$2,776,859	$100,435,731	$2,776,859

December 31, 2006:
Federal Home Loan Mortgage Corporation	$—	$—	$89,927,413	$3,077,794	$89,927,413	$3,077,794
Federal National Mortgage Association	22,404	79	23,416,012	1,239,585	23,438,416	1,239,664
Collateralized mortgage obligations	1,150	16	12,854,562	462,416	12,855,712	462,432

	$23,554	$95	$126,197,987	$4,779,795	$126,221,541	$4,779,890

Management does not believe that any of the unrealized losses at December 31, 2007 and 2006, represent an other-than-temporary impairment. The unrealized losses on the mortgage-backed securities portfolio are due primarily to increases in market interest rates. The securities with unrealized losses are primarily at fixed interest rates. The Bank has the intent and ability to hold these securities for a time necessary to recover the amortized cost.

There were no sales of mortgage-backed securities held to maturity during the years ended December 31, 2007 and 2006. During the year ended December 31, 2005, proceeds from the sales of mortgage-backed securities held to maturity totaled $4,011,840 and resulted in gross gains of $99,575. The securities sold had an outstanding principal balance of less than 15% of their original principal balances and, as provided for in FASB Statement No. 115, were permitted to be sold out of the held to maturity portfolio.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5. Loans Receivable

	December 31,
	2007	2006
Real estate mortgage:
One-to-four family	$220,466,440	$230,520,981
Multi-family	53,340,123	59,807,860
Commercial	69,911,297	70,771,387

	343,717,860	361,100,228

Real estate construction	15,457,598	17,080,557

Land	75,500	143,769

Commercial	10,317,987	9,037,046

Consumer:
Passbook or certificate	719,858	719,243
Home improvement	24,520	36,244
Equity and second mortgage	71,901,556	70,506,508
Automobile	561,433	535,988
Personal	938,236	1,146,181

	74,145,603	72,944,164

Total Loans	443,714,548	460,305,764

Loans in process	2,718,470	4,012,011
Allowance for loan losses	3,154,977	2,650,679
Deferred loan fees	(1,211,989)	(1,216,241)

	4,661,458	5,446,449

	$439,053,090	$454,859,315

At December 31, 2007, 2006 and 2005, loans serviced by the Bank for the benefit of others totaled approximately $1,708,000, $281,000, and $409,000, respectively.

The following is an analysis of the allowance for loan losses:

	Years Ended December 31,
	2007	2006	2005
Balance, beginning	$2,650,679	$2,755,000	$2,495,000
Provisions charged to operations	670,000	—	109,863
Recoveries credited to allowance	103,938	8,570	171,319
Loan losses charged to allowance	(269,640)	(112,891)	(21,182)

Balance, ending	$3,154,977	$2,650,679	$2,755,000

Impaired loans and related amounts recorded in the allowance for loan losses are summarized as follows:

	December 31,
	2007	2006
Recorded investment in impaired loans:
With recorded allowances	$1,925,693	$21,932
Without recorded allowances	2,385,734	1,704,296

Total Impaired Loans	4,311,427	1,726,228
Related allowance for loan losses	702,857	21,932

Net Impaired Loans	$3,608,570	$1,704,296

Average balance of total impaired loans	$2,960,836	$1,319,255

Total loans past due ninety days or more and still accruing	$2,072,739	$1,382,740

At December 31, 2007, 2006 and 2005, non-accrual loans for which interest has been discontinued totaled approximately $3,410,000, $896,000, and $1,173,000, respectively. During the years ended December 31, 2007, 2006 and 2005, the Bank recognized interest income of approximately $86,000, $10,000, and $32,000, respectively, on these loans. Interest income that would have been recorded, had the loans been on the accrual status, would have amounted to approximately $261,000, $67,000, and $88,000 for the years ended December 31, 2007, 2006 and 2005, respectively. The Bank is not committed to lend additional funds to the borrowers whose loans have been placed on non-accrual status.

The activity with respect to loans to directors, officers and associates of such persons, is as follows:

	December 31,
	2007	2006
Balance, beginning	$6,519,573	$4,025,218
Loans originated (1)	636,756	2,687,398
Collection of principal	(290,597)	(193,043)

Balance, ending	$6,865,732	$6,519,573

(1)	Includes net change in line of credit loans

Note 6. Premises and Equipment

	December 31,
	2007	2006
Land	$701,625	$701,625
Buildings and improvements	4,086,680	4,086,680
Accumulated depreciation	(2,455,124)	(2,328,621)

	1,631,556	1,758,059

Leasehold improvements	1,571,552	1,525,317
Accumulated amortization	(1,221,311)	(1,056,114)

	350,241	469,203

Furnishings and equipment	6,897,840	6,746,581
Accumulated depreciation	(6,241,364)	(5,944,832)

	656,476	801,749

	$3,339,898	$3,730,636

Depreciation expense for the years ended December 31, 2007, 2006, and 2005 totaled approximately $588,000, $568,000, and $565,000, respectively. Depreciation charges are computed on the straight-line method over the following estimated useful lives:

Years
Buildings and improvements	10 - 50

Leasehold improvements	Shorter of 5-10 years or terms of lease

Furnishings and equipment	3 - 10

Note 7. Interest Receivable

	December 31,
	2007	2006
Loans	$2,047,801	$2,158,171
Mortgage-backed securities	499,071	565,089
Investment securities	191,553	170,829

	$2,738,425	$2,894,089

Note 8. Deposits

	December 31,
	2007			2006
	Weighted Average Rate	Amount	Percent	Weighted Average Rate	Amount	Percent
Demand:
Non-interest bearing	0.00%	$38,225,640	7.53%	0.00%	$43,847,573	9.33%
NOW	1.52%	82,322,395	16.21%	1.00%	36,618,187	7.79%

	1.04%	120,548,035	23.74%	.46%	80,465,760	17.12%
Money market	2.87%	26,305,317	5.18%	1.25%	24,148,390	5.14%
Savings and club	1.13%	122,923,204	24.19%	1.41%	135,503,290	28.84%
Certificates of deposit	4.57%	238,184,621	46.89%	4.39%	229,823,626	48.90%

	2.81%	$507,961,177	100.00%	2.69%	$469,941,066	100.00%

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The scheduled maturities of certificates of deposit are as follows:

	December 31,
	2007	2006
	(In Thousands)
Maturing in:
One year or less	$219,829	$209,202
After one to two years	13,288	12,304
After two to three years	3,788	5,147
After three to four years	626	2,072
After four to five years	396	631
After five years	258	468

	$238,185	$229,824

Certificates of deposit of $100,000 or more by the time remaining until maturity are as follows:

	December 31,
	2007	2006
	(In Thousands)
Three months or less	$37,747	$29,855
After three months through six months	34,997	22,719
After six months through twelve months	30,982	39,539
After twelve months	7,605	8,974

	$111,331	$101,087

A summary of interest on deposits follows:

	Years Ended December 31,
	2007	2006	2005
Demand	$1,005,979	$779,597	$884,854
Savings, club and money market	1,622,096	2,017,648	2,219,739
Certificates of deposit	11,070,695	8,516,662	5,630,411

	$13,698,770	$11,313,907	$8,735,004

Note 9. Advances from Federal Home Loan Bank of New York

	December 31,
	2007		2006
	Weighted Average Rate	Amount	Weighted Average Rate	Amount
Maturing by December 31,
2007	—	$—	2.91%	$17,000,000
2008	4.24%	15,000,000	4.24%	15,000,000
2009	5.25%	18,000,000	5.25%	18,000,000
2010	5.59%	23,000,000	5.59%	23,000,000
2011	5.24%	10,000,000	5.24%	10,000,000
2012	—%	—	—%	—
Thereafter	4.17%	18,000,000	4.17%	18,000,000

	4.93%	$84,000,000	4.59%	$101,000,000

At December 31, 2007 and 2006, all the advances were fixed interest rate advances.

At December 31, 2007 and 2006, the advances were secured by pledges of the Bank’s investment in the capital stock of the Federal Home Loan Bank of New York (the “FHLB”) totaling $4,996,000 and $5,721,100, respectively, and a blanket assignment of the Bank’s unpledged qualifying mortgage loans, mortgage-backed securities and investment securities portfolios.

At December 31, 2007 and 2006, the Company also had available to it $64,130,000 and $58,817,500, respectively, under a revolving overnight line of credit, expiring July 31, 2008 and July 31, 2007, respectively, with the FHLB. The line of credit is secured by a specific pledge of mortgage-backed securities with carrying values and fair values of approximately $42,962,000 and $42,220,000 (2007) and $48,723,000 and $47,170,000 (2006). Borrowings are at the lender’s cost of funds plus .25%. There were no outstanding borrowings under the line of credit at December 31, 2007 and 2006, respectively.

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

	December 31,
	2007	2006
	(In Thousands)
GAAP capital	$54,147	$53,025
Unrealized gain on securities available for sale	—	(4)
Benefit plans adjustment	1,302	1,603

Core and tangible capital	55,449	54,624
General valuation allowance	2,453	2,629

Total Regulatory Capital	$57,902	$57,253

As of April 30, 2007, the most recent notification from the State of New Jersey Department of Banking and Insurance, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the institution’s category.

	Actual		For Capital Adequacy Purposes					To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount			Ratio		Amount			Ratio
	(Dollars in Thousands)
December 31, 2007:
Total capital (to risk-weighted assets)	$57,902	15.82%	$	≥	29,279	≥	8.00%	$	≥	36,599	≥	10.00%
Tier 1 capital (to risk-weighted assets)	55,449	15.15%		≥	—	≥	—		≥	21,959	≥	6.00%
Core (Tier 1) capital (to adjusted total assets)	55,449	8.43%		≥	26,295	≥	4.00%		≥	32,869	≥	5.00%
Tangible capital (to adjusted total assets)	55,449	8.43%		≥	9,861	≥	1.50%		≥	—	≥	—

December 31, 2006:
Total capital (to risk-weighted assets)	$57,253	15.68%	$	≥	29,209	≥	8.00%	$	≥	36,511	≥	10.00%
Tier 1 capital (to risk-weighted assets)	54,624	14.96%		≥	—	≥	—		≥	21,906	≥	6.00%
Core (Tier 1) capital (to adjusted total assets)	54,624	8.59%		≥	25,446	≥	4.00%		≥	31,808	≥	5.00%
Tangible capital (to adjusted total assets)	54,624	8.59%		≥	9,542	≥	1.50%		≥	—	≥	—

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 11. Benefits Plans

PENSION PLAN (“PLAN”)

The following tables set forth the Plan’s funded status and components of net periodic pension cost:

	December 31,
	2007	2006
Measurement Date	October 1, 2007	October 1, 2006
Change in Benefit Obligation
Benefit obligation, beginning	$7,902,564	$7,417,361
Service cost	256,756	257,724
Interest cost	488,604	431,744
Actuarial (gain) loss	393,773	(13,528)
Benefits paid	(1,108,323)	(190,737)

Benefit obligation, ending	$7,933,374	$7,902,564

Change in Plan Assets
Fair value of assets, beginning	$7,424,663	$6,900,126
Actual return on plan assets	697,986	565,274
Employer contributions	343,080	150,000
Benefits paid	(1,108,323)	(190,737)

Fair value of assets, ending	$7,357,406	$7,424,663

Reconciliation of Funded Status
Accumulated benefit obligation	$6,905,310	$7,035,564

Projected benefit obligation	$7,933,374	$7,902,564
Fair value of assets	(7,357,406)	(7,424,663)

Funded status at end of year	$(575,968)	$(477,901)

Assumptions Used
Discount rate	6.625%	6.25%
Rate of increase in compensation	4.00%	3.50%

	Years Ended December 31,
	2007	2006	2005
Net Periodic Pension Expense
Service cost	$256,756	$257,724	$238,844
Interest cost	488,604	431,744	423,100
Expected return on assets	(593,844)	(549,860)	(524,220)
Amortization of unrecognized loss	188,992	214,968	163,988
Settlement Charge	280,309	—	—
Unrecognized past service liability	17,772	17,772	17,772

Net Periodic Pension Expense	$638,589	$372,348	$319,484

Assumptions Used
Discount rate	6.25%	5.88%	6.25%
Rate of increase in compensation	3.50%	3.00%	3.50%
Long-term rate of return on plan assets	8.00%	8.00%	8.00%

At December 31, 2007 and 2006, unrecognized net loss of $2,409,792 and $2,589,462, respectively, and unrecognized prior service cost of $72,690 and $90,462 respectively, were included in accumulated other comprehensive loss in accordance with SFAS No. 158. For the year ended December 31, 2008, $167,856 of net loss and $17,772 of prior service cost are expected to be recognized in pension expense.

PLAN ASSETS

For 2007 and 2006, the Plan’s assets realized an annual return of 2.3% and 11.6%, respectively. The weighted-average allocations by asset category are as follows:

	December 31,
	2007	2006
Certificates of deposit	36%	41%
Mutual fund	29%	26%
Mortgage-backed securities	—	2%
Equity securities	35%	31%

	100%	100%

For 2008, the Company intends to maintain the current asset mix and seeks to achieve an optimal risk/reward profile by limiting market exposure to present levels. Based on an analysis of the current market environment, we project a 4% return from cash, a 5% return from fixed income and a 7% return from equities, for an overall expected return of approximately 6%.

The long-term rate of return on assets assumption is set based on historical returns earned by equities and fixed income securities, adjusted to reflect expectations of future returns as applied to the Plan’s actual target allocation of asset classes. Equities and fixed income securities are assumed to earn real rates of return in the ranges of 5-8% and 2-5%, respectively. Additionally, the long-term inflation rate is projected to be 3%. When these overall return expectations are applied to a typical plan’s target allocation, the result is an expected return of 6% to 8%.

Equity securities include Pamrapo Bancorp, Inc. common stock in the amounts of $828,000 (11% of total plan assets) and $657,000 (9% of total plan assets) at December 31, 2007 and 2006, respectively.

CONTRIBUTIONS

The Company expects to contribute, based upon actuarial estimates, approximately $370,000 to the pension plan in 2008.

ESTIMATED FUTURE BENEFIT PAYMENTS

Benefit payments, which reflect expected future service, as appropriate, are expected to be paid for the years ended December 31 as follows:

2008	$433,664
2009	458,442
2010	462,096
2011	467,501
2012	493,181
2013-2017	2,919,350

$5,234,234

SAVINGS AND INVESTMENT PLAN (“SIP”)

The Bank sponsors a SIP pursuant to Section 401(k) of the Internal Revenue Code, for all eligible employees. Employees may elect to save up to 25% of their compensation of which the Savings Bank will match 25% of the first 10% of the employee’s contribution up to a maximum of 2.5% of compensation. The SIP expense amounted to approximately $52,000, $72,000, and $139,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (“SERP”)

The following tables set forth the SERP’s funded status and components of net periodic SERP cost:

	December 31,
	2007	2006
Measurement Date	October 1, 2007	October 1, 2006
Projected benefit obligation, beginning	$2,022,107	$2,364,510
Interest cost	118,188	130,116
Actuarial gain	(253,565)	(332,135)
Benefit payments	(123,078)	(140,384)

Projected benefit obligation, ending	1,763,652	2,022,107
Plan assets at fair value	—	—

Projected benefit obligation in excess of plan assets	$1,763,652	$2,022,107

Assumptions:
Discount rate	6.625%	6.25%
Rate of increase in compensation	4.00%	3.50%

At December 31, 2007 and 2006, unrecognized net gain of $470,318 and $218,945, respectively and unrecognized prior service cost of $158,124 and $210,992, respectively, were included in accumulated other comprehensive loss in accordance with SFAS No. 158. For the year ended December 31, 2008, $43,040 of net gain and $48,124 of prior service cost are expected to be recognized in SERP expense.

Net periodic SERP cost includes the following components:

	Years Ended December 31,
	2007	2006	2005
Service cost	$—	$—	$—
Interest cost	118,188	130,116	158,360
Net amortization	52,868	92,052	124,100
Unrecognized (gain)	(2,192)	—	—

Net periodic SERP cost	$168,864	$222,168	$282,460

Benefit payments	$123,078	$140,384	$140,384

Contributions made	$123,078	$140,384	$140,384

Assumptions Used
Discount rate	6.25%	5.875%	6.25%
Rate of increase in compensation	3.50%	3.00%	3.50%
Amortization period (in years)	7.63	6.88	7.75

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

CONTRIBUTIONS

The Company expects to contribute, based upon actuarial estimates, approximately $243,000 to the SERP plan in 2008.

ESTIMATED FUTURE

BENEFIT PAYMENTS

Benefit payments, which reflect expected future service as appropriate, are expected to be paid for the years ended December 31 as follows:

2008	$243,337
2009	233,818
2010	232,187
2011	232,187
2012	167,259
2013-2017	776,295

$1,885,083

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

	Number of Options Shares			Range of Exercise Price	Weighted Average Exercise Price
	Vested	Non-Vested	Total
December 31, 2004	108,569	9,000	117,569	$18.41 - 29.25	22.56
Vested	9,000	(9,000)	—	29.25	29.25
Exercised	(16,569)	—	(16,569)	18.41	18.41

December 31, 2005	101,000	—	101,000	18.41-29.25	23.24
Forfeitures	(6,000)		(6,000)	29.25	29.25
Exercised	(28,000)	—	(28,000)	18.41	18.41

December 31, 2006	67,000	—	67,000	18.41 - 29.25	24.72
Forfeitures	(3,000)	—	(3,000)	29.25	29.25
Exercised	—	—	—	—	—

December 31, 2007	64,000	—	64,000	$18.41 - 29.25	24.51

As of December 31, 2007, the intrinsic value of options outstanding was $50,120.

At December 31, 2007 and 2006, the weighted average remaining contractual life of the stock options granted was approximately 5.1 years and 7.1 years, respectively, and stock options for up to 22,380 additional shares of common stock were available for future grants. There were 3,000 and 6,000 options forfeited during the years 2007 and 2006, respectively, and none forfeited in 2005.

Note 12. Income Taxes

The Bank qualifies as a savings institution under the provisions of the Internal Revenue Code and was therefore, prior to January 1, 1996, permitted to deduct from taxable income an allowance for bad debts based upon eight percent of taxable income before such deduction, less certain adjustments. Retained earnings at December 31, 2007 and 2006, include approximately $6.9 million of such bad debt, which, in accordance with SFAS No. 109, “Accounting for Income Taxes,” is considered a permanent difference between the book and income tax basis of loans receivable, and for which income taxes have not been provided. If such amount is used for purposes other than for bad debt losses, including distributions in liquidation, it will be subject to income tax at the then current rate.

The tax effects of existing temporary differences which give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

	December 31,
	2007		2006
Deferred tax assets:
Allowance for loan losses		$1,285,208	$1,082,802
Benefit plans		868,829	890,849
Deferred loan fees		15,149	25,771
Depreciation		280,051	223,247
Reserve for uncollected interest		54,643	7,992

		2,503,880	2,230,661

Deferred tax liabilities:
Unrealized gain on securities available for sale		200	2,900

		200	2,900

Net Deferred Tax Assets	$	,503,680	$2,227,761

The components of income taxes are summarized as follows:

	Years Ended December 31,
	2007	2006	2005
Current expense:
Federal	$2,627,268	$3,372,510	$4,196,641
State	350,052	517,762	864,210

	2,977,320	3,890,272	5,060,851

Deferred tax expense (benefit):
Federal	(366,029)	27,756	(46,894)
State	(107,865)	9,714	(2,367)

	(473,894)	37,470	(49,261)

	$2,503,426	$3,927,742	$5,011,590

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

	Years Ended December 31,
	2007	2006	2005
Federal income tax	$2,330,929	$3,559,667	$4,411,627
Increases in income taxes resulting from
New Jersey income tax, net of federal income tax effect	159,843	348,134	568,816
Other items, net	12,654	19,941	31,147

Effective Income Tax	$2,503,426	$3,927,742	$5,011,590

Effective Income Tax Rate	36.52%	37.52%	38.62%

Note 13. Commitments and Contingencies

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business primarily to meet the financing needs of its customers. These financial instruments include commitments to originate loans and fund lines of credit secured by real estate. The commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statement of financial condition. The Bank’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments.

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

The Bank had the following off-balance sheet arrangements at December 31, 2007:

	December 31,
	2007	2006
To originate loans	$8,477,000	$7,680,250

Unused lines of credit	$10,617,000	$10,981,000

Letters of credit	$559,000	$1,775,000

At December 31, 2007, the outstanding commitments to originate fixed rate loans were $6,777,000 with interest rates ranging from 5.50% to 8.75%. The outstanding commitments to originate adjustable rate loans were $1,700,000 with interest rates ranging from 6.25% to 8.25%. All commitments are due to expire within ninety days.

At December 31, 2007, undisbursed funds from approved lines of credit under a homeowners’ equity and a commercial equity lending program amounted to approximately $9,771,000 and $846,000, respectively. Unless they are specifically cancelled by notice from the Bank, these funds represent firm commitments available to the respective borrowers on demand. The interest rates charged for any month on funds disbursed under these programs range from (.5%) to 3.75% above the prime rate.

Rental expenses related to the occupancy of premises totaled $468,000, $457,000, and $428,000 for the years ended December 31, 2007, 2006 and 2005, respectively. At December 31, 2007, minimum non-cancelable obligations under lease agreements with original terms of more than one year are as follows:

December 31,
2008	$471,000
2009	443,000
2010	420,000
2011	428,000
2012	436,000

Thereafter	672,000

$2,870,000

The Company, Bank, Service Corp., and Investment Company are also parties to litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material effect on the consolidated financial position of the Company.

Note 14. Comprehensive Income (Loss)

The components of accumulated other comprehensive (loss) included in stockholders’ equity are as follows:

	At December 31,
	2007	2006
Net unrealized gain on securities available for sale	$486	$7,215
Tax effect	(200)	(2,900)

Net of tax amount	286	4,315

Benefit plans adjustments	(2,170,288)	(2,671,971)
Tax effect	868,114	1,068,789

Net of tax amount	(1,302,174)	(1,603,182)

Accumulated other comprehensive (loss)	$(1,301,888)	$(1,598,867)

The components of other comprehensive income (loss) and related tax effects are presented in the following table:

	Years Ended December 31,
	2007	2006	2005
Unrealized holding gains (losses) on securities available for sale:
Unrealized holding (losses) arising during the year	$(6,729)	$(36,191)	$(44,165)
Reclassification adjustment for gains included in net income	—	(430,089)	—

Net unrealized losses on securities available for sale	(6,729)	(466,280)	(44,165)

Defined benefit pension plan:
Pension losses	292,014	—	—
Prior service cost	(70,640)	—	—
Settlement accounting	280,309	—	—

Net change in defined benefit pension plan accrued expense	501,683	—	—

Other comprehensive income (loss) before taxes	494,954	(466,280)	(44,165)
Tax effect	(197,975)	185,992	13,300

Other comprehensive income (loss)	$296,979	$(280,288)	$(30,865)

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 15. Earnings Per Common Share

The following is a summary of the calculation of earnings per share (EPS):

	Years Ended December 31,
	2007	2006	2005
Net income	$4,352,248	$6,541,867	$7,963,783

Weighted average common shares outstanding for computation of basic EPS	4,975,542	4,975,542	4,975,470
Dilutive common-equivalent shares	3,110	5,163	11,292

Weighted average common shares for computation of diluted EPS	4,978,652	4,980,708	4,986,762

Earnings per common share:
Basic	$0.87	$1.31	$1.60

Diluted	$0.87	$1.31	$1.60

Note 16. Fair Values of Financial Instruments

The carrying amounts and fair value of the financial instruments are as follows:

	December 31,
	2007		2006
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
	(In Thousands)
Financial assets:
Cash and cash equivalents	$66,896	$66,896	$13,347	$13,347
Securities available for sale	917	917	1,170	1,170
Investment securities held to maturity	10,377	10,650	9,168	9,599
Mortgage-backed securities held to maturity	123,907	121,422	141,053	136,449
FHLB stock	4,996	4,996	5,721	5,721
Loans receivable	439,053	447,980	454,859	449,785
Interest receivable	2,738	2,738	2,894	2,894
Financial liabilities:
Deposits	507,961	509,052	469,941	469,370
Advances	84,000	86,111	101,000	99,157
Interest payable	424	424	467	467

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

Note 17. Parent Company Financial Information

STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2007	2006
Assets
Cash and cash equivalents	$4,413,918	$5,486,043
Investment in subsidiary	54,146,766	53,024,620
Refundable income taxes	140,595	116,763

Total Assets	$58,701,279	$58,627,426

Liabilities and Stockholders’ Equity
Liabilities, other	$61,805	$59,680

Stockholders’ equity
Common stock	69,000	69,000
Paid-in capital in excess of par value	19,339,615	19,339,615
Retained earnings	63,711,451	63,936,702
Accumulated other comprehensive loss	(1,301,888)	(1,598,867)
Treasury stock, at cost	(23,178,704)	(23,178,704)

Total Stockholders’ Equity	58,639,474	58,567,746

Total Liabilities and Stockholders’ Equity	$58,701,279	$58,627,426

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

STATEMENTS OF INCOME

	Years Ended December 31,
	2007	2006	2005
Dividends from subsidiary	$3,800,000	$5,000,000	$6,000,000
Interest income	2,823	3,160	3,121

Income before Expenses	3,802,823	5,003,160	6,003,121
Non-interest expenses	414,257	344,580	255,787

Income before Equity in Undistributed Earnings of Subsidiary and Income Tax Benefit	3,388,566	4,658,580	5,747,334
Equity in undistributed earnings of subsidiary	825,167	1,768,604	2,131,533

Income before Income Tax Benefit	4,213,733	6,427,184	7,878,867
Income Tax Benefit	(138,515)	(114,683)	(84,916)

Net Income	$4,352,248	$6,541,867	$7,963,783

STATEMENTS OF CASH FLOW

	Years Ended December 31,
	2007	2006	2005
Cash Flows from Operating Activities
Net income	$4,352,248	$6,541,867	$7,963,783
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary	(825,167)	(1,768,604)	(2,131,532)
Award of treasury stock	—	—	15,159
(Increase) decrease in refundable income taxes	(23,832)	(30,347)	41,518
Increase (decrease) in other liabilities	2,125	(730)	(1,740)

Net Cash Provided by Operating Activities	3,505,374	4,742,186	5,887,188

Cash Flows from Financing Activities
Cash dividends paid	(4,577,499)	(4,577,499)	(4,378,477)
Sale of treasury stock	—	515,480	305,035
Purchase of treasury stock	—	(644,620)	(372,862)

Net Cash Used in Financing Activities	(4,577,499)	(4,706,639)	(4,446,304)

Net (Decrease) increase in Cash and Cash Equivalents	(1,072,125)	35,547	1,440,884
Cash and Cash Equivalents – Beginning	5,486,043	5,450,496	4,009,612

Cash and Cash Equivalents – Ending	$4,413,918	$5,486,043	$5,450,496

Note 17. Quarterly Financial Data (Unaudited)

	Year Ended December 31, 2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In Thousands, Except Per Share Amounts)
Interest income	$9,330	$9,276	$9,298	$9,198
Interest expense	4,409	4,540	4,580	4,553

Net Interest Income	4,921	4,736	4,718	4,645
Provision for loan losses	195	175	150	150

Net Interest Income after Provision for loan losses	4,726	4,561	4,568	4,495
Non-interest income	664	643	505	534
Non-interest expenses	3,441	3,388	3,257	3,755

Income before Income Taxes	1,949	1,816	1,816	1,274
Income taxes	723	663	671	446

Net Income	$1,226	$1,153	$1,145	$828

Net income per common share:
Basic	$0.25	$0.23	$0.23	$0.17

Diluted	$0.25	$0.23	$0.23	$0.17

Dividends per common share	$0.23	$0.23	$0.23	$0.23

	Year Ended December 31, 2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In Thousands, Except Per Share Amounts)
Interest income	$9,229	$9,413	$9,505	$9,390
Interest expense	3,525	3,898	4,170	4,388

Net Interest Income	5,704	5,515	5,335	5,002
Provision for loan losses	—	—	—	—

Net Interest Income after Provision for loan losses	5,704	5,515	5,335	5,002
Non-interest income	561	584	952	701
Non-interest expenses	3,354	3,683	3,411	3,436

Income before Income Taxes	2,911	2,416	2,876	2,267
Income taxes	1,099	896	1,084	849

Net Income	$1,812	$1,520	$1,792	$1,418

Net income per common share:
Basic	$0.36	$0.31	$0.36	$0.28

Diluted	$0.36	$0.31	$0.36	$0.28

Dividends per common share	$0.23	$0.23	$0.23	$0.23

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Selected Consolidated Financial Condition and Operating Data of the Company

	At December 31,
Financial condition data:	2003	2004	2005	2006	2007
	(In Thousands)
Total amount of:
Assets	$636,895	$639,899	$646,086	$636,560	$657,428
Loans receivable	378,641	395,800	438,250	454,859	439,053
Securities available for sale	3,922	3,639	3,321	1,170	917
Mortgage-backed securities	218,418	200,077	167,009	141,053	123,907
Investment securities	9,422	9,309	10,287	9,168	10,377
Deposits	492,161	489,350	474,003	469,941	507,961
Advances and other borrowed money	87,118	89,000	106,400	101,000	84,000
Stockholders’ equity	51,323	55,114	58,616	58,568	58,639

	Year Ended December 31,
Operating data:	2003	2004	2005	2006	2007
	(In Thousands)
Interest income	$36,755	$35,983	$36,517	$37,537	$37,102
Interest expense	13,433	11,391	12,430	15,981	18,082

Net interest income	23,322	24,592	24,087	21,556	19,020
Provision for loan losses	84	82	110	—	670
Non-interest income	2,555	2,599	2,541	2,798	2,347
Non-interest expenses	12,809	13,792	13,543	13,884	13,841
Income taxes	5,203	5,373	5,011	3,928	2,504

Net income	$7,781	$7,944	$7,964	$6,542	$4,352

Net income per share
Basic	$1.54	$1.60	$1.60	$1.31	$0.87
Diluted	1.54	1.59	1.60	1.31	0.87

Dividends per share	$0.80	$0.84	$0.88	$0.92	$0.92

Dividend payout ratio	52.02%	52.60%	54.97%	69.97%	105.18%

	At Or For Year Ended December 31,
	2003	2004	2005	2006	2007
Selected Financial Ratios:
Return on average assets	1.25%	1.24%	1.24%	1.02%	0.69%
Return on average equity	15.45%	15.00%	14.06%	10.95%	7.35%
Average equity/average assets	8.08%	8.26%	8.82%	9.29%	9.37%
Interest rate spread	3.57%	3.66%	3.52%	3.00%	2.56%
Net yield on average interest-earning assets	3.86%	3.92%	3.84%	3.43%	3.07%
Non-interest expenses to average assets	2.06%	2.15%	2.11%	2.16%	2.19%
Equity/total assets	8.06%	8.61%	9.07%	9.20%	8.92%
Capital ratios:
Tangible	7.26%	7.92%	8.18%	8.59%	8.43%
Core	7.26%	7.92%	8.18%	8.59%	8.43%
Risk-based	15.13%	15.89%	15.25%	15.68%	15.82%
Non-performing loans to total assets	0.24%	0.41%	0.30%	0.36%	0.83%
Non-performing loans to loans receivable	0.41%	0.67%	0.44%	0.50%	1.25%
Non-performing assets to total assets	0.24%	0.41%	0.30%	0.36%	0.91%
Allowance for loan losses to non-performing loans	161.53%	96.44%	139.93%	116.32%	57.54%
Average interest-earning assets/average interest-bearing liabilities	1.13x	1.14x	1.16x	1.17x	1.17x
Net interest income after provision for loan losses to non-interest expenses	1.81x	1.79x	1.77x	1.55x	1.33x

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

Stockholder Information

MARKET FOR COMMON STOCK AND RELATED MATTERS

Pamrapo Bancorp, Inc.’s common stock is presently quoted on The NASDAQ Stock Market under the symbol “PBCI.” At March 5, 2008, the Company’s 4,975,542 outstanding shares of common stock were held by approximately 1,900 persons or entities.

The following table sets forth the high and low closing sales price per common share for the periods indicated.

	CLOSING PRICES
QUARTER ENDED	HIGH	LOW
March 31, 2006	$22.00	$19.82
June 30, 2006	20.85	19.00
September 30, 2006	20.00	19.02
December 31, 2006	26.50	19.09
March 31, 2007	24.87	22.00
June 30, 2007	22.72	19.66
September 30, 2007	19.74	17.26
December 31, 2007	22.25	18.00

DIVIDENDS WERE PAID AS FOLLOWS:
March, 2006	$.23
June, 2006	.23
September, 2006	.23
December, 2006	.23
March, 2007	.23
June, 2007	.23
September, 2007	.23
December, 2007	.23

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

Under federal regulations, the Bank may not declare or pay a cash dividend on any of its common stock if the effect thereof would cause the Bank’s regulatory capital to be reduced below the amount required for the liquidation account or the regulatory capital requirements imposed by the Office of Thrift Supervision (“OTS”). The Bank must provide at least 60 days advance notice to the OTS before declaring a dividend.

Stock Performance Chart

The following graph shows a five year comparison of shareholder return on the Company’s Common Stock with the cumulative total returns of companies on the Russell 2000 Index and the SNL NASDAQ Thrift Index. Total return assumes the reinvestment of all dividends. The graph assumes $100 was invested on December 31, 2002.

COMPARATIVE FIVE-YEAR TOTAL RETURNS

Pamrapo Bancorp, Inc., Russell 2000 Index, SNL NASDAQ Thrift Index

(Performance Results Through 12/31/07)

	Period Ending
Index	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07
Pamrapo Bancorp, Inc.	100.00	155.22	156.64	141.32	162.01	145.27
Russell 2000	100.00	147.25	174.24	182.18	215.64	212.26
SNL NASDAQ Thrift Index	100.00	151.41	170.49	169.77	202.50	176.10

Source : SNL Financial LC, Charlottesville, VA (434) 977-1600 © 2008 www.snl.com