Form 10-K, Exhibit 13
period 2008-12-31
PAMRAPO BANCORP INC
filed 2009-03-16
CIK 854071

Exhibit 13

PAMRAPO BANCORP, INC. & SUBSIDIARIES

Management’s Discussion and Analysis of Financial Conditions and Results of Operations

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

CRITICAL ACCOUNTING ESTIMATES

Allowance for Loan Losses

We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income, to be critical accounting policies. Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Management reviews the level of the allowance on a quarterly basis, at a minimum, and establishes the provision for loan losses based on the composition of the loan portfolio, delinquency levels, loss experience, economic conditions, and other factors related to the collectibility of the loan portfolio. Since there has been no material shift in the loan portfolio, the level of the allowance for loan losses has changed primarily due to changes in the size of the loan portfolio and the level of nonperforming loans. We have allocated the allowance among categories of loan types as well as classification status at each period-end date. Assumptions and allocation percentages are based on loan types and classification status. Management regularly evaluates various risk factors related to the loan portfolio, such as type of loan, underlying collateral and payment status, and the corresponding allowance allocation percentages. Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, the regulatory authorities, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require us to recognize adjustments to the allowance based on their judgment about information available to them at the time of their examinations.

Pension Plan Assumptions

Our pension plan costs are calculated using actuarial concepts, as discussed within the requirements of Statement of Financial Accounting Standards (SFAS) No. 87, Employers Accounting for Pensions SFAS No. 132 (R) and as amended by SFAS No. 158, “Employers’ Accounting for Deferred Benefit Pension and Other Post Retirement Plans.” Pension expense and the determination of our projected pension liability are based upon two critical assumptions: the discount rate and the expected return on plan assets. We evaluate each of these critical assumptions annually. Other assumptions impact the determination of pension expense and the projected liability, including the primary employee demographics such as retirement patterns, employee turnover, mortality rates, and estimated employer compensation increases. These factors, along with the critical assumptions, are carefully reviewed by management each year in consultation with our pension plan consultants and actuaries. Further information about our pension plan assumptions, the plan’s funded status, and other plan information is included in Note 11 to the Consolidated Financial Statements.

“Other Than Temporary” Impairment of Investment Securities

Investment securities are written down to their net realizable value when there is impairment in value that is considered to be “other than temporary.” The determination of whether or not “other than temporary” impairment exists is a matter of judgment.

2    www.pamrapo.com

Management reviews its investment securities portfolio regularly for possible impairment that is “other than temporary” by analyzing the facts and circumstances of each investment and the expectations for that investment’s performance.

FINANCIAL CONDITION

The Company’s consolidated assets at December 31, 2008 totaled $598.0 million, which represents a decrease of $59.4 million or 9.04% when compared to $657.4 million at December 31, 2007, primarily due to decreases in interest-bearing deposits in other banks, loans receivable and mortgage-backed securities, which more than offset increases in investment securities held to maturity and deferred tax assets.

Securities available for sale decreased $146,000 or 15.92% to $771,000 at December 31, 2008 when compared to $917,000 at December 31, 2007. The decrease during the year ended December 31, 2008 resulted primarily from principal repayments of $98,000 on securities available for sale along with an increase of $48,000 in unrealized losses. Investment securities held to maturity increased $973,000 or 9.38% to $11.4 million at December 31, 2008 when compared to $10.4 million at December 31, 2007. The increase during the year ended December 31, 2008 resulted primarily from purchases of investment securities held to maturity amounting to $1.0 million.

Mortgage-backed securities held to maturity decreased $6.5 million or 5.25% to $117.4 million at December 31, 2008 from $123.9 million at December 31, 2007. The decrease during the year ended December 31, 2008 resulted primarily from principal repayments of $21.2 million on mortgage-backed securities, which more than offset purchases of mortgage-backed securities totaling $15.0 million.

Net loans amounted to $437.6 million and $439.1 million at December 31, 2008 and 2007, respectively, which represents a decrease of $1.5 million or 0.34%, primarily due to loan repayments exceeding loan originations.

Foreclosed real estate amounted to $426,000 and $486,000 at December 31, 2008 and 2007, respectively, which represents a decrease of $60,000 or 12.35%, primarily due to provision for losses of $70,000 on the foreclosed real estate, offset by capital improvements of $10,000.

Total deposits at December 31, 2008 decreased $64.0 million or 12.60% to $444.0 million compared to $508.0 million at December 31, 2007. Included in the December 31, 2007 total is an interest-bearing demand account with a balance of $40.3 million which was reduced during the year 2008 to $2.6 million.

Advances from the Federal Home Loan Bank of New York (“FHLB-NY”) totaled $89.5 million and $84.0 million at December 31, 2008 and 2007, respectively. The net increase of $5.5 million or 6.55% during the year ended December 31, 2008 resulted from an increase in FHLB-NY overnight borrowings of $20.5 million, offset by repayments of $15.0 million on advances from the FHLB-NY.

Stockholders’ equity amounted to $54.7 million and $58.6 million at December 31, 2008 and 2007, respectively. During the years ended December 31, 2008 and 2007, net income of $2.5 million and $4.4 million, respectively, was recorded and cash dividends of $4.2 million and $4.6 million, respectively, were paid on the Company’s common stock. Accumulated other comprehensive loss increased $1.8 million or 138.46% to $3.1 million at December 31, 2008 from $1.3 million at December 31, 2007, primarily due to FAS 158 adjustments pertaining to the Bank’s defined benefit plans. During the year ended December 31, 2008, the Company repurchased 40,000 shares of its common stock for $361,000 under a stock repurchase program.

Results of Operations For The Years Ended December 31, 2008 and 2007

NET INCOME

Net income decreased by $1.9 million or 43.18% to $2.5 million during the year ended December 31, 2008 when compared to $4.4 million for the year ended December 31, 2007. The decrease in net income during the 2008 period was primarily due to an increase in total non-interest expenses of $2.6 million and a provision for loan losses of $960,000, along with decreases in total interest income of $1.9 million, which more than offset an increase in total non-interest income of $76,000 and decreases in total interest expense of $2.7 million and income taxes of $779,000.

INTEREST INCOME

Interest income on loans during the year ended December 31, 2008 decreased by $1.1 million or 3.82% to $27.7 million when compared to $28.8 million during 2007. During the years ended December 31, 2008 and 2007, the yield earned on the loan portfolio was 6.40% and 6.49%, respectively. The average balance of loans outstanding during the years ended December 31, 2008 and 2007, totaled $433.7 million and $444.4 million, respectively.

Interest on mortgage-backed securities decreased $356,000 or 5.93% during the year ended December 31, 2008 to $5.6 million compared to $6.0 million for 2007. During the years ended December 31, 2008 and 2007, the average balance of mortgage-backed securities totaled $124.0 million and $133.1 million, respectively, resulting in a net decrease of $9.1 million or 6.84%. The yield earned on the mortgage-backed securities portfolio was 4.55% and 4.51% during 2008 and 2007, respectively. Interest earned on

www.pamrapo.com    3

PAMRAPO BANCORP, INC. & SUBSIDIARIES

Management’s Discussion and Analysis of Financial Conditions and Results of Operations

investment securities increased by $156,000 or 22.45% to $851,000 for the year ended December 31, 2008, when compared to $695,000 for 2007. The increase during the year ended December 31, 2008 resulted from an increase of $1.1 million, or 10.89%, in the average balance of the investment securities portfolio, along with an increase of sixty-seven basis points in the yield earned on the investment securities portfolio from 6.90% in 2007 to 7.57% in 2008. Interest on other interest-earning assets decreased by $596,000 or 38.06% to $970,000 for the year ended December 31, 2008, when compared to $1.6 million for 2007. The decrease during the year ended December 31, 2008, resulted from a decrease of two-hundred eleven basis points in the yield earned on the other interest-earning assets portfolio from 4.89% in 2007 to 2.78% in 2008, which more than offset an increase of $2.9 million in the average balance of the other interest-earning assets portfolio.

INTEREST EXPENSE

Interest on deposits decreased $2.2 million or 16.06% to $11.5 million during the year ended December 31, 2008 compared to $13.7 million for 2007. The decrease during 2008 was attributable to a decrease of forty-nine basis points in the Bank’s average cost of interest-bearing deposits to 2.65% for 2008 from 3.14% for 2007, along with a decrease of $1.7 million or 0.39% in the average balance of interest-bearing deposits outstanding. Interest on advances and other borrowed money decreased $491,000 or 11.20% to $3.9 million during the year ended December 31, 2008 compared to $4.4 million for 2007. The decrease during 2008 was attributable to a decrease of $13.2 million or 14.46% in the average balance of advances and other borrowed money, which more than offset an increase of nineteen basis points in the Bank’s cost of borrowings from 4.80% for 2007 to 4.99% for 2008.

NET INTEREST INCOME

Net interest income for the year ended December 31, 2008 increased $790,000 or 4.15% to $19.8 million for 2008 as compared to $19.0 million for 2007. The Bank’s net interest rate spread increased from 2.56% in 2007 to 2.83% in 2008 and its interest rate margin increased from 3.07% in 2007 to 3.28% in 2008. The increase in net interest rate spread primarily resulted from a forty-two basis point decrease in the cost of interest-bearing liabilities from 3.43% in 2007 to 3.01% in 2008, sufficient to offset a sixteen basis point decrease in the yield of average interest-earning assets from 5.99% in 2007 to 5.83% in 2008. The average balance of interest-earning assets amounted to $603.8 million in 2008 and $619.6 million in 2007 and the average balance of interest-bearing liabilities amounted to $512.5 million in 2008 and $527.5 million in 2007.

PROVISION FOR LOAN LOSSES

During the years ended December 31, 2008 and 2007, the Bank provided $1.6 million and $670,000, respectively, for loan losses. At December 31, 2008 and 2007, the Bank’s loan portfolio included loans totaling $10.8 million and $5.5 million, respectively, which were delinquent ninety days or more. Included in the December 31, 2008 and 2007 total delinquent loans is the Bank’s largest non-accruing commercial loan of $1.9 million to a local hospital. The loan was originally for $3.0 million with a maturity date of November 15, 2006, which was extended to June 1, 2007. In October 2006, $1.0 million of the loan was paid and the remaining balance of approximately $1.9 million was secured by a mortgage on real estate. As of December 31, 2008, the $1.9 million loan balance had not been paid. The repayment of the loan is subject to bankruptcy proceedings. In September 2008, the creditor’s committee for the hospital filed a complaint against the Bank seeking to recover the $1.0 million previously paid on the loan and to set aside the mortgage securing the $1.9 million still owed to the Bank. The methodology used to determine the collectability of this loan was based on the fair value of the collateral. The fair value of the physical collateral was valued on December 15, 2006 at $2.04 million, which is greater than the loan balance at December 31, 2008. While management believes that the mortgage on the property is valid, the unsecured creditors in the bankruptcy proceedings have brought suit against the Bank, charging that the mortgage is a “voidable preference.” Litigation is in the discovery phase. At this point, management believes, based on discussions with its litigation counsel, that the Bank will likely prevail in its defense. However, due to the normal uncertainties of any litigation, the loan ($1.9 million) has been deemed impaired and is included in the impaired loans of $2.6 million and $1.9 million at December 31, 2008 and 2007, respectively, as reflected in Note 5 to the Notes to Consolidated Financial Statements. The hospital property is in close proximity to the Bank and is routinely observed by management. Given the proximity of the property, management’s knowledge of the real estate market and the fact that the appraisal of the property is higher than the carrying value of the loan, the management does not believe that a new appraisal is needed at this time. The Company has not charged off this loan against the allowance for loan losses based on the fact that the loan is collateralized by properties that have a greater value than the carrying amount of the loan. However, due to the uncertainty of any litigation, the Bank will continue to monitor this loan and evaluate its collectability as necessary. The Bank maintains an allowance for loan losses based on management’s evaluation of the risk inherent in its loan portfolio, which gives due consideration to changes in general market conditions and in the nature and volume of the Bank’s loan activity. The allowance for loan losses amounted to $4.66 million at December 31,

4    www.pamrapo.com

2008, representing 1.05% of total loans and 43.15% of loans delinquent ninety days or more, compared to an allowance of $3.15 million at December 31, 2007, representing 0.71% of total loans and 57.54% of loans delinquent ninety days or more. During the years ended December 31, 2008 and 2007, the Bank charged off loans aggregating $124,000 and $270,000, respectively, and recoveries totaled $0 and $104,000, respectively. The Bank monitors its loan portfolio and intends to continue to provide for loan losses based on its ongoing periodic review of the loan portfolio and general market conditions.

NON-INTEREST INCOME

Non-interest income increased by $76,000 or 3.30% to $2.4 million during the year ended December 31, 2008 as compared to $2.3 million for 2007. The increase in non-interest income during 2008 resulted primarily from increases in other income of $131,000, sufficient to offset decreases in fees and service charges of $10,000 and commissions from sale of financial products of $45,000.

Commissions from sale of financial products includes commissions received by Pamrapo Service Corporation (“Corporation”), a wholly-owned subsidiary of the Bank, due to the sale of products such as securities, life insurance, and annuities. Commissions received related to securities are received from a third-party broker dealer. Pursuant to the Corporation’s policies, such commissions are to be paid directly to the Corporation, which, in conjunction with the Bank, then determines the amount of commission payments to be made to the Corporation’s employees and agents.

As of March 12, 2009, the Company and the Bank were aware of the following information relating to certain commission payments made to the manager of the Corporation (the “Manager”). The information presented below is based upon the knowledge and understanding of the individuals who conducted internal inquiries into this matter. The Bank has hired an independent auditor to conduct a forensic audit of the Corporation’s business records, the outcome of which cannot be determined at this time. Subsequent to March 12, 2009, additional information may be discovered, or may come to light, that could affect the accuracy of the following information relating to the commissions.

In August 2008, the Bank discovered that 100% of certain commissions from a third-party broker were paid directly to the Manager. These direct payments constituted a change in commission structure, which was made without the approval of the Board of Directors of the Corporation, as required by its policies and procedures. Based upon the Corporation’s policies in effect at the time, 100% of these commissions were to be paid directly to the Corporation and then 50% were to be distributed by the Corporation to the Manager. Following such internal inquiries, the Bank determined that $270,357 was owed by the Manager to the Corporation for commissions paid directly to the Manager for the period from August 2007 to December 2008.

The $270,357 was paid to the Corporation as follows. On December 3, 2008, the Manager paid $160,000 of the amount owed to the Corporation. On December 10, 2008, the Manager paid $50,000 of the amount owed to the Corporation. On February 4, 2009, the Manager paid the remaining $60,357 of the amount owed to the Corporation. The Company and the Bank determined to record the amount of $270,357 in the fourth quarter of 2008. For further information, please see Note 22 to the Consolidated Financial Statements in this 2008 Annual Report.

NON-INTEREST EXPENSES

Non-interest expenses increased $2.6 million or 18.84% to $16.4 million during the year ended December 31, 2008 compared to $13.8 million for 2007. During the year ended December 31, 2008, salaries and employee benefits, net occupancy expense of premises, equipment, professional fees, loss on foreclosed real estate and other expenses increased $314,000, $92,000, $37,000, $2,028,000, $92,000 and $27,000 respectively, which more than offset a decrease in advertising expense of $12,000. The increase in professional fees was predominately due to fees paid to consultants that the Bank engaged as a result of the cease and desist order issued by the Office of Thrift Supervision (“OTS”), effective September 26, 2008. For further information on the OTS cease and desist order, please see Note 19 to the Notes to Consolidated Financial Statements.

INCOME TAXES

Income tax expense totaled $1.7 million and $2.5 million during the years ended December 31, 2008 and 2007, respectively. The decrease in 2008 resulted from a decrease in pre-tax income of $2.7 million.

www.pamrapo.com    5

PAMRAPO BANCOP, INC. & SUBSIDIARIES

Management’s Discussion and Analysis of Financial Conditions and Results of Operations

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

Interest on mortgage-backed securities decreased $1.2 million or 16.67% during the year ended December 31, 2007 to $6.0 million compared to $7.2 million for 2006. During the years ended December 31, 2007 and 2006, the average balance of mortgage-backed securities totaled $133.1 million and $154.5 million, respectively, resulting in a net decrease of $21.4 million or 13.85%. The yield earned on the mortgage-backed securities portfolio was 4.51% and 4.68% during 2007 and 2006, respectively. Interest earned on investment securities decreased by $78,000 or 10.09% to $695,000 for the year ended December 31, 2007, when compared to $773,000 for 2006. The decrease during the year ended December 31, 2007, resulted from a decrease of $1.4 million in the average balance of the investment securities portfolio, which more than offset an increase of sixteen basis points in the yield earned on the investment securities portfolio from 6.74% in 2006 to 6.90% in 2007. Interest on other interest-earning assets increased by $960,000 or 158.60% to $1.6 million for the year ended December 31, 2007, when compared to $606,000 for 2006. The increase during the year ended December 31, 2007, resulted from an increase of $18.7 million in the average balance of the other interest-earning assets portfolio along with an increase of thirty-five basis points in the yield earned on the other interest-earning assets portfolio from 4.54% in 2006 to 4.89% in 2007.

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

PROVISION FOR LOAN LOSSES

During the years ended December 31, 2007 and 2006, the Bank provided $670,000 and $0, respectively, for loan losses. At December 31, 2007 and 2006, the Bank’s loan portfolio included loans totaling $5.5 million and $2.3 million, respectively, which were delinquent ninety days or more. Included in the December 31, 2007 total is the Bank’s largest non-accruing commercial loan of $1.9 million to a local hospital. The loan matured on June 1, 2007 and was not paid. The repayment of this loan is subject to bankruptcy proceedings. For further details on this loan, see Note 13 to the Consolidated Financial Statements in the 2008 Annual Report. The Bank maintains an allowance for loan losses based on management’s evaluation of the risk inherent in its loan portfolio, which gives due consideration to changes in general market conditions and in the nature and volume of the Bank’s loan activity. The

6    www.pamrapo.com

allowance for loan losses amounted to $3.15 million at December 31, 2007, representing 0.71% of total loans and 57.54% of loans delinquent ninety days or more compared to an allowance of $2.65 million at December 31, 2006, representing 0.58% of total loans and 116.32% of loans delinquent ninety days or more. During the years ended December 31, 2007 and 2006, the Bank charged off loans aggregating $270,000 and $113,000, respectively. Recoveries totaled $104,000 and $9,000, respectively. The Bank monitors its loan portfolio and intends to continue to provide for loan losses based on its ongoing periodic review of the loan portfolio and general market conditions.

NON-INTEREST INCOME

Non-interest income decreased by $451,000 or 16.11% to $2.3 million during the year ended December 31, 2007 as compared to $2.8 million for 2006. The decrease in non-interest income during 2007 resulted primarily from decreases in the gain on sale of securities available for sale of $430,000, commissions from sale of financial products of $73,000 and other income of $15,000, sufficient to offset an increase in fees and service charges of $67,000. For further information on commissions from sale of financial products, see Note 22 to the Consolidated Financial Statements in this 2008 Annual Report.

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

The Bank is required to maintain sufficient liquidity to ensure its safe and sound operation by the OTS regulations. The Bank adjusts its liquidity levels in order to meet funding needs for deposit outflows, payments of real estate taxes from escrow accounts on mortgage loans, repayment of borrowings, when applicable, and loan funding commitments. The Bank also adjusts its liquidity level as appropriate to meet its asset/liability objectives. In addition, the Bank invests its excess funds in federal funds and interest-bearing deposits with the FHLB-NY, which provides liquidity to meet lending requirements.

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

Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as federal funds and interest-bearing deposits. If the Bank requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB-NY, which provide an additional source of funds. At December 31, 2008 and 2007, advances from the FHLB-NY amounted to $89.5 million and $84.0 million, respectively.

The Bank anticipates that it will have sufficient funds available to meet its current loan commitments. At December 31, 2008, the Bank had outstanding commitments to originate loans and fund unused credit lines of $17.0 million. Certificates of deposit scheduled to mature in one year or less, at December 31, 2008, totaled $207.2 million. Management believes that, based upon historical experience, a significant portion of such deposits will remain with the Bank.

At December 31, 2008, the Bank exceeded each of the three OTS capital requirements. The Bank’s tangible, core and total risk-based capital ratios were 9.14%, 9.14% and 15.25%, respectively. The Bank was categorized as “well-capitalized” under the prompt corrective action regulations of the OTS.

www.pamrapo.com    7

PAMRAPO BANCORP, INC. & SUBSIDIARIES

Management’s Discussion and Analysis of Financial Conditions and Results of Operations

CONTRACTUAL OBLIGATIONS AND OFF-BALANCE SHEET ARRANGEMENTS

The following table sets forth our contractual obligations and commercial commitments at December 31, 2008. This does not include interest expense on the FHLB-NY advances and the certificates of deposit which the Bank expects to pay at weighted average rates of 4.02% and 3.47%, respectively. In addition, the Bank expects to make a pension plan contribution of approximately $800,000 in 2009.

	Payment Due By Period
Contractual Obligations	Total	Less Than One Year	More Than One Year Through Three Years	More Than Three Years Through Five Years	More Than Five Years
FHLB-NY Advances	$89,500,000	$38,500,000	$33,000,000	$—	$18,000,000
Certificates of deposit	225,731,000	207,167,000	16,385,000	2,080,000	99,000
Lease Obligations	2,788,121	492,191	949,425	811,854	534,651
Benefit plans	7,231,761	693,093	1,398,261	1,355,555	3,784,852

Total	$325,250,882	$246,852,284	$51,732,686	$4,247,409	$22,418,503

In the normal course of business, the Bank enters into off-balance sheet arrangements consisting of commitments to fund mortgage loans and lines of credit secured by real estate. The following table presents these off-balance sheet arrangements at December 31, 2008. For more information regarding these commitments, see Note 13 of the Notes to Consolidated Financial Statements.

	Payment Due By Period
Off-Balance Sheet Arrangements	Total	Less Than One Year	More Than One Year Through Three Years	More Than Three Years Through Five Years	More Than Five Years
To originate loans	$5,353,000	$5,353,000	$—	$—	$—
Unused lines of credit	11,599,000	11,599,000	—	—	—
Letters of credit	1,796,000	1,786,000	10,000	—	—

Total	$18,748,000	$18,738,000	$10,000	$—	$—

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

The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing “gap,” provides an indication of the extent to which an institution’s interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income. During a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would result in a decrease in net interest income.

Because the Bank’s interest-bearing liabilities, which mature or reprice within short periods, exceed its interest-earning assets with similar characteristics, material and prolonged increases in interest rates generally would adversely affect net interest income,

8    www.pamrapo.com

while material and prolonged decreases in interest rates generally would have a positive effect on net interest income.

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

NET PORTFOLIO VALUE

The Bank’s interest rate sensitivity is monitored by management through the use of the OTS model which estimates the change in the Bank’s net portfolio value (“NPV”) over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The OTS produces its analysis based upon data submitted on the Bank’s quarterly Thrift Financial Reports. The following table, which sets forth the Bank’s NPV as of December 31, 2008, was calculated by the OTS:

Change in Interest Rates In Basis Points (Rate Shock)	Amount	Net Portfolio Value Dollar Change	Percent Change	NPV as Percent of Portfolio Value of Assets
				NPV Ratio	Change In Basis Points
	(Dollars in Thousands)
+300bp	$39,487	$-37,135	-48%	6.70%	-540bp
+200bp	$54,127	$-22,495	-29%	8.93%	-317bp
+100bp	$66,952	$-9,670	-13%	10.78%	-132bp
+50bp	$72,010	$-4,611	-6%	11.47%	-62bp
0	$76,621	$—	—	12.10%	—
-50bp	$79,819	$3,197	+4%	12.51%	+42bp
-100bp	$82,538	$5,916	+8%	12.86%	+77bp

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

www.pamrapo.com    9

PAMRAPO BANCORP, INC. & SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS

PAMRAPO BANCORP, INC.

We have audited the accompanying consolidated statements of financial condition of Pamrapo Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pamrapo Bancorp, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for Defined Benefit Plans and Other Post-retirement Plans in 2006.

As further discussed in Note 19 to the consolidated financial statements, the Company stipulated and consented to a Cease and Desist Order issued by the Office of Thrift Supervision on September 26, 2008.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Pamrapo Bancorp, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 12, 2009 expressed an adverse opinion.

Beard Miller Company LLP

Clark, New Jersey

March 12, 2009

10    www.pamrapo.com

Consolidated Statements of Financial Condition

	December 31,
	2008	2007
ASSETS
Cash and amounts due from depository institutions	$4,116,871	$3,919,627
Interest-bearing deposits in other banks	9,470,431	62,976,392

Cash and Cash Equivalents	13,587,302	66,896,019
Securities available for sale	770,752	917,047
Investment securities held to maturity (estimated fair value of $10,831,410 and $10,650,452, respectively)	11,350,165	10,376,920
Mortgage-backed securities held to maturity (estimated fair value of $119,920,146 and $121,422,424, respectively)	117,427,652	123,906,632
Loans receivable (net of allowance for loan losses of $4,660,705 and $3,154,977, respectively)	437,554,169	439,053,090
Foreclosed real estate	426,353	486,000
Premises and equipment	2,929,035	3,339,898
Federal Home Loan Bank of New York stock	5,160,100	4,996,000
Interest receivable	2,884,431	2,738,425
Deferred tax asset	4,380,878	2,503,680
Other assets	1,541,027	2,214,550

Total Assets	$598,011,864	$657,428,261

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	$443,998,757	$507,961,177
Advances from Federal Home Loan Bank of New York	89,500,000	84,000,000
Advance payments by borrowers for taxes and insurance	3,281,968	3,557,745
Other liabilities	6,552,889	3,269,865

Total Liabilities	543,333,614	598,788,787

Commitments and Contingencies
Stockholders’ Equity
Preferred stock; 3,000,000 shares authorized; none issued and outstanding	—	—
Common stock; $0.01 par value; 25,000,000 shares authorized; 6,900,000 shares issued; 4,935,542 shares (2008) and 4,975,542 shares (2007) outstanding	69,000	69,000
Paid-in capital	19,339,615	19,339,615
Retained earnings	61,928,289	63,711,451
Accumulated other comprehensive loss	(3,118,849)	(1,301,888)
Treasury stock, at cost, 1,964,458 shares (2008) and 1,924,458 shares (2007)	(23,539,805)	(23,178,704)

Total Stockholders’ Equity	54,678,250	58,639,474

Total Liabilities and Stockholders’ Equity	$598,011,864	$657,428,261

See Notes to Consolidated Financial Statements

www.pamrapo.com    11

PAMRAPO BANCORP, INC. & SUBSIDIARIES

Consolidated Statements of Income

	Years Ended December 31,
	2008	2007	2006
Interest Income
Loans	$27,746,334	$28,838,443	$28,936,780
Mortgage-backed securities	5,646,999	6,003,167	7,222,162
Investments, taxable	795,710	674,212	772,736
Investments, non-taxable	55,562	20,513	—
Other interest-earning assets	970,477	1,566,054	605,583

Total Interest Income	35,215,082	37,102,389	37,537,261

Interest Expense
Deposits	11,512,007	13,698,770	11,313,907
Advances and other borrowed money:	3,893,107	4,383,916	4,666,907
Overnight borrowings	44,726	1,551	436,254
Term advances	3,848,381	4,382,365	4,230,653

Total Interest Expense	15,405,114	18,082,686	15,980,814

Net Interest Income	19,809,968	19,019,703	21,556,447
Provision for Loan Losses	1,630,000	670,000	—

Net Interest Income after Provision for Loan Losses	18,179,968	18,349,703	21,556,447

Non-Interest Income
Fees and service charges	1,239,937	1,249,896	1,183,073
Gain on sale of securities available for sale	—	—	430,089
Commissions from sale of financial products	858,630	903,675	976,194
Other	324,698	193,672	208,655

Total Non-Interest Income	2,423,265	2,347,243	2,798,011

Non-Interest Expenses
Salaries and employee benefits	7,910,365	7,596,422	7,637,767
Net occupancy expense of premises	1,292,270	1,199,928	1,183,348
Equipment	1,357,782	1,320,370	1,294,678
Advertising	243,212	255,225	306,779
Professional fees	2,798,347	770,734	594,923
Loss on foreclosed real estate	91,647	—	—
Other	2,726,048	2,698,593	2,867,354

Total Non-Interest Expenses	16,419,671	13,841,272	13,884,849

Income before Income Taxes	4,183,562	6,855,674	10,469,609
Income Taxes	1,724,244	2,503,426	3,927,742

Net Income	$2,459,318	$4,352,248	$6,541,867

Net Income per Common Share
Basic	$0.49	$.87	$1.31

Diluted	$0.49	$.87	$1.31

Weighted Average Number of Common Shares Outstanding
Basic	4,970,788	4,975,542	4,975,542

Diluted	4,970,788	4,978,652	4,980,708

Dividends per Common Share	$0.84	$0.92	$0.92

See Notes to Consolidated Financial Statements

12    www.pamrapo.com

Consolidated Statements of Changes in Stockholders’ Equity

	Common Stock	Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance - January 1, 2006	$69,000	$19,158,343	$61,972,334	$284,603	$(22,868,292)	$58,615,988

Comprehensive income:
Net income	—	—	6,541,867	—	—	6,541,867
Unrealized loss on securities available for sale, net of income taxes of $14,214	—	—	—	(21,977)	—	(21,977)
Realized gain on securities available for sale, net of income taxes of $171,778	—	—	—	(258,311)	—	(258,311)

Total Comprehensive Income						6,261,579

Adjustment to initially apply FASB Statement No. 158, net of income taxes of $1,068,789	—	—	—	(1,603,182)	—	(1,603,182)
Purchase of treasury stock	—	—	—	—	(644,620)	(644,620)
Sale of treasury stock	—	181,272	—	—	334,208	515,480
Cash dividends	—	—	(4,577,499)	—	—	(4,577,499)

Balance - December 31, 2006	69,000	19,339,615	63,936,702	(1,598,867)	(23,178,704)	58,567,746

Comprehensive income:
Net income	—	—	4,352,248	—	—	4,352,248
Unrealized loss on securities available for sale, net of income taxes of $2,700	—	—	—	(4,029)	—	(4,029)
Benefit plans, net of income taxes of $200,675	—	—	—	301,008	—	301,008

Total Comprehensive Income						4,649,227

Cash dividends	—	—	(4,577,499)	—	—	(4,577,499)

Balance - December 31, 2007	69,000	19,339,615	63,711,451	(1,301,888)	(23,178,704)	58,639,474

Comprehensive income:
Net income	—	—	2,459,318	—	—	2,459,318
Unrealized loss on securities available for sale, net of income taxes of $19,500	—	—	—	(29,171)	—	(29,171)
Benefit plans, net of income taxes of $1,191,861				(1,787,790)	—	(1,787,790)

Total Comprehensive Income						642,357

Implementation of change in measurement date of benefit plans, net of income taxes of $46,017	—	—	(69,025)	—	—	(69,025)
Purchase of treasury stock	—	—	—	—	(361,101)	(361,101)
Cash dividends	—	—	(4,173,455)	—	—	(4,173,455)

Balance - December 31, 2008	$69,000	$19,339,615	$61,928,289	$(3,118,849)	$(23,539,805)	$54,678,250

See Notes to Consolidated Financial Statements

www.pamrapo.com    13

PAMRAPO BANCORP, INC. & SUBSIDIARIES

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2008	2007	2006
Cash Flows from Operating Activities
Net income	$2,459,318	$4,352,248	$6,541,867
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of premises and equipment	486,951	588,233	568,252
Amortization of deferred fees, premiums and discounts, net	426,108	526,971	256,692
Provision for loan losses	1,630,000	670,000	—
Provision for loss on foreclosed real estate	69,873	—	—
Originations of loans held for sale	—	(1,487,884)	—
Proceeds from loan sales	—	1,500,376	—
Gain on sale of loans sold	—	(12,492)	—
Gain on sale of securities available for sale	—	—	(430,089)
Deferred income tax (benefit) expense	(619,821)	(473,894)	37,470
(Increase) decrease in interest receivable	(146,006)	155,664	(84,752)
Decrease (increase) in other assets	673,523	174,996	(42,176)
Increase in other liabilities	188,332	374,326	65,908

Net Cash Provided by Operating Activities	5,168,278	6,368,544	6,913,172

Cash Flows from Investing Activities
Principal repayments on securities available for sale	97,624	245,844	109,817
Purchases of securities available for sale	—	—	(27,483)
Proceeds from sale of securities available for sale	—	—	2,025,221
Purchases of investment securities held to maturity	(1,020,759)	(1,333,662)	—
Proceeds from maturity of investment securities held to maturity	—	—	1,000,000
Principal repayments on mortgage-backed securities held to maturity	21,242,677	20,781,037	25,888,579
Purchases of mortgage-backed securities held to maturity	(14,994,187)	(3,909,245)	—
Net change in loans receivable	(279,183)	14,522,764	(16,679,941)
Capital improvement to foreclosed real estate	(10,226)	—	—
Additions to premises and equipment	(76,088)	(197,495)	(442,981)
(Purchase) redemption of Federal Home Loan Bank of New York stock	(164,100)	725,100	233,100

Net Cash Provided by Investing Activities	4,795,758	30,834,343	12,106,312

14    www.pamrapo.com

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2008	2007	2006
Cash Flows from Financing Activities
Net (decrease) increase in deposits	(63,962,420)	38,020,111	(4,062,214)
Advances from Federal Home Loan Bank of New York	—	—	40,000,000
Repayment of advances from Federal Home Loan Bank of New York	(15,000,000)	(17,000,000)	(37,000,000)
Advances (repayment) in Federal Home Loan Bank overnight borrowing	20,500,000	—	(8,400,000)
Net decrease in other borrowed money	—	—	(39,908)
Net decrease in payments by borrowers for taxes and insurance	(275,777)	(96,419)	(33,865)
Cash dividends paid	(4,173,455)	(4,577,499)	(4,577,499)
Sale of treasury stock	—	—	515,480
Purchase of treasury stock	(361,101)	—	(644,620)

Net Cash (Used in) Provided by Financing Activities	(63,272,753)	16,346,193	(14,242,626)

Net (Decrease) Increase in Cash and Cash Equivalents	(53,308,717)	53,549,080	4,776,858
Cash and Cash Equivalents - Beginning	66,896,019	13,346,939	8,570,081

Cash and Cash Equivalents - Ending	$13,587,302	$66,896,019	$13,346,939

Supplementary Information
Income taxes paid, net of refunds	$2,150,084	$2,492,212	$3,523,899

Interest paid	$15,470,528	$18,125,636	$15,990,049

Loans transferred to foreclosed real estate	$—	$486,000	$—

Implementation of change in measurement date of benefit plans	$69,025	$—	$—

www.pamrapo.com    15

PAMRAPO BANCORP, INC. & SUBSIDIARIES

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

16    www.pamrapo.com

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

Certain employees are covered under a Supplemental Executive Retirement Plan (“SERP”). The SERP is an unfunded non-qualified deferred retirement plan for certain employees. A participant who retires at the age of 65 (the “Normal Retirement Age”), is entitled to an annual retirement benefit equal to 75% of his compensation reduced by his retirement plan annual benefits. Participants retiring before the Normal Retirement Age receive the same benefits reduced by a percentage based on years of service to the Company and the number of years prior to the Normal Retirement Age that participants retire.

www.pamrapo.com    17

PAMRAPO BANCORP, INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

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

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an Amendment of FASB Statements No. 87, 88, 106 and 132(R). SFAS No. 158 requires two major changes to accounting for defined benefit and postretirement plans, with two different effective dates. The first requirement of SFAS No. 158, which the Company adopted as of December 31, 2006, requires the recognition of the over-funded and under-funded status of a defined benefit postretirement plan as an asset or liability in the consolidated statement of financial condition, with changes in the funded status recorded through other comprehensive income in the year in which those changes occur. The effect of implementations of SFAS No. 158, was to increase Accumulated Other Comprehensive Loss by $1,603,182 (net of related deferred tax benefit of $1,068,789).

The second requirement of SFAS No. 158, which is effective for the Company as of January 1, 2008, requires that the funded status be measured as of the entity’s fiscal year-end rather than as of an earlier date currently permitted. As a result of changing the measurement date from October 1 to December 31 for its benefit plans, the Company recorded an adjustment of $69,025 (net of related deferred tax benefit of $46,017) to retained earnings.

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

Effective January 1, 2007, the Company adopted the provisions of FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes.” The Interpretation provides clarification on accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” The Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the Company’s evaluation of the implementation of FIN 48, no significant income tax uncertainties were identified. Therefore, the Company recognized no adjustment for unrecognized tax benefits for the year ended December 31, 2007. The Company’s policy is to recognize interest and penalties on unrecognized tax benefits in income tax expense in the Consolidated Statements of Income. The amount of interest and penalties for the year ended December

18    www.pamrapo.com

31, 2007 was immaterial. The tax years subject to examination by the taxing authorities are the years ended December 31, 2007, 2006, 2005, 2004 and 2003.

In May 2007, the FASB issued FASB Staff Position (“FSP”) FIN 48-1, “Definition of Settlement in FASB Interpretation No. 48” (FSP FIN 48-1). FSP FIN 48-1 provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. FSP FIN 48-1 is effective retroactively to January 1, 2007. The implementation of this standard did not have a material impact on our consolidated financial position or results of operations.

FEDERAL HOME LOAN

BANK OF NEW YORK STOCK

Federal Home Loan Bank of New York (“FHLB”) Stock, which represents required investment in the common stock of a correspondent bank, is carried at cost and as of December 31, 2008 and 2007, consists of the common stock of FHLB.

Management evaluates the restricted stock for impairment in accordance with Statement of Position (“SOP”) 01-6, Accounting by Certain Entities (Including Entities With Trade Receivables) That Lend to or Finance the Activities of Others. Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted; (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB; and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB.

Management believes no impairment charge is necessary related to the FHLB Stock as of December 31, 2008.

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

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2008, the FASB issued FSP SFAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (FSP SFAS 140-4 and FIN 46(R)-8). FSP SFAS 140-4 and FIN 46(R)-8 amends FASB SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” to require public entities to provide additional disclosures about transfers of financial assets. It also amends FIN 46(R), “Consolidation of Variable Interest Entities,” to require public enterprises, including sponsors that have a variable interest in a variable interest entity, to provide additional disclosures about their involvement with variable interest entities. Additionally, this FSP requires certain disclosures to be provided by a public enterprise that is: (a) a sponsor of a qualifying special purpose entity (SPE) that holds a variable interest in the qualifying SPE but was not the transferor of financial assets to the qualifying

www.pamrapo.com    19

PAMRAPO BANCORP, INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

SPE; and (b) a servicer of a qualifying SPE that holds a significant variable interest in the qualifying SPE but was not the transferor of financial assets to the qualifying SPE. The disclosures required by FSP SFAS 140-4 and FIN 46(R)-8 are intended to provide greater transparency to financial statement users about a transferor’s continuing involvement with transferred financial assets and an enterprise’s involvement with variable interest entities and qualifying SPEs. FSP SFAS 140-4 and FIN 46(R) is effective for reporting periods (annual or interim) ending after December 15, 2008. The Company is currently reviewing the effect this new pronouncement will have on its consolidated financial statements.

In January 2009, the FASB issued FSP Emerging Issues Task Force (“EITF”) 99-20-1, “Amendments to the Impairment of Guidance of EITF Issue No. 99-20” (FSP EITF 99-20-1). FSP EITF 99-20-1 amends the impairment guidance in EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets,” to achieve more consistent determination of whether an other-than-temporary impairment has occurred. FSP EITF 99-20-1 also retains and emphasizes the objective of an other-than-temporary impairment assessment and the related disclosure requirements in SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and other related guidance. FSP EITF 99-20-1 is effective for interim and annual reporting periods ending after December 15, 2008, and shall be applied prospectively. Retrospective application to a prior interim or annual reporting period is not permitted. The Company is currently reviewing the effect this new pronouncement will have on its consolidated financial statements.

In November 2008, the SEC released a proposed roadmap regarding the potential use by U.S. issuers of financial statements prepared in accordance with International Financial Reporting Standards (IFRS). IFRS is a comprehensive series of accounting standards published by the International Accounting Standards Board (“IASB”). Under the proposed roadmap, the Company may be required to prepare financial statements in accordance with IFRS as early as 2014. The SEC will make a determination in 2011 regarding the mandatory adoption of IFRS. The Company is currently assessing the impact that this potential change would have on its consolidated financial statements, and it will continue to monitor the development of the potential implementation of IFRS.

In December 2008, the FASB issued FSP FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets.” This FSP amends SFAS 132(R), “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The disclosures about plan assets required by this FSP shall be provided for fiscal years ending after December 15, 2009. The Company is currently reviewing the effect this new pronouncement will have on its consolidated financial statements.

In November 2008, the FASB ratified EITF Issue No. 08-6, “Equity Method Investment Accounting Considerations.” EITF 08-6 clarifies the accounting for certain transactions and impairment considerations involving equity method investments. EITF 08-6 is effective for fiscal years beginning after December 15, 2008, with early adoption prohibited. The Company is currently reviewing the effect this new pronouncement will have on its consolidated financial statements.

In September 2008, the FASB issued FSP 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161” (FSP 133-1 and FIN 45-4). FSP 133-1 and FIN 45-4 amends and enhances disclosure requirements for sellers of credit derivatives and financial guarantees. It also clarifies that the disclosure requirements of SFAS No. 161 are effective for quarterly periods beginning after November 15, 2008, and fiscal years that include those periods. FSP 133-1 and FIN 45-4 is effective for reporting periods (annual or interim) ending after November 15, 2008. The implementation of this standard will not have a material impact on our consolidated financial position and results of operations.

In September 2008, the FASB ratified EITF Issue No. 08-5, “Issuer’s Accounting for Liabilities Measured at Fair Value With a Third-Party Credit Enhancement” (EITF 08-5). EITF 08-5 provides guidance for measuring liabilities issued with an attached third-party credit enhancement (such as a guarantee). It clarifies that the issuer of a liability with a third-party credit enhancement should not include the effect of the credit enhancement in the fair value measurement of the liability. EITF 08-5 is effective for the first reporting period beginning after December 15, 2008. The Company is currently assessing the impact of EITF 08-5 on its consolidated financial position and results of operations.

In March 2008, the FASB issued Statement No. 161, “Disclosures about Derivative Instruments and

20    www.pamrapo.com

Hedging Activities—an amendment of FASB Statement No. 133” (Statement 161). Statement 161 requires entities that utilize derivative instruments to provide qualitative disclosures about their objectives and strategies for using such instruments, as well as any details of credit-risk-related contingent features contained within derivatives. Statement 161 also requires entities to disclose additional information about the amounts and location of derivatives located within the financial statements, how the provisions of SFAS 133 have been applied, and the impact that hedges have on an entity’s financial position, financial performance, and cash flows. Statement 161 is effective for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is currently evaluating the potential impact the new pronouncement will have on its consolidated financial statements.

In February 2008, the FASB issued a FASB Staff Position (FSP) FAS 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions.” This FSP addresses the issue of whether or not these transactions should be viewed as two separate transactions or as one “linked” transaction. The FSP includes a “rebuttable presumption” that presumes linkage of the two transactions unless the presumption can be overcome by meeting certain criteria. The FSP will be effective for fiscal years beginning after November 15, 2008 and will apply only to original transfers made after that date; early adoption will not be allowed. The Company is currently evaluating the potential impact the new pronouncement will have on its consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” This Statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements. This Statement is effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” The Company is currently evaluating the potential impact the new pronouncement will have on its consolidated financial statements.

www.pamrapo.com    21

PAMRAPO BANCORP, INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2. Securities Available for Sale

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2008:
Mortgage-backed securities	$418,937	$792	$977	$418,752
Trust originated preferred security, maturing after twenty years	400,000	—	48,000	352,000

	$818,937	$792	$48,977	$770,752

December 31, 2007:
Mortgage-backed securities	$516,561	$4,486	$—	$521,047
Trust originated preferred security, maturing after twenty years	400,000	—	4,000	396,000

	$916,561	$4,486	$4,000	$917,047

The unrealized loss, categorized by the length of time of continuous loss position, and the fair value of the related security available for sale is as follows:

	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2008:
Mortgage-backed securities	$207,724	$977	$—	$—	$207,724	$977
Trust originated preferred security, maturing after twenty years	—	—	352,000	48,000	352,000	48,000

	$207,724	$977	$352,000	$48,000	$559,724	$48,977

December 31, 2007:

Trust originated preferred security, maturing after twenty years	$396,000	$4,000	$—	$—	$396,000	$4,000

During the year ended December 31, 2007, trust originated preferred securities with a face value of $100,000 were called at par.

During the year ended December 31, 2006, a mutual fund with a book value of $1,588,112 was redeemed and a loss of $43,825 was realized and an equity security with a book value of $7,020 was sold and a profit of $473,914 was realized. There were no sales of securities available for sale during the years ended December 31, 2008 and 2007.

Management does not believe that any of the unrealized losses at December 31, 3008 represent an other-than-temporary impairment. The unrealized losses are on subordinated notes and mortgage-backed securities that earn interest at a fixed rate. Such losses are due to changes in market interest rates while the above investments are at a fixed rate. The Bank has the intent and ability to hold these investments for a time necessary to recover the amortized cost. At December 31, 2008 unrealized losses were on three mortgage-backed securities and one trust-originated preferred security.

22    www.pamrapo.com

Note 3. Investment Securities Held to Maturity

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2008:
Subordinated notes:
Due after one within five years	$10,016,420	$—	$516,420	$9,500,000
Municipal Obligations:
Due after ten years through fifteen years	1,333,745	17,330	19,665	1,331,410

	$11,350,165	$17,330	$536,085	$10,831,410

December 31, 2007:
Subordinated notes:
Due after one within five years	$9,043,236	$262,464	$—	$9,305,700
Municipal Obligations:
Due after ten years through fifteen years	374,786	4,189	—	378,975
Due after fifteen years	958,898	6,879	—	965,777

	$10,376,920	$273,532	$—	$10,650,452

The unrealized losses, categorized by the length of time of continuous loss position, and fair value of related investment securities held to maturity are as follows:

	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2008:
Subordinated notes:
Due after one within five years	$9,500,000	$516,420	$—	$—	$9,500,000	$516,420
Municipal obligations:
Due after ten years through fifteen years	575,000	19,665	—	—	575,000	19,665

	$10,075,000	$536,085	$—	$—	$10,075,000	$536,085

Management does not believe that any of the unrealized losses at December 31, 2008 represent an other-than-temporary impairment. The unrealized losses are on subordinated notes and municipal securities that earn interest at a fixed rate. Such unrealized losses are due to changes in market interest rates while the above investments are at a fixed rate. The Bank has the intent and ability to hold these investments for a time necessary to recover the amortized cost. At December 31, 2008 the unrealized losses included seven subordinated notes and one municipal obligation.

There were no sales of investment securities held to maturity during the years ended December 31, 2008, 2007 and 2006.

www.pamrapo.com    23

PAMRAPO BANCORP, INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Mortgage-Backed Securities Held to Maturity

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2008:
Federal Home Loan Mortgage Corporation	$81,256,914	$2,086,447	$794	$83,342,567
Federal National Mortgage Association	20,776,291	413,077	24,456	21,164,912
Government National Mortgage Association	103,057	6,538	—	109,595
Collateralized mortgage obligations	15,291,390	61,461	49,779	15,303,072

	$117,427,652	$2,567,523	$75,029	$119,920,146

December 31, 2007:
Federal Home Loan Mortgage Corporation	$86,886,817	$171,847	$1,433,276	$85,625,388
Federal National Mortgage Association	24,893,450	111,579	745,823	24,259,206
Government National Mortgage Association	126,593	9,223	—	135,816
Collateralized mortgage obligations	11,999,772	2	597,760	11,402,014

	$123,906,632	$292,651	$2,776,859	$121,422,424

The unrealized losses, categorized by the length of time of continuous loss position, and the fair value of related mortgage-backed securities held to maturity are as follows:

	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2008:
Federal Home Loan Mortgage Corporation	$108,226	$794	$—	$—	$108,226	$794
Federal National Mortgage Corporation	28,955	231	5,334,274	24,225	5,363,229	24,456
Collateralized mortgage obligations	—	—	8,088,817	49,779	8,088,817	49,779

	$137,181	$1,025	$13,423,091	$74,004	$13,560,272	$75,029

December 31, 2007:
Federal Home Loan Mortgage Corporation	$—	$—	$68,827,391	$1,433,276	$68,827,391	$1,433,276
Federal National Mortgage Corporation	—	—	20,207,295	745,823	20,207,295	745,823
Collateralized mortgage obligations	—	—	11,401,045	597,760	11,401,045	597,760

	$—	$—	$100,435,731	$2,776,859	$100,435,731	$2,776,859

Management does not believe that any of the unrealized losses at December 31, 2008 and 2007, represent an other-than-temporary impairment. The unrealized losses on the mortgage-backed securities portfolio are due primarily to increases in market interest rates.

The securities with unrealized losses are primarily at fixed interest rates. The Bank has the intent and ability to hold these securities for a time necessary to recover the amortized cost. At December 31, 2008 the unrealized losses included three Federal Home Loan Mortgage Corporation securities, five Federal National Mortgage Corporation securities and three collateralized mortgage obligations.

There were no sales of mortgage-backed securities held to maturity during the years ended December 31, 2008, 2007 and 2006.

24    www.pamrapo.com

Note 5. Loans Receivable

	December 31,
	2008	2007
Real estate mortgage:
One-to-four family	$229,276,592	$220,466,440
Multi-family	53,770,881	53,340,123
Commercial	65,724,255	69,911,297

	348,771,728	343,717,860

Real estate construction	12,123,434	15,457,598

Land	75,500	75,500

Commercial	13,569,042	10,317,987

Consumer:
Passbook or certificate	776,907	719,858
Home improvement	1,141	24,520
Equity and second mortgage	66,278,338	71,901,556
Automobile	425,547	561,433
Personal	776,081	938,236

	68,258,014	74,145,603

Total Loans	442,797,718	443,714,548

Loans in process	1,821,194	2,718,470
Allowance for loan losses	4,660,705	3,154,977
Deferred loan fees	(1,238,350)	(1,211,989)

	5,243,549	4,661,458

	$437,554,169	$439,053,090

At December 31, 2008, 2007 and 2006, loans serviced by the Bank for the benefit of others totaled approximately $1,301,000, $1,708,000, and $281,000, respectively.

The following is an analysis of the allowance for loan losses:

	Years Ended December 31,
	2008	2007	2006
Balance, beginning	$3,154,977	$2,650,679	$2,755,000
Provisions charged to operations	1,630,000	670,000	—
Recoveries credited to allowance	—	103,938	8,570
Loan losses charged to allowance	(124,272)	(269,640)	(112,891)

Balance, ending	$4,660,705	$3,154,977	$2,650,679

Impaired loans and related amounts recorded in the allowance for loan losses are summarized as follows:

	December 31,
	2008	2007
Recorded investment in impaired loans:
With recorded allowances	$2,586,580	$1,925,693
Related allowance for loan losses	1,085,937	702,857

Net Impaired Loans	$1,500,643	$1,222,836

Average balance of total impaired loans	$2,056,082	$448,910

At December 31, 2008, 2007 and 2006, non-accrual loans for which interest has been discontinued totaled approximately $5,553,000, $3,410,000, and $896,000, respectively. During the years ended December 31, 2008, 2007 and 2006, the Bank recognized interest income of approximately $103,000, $86,000, and $10,000, respectively, on these loans. Interest income that would have been recorded, had the loans been on the accrual status, would have amounted to approximately $363,000, $261,000, and $67,000 for the years ended December 31, 2008, 2007 and 2006, respectively. The Bank is not committed to lend additional funds to the borrowers whose loans have been placed on non-accrual status. The activity with respect to loans to directors, officers and associates of such persons, is as follows:

	December 31,
	2008	2007
Balance, beginning	$6,865,732	$6,519,573
Loans originated (1)	1,378,923	636,756
Persons no longer associated	(133,925)	—
Collection of principal	(296,138)	(290,597)

Balance, ending	$7,814,592	$6,865,732

(1)	Includes net change in line of credit loans.

www.pamrapo.com    25

PAMRAPO BANCORP, INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 6. Premises and Equipment

	December 31,
	2008	2007
Land	$701,625	$701,625

Buildings and improvements	4,086,680	4,086,680
Accumulated depreciation	(2,574,036)	(2,455,124)

	1,512,644	1,631,556

Leasehold improvements	1,571,552	1,571,552
Accumulated amortization	(1,339,192)	(1,221,311)

	232,360	350,241

Furnishings and equipment	6,973,929	6,897,840
Accumulated depreciation	(6,491,523)	(6,241,364)

	482,406	656,476

	$2,929,035	$3,339,898

Depreciation expense for the years ended December 31, 2008, 2007, and 2006 totaled $486,951, $588,233, and $568,252, respectively. Depreciation charges are computed on the straight-line method over the following estimated useful lives:

Years
Buildings and improvements	10 - 50
Leasehold improvements	Shorter of 5-10 years or terms of lease
Furnishings and equipment	3 - 10

Note 7. Interest Receivable

	December 31,
	2008	2007
Loans	$2,204,634	$2,047,801
Mortgage-backed securities	472,548	499,071
Investment securities	207,249	191,553

	$2,884,431	$2,738,425

Note 8. Deposits

	December 31,
	2008			2007
	Weighted Average Rate	Amount	Percent	Weighted Average Rate	Amount	Percent
Demand:
Non-interest bearing	0.00%	$40,681,753	9.16%	0.00%	$38,225,640	7.53%
NOW	0.92%	36,045,882	8.12%	1.52%	82,322,395	16.21%

	0.41%	76,727,635	17.28%	1.04%	120,548,035	23.74%
Money market	2.26%	25,821,557	5.82%	2.87%	26,305,317	5.18%
Savings and club	1.12%	115,718,832	26.06%	1.13%	122,923,204	24.19%
Certificates of deposit	3.47%	225,730,733	50.84%	4.57%	238,184,621	46.89%

	2.24%	$443,998,757	100.00%	2.81%	$507,961,177	100.00%

26    www.pamrapo.com

The scheduled maturities of certificates of deposit are as follows:

	December 31,
	2008	2007
	(In Thousands)
Maturing in:
One year or less	$207,167	$219,829
After one to two years	14,600	13,288
After two to three years	1,785	3,788
After three to four years	555	626
After four to five years	1,525	396
After five years	99	258

	$225,731	$238,185

Certificates of deposit of $100,000 or more by the time remaining until maturity are as follows:

	December 31,
	2008	2007
	(In Thousands)
Three months or less	$32,780	$37,747
After three months through six months	38,336	34,997
After six months through twelve months	28,307	30,982
After twelve months	7,619	7,605

	$107,042	$111,331

A summary of interest on deposits follows:

	Years Ended December 31,
	2008	2007	2006
	(In Thousands)
Demand	$1,196,743	$1,005,979	$779,597
Savings, club and money market	1,358,323	1,622,096	2,017,648
Certificates of deposit	8,956,941	11,070,695	8,516,662

	$11,512,007	$13,698,770	$11,313,907

Note 9. Advances from Federal Home Loan Bank of New York

	December 31,
	2008		2007
	Weighted Average Rate	Amount	Weighted Average Rate	Amount
Overnight Borrowings:	0.44%	$20,500,000	—%	$—
Maturing by December 31,
2008	—%	$—	4.24%	$15,000,000
2009	5.25%	18,000,000	5.25%	18,000,000
2010	5.59%	23,000,000	5.59%	23,000,000
2011	5.24%	10,000,000	5.24%	10,000,000
2015	4.80%	3,000,000	4.80%	3,000,000
2016	4.05%	15,000,000	4.05%	15,000,000

	4.02%	$89,500,000	4.93%	$84,000,000

At December 31, 2008 and 2007, all the advances were fixed interest rate advances.

At December 31, 2008 and 2007, the advances were secured by pledges of the Bank’s investment in the capital stock of the Federal Home Loan Bank of New York (the “FHLB”) totaling $5,160,100 and $4,996,000, respectively, and a blanket assignment of the Bank’s unpledged qualifying mortgage loans, mortgage-backed securities and investment securities portfolios.

At December 31, 2008, the Company also had available to it $65,350,000 under a revolving overnight line of credit, expiring July 31, 2009, with the FHLB. The line of credit is secured by a specific pledge of mortgage-backed securities with carrying values and fair values of approximately $36,341,000 and $37,332,000, respectively. Borrowings are at the lender’s cost of funds plus 0.25%. There was $20,500,000 outstanding under the overnight line of credit at December 31, 2008 and no outstanding borrowings under the line of credit at December 31, 2007. At December 31, 2008, the Company also had a companion (DRA) commitment with the Federal

Home Loan Bank of New York for $65,350,000 expiring July 31, 2009. There were no outstanding borrowings at December 31, 2008 and December 31, 2007 under the companion (DRA) commitment.

Note 10 - Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

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

www.pamrapo.com    27

PAMRAPO BANCORP, INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

	December 31,
	2008	2007
	(In Thousands)
GAAP capital	$51,459	$54,147
Unrealized loss on securities available for sale	29	—
Benefit plans adjustment	3,090	1,302

Core and tangible capital	54,578	55,449
General valuation allowance	3,576	2,453

Total Regulatory Capital	$58,154	$57,902

As of March 31, 2008, the most recent notification from the Office of Thrift Supervision (“OTS”), the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the institution’s category.

	Actual		For Capital Adequacy Purposes				To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
	(Dollars in Thousands)
December 31, 2008:
Total capital (to risk-weighted assets)	$58,154	15.25%	$	≥30,515	≥	8.00%	$	≥38,144	≥10.00%
Tier 1 capital (to risk-weighted assets)	54,578	14.31%		≥ —	≥	—		≥22,886	≥ 6.00%
Core (Tier 1) capital (to adjusted total assets)	54,578	9.14%		≥23,894	≥	4.00%		≥29,868	≥ 5.00%
Tangible capital (to adjusted total assets)	54,578	9.14%		≥ 8,960	≥	1.50%		≥ —	≥ —

December 31, 2007:
Total capital (to risk-weighted assets)	$57,902	15.82%	$	≥29,279	≥	8.00%	$	≥36,599	≥10.00%
Tier 1 capital (to risk-weighted assets)	55,449	15.15%		≥ —	≥	—		≥21,959	≥ 6.00%
Core (Tier 1) capital (to adjusted total assets)	55,449	8.43%		≥26,295	≥	4.00%		≥32,869	≥ 5.00%
Tangible capital (to adjusted total assets)	55,449	8.43%		≥ 9,861	≥	1.50%		≥ —	≥ —

28    www.pamrapo.com

Note 11. Benefits Plans

PENSION PLAN (“PLAN”)

The following tables set forth the Plan’s funded status and components of net periodic pension cost:

	December 31,
	2008	2007
Measurement Date	October 1, 2008	October 1, 2007
Change in Benefit Obligation
Benefit obligation, beginning	$7,933,374	$7,902,564
Adjustment for measurement date change	192,958	—
Service cost	236,848	256,756
Interest cost	534,984	488,604
Actuarial loss	748,138	393,773
Benefits paid	(844,559)	(1,108,323)

Benefit obligation, ending	$8,801,743	$7,933,374

Change in Plan Assets
Fair value of assets, beginning	$7,357,406	$7,424,663
Actual return on plan assets	(2,014,810)	697,986
Employer contributions	517,089	343,080
Benefits paid	(844,559)	(1,108,323)

Fair value of assets, ending	$5,015,126	$7,357,406

Reconciliation of Funded Status
Accumulated benefit obligation	$7,735,627	$6,905,310

Projected benefit obligation	$8,801,743	$7,933,374
Fair value of assets	(5,015,126)	(7,357,406)

Funded status at end of year	$(3,786,617)	$(575,968)

Assumptions Used Discount rate	6.125%	6.625%
Rate of increase in compensation	3.50%	4.00%

	Years Ended December 31,
	2008	2007	2006
Net Periodic Pension Expense
Service cost	$236,848	$256,756	$257,724
Interest cost	534,984	488,604	431,744
Expected return on assets	(585,136)	(593,844)	(549,860)
Amortization of unrecognized loss	192,212	188,992	214,968
Settlement Charge	—	280,309	—
Unrecognized past service liability	17,772	17,772	17,772

Net Periodic Pension Expense	$396,680	$638,589	$372,348

Assumptions Used
Discount rate	6.625%	6.25%	5.88%
Rate of increase in compensation	4.00%	3.50%	3.00%
Long-term rate of return on plan assets	8.00%	8.00%	8.00%

At December 31, 2008 and 2007, unrecognized net loss of $5,663,895 and $2,409,792, respectively, and unrecognized prior service cost of $50,475 and $72,690 respectively, were included in accumulated other comprehensive loss in accordance with SFAS No. 158. For the year ended December 31, 2009, $471,768 of net loss and $17,772 of prior service cost are expected to be recognized in pension expense.

PLAN ASSETS

For 2008 and 2007, the Plan’s assets realized an annual return (loss) of (26.3%) and 2.3%, respectively. The weighted-average allocations by asset category are as follows:

	December 31,
	2008	2007
Certificates of deposit	46%	36%
Mutual fund	7%	29%
Mortgage-backed securities	5%	—%
Equity securities	42%	35%

	100%	100%

For 2009, the Company intends to maintain the current asset mix and seeks to achieve an optimal risk/reward profile by limiting market exposure to present levels. Based on an analysis of the current market environment, we project a 3% return from cash, a 5% return from fixed income and a 6% return from equities, for an overall expected return of approximately 5%.

The long-term rate of return on assets assumption is set based on historical returns earned by equities and fixed income securities, adjusted to reflect expectations of future returns as applied to the Plan’s actual target allocation of asset classes. Equities and fixed income securities are assumed to earn real rates of return in the ranges of 5.0% to 8.0% and 1.0% to 5.0%, respectively. Additionally, the long-term inflation rate is projected to be 3%. When these overall return expectations are applied to a typical plan’s target allocation, the result is an expected return of 5% to 8%.

Equity securities include Pamrapo Bancorp, Inc. common stock in the amounts of $369,000 (7.36% of total plan assets) and $828,000 (11.25% of total plan assets) at December 31, 2008 and 2007, respectively.

www.pamrapo.com    29

PAMRAPO BANCORP, INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

CONTRIBUTIONS

The Company expects to contribute, based upon actuarial estimates, approximately $800,000 to the pension plan in 2009.

ESTIMATED FUTURE BENEFIT PAYMENTS

Benefit payments, which reflect expected future service, as appropriate, are expected to be paid for the years ended December 31 as follows:

2009	$482,674
2010	486,551
2011	492,503
2012	518,737
2013	549,098
2014-2018	3,125,552

$5,655,115

SAVINGS AND INVESTMENT PLAN (“SIP”)

The Bank sponsors a SIP pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended, for all eligible employees. Employees may elect to save up to 25% of their compensation of which the Bank will match 25% of the first 10% of the employee’s contribution up to a maximum of 2.5% of compensation. The SIP expense amounted to approximately $52,000, $52,000, and $72,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (“SERP”)

The following tables set forth the SERP’s funded status and components of net periodic SERP cost:

	December 31,
	2008	2007
Measurement Date	December 31, 2008	October 1, 2007
Projected benefit obligation, beginning	$1,763,652	$2,022,107
Adjustment for measurement date change	23,651	—
Interest cost	94,604	118,188
Actuarial gain	(291,133)	(253,565)
Benefit payments	(131,708)	(123,078)

Projected benefit obligation, ending	1,459,066	1,763,652
Plan assets at fair value	—	—

Projected benefit obligation in excess of plan assets	$1,459,066	$1,763,652

Assumptions:
Discount rate	6.125%	6.625%
Rate of increase in compensation	3.50%	4.00%

At December 31, 2008 and 2007, unrecognized net gain of $662,401 and $470,318, respectively and unrecognized prior service cost of $97,969 and $158,124, respectively, were included in accumulated other comprehensive loss in accordance with SFAS No. 158. For the year ended December 31, 2009, $71,736 of net gain and $48,124 of prior service cost are expected to be recognized in SERP expense.

Net periodic SERP cost includes the following components:

	Years Ended December 31,
	2008	2007	2006
Service cost	$—	$—	$—
Interest cost	94,604	118,188	130,116
Amortization of prior service cost	48,124	52,868	92,052
Amortization of unrecognized (gain)	(79,240)	(2,192)	—

Net periodic SERP cost	$63,488	$168,864	$222,168

Benefit payments	$131,708	$123,078	$140,384

Contributions made	$131,708	$123,078	$140,384

Assumptions Used
Discount rate	6.125%	6.625%	5.875%
Rate of increase in compensation	3.50%	4.00%	3.00%
Amortization period (in years)	7.20	6.83	6.88

30    www.pamrapo.com

CONTRIBUTIONS

The Company expects to contribute, based upon actuarial estimates, approximately $210,000 to the SERP plan in 2009.

ESTIMATED FUTURE BENEFIT PAYMENTS

Benefit payments, which reflect expected future service as appropriate, are expected to be paid for the years ended December 31 as follows:

2009	$210,419
2010	210,419
2011	208,788
2012	143,860
2013	143,860
2014-2018	659,300

$1,576,646

STOCK OPTIONS

Stock options granted under a stockholder approved stock option plan may be either options that qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or non-statutory options. Options vest in accordance with the plan and may be exercised up to ten years from the date of grant or within one year after retirement. All options granted will be exercisable in the event the optionee terminates his employment, or due to death or disability. A summary of stock option activities, all of which are vested, follows:

	Number of Options Shares	Range of Exercise Price	Weighted Average Exercise Price
January 1, 2006	101,000	$18.41-29.25	$23.24
Forfeitures	(6,000)	29.25	29.25
Exercised	(28,000)	18.41	18.41

December 31, 2006	67,000	18.41-29.25	24.72
Forfeitures	(3,000)	29.25	29.25
Exercised	—

December 31, 2007	64,000	18.41-29.25	24.51
Forfeitures	(18,000)	18.41-29.25	23.83
Exercised	—

December 31, 2008	46,000	$18.41-29.25	$24.77

As of December 31, 2008, the intrinsic value of options outstanding was $0.

At December 31, 2008 and 2007, the weighted average remaining contractual life of the stock options granted was approximately 4.9 years and 5.1 years, respectively, and stock options for up to 22,380 additional shares of common stock were available for future grants.

www.pamrapo.com    31

PAMRAPO BANCORP, INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 12. Income Taxes

The Bank qualifies as a savings institution under the provisions of the Internal Revenue Code and was therefore, prior to January 1, 1996, permitted to deduct from taxable income an allowance for bad debts based upon eight percent of taxable income before such deduction, less certain adjustments. Retained earnings at December 31, 2008 and 2007, include approximately $6.9 million of such bad debt, which, in accordance with SFAS No. 109, “Accounting for Income Taxes,” is considered a permanent difference between the book and income tax basis of loans receivable, and for which income taxes have not been provided. If such amount is used for purposes other than for bad debt losses, including distributions in liquidation, it will be subject to income tax at the then current rate.

The tax effects of existing temporary differences which give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

	December 31,
	2008	2007
Deferred tax assets:
Allowance for loan losses	$1,856,359	$1,285,208
Benefit plans	2,122,386	868,829
Deferred loan fees	11,863	15,149
Depreciation	316,330	280,051
Reserve for uncollected interest	54,640	54,643
Unrealized loss on securities available for sale	19,300	—

	4,380,878	2,503,880

Deferred tax liabilities:
Unrealized gain on securities available for sale	—	200

Net Deferred Tax Assets	$4,380,878	$2,503,680

The components of income taxes are summarized as follows:

	Years Ended December 31,
	2008	2007	2006
Current expense:
Federal	$2,052,644	$2,627,268	$3,372,510
State	291,421	350,052	517,762

	2,344,065	2,977,320	3,890,272

Deferred tax expense (benefit):
Federal	(470,526)	(366,029)	27,756
State	(149,295)	(107,865)	9,714

	(619,821)	(473,894)	37,470

	$1,724,244	$2,503,426	$3,927,742

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

	Years Ended December 31,
	2008	2007	2006
Federal income tax	$1,422,411	$2,330,929	$3,559,667
Increases in income taxes resulting from
New Jersey income tax, net of federal income tax effect	93,803	159,843	348,134
Other items, net	208,030	12,654	19,941

Effective Income Tax	$1,724,244	$2,503,426	$3,927,742

Effective Income Tax Rate	41.21%	36.52%	37.52%

32    www.pamrapo.com

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

The Bank had the following off-balance sheet arrangements at December 31, 2008 and 2007:

	December 31,
	2008	2007
Commitments to originate loans	$5,353,000	$8,477,000

Unused lines of credit	$11,599,000	$10,617,000

Letters of credit	$1,796,000	$559,000

At December 31, 2008, the outstanding commitments to originate fixed rate loans were $5,168,000 with interest rates ranging from 6.00% to 13.00%. The outstanding commitments to originate adjustable rate loans were $185,000 with interest rates ranging from 3.25% to 4.00%. All commitments are due to expire within ninety days.

At December 31, 2008, undisbursed funds from approved lines of credit under a homeowners’ equity and a commercial equity lending program amounted to approximately $9,601,000 and $1,998,000, respectively. Unless they are specifically cancelled by notice from the Bank, these funds represent firm commitments available to the respective borrowers on demand. The interest rates charged for any month on funds disbursed under these programs range from 0% to 3.00% above the prime rate.

Rental expenses related to the occupancy of premises totaled $585,000, $468,000, and $457,000 for the years ended December 31, 2008, 2007 and 2006, respectively. At December 31, 2008, minimum noncancelable obligations under lease agreements with original terms of more than one year are as follows:

December 31,
2009	492,000
2010	470,000
2011	479,000
2012	488,000
2013	324,000
Thereafter	535,000

$2,788,000

At December 31, 2008 and 2007, the Bank’s loan portfolio included loans totaling $10.8 million and $5.5 million, respectively, which were delinquent ninety days or more. Included in the December 31, 2008 and 2007 total delinquent loans, is the Bank’s largest non-accruing commercial loan of $1.9 million to a local hospital. The loan was originally for $3.0 million with a maturity date of November 15, 2006, which was extended to June 1, 2007. In October, 2006, $1.0 million of the loan was paid and the remaining balance of approximately $1.9 million was secured by a mortgage on real estate. As of December 31, 2008, the $1.9 million loan balance had not been paid. The repayment of the loan is subject to bankruptcy proceedings. In September 2008, the creditor’s committee for the hospital filed a complaint against the Bank seeking to recover the $1.0 million previously paid on the loan and to set aside the mortgage securing the $1.9 million still owed to the Bank. The methodology used to determine the collectability of the hospital loan was based on the fair value of the collateral of the loan. The fair value of the physical collateral was valued on December 15, 2006 at $2.04 million, which was greater than the hospital loan. While management believes that the mortgage on the property is valid, the unsecured creditors in the bankruptcy proceedings

www.pamrapo.com    33

PAMRAPO BANCORP, INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

have brought suit against the Bank charging that the mortgage is a “voidable preference.” Litigation is in the discovery phase. At this point, management believes, based on discussions with its litigation counsel, that the Bank will likely prevail in its defense. However, due to the normal uncertainties of any litigation, the loan $1.9 million has been deemed impaired and is included in the recorded investments in impaired loans with recorded allowances total of $2.6 million and $1.9 million at December 31, 2008 and 2007, respectively, as reflected in Note 5 to the Notes to Consolidated Financial Statements. The hospital property is in close proximity to the Bank and is routinely observed by management. Given the proximity of the property, management’s knowledge of the real estate, and the fact that the appraisal of the property is higher than the carrying value of the loan, the management does not believe that a new appraisal is needed at this time. The Company has not charged off this loan against the allowance for loan losses based on the fact that the loan is collateralized by properties that have a greater value than the carrying amount of the loan. However, due to the uncertainty of any litigation, the Bank decided to establish an allowance for the hospital loan and will continue to monitor this loan and evaluate its collectibility as necessary.

The Company, Bank, Service Corp., and Investment Company are also parties to litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material effect on the consolidated financial position of the Company.

Note 14. Comprehensive Income (Loss)

The components of accumulated other comprehensive (loss) included in stockholders’ equity are as follows:

	At December 31,
	2008	2007
Net unrealized gain (loss) on securities available for sale	$(48,185)	$486
Tax effect	19,300	(200)

Net of tax amount	(28,885)	286

Benefit plans adjustments	(5,149,938)	(2,170,288)
Tax effect	2,059,974	868,114

Net of tax amount	(3,089,964)	(1,302,174)

Accumulated other comprehensive (loss)	$(3,118,849)	$(1,301,888)

The components of other comprehensive income (loss) and related tax effects are presented in the following table:

	Years Ended December 31,
	2008	2007	2006
Unrealized holding losses on securities available for sale:
Unrealized holding losses arising during the year	$(48,671)	$(6,729)	$(36,191)
Reclassification adjustment for gains included in net income	—	—	(430,089)

Net unrealized losses on securities available for sale	(48,671)	(6,729)	(466,280)

Defined benefit pension plan:
Pension losses	2,913,754	292,014	—
Prior service cost	(65,896)	70,640	—
Settlement accounting	—	280,309	—

Net change in defined benefit pension plan accrued expense	2,979,650	501,683	—

Other comprehensive income (loss) before taxes	(3,028,321)	494,954	(466,280)
Tax effect	1,211,360	(197,975)	185,992

Other comprehensive income (loss)	$(1,816,961)	$296,979	$(280,288)

34    www.pamrapo.com

Note 15. Earnings Per Common Share

The following is a summary of the calculation of earnings per share (EPS):

	Years Ended December 31,
	2008	2007	2006
Net income	$2,459,318	$4,352,248	$6,541,867

Weighted average common shares outstanding for computation of basic EPS	4,970,788	4,975,542	4,975,542
Dilutive common-equivalent shares	—	3,110	5,163

Weighted average common shares for computation of diluted EPS	4,970,788	4,978,652	4,980,708

Earnings per common share:
Basic	$0.49	$0.87	$1.31

Diluted	$0.49	$0.87	$1.31

Note 16. Fair Values of Financial Instruments

The carrying amounts and fair value of the financial instruments are as follows:

	December 31,
	2008		2007
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
	(In Thousands)
Financial assets:
Cash and cash equivalents	$13,587	$13,587	$66,896	$66,896
Securities available for sale	771	771	917	917
Investment securities held to maturity	11,350	10,831	10,377	10,650
Mortgage-backed securities held to maturity	117,428	119,920	123,907	121,422
FHLB stock	5,160	5,160	4,996	4,996
Loans receivable	437,554	454,149	439,053	447,980
Interest receivable	2,884	2,884	2,738	2,738

Financial liabilities:
Deposits	443,999	447,734	507,961	509,052
Advances	89,500	94,830	84,000	86,111
Interest payable	359	359	424	424

www.pamrapo.com    35

PAMRAPO BANCORP, INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

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

Securities: The fair value of securities available for sale (carried at fair value) and held to maturity (carried at amortized cost) are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities, but rather by relying on the securities’ relationship to other benchmark quoted prices. For certain securities which are not traded in active markets are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence (Level 3). In the absence of such evidence, management’s best estimate is used. Management’s best estimate consists of both internal and external support on certain Level 3 investments. Internal cash flow models using a present value formula that includes assumptions market participants would use along with indicative exit pricing obtained from broker/dealers (where available) were used to support fair values of certain Level 3 investments.

FHLB stock: The estimated fair value of the Bank’s investment in FHLB stock is deemed equal to its carrying value, which represents the price at which it may be redeemed.

Loans receivable (carried at cost): The fair values of loans are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Generally, for variable rate loans that reprice frequently and with no significant change to credit risk, fair values are based on carrying values.

Deposit liabilities (carried at cost): The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits.

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

In September 2006, the FASB issued SFAS Statement No. 157, “Fair Value Measurements,” which defines

36    www.pamrapo.com

fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements. The primary effect of SFAS 157 on the Company was to expand the required disclosures pertaining to the methods used to determine fair values upon adoption on January 1, 2008.

In December 2007, the FASB issued FASB Staff Position 157-2, Effective Date of FASB Statement No. 157 (“FSP 157-2”). FSP 157-2 delays the effective date of SFAS 157 for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. As such, the Corporation only partially adopted the provisions of SFAS 157, and will begin to account and report for non-financial assets and liabilities in 2009. In October 2008, the FASB issued FASB Staff Position 157-3, Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active (“FSP 157-3”), to clarify the application of the provisions of SFAS 157 in an inactive market and how an entity would determine fair value in an inactive market. FSP 157-3 is effective immediately and applies to the Corporation’s December 31, 2008 consolidated financial statements. The adoption of SFAS 157 and FSP 157-3 had no impact on the amounts reported in the consolidated financial statements.

SFAS 157 establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under SFAS 157 are as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2: Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported with little or no market activity).

An asset or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

For assets measured at fair value on a recurring and non-recurring basis, the Company’s fair value measurements by level within the fair value hierarchy used at December 31, 2008 are as follows:

Description	December 31, 2008	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In Thousands)
Recurring:
Securities available for sale	$771	$—	$771	$—
Non-recurring:
Impaired loans	1,501	—	—	1,501
Foreclosed assets	426	—	—	426

Total	$2,698	$—	$771	$1,927

www.pamrapo.com    37

PAMRAPO BANCORP, INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

The following valuation techniques were used to measure fair value of assets in the table above not previously disclosed.

Impaired loans — Loans included in the above table are those that are accounted for under SFAS 114, “Accounting by Creditors for Impairment of a Loan,” in which the Company has measured impairment generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements. The fair value consists of the loan balances less valuation allowance as determined under SFAS 114. The fair value consists of loan balances of $1,501,00, net of valuation allowances of $1,086,000. During the year ending December 31, 2008, additional provision for loan losses of $405,000 were recorded.

Foreclosed assets — Fair value of foreclosed assets was based on independent third party appraisals of the properties. These values were identified based on the sales prices of similar properties in the proximate vicinity. Foreclosed assets were written down by $70,000 and cost capitalized were $10,000 during the year ended December 31, 2008.

Note 17. Parent Company Financial Information

STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2008	2007
Assets
Cash and cash equivalents	$3,029,075	$4,413,918
Investment in subsidiary	51,459,657	54,146,766
Refundable income taxes	277,955	140,595
Other assets	5,963	—

Total Assets	$54,772,650	$58,701,279

Liabilities and Stockholders’ Equity

Liabilities, other	$94,400	$61,805

Stockholders’ equity
Common stock	69,000	69,000
Paid-in capital	19,339,615	19,339,615
Retained earnings	61,928,289	63,711,451
Accumulated other comprehensive loss	(3,118,849)	(1,301,888)
Treasury stock, at cost	(23,539,805)	(23,178,704)

Total Stockholders’ Equity	54,678,250	58,639,474

Total Liabilities and Stockholders’ Equity	$54,772,650	$58,701,279

38    www.pamrapo.com

STATEMENTS OF INCOME

	Years Ended December 31,
	2008	2007	2006
Dividends from subsidiary	$3,800,000	$3,800,000	$5,000,000
Interest income	2,592	2,823	3,160

Income before Expenses	3,802,592	3,802,823	5,003,160
Non-interest expenses	818,026	414,257	344,580

Income before Equity in Undistributed Earnings of Subsidiary and Income Tax Benefit	2,984,566	3,388,566	4,658,580
Equity in undistributed earnings of subsidiary	(801,123)	825,167	1,768,604

Income before Income Tax Benefit	2,183,443	4,213,733	6,427,184
Income Tax Benefit	(275,875)	(138,515)	(114,683)

Net Income	$2,459,318	$4,352,248	$6,541,867

STATEMENTS OF CASH FLOWS
	Years Ended December 31,
	2008	2007	2006
Cash Flows from Operating Activities
Net income	$2,459,318	$4,352,248	$6,541,867
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings (loss) of subsidiary	801,123	(825,167)	(1,768,604)
(Increase) in other assets	(5,963)	—	—
(Increase) decrease in refundable income taxes	(137,360)	(23,832)	(30,347)
Increase (decrease) in other liabilities	32,595	2,125	(730)

Net Cash Provided by Operating Activities	3,149,713	3,505,374	4,742,186

Cash Flows from Financing Activities
Cash dividends paid	(4,173,455)	(4,577,499)	(4,577,499)
Sale of treasury stock	—	—	515,480
Purchase of treasury stock	(361,101)	—	(644,620)

Net Cash Used in Financing Activities	(4,534,556)	(4,577,499)	(4,706,639)

Net (Decrease) Increase in Cash and Cash Equivalents	(1,384,843)	(1,072,125)	35,547
Cash and Cash Equivalents – Beginning	4,413,918	5,486,043	5,450,496

Cash and Cash Equivalents – Ending	$3,029,075	$4,413,918	$5,486,043

www.pamrapo.com    39

PAMRAPO BANCORP, INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18. Quarterly Financial Data (Unaudited)

	Year Ended December 31, 2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In Thousands, Except Per Share Amounts)
Interest income	$9,121	$8,764	$8,661	$8,669
Interest expense	4,436	4,016	3,514	3,439

Net Interest Income	4,685	4,748	5,147	5,230
Provision for loan losses	78	151	352	1,049

Net Interest Income after Provision for loan losses	4,607	4,597	4,795	4,181
Non-interest income	538	555	640	690
Non-interest expenses	3,544	3,625	4,426	4,825

Income before Income Taxes	1,601	1,527	1,009	46
Income taxes	591	564	398	171

Net Income (Loss)	$1,010	$963	$611	$(125)

Net income per common share:
Basic	$0.20	$0.20	$0.12	$(0.03)

Diluted	$0.20	$0.20	$0.12	$(0.03)

Dividends per common share	$0.23	$0.23	$0.23	$0.15

	Year Ended December 31, 2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In Thousands, Except Per Share Amounts)
Interest income	$9,330	$9,276	$9,298	$9,198
Interest expense	4,409	4,540	4,580	4,553

Net Interest Income	4,921	4,736	4,718	4,645
Provision for loan losses	195	175	150	150

Net Interest Income after Provision for loan losses	4,726	4,561	4,568	4,495
Non-interest income	664	643	505	534
Non-interest expenses	3,441	3,388	3,257	3,755

Income before Income Taxes	1,949	1,816	1,816	1,274
Income taxes	723	663	671	446

Net Income	$1,226	$1,153	$1,145	$828

Net income per common share:
Basic	$0.25	$0.23	$0.23	$0.17

Diluted	$0.25	$0.23	$0.23	$0.17

Dividends per common share	$0.23	$0.23	$0.23	$0.23

See also Note 22 to Consolidated Financial Statements for discussion on non-interest income.

40    www.pamrapo.com

Note 19 – Regulatory Update

The Bank is subject to a range of bank regulatory compliance obligations. In connection with a routine compliance examination by the Office of Thrift Supervision (“OTS”), certain deficiencies were identified. The Bank has and continues to take steps to remediate these deficiencies and to strengthen the Bank’s overall compliance programs. The Bank agreed to a cease and desist order (the “Order”) issued by the OTS on September 26, 2008 as a result of issues relating to the Bank’s compliance with certain laws and regulations, including the Bank Secrecy Act and Anti-Money Laundering (“BSA/AML”). The Order did not identify or relate to any issues regarding the safety and soundness of the Bank.

The Order requires the Bank to strengthen its BSA/AML Program, to strengthen its Compliance Maintenance Program and internal controls related to those matters, and to take certain other actions identified by the OTS in the Order. The Bank has implemented initiatives to enhance, among other things, its BSA/AML Program and its Compliance Management Program in accordance with the requirements of the Order.

Note 20 – Sale of Branch Office

On March 6, 2009, the Bank completed its transaction for the sale of assets and transfer of liabilities of the Bank’s Fort Lee, New Jersey banking office, as well as assignment of the lease for that office, to NewBank, a New York chartered commercial bank located in Flushing, New York. As of that date, the deposits of the Bank’s Fort Lee branch were approximately $14.5 million. The purchase price for the assets of the branch, which was offset against the amount owed to NewBank for assuming the branch’s deposits, was $500,000 and a cash payment for the loans being purchased, which had a net book value of $13,000 at the time of sale. The Bank recorded a gain of approximately $492,000 as a result of the sale.

Note 21 – Stock Repurchase Program

In the fourth quarter of 2008, Pamrapo Bancorp, Inc. repurchased 40,000 shares under its previous share repurchase program that was announced on August 22, 2000, at an average price of $9.00, leaving only 1,465 shares remaining that may be repurchased under that program as of December 31, 2008. Pamrapo Bancorp, Inc. announced on February 3, 2009 that its Board of Directors has authorized the repurchase of up to 5% of its outstanding common stock, or approximately 246,700 shares.

www.pamrapo.com    41

PAMRAPO BANCORP, INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 22: Commissions from Sale of Financial Products

Commissions from sale of financial products includes commissions received by Pamrapo Service Corporation (“Corporation”), a wholly-owned subsidiary of the Bank, due to the sale of products such as securities, life insurance, and annuities. Commissions received related to securities are received from a third-party broker dealer. Pursuant to the Corporation’s policies, such commissions are to be paid directly to the Corporation, which, in conjunction with the Bank, then determines the amount of commission payments to be made to the Corporation’s employees and agents.

As of March 12, 2009, the Company and the Bank were aware of the following information relating to certain commission payments made to the manager of the Corporation (the “Manager”). The information presented below is based upon the knowledge and understanding of the individuals who conducted internal inquiries into this matter. The Bank has hired an independent auditor to conduct a forensic audit of the Corporation’s business records, the outcome of which cannot be determined at this time. Subsequent to March 12, 2009, additional information may be discovered, or may come to light, that could affect the accuracy of the following information relating to the commissions.

In August 2008, the Bank discovered that 100% of certain commissions from a third-party broker were paid directly to the Manager. These direct payments constituted a change in commission structure, which was made without the approval of the board of directors of the Corporation, as required by its policies and procedures. Based upon the Corporation’s policies in effect at the time, 100% of these commissions were to be paid directly to the Corporation and then 50% were to be distributed by the Corporation to the Manager. Following such internal inquiries, the Bank determined that $270,357 was owed by the Manager to the Corporation for commissions paid directly to the Manager for the period from August 2007 to December 2008.

The $270,357 was calculated as follows. For the period from August 2007 to August 2008, the Bank determined that the Manager owed $168,016. This amount is the Corporation’s 50% share of the commissions had the Corporation directly received the payment from the third-party broker and then provided the Manager his 50% share of the commissions. For the period from September 2008 to December 2008, the Bank determined that the Manager owed $102,341. This amount represented 100% of the commissions the Manager received from the third-party broker for this period. The Bank sought repayment of the entire amount for the following reason. During the internal inquiry, the Bank discovered that the Manager received commissions from September 2008 to December 2008 directly from the third-party broker. Additionally, on December 10, 2008, the Manager received $91,667 as a salary payment for the period from September 2008 to December 2008, based upon an annual salary of $275,000 pursuant to an arrangement established in November 2008.

The $270,357 was paid to the Corporation as follows. On December 3, 2008, the Manager paid $160,000 of the amount owed to the Corporation. On December 10, 2008, the Manager paid $50,000 of the amount owed to the Corporation. On February 4, 2009, the Manager paid the remaining $60,357 of the amount owed to the Corporation.

The Company and the Bank have determined that a restatement of previously issued financial statements is not necessary with respect to this matter because the income statement effect was not deemed to be material to any given period. Specifically, the income before income taxes, related income tax expense, net income, and earnings per common share were deemed not material to any of the quarters ended September 30, 2007, December 31, 2007, March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008. The Company and the Bank determined to record the amount of $270,357 in the fourth quarter of 2008. Depending upon the result of the forensic audit, the Company and the Bank may need to record additional amounts and reevaluate whether a restatement of certain financial statements is necessary.

During February 2009, the Corporation discovered additional commissions in the amount of $52,647 that may be owed to the Corporation. The commissions related to the periods from August 2007 to October 2007 and November 2008. This additional amount was not recorded in the 2008 Consolidated Financial Statements.

42    www.pamrapo.com

Selected Consolidated Financial Condition and Operating Data of the Company

	At December 31,
Financial condition data:	2004	2005	2006	2007	2008
	(In Thousands)
Total amount of:
Assets	$639,899	$646,086	$636,560	$657,428	$598,012
Loans receivable	395,800	438,250	454,859	439,053	437,554
Securities available for sale	3,639	3,321	1,170	917	771
Mortgage-backed securities	200,077	167,009	141,053	123,907	117,428
Investment securities	9,309	10,287	9,168	10,377	11,350
Deposits	489,350	474,003	469,941	507,961	443,999
Advances and other borrowed money	89,000	106,400	101,000	84,000	89,500
Stockholders’ equity	55,114	58,616	58,568	58,639	54,678

	Year Ended December 31,
Operating data:	2004	2005	2006	2007	2008
	(In Thousands)
Interest income	$35,983	$36,517	$37,537	$37,102	$35,215
Interest expense	11,391	12,430	15,981	18,082	15,405

Net interest income	24,592	24,087	21,556	19,020	19,810
Provision for loan losses	82	110	—	670	1,630
Non-interest income	2,599	2,541	2,798	2,347	2,423
Non-interest expenses	13,792	13,543	13,884	13,841	16,420
Income taxes	5,373	5,011	3,928	2,504	1,724

Net income	$7,944	$7,964	$6,542	$4,352	$2,459

Net income per share
Basic	$1.60	$1.60	$1.31	$0.87	$0.49
Diluted	1.59	1.60	1.31	0.87	0.49

Dividends per share	$0.84	$0.88	$0.92	$0.92	$0.84

Dividend payout ratio	52.60%	54.97%	69.97%	105.18%	169.70%

www.pamrapo.com    43

PAMRAPO BANCORP, INC. & SUBSIDIARIES

Selected Consolidated Financial Condition and Operating Data of the Company

	As of or For Year Ended December 31,
Selected Financial Ratios:	2004	2005	2006	2007	2008
Return on average assets	1.24%	1.24%	1.02%	0.69%	0.40%
Return on average equity	15.00%	14.06%	10.95%	7.35%	4.22%
Average equity/average assets	8.26%	8.82%	9.29%	9.37%	9.44%
Interest rate spread	3.66%	3.52%	3.00%	2.56%	2.83%
Net yield on average interest-earning assets	3.92%	3.84%	3.43%	3.07%	3.28%
Non-interest expenses to average assets	2.15%	2.11%	2.16%	2.19%	2.66%
Equity/total assets	8.61%	9.07%	9.20%	8.92%	9.14%
Capital ratios:
Tangible	7.92%	8.18%	8.59%	8.43%	9.14%
Core	7.92%	8.18%	8.59%	8.43%	9.14%
Risk-based	15.89%	15.25%	15.68%	15.82%	15.25%
Non-performing loans to total assets	0.41%	0.30%	0.36%	0.83%	1.81%
Non-performing loans to loans receivable	0.67%	0.44%	0.50%	1.25%	2.44%
Non-performing assets to total assets	0.41%	0.30%	0.36%	0.91%	1.88%
Allowance for loan losses to non-performing loans	96.44%	139.93%	116.32%	57.54%	43.12%
Average interest-earning assets/average interest-bearing liabilities	1.14x	1.16x	1.17x	1.17x	1.18%
Net interest income after provision for loan losses to non-interest expenses	1.79x	1.77x	1.55x	1.33x	1.11%

44    www.pamrapo.com

Stockholder Information

MARKET FOR COMMON STOCK AND RELATED MATTERS

Pamrapo Bancorp, Inc.’s common stock is presently quoted on The NASDAQ GM under the symbol “PBCI.” At March 9, 2009, the Company’s 4,935,542 outstanding shares of common stock were held by approximately 1,600 persons or entities.

The following table sets forth the high and low closing sales price per common share for the periods indicated.

	Closing Prices
Quarter Ended	High	Low
March 31, 2007	$24.87	$22.00
June 30, 2007	22.72	19.66
September 30, 2007	19.74	17.26
December 31, 2007	22.25	18.00
March 31, 2008	20.43	14.36
June 30, 2008	16.62	14.27
September 30, 2008	15.50	10.20
December 31, 2008	10.92	7.36

Dividends were paid as follows:
March, 2007	$.23
June, 2007	.23
September, 2007	.23
December, 2007	.23
March, 2008	.23
June, 2008	.23
September, 2008	.23
December, 2008	.15

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

www.pamrapo.com    45

PAMRAPO BANCORP, INC. & SUBSIDIARIES

Stock Performance Chart

The following graph shows a five year comparison of shareholder return on the Company’s Common Stock with the cumulative total returns of companies on the Russell 2000 Index and the SNL NASDAQ Thrift Index. Total return assumes the reinvestment of all dividends. The graph assumes $100 was invested on December 31, 2003.

COMPARATIVE FIVE-YEAR TOTAL RETURNS

Pamrapo Bancorp, Inc., Russell 2000 Index, SNL NASDAQ Thrift Index

(Performance Results Through 12/31/08)

	Period Ending
Index	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08
Pamrapo Bancorp, Inc.	100.00	100.92	91.05	104.38	93.59	37.28
Russell 2000	100.00	118.33	123.72	146.44	144.15	95.44
SNL Thrift NASDAQ	100.00	112.60	112.12	133.74	116.31	112.57

Source: SNL Financial LC, Charlottesville, VA (434) 977-1600 © 2009 www.snl.com

www.pamrapo.com    46